Form 10-K, Exhibit 13
period 1993-12-31
SIGNET BANKING CORP
filed 1994-03-30
CIK 9659

Signet Banking Corporation and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations-1993 Compared to 1992

Introduction
Signet Banking Corporation ("Signet" or "the Company"), with headquarters in Richmond, Virginia, is a registered multi-bank, multi-state holding company listed on the New York Stock Exchange under the symbol SBK. At December 31, 1993, Signet had assets of $11.8 billion and provided financial services through three principal subsidiaries: Signet Bank/Virginia, headquartered in Richmond, Virginia; Signet Bank/Maryland, headquartered in Baltimore, Maryland; and Signet Bank N.A., head-quartered in Washington, D.C.

Signet is engaged in the general commercial and consumer banking businesses and provides a full range of financial services to individuals, businesses and organizations through 239 banking offices, 243 automated teller machines and a 24-hour full-service Telephone Banking Center. Signet is a major issuer of credit cards, offering a broad spectrum of card products designed to meet the unique needs of differing market segments. Signet also offers investment services including municipal bond, government, federal agency and money market sales and trading, foreign exchange trading and discount brokerage. In addition, an international operation concentrating on trade finance, specialized services for trust, leasing, asset based lending, cash management, real estate, insurance, consumer financing and investment banking are offered. Signet's primary market area extends from Baltimore to Washington, south to Richmond, and on to Hampton Roads/Tidewater Virginia. Signet's credit card business operates nationally.

Signet's recent financial performance has been affected by several notable events. In 1993, Signet reported record earnings resulting from a combination of higher net interest income and increased non-interest revenue driven primarily by the outstanding success of its credit card business. Additionally, improved credit quality and lower charge-offs resulted in reduced levels of loan loss provisions. During 1993, Signet's managed credit card portfolio increased 127%, or $2.9 billion, from year-end 1992 and totaled $5.1 billion at December 31, 1993. Signet securitized $2.3 billion of this growth during 1993. On June 23, 1993, the Company declared a two-for-one split of its common stock in the form of a 100% stock dividend. One additional share of stock was issued on July 27, 1993, for each share held by stockholders of record at the close of business on July 6, 1993. All per share data in this Report have been adjusted to reflect this stock split. In recognition of the Company's excellent earnings, improved asset quality and capital strength, the Board of Directors increased the common stock dividend twice during 1993 by a total of 67%, from an annual rate of $.60 per share at the end of 1992 to $1.00 per share by year-end 1993. During 1992, Signet completed the successful conversion of existing automated applications (except credit card and commercial loans) to an integrated system. The Company also increased the common stock dividend by 50% in 1992, from an annual rate of $.40 to $.60 per share.

A detailed discussion of the 1993 operating results and financial condition at December 31, 1993 follows and is intended to help readers analyze the accompanying Consolidated Financial
Statements and related Notes. A Glossary of Financial Terms has also been included in this Report.

Summary of Performance
Signet reported record consolidated net income for 1993 of $174.4 million, or $3.06 per share, compared with $109.2 million, or $1.96 per share, in 1992. The 1993 performance reflected improved net interest margins and substantial growth in non-interest sources of revenues, primarily resulting from the strong growth in the Company's credit card business and significant improvement in asset quality, which was due primarily to the success of the Accelerated Real Estate Asset Reduction Program ("the Program"). The Program was established at the end of 1991 to enable the Company to reduce problem real estate assets and minimize their impact


Table 1
Selected Financial Data
                                                                                                                    Five Year
                                                                                                                     Compound
                                              1993          1992       1991        1990       1989       1988       Growth Rate
Summary of Operations
(dollars in thousands-except per share)
Net interest income-taxable equivalent      $545,093    $454,912    $420,026     $469,807     $462,185     $439,909    4.38%
Less:  taxable equivalent adjustment          15,753      19,302      22,056       25,879       27,325       28,353  (11.09)
Net interest income                          529,340     435,610     397,970      443,928      434,860      411,556    5.16
Provision for loan losses(1)                  47,286      67,794     287,484      182,724       58,530       54,637   (2.85)
Net interest income after provision for
 loan losses                                 482,054     367,816     110,486      261,204      376,330      356,919    6.20
Non-interest operating income(2)             361,118     280,988     248,537      188,571      175,810      200,037   12.54
Securities available for sale gains            3,913      10,504      94,666                                            N/M
Investment securities gains (losses)             405     (17,951)     (1,445)      12,971        9,438       14,063     N/M
Total non-interest income                    365,436     273,541     341,758      201,542      185,248      214,100   11.29
Non-interest expense(3)                      598,316     499,239     508,925      414,535      395,061      375,197    9.78
Income (loss) before income taxes (benefit)  249,174     142,118     (56,681)      48,211      166,517      195,822    4.94
Applicable income taxes (benefit)(4)          74,760      32,918     (30,934)       6,833       43,197       43,354   11.51
Net income (loss)                           $174,414    $109,200    $(25,747)    $ 41,378     $123,320     $152,468    2.73
Per common share(5):
   Net income (loss)                        $   3.06    $   1.96    $   (.48)    $    .78     $   2.27     $   2.85    1.43
   Cash dividends declared(6)                    .80         .45         .30          .78          .76          .69    3.00
   Book value at year-end                      17.04       14.77       13.17        13.83        14.07        12.54    6.32
Average common shares outstanding(5)      56,920,090  55,727,358  53,994,340   53,026,764   53,372,898   52,097,036    1.79

Selected Average Balances
(dollars in millions)











Assets                                    $   11,617     $11,168    $ 11,534     $ 12,349     $ 11,467    $  11,012    1.08
Earning assets                                10,553      10,181      10,538       11,374       10,518       10,145     .79
Temporary investments                          2,443       2,447       3,592          989          725          601   32.38
Investment securities                          1,904       2,115         875        3,168        2,877        2,810   (7.49)
Loans (net of unearned income)                 6,206       5,618       6,071        7,218        6,916        6,734   (1.62)
Deposits                                       7,733       7,886       8,362        7,900        7,341        7,552     .47
Long-term borrowings                             287         298         318          353          320          275     .86
Interest bearing liabilities                   9,121       9,000       9,506       10,291        9,344        9,030     .20
Common stockholders' equity                      889         768         750          755          709          592    8.47
Managed credit card portfolio(7)               3,530       1,709       1,606        1,474        1,241        1,091   26.50


Selected Year-End Balances
 (dollars in millions)
Assets                                    $   11,849     $12,093   $  11,239     $ 11,405     $ 12,476     $ 11,002
Earning assets                                10,745      11,010       9,443       10,291       11,417       10,026
Temporary investments                          2,665       3,128       1,659        3,241          810          544
Investment securities                          1,770       2,073       1,900          605        3,392        2,575
Loans (net of unearned income)                 6,310       5,809       5,884        6,445        7,215        6,907
Deposits                                       7,821       7,823       8,481        8,344        7,595        7,546

Long-term borrowings                             266         298         299          350          361          273
Interest bearing liabilities                   9,167       9,684       9,031        9,272       10,145        8,785
Common stockholders' equity                      965         827         712          736          751          663
Managed credit card portfolio(7)               5,098       2,244       1,700        1,580        1,418        1,200
Operating Ratios
Net income to:
   Average common stockholders' equity         19.62%      14.22%        N/M         5.48%       17.12%       25.13%
   Average total stockholders' equity          19.62       14.22         N/M         5.48        16.81        23.39
   Average assets                               1.50         .98         N/M          .34         1.08         1.38

Total stockholders' equity to assets
 (average)                                      7.65        6.88        6.50%        6.11         6.40         5.92
Loans to deposits (average)                    80.26       71.24       72.92        91.36        94.20        89.16
Net loan losses to average loans                 .91        2.34        2.03         1.51          .74         1.42
Net interest spread(8)                          4.76        4.05        3.40         3.41         3.49         3.53
Net yield margin(8)                             5.17        4.47        3.98         4.13         4.39         4.33

At year-end:
   Allowance for loan losses to loans           4.01        4.57        5.60         2.54         1.30         1.25
   Allowance for loan losses to
      non-performing loans                    342.63      228.25      156.84       117.15       116.53       162.23

(1) 1991 included a special provision of $146.6 million to accelerate the reduction of real estate assets.
(2) 1989 included a $16.3 million gain on the sale of credit card accounts and 1988 included a $47.0 million gain on the sale of a subsidiary.
(3)   1993, 1992 and 1991 included provisions of $ 7.4 million,
$15.5 million and $71.9 million, respectively, to the reserve for foreclosed properties, which had December 31, 1993, 1992 and 1991 balances of $ 5.7 million, $10.6 million and $41.6 million, respectively. 1993, 1992, 1991, 1990 and 1989 included $55.8 million, $23.1 million, $14.6 million, $21.4 million and $14.5 million, respectively, of credit card solicitation expenses.











(4) Income taxes (benefit) applicable to net securities available for sale gains and investment securities gains (losses) were as follows: 1993-$1.5 million; 1992-($2.5) million; 1991-
$32.9 million; 1990-$4.6 million; 1989-$3.3 million; and 1988-
$5.2 million. Additionally, 1992 included $6.3 million of recaptured alternative minimum tax, 1990 included
$6.3 million of alternative minimum tax and 1988 included $12.0 million of tax benefits related to the 1987 less developed countries loan loss provisions.
(5) The per common share and common shares outstanding data reflect a two-for-one common stock split in the form of a dividend which was declared on June 23, 1993 to shareholders of record July 6, 1993 and distributed July 27, 1993.
(6) In March, 1991, Signet announced that, thereafter, its dividend declaration would be made in the month following the end of each quarter instead of in the last month of each quarter.
As a result, 1991 included only three dividend declarations;
however, four dividend payments were made.
(7) Managed credit card portfolio includes credit card loans, credit card loans held for sale and securitized credit card loans.
(8) Net interest spread and net yield margin were calculated on a taxable equivalent basis, using a tax rate of 35% for 1993 and 34% for 1992, 1991, 1990, 1989 and 1988.





on future earnings. Since the commencement of the Program, the Company has reduced the assets in the Program by 65%, within the discounts originally provided, thereby accomplishing the Program's objective. As a result, the Company terminated the Program effective January 1, 1994. The remaining assets will be assigned to work out units. During 1993, the Company reduced its overall risk real estate exposure (construction loans, commercial mortgage loans and foreclosed properties) by $311.9 million and non-performing assets declined by $64.6 million to total $116.5 million at December 31, 1993. Profitability measures reflected the record level of earnings in 1993 as return on assets ("ROA") was 1.50% and return on common stockholders' equity ("ROE") was 19.62%. These impressive ratios are indicative of Signet's improved performance and compare very favorably with the .98% ROA and 14.22% ROE achieved in 1992.

Taxable equivalent net interest income of $545.1 million was the principal component of earnings and reflected an increase of $90.2 million from the 1992 level. This increase was due primarily to the significant growth in the credit card portfolio and wider net interest spreads during the year. The net yield margin for 1993 was 5.17%, a 70 basis point increase from 1992. The provision for loan losses of $47.3 million represented a significant decrease from the 1992 level of $67.8 million as credit quality improved. Non-interest operating income totaled $361.1 million for 1993, a 29% increase over the prior year. The growth resulted from increases in nearly all sources of non-interest income, with the largest dollar increase being in the credit card servicing income category. During 1993, Signet recognized net securities gains of $4.3 million compared with net losses of $7.4 million in 1992. Non-interest expense increased $99.1 million from the previous year due in large part to an increase of $32.7 million in expenses related to the credit



Table 2
Net Interest Income Analysis
taxable equivalent basis(1)
                                 Year Ended             1993 vs 1992                 Year Ended           1992 vs. 1991
                                December 31      Increase     Change due to(3)      December 31   Increase      Change due to(3)
(in thousands)                1993      1992     (Decrease)   Volume      Rates        1991       (Decrease)    Volume     Rates
Interest income:
Loans, including fees:(2)
Commercial                  $158,587   $181,600  $(23,013)  $(10,529)  $(12,484)   $220,910     $  (39,310)   $ (9,522)  $(29,788)
Credit card                  215,607    110,864   104,743    133,532    (28,789)    104,204          6,660      12,855     (6,195)
Other consumer                95,273    103,948    (8,675)       656     (9,331)    131,417        (27,469)     (8,851)   (18,618)
Real estate-construction      31,590     53,812   (22,222)   (23,056)       834      94,942        (41,130)    (23,462)   (17,668)
Real estate-commercial
 mortgage                     47,757     50,147    (2,390)       305     (2,695)     57,769         (7,622)       (250)    (7,372)
Real estate-residential
 mortgage                      7,634      9,801    (2,167)    (1,678)      (489)     13,030         (3,229)     (3,071)      (158)
Total loans                  556,448    510,172    46,276     52,791     (6,515)    622,272       (112,100)    (44,377)   (67,723)
Interest bearing deposits
 with other banks             12,031     24,103   (12,072)   (14,273)     2,201      42,154        (18,051)     (5,198)   (12,853)
Federal funds and resale
 agreements                   23,196     29,984    (6,788)    (2,775)    (4,013)     39,397         (9,413)      7,870    (17,283)
Other temporary investments  101,631     74,412    27,219     28,034       (815)    204,443       (130,031)    (93,510)   (36,521)
Investment securities-
 taxable                      93,806    112,087   (18,281)   (10,704)    (7,577)     40,642         71,445      78,450     (7,005)
Investment securities-
 nontaxable                   32,366     35,806    (3,440)    (3,630)       190      36,734           (928)     (1,397)        469
 Total interest income       819,478    786,564    32,914     28,826      4,088     985,642       (199,078)    (32,469)  (166,609)
Interest expense:
Money market and interest
 checking                     22,544     27,638    (5,094)     2,485     (7,579)     33,473         (5,835)      6,766    (12,601)
Money market savings          45,463     64,500   (19,037)    (5,504)   (13,533)     92,383        (27,883)     10,815    (38,698)
Savings accounts              24,079     21,189     2,890      6,914     (4,024)     21,115             74       5,472     (5,398)
Savings certificates          58,514    102,519   (44,005)   (18,376)   (25,629)    227,644       (125,125)    (34,874)   (90,251)
Large denomination
 certificates                 10,970     13,936    (2,966)       207     (3,173)     46,022        (32,086)    (24,866)    (7,220)
Foreign                        6,627        994     5,633      5,750       (117)      2,573         (1,579)       (621)      (958)
Total interest on
 deposits                    168,197    230,776   (62,579)   (10,309)   (52,270)    423,210       (192,434)    (32,048)  (160,386)
Federal funds and
 repurchase agreements        63,986     65,561    (1,575)     8,553    (10,128)    104,067        (38,506)      2,265    (40,771)
Other short-term borrowings   25,521     15,899     9,622     10,081       (459)     14,289          1,610       3,305     (1,695)
Long-term borrowings          16,681     19,416    (2,735)      (728)    (2,007)     24,050         (4,634)     (1,387)    (3,247)











 Total interest expense      274,385    331,652   (57,267)     4,382    (61,649)    565,616       (233,964)    (28,765)  (205,199)
 Net Interest Income        $545,093   $454,912   $90,181   $ 16,860   $ 73,321    $420,026       $ 34,886    $(14,731)   $ 49,617

(1) Total income from earning assets includes the effects of taxable equivalent adjustments, using a tax rate of 35% for 1993 and 34% for 1992 and 1991 in adjusting interest on the tax-exempt loans and securities to taxable equivalent basis.
(2) Includes fees on loans of approximately $24,440, $19,305 and $18,916 for 1993, 1992, and 1991, respectively.
(3) The change in interest due to both volume and rates has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each. The changes in income and expense are calculated independently for each line in the schedule. The totals for the volume and rate columns are not the sum of the individual lines.



card account solicitation program. Sizable increases in staff-related expenses arose mainly from increasing the number of employees to support the growth in the managed credit card portfolio, higher accruals for profit-based compensation which stemmed from record
1993 earnings and the expense related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." Table 1 shows selected financial data for the past six years and five-year compound growth rates.

Income Statement Analysis
Net Interest Income
Taxable equivalent net interest income, Signet's primary contributor to earnings, was $545.1 million for 1993, an increase of $90.2 million, or 20%, over 1992. The overall improvement in net interest income reflected the impact of strong growth in the credit card portfolio and significantly lower cost of funds, offset in part by lower yields on all earning assets categories resulting from declining market interest rates.
The discussion of net interest income should be read in conjunction with Table 2-Net Interest Income Analysis and Table 7-Average Balance Sheet.

Average earning assets totaled $10.6 billion for 1993, an increase of 4% from the previous year. The credit card securitizations reduced the earning assets growth. Adding average securitized credit card loans to both years' average earning assets would result in a 7% increase from year-to-year. The credit card, real estate mortgage-commercial and other consumer loan categories experienced increases in average balances in 1993. Decreases occurred in the commercial, real estate-construction and real estate-residential mortgage categories of the loan portfolio, generally reflecting the sluggish economy, commercial and consumer customers' desire to reduce debt and the successful efforts of the Program to reduce real estate loans. Investment securities declined by $212 million on average over











1992 as securities were called or matured. Temporary invest ments, other than credit card loans held for sale (securitization), declined
$399 million from 1992 as Signet redeployed these assets into higher yielding credit card loans. Credit card loans held for sale (securitization), which are included in other temporary investments, averaged $394 million for 1993. There were no credit card loans classified as held for sale for 1992. See a more detailed discussion of Earning Assets elsewhere in this Report.

Average interest bearing liabilities rose 1% to $9.1 billion for 1993. Declines in savings certificates, money market savings and long-term borrowings were offset by growth in savings accounts, money market and interest-checking, and purchased funds categories (other than long-term borrowings). In 1993, average core deposits of $7.3 billion declined 4% from the prior year and represented 69% of average earning assets and 117% of average loans. The mix in core deposits changed as depositors responded to lower interest rates by shortening the maturities of and transferring from savings certificates into money market and demand products. Non-interest bearing demand deposits increased 12%, on average, during 1993. See a more comprehensive discussion of Funding elsewhere in this Report.

The net interest spread of 4.76% for 1993 was an increase from the 4.05% of the previous year. The net increase was due to a better mix of earning assets and interest bearing liabilities and lower levels of non-performing loans. The primary change in the mix of earning assets resulted from the significant growth in relatively high yielding credit card loans, partially offset by a decline in lower yielding temporary investments. The overall yield on earning assets was 7.77%, up 4 basis points from 1992, while the drop in rates paid for interest bearing liabilities contributed 67 basis points to the increased net interest spread.

The net yield margin rose in 1993 to 5.17% from 4.47% for 1992, an increase of 70 basis points. The increase in the net yield margin was primarily the net result of several factors: a change in the mix of earning assets due to the impact of growth in the

Table 3
Summary of Allowance for Loan Losses
                                                 Year Ended December 31
(dollars in thousands)                1993       1992       1991       1990       1989
Balance at beginning of year        $265,536   $329,371   $163,669    $ 93,572    $86,226
Provision for loan losses(1)          47,286     67,794    287,484     182,724     58,530
Net addition (deduction) arising
 in purchase/sale transactions        (2,902)                1,503      (3,926)
Loans charged-off:
   Commercial                         17,832     33,238     55,312      29,365     12,506
   Credit card                        38,582     43,309     44,902      58,910     45,962











   Other consumer                      2,893      4,876      4,362       5,297      6,408

   Real estate-construction           26,890     58,406     32,514      24,396      1,700
   Real estate-mortgage(2)             5,720     15,140      2,990       3,858         47
Total loans charged-off               91,917    154,969    140,080     121,826     66,623
Recoveries of loans
 previously charged-off:
   Commercial                         13,138      6,992      3,263       2,395      5,255
   Credit card                        15,937     14,043     10,691       8,909      8,340
   Other consumer                      1,421      1,445      1,362       1,648      1,620
   Real estate-construction            4,259        523      1,479           2         99
   Real estate-mortgage(2)               555        337                    171        125
Total recoveries                      35,310     23,340     16,795      13,125     15,439
Net loans charged-off                 56,607    131,629    123,285     108,701     51,184
Balance at end of year(3)           $253,313   $265,536   $329,371    $163,669    $93,572
Net charge-offs to average loans:
   Commercial                            .22%      1.17%      2.22%       1.06%       .30%
   Other consumer                        .12        .29        .23         .27        .34
   Real estate                          2.45       4.93       1.88        1.40        .08
      Sub-total                          .76       2.09       1.64        1.00        .24
   Credit card                          1.28       4.13       5.44        3.76       3.03
      Total                              .91       2.34       2.03        1.51        .74
Allowance for loan losses to net
 loans at year-end                      4.01%      4.57%      5.60%       2.54%      1.30%

(1) Included $146,600 special provision to accelerate the reduction of real estate loans in 1991.
(2) Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage. Real estate-residential mortgage charge-offs and recoveries were not significant for the periods presented.
(3)   Included $57,631, $99,988 and $179,538 allocated to the
Program for December 31, 1993, 1992 and 1991, respectively.


credit card portfolio (23 basis points); a decrease in average temporary investments, other than credit card loans held for sale (securitization) (12 basis points); a favorable change in the mix of funding sources and, due to the lower rate environment, lower costs associated with these funding sources (60 basis points); lower levels and related effects of non-performing loans (2 basis points); and higher levels of demand deposits (5 basis points). These favorable factors were partially offset by lower yields on and changes in the mix of earning assets, excluding temporary investments, due to the lower rate environment experienced during 1993 (32 basis points).

Signet uses various off-balance sheet interest rate derivatives to participate in trading activities and as an integral part of its asset and liability management. For Signet's core business, variable rate assets generally exceed variable rate liabilities. To hedge against the resulting interest rate risk, Signet enters into derivative transactions. Derivative contracts, used for hedging purposes, increased interest on earning assets by $14.3 million and $13.6 million and decreased borrowing costs by $82.4 million and $103.8 million for 1993 and 1992, respectively. The overall increase in the net yield margin as a result of these instruments amounted to 92 basis points and 115 basis points for 1993 and 1992, respectively. For a more detailed description and discussion of derivative income and expense impact on net income, refer to the Interest Rate Sensitivity section elsewhere in this Report.

Credit card securitizations also have an effect on net interest income and the net yield margin. For a detailed analysis of this effect, see discussion of the Credit Card Business elsewhere in this Report.

Provision and Allowance for Loan Losses



Table 4
Allowance for Loan Losses Allocation


                December 31, 1993      December 31, 1992     December 31, 1991      December 31, 1990       December 31, 1989
                          Percentage             Percentage            Percentage             Percentage            Percentage
                           of Loans               of Loans              of Loans               of Loans              of Loans
                           in Each                in Each               in Each                in Each               in Each
                 Allow-    Category     Allow-    Category    Allow-    Category    Allow-     Category    Allow-    Category
(dollars         ance      to Total     ance      to Total    ance      to Total    ance       to Total    ance      to Total
in thousands)    Amount      Loans      Amount     Loans      Amount      Loans     Amount       Loans     Amount      Loans
Commercial       $33,618     35.87%    $33,930      36.87%   $50,795     39.08%    $57,792      39.21%    $16,775     35.59%
Commercial-
special(1)                     .24       1,064        .34      6,376       .52
Credit card       63,500     28.40      55,974      21.21     31,522     11.79(3)   20,400      10.46(3)   39,100     19.52
Other consumer     3,530     20.37       3,527      20.11      4,845     20.77       4,275      20.30       5,550     19.26

Real estate(2)    25,684     11.31      19,056      14.30     20,466     16.40      54,725      30.03       9,635     25.63
Real estate-
special(1)        57,631      3.81      98,924       7.17    173,162     11.44
Unallocated       69,350                53,061                42,205                26,477                 22,512
Total           $253,313    100.00%   $265,536     100.00%  $329,371    100.00%   $163,669     100.00%    $93,572    100.00%

(1)   Allowance allocated to the Program.
(2) Real estate loans include real estate-construction, real estate-commercial mortgage and real estate-residential mortgage loans. Real estate-residential has an insignificant amount of allowance allocated to it because of the minimal credit risk associated with that type of loan.
(3) The decline in the percentage of credit card loans to total loans was due to credit card securitizations.














The provision for loan losses is the periodic expense of maintaining an adequate allowance to absorb possible future losses, net of recoveries, inherent in the existing loan portfolio. In evaluating the adequacy of the provision and the allowance for loan losses, management takes into consideration several factors including national and local economic trends and conditions; weighted average historical losses; trends in delinquencies, bankruptcies and non-performing loans; trends in watch list growth/reduction; off-balance sheet credit risk; known deterioration and concentrations of credit; effects of any changes in lending policies and procedures; credit evaluations; experience and ability of lending management and staff; and the liquidity and volatility of the markets in which Signet does business. Particular emphasis is placed on adversely rated loans. Signet's charge-off policy is closely integrated with the loan review process. Commercial and real estate loan charge-offs are recorded when any loan or portions of loans are determined to be uncollectible. Credit card loans typically are charged off when they are six months past due and no payments have been received for 60 days, while other consumer loans are typically charged off when they are six months past due. Once a loan has been charged off, it is Signet's policy to continue to pursue the collection of principal and interest. Table 3 provides a five-year comparison of the activity in the allowance for loan losses along with the details of the charge-offs and recoveries by loan category.

The provision for loan losses totaled $47.3 million for 1993, a decrease of $20.5 million from the 1992 total of $67.8 million. This decrease was the result of lower charge-offs due to Signet's improved credit quality. Credit card securitizations have an effect on the level of charge-offs and provisioning. For a detailed analysis of this effect, see discussion of the Credit Card Business elsewhere in this Report.

Net charge-offs decreased 57% to $56.6 million for 1993, compared with $131.6 million for the prior year. Decreases were noted in all loan categories. Commercial loan net charge-offs experienced a sharp improvement when comparing 1993 with 1992 due to lower gross charge-offs and to a strong increase in commercial loan recoveries.
Real estate-construction and real estate-mortgage loans also experienced significant declines in net losses for 1993 due to a higher level of Program charge-offs in 1992.



Of the $27.8 million in real estate net charge-offs, $26.5 million were in Program loans. The primary objective of the Program was to accelerate the reduction of real estate exposure, which in turn resulted in higher levels of charge-offs of Program assets. In spite of $9.1 million of Program commercial net charge-offs in 1993, commercial net charge-offs for the Company, as a whole, totaled only $4.7 million, a decrease of $21.6 million from the previous year. This resulted













Table 5
Non-Interest Income

                                                      Percent Change
                                      Year Ended         Increase                Year Ended
(dollars in thousands)                December 31       (Decrease)               December 31
                                    1993       1992      1993/1992      1991       1990       1989
Credit card servicing income      $153,018   $101,185       51%       $62,664    $12,435    $    138
Service charges on deposit
 accounts                           64,471     66,971       (4)        62,924     57,799      52,328
Credit card service charges         63,222     31,553      100         42,276     59,574      55,109
Trust income                        17,599     15,949       10         16,019     15,006      13,215
Gain on sale of credit card
 accounts                                                                                     16,335
Gain on sale of bank card
 merchant business                                                      8,946
Mortgage servicing and
 origination                        24,210     16,529       46          8,726      6,463       4,516
Other service charges and fees      16,260     17,540       (7)        12,815     12,120      11,192
Trading profits (losses)            (1,396)    11,193      N/M         14,867      6,981         346
Other                               23,734     20,068       18         19,300     18,193      22,631
 Non-Interest Operating Income     361,118    280,988       29        248,537    188,571     175,810
Securities available for sale
 gains                               3,913     10,504      (63)        94,666
Investment securities gains
 (losses)                              405    (17,951)     N/M         (1,445)    12,971       9,438
   Total Non-Interest Income      $365,436   $273,541       34%      $341,758   $201,542    $185,248


from a significant increase in commercial loan recoveries. Many of the commercial charge-offs for the last several years were real estate-related in that the secondary collateral for many commercial loans is real estate, and unsecured working capital/operating lines to real estate developers are classified as commercial loans. Other consumer net charge-offs declined to $1.5 million, or .12% of average other consumer loans. Credit card net charge-offs amounted to $22.6 million in 1993, or 1.28% of average credit card loans. Improvement in the credit quality and substantial growth of the credit card portfolio caused the percentage of net credit card losses to average credit card loans on the balance sheet to decline from 1992 to 1993. Net losses for 1993 on the total managed credit card portfolio, which included securitized receivables, were 2.34% of total average managed credit card loans, compared with 5.31% reported for 1992. The low level of credit card losses in 1993, during the time of record growth in the managed portfolio, is a reflection of management's attention to the diversification of the portfolio as well as the quality of Signet's credit card underwriting standards and collection efforts. The low credit card charge-off ratios are also influenced by the high growth in new accounts, some of which have not aged sufficiently to experience any significant charge-offs.

The allowance for loan losses at December 31, 1993 was $253.3 million, or 4.01% of year-end loans, compared with the 1992 year-end allowance of $265.5 million, or 4.57% of loans, and included $57.6 million designated for the Program. The 1992 year-end allowance included $100.0 million designated for the Program. The 1993 allowance for loan losses was 343% of year-end non-performing loans and 217% of year-end non-performing assets indicating significantly improved coverage over 1992 when the December 31, 1992 allowance for loan losses was 228% of non-performing loans and 147% of non-performing assets. The decline in the level of the allowance was the result of improved credit quality and the successful completion of the Program's objective (reduction of real estate assets with minimal impact on future earnings).

Signet's allocated allowance for loan losses for all loan categories is detailed in Table 4. On a monthly basis, loans warranting management's attention are identified and examined, and factors such as the credit position of the borrower, the adequacy of underlying collateral and the impact of business and economic conditions upon the borrower are evaluated. Based on this information and action plans provided by the lending




Table 6
Non-Interest Expense

                                                      Percent Change
                                      Year Ended         Increase                Year Ended
(dollars in thousands)                December 31       (Decrease)               December 31
                                    1993       1992      1993/1992      1991       1990       1989
Salaries                          $212,665   $186,600       14%       $177,626   $174,517   $169,480
Employee benefits                   65,249     49,388       32          31,366     33,615     45,280
   Total staff expense             277,914    235,988       18         208,992    208,132    214,760
Credit card solicitation            55,815     23,133      141          14,648     21,382     14,527
Supplies and equipment              40,550     32,536       25          36,660     45,061     43,394
Occupancy                           40,192     38,899        3          39,231     37,388     33,310
External data processing services   36,578     31,138       17          18,846        902        470
Travel and communications           35,416     25,662       38          24,688     23,027     22,508
Foreclosed property                 13,575     26,741      (49)         78,085      4,069      2,522
FDIC assessment                     18,253     18,769       (3)         17,476      8,894      6,053
Public relations, sales
 and advertising                    17,213      7,868      119           9,204     12,661     12,037
Professional services               16,159     14,278       13          11,793     11,778     11,159
Credit and collection               10,619      9,231       15           7,969      5,584      4,833
Other                               36,032     34,996        3          41,333     35,657     29,488
 Total Non-Interest Expense       $598,316   $499,239       20%       $508,925   $414,535   $395,061













units, Signet's Credit Risk Management Division determines the aggregate level of the allowance according to the distribution of the loan risk classifications. The credit card portfolio receives an overall allocation based on such factors as current and anticipated economic conditions, historical charge-off and recovery activity and trends in delinquencies, projected charge-offs by loan solicitation tranche, bankruptcies and loan volume.
The remaining loan portfolio (unclassified commercial, real estate and consumer loans) receives a general allocation deemed to be reasonably necessary to provide for losses within the categories of loans set forth in the table and based on risk ratings and the factors previously listed. The $57.6 million of the 1993 year-end allowance designated for the Program was determined and maintained separately from the above allocation process and is discussed in the Risk Elements section. While this allocation was developed after an analysis of individual assets, it represented a general allocation applicable to all loans included in the Program. The overall allocation should not be interpreted as a prediction of future charge-off trends.
Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire loan portfolio. Management believes that the allowance for loan losses is adequate to cover anticipated losses in the loan portfolio under current economic conditions.

Non-Interest Income
A significant portion of Signet's revenue is derived from non-interest related sources including servicing income, service charges, trust fees and other income. The 1993 results reflected Signet's continued emphasis on non-interest operating income.

Table 5 details the various components of non-interest income for the past five years. Non-interest income for 1993 was $365.4 million, up from $273.5 million for 1992 and included $4.3 million ($2.8 million after-tax) of net investment securities and securities available for sale gains. The 1992 amount included $7.4 million ($4.9 million after-tax) in net losses on investment securities and securities available for sale transactions.

Non-interest operating income amounted to $361.1 million for 1993, an increase of $80.1 million, or 29% over 1992. The primary sources of growth were increases in credit card servicing income, credit card service charges and mortgage servicing and origination fees. These increases were partially offset by a sharp decline in trading profits. Credit card servicing income totaled $153.0 million for 1993, an increase of $51.8 million over last year. This category primarily houses the income received for servicing the $3.3 billion of securitized credit card receivables ($500 million in September, 1990, $500 million in March, 1991, $1.2 billion in September, 1993, and $1.1 billion in December,
1993). The increase in credit card servicing income is offset by a corresponding reduction of credit card service charges and net interest income because securitization has the effect of transferring revenue from net interest income and credit card service charges to credit card servicing income. Improvement in charge-off experience and declining interest rates continued to have a favorable impact on credit card servicing income because the March, 1991 and portions of the September and December, 1993 securitizations pay a coupon based on a variable rate and the declining rates have created an increase in the spread earned by the Company. Service charges on deposit accounts declined $2.5 million, or 4%, over 1992 to $64.5 million. This reduction was caused by certain retail promotions in late 1992 and early 1993 whereby customers were offered one year of waived maintenance fees. Credit card service charges, which include membership fees and other credit card processing fees, totaled $63.2 million for 1993, an increase of $31.7 million from 1992 due to an increase in volume resulting from the success of the solicitation program. For further discussion of the impact of credit card securitizations on the income statement, see the Credit Card Business section elsewhere in this Report.

Trust income, which totaled $17.6 million, was up 10% from last year primarily due to revised personal trust fee schedules. Mortgage servicing and origination income totaled $24.2 million for 1993 compared to $16.5 million in 1992, an increase of 46%, as a result of a significant increase in the volume of mortgage refinancings. During 1993, mortgage production totaled $1.7 billion, which was 57% higher than the 1992 level. Since the majority of these loans are sold in the secondary market with servicing retained by Signet, the Company's servicing portfolio grew to $3.2 billion at December 31, 1993. Other service charges and fees, which consisted primarily of fees related to: commercial and standby letters of credit ($4.4 million); discount brokerage
($4.0 million); and checkbooks ($3.5 million); totaled $16.3 million, a reduction of 7%. The decline in this category was attributable to lower brokerage fees as Signet converted its proprietary mutual funds to a no-load basis. Trading losses, which totaled $1.4 million in 1993, a sharp contrast to trading profits of $11.2 million in 1992, were derived from services performed as a dealer bank for customers and from profits and losses earned on securities trading and arbitrage positions. The remaining recurring categories of non-interest operating income, which included increases in Company-owned life insurance cash surrender value, credit card application fees, gains and losses on sales of mortgage loans, safe deposit box rentals, income from various insurance products and miscellaneous income from other sources, amounted to $23.7 million for 1993, an increase of $3.7 million, or 18% over the prior year.

During 1993, Signet recognized gains of $3.9 million on transactions in the securities available for sale portfolio and nominal gains on investment securities as certain securities were called. In 1992, Signet recognized net losses of $7.4 million on investment securities and securities available for sale transactions primarily the result of $17.0 million of writedowns on collateralized mortgage obligation residuals and excess mortgage servicing held in the investment securities portfolio. No such writedowns were necessary in 1993. These securities, of which only $3.8 million remain, are sensitive to the increases in mortgage prepayments caused by the lower interest rates and high volume of refinancings. During 1992, gains of $10.5 million were recognized on transactions in the securities available for sale portfolio, primarily on sales of 30-year mortgage-backed securities.

Non-Interest Expense
Non-interest expense for 1993 totaled $598.3 million, an increase of $99.1 million, or 20% from 1992. Excluding credit card solicitation and foreclosed property expenses for both years, non-interest operating expense





Table 7
Average Balance Sheet

                                                  1993                            1992                        1991
                                       Average   Income/    Yield/    Average     Income/    Yield/    Average  Income/   Yield/
                                       Balance   Expense    Rate      Balance     Expense    Rate      Balance   Expense   Rate
Assets
Earning assets
 (taxable equivalent basis):(1)
Interest bearing deposits with
 other banks                         $  262,910   $12,031    4.58%   $578,464     24,103    4.17%    $671,110   $42,154   6.28%
Federal funds and resale agreements     752,510    23,196    3.08     835,398      29,984    3.59      678,826    39,397   5.80
Other temporary investments           1,427,039   101,631    7.12   1,033,518      74,412    7.20    2,241,808   204,443   9.12
Investment securities-taxable         1,628,855    93,806    5.76   1,809,648     112,087    6.19      557,092    40,642   7.30
Investment securities-nontaxable        274,967    32,366   11.77     305,814      35,806   11.71      317,781    36,734  11.56
Loans (net of unearned income):(2)

Commercial                            2,101,423   158,587    7.55   2,235,382     181,600    8.12    2,339,531   220,910   9.44
Credit card                           1,764,277   215,607   12.22     709,266     110,864   15.63      628,531   104,204  16.58
Other consumer                        1,207,323    95,273    7.89   1,199,711     103,948    8.66    1,291,047   131,417  10.18
Real estate-construction                448,859    31,590    7.04     776,447      53,812    6.93    1,082,342    94,942   8.77
Real estate-commercial  mortgage        607,573    47,757    7.86     603,934      50,147    8.30      606,610    57,769   9.52
Real estate-residential mortgage         76,962     7,634    9.92      93,672       9,801   10.46      123,006    13,030  10.59
Total loans                           6,206,417   556,448    8.97   5,618,412     510,172    9.08    6,071,067   622,272  10.25
Total earning assets                 10,552,698  $819,478    7.77  10,181,254    $786,564    7.73   10,537,684  $985,642   9.35
Non-rate related assets:

Cash and due from banks                 461,249                       446,084                          429,020
Allowance for loan losses              (263,593)                     (307,558)                        (191,856)
Premises and equipment (net)            201,792                       207,186                          217,386
Other assets                            665,305                       640,920                          541,489

Total assets                        $11,617,451                   $11,167,886                      $11,533,723












Liabilities and Stockholders'
 Equity

Interest bearing liabilities:

Deposits:
Money market and interest checking  $   960,342   $22,544    2.35%   $875,654     $27,638    3.16%   $ 709,136    33,473   4.72%
Money market savings                  1,738,336    45,463    2.62   1,912,875      64,500    3.37    1,692,870    92,383   5.46
Savings accounts                        772,194    24,079    3.12     563,932      21,189    3.76      434,484    21,115   4.86
Savings certificates                  2,364,320    58,514    2.47   2,967,714     102,519    3.45    3,597,228   227,644   6.33
Large denomination certificates         272,693    10,970    4.02     268,713      13,936    5.19      727,160    46,022   6.33
Foreign                                 200,440     6,627    3.31      26,919         994    3.69       38,271     2,573   6.72
 Total interest bearing deposits      6,308,325   168,197    2.67   6,615,807     230,776    3.49    7,199,149   423,210   5.88
  Federal funds and repurchase
   agreements                         2,043,207    63,986    3.13   1,793,836      65,561    3.65    1,755,343   104,067   5.93

  Other short-term borrowings           482,405    25,521    5.29     292,210      15,899    5.44      233,945    14,289   6.11
  Long-term borrowings                  286,809    16,681    5.82     298,475      19,416    6.51      317,799    24,050   7.57
Total interest bearing liabilities    9,120,746  $274,385    3.01   9,000,328    $331,652    3.68    9,506,236  $565,616   5.95
Non-interest bearing liabilities:
  Demand deposits                     1,424,260                     1,270,364                        1,162,973
  Other liabilities                     183,284                       129,231                          114,607
Preferred stock
Common stockholders' equity             889,161                       767,963                          749,907
Total liabilities and stockholders'
 equity                             $11,617,451                   $11,167,886                      $11,533,723
Net interest spread                                          4.76%                           4.05%                         3.40%
Interest income to average earning assets                    7.77%                           7.73%                         9.35%
Interest expense to average earning assets                   2.60                            3.26                          5.37
Net yield margin                                             5.17%                           4.47%                         3.98%



(1) Includes the effects of taxable equivalent adjustments, using a tax rate of 35% for 1993 and 34% for 1992, 1991, 1990,
1989 and 1988.
(2) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts. Also, interest income includes fees on loans of approximately $24,440, $19,305, $18,916, $21,803, $21,057 and $21,389 for the years 1993 through 1988, respectively.




                                                                                                         Growth Rate
                1990                             1989                         1988                     Average Balances
Average        Income/    Yield/    Average     Income/    Yield/    Average    Income/     Yield/   One-Year     Five-Year
Balance        Expense    Rate      Balance     Expense    Rate      Balance    Expense     Rate     1993-1992    Compounded
$   235,430   $   19,650    8.35%  $  136,869   $  12,705    9.28%  $   85,675  $    5,788    6.76%    (54.55)%      25.14%
    529,737       43,706    8.25      361,551      34,354    9.50      397,487      31,212    7.85      (9.92)       13.62
    223,536       19,488    8.72      227,061      19,940    8.78      118,051       8,595    7.28      38.08        64.62











  2,801,688      265,697    9.48    2,497,587     238,938    9.57    2,419,571     233,328    9.64      (9.99)       (7.61)
    366,148       41,607   11.36      379,038      42,956   11.33      390,881      44,422   11.36     (10.09)       (6.79)

   2,535,436     271,820   10.72    2,455,966     287,447   11.70    2,423,881     250,350   10.33      (5.99)       (2.81)
   1,331,523     221,127   16.61    1,241,347     195,915   15.78    1,091,189     168,387   15.43     148.75        10.09
   1,340,139     150,220   11.21    1,402,238     161,905   11.55    1,514,627     171,716   11.34        .63        (4.43)
   1,245,071     137,009   11.00    1,135,575     142,655   12.56    1,160,552     130,435   11.24     (42.19)      (17.30)
     593,976      67,319   11.33      554,111      65,499   11.82      436,175      44,742   10.26        .60         6.85
     171,502      17,848   10.41      126,320      11,931    9.45      107,141      11,116   10.38     (17.84)       (6.40)
   7,217,647     865,343   11.99    6,915,557     865,352   12.51    6,733,565     776,746   11.54      10.47        (1.62)
  11,374,186  $1,255,491   11.04   10,517,663  $1,214,245   11.54   10,145,230  $1,100,091   10.84       3.65          .79

     454,276                          464,933                          452,501
    (118,240)                         (88,211)                         (98,930)
     210,462                          198,383                          202,797
     428,395                          374,247                          310,314
 $12,349,079                      $11,467,015                      $11,011,912

 $   613,871  $   30,236    4.93%  $  571,538  $   29,812    5.22%  $  562,018   $  27,615    4.91%      9.67%       11.31%
   1,524,107     100,965    6.62    1,487,758     102,493    6.89    1,460,587      89,374    6.12      (9.12)        3.54
     417,276      20,326    4.87      433,559      21,203    4.89      490,277      25,329    5.17      36.93         9.51
   2,909,487     240,991    8.28    2,482,965     210,076    8.46    2,322,641     184,691    7.95     (20.33)         .36
   1,125,161      92,288    8.20      967,397      86,689    8.96    1,398,713     112,169    8.02       1.48       (27.89)
     179,058      14,946    8.35      191,961      17,755    9.25      106,942       8,470    7.92     644.60        13.39
   6,768,960     499,752    7.38    6,135,178     468,028    7.63    6,341,178     447,648    7.06      (4.65)        (.10)
   2,764,929     223,455    8.08    2,332,701     204,114    8.75    1,972,539     155,800    7.90      13.90          .71
     404,033      31,590    7.82      555,905      50,337    9.05      441,689      33,633    7.61      65.09         1.78
     353,452      30,887    8.74      320,302      29,581    9.24      275,091      23,101    8.40      (3.91)         .84
  10,291,374    $785,684    7.63    9,344,086    $752,060    8.05    9,030,497    $660,182    7.31       1.34          .20

   1,131,186                        1,206,302                        1,210,946
     171,749                          182,855                          118,674
                                       24,657                           60,000
     754,770                          709,115                          591,795
 $12,349,079                      $11,467,015                      $11,011,912
                            3.41%                            3.49%                            3.53%
                           11.04%                           11.54%                           10.84%
                            6.91                             7.15                             6.51
                            4.13%                            4.39%                            4.33%



Table 8
Temporary Investments Maturity Analysis
December 31, 1993

(in thousands)           Balance       Percent
Overnight               $671,326         25%
1-90 days                761,286         29
Over 90 days           1,232,618         46
        Total         $2,665,228        100%

rose 18% from the prior year. Table 6 details the various categories of non-interest expense for the past five years.











Signet's efficiency ratio (the ratio of non-interest expense to taxable equivalent operating income) was 66.02% for 1993, an improvement from 67.84% for 1992. Reducing non-interest expense by the amount of foreclosed property expense drops the ratio to 64.53% and 64.21% for the respective years. Considering that charge-offs on securitized credit card loans reduce credit card servicing income, one could argue that operating income, for the purpose of calculating the efficiency ratio, should exclude the negative impact of these charge-offs. Making this adjustment to revenue further reduces the ratio to 60.67% for 1993 and 59.10% for 1992. Management is continuing to strive to improve Signet's efficiency ratio. Staff expense (salaries and employee benefits), the largest component of non-interest expense, totaled $277.9 million, an 18% increase over 1992. Salaries rose 14% year-over-year primarily due to the increased staffing to support the significant growth in the credit card business. The number of full-time equivalent employees rose 22% from year-end 1992. The incentive compensation amounts increased as a direct result of the record earnings performance of the Company. For 1993, profit sharing awards of $18.8 million were recorded in the employee benefits category due to higher corporate earnings. This compares with $13.0 million of profit sharing expense in 1992. The cost of implementing SFAS No. 112, which totaled $6.0 million, and the rising cost of medical insurance and other benefits also contributed to the overall increase in employee benefits.

Both 1993 and 1992 included expenses related to the credit card account solicitation program initiated during early 1989. These costs totaled $55.8 million ($36.3 million after-tax, or $.64 per share) for 1993 and $23.1 million ($15.3 million after-tax, or $.27 per share) for 1992. These programs were implemented to increase the growth of accounts and outstandings and have required significant out-of-pocket expenses to launch large scale but carefully planned solicitations to a national marketplace. Signet's solicitation strategy, which uses extensive testing, is designed to improve the efficiency of the solicitation process, thereby improving opportunities to create value by controlling credit exposure and creating higher probabilities for success. The success of this strategy has been outstanding as the total managed credit card portfolio grew from $2.2 billion at December 31, 1992 to $5.1 billion at December 31, 1993. Management expects to incur additional solicitation expense in the future as Signet continues to invest in its credit card business.

The other non-interest expense categories reflected the costs associated with increased business volume. Approximately half of the $8.0 million increase in supplies





Table 9
Investment Securities











December 31, 1993
                                                                      Maturities
                                Within 1 Year          1-5 Years          6-10 Years       After 10 Years        Total
(dollars in thousands)          Book    Yield        Book     Yield     Book      Yield     Book    Yield     Book   Yield
U.S. Government and agency
 obligations -
Mortgage-backed securities      $74,415    5.79%     $207,291    6.52%   $153,905    3.83%   $25,734   3.83%   $  461,345    5.36%
   Other                         69,494    4.15       855,731    6.07                                             925,225    5.74
States and political
 subdivisions                    26,452   11.73       144,414   11.69      59,715   11.97     28,234   9.60       258,815   11.53
Other                             1,645    5.49        26,939    8.08      16,451    6.00     79,195   5.03       124,230    5.83
      Total                    $172,006    6.04%   $1,234,375    6.85%   $230,071    6.10%  $133,163   5.77%   $1,769,615    6.59%

The yields shown are actual weighted average interest rates at year-end on a taxable equivalent basis using a tax rate of 35%.



and equipment expense is attributable to servicing the expanded credit card base. Travel and communications expense rose $9.8 million, or 38%, from year-to-year, also due primarily to the credit card growth. Public relations, sales and advertising expense during 1993 rose $9.3 million from the 1992 level due to bank-wide retail promotional campaigns. The deposit insurance assessment from the Federal Deposit Insurance Corporation ("FDIC") totaled $18.3 million, a slight decline from 1992. Management anticipates that FDIC insurance premiums will continue to fall in 1994 as the deposit base has fallen and the three Signet banks are "well capitalized" and, as a result, will pay the lowest FDIC insurance premium rate.

The decrease of $13.2 million in foreclosed property expense was primarily due to a decline in provisions recorded to maintain the reserve for foreclosed properties. During 1993, provisions of $7.4 million were expensed compared to $15.5 million during 1992. This reserve balance was $5.7 million at year-end 1993. See Table 16 in the Risk Elements section for an analysis of this reserve. The majority ($36.4 million, or 86%) of Signet's net foreclosed properties at year-end were included in the Program. On a property by property basis, provisions are made to the reserve when required or deemed necessary by management. Subsequent to foreclosure, gains and losses on the sale of and losses on the periodic revaluation of real estate (not included in the Program) are credited or charged to expense. Costs of maintaining and operating foreclosed properties are expensed as incurred. Expenditures to complete or improve foreclosed properties are capitalized only if expected to be recovered; otherwise they are expensed.

In 1991, Signet entered into a ten-year contract with Electronic
Data Systems ("EDS") under which EDS will manage Signet's information services, including the data center, telecommunications and systems and programming. During











1992, EDS and Signet converted most existing application systems to an integrated system, with a broader range of capabilities to support product delivery and services throughout the Company.
Expense categories favorably affected by the outsourcing decision were primarily staff expense and supplies and equipment, offset, in part, by external data processing services (includes expenses for services of several outsourcing vendors with EDS being the principal one).

In December, 1990, the Financial Accounting Standards Board ("FASB") issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", which was effective for annual financial statements for years beginning after December 15, 1992. SFAS No. 106 required that future costs related to postretirement benefits other than pensions, i.e. medical care and life insurance, be estimated and recognized over the service period of the employees. Prior to 1993, the Company recognized these costs on a cash basis rather than on the accrual basis. Costs related to postretirement benefits during 1992 were not significant. According to SFAS No. 106, the Company must report an accumulated postretirement benefit liability on the balance sheet, and recognize the future costs from the employees' hire date to the date they become fully eligible to receive


Table 10
Summary of Total Loans
                                                       December 31
(in thousands)             1993         1992             1991           1990             1989
Loans:
Commercial             $2,299,973    $2,181,218     $2,351,990      $2,549,462      $2,586,273
Credit card             1,808,515     1,243,873        700,488         679,854       1,418,415
Other consumer          1,297,309     1,179,303      1,233,310       1,319,432       1,399,772
Real estate
- -construction             309,842       549,001        952,687       1,199,599       1,199,085
Real estate
- -commercial mortgage      581,529       632,072        587,644         617,621         531,498
Real estate
- -residential mortgage      71,411        77,844        113,466         135,227         132,072
   Total loans         $6,368,579    $5,863,311     $5,939,585      $6,501,195      $7,267,115



Table 11
Maturities of Selected Loans
December 31, 1993

                                                Maturing
                     Within        After One Year                  After
(in thousands)      One Year       But Within Five Years         Five Years            Total
Commercial         $243,049           $ 1,801,461                $ 255,463           $2,299,973











Real estate
- -construction       101,079                197,24                   11,519              309,842
Real estate
- -commercial
 mortgage            18,445               427,379                  135,705              581,529
    Total          $362,573            $2,426,084                 $402,687           $3,191,344

For interest sensitivity purposes, $470,665 of the amounts due after one year are fixed rate loans and $2,358,106 are variable rate loans.


benefits under the plan. The Company had a choice to elect to record the cumulative effect of the accounting change as a charge against income in the year the rule was adopted, or alternatively, on a prospective basis as part of the future annual benefit cost, where the cumulative impact may be adopted through a 20-year transition period. The Company applied the new rule starting in the first quarter of 1993 on a prospective basis. The charge against income was $6.6 million for 1993. Postretirement benefit cost for prior years, which was recorded on a cash basis, has not been restated. The Company made an investment from which the income offset this 1993 expense.

In November 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits" was issued establishing accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Postemployment benefits are all types of benefits including salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care benefits and life insurance coverage. Employers are required to recognize the obligation to provide such benefits for fiscal years beginning after December 15, 1993. Signet's decision to adopt SFAS No. 112 in 1993 increased benefits expense by approximately $6.0 million ($3.9 million after-tax, or $.07 per share). The related expense for 1994 is not expected to be significant.

Income Taxes


Income tax expense reported for 1993 was $74.8 million as compared with $32.9 million for 1992. This represented an effective tax rate of 30.0% for 1993 and 23.2% for 1992. The 1992 income tax expense included an alternative minimum tax credit of $6.3 million resulting in lower effective tax rates. The 1993 effective tax rate was influenced by a lower relative proportion of tax-exempt income to total taxable income when compared with 1992. Note M to Consolidated Financial Statements reconciles reported income tax expense to the amount computed by applying the Federal statutory rate to income before income taxes. An increase in the Federal tax rate from 34% to 35% in 1993 had minimal impact on income tax expense. Adoption of SFAS No. 109, "Accounting for Income Taxes" in 1993 did not have a material impact on the Company's financial position or results of operations.

Balance Sheet Review
Earning Assets
Average earning assets totaled $10.6 billion for 1993, as shown in Table 7 (Average Balance Sheet), an increase of 3.6% from the 1992 level. Decreases occurred in the temporary investment ($5 million) and investment securities ($212 million) portfolios, while the loan portfolio increased by $588 million. A detailed discussion of each earning asset category follows.

Temporary Investments
Temporary investments, which consist of interest-bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, securities avail-


Table 12
Delinquencies of the Credit Card Portfolio*
                                                     December 31
(dollars in thousands)                     1993              1992                   1991                  1990
Number of Days                   Delinquent          Delinquent            Delinquent            Delinquent
Delinquent                         Amount    Percent   Amount    Percent     Amount     Percent     Amount    Percent
30-59 days                        $52,099     1.01%    $46,500    2.05%     $53,106      3.04%       N/A        N/A
60-89 days                         28,236     0.55      25,443    1.12       29,955      1.72      $19,905     1.29%
90+ days                           50,359     0.98      49,579    2.18       57,070      3.27       30,400     1.97
Total                            $130,694     2.54%   $121,522    5.35%    $140,131      8.03%     $50,305     3.26%
*The portfolio for this schedule includes the managed credit card portfolio as well as an immaterial amount of credit line loans serviced on the bank card system.







able for sale, trading account securities and loans held for sale (including credit card loans held for securitization) averaged $2.4 billion, a slight decline from 1992. This category of earning assets arises from: the normal process of balancing the subsidiary banks' reserve position; arbitrage activities where positions, either maturity matched or unmatched, are established for short periods of time; dealer activities, in which money market instruments are bought and then sold to customers; and, for a short period of time, holding loans and/or securities to be sold in the secondary market.













Temporary investments are generally short-term
(as shown in Table 8), high quality and very liquid
(see Liquidity discussion), and consequently, have yields generally lower than loans or investment securities. The level of these investments can vary from year to year as they are used to manage interest rate risk, to take advantage of short-term interest rate opportunities and provide liquidity. This category of earning assets, excluding credit card loans held for sale (securitization), decreased sig

Table 13
Managed Credit Card Portfolio
                                                       December 31
(dollars in thousands)        1993             1992          1991            1990            1989
Year-end balances:
On balance sheet
 temporary investments                                                   $   400,000
On balance sheet
 loans                     $1,808,515      $1,243,873     $  700,488         679,854      $1,418,415
Off balance sheet loans     3,289,656       1,000,000      1,000,000         500,000

Total managed
 portfolio (year-end       $5,098,171      $2,243,873     $1,700,488     $ 1,579,854      $1,418,415
Average balances:
On balance sheet
 temporary investments     $  393,835                     $   92,055     $     1,096
On balance sheet loans      1,764,277      $  709,266        628,531       1,331,523      $1,241,347

Off balance sheet loans     1,372,187       1,000,000        884,931         141,097
Total managed
 portfolio (average)       $3,530,299      $1,709,266     $1,605,517      $1,473,716      $1,241,347


nificantly from last year in recognition of Signet's liquidity position, the lower level of deposits, the sluggish economy and the redeployment of these assets into higher yielding credit card loans. In addition, $57.8 million of mortgage-backed securities available for sale were sold during 1993 resulting in net gains of $3.9 million. This was done in reaction to the rapid repayments being experienced on the underlying mortgage loans as consumers continued to refinance mortgage loans at extremely high levels during 1993. The portfolio (excluding credit card loans held for sale) yield of 4.91% declined from the 1992 level of 5.25% due to the significantly lower market rates experienced during 1993. Credit card loans held for sale (securitization), included in other temporary investments averaged $394 million with a yield of 9.21% for 1993. There were no credit card loans held for sale (securitization) in 1992.

Securities available for sale, which are carried at the lower of aggregate cost or market, are used as part of management's asset/liability strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other factors dictated by its strategy. The Company will adopt SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.
Securities available for sale will then represent those securities not classified as either investment securities or trading account securities and will be carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. At adoption, securities totaling $1.5 billion will be reclassified from investment securities to securities available for sale and an unrealized after-tax gain of $30.0 million will be carried separately in stockholders' equity.

Investment Securities


Signet's investment securities portfolio of $1.8 billion at December 31, 1993 consisted of obligations of the U.S. Treasury and government sponsored agencies, obligations of states, municipalities and other political subdivisions, as well as stocks, bonds and notes of corporations. Investment securities are primarily fixed rate instruments with maturities ranging from less than one year to fifteen or more years, or in some cases, such as investments in equity securities, have no maturity. These assets are used as security for public and trust deposits, as collateral for repurchase transactions and to provide interest income.

If the Company has the intent to hold securities until maturity, they are classified as investment securities and carried at amortized historical cost.

Table 14
Impact of the Credit Card Securitizations
                                           Year Ended December 31
(dollars in thousands)                    1993            1992             1991           1990
Statement of Consolidated
 Operations
(as reported)
Net interest income                $     529,340     $   435,610     $    397,970     $    443,928
Provision for loan losses                 47,286          67,794          287,484          182,724
Non-interest income                      365,436         273,541          341,758          201,542
Non-interest expense                     598,316         499,239          508,925          414,535
Income (loss) before
 income taxes (benefit)            $     249,174     $   142,118     $    (56,681)    $     48,211
Adjustments for
 Securitizations
Net interest income                $     167,662     $   131,424    $      85,958     $     15,107
Provision for loan losses                 57,633          63,599           51,026            6,626
Non-interest income                     (110,029)        (67,825)         (34,932)          (8,481)
Non-interest expense                           -               -                -                -
Income before income taxes         $           -     $         -    $           -     $          -
Managed Statement of
 Operations (adjusted)











Net interest income                $     697,002     $    567,034    $    483,928     $     459,035
Provision for loan losses                104,919          131,393         338,510           189,350
Non-interest income                      255,407          205,716         306,826           193,061
Non-interest expense                     598,316          499,239         508,925           414,535
Income (loss) before
 income taxes (benefit             $     249,174     $    142,118    $    (56,681)    $      48,211
As reported:
Average earning assets             $  10,552,698     $ 10,181,254    $ 10,537,684     $  11,374,186
Return on assets                            1.50%             .98%            N/M               .34%
Net yield margin                            5.17             4.47            3.98%             4.13
Including securitized
 credit cards:
Average earning assets             $  11,924,885     $ 11,181,254    $ 11,422,615     $  11,515,283
Return on assets                            1.34%             .90%            N/M               .33%
Net yield margin                            5.97             5.24            4.43%             4.21
Yield on managed
 credit card portfolio                     13.76%           17.51%          16.39%            16.41%


Otherwise, securities are classified either as available for sale
(temporary investments) and carried at the lower of aggregate cost or market or as trading account securities (temporary investments) and carried at market, depending on management's asset/liability strategy, liquidity needs or objectives. The accounting policy for investment securities is included in Note A to Consolidated Financial
Statements. As noted earlier, the Company will implement SFAS No.
115, "Accounting for Certain Debt and Equity Securities" in 1994.
At adoption,

Table 15
Non-Performing Assets and Past Due Loans
                                                          December 31
(dollars in thousands)           1993          1992          1991       1990          1989
Non-accrual loans:
Commercial                    $  42,303     $  25,470     $  57,824   $  67,945    $  29,283
Consumer                          2,191           808           989         658        2,048
Real estate-construction         17,837        52,051       107,778      66,557       30,829
Real estate-mortgage(1)           6,523         7,341        40,494       1,159       14,310
  Total non-accrual loans        68,854        85,670       207,085     136,319       76,470
Restructured loans:
Commercial                        1,609         8,099         2,923       3,392        3,828
Real estate-construction          3,470        22,568

  Total restructured loans        5,079        30,667         2,923       3,392        3,828
  Total non-performing loans     73,933       116,337       210,008     139,711       80,298
Legally foreclosed
 properties                      37,938        64,279       124,006      67,945       21,308
In substance foreclosed
 properties                      10,357        11,124        40,008      63,248
Less foreclosed
 property reserve                (5,742)      (10,625)      (41,632)












  Total foreclosed
  properties                     42,553        64,778       122,382     131,193       21,308
  Total non-performing
  assets(2)                    $116,486      $181,115      $332,390    $270,904     $101,606
Percentage to loans
 (net of unearned)
 and foreclosed
 properties                        1.83%         3.08%         5.53%       4.12%        1.40%
Allowance for loan
 losses to:
  Non-performing loans           342.63%       228.25%       156.84%     117.15%       16.53%
  Non-performing assets          217.46        146.61         99.09       60.42        92.09

Accruing loans
 past due 90 days or more     $  58,891       $64,835      $ 91,971   $  93,676     $ 43,331
(1)Real estate-mortgage includes real estate-commercial
mortgage and real estate-residential mortgage.
Real estate-residential mortgage non-accrual loans were not
significant for the periods presented.
(2)$55,238, $136,154 and $248,842 of this total was included in the Program at December 31, 1993, 1992 and 1991, respectively.




securities totaling $1.5 billion will be reclassified from investment securities to securities available for sale.


Investment securities for 1993 averaged $1.9 billion, a decrease of $212 million over the 1992 level as securities were called or matured. The Company increased its holdings of U.S. Treasury securities during late 1991 and 1992 in response to reduced loan demand and to generate sustainable sources of interest income. Additionally in 1992, increased prepayments on the assets underlying the Company's portfolio of collateralized mortgage obligation residuals and excess mortgage servicing resulted in $17 million of writedowns. No such writedowns were necessary in 1993. This portfolio totaled $3.8 million at year-end 1993 down from $8.8 million at the prior year-end. At year-end 1993, the investment securities portfolio (excluding securities having no maturity) had a remaining average maturity of 5 years and unrealized gains of $64.6 million and unrealized losses of $5.0 million.


Investment securities portfolio yields declined to 6.63% from the 1992 level of 6.99% as higher yielding securities were called or matured. Table 9 shows the maturities of the investment securities portfolio and the weighted average yields to maturity of such securities (non-taxable securities are on a taxable equivalent basis). At the end of the past two years, Signet did not have any aggregate investments with a single issuer (except for U.S. Government and agency obligations which are separately disclosed in this Report) which were greater than ten percent of stockholders' equity.

Loans
Loans (net of unearned income) for 1993, averaged $6.2 billion, an increase of $588 million, or 10%, from the 1992 level. Average balances increased in the credit card, other


Table 16
Reserve for Foreclosed Properties Analysis
                                          Year Ended December 31
(in thousands)                      1993               1992              1991
Balance at beginning
   of year                       $10,625             $41,632          $     -
Additions to reserve
 charged to expense
 (includes special
  provision of $18,400
  for 1991)                        7,405              15,503           71,878
Writedowns                       (12,288)            (46,510)         (30,246)
Balance at end of year            $ 5,742            $10,625          $41,632





Table 17
Non-Performing Real Estate Assets Composition
December 31, 1993

(dollars in millions)                               Geographical Concentration
                                            Metro-                                       Out of                Percent
Type of Project       Baltimore, MD   Washington Area   Richmond, VA   Tidewater, VA   Market Area    Total    of Total
Office Building           $1.3              $1.2              $.8                         $4.7        $8.0      10.5%
Industrial / Warehouse     2.1                .3               .8                                      3.2       4.2
Apartments                                    .9              1.5            $.9                       3.3       4.3
Shopping / Retail          5.2               5.8               .8                                     11.8      15.5
Residential                1.3              10.1               .3             .8            .1        12.6      16.6
Land A & D Residential     2.0              12.1               .1            3.0            .4        17.6      23.1
Land A & D Commercial      5.3               8.8              3.4            2.1                      19.6      25.8
Total Outstanding        $17.2             $39.2             $7.7           $6.8          $5.2       $76.1     100.0%
Percent of Total          22.6%             51.5%            10.1%           9.0%          6.8%      100.0%


consumer and real estate-commercial mortgage loan categories, while the commercial, real estate-construction and real estate-residential mortgage loan average balances declined. The composition of the loan portfolio has been significantly altered over the past two years by the credit card national solicitations and securitizations and weak commercial loan demand caused by a sluggish economy. In addition, Signet reduced its overall risk real estate exposure by $312 million during 1993. At year-end 1993, Signet had no commercial loans outstanding, not otherwise disclosed, to borrowers in the same or related industries which, in total, exceeded ten percent of total loans. Borrowers were concentrated in a market area which extended from the Baltimore-Washington corridor through Richmond east to the Hampton Roads area of Virginia. The various loan categories for the past five year-ends are detailed in Table 10.



Commercial loans, which represented 34% of the total average loan portfolio, averaged $2.1 billion for 1993, a slight decline from last year. Signet's commercial loan portfolio is strongly oriented toward diversified middle market borrowers. These loans are predominately in the manufacturing, wholesaling, services and real estate industries. The credit risk associated with middle market borrowers is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
The Company has been selectively participating in the financing of highly leveraged transactions ("HLTs") for several years.
Since borrowers in these financings generally have a high ratio of debt compared to equity, the risks can be considerable;
however, Signet believes it has minimized the risks involved in HLTs since Signet is not an active participant in large syndicated HLTs that rely on the breakup value of the borrower as the source of repayment and instead relies on its expertise in lending to middle market or specialized industry companies in its own market areas, especially those with which it has worked closely for many years. HLTs represented less than 1% of total loans at December 31, 1993.

Credit card receivables on the balance sheet averaged $1.8 billion for 1993, an increase of 145% from 1992, and represented 28% of the total average loan portfolio. Credit card outstandings increased significantly in spite of $2.3 billion of securitizations ($1.2 billion in September, 1993 and $1.1 billion in December, 1993). The primary purpose of securitization is to fund the growth in credit card receivables. As noted earlier, net income is not significantly affected by the securitizations. The solicitation program added approximately 1,400,000 and 400,000 new accounts for 1993 and 1992, respectively. At year-end, on-balance sheet credit card loans totaled $1.8 billion, an increase of 45% over 1992, as Signet's solicitation program yielded substantial results. The growth was achieved through a variety


Table 18
Accruing Loans Past Due 90 Days or More
                                               December 31
(in thousands)                        1993                      1992

Commercial                        $  2,641                  $  3,237
Credit card                         16,491                    20,210
Other consumer                       22,637                   18,926











Real estate-construction             11,133                    9,083
Real estate-commercial mortgage       4,333                   10,209
Real estate-residential mortgage      1,656                    3,170

                                    $58,891                  $64,835

Table 19
Risk Real Estate Loan Portfolio Stratification
December 31, 1993
(dollars in millions)      Residential                       Commercial                             Totals
Category         #   Commitment   Outstanding        #   Commitment   Outstanding       #    Commitment   Outstanding
Over $25
 million                                              1     $  30.5      $  28.0          1     $  30.5      $  28.0
$20 - $25
 million          1   $  21.5       $   5.6                                               1        21.5          5.6
$15 - $20
 million                                              5        85.6         85.6          5        85.6         85.6
$10 - $15
 million                                              6        69.2         68.0          6        69.2         68.0
$5 - $10
 million          7      53.5          37.4          18       121.1        121.1         25       174.6        158.5
$1 - $5
 million         51      78.3          36.5         137       316.9        310.1         188      395.2        346.6
Less than
 $1 million      71      49.8          27.8         867       172.5        171.2         938      222.3        199.0

     Totals     130   $ 203.1      $  107.3       1,034    $  795.8      $ 784.0       1,164     $998.9      $ 891.3

Construction    130   $ 203.1      $  107.3          63    $  208.9      $ 202.5         193     $412.0      $ 309.8
Mortgage                                            971       586.9        581.5         971      586.9        581.5
     Totals     130   $ 203.1      $  107.3       1,034    $  795.8      $ 784.0       1,164     $998.9      $ 891.3


of attractive products offered to carefully targeted customer segments with a low risk profile. The total managed credit card portfolio which grew $2.9 billion during the year, totaled $5.1 billion at December 31, 1993. The managed portfolio includes both loans on the balance sheet and securitized assets. See the Credit Card Business section for a more detailed discussion.

Other consumer loans averaged $1.2 billion for 1993, a slight increase from 1992, and represented 19% of the total loan portfolio. This category consisted of home equity loans ($453 million-1993, $491 million-1992), student loans
($409 million-1993, $293 million-1992), second mortgage loans ($67 million-1993, $98 million-1992), direct and indirect automobile installment loans ($57 million-1993, $73 million-1992) and other consumer-type loans ($221 million-1993, $244 million-1992). The slight increase in overall other consumer loans was concentrated in student loans.
Consumer real estate loans declined due to the high volumes of mortgage loan refinancings in 1993. Signet continues to emphasize credit judgments that focus on a customer's debt obligations, ability and willingness to repay and economic trends in general.
Signet expects to implement growth
strategies in the consumer real estate and student loan markets in 1994.

Real estate-construction loans totaled $449 million, a decrease of 42%, or $328 million, from the 1992 average. This category represented 7% of the average loan portfolio for 1993, down from 14% in 1992. During 1991 and 1990, problem real estate assets significantly affected Signet's profitability due to the need for increased loan loss provisions associated with the high level of non-performing assets and expenses related to foreclosed properties. The Program was established in December, 1991, to help resolve these real estate problems and return Signet to



Table 20
The Program Portfolio Composition By Project Type and Location
December 31, 1993
(dollars in millions)                                Geographical Concentration

                                          Metro-                                          Out of               Percent
Type of Project       Baltimore, MD   Washington Area   Richmond, VA   Tidewater, VA    Market Area   Total   of Total
Office Building          $   .5            $  48.0          $  1.2        $    .3          $   4.4   $  54.4    19.1%
Industrial
 / Warehouse                4.4                5.9             4.5             .4                        15.2    5.3
Apartments                                      .9              .6            4.8               1.3       7.6    2.7
Hotel / Motel                                 17.3                                              8.3      25.6    9.0
Shopping
 / Retail                  19.1               29.9            12.4            2.2                        63.6   22.3
Residential                  .5               11.5                           24.9                        36.9   12.9
Land A & D
 Residential                1.6               28.5             1.5            1.6                        33.2   11.7
Land A & D
 Commercial                 7.4               15.6             3.8            4.7                        31.5   11.1
Other                        .5               13.0             3.2                                       16.7    5.9

  Total Outstanding       $34.0             $170.6           $27.2          $38.9           $   14.0   $284.7*  100.0%

  Percent of Total         11.9%              59.9%            9.6%          13.7%                4.9%  100.0%

* Does not include $15.2 in lines of credit to developers
(classified as commercial loans) resulting in a total exposure of $299.9.

Table 21
The Program Portfolio Composition
                                        December 31                       Percent Change
(dollars in thousands)        1993         1992         1991         1993-1992   1993-1991(1)











Performing loans:
   Commercial              $  9,612     $ 18,946      $  26,062         (49)%        (63)%
   Real estate
   -construction            117,043      234,856        468,296         (50)         (75)
   Real estate
   -mortgage                112,256      110,892         82,146           1           37

   Total performing
   loans                    238,911      364,694        576,504          (34)        (59)
Non-accrual loans:
   Commercial                 4,008        1,013          4,887          296         (18)
   Real estate
  -construction               9,687       51,048        105,624          (81)        (91)
   Real estate
  -mortgage                      50        3,477         23,576          (99)        (99)
   Total non-accrual
   loans                     13,745       55,538        134,087          (75)        (90)
Restructured loans:
   Commercial                 1,609                                      N/M          N/M
   Real estate
  -construction               3,470       20,265                         (83)         N/M

   Total restructured
   loans                      5,079       20,265                         (75)         N/M

   Total non
  -performing loans          18,824       75,803        134,087          (75)         (86)

   Total loans              257,735      440,497        710,591          (41)         (64)

Foreclosed Properties:
   Legal                     35,126       60,861        116,745          (42)         (70)
   In substance               7,030       10,115         39,628          (30)         (82)

   Total foreclosed
   properties                42,156       70,976        156,373          (41)         (73)

   Total                    299,891      511,473        866,964          (41)         (65)
Less:   Allowance
 for loan losses(2)         (57,631)     (99,988)      (179,538)         (42)         (68)
 Reserve for
 foreclosed properties       (5,742)     (10,625)       (41,632)         (46)         (86)

   Total                    (63,373)    (110,613)      (221,170)         (43)         (71)

   Total assets (3)        $236,518     $400,860       $645,794          (41)%        (63)%
(1) This covers the time period since the inception of the
Program.
(2) Amount of overall allowance allocated to the Program.
(3) Included in total assets at December 31, 1993 were $35,152 of performing loans that were the result of financing the sale of foreclosed properties in the Program.















higher levels of
performance. This step allowed Signet to significantly reduce its real estate exposure during the last two years.
Further details about the Program and the composition of this loan category, are covered in the Risk Elements section of this Report.

Real estate-commercial mortgage loans represented 10% of the average loan portfolio. This category averaged $608 million, an increase of less than 1%, from 1992. The portfolio consisted of $319 million of commercial mortgage loans and $289 million of mini-permanent (interim) mortgage loans compared with $412 million and $192 million for the respective loan types in 1992. Real estate-commercial mortgage loans grew as a result of the conversion of construction loans to mini-permanent mortgage loans. Construction loans typically are converted to mini-permanent mortgage loans when the related project is cash flowing to cover debt service, and permanent financing, for various reasons, is not desired or obtainable at the


Table 22

Changes in the Program Assets
                                            Year Ended                Two Years Ended
(in thousands)                          December 31, 1993            December 31, 1993*
Beginning balance                            $511,473                     $866,964
Advances, payments, sales
    and reductions (net)                     (159,872)                    (362,125)
Transfers out of Program                                                   (34,240)
Loans charged-off (gross)                     (39,422)                    (111,910)
Foreclosed properties written down            (12,288)                     (58,798)
Net decrease                                 (211,582)                    (567,073)
Ending balance                               $299,891                     $299,891
*This covers the time period since inception of the Program.

present time.

Real estate-residential mortgage loans declined $17 million, or 18%, from 1992 to average $77 million. This category consisted of conventional home mortgages which experienced record levels of refinancing during 1993.

Table 11 shows the maturities of selected loan categories at year-end 1993. Loans, as a result of maturities, monthly payments, sales and securitizations provide an important source of liquidity. See discussion on Liquidity elsewhere in this Report. Unused















Table 23
Discounts on Assets Designated for the Program
December 31, 1993
                                                      Current
                                      Prior          Allowance/
                                    Charge-offs       Reserve            Total
Category                            Writedowns        Discount          Discount
Performing loans                         0%              23%               23%

Non-performing loans                    49                9                58
Foreclosed properties                   49                7                56

       Total                            16%              18%               34%

Percentages were calculated based on loan balances prior to any charge-offs and writedowns.


loan commitments related primarily to commercial loans and excluding credit card were approximately $2.7 billion at year-end
1993 and 1992.

Credit Card Business
The credit card industry is highly competitive and operates in a legal and regulatory environment increasingly focused on the cost of services charged to consumers. There is an increasing use of advertising, target marketing, pricing competition and incentive programs. The Company has responded to competition by targeting the origination of new accounts through the creation of products for multiple customer segments using various marketing channels. For example, Signet offers credit cards nationwide with different finance charge and fee combinations or other special features such as a balance transfer option. The Company approves prospective account holders through preapproval in conjunction with full application underwriting procedures. Using information derived from proprietary statistical models, Signet matches prospective account holders who meet the various applicable underwriting criteria with an appropriate credit card product.

The Company has invested heavily over the past five years in a sophisticated information-based strategy for originating and managing credit card accounts. Signet uses this strategy to develop improved credit risk models which increase the credit quality of new solicitations. Signet's credit card business benefited significantly from its information-based strategy in 1993. The managed credit card portfolio (which includes securitized receivables) increased by $2.9 billion,















Table 24
Maturities of Domestic Large Denomination
Certificates $100,000 or more

December 31, 1993
(in thousands)                                    Balance               Percent

3 months or less                                 $197,699                  57%
Over 3 through 6 months                            32,723                   9
Over 6 through 12 months                           29,968                   9
Over 12 months                                     87,430                  25

                                                 $347,820                 100%

The majority of foreign deposits are in denominations of $100,000 or more.

or 127%, from December 31, 1992. In spite of this increase, absolute dollars of net loan losses, on a managed portfolio basis, declined from $94.2 million in 1992 to $83.9 million for 1993 as the more seasoned accounts in the portfolio continued to show improved credit quality. The high quality of the credit card portfolio is also reflected in loan delinquency data. The total managed credit card loans sixty days or more past due ratio dropped to 1.53% of related loans at year-end 1993 from 3.30% for year-end 1992, while the dollar amount remained relatively stable at approximately $79 million compared with $75 million at the same respective dates. Refer to Table 12 for a summary of delinquency data related to credit card loans. New account solicitations represent a diversity of product offerings, largely targeted at lower risk consumers. Management is committed to continually increasing sophistication in all areas of risk management. It is management's expectation that growth in outstandings and accounts will continue for the near term.

Signet's managed credit card portfolio is comprised of credit card loans, credit card loans held for sale (securitization) and securitized credit card receivables. Credit card loans are included in gross loans, credit card loans held for sale (in the process of being securitized) are considered temporary investments and securitized credit card receivables are not assets of the Company and, therefore, are not shown on the balance sheet. See Table 13 for a five year summary of Signet's managed credit card portfolio.

Securitization is the transformation of a pool of credit card receivables into marketable securities. Credit card receivables are transferred to a trust and interests in the trust are sold to investors for cash. The securitization of credit card receivables is an effective balance sheet management tool for facilitating the credit card growth. Such securitizations reduce the net yield margin and provision for loan losses and increase non-interest income, but the net effect on Signet's earnings is minimal, while increasing the return on assets. Signet's Credit Card Division services the related credit card accounts after the receivables are securitized. Because securitization changes Signet's involvement from that of a lender to that of a loan servicer, there is a change in how the revenue is reported in the income statement.
For securitized receivables, amounts that would previously have been reported as interest income, credit card service charges and provision for loan losses are instead reported in non-interest income as credit card servicing income. Because credit losses are absorbed against these cash flows, Signet's credit card servicing income over the terms of these transactions may vary depending upon the credit performance of the securitized receivables. However, Signet's exposure to credit losses on the securitized receivables is contractually limited to these cash flows.

In certain marketing programs, Signet makes use of introductory periodic finance charge rates which are predominantly fixed for some initial period and at the conclusion of this period rise to a higher, variable rate finance charge. If accountholders choose to utilize competing sources of credit, the rate at which new receivables are generated may be reduced and certain purchase and payment patterns with respect to the receivables may be affected.

Signet has securitized a total of $3.3 billion of credit card receivables as of December 31, 1993 ($500 million in September, 1990, $500 million in March, 1991, $1.2 billion in September, 1993 and $1.1 billion in December, 1993). Table 14 indicates the impact of the securitizations on the statement of consolidated operations, average assets, return on assets and net yield margin for the past four years. It is management's intention to securitize additional credit card receivables in the near future and to continue to solicit new credit card accounts.

Signet has successfully implemented its information-based strategy to originate and manage credit card accounts. While
Signet

Table 25
Risk-Based and Other Capital Data
                                                  December 31
                                     1993                            1992
(dollars in thousands
- -except per share)             Balance   Percent               Balance   Percent
Common stockholders'
 equity                    $   964,662                    $    826,632
Less goodwill and
 other disallowed
 intangibles                   (23,404)                        (26,067)
   Total Tier I capital        941,258   11.12%                800,565     9.56%
Qualifying debt                222,607                         253,692
Qualifying allowance
 for loan losses               107,646                         106,656
    Total Tier II capital      330,253    3.90                 360,348     4.30
    Total risk-based











    capital                 $1,271,511   15.02%           $  1,160,913    13.86%
Total risk-adjusted assets  $8,466,048                    $  8,373,605
Leverage ratio                            8.13%                            7.24%


                                                            December 31
                                   1993         1992         1991          1990          1989

Ratios:
   Common equity to assets         8.14%       6.84%         6.33%         6.46%          6.02%
   Tangible common equity
   to assets                       7.88        7.02          5.82          6.07           5.73
   Total stockholders'
   equity +  allowance
   to loans                       19.30       18.80         17.69         13.96          11.70
   Internal equity
   capital generation rate        13.21       10.99         (5.58)          .01          11.42
   Common dividend
   payout ratio                   26.14       22.96           N/M        100.00          33.41
   Book value per share*         $17.04      $14.77        $13.17        $13.83         $14.07

* Adjusted for the two-for-one stock split declared on June 23, 1993 and distributed on July 27, 1993.



plans to continue to increase its investment in the credit card business and expects continued growth and further successes, the growth rate experienced during 1993 is not sustainable indefinitely. Signet plans to or has already started to implement this information-based strategy in other areas of the Company, such as educational lending, equity line and mortgage banking. It is too early to determine how successful this strategy will be in the other areas of the Company.

Risk Elements
Non-Performing Assets
Non-performing assets include non-accrual loans, restructured loans and foreclosed properties. Non-accrual loans are loans on which interest accruals have been suspended. It is Signet's policy to discontinue interest accruals on commercial and real estate loans when they become contractually past due 90 days as to principal or interest payments or when other internal or external factors indicate that collection of principal or interest is doubtful. Occasionally, exceptions are made to this policy if supporting collateral is adequate and the loan is in the process of collection. Credit card loans typically are charged off when the loan is six months past due and no payments have been received for 60 days, while other consumer loans typically are charged off when the loan is six months past due; therefore, these loans are not usually placed in non-accruing status. Restructured loans are loans on which a concession, such as a reduction in interest rate below the current market rate for new debt with similar risks, is granted to a borrower. Foreclosed properties are classified as either in substance foreclosures or legal foreclosures. In substance foreclosures occur when the borrower has little equity in the project based on the fair market value of the collateral, the repayment of the loan

Table 26
Intangible Assets
                                                                   December 31
(in thousands)                 1993            1992          1991          1990           1989
Goodwill                     $22,883         $26,067       $29,250       $32,433        $35,616
Credit card premium            7,271           8,094         8,917         9,740
Core deposit premiums         11,730          14,130        16,523
Mortgage servicing
 rights                       12,847           3,473         2,946         1,523            379
Total intangible assets      $54,731         $51,764       $57,636       $43,696        $35,995

The amortization of intangibles is expected to be approximately
$6,406 annually over the next five years.



can be made only through operations or the sale of the collateral, and the debtor has abandoned control of the collateral or has retained control but it is doubtful that in the foreseeable future the debtor will be able to rebuild sufficient equity or repay the loan. Legal foreclosures occur when Signet legally takes title to the collateral.

Non-performing assets at year-end 1993 totaled $116.5 million
(net of the $5.7 million foreclosed property reserve), or 1.83% of loans and foreclosed properties, compared with $181.1 million, or 3.08%, respectively, at the end of 1992. The decline in non-performing assets can be attributed to the Program. Overall non-performing real estate assets declined $76.4 million, or 52%, including $22.2 million of foreclosed properties (net of reserves). One large commercial credit ($24.7 million) was placed on non-accrual status at the end of 1993. In early 1994, the Company sold this loan well within the loan's allocated allowance at year-end. Table 15 provides details on the various components of non-performing assets and past due loans for the last five years.

Foreclosed properties totaled $42.6 million (net of reserve) at the end of 1993, and were equal to 37% of total non-performing assets and 60% of non-performing real estate assets. The reserve for foreclosed properties is analyzed in Table 16 and amounted to 12% of the foreclosed property balance before the reserve. The gross foreclosed properties balance reflected an aggregate discount of 48% from prior charge-offs and writedowns. There were $7.4 million of additions to the reserve













Table 27
Interest Rate Sensitivity
December 31, 1993
                                1-30     31-60    61-90     91-180      Within      180 Days-    >1 Year-      Over
(dollars in millions)           Days     Days     Days      Days        180 Days     1 Year      5 Years      5 Years
Earning assets (taxable
 equivalent basis):
Temporary investments          $2,427   $   95     $    6   $    38        $2,566      $    61      $ 23          $15
Investment securities             330       39         12        74           455          113     1,155           47
Loans                           2,985       39        538        65         3,627          102     2,217          364
Total earning assets            5,742      173        556       177         6,648          276     3,395          426
Interest bearing liabilities:
Deposits:
Savings(1)                        316               1,357        47         1,720          524       158        1,262
Other time                        319      158        207       435         1,119          418     1,059           16
Short-term borrowings           2,479       51         57        34         2,621            3         1
Long-term borrowings              150                  50                     200                     62            4
Total interest
 bearing liabilities            3,264      209      1,671       516         5,660          945     1,280        1,282
Non-rate related assets and
 liabilities, net                                                                                  1,218          360
Interest sensitivity gap        2,478      (36)    (1,115)     (339)          988         (669)      897       (1,216)
Impact of interest rate
 swaps, financial futures,
 floors and caps(2)              (306)    (512)    (1,200)     (263)       (2,281)        (260)    2,041          500
Impact of credit card
 securitizations and
 repricing(3)                  (1,799)     422        670       598          (109)         418      (309)
Interest sensitivity gap
 adjusted for impact of
 securitization interest rate
 swaps, financial futures,
 floors and caps(2)              $373    $(126)   $(1,645)   $   (4)      $(1,402)       $(511)   $2,629        $(716)
Adjusted interest sensitivity
 gap as a percentage of
 total assets                    3.17%  (1.07%)   (13.89%)        0%        (11.82%)     (4.31)%   22.17%      (6.04%)
Cumulative interest
 sensitivity gap                 $373    $247     $(1,398)  $(1,402)        $(1,402)   $(1,913)   $  716
Adjusted cumulative interest
 sensitivity gap as a
 percentage of total assets      3.17%   2.10%    (11.78%)  (11.82%)         (11.82%)   (16.13%)    6.04%

(1) Historical rate sensitivity analysis shows that interest checking and statement savings, while technically subject to immediate withdrawal, actually have shown repricings and run-off characteristics that generally fall within 1-5 years. A similar analysis has been done with the liquid savings and liquid checking products and these products have been adjusted accordingly.
(2) $400 million of caps on three-month LIBOR limits Signet's exposure to rising rates but would allow the Company to take advantage of declining rates.
(3) Some of the coupons on securitizations are tied to commercial paper and LIBOR rates and therefore are shown in the earliest period for repricing. While the income from securitization is booked in non-interest income, it is shown in this chart as it is impacted by rate movements.



charged to expense during 1993. These additions principally represented transfers from the allowance allocated to Program loans as these loans migrated to foreclosed properties.

Signet sold $39.8 million of foreclosed properties during 1993. The average discount from the loan balance prior to any charge-offs and writedowns was approximately 40%. This percentage was comprised of 18% taken as charge-offs prior to foreclosure and 22% taken in writedowns and other expenses at sale. Signet did not provide financing on any of the foreclosed properties sold in 1993.

Table 17 details Signet's non-performing real estate assets (construction loans, mortgage loans and foreclosed properties) at December 31, 1993 by location and types of projects. This table shows that the largest geographic exposure, 52%, was in the Metro-Washington area, and residential development projects made up 40% of the total.

Accruing loans past due 90 days or more as to principal or interest payments totaled $58.9 million and $64.8 million at the end of 1993 and 1992, respectively. The details of these past due loans are displayed in Table
18. The past due commercial and real estate loans were in the process of collection and were adequately collateralized. Also, of the 1993 past due other consumer loans, 75% or $17.0 million, were student loan delinquencies, which are indirectly government guaranteed and do not represent material loss exposure to Signet. As noted earlier, credit card loans typically are charged off when the loan is six months past due and no payments have been received for 60 days, while other consumer loans typically are charged off when the loan is six months past due; therefore, these loans are not usually placed in non-accruing status. Although credit card outstandings have risen sharply during 1993, there has not been a similar increase in credit card loans past due 90 days or more.

At year-end 1993, management was monitoring $113.2 million of loans for which the ability of the borrower to comply with present repayment terms was uncertain. These loans were not included in the above disclosure. They are followed closely, and management, at present, believes that the allowance for loan losses is adequate to cover anticipated losses that may be attributable to these loans.












Interest recorded as income on year-end non-accrual and restructured loans was $2.5 million, $5.4 million and $6.6 million for 1993, 1992 and 1991, respectively, compared with interest income of $7.5 million, $13.4 million and $22.9 million for the same respective periods which would have been recorded had these loans performed in accordance with their original terms. The pre-tax costs of carrying (funding) an average of $61.6 million of foreclosed properties in 1993, $114.7 million in 1992 and $135.7 million in 1991 were approximately $1.9 million, $4.2 million and $8.1 million, respectively, when calculated by applying an average annual cost of funds to the outstanding balance. These amounts have been calculated using historical rates; and may not necessarily reflect improved earnings on a prospective basis, as these funds may be reemployed at different rates.

The FASB recently issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." The new statement, which is effective for financial statements issued for fiscal years beginning after December 15, 1994, requires impaired loans be measured at the present value of expected future cash flows by discounting those cash flows generally at the loan's effective interest rate. The new statement also requires troubled debt restructurings involving a modification of terms be remeasured on a discounted basis. The Company is currently evaluating the impact that SFAS 114 will have on the Company; however, management does not expect that this statement will have a materially adverse impact on future results of operations or financial position.





Table 28
Liquidity Ratios
                                       December 31
                              1993      1992      1991      1990      1989
Ratio of liquid assets to:
Purchased funds              121.6%    130.5%    134.3%    121.0%     80.8%
Loans                         66.5      82.0      54.1      58.8      57.0
Assets                        35.4      39.4      28.3      33.2      33.0




Real Estate Lending
This section of the Report discusses and details Signet's entire real estate loan exposure, while the next section, entitled Accelerated Real Estate Asset Reduction Program, discusses the successful steps management has taken to reduce Signet's overall risk real estate exposure.

Signet's real estate-construction loan exposure at December 31, 1993, totaled $310 million, a decline of 44%, or $239 million, from the 1992 year-end level. Approximately 61% of these loans was located in the Metro-Washington area, while only 3% was located outside Signet's market area. The largest type of construction financing was residential, followed closely by office buildings. Of the construction loan portfolio, $17.8 million were on non-accruing status and $3.5 million were classified as restructured troubled debt at year-end (see discussion on Non-Performing Assets). Also, virtually all of Signet's $42.6 million (net of reserve) of foreclosed properties resulted from construction lending. The remaining unfunded commitments on Signet's construction loans at year-end 1993 totaled approximately $102 million.

The other category of real estate lending is mortgage loans, which includes two categories-commercial mortgage and residential mortgage. Commercial mortgage loans totaled $582 million at December 31, 1993 and included $290 million of mini-permanent (interim) mortgage loans. Construction loans typically are converted to mini-permanent mortgage loans when the related project is cash flowing to cover debt service and permanent financing, for various reasons, is not desired or obtainable at the present time. Residential mortgages consist of conventional home mortgage loans and have experienced very few losses. This loan category totaled $71 million at year-end 1993.

Table 19 stratifies Signet's year-end 1993 total risk real estate loan portfolio, which excludes residential mortgages. The table shows that approximately 12% of the portfolio was in residential development projects, which management believes generally represent less risk than commercial projects. Additionally, 94% of the $102 million unfunded construction loan commitments are residential, which are usually not fully funded.

Accelerated Real Estate Asset
Reduction Program ("the Program")
As previously noted, the Company initiated a program in December, 1991, to accelerate the reduction of real estate assets. The Program's objective was to significantly reduce the Company's overall exposure to risk real estate assets through the use of discounts without adversely impacting future earnings. The Program has been very successful and has substantially accomplished its objective as evidenced in the following discussion. As a result of the success, Signet terminated the Program as a separate reporting unit effective January 1, 1994. The remaining assets will be assigned to work out units or in some cases, will be allowed to mature in accordance with their terms. Table 20 shows the composition of the portfolio by project type and location.

Since inception of the Program, its assets (before reserves) have been reduced by 65%, or $567.1 million. As shown in Table 21, the Program started with $645.8 million of assets (net of the allowance for loan losses of $179.5 million and the reserve for foreclosed properties of $41.6 million) and ended 1993 with $236.5 million of assets (net of the allowance for loan losses of $57.6 million and the reserve for foreclosed properties of $5.7 million).

During the two years of the Program's operation, the largest reductions of assets were in real estate-construction performing loans ($351.3 million), real estate-construction non-accrual loans ($95.9 million) and legal foreclosed properties ($81.6 million). Total loans declined by 64%, or $452.9 million, and foreclosed properties declined by 73%, or $114.2 million. Of the remaining assets in the Program at December 31, 1993, $238.9 million, or 80%, were performing loans and $70.1 million, or 23%, were residential development projects. Table 22 details the activity that occurred in the Program for 1993 and since inception. Transfers out of the Program noted in Table 22 currently meet Signet's underwriting standards and acceptable risk profiles.

In 1992 and 1993, Signet sold $145.2 million of Program foreclosed properties at a 23% discount from the December 31, 1991 balance, which was approximately equal to the 21% discount established on these properties. Loans removed from the Program on financings, payoffs, etc. were
$350.5 million. Discounts taken on these loans were 22% compared to the 26% discount originally established. Since the commencement of the Program, the total discounts taken for all asset sales or removals were 23% compared to the 24% discount established.

The remaining discounts in the Program at year-end 1993 of $63.4 million represented 21% of the assets in the Program as compared to 26% at the inception of the Program. The lower level of remaining overall discount is a reflection of reducing certain assets during 1992 and 1993 with high discounts and aggressively writing down certain properties to anticipated sale prices. Table 23 indicates that previous writedowns and charge-offs, coupled with the current allowance/reserve provides coverage of 23% on performing loans, 58% on non-performing loans, 56% on foreclosed properties and 34% in the aggregate. Management believes that the remaining discount of $63.4 million is adequate to resolve the remaining Program assets.

There were $15 million of unfunded commitments at December 31, 1993 compared to $47 million and $118 million at December 31, 1992 and 1991, respectively. At December 31, 1993, remaining balances on assets which Signet financed totaled $47 million (which were retained in the Program) under normal business terms and with normal underwriting standards, except for $5 million of which were considered restructured troubled debt and were included in the Program's non-performing assets.

Funding
Deposits
The Company offers a diverse range of products to its customers, including interest bearing and non-interest bearing demand, savings and certificates of deposits, both domestic and foreign. Signet competes for deposits with other commercial banks, with savings banks, savings and loan associations, the bond and stock market and other providers of non-bank financial services, including money market funds, credit unions and other deposit gathering institutions.

Average deposits totaled $7.7 billion for 1993, a decrease of 2%, or $154 million, from 1992. The overall decrease and the change in the mix of deposits was principally the result of declining rates and the consumers' decision to shorten maturities, increase liquidity and to move funds into non-financial institution products. Signet's own mutual fund family, the Signet Select Series, attracted $199 million in 1993, a portion of which was generated from deposit customers of the Company. In addition, Signet's sales of non-proprietary mutual fund and annuity products totaled $86 million in 1993. These products provide fee income for the Company which raises the return on assets.

Core deposits averaged $7.3 billion for 1993, a decrease of 4% from 1992. These deposits represent Signet's largest and most important funding source due to their relatively low cost and reasonably stable nature. The category of core deposits which experienced the greatest decline was savings certificates which fell $603 million, or 20%, from 1992 as depositors responded to lower interest rates by shortening the maturities of their investments and transferring their funds into money market and demand products. This source of funding also enhances the overall liquidity position of the Company. Signet has maintained its deposit and customer base during the year through new products, innovative marketing techniques and quality customer service; however, the competition among the various financial institutions for these deposits and increased awareness on the part of consumers and desire for a higher return on their funds has effectively increased the relative cost of and reduced the overall benefits received from these deposits.

Purchased deposits (large denomination certificates and foreign deposits), averaged $473 million for 1993, an increase of $178 million, or 60%, from the prior year. The majority of the large denomination certificates are sold to existing corporate customers. The demand for such funds depends upon the Company's varying financing needs and also reflects the previously mentioned customers' shifting of deposits to shorter more liquid products. As a result, the interest rates are based upon market competition for these funds. Table 24 shows the maturity composition of large denomination certificates at year-end 1993.

Short-Term and Long-Term Borrowings
Short-term borrowings consist of federal funds purchased, securities sold under repurchase agreements, commercial paper, Treasury tax and loan deposits, Federal Reserve borrowings and short-term borrowings from other banks. This category of borrowings is an accessible source of moderately priced funds and has become an important financing vehicle for Signet's balance sheet management. Signet supplements its funding sources in the short-term money market and through securitizations. These instruments have an original maturity of less than one year. This category increased
$440 million, or 21%, over 1992 to average $2.5 billion.
The increase in purchased funds was to temporarily fund the growth in credit card receivables prior to securitization.
See Note G to Consolidated Financial Statements for further details on this source of funds.

Long-term borrowings represent a very stable, although relatively expensive, source of funds and have been used to provide Tier II capital to Signet's subsidiaries, for acquisitions and for general corporate purposes. This category averaged $287 million for 1993, a decline of 4%, or $12 million, from 1992. This decline resulted partly from regularly scheduled amortization of principal and maturities and from a prepayment of a high rate mortgage. No long-term debt was issued during the year. On February 1, 1994, Signet called for redemption at par the remaining $11.9 million of 7 3/4% Senior Debentures due in 1997. Note H to Consolidated Financial Statements provides a detailed analysis of long-term borrowings at December 31, 1993 and 1992.

Stockholders' Equity
Stockholders' equity provides a source of permanent funding, allows for future growth and assists the Company to withstand unforeseen adverse developments. At December 31, 1993, stockholders' equity totaled $965 million, an increase of $138 million, or 17%, from the previous year-end level of $827 million. The increase reflects net retained income for 1993 of $129.4 million and the issuance of common stock through investor and employee stock purchase plans, as well as the stock option plan, which, in total, added an additional $9.2 million in net proceeds to equity.

As an indication of Signet's improved financial health, the Board of Directors approved a 25% quarterly dividend increase from $.20 to $.25 per share effective with the dividend payable November 24, 1993. This latest increase followed a 33% increase declared on April 28, 1993. The result of the two dividend increases in 1993 was to increase the annual rate to $1.00 from $.60 per share, or a 67% increase.

The principal source of dividends to be paid by the Company to its shareholders is normally dividends and interest from the Company's subsidiary banks. Various state and federal laws and policies limit the ability of the Company to pay dividends to shareholders and the ability of Signet's subsidiary banks to pay dividends to the Company. Under applicable regulatory restrictions, all of the Company's banking subsidiaries will be able to pay dividends to the Company in 1994.

Capital Analysis
A primary objective of management is and has been to sustain its strong capital position to merit the confidence of customers, the investing public, banking regulators and stockholders. A strong capital position has helped the Company withstand unforeseen adverse developments and take advantage of profitable investment opportunities. It also allowed Signet to implement the Program during 1991 and increase its quarterly dividend by 67% during 1993.

Capital adequacy is defined as the amount of capital needed to maintain future asset growth and to absorb losses. Regulators consider a range of factors when determining capital adequacy, such as the organization's size, quality and stability of earnings, risk diversification, management expertise, asset quality, liquidity and internal controls. Management reviews the various capital measures monthly and takes appropriate action to ensure that they are within established internal and external guidelines. Management believes that Signet's current capital and liquidity positions are strong and that its capital position is adequate to support its various lines of business.

Effective in 1989, the Federal Reserve Board issued capital guidelines which are sensitive to credit risk factors (including off-balance sheet exposure). Emphasis is placed on common stockholders' equity in relationship to total assets adjusted for risk. The focus is principally on credit risk, but does include certain interest rate and market risks when assigning risk categories. The risk-based capital guidelines define capital as either core capital (Tier I) or supplementary capital (Tier II). These guidelines required banking organizations to meet a minimum total capital ratio of 8%, with at least 4% Tier I Capital, by year-end 1992. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the risk-based capital standards will be revised in 1994 to incorporate interest rate risk.

FDICIA also requires the federal banking agencies to take prompt corrective action in respect to depository institutions that do not meet minimum capital requirements. FDICIA established five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier depends upon where its capital levels are in relation to various relevant capital measures, which include a risk-based capital measure and a leverage ratio capital measure, and certain other factors. As of December 31, 1993, all three of Signet's banking subsidiaries met the well-capitalized criteria.

As detailed in Table 25, the Company's consolidated risk-based capital ratios at December 31, 1993 were 15.02% and 11.12% for Total Capital and Tier I Capital, respectively. The Federal Reserve Board also requires a minimum leverage ratio of 3%. For most corporations, including Signet, the minimum leverage ratio is 3% plus an additional cushion of at least 100 to 200 basis points depending upon risk profiles and other factors. The leverage ratio is calculated by dividing Tier I Capital by the current quarter's total average assets less goodwill and other disallowed intangibles. Signet's leverage ratio at December 31, 1993 was 8.13%. For informational purposes, Table 26 details the components of Signet's intangible assets for the past five years and the estimated amortization for the next five years.

Off-Balance Sheet Risk
Signet has been party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to participate in trading activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit, forward and futures contracts, interest rate swaps, interest rate caps and floors written, options written and mortgages sold with recourse. These instruments involve, to varying degrees, elements of credit or interest rate risk in excess of the amount recognized on the balance sheet. Signet used the same credit policies for off-balance sheet items as it does for on-balance sheet instruments. See the Interest Rate Sensitivity discussion and Note O to Consolidated Financial Statements for further details of off-balance sheet risk.

Interest Rate Sensitivity
Signet's interest rate sensitivity position is managed by the Asset and Liability Committee ("ALCO"). ALCO's purpose is to optimize rate sensitive income by managing balance sheet mix and interest rate sensitivity in order to create an acceptable balance among soundness, profitability and liquidity. Legislative changes, monetary control efforts and the effects of deregulation have significantly affected the task of managing interest rate sensitivity positions in recent years. Interest rate sensitivity is the relationship between changes in market interest rates and changes in net interest income due to the repricing characteristics of assets and liabilities. When interest rates are rising, a net asset position is desirable as more assets will be repriced at higher rates than liabilities, resulting in a favorable impact on net interest income. Similarly, when interest rates are declining, a net liability position is preferred. ALCO routinely uses derivatives such as interest rate swaps to insulate the Company against the possibility of sudden changes in interest rates. ALCO, in managing interest rate sensitivity, also uses simulations to better identify the impact that market changes and alternative strategies might have on net interest income. Current simulations indicate that an immediate and sustained 100 basis point change in interest rates would have less than a 4% impact on rate sensitive income over the next twelve months, reflecting Signet's conservative balance sheet strategy. ALCO operates under a policy to limit the impact of a sudden 100 basis point change in interest rates to no more than a 5% change in net income over a twelve month period.

During 1993, as well as at year-end, Signet positioned itself for a declining rate environment. While Table 27 shows a basic 180-day net asset position of $988 million at December 31, 1993, the Company had taken steps to limit its exposure to rising rates through the purchase of derivative products. Execution of these off-balance sheet interest rate and hedging instruments resulted in an 180-day net liability position of $1.4 billion, or 12% of total assets. At December 31, 1993, the notional values of the Company's derivative products for the purpose of hedging interest rate risk are $2.4 billion of interest rate swaps, $700 million of interest rate floors, $400 million of interest rate caps and $200 million of futures contracts.

Interest rate swaps, where the Company makes variable rate payments and receives fixed rate payments, were entered into to hedge the interest rate sensitivity in the Company's existing balance sheet mix. During 1993, the Company's interest rate swaps increased income on earning assets by $2.7 million and reduced borrowing costs by $90.3 million. The majority of the existing interest rate swaps have either a 3- or 5- year life and will have matured by 1999. Interest rate floors, with average strike prices of approximately 5% tied to the three-month London Inter-Bank Offering Rate ("LIBOR"), increased income on earning assets by $11.4 million in 1993. Interest rate floors were purchased to hedge variable rate assets against decreases in interest rates. Maturity dates on the interest rate floors range from 1997-2003. Interest rate caps, with average strike prices of approximately 5.5% tied to the three-month LIBOR, increased borrowing costs by $7.9 million in 1993. Interest rate caps were purchased to hedge variable rate liabilities against increases in interest rates. All existing interest rate caps will mature by mid-1995. Futures contracts were purchased to hedge interest rate changes in temporary investments. During 1993, gains of $200 thousand on closed contracts increased income on temporary investments. As the derivative contracts mature, management will determine the necessity to enter into additional contracts at that time.

Liquidity
Liquidity is the ability to meet present and future financial obligations either through the sale or maturity of existing assets or by the acquisition of additional funds through liability management. Therefore, both the coordination of asset and liability maturities and effective liability management are important to the maintenance of liquidity. Stable core deposits and other interest-bearing funds, accessibility to local, regional and national funding sources and readily marketable assets are all important determinants of liquidity. Table 28 reflects certain liquidity ratios for the past five year-ends. The 1993 ratios remained very strong.

Asset liquidity is generally provided by temporary investments. Table 8 shows 54% of this portfolio maturing within 90 days. As indicated in Table 9, $172 million of investment securities mature within one year. Liability liquidity is measured by the Company's ability to obtain deposits and purchase funds at favorable rates and in adequate amounts and by the length of maturities. Since core deposits are the most stable source of liquidity a bank can have because they are government insured, the high level of average core deposits during 1993 maintained the Company's strong liquidity position. Signet's 1993 year-end and average loan balances were entirely funded with core deposits. Signet's equity base, as noted earlier, also provides a stable source of funding. The parent company does not rely on the capital markets for funding on a regular basis. The parent company issues a modest amount of commercial paper in its local market, which is reinvested in repurchase agreements with its subsidiary banks (included in Advances to Bank Subsidiaries on the parent company's balance sheet). Additionally, the parent company does not have any significant long-term debt issues maturing until 1997; however, as noted earlier, on February 1, 1994, Signet called for redemption at par the remaining $11.9 million of 7 3/4% Senior Debentures due in 1997.

For 1993, cash and cash equivalents declined by $321 million as Federal funds sold overnight dropped sharply. Cash provided by operations was $424 million for this time period resulting mainly from proceeds from securitization of credit card loans. Cash used by investing activities amounted to $304 million principally due to an increase in loans. Cash used by financing activities amounted to $441 million due primarily to the decrease in short-term borrowings.

Inflation
Since interest rates and inflation rates do not always move in concert, the effect of inflation on banks, may not necessarily be the same as on other businesses. A bank's asset and liability structure differs significantly from that of manufacturing and other concerns in that virtually all assets and liabilities are of a monetary nature. Inflation affects a bank's lending activities. Since inflation tends to drive the costs of goods and services higher, the level of customers' financing needs usually rise to keep pace. As loan demand increases, competition for variable funds may raise the base rate charged for these funds. Banks are then faced with increased credit risk as borrowers experience greater exposure to financial risk from the higher rates. In such cases, banks place more emphasis on the adequacy of the allowance for loan losses. As a result, continued inflation increases the overall cost of doing business, both directly and indirectly.

Fair Value
The FASB has issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" and Note R to Consolidated Financial Statements includes the requirements of this statement. Since interest rates, credit risks and other dimensions of fair value of the Company's assets, liabilities and off-balance sheet instruments change rapidly and, additionally, since this disclosure excludes some aspects of the Company's overall fair value, Note R should not be viewed as an indication of the Company's overall market value. Furthermore, certain valuation techniques used in developing Note R require assumptions and forecasts of cash flows. While Note R complies with Statement No. 107, these assumptions and other subjective determinations should be considered when interpreting the data.




Signet Banking Corporation and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations-1992 Compared to 1991

Summary of Performance
On June 23, 1993, the Company declared a two-for-one split of its common stock in the form of a 100% stock dividend. One additional share of stock was issued on July 27, 1993, for each share held by stockholders of record at the close of business on July 6, 1993. All per share data in this Report have been adjusted to reflect this stock split.

Signet's financial performance for 1992 and 1991 was affected by several events. During 1992, Signet completed the successful conversion of existing automated applications (except credit card and commercial loans) to an integrated system and increased the common stock dividend by 50%, from an annual rate of $.40 to $.60 per share. In 1991, Signet made a special provision of $165.0 million ($146.6 million to the allowance for loan losses and $18.4 million to the reserve for foreclosed properties) to accelerate the reduction of real estate assets. In addition, 1991 included the assumption of approximately $450 million of deposits from the failed Madison National Banks in Washington, D.C. and Virginia ("the failed Madison Banks"), the March 1991 securitization of $500 million of credit card receivables and the fourth quarter sale of the merchant credit card processing business.

Signet reported consolidated net income of $109.2 million for 1992, or $1.96 per share, compared with a consolidated net loss of $25.7 million, or $.48 per share, in 1991. The 1992 performance reflected improved net interest margins, substantial growth in non-interest sources of revenues, expense control and significant improvement in asset quality, which was due primarily to the success of the Accelerated Real Estate Asset Reduction Program ("the Program"). The Program was established at the end of 1991 to enable the Company to reduce problem real estate assets and minimize their impact on future earnings. The Company reduced its overall risk real estate exposure (construc tion loans, commercial mortgage loans and foreclosed properties) by $417 million and non-performing assets declined by $151 million to total $181 million at December 31, 1992. Profitability measures reflected the improved level of earnings in 1992 as return on assets ("ROA") was .98% and return on common stockholders' equity ("ROE") was 14.22%.












Comparative 1991 results included net securities gains of $93.2 million, an $8.9 million gain on the sale of the merchant credit card processing business, $14.6 million of credit card solicitation expenses, as well as the $165.0 million special loan loss and foreclosed property provisions to establish the Program mentioned above.

Income Statement Analysis
Net Interest Income
Taxable equivalent net interest income was $454.9 million for 1992, an increase of $34.9 million, or 8%, over 1991. The overall improvement in net interest income resulted from the mix and volume of earning assets and interest bearing liabilities, and their relative sensitivity to interest rate movements.

The net yield margin rose in 1992 to 4.47% from 3.98% for 1991, an increase of 49 basis points. The increase in the net yield margin was the net result of several factors: a change in the mix of earning assets due primarily to the impact of the 1991 credit card securitization (9 basis points); and lower yields on and changes in the mix of earning assets, including temporary investments, due to the lower rate environment experienced during 1992 (168 basis points) offset, in part, by a favorable change in the mix of funding sources and, due to the lower rate environment, lower costs associated with these funding sources (202 basis points); lower levels and related effects of non-performing loans (10 basis points); and higher levels of credit card outstandings and demand deposits (14 basis points).


Provision and Allowance for Loan Losses
The provision for loan losses totaled $67.8 million for 1992, a decrease of $219.7 million from the 1991 total of $287.5 million. As noted earlier, in December, 1991, Signet made a special provision of $146.6 million to the allowance for loan losses as part of the Program.

Net charge-offs amounted to $131.6 million for 1992, compared with $123.3 million in 1991. Increases were noted in both real estate categories. Real estate-construction net charge-offs for 1992 totaled $57.9 million, up from the $31.0 million level reported for 1991, while real estate-mortgage net charge-offs (primarily commercial mortgages) totaled $14.8 million, compared to $3.0 million for last year.

Of the $72.7 million in real estate net charge-offs, $63.8 million were in Program loans. Commercial net charge-offs totaled $26.2 million for 1992, a decrease of $25.8 million from 1991. This included $6.8 million of commercial net charge-offs in the Program. Other consumer net charge-offs increased to $3.4 million, or .29% of average other consumer loans. Credit card net charge-offs amounted to $29.3 million in 1992, or 4.13% of average credit card loans. The 1992 net charge-offs ratio for the credit card loans both on balance sheet and securitized was











5.31%. This is slightly lower than the 1991 level of 5.46% and reflects a downward trend in charge-offs and delinquencies. The two credit card securitizations reduced the dollar level and ratios of credit card net charge-offs for 1992 in comparison with 1991.

 The allowance for loan losses at December 31, 1992 was $265.5 million, or 4.57% of year-end loans, compared with the 1991 year-end allowance of $329.4 million, or 5.60% of loans, and included
$100.0 million designated for the Program. The 1991 year-end allowance included $179.5 million designated for the Program. The
1992 allowance for loan losses was 228% of year-end non-performing loans and 147% of year-end non-performing assets indicating significantly improved coverage over 1991 when the December 31, 1991 allowance for loan losses was 157% of non-performing loans and 99% of non-performing assets.



Non-Interest Income
Non-interest operating income amounted to $281.0 million for 1992, an increase of $32.5 million, or 13% over 1991. Credit card servicing income totaled $101.2 million for 1992, an increase of $38.5 million over last year. This category primarily houses the income received for servicing the $1.0 billion of credit card receivables securitized ($500 million in September, 1990 and $500 million in March, 1991). Service charges on deposit accounts continued its steady growth with an increase of $4.0 million, or 6%, over 1991 to $67.0 million. This growth was the result of a full year of service charges on the deposits assumed from the failed Madison Banks, increased volume of business activity and fee repricing due to rising costs of servicing deposit accounts and to an emphasis on profitability in target pricing for certain services. Credit card service charges, which include membership fees and other credit card processing fees, totaled $31.6 million for 1992, a decline of $10.7 million from 1991 due to the securitizations and the 1991 fourth quarter sale of the merchant credit card processing business. Trust income, which totaled $15.9 million, was slightly below last year, due to revised fee schedules and a change in the mix of business activity in the trust services area. Mortgage origination and servicing income totaled $16.5 million for 1992 compared to $8.7 million in 1991, an increase of 89%, as a result of a significant increase in the volume of mortgage refinancings. During 1992, mortgage production totaled $1.1 billion, which was more than double the 1991 level. Since the majority of these loans are sold in the secondary market with servicing retained by
Signet, the Company's servicing portfolio grew to $2.1 billion at December 31, 1992. Trading profits totaled $11.2 million, a decrease of $3.7 million from 1991. Other service charges and fees, which consist primarily of fees related to: discount brokerage ($6.7 million); commercial and standby letters of credit ($4.7 million); and checkbooks ($2.8 million) totaled $17.5 million, an increase of 37% from 1991. The remaining recurring categories of non-interest operating income, which included safe deposit box rentals, income from various insurance products and miscellaneous income from other sources, amounted to $20.1 million for 1992, an increase of $.8 million, or 4% over 1991.

In 1992, Signet recognized net losses of $7.4 million on investment securities and securities available for sale transactions primarily the result of $17.0 million of writedowns on collateralized mortgage obligation residuals and excess mortgage servicing held in the investment securities portfolio. These securities are sensitive to the increases in mortgage prepayments caused by the lower interest rates and high volume of refinancings experienced during 1992. Gains of $10.5 million were recognized on transactions in the securities available for sale portfolio, primarily on sales of 30-year mortgage-backed securities. The net losses of $7.4 million in 1992 compares with $93.2 million of net gains in 1991, primarily on transactions in the Company's available for sale portfolio.

Non-Interest Expense
Non-interest expense for 1992 totaled $499.2 million, a decrease of $9.7 million, or 2% from 1991. Excluding foreclosed property expense from both years, non-interest operating expense increased 10% as a result of increases in incentive compensation, employee benefits and credit card solicitation costs.

Staff expense (salaries and employee benefits), the largest component of non-interest expense, totaled $236.0 million, a 13%
increase over 1991. Salaries (excluding incentives of $20.8
million for 1992 and $10.1
million for 1991) declined year-over-year due to the reduction in staff, which was offset partially by promotional and merit increases. The incentive compensation amounts increased as a direct result of the overall performance of the Company. For 1992, profit sharing awards of $13.0 million were recorded in the employee benefits category due to higher corporate earnings. In 1991, no profit sharing expense was incurred. The rising cost of medical insurance and other benefits also contributed to the overall increase in employee benefits. Part of the decline (approximately
270) in the number of employees during 1991 was related to contracting out data processing services to a third party vendor.

Both 1992 and 1991 included expenses related to the credit card solicitation program initiated during early 1989. These costs totaled $23.1 million ($15.3 million after-tax, or $.27 per share) for 1992 and $14.6 million ($9.7 million after-tax, or $.18 per share) for 1991.

Supplies and equipment expense declined $4.1 million or 11% year-to-year primarily due to Signet's decision to outsource its information services. Public relations, sales and advertising expense during 1992 declined $1.3 million from the 1991 level due to reductions in promotional campaigns. Two non-interest expense categories (professional services and credit and collection)











reflected the costs associated with increased business volume and expense related to the economic downturn net of several cost reduction initiatives instituted during 1991 and 1992. Other non-interest expense declined $6.3 million, or 15%, from 1991. This decrease was due primarily to a lower and more normal level of operational losses during 1992.

The decrease of $51.3 million in foreclosed property expense was primarily due to the provisions recorded during 1991 to establish a reserve for foreclosed properties. During 1992, provisions of $15.5 million were expensed compared to $71.9 million during 1991. This reserve had a balance of $10.6 million at year-end
1992. The majority ($60.4 million, or 93%) of Signet's net foreclosed properties at the end of 1992 were included in the Program.


 During 1991, Signet assumed the deposit liabilities of the failed Madison Banks and incurred some transition and branch operating costs associated with this assumption. Most of the expense categories were affected to some extent by these costs, which totaled approximately $7 million in 1991.

Income Taxes
Income tax expense reported for 1992 was $32.9 million as compared with income tax benefit of $30.9 million for 1991. This represented an effective tax rate of 23.2% for 1992 and an effective tax benefit rate of 54.6% for 1991. The Company's income taxes (benefit) were significantly affected by the alternative minimum tax credit in 1992 and by the relative proportion of taxable and tax-exempt income due to the increased provision for loan losses in 1991. The 1992 income tax expense included an alternative minimum tax credit of $6.3 million.

Balance Sheet Review
Earning Assets
Average earning assets totaled $10.2 billion for 1992, a decline of 3% from the 1991 level. Decreases occurred in the temporary investments ($1.1 billion) and loan ($453 million) portfolios, while the investments securities portfolio increased by $1.2 billion. A detailed discussion of each earning asset category follows.

Temporary investments averaged $2.4 billion, a decrease of 32%, from 1991. This category of earning assets decreased significantly from 1991 to 1992 in recognition of Signet's liquidity position, the lower level of deposits and the sluggish economy. In addition, $262.9 million of mortgage-backed securities available for sale were sold during 1992 resulting in net gains of $10.5 million. The overall portfolio yield of 5.25% declined from the 1991 level of 7.96% due to the significantly lower market rates experienced during 1992.


Investment securities for 1992 averaged $2.1 billion, an increase of $1.2 billion over the 1991 level. The Company increased its holdings of U.S. Treasury securities during late 1991 and 1992 in response to reduced loan demand and to generate sustainable sources of interest income. In addition, $17 million of writedowns were recorded in the Company's portfolio of collateralized mortgage obligation residuals and excess mortgage servicing caused by the previously noted increase in prepayments on the mortgages underlying these types of securities. This portfolio totaled $8.8 million at year-end 1992. At year-end 1992, the investment securities portfolio (excluding securities having no maturity) had a remaining average maturity of 5 years and unrealized gains of $51.1 million and unrealized losses of $15.8 million. Investment securities portfolio yields declined to 6.99% in 1992 from the 1991 level of 8.84% as a result of the change in the mix of the portfolio caused by the more recently purchased U.S. Treasuries.

Loans (net of unearned income) for 1992, averaged $5.6 billion, a decrease of $453 million, or 7%, from the 1991 level. Decreases occurred in all loan categories, on average, except for a 13% increase in credit card loans. The loan portfolio was significantly affected in 1991 and 1992 by the two credit card securitizations and weak loan demand caused by the sluggish economy and customers lowering their debt levels. Commercial loans, which represented 40% of the total average loan portfolio, averaged $2.2 billion for 1992, a slight decline from 1991.
Signet's commercial loan portfolio is strongly oriented toward diversified middle market borrowers. Credit card receivables averaged $709 million for 1992, an increase of 13% from 1991, and represented 13% of the total average loan portfolio. The credit card outstandings were significantly reduced by the $1.0 billion of securitizations ($500 million in September, 1990 and $500 million in March, 1991). The credit card solicitation program added approximately 400,000 new accounts for 1992. Other consumer loans averaged $1.2 billion for 1992, a 7% decline from 1991, and represented 21% of the total loan portfolio. This category consisted of home equity loans
($491 million-1992, $512 million-1991), student loans ($293
million-1992, $276 million-1991), second mortgage loans ($98 million-1992, $127 million-1991), direct and indirect automobile installment loans ($73 million-1992, $117 million-1991), and other consumer-type loans ($244 million-1992, $259 million-1991).
Real estate-construction loans totaled $776 million, a decrease of 28%, or $306 million, from the 1991 average. It represented
14% of the average loan portfolio for 1992 down from 18% in 1991.
Real estate-commercial mortgage loans represented 11% of the average loan portfolio. This category averaged $604 million, a decrease of less than 1%, from 1991. The portfolio consisted of $412 million of commercial mortgage loans and $192 million of mini-permanent (interim) mortgage loans. Real estate-residential mortgage loans declined $29 million, or 24%, from 1991 to average $94 million.

Risk Elements
Non-Performing Assets
Non-performing assets at year-end 1992 totaled $181.1 million
(net of the $10.6 million foreclosed property reserve),











or 3.08% of loans and foreclosed properties, compared with $332.4 million, or 5.53%, respectively, at the end of 1991.
The overall decline in non-performing assets can be directly attributed to the Program. Overall non-performing real estate assets declined $154.9 million, or 50%, including $57.6 million of foreclosed properties (net of reserves). Foreclosed properties totaled $64.8 million (net of reserve) at the end of 1992, and represented 36% of total non-performing assets and 44% of non-performing real estate assets. The reserve for foreclosed properties at the end of 1992 represented 14% of the foreclosed property balance before the reserve which already reflected a 51%
discount from prior charge-offs and writedowns. There were $15.5 million of additions to the reserve charged to expense during 1992. Signet sold $116.0 million of foreclosed properties during 1992. The average discount from the loan balance prior to any charge-offs and writedowns was approximately 37%. This percentage was comprised of 13% taken as charge-offs prior to foreclosure and 24% taken in writedowns and other expenses at sale. Of the $116.0 million of foreclosed properties sold during 1992, Signet provided financing, under normal business terms and underwriting standards, of $25.6 million.

Accruing loans past due 90 days or more as to principal or interest payments totaled $64.8 million and $92.0 million at the end of 1992 and 1991, respectively. At year-end 1992, management was monitoring $128.9 million of loans for which there was uncertainty as to the ability of the borrower to comply with present repayment terms and which were not included in the above disclosure.

Real Estate Lending
Signet's real estate-construction loan exposure at December 31, 1992, totaled $549 million, a decline of 42%, or $404 million, from the 1991 year-end level. Approximately 62% of these loans was located in the Metro-Washington area, while only 5% was located outside Signet's market area. The largest type of construction financing was office buildings, followed closely by residential.

The other category of real estate lending is mortgage loans, which consist of two categories-commercial mortgage and residential mortgage. Commercial mortgage loans totaled $632 million at December 31, 1992 and included $281 million of mini-permanent (interim) mortgage loans. Residential mortgages totaled $78 million at the 1992 year-end.

Accelerated Real Estate Asset
Reduction Program ("the Program")
The Company initiated a program in December, 1991, to accelerate the reduction of real estate assets. The Program's objective was to significantly reduce the Company's overall exposure to risk real estate assets through the use of discounts without adversely impacting future earnings.

During 1992, Program assets (before reserves) were reduced by











41%, or $355.5 million. The Program started the year with $645.8 million of assets (net of the allowance for loan losses of $179.5 million and the reserve for foreclosed properties of $41.6
million) and ended 1992 with $400.9
million of assets (net of the allowance for loan losses of $100.0 million and the reserve for foreclosed properties of $10.6 million).

During 1992, Signet sold $110.3 million of Program foreclosed properties at a 20% discount from the previous year-end balance. This was approximately equal to the discounts established on these properties. Loans removed from the Program on refinancings, payoffs, etc. were $161.1 million. Discounts taken on these loans were 15% compared to the 21% discount originally established. In total, the discounts taken for all asset sales or removals were 18% compared to the 21% discount established.

The remaining discounts in the Program at year-end 1992 of $110.6 million represented 21.6% of the assets in the Program as compared to 25.5% at the inception of the Program. The previous writedowns and charge-offs, coupled with the current allowance/reserve provides coverage of 25% on performing loans, 32% on non-performing loans, 50% on foreclosed properties and 31% in the aggregate.

Funding
Deposits
Average deposits totaled $7.9 billion for 1992, a decrease of 6%, or $476 million, from 1991. This decline was due primarily to decreases of $630 million in savings certificates and $458 million in large denomination certificates. Core deposits averaged $7.6 billion for 1992, a decrease of less than 1% from 1991. Purchased deposits, primarily large denomination certificates, averaged $296 million for 1992, a decrease of $470 million, or 61%, from 1991. Signet's own mutual fund family, the Signet Select Series, attracted $102 million in 1992. In addition, Signet's sales of non-proprietary mutual fund and annuity products totaled $135 million in 1992.

Short-Term and Long-Term Borrowings
Short-term borrowings increased $97 million, or 5%, over 1991 to average $2.1 billion. Long-term borrowings averaged $298 million for 1992, a decline of 6%, or $19 million, from 1991.

Capital
At December 31, 1992, stockholders' equity totaled $827 million, an increase of $115 million, or 16% from the previous year-end level of $712 million. The increase reflected net retained income for 1992 of $84.4 million and the issuance of 626,372 shares of new common stock in a public offering in May, 1992, which provided approximately $19.7 million in new equity. Issuance of common stock through investor and employee stock purchase plans, as well as the stock option plan, added an additional $6.9 million in net proceeds to equity.












In November, 1992, Signet increased its quarterly dividend from $.10 to $.15 per share, which brought the new annual rate to $.60 from $.40 per share. The valuation allowance for marketable equity securities declined by $4.0 million during 1992 due principally to the improvement in the market value of certain of these securities. At year-end 1992, the book value of these securities was approximately market value. The Company's consolidated risk-based capital ratios at December 31, 1992 were 13.86% and 9.56% for Total Capital and Tier I Capital, respectively. Signet's leverage ratio at December 31, 1992 was 7.24%.

Interest Rate Sensitivity, Liquidity and Inflation
At December 31, 1992, the Company had a basic 180-day net asset position of $2.0 billion. Execution of off-balance sheet interest rate and hedging instruments resulted in a 180-day net liability position of $224 million, or 1.85% of total assets.

The high level of average core deposits during 1992 maintained the Company's strong liquidity position. Signet's 1992 year-end and average loan balances were entirely funded with core deposits.

A bank's asset and liability structure differs significantly from that of manufacturing and other concerns in that virtually all assets and liabilities are of a monetary nature. Continued inflation has increased the overall cost of doing business, both directly and indirectly.



Signet Banking Corporation and Subsidiaries
Glossary of Financial Terms

Basis Point-A unit of measure for interest yields and rates equivalent to one one-hundredth of one percent. One hundred basis points equals one percent.

Book Value Per Common Share-The value of a share of common stock determined by dividing total common stockholders' equity at the end of a period by the total number of common shares outstanding at the end of the same period.

Core Deposits-The total of all deposit sources of funds except large denomination certificates and foreign deposits.

Credit Card Securitization-An off-balance sheet funding technique which transforms credit card receivables into marketable securities. The receivables are transferred to a trust and interests in the trust are sold to investors for cash. In this transaction, the net of interest income, fee income, charge-offs, and the investors' coupon payment becomes servicing fees.

Earning Assets-Assets that generate interest income and yield-











related fee income, such as temporary investments, investment securities and loans.

Interest Bearing Liabilities-Liabilities upon which interest is paid for the use of funds and consist of all deposit accounts
(except demand deposits), short-term borrowings and long-term borrowings.

Interest Sensitivity Gap-The amount by which interest-rate sensitive assets exceed interest-rate sensitive liabilities for a designated time period is referred to as a net asset position. An excess of liabilities would represent a net liability position.

Interest-Rate Sensitive Assets/Liabilities-Assets and liabilities whose yields or rates can change within a designated time period, due either to their maturity during this period or to the contractual ability of the institution to change the yield/rate during this period.

Leverage Ratio-Tier I capital divided by total assets less goodwill.


Managed Credit Card Portfolio-The total of credit card loans, credit card loans held for sale and securitized credit card loans.

Net Charge-Offs-The amount of loans written off as uncollectible net of any recoveries on loans previously written off as uncollectible.

Net Interest Income-The difference between total interest income and total interest expense.

Net Interest Spread-The difference between the yield on interest-earning assets (taxable equivalent basis) and the rate paid on interest bearing liabilities.

Net Yield Margin-A measurement of how effectively an institution utilizes its earning assets in relationship to the interest cost of funding them. It is computed by dividing net interest income (taxable-equivalent basis) by average interest-earning assets.

Non-Accrual Loans-Loans on which interest accruals have been discontinued due to the borrower's financial difficulties.

Non-Performing Assets-The total of non-performing loans and foreclosed properties.

Non-Performing Loans-The total of non-accrual and restructured loans.












Purchased Deposits-The total of large denomination certificates and foreign deposits.

Restructured Loans-A loan is considered restructured when an institution for economic or legal reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider.

Return on Assets (ROA)-A measure of profitability that indicates how effectively an institution utilized its assets. It is calculated by dividing net income by total average assets.

Return on Common Stockholders' Equity (ROE)-
A measure of profitability that indicates what an institution earned on its stockholders' investment. It is calculated by dividing net income attributable to common shares by total average common stockholders' equity.

Risk Real Estate Assets-The total of construction loans, commercial mortgage loans and foreclosed properties.

Supplementary Capital-Tier II, or supplementary capital, may consist of an institution's subordinated debt instruments, redeemable preferred stock and a limited amount of the allowance for loan losses.

Taxable Equivalent Income-Tax exempt interest income which, for comparative purposes, has been increased by an amount equivalent to the federal income taxes which would have been paid if this income were fully taxable at the federal statutory rate.

Tier I Capital-Core capital, or Tier I capital, may consist of an institution's common stockholders' equity, qualifying perpetual preferred stock less goodwill.

Total Capital-The total of Tier I capital and supplementary capital (Tier II).



Signet Banking Corporation and Subsidiaries
Consolidated Balance Sheet

                                                           December 31
(dollars in thousands-except per share)                1993         1992
Assets
Cash and due from banks                            $  463,358    $ 502,998
Temporary investments:
Interest bearing deposits with other banks            540,312      418,821
Federal funds sold and securities
 purchased under resale agreements                  1,075,754    1,479,061
Securities available for sale                         248,163      346,843
Loans held for sale                                   421,361      215,084
Trading account securities                            379,638      668,311
Total temporary investments                         2,665,228    3,128,120











Investment securities (market value
 1993-$1,829,231, 1992-$2,108,775)                  1,769,615    2,073,462
Loans:
Commercial                                          2,299,973    2,181,218
Credit card                                         1,808,515    1,243,873
Other consumer                                      1,297,309    1,179,303
Real estate-construction                              309,842      549,001
Real estate-commercial mortgage                       581,529      632,072
Real estate-residential mortgage                       71,411       77,844
Gross loans                                         6,368,579    5,863,311
Less:  Unearned income                                (58,267)     (54,689)
       Allowance for loan losses                     (253,313)    (265,536)
 Net loans                                          6,056,999    5,543,086
Premises and equipment (net)                          216,524      199,153
Interest receivable                                    84,118      100,852
Other assets                                          593,380      545,076
                                                  $11,849,222  $12,092,747
Liabilities
Non-interest bearing deposits                      $1,544,852   $1,432,977
Interest bearing deposits:
Money market and interest checking                  1,039,215      973,319
Money market savings                                1,745,066    1,855,374
Savings accounts                                      880,072      674,860
Savings certificates                                2,051,300    2,530,227
Large denomination certificates                       347,820      257,225
Foreign                                               212,288       99,332
Total interest bearing deposits                     6,275,761    6,390,337
Total deposits                                      7,820,613    7,823,314
Securities sold under repurchase agreements         1,281,645    2,236,469
Federal funds purchased                               942,969      465,972
Commercial paper                                      168,488      125,126
Other short-term borrowings                           232,024      168,273
Long-term borrowings                                  266,152      297,962
Interest payable                                       28,205       27,610
Other liabilities                                     144,464      121,389
Total liabilities                                  10,884,560   11,266,115

Stockholders' Equity
Common Stock, par value $5 per share;
 Authorized 100,000,000 shares,
 issued and outstanding 56,608,578
 (1993) and 27,980,824 (1992)                         283,043      139,904
Capital surplus                                       133,038      126,282
Retained earnings                                     548,581      560,446
      Total stockholders' equity                      964,662      826,632
                                                  $11,849,222  $12,092,747
See notes to consolidated financial statements.



Signet Banking Corporation and Subsidiaries
Statement of Consolidated Operations

                                             Year Ended December 31
(in thousands-except per share)           1993         1992        1991











Interest income:
Loans, including fees:
Commercial                               $157,157    $178,465    $216,909
Credit card                               215,607     110,864     104,204
Other consumer                             95,273     103,948     131,417
Real estate-construction                   31,570      53,754      94,876
Real estate-commercial mortgage            44,830      46,570      53,165
Real estate-residential mortgage            7,634       9,801      13,030
Total loans, including fees               552,071     503,402     613,601
Temporary investments                     136,726     128,228     285,654
Investment securities-taxable              93,538     111,550      39,335
Investment securities-nontaxable           21,390      24,082      24,996
Total interest income                     803,725     767,262     963,586
Interest expense:
Money market and interest checking         22,544      27,638      33,473
Money market savings                       45,463      64,500      92,383
Savings accounts                           24,079      21,189      21,115
Savings certificates                       58,514     102,519     227,644
Large denomination certificates            10,970      13,936      46,022
Foreign                                     6,627         994       2,573
Total interest on deposits                168,197     230,776     423,210
Securities sold under repurchase
 agreements                                42,193      53,586      78,368
Federal funds purchased                    21,793      11,975      25,699
Other short-term borrowings                25,521      15,899      14,289
Long-term borrowings                       16,681      19,416      24,050
Total interest expense                    274,385     331,652     565,616
Net interest income                       529,340     435,610     397,970
Provision for loan losses                  47,286      67,794     287,484
Net interest income after provision
 for loan losses                          482,054     367,816     110,486
Non-interest income:
Credit card servicing income              153,018     101,185      62,664
Service charges on deposit accounts        64,471      66,971      62,924
Credit card service charges                63,222      31,553      42,276
Trust income                               17,599      15,949      16,019
Other                                      62,808      65,330      64,654
Non-interest operating income             361,118     280,988     248,537
Securities available for sale gains         3,913      10,504      94,666
Investment securities gains (losses)          405     (17,951)     (1,445)
Total non-interest income                 365,436     273,541     341,758
Non-interest expense:
Salaries                                  212,665     186,600     177,626
Employee benefits                          65,249      49,388      31,366
Credit card solicitation                   55,815      23,133      14,648
Supplies and equipment                     40,550      32,536      36,660
Occupancy                                  40,192      38,899      39,231
External data processing services          36,578      31,138      18,846
Travel and communications                  35,416      25,662      24,688
Foreclosed property                        13,575      26,741      78,085
Other                                      98,276      85,142      87,775
Total non-interest expense                598,316     499,239     508,925
Income (loss) before income taxes
 (benefit)                                249,174     142,118     (56,681)
Applicable income taxes (benefit)          74,760      32,918     (30,934)











Net income (loss)                        $174,414    $109,200    $(25,747)
Earnings (loss) per common share          $  3.06    $   1.96    $  (0.48)
Cash dividends declared per share             .80         .45         .30
Average common shares outstanding          56,920      55,727      53,994
See notes to consolidated financial statements.




Signet Banking Corporation and Subsidiaries
Statement of Consolidated Cash Flows

                                                   Year Ended December 31
(in thousands)                               1993         1992         1991
Operating Activities
Net Income (loss)                         $ 174,414     $109,200    $ (25,747)
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
Provision for loan losses                    47,286       67,794      287,484
Provision and writedowns on foreclosed
 property                                     7,852       17,170       71,878
Depreciation and amortization                37,073       35,178       43,155
Investment securities (gains) losses           (405)      17,951        1,445
Securities available for sale gains          (3,913)     (10,504)     (94,666)
Decrease (increase) in interest
 receivable                                  16,734       (4,355)      14,758
Increase in other assets                    (63,663)     (58,226)    (153,114)
Increase (decrease) in interest payable         595      (12,597)     (13,019)
Increase in other liabilities                23,075        6,363       39,609
Proceeds from sales and maturities
 of securities available for sale           108,593      660,064    2,103,013
Purchases of securities available
 for sale                                    (6,000)    (400,330)    (711,499)
Proceeds from securitization
 of credit card loans                     2,283,329                   498,850
Proceeds from sales of loans held
 for sale                                11,518,162   21,628,906   33,283,838
Purchases and originations of loans
 held for sale                          (14,007,768) (21,709,180) (33,290,799)
Proceeds from sales of trading
 account securities                      13,184,093   10,706,397   12,029,998
Purchases of trading account
 securities                             (12,895,420) (11,186,538) (12,150,565)
Decrease (increase) in receivable
 from security sales                                     773,595     (773,595)
Other                                                                  (8,946)
Net cash provided by operating
 activities                                 424,037      640,888    1,152,078
Investing Activities
Proceeds from sales of investment
 securities                                               13,225      534,637
Proceeds from maturities of investment
 securities                                 519,509      380,335       27,382
Purchases of investment securities         (218,197)    (591,832)  (1,757,550)











Net (increase) decrease in loans           (596,509)     (79,929)     312,614
Recoveries of loans previously
 charged-off                                 35,310       23,340       16,795
Proceeds from sale of bank card
 merchant business                                                      8,946
Purchases of premises and equipment         (44,526)      (8,234)     (23,842)
Net cash received from acquisition                                    383,590
Net cash used by investing activities      (304,413)    (263,095)    (497,428)
Financing Activities
Net decrease in deposits                     (2,701)    (657,224)    (312,302)
Net (decrease) increase in short-term
 borrowings                                (370,714)   1,403,383     (310,358)
Repayment of long-term debt                 (31,810)      (1,059)     (51,271)
Proceeds from issuance of common stock        9,203       26,625        4,852
Payment of cash dividends                   (45,058)     (24,768)     (26,501)
Net cash (used) provided by
 financing activities                      (441,080)     746,957     (695,580)
(Decrease) increase in cash and
 cash equivalents                          (321,456)   1,124,750      (40,930)
Cash and cash equivalents at
 beginning of year                        2,400,880    1,276,130    1,317,060
Cash and cash equivalents at end
 of year                                 $2,079,424   $2,400,880   $1,276,130
See notes to consolidated financial statements.


Signet Banking Corporation and Subsidiaries
Statement of Changes in Consolidated Stockholders' Equity

                                               Common Stock         Capital     Retained
(dollars in thousands-except per share)     Shares       Amount     Surplus     Earnings
Balance December 31, 1990                 26,614,593    $133,073    $101,636    $501,646
Net loss                                                                         (25,747)
Issuance of Common Stock                     402,957       2,015       2,837
Cash dividends - Common Stock-
 $.30 a share                                                                    (16,121)
Change in valuation allowance-marketable
 equity securities                                                                12,212
Balance December 31, 1991                 27,017,550     135,088     104,473     471,990
Net income                                                                       109,200
Issuance of Common Stock                     963,274       4,816      21,809
Cash dividends - Common Stock-
 $.45 a share                                                                    (24,768)
Change in valuation allowance-marketable
 equity securities                                                                 4,024
Balance December 31, 1992                 27,980,824     139,904     126,282     560,446
Net income                                                                       174,414
Issuance of Common Stock                     489,283       2,447       6,756
Cash dividends - Common Stock-
 $.80 a share                                                                    (45,058)
Change in valuation allowance-marketable
 equity securities                                                                  (529)
Two-for-one common stock split            28,138,471     140,692                (140,692)











Balance December 31, 1993                 56,608,578    $283,043    $133,038    $548,581
See notes to consolidated financial statements.



Signet Banking Corporation and Subsidiaries
Notes to Consolidated Financial Statements
(dollars in thousands-except per share)

Note A-Significant Accounting Policies

The consolidated financial statements of Signet Banking
Corporation ("Signet" or the "Company") and subsidiaries are prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

Consolidation and Reclassifications: The consolidated financial statements include the accounts of Signet, including Signet Bank/Virginia, Signet Bank/Maryland and Signet Bank N.A., its principal banking subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain prior years' amounts have been reclassified to conform to the 1993 presentation.

Statement of Consolidated Cash Flows: Cash and cash equivalents, as presented in the statement of cash flows, includes cash and due from banks, interest bearing deposits with other banks and federal funds sold and securities purchased under resale agreements. Cash paid during the years ended December 31, 1993, 1992 and 1991 for interest was $273,790, $344,249 and $578,097, respectively. Cash paid for income taxes for the same periods was $48,520, $29,857 and $37,641, respectively. During 1993 and 1992,
$26,238 and $86,024 respectively, was transferred from loans to foreclosed property. During 1993, no loans were originated to facilitate the sale of foreclosed properties. During 1992, $25,645 of loans were originated to facilitate the sale of foreclosed properties.

Temporary Investments: Temporary investments are carried at the lower of aggregate cost or market, except that trading account securities are carried at market.

Securities Available For Sale: Securities available for sale includes securities for which the primary objective is to realize a holding gain and/or securities held for indefinite periods of time and not intended to be held until maturity. Securities held for indefinite periods of time include securities that may be sold in response to changes in interest rates and/or significant prepayment risk. Securities available for sale are carried at the lower of aggregate cost or market value. When securities are sold, the adjusted cost of the specific certificate sold is used to compute gains or losses on the sale.












 The Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994. Securities available for sale will then represent those securities not classified as either investment securities or trading account securities and will be carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. At adoption, securities totaling $1,509,328 will be reclassified from investment securities to securities available for sale. An after-tax gain of $29,987 will be carried as a separate component of stockholders' equity, representing the unrealized gain in securities available for sale.

Loans Held For Sale: Loans held for sale are carried at the lower of aggregate cost or market value.

Investment Securities: When securities are purchased and at each balance sheet date, they are classified as investment securities if it is management's intent to hold them until maturity. These securities (other than marketable equity securities) are carried at cost, adjusted for amortization of premiums and accretion of discounts, both computed by the effective yield method. When securities are sold, the adjusted cost of the specific certificate sold is used to compute gains or losses on the sale.
Marketable equity securities are stated at the lower of cost or market. A valuation allowance representing the excess of cost over market is established by charges to stockholders' equity.
During 1992 and 1991, the Company realized $46 and $4,710, respectively, in losses on marketable equity securities. During 1993, the Company realized no such losses. At December 31, 1993, there were gross unrealized gains of approximately $581 on the marketable equity securities compared with gross unrealized losses of approximately
$370 at December 31, 1992. At the time of sale, the cost of marketable equity securities is determined by the specific identification method. The Company will adopt SFAS No. 115 in 1994 as noted in the Securities Available For Sale discussion above.

Loans: Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. It is management's practice to cease accruing interest on commercial and real estate loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection. Credit card loans typically are charged off when the loan is six months past due and no payments have been received for 60 days, while other consumer loans typically are charged off when the loan is six months past due. Loan origination and commitment fees and certain direct loan origination costs are deferred and generally amortized as an adjustment of the related loans' yield over the contractual life of the related loans except for certain loans











(e.g., home equity line) which consider anticipated prepayments in establishing an economic life. Credit card loan origination costs are deferred and amortized over one year.

Allowance for Loan Losses: The allowance for loan losses is maintained to absorb possible future losses, net of recoveries, inherent in the existing loan portfolio. The provision for loan losses is the periodic cost of maintaining an adequate allowance. In evaluating the adequacy of the allowance for loan losses, management, on a monthly basis, takes into consideration the following factors: the condition of industries and geographic areas experiencing or expected to experience particular economic adversities; historical charge-off and recovery activity (noting any particular trend changes over recent periods); trends in delinquencies, bankruptcies and non-performing loans; trends in loan volume and size of credit risks; any irrevocable commitments to extend funds; the degree of risk inherent in the composition of the loan portfolio; current and anticipated economic conditions; credit evaluations; underwriting policies; and the liquidity and volatility of the markets in which Signet does business.

 The Company will adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" in 1995. This statement sets forth the appropriate method of computing the allowance for loan losses for impaired loans, but does not give guidance on the overall allowance adequacy. Impaired loans will be measured at the present value of their expected future cash flows by discounting those cash flows at the loan's effective interest rate. The difference between this discounted amount and the loan balance is recorded as an allowance for loan losses. The new statement also requires that troubled debt restructurings involving a modification of terms be remeasured on a discounted basis. The Company is currently evaluating the impact that SFAS No. 114 will have on the Company's future results of operations and financial position. However, management does not expect that this statement will have a materially adverse impact on these results.

Premises and Equipment: Premises and equipment are stated at cost less allowances for depreciation and amortization ($188,845 at December 31, 1993; $170,241 at December 31, 1992). Depreciation and amortization expense is computed generally by the straight-line method. Interest costs relating to the construction of major operating facilities are capitalized using a weighted average rate.

Foreclosed Property: Real estate acquired in satisfaction of a loan and in-substance foreclosures are included in other assets, and stated at the lower of (1) fair value minus estimated costs to sell; or (2) cost, defined as the fair value of the asset on the date of foreclosure or classification into in substance foreclosure. A foreclosed property reserve is maintained for subsequent valuation adjustments on a specific property basis. In substance foreclosures are properties in which the borrower has little or no equity in the collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower either effectively abandons control of the property or the borrower has retained control of the property but the ability to rebuild equity based on current financial conditions is considered doubtful.

Interest Rate Futures, Options, Caps, Floors and Swaps: Interest rate futures, options, caps and floors are utilized to reduce interest rate risks and to assist in the asset/liability management function. Gains and losses on futures and options contracts used in securities trading operations are recognized currently by the mark-to-market method of accounting and included in trading profits (losses). Gains and losses on hedging contracts and costs associated with interest rate caps and floors used in asset/liability management are deferred and amortized over the lives of the hedged assets or liabilities as an adjustment to interest income or expense. Interest rate swaps are utilized to manage interest rate exposure and as a source of fee income. In general, income or expense associated with interest rate swap transactions is recorded in the same category as the item being hedged and accrued over the life of the agreements.
As an intermediary, the Company maintains a portfolio of generally matched offsetting swap agreements. At inception of the swap agreements, the portion of the compensation related to credit risk and ongoing servicing is deferred and taken into income over the term of the swap agreements. The portion of the compensation related to arrangement fees is recognized currently.

Income Taxes: Prepaid and deferred income taxes are provided for timing differences between income and expense for financial reporting purposes and for income tax purposes.

 Adoption of SFAS No. 109, "Accounting for Income Taxes" did not have a material impact on the Company's financial position or results of operations. As permitted by SFAS No. 109, the Company elected not to restate the financial statements of any prior years.

Earnings Per Share: Earnings per share were based on the average number of shares outstanding, applicable equivalents (stock options) and additional contingently issuable shares (related to conversion of debentures).


Note B-Cash and Due From Banks

The domestic bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances were approximately $99,318 and $83,403 for the years ended December 31, 1993 and 1992, respectively.


Note C-Securities Available For Sale












Securities available for sale are summarized as follows:

                                                Gross       Gross
                                       Book   Unrealized   Unrealized   Market
December 31, 1993                      Value    Gains       Losses      Value
U.S. Government and agency
 obligations-
Mortgage-backed securities           $47,672     $3,123                $50,795
Other                                199,641      1,484                201,125
Other                                    850                               850
                                    $248,163     $4,607               $252,770

December 31, 1992
U.S. Government and agency
 obligations-
Mortgage-backed securities          $146,880     $8,889               $155,769
Other                                199,208        292                199,500
Other                                    755                               755
                                    $346,843     $9,181               $356,024

December 31, 1991
U.S. Government and agency
 obligations-
Mortgage-backed securities          $399,323    $23,533    $   (451)    $422,405
Other                                190,713                    (13)     190,700
Other                                  1,078                               1,078
                                    $591,114    $23,533    $   (464)    $614,183

The book and market values of securities available for sale by contractual maturity, except mortgage-backed securities for which an average life is used, at December 31, 1993 are shown below:

                                             Book       Market
                                             Value      Value
Due in one year or less                    $199,641    $201,125
Due after one year through five years        47,672      50,795
Due after ten years                             850         850
                                           $248,163    $252,770

Securities available for sale with aggregate book values of approximately $198,619, $341,050, and $340,689 at December 31,
1993, 1992 and 1991, respectively, were pledged to secure public deposits, repurchase agreements and other banking transactions. Proceeds from sales of securities available for sale during 1993, 1992 and 1991 were $62,354, $262,949, and $1,953,975, respectively. Gross gains of $3,913, $10,984 and $94,962, and gross losses of $-0-, $480 and $296 were realized on those sales for 1993, 1992 and 1991, respectively.



















Note D-Investment Securities:

Investment securities are summarized as follows:

                                          Gross        Gross
                                Book    Unrealized   Unrealized     Market
December 31, 1993              Value      Gains        Losses       Value
U.S. Government and agency
 obligations-
Mortgage-backed securities    $461,345    $4,843        $(37)     $466,151
Other                          925,225    39,263          (6)      964,482
Obligations of states and
 political subdivisions        258,815    18,690         (49)      277,456
Other                          124,230     1,797      (4,885)      121,142
                            $1,769,615   $64,593     $(4,977)   $1,829,231

December 31, 1992
U.S. Government and
 agency obligations-
Mortgage-backed securities  $  755,506   $ 9,673     $   (31)   $  765,148
Other                          868,272    14,666          (5)      882,933
Obligations of states and
 political subdivisions        291,727    24,553        (435)      315,845
Other                          157,957     2,205     (15,313)      144,849
                            $2,073,462   $51,097    $(15,784)   $2,108,775

December 31, 1991
U.S. Government and agency
 obligations-
Mortgage-backed securities  $  669,941   $15,981                  $685,922
Other                          698,744     8,701                   707,445
Obligations of states and
 political subdivisions        313,897    26,292       $(951)      339,238
Other                          217,584     4,106     (25,239)      196,451
                            $1,900,166   $55,080    $(26,190)   $1,929,056

The book and market values of investment securities by contractual maturity, except mortgage-backed securities for which an average life is used, at December 31, 1993 are shown below:

                                            Book           Market
                                            Value          Value
Due in one year or less                   $172,006       $173,046
Due after one year through five years    1,234,375      1,288,425
Due after five years through ten years     230,071        235,865
Due after ten years                        133,163        131,895
                                        $1,769,615     $1,829,231

 Investment securities with aggregate book values of approximately $1,460,790, $1,529,001 and $1,448,838 at December
31, 1993, 1992 and 1991, respectively, were pledged to secure public deposits, repurchase agreements and other banking transactions. Proceeds from sales of investment securities during 1993, 1992 and 1991 were $-0-, $13,225 and $311,655, respectively. Gross gains of $534, $3,132 and $3,262 and gross losses of $129, $4,083 and $4,707 were realized on those sales and called securities for 1993, 1992 and 1991, respectively.






Note E-Allowance for Loan Losses and Reserve for Foreclosed
Property

The following is a summary of changes in the allowance for loan losses:

                                         Year Ended December 31
                                      1993       1992       1991
Balance at beginning of year        $265,536   $329,371   $163,669
Provision for loan losses             47,286     67,794    287,484
Net addition (deduction) arising
 in purchase/sale transactions        (2,902)                1,503
Losses                                91,917    154,969    140,080
Recoveries                            35,310     23,340     16,795
Net loan losses                       56,607    131,629    123,285
Balance at end of year              $253,313   $265,536   $329,371

Following is a summary of changes in the reserve for foreclosed property:

                                            Year Ended December 31
                                        1993        1992        1991

Balance at beginning of year         $ 10,625    $ 41,632      $     -
Provision for foreclosed property       7,405      15,503       71,878
Writedowns of foreclosed property     (12,288)    (46,510)     (30,246)
Balance at end of year               $  5,742    $ 10,625      $41,632

During December 1991, the Company made special provisions of $146,600 and $18,400 to the allowance for loan losses and reserve for foreclosed property, respectively, to accelerate the reduction of certain performing and non-performing real estate assets.

Note F-Non-Performing Assets

Following is a summary of non-performing assets at December 31, 1993 and 1992 along with the interest recorded as income in 1993 and 1992 on the year-end non-accrual and restructured loans, as well as the interest income for the same respective periods which would have been recorded had the loans performed in accordance with their original terms:

                                  Non-      Restructured  Foreclosed
                                  Accrual     Loans       Properties    Total
                                  Loans











1993
Aggregate recorded investment    $68,854     $ 5,079       $42,553    $116,486
Interest at contracted rates       5,761       1,738             -       7,499
Interest recorded as income        2,152         352             -       2,504
1992
Aggregate recorded investment    $85,670     $30,667       $64,778    $181,115
Interest at contracted rates       9,836       3,596             -      13,432
Interest recorded as income        3,769       1,622             -       5,391




 Foreclosed properties were net of a $5,742 and $10,625 reserve at December 31, 1993 and 1992, respectively, and include $10,357 and $11,124 of in substance foreclosed property at December 31, 1993 and 1992, respectively.





Note G-Securities Sold Under Repurchase Agreements and Other
Short-Term Borrowings

Information related to the Company's securities sold under repurchase agreements at December 31, 1993 is segregated below by type of securities sold by due date. The amounts below exclude repurchase agreements that are collateralized by securities that are marked to market on a monthly basis and those secured by "reversed in collateral"/reverse repurchase agreements.

                                      Less                      After
                                      Than          30-90         90
                      Overnight       30 Days        Days        Days        Demand       Total
U.S. Treasury:
Carrying value        $618,343        $78,881      $19,367    $   5,808    $156,633     $   879,032
Market value           627,050         79,688       19,250        5,790     157,075         888,853
Repurchase
 agreements            618,343         78,881       19,367        5,808     156,633         879,032
Interest rate             2.36%          3.18%        3.07%        3.31%       2.73%           2.52%

U.S. Government
 agencies:
Carrying value        $264,017        $49,349      $17,913     $  6,656    $ 64,678      $  402,613
Market value           268,572         50,198       18,239        6,789      65,769         409,567
Repurchase
 agreements            264,017         49,349       17,913        6,656      64,678         402,613
Interest rate             1.99%          3.08%        2.90%        3.32%       2.73%           2.31%

Total:
Carrying value        $882,360       $128,230      $37,280      $12,464    $221,311      $1,281,645
Market value           895,622        129,886       37,489       12,579     222,844       1,298,420
Repurchase











 agreements            882,360        128,230       37,280       12,464     221,311       1,281,645
Interest rate             2.25%          3.14%        2.99%        3.32%       2.73%           2.45%


Following is a summary of short-term borrowings for the years ended
 December 31, 1993, 1992 and 1991:

                            Maximum                                                            Average
                          Outstanding                                         Weighted         Interest
                             at Any       Outstanding        Average          Average          Rate at
                           Month End      at Year End      Outstanding      Interest Rate      Year End
1993
 Repurchase
 agreements              $1,674,044       $1,281,645       $1,337,553            3.2%             2.5%
 Federal funds            1,043,546          942,969          705,654            3.1              3.1
Commercial paper            174,552          168,488          144,129            2.5              3.0
 Other short-term
 borrowings                 459,346          232,024          338,276            6.5              6.2

Total                                     $2,625,126       $2,525,612            3.5%             3.2%

1992
 Repurchase
 agreements              $2,236,469       $2,236,469       $1,450,036            3.7%             2.9%
 Federal Funds              465,972          465,972          343,799            3.5              2.6
 Commercial paper           140,681          125,126          128,134            2.9              2.3
 Other short-term
 borrowings                 343,088          168,273          163,904            7.5              7.2

 Total                                    $2,995,840       $2,085,873            3.9%             3.4%

1991
 Repurchase
 agreements              $1,544,384       $  954,385       $1,307,251            6.0%             3.8%
 Federal funds              494,483          411,895          448,092            5.7              4.1
 Commercial paper           202,318          145,317          159,037            5.1              3.7
 Other short-term
 borrowings                 171,019           80,860           74,908            8.3              7.2

 Total                                    $1,592,457       $1,989,288            5.9 %            4.0%


The weighted average interest rate is calculated by dividing annual interest expense by the daily average outstanding principal balance.

Below is data concerning reverse repurchase agreements under which the amount at risk with the listed counterparties exceeds 10% of the Company's stockholders' equity at December 31, 1993:












                                                               Weighted
Name of Counterparty                    Amount at Risk      Average Maturity

Kidder Peabody & Company, Inc.           $  156,675         January 7, 1994
Donaldson, Lufkin, Jenrette
  Securities Corporation                    125,000         January 13, l994
Nikko Securities Company                    125,000         January 14, l994
Goldman Sachs & Company                     110,350         January 3, 1994



Note H-Long-Term Borrowings

Long-term borrowings consisted of the following:

                                                              December 31
                                                         1993           1992

7 3/4% Senior Debentures due 1997                     $ 11,900       $ 12,698

Notes and mortgages:
 11% Mortgage                                                          17,000
 9 3/8% Mortgage                                                       13,432
 Other (5-11 3/5%)                                       4,252          4,832

                                                         4,252         35,264

Subordinated notes:
 9 5/8% due 1999                                       100,000        100,000
 Floating Rate due 1998                                100,000        100,000
 Floating Rate due 1997                                 50,000         50,000

                                                       250,000        250,000

                                                      $266,152       $297,962

The Senior Debentures may be redeemed at the option of the Company, at par. On February 1, 1994, Signet called for redemption the remaining $11,900 of senior debentures.

In 1989, the Company issued $100,000 principal amount of unsecured 9 5/8% Subordinated Notes due in 1999. Interest on the
Notes is payable semiannually on June 1 and December 1 of each year. The Notes will mature on June 1, 1999. The Notes are not redeemable prior to maturity.

In 1986, the Company issued $100,000 principal amount of Floating Rate Subordinated Notes due in 1998. The Notes are redeemable at the option of the Company at their principal amount plus accrued interest. The interest rate is determined quarterly based on the London interbank offered quotations for three-month U.S. dollar deposits.

In 1985, the Company issued $50,000 principal amount of Floating
Rate Subordinated Notes due in 1997. The Notes are redeemable at the option of the Company at their principal amount plus accrued interest. The interest rate is determined quarterly based on the London interbank offered quotations for three-month U.S. dollar deposits.

Premises stated at approximately $4,740 at December 31, 1993 are subject to liens relating to notes and mortgages.

Maturities of long-term borrowings in the aggregate for the next five years are as follows:

         1994   $12,511       1996      $273      1998   $100,297
         1995       616       1997    50,290





Note I-Preferred Stock

The Company is authorized to issue, in series, up to 5,000,000 shares of Preferred Stock with a par value of $20 per share.

Note J-Common Stock

At December 31, 1993, the Company had reserved 3,683,808 shares of its Common Stock for issuance in connection with stock option, employee and investor stock purchase plans.

 The following is a summary of the number of shares of common stock issued:
                                             Year Ended December 31
                                     1993             1992               1991
Two-for-one Stock Split           28,138,471
Stock issuance                                      626,372
Investor stock purchase plan         166,224        123,508            216,787
Employee stock purchase plan          76,344         63,760            163,550
Stock option plan                    246,715        147,433             22,620
Other                                                 2,201

 Total                            28,627,754        963,274            402,957

In June, 1993, the Company declared a two-for-one split of its Common Stock in the form of a 100% stock dividend. One additional share of stock was issued on July 27, 1993 for each share held by stockholders of record at the close of business on July 6, 1993. All information in the accompanying consolidated financial statements pertaining to per share data has been retroactively adjusted to reflect the stock split.

Under the Investor Stock Purchase Plan, 199,103 shares of Common Stock were reserved at December 31, 1993. The plan provides that the price of the Common Stock will be 95% of market value at the time of purchase through dividend reinvestment and 100% of market value at the time of purchase through optional cash contributions.

In March 1991, the Company announced that, thereafter, its dividend declaration would be made in the month following the end of each quarter instead of in the last month of each quarter. As a result, 1991 included only three dividend declarations;
however, four dividend payments were made.

In May 1989, the Company's Board of Directors declared a dividend of one Preferred Share Purchase Right for each outstanding share of the Company's Common Stock. Each right will entitle stockholders to buy one two-hundredth of a share of a new Series of Preferred Stock at an exercise price of $70. Each two-hundredth of a share of the new Preferred Stock has terms designed to approximate the economic equivalent of one share of Common Stock. The rights will be exercisable only if a person or group acquires 20% or more of the Company's Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the Common Stock. The rights, which do not have voting privileges, expire in 1999, but may be redeemed by the Company prior to that time under certain circumstances, for $0.01 per right. These rights should not interfere with a business combination approved by the Company's Board of Directors; however, they could cause substantial dilution to a person or group attempting to acquire the Company without conditioning the offer on redemption of the rights or acquiring a substantial number of the rights. Until the rights become exercisable, they have no dilutive effect on earnings per share.







Note K-Employee Benefit Plans

The Company and its subsidiaries have a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's career average earnings. The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 plus such additional amounts as the Company may determine to be appropriate from time to time. Approximately 94% of the plan assets at December 31, 1993 were invested in listed stocks and bonds. Another 5% is invested in a money market fund sponsored by Signet Trust Company (a subsidiary of the Parent Company). Net periodic pension cost included the following components:

                                          1993           1992           1991

Service cost-benefits earned
 during the period                      $6,505          $5,737         $5,372











Interest cost on projected
 benefit obligation                      6,482           5,873          5,341
Actual return on plan assets            (3,532)         (4,477)       (21,131)
Net amortization and deferral           (5,435)         (4,097)        12,492

 Net periodic pension cost              $4,020          $3,036         $2,074





The following sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet:

                                                         December 31
                                                    1993               1992

Actuarial present value of benefit
 obligations:
 Vested benefit obligation                       $(87,063)          $(72,123)

 Accumulated benefit obligation                  $(93,249)          $(78,395)

 Projected benefit obligation                    $(93,249)          $(78,395)
Plan assets, at fair value                         89,979             95,363
Plan assets in excess of (less than)
 projected benefit obligation                      (3,270)            16,968
Unrecognized net asset                             (6,962)            (7,956)
Unrecognized prior service cost                     2,844             (1,024)
Unrecognized net loss                              13,965              2,609
Additional minimum liability                       (9,847)
Net pension asset                                  (3,270)           $10,597

Assumptions used were as follows:

                                         1993            1992           1991

Discount rates                           7.25%           8.25%          8.25%
Rates of increase in
 compensation levels of employees        5.00            5.75           6.25
Expected long-term rate
 of return on plan assets                8.75            8.75           9.25






Effective January 1, 1993, the Company adopted a cash balance pension plan. The plan will enable the Company to better project its future pension costs.

 The Company sponsors a contributory savings plan and a profit sharing plan. The savings plan allows substantially all full time employees to participate while the profit sharing plan allows participation after satisfaction of service requirements. The Company matches a portion of the contribution made by employees, which is based upon a percent of defined compensation, to the savings plan. The profit sharing contribution is based upon the income of the Company. The Company's expense was $22,235, $15,881 and $2,754 in 1993, 1992 and 1991 under these plans, respectively. There was no profit sharing contribution for 1991.

 At December 31, 1993, employees of the Company held options to purchase 1,033,508 common shares at an average option price of $16.81 per share. These options expire on various dates beginning February 1, 1994 and ending August 19, 2003. At the time options are exercised, proceeds from the shares issued are credited to capital and no charges or credits to income are made with respect to any of the options.

 Under the 1992 Stock Option Plan, options for the purchase of up to 2,000,000 shares of Common Stock may be granted to key personnel at prices not less than the market price per share on the date of grant, and are exercisable not more than ten years from the date of grant. At December 31, 1993 and 1992, options to purchase 1,397,498 and 1,693,164 shares, respectively, of Common Stock were available for future grants.

 Under the 1992 Stock Option Plan, a feature was established by the Company, whereby an employee is automatically granted a reload option when shares of common stock owned by the employee are delivered for cancellation to the Company in order to exercise options. The option price of the reload options is the fair market value of common stock on the date that the employee delivers shares to the Company. The reload options are not exercisable within the first six months after grant unless the employee dies or becomes disabled during the six month period.

 A summary of changes, under several plans, in shares of Common
Stock under option for the years 1993, 1992 and 1991 is as follows:

                                                                   Option Price
                                                 Shares            Per Share

Outstanding December 31, 1990                  1,083,176          $6.50-18.63
 Granted                                         498,400                 3.72
 Exercised                                       (48,040)           3.72-6.50
 Cancelled                                       (96,396)          6.50-17.06
Outstanding December 31, 1991                  1,437,140           3.72-18.63
 Granted                                         330,872          13.53-22.84
 Exercised                                      (503,330)          3.72-17.06
 Cancelled                                       (49,314)          6.50-17.06

Outstanding December 31, 1992                  1,215,368           3.72-22.84
 Granted                                         306,666          23.72-31.25
 Exercised                                      (446,032)          3.72-23.72
 Cancelled                                       (42,494)         12.72-23.72












Outstanding December 31, 1993                  1,033,508          $ 3.72-31.25

 The Company has an employee stock purchase plan whereby employees of the Company and its subsidiaries are eligible to participate through monthly salary deduction of a maximum of 15% and a minimum of 2% of monthly base pay. The amounts deducted are applied to the purchase of unissued Common Stock of the Company at 85% of the current market price. No charges or credits to income are made with respect to this plan.

 The Company sponsors postretirement defined benefit plans that provide medical and life insurance benefits to retirees. Employees who retire after age 55 with 10 years of service are eligible to participate. The postretirement health care plan is contributory for participants who retire after June 1, 1991 with retiree contributions adjusted annually and contains other cost sharing features such as deductibles and coinsurance. The life insurance is noncontributory. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase retiree contributions annually in accordance with increases in health care costs. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

 In 1993, the Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions". The effect of adopting the new rules increased 1993 net periodic postretirement benefit cost by $4,571. Postretirement benefit cost for 1992, which was recorded on a cash basis, has not been restated.

 The following table sets forth the plans' combined funded status reconciled with the amount shown in the Company's consolidated balance sheet:

                                                                           December 31
                                                                     1993                1992
Accumulated postretirement benefit obligation:
Retirees                                                         $(35,105)            $(33,383)
Fully eligible active plan participants                            (2,220)               (2,019)
Other active plan participants                                    (14,475)             (11,907)

                                                                  (51,800)             (47,309)
Plan assets at fair value, primarily listed
 stocks and bonds                                                   5,245                5,704

Accumulated postretirement benefit
 obligation in excess of plan assets                              (46,555)             (41,605)
Unrecognized transition obligation                                 39,525               41,605
Unrecognized net loss                                               1,919
Accrued postretirement benefit cost                               $(5,111)             $     -

Net periodic postretirement benefit cost for the year ended December 31, 1993 included the following components:













Service cost                                                        $1,230
Interest cost                                                        3,800
Actual return on plan assets                                          (133)
Amortization of transition
 obligation over 20 years                                            2,080
Net amortization and deferral                                         (366)

Net periodic postreitrement benefit cost                            $6,611

For measurement purposes, a 13% and 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994 for participants under 65 years of age and 65 years and over, respectively; the rate was assumed to decrease gradually to 5.25% for 2007 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plans as of December 31, 1993 by $6.1 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 by $.6 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25%. The expected long-term rate of return on plan assets, after estimated income taxes, was 8.75%.

In November 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits" was issued establishing accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Postemployment benefits are all types of benefits including salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care benefits and life insurance coverage. Employers are required to recognize the obligation to provide such benefits on an accrual basis for fiscal years beginning after December 15, 1993, instead of recognizing an expense for these benefits when paid. The Company elected to adopt this accounting standard in 1993. The related expense reflected on the 1993 income statement was approximately $6.0 million.

Effective April 1, 1993, the Company adopted a Flexible Benefits Plan for its employees. The plan allows employees to select their benefit options, including medical coverage, disability insurance and paid leave. The plan enables the Company to better manage its rising health care costs, as well as provide employees more choice in the selection of their benefits package.





















Note L-Dividends and Other Restrictions

Certain regulatory restrictions exist regarding the ability of the subsidiaries to transfer funds to the Parent Company in the form of cash dividends, loans or advances. At December 31, 1993, approximately $119,886, $3,861 and $3,165 of the retained earnings of Signet Bank/Virginia, Signet Bank N.A. and Signet Trust Company, respectively, and approximately $4,922 of the retained earnings of the non-bank subsidiaries were available for payment of dividends to the Parent Company, without prior approval by regulatory authorities. The regulatory authorities may also consider factors such as the level of current and expected earnings stream, maintenance of an adequate loan loss reserve and an adequate capital base when determining amounts available for the payment of dividends. The restricted net assets of the domestic bank subsidiaries amounted to $754,504 at December 31, 1993.

Note M-Income Taxes

Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated. As permitted by Statement 109, the Company has elected not to restate the financial statements of any prior years. The effect of the change on pretax income from continuing operations for the year ended December 31, 1993, and the cumulative effect of the change as of January 1, 1993, were not material.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1993, are as follows:

   Deferred tax assets:
   Allowance for loan losses                 $92,268
   Foreclosed property                         9,589
   Other                                      23,159
   Total deferred tax assets                 125,016











   Deferred tax liabilities:
   Leasing                                    63,671
   Other                                      21,162
   Total deferred tax liabilities             84,833
   Net deferred tax assets                   $40,183

Differences between applicable income taxes (benefit) and the amount computed by applying statutory income tax rates are summarized as follows:

                                      Year Ended December 31
                                    1993           1992         1991
                              Liability Method      Deferred Method
Amounts at statutory rates
 (35% in 1993, 34% in 1992
 and 1991)                        $87,211         $48,320     $(19,272)
Effect of:
Tax exempt income                 (9,913)         (11,403)     (12,988)
Alternative minimum tax                            (6,303)
State taxes net of federal
 benefit                           2,066            1,101         (591)
Other                             (4,604)           1,203        1,917
Applicable income taxes          $74,760          $32,918     $(30,934)

Taxes currently payable          $58,201          $15,989     $ 42,384
Deferred income taxes             16,559           16,929      (73,318)
Applicable income taxes          $74,760          $32,918     $(30,934)

Applicable income taxes include $1,513 in 1993, ($2,532) in 1992 and $32,903 in 1991 relating to securities available for sale gains and investment securities gains (losses).

 The components of the deferred tax expense resulting from timing differences are as follows:

                               Year Ended December 31
                                 1992          1991

Allowance for loan losses      $ 20,681     $(55,858)
Foreclosed property               2,784      (21,584)
Alternative minimum tax         (12,374)
Leasing                           8,790        8,703
Depreciation                       (521)        (482)
Other                            (2,431)      (4,097)
                                $16,929     $(73,318)

 The components of income tax expense are as follows:

                           Year Ended December 31
                1993                     1992                  1991
             Liability Method                  Deferred Method
            Current   Deferred   Current     Deferred   Current    Deferred
Federal     $57,960   $13,621    $15,694     $15,555    $43,420    $(73,459)
State           241     2,938        295       1,374     (1,036)        141
            $58,201   $16,559    $15,989     $16,929    $42,384    $(73,318)
















Note N-Other Non-Interest Operating Income and Expense

The following schedule represents the items comprising other non-interest operating income and expense:

                                          Year Ended December 31
                                         1993      1992      1991

Other non-interest operating income:
 Mortgage servicing and origination    $24,210    $16,529   $8,726
 Other service charges and fees         16,260     17,540   12,815
 Trading profits (losses)               (1,396)    11,193   14,867
 Gain on sale of bank card
  merchant business                                          8,946
 Other                                  23,734     20,068   19,300
 Total                                 $62,808    $65,330  $64,654

Other non-interest operating expense:
 FDIC assessment                       $18,253    $18,769  $17,476
 Public relations, sales and
  advertising                           17,213      7,868    9,204
 Professional services                  16,159     14,278   11,793
 Credit and collection                  10,619      9,231    7,969
 Insurance                               2,030      2,069    2,462
 Taxes and licenses other than
  payroll and income                     2,962      1,966    2,687
 Other                                  31,040     30,961   36,184
 Total                                 $98,276    $85,142  $87,775

Note O-Off-Balance Sheet Items and Contingent Liabilities

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of customers, to reduce its own exposure to fluctuations in interest rates and to participate in trading activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit, forward and futures contracts, interest rate swaps, interest rate caps and floors written, options written and mortgages sold with recourse. These instruments involve, to varying degrees, elements of credit or interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments shown in the Table represent the extent of involvement the Company has in particular classes of financial instruments at December 31, 1993 and 1992.

 Commitments to extend credit include the unused portions of commitments that obligate a bank to extend credit in the form of loans, participations in loans or similar transactions.
Commitments to extend credit would also include loan proceeds that a bank is obligated to advance, such as loan draws, construction progress payments, rotating or revolving credit arrangements (other than credit cards and related plans) or similar transactions. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the counterparty. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby and commercial letters of credit are conditional commitments issued by the Company, and unless discussed otherwise, have the same characteristics as discussed for commitments.
Standby letters of credit are instruments issued by an institution which represents an obligation to guarantee payments on certain transactions. If a customer defaulted on loan payments, the issuer of the letter would be called upon to make payments. Standby letters of credit represent contingent liabilities and therefore they are not included on an institution's balance sheet. Commercial letters of credit are conditional commitments on the part of a bank to provide payment on drafts drawn in accordance with the terms of a document. A commercial letter of credit is issued to specifically facilitate trade or commerce. Under the terms of a commercial letter of credit, as a general rule, drafts will be drawn when the underlying transaction is consummated as intended. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty and the particular transaction. Collateral held varies but may include accounts receivable, marketable securities, deposit accounts, inventory and property, plant and equipment. Credit risk (the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract) exists to the extent of the contract amount in the case of commitments and letters of credit. No significant losses are anticipated as a result of these transactions.

 Futures contracts are legal agreements to buy or sell a standardized quantity of a commodity or standardized financial instrument at a specified future date and price. Futures contracts are traded in organized exchanges. Forward contracts are legal contracts between two parties to purchase and sell a specific quantity of a financial instrument or commodity at a price specified now, with delivery and settlement at a specified future date. Exchange traded futures do not have any credit risk; however, risks related to futures and forwards traded over-the-counter arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates. Failure of a counterparty would result in purchasing the underlying security in the market, but would not cause an accounting loss. While in theory futures and forwards represent obligations to make or take delivery, in fact most are closed out by taking an exact but opposite position in the same contract. Cash requirements of futures and forwards include receipt/payment of cash for the sale or purchase of the contracts.

 The Company enters into a variety of interest rate contracts-including interest rate swaps and corridors, interest rate caps and floors written, and options written in its trading activities and managing its interest rate exposure. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Interest rate corridors are tools to manage exposure to interest rate risk by maintaining a minimum spread within a specified range of rates. Interest rate caps are tools used to manage exposure to interest rate risk by modifying the rate sensitivity of selected liabilities by setting an upper limit on a certain interest rate index. The institution typically pays a fee for the cap and receives the amount by which the actual rate exceeds the contractual rate, if any. Interest rate floors are tools to manage exposure to interest rate risk by modifying the rate sensitivity of selected assets by setting a lower limit on a certain interest rate index. The institution typically pays a fee for the floor and receives the amount by which the contractual rate exceeds the actual rate, if any. Cash flows from swaps, caps and floors are received or paid on the established contract dates. Options are contracts that gives the holder the right to buy (call) or sell (put) a specified quantity of an asset from/to the issuer of such a contract at a fixed price within a specified period of time. As a writer of options, the Company receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.

 The Company also acts as an intermediary in arranging interest rate swaps, caps and floors. As an intermediary, the Company becomes a principal in the exchange of interest payments between the parties and, therefore, is exposed to loss should one of the parties default. The Company minimizes the risk by performing normal credit reviews on its customers. As a writer of interest rate caps and floors, the Company receives a fee at the outset and then bears the risk of an unfavorable change in interest rates. The Company minimizes its exposure to interest rate risk by entering into offsetting positions that essentially counterbalance each other.

 The Company sells residential mortgage loans with recourse to the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Company (FHLMC). Credit risk exists to the extent of recourse, which totaled $25,976 and $55,938 at December 31, 1993 and 1992, respectively. Mortgages are collateralized by 1-4 family residential homes. The Company's policy is for an average 85% loan-to-value ratio upon inception of the loan. Loans above 80% have mortgage insurance.

Off-Balance Sheet Items                                          December 31
(in millions)                                                  1993     1992

Financial instruments whose contract
 amounts represent credit risk:
 Commitments to extend credit (unused) - net                  $7,461   $5,522
 Standby and commercial letters of credit                        337      383
Financial instruments whose contract amounts exceed
 the amount of credit risk:
 Forward and futures contracts                                 4,717    1,634
 Interest rate swap agreements                                 2,886    2,818
 Interest rate caps and floors written and options written     2,100    3,178
 Mortgages sold with recourse                                     26       56

 Certain premises and equipment are leased under agreements which expire at various dates through 2051, without taking into consideration renewal options available to the lessee. Many of these leases provide for payment by the lessee of property taxes, insurance premiums, cost of maintenance and other costs. In some cases, rentals are subject to increase in relation to a cost of living index. Total rental expense amounted to approximately $18,541 in 1993, $17,715 in 1992 and $20,129 in 1991.

 Future minimum rental commitments as of December 31, 1993 for all non-cancellable operating leases with initial or remaining terms of one year or more amounted to $138,535 and rental commitments for the next five years are as follows:

   1994   $18,651      1996   $16,779      1998   $11,900
   1995    18,397      1997    14,077

 The Company has entered into several agreements under which certain data processing services, including management of the Company's data center and installation of various new application systems, will be provided by outside parties. The cost of these services is determined by volume considerations, in addition to an agreed base rate, for remaining terms up to eight years.


Note P-Securitizations

 The Company securitized $2,289,656 of credit card receivables in 1993 as well as $500,000 in 1991 and 1990. These transactions were recorded as sales in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." At December 31, 1993, $3,289,656 of receivables were outstanding under the securitizations. Proceeds from the sales in 1993 and 1991 totaled $2,283,329 and $498,850, respectively. Recourse obligations related to these transactions are not material. Excess servicing fees related to the securitizations are recorded over the life of each sale transaction. The excess servicing fee is based upon the difference between finance charges received from the cardholders less the yield paid to investors, credit losses and a normal servicing fee, which is also retained by the Company. In accordance with the sale agreements, a fixed amount of excess servicing fees are set aside to absorb credit losses. The amount available to absorb credit losses is included in other assets and was $68,421 at December 31, 1993 and $50,000 at December 31, 1992.


Note Q-Significant Group Concentrations of Credit Risk

During 1993 and 1992, the Company maintained a concentration of business activities with customers located within Maryland, the District of Columbia and Virginia. As of December 31, 1993 and 1992, the Company held approximately $1.8 billion and $2.3 billion, respectively, in U.S. Government sponsored and U.S. Government agency financial instruments, which have little, if any, credit risk. The Company's current commercial lending policies are strongly oriented toward diversified middle market borrowers. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, marketable securities, deposit accounts, inventory, property, plant and equipment, real estate and income-producing commercial properties.


Note R-Disclosures About Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements though the Company has decided to include certain of the non-required items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value for its financial instruments and other non-required items as defined by SFAS No. 107:

Cash and Due From Banks: The carrying amount approximates fair value.

Temporary Investments: For interest bearing deposits with other banks and federal funds sold and securities purchased under resale agreements, the carrying amount approximates fair value. For securities available for sale, loans held for sale and trading account securities, fair values are based on published market prices or dealer quotes.

Investment Securities: Fair values are based on published market prices or dealer quotes.

Loans: For credit card and equity line receivables with short-term and/or variable characteristics, the total receivables outstanding approximates fair value. This amount excludes any value related to account relationship. The fair value of other types of loans is estimated by discounting the future cash flows using the comparable risk-free rate and adjusting for credit risk and operating costs.

Interest Receivable and Interest Payable: The carrying amount approximates fair value.

Other Assets and Other Liabilities: For financial instruments included in these categories, the carrying amount approximates fair value.

Non-Interest Bearing Deposits: The fair value of these instruments, by the SFAS No. 107 definition, is the amount payable on demand at the reporting date.

Interest Bearing Deposits: The fair value of demand deposits, savings accounts and money market deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the current rates at which similar deposits would be made.

Securities Sold Under Repurchase Agreements, Federal Funds
Purchased, Commercial Paper and Other Short-Term Borrowings: For these short-term instruments, the carrying amount approximates fair value.

Long-Term Borrowings: For these instruments, fair value is based on dealer quotes, where available, and on estimates made by discounting the future cash flows using the current rates at which similar borrowings would be made.

Commitments To Extend Credit and Standby and Commercial Letters of Credit: The fair value of commercial lending related letters of credit and commitments is estimated as the amount of fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counterparties. This amount is included with the fair value of the related loans. The Company has commitments of $265,586 related to the mortgage loan portfolio. It is not practicable to separately estimate the value of these commitments due to the excessive cost involved. These values are included in the loans held for sale valuation which is part of temporary investments. The fair value of credit card and equity line commitments is included in Account Relationships discussed below.

Interest Rate Caps and Floors:
The fair value of these instruments is based on quoted market prices.

Interest Rate Swap Agreements: The fair value of these instruments is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

Account Relationships: The estimated value ascribed to equity line account relationships is derived from dealer quotes based on portfolio characteristics. The estimated value ascribed to credit card account relationships is derived from the portfolio's anticipated net operating cash flows discounted using an appropriate weighted average cost of capital.

Core Deposit Intangible: The estimated value ascribed to core deposits is computed by discounting the estimated cost savings from these deposits over their estimated life, using an incremental cost of funds rate.

Servicing Portfolio for Mortgage Loans: The fair value of these instruments is estimated by using an internal valuation model.

                                                    December 31
                                             1993                  1992
                                   Carrying     Fair      Carrying    Fair
                                    Value       Value      Value      Value
The estimated fair values of
 the Company's financial
 instruments required to be
 disclosed under SFAS No. 107:
Assets:
Cash and due from banks          $463,358     $463,358     $502,998   $502,998
Temporary investments           2,665,228    2,669,835    3,128,120  3,138,618
Investment securities           1,769,615    1,829,232    2,073,462  2,108,775
Loans (a)                       5,851,263    6,094,574    5,373,339  5,561,387
Interest receivable                84,118       84,118      100,852    100,852
Other assets (b)                   16,716       16,716       23,107     23,107
Liabilities:
Non-interest bearing
 deposits                       1,544,852    1,544,852    1,432,977  1,432,977
Interest bearing deposits       6,275,761    6,304,724    6,390,337  6,447,687
Securities sold under
 repurchase  agreements         1,281,645    1,281,645    2,236,469  2,236,469
Federal funds purchased           942,969      942,969      465,972    465,972
Commercial paper                  168,488      168,488      125,126    125,126
Other short-term borrowings       232,024      232,024      168,273    168,273
Long-term borrowings              266,152      282,269      297,962    308,013
Interest payable                   28,205       28,205       27,610     27,610











Other liabilities (b)               7,743        7,743       12,744     12,744
Off-Balance Sheet Instruments:
Interest rate swap agreements                  105,245                 128,136
Interest rate caps and floors                   11,310                   1,512


The estimated fair value of
 items not required to be
 disclosed under SFAS No. 107:
Account relationships                        1,004,918                 469,944
Core deposit intangible                        366,043                 500,035
Servicing portfolio for mortgage loans          44,235                  20,303

(a) As required by SFAS No. 107, lease receivables (net of unearned income) with a carrying value totaling
 $205,736 and $169,747 at December 31,
1993 and 1992, respectively, are excluded. The carrying values are net of the allowance for loan losses and related unearned income.
(b) Only financial instruments as defined by SFAS No. 107 are included in this category.




Note S-Signet Banking Corporation (Parent Company Only) Condensed
Financial Information

                                                    December 31
Balance Sheet                                    1993         1992

Assets
 Temporary investments                         $55,850       $65,755
 Investment securities                          16,675        15,538
 Advances to:
 Bank subsidiaries                             304,360       244,972
 Non-bank subsidiaries                           1,201        13,468
 Investments in:
 Bank subsidiaries                             954,656       825,322
 Non-bank subsidiaries                           9,769         8,184
 Other assets                                   58,980        46,939
                                            $1,401,491    $1,220,178
Liabilities
 Commercial paper                           $  168,488    $  125,126
 Long-term borrowings:
 Senior debentures                              11,900        12,698
 Subordinated notes                            250,000       250,000
 Other                                              43            93
 Other liabilities                               6,398         5,629
 Total liabilities                             436,829       393,546
Common Stockholders' Equity                    964,662       826,632
                                            $1,401,491    $1,220,178
















Statement of Operations
                                          Year Ended December 31
                                       1993       1992       1991

Income:
 Dividends from bank subsidiaries    $50,328     $19,923   $64,140
 Interest from:
 Bank subsidiaries                     8,716       9,006    15,893
 Non-bank subsidiaries                   127         816     1,195
 Others                                2,674       3,037     4,851
 Other income (loss)-net               2,738       1,251    (1,071)
                                      64,583      34,033    85,008
Expense:
 Interest                             18,002      19,631    27,435
 Non-interest                          3,795       1,029     3,664
                                      21,797      20,660    31,099
Income before income taxes
 benefit and equity in
 undistributed net income
 of subsidiaries                      42,786      13,373    53,909
Applicable income taxes benefit       (2,122)     (3,119)   (4,618)
                                      44,908      16,492    58,527

Equity in undistributed net
 income (loss):
Bank subsidiaries                    129,455      91,464   (79,865)
Non-bank subsidiaries                     51       1,244    (4,409)
Net income (loss)                   $174,414    $109,200  $(25,747)

Statement of Cash Flows
                                          Year Ended December 31
                                     1993          1992         1991
OPERATING ACTIVITIES
Net Income (loss)                 $174,414      $109,200    $(25,747)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
Equity in undistributed
 (income) loss of subsidiaries    (129,506)      (92,708)     84,274
Realized investment security
 (gains) losses                        (95)           74       4,687
Decrease (increase) in other
 assets                            (12,472)        4,227     (11,553)
Increase (decrease) in other
 liabilities                           769          (485)     (1,629)
Net cash provided by operating
 activities                         33,110        20,308      50,032
INVESTING ACTIVITIES
Decrease (increase) in temporary
 investments                         9,905       (60,755)     55,000
Net (purchases) sales of
 investment securities                (671)       15,481      16,176











Decrease (increase) in advances
 to subsidiaries                   (47,121)       60,839      10,591
Decrease (increase) in investment
 in subsidiaries                    (1,413)      (17,500)    (46,067)
Net cash provided (used) by
 investing activities              (39,300)       (1,935)     35,700
FINANCING ACTIVITIES
Increase (decrease) in commercial
  paper                             43,362       (20,191)    (63,982)
Decrease in long-term borrowings      (848)          (95)        (50)
Proceeds from issuance of common
 stock                               9,203        26,625       4,852
Payment of cash dividends          (45,058)      (24,768)    (26,501)
Net cash provided (used) by
 financing activities                6,659       (18,429)    (85,681)
Increase (decrease) in cash and
 cash equivalents                      469           (56)         51
Cash and cash equivalents at
 beginning of year                      39            95          44
Cash and cash equivalents at
 end of year                          $508           $39         $95

Maturities of long-term borrowings
for the next five years are as
follows: 1994-$11,943,
1995-$0, 1996-$0, 1997-$50,000,
1998-$100,000.

 Cash paid during the years ended December 31, 1993, 1992 and 1991 for interest was $18,029, $19,893 and $28,935, respectively.
Net cash paid (received) for income taxes for the same time periods was $9,238, $(4,543) and $(4,306), respectively.




Report of Ernst & Young, Independent Auditors


Stockholders and Board of Directors
Signet Banking Corporation


We have audited the accompanying consolidated balance sheet of Signet Banking Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Signet Banking Corporation and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.





Richmond, Virginia
January 21, 1994



                                    Signet Banking Corporation and Subsidiaries
                                                Selected Financial Data

(dollars in thousands)             1993        1992         1991          1990            1989        1988
Year-End Balances
Cash and due from banks         $ 463,358    $ 502,998     $530,557    $  534,859     $  522,763     $  518,554
Temporary investments           2,665,228    3,128,120    1,659,667     3,240,822        810,146        544,137
Investment securities-taxable   1,510,800    1,781,735    1,586,269       284,391      3,015,958      2,190,841
Investment securities-
 nontaxable                       258,815      291,727      313,897       321,091        376,230        384,059
Loans:
Commercial                      2,299,973    2,181,218    2,351,990     2,549,462      2,586,273      2,666,708
Credit card                     1,808,515    1,243,873      700,488       679,854      1,418,415      1,199,800
Other consumer                  1,297,309    1,179,303    1,233,310     1,319,432      1,399,772      1,394,947
Real estate-construction          309,842      549,001      952,687     1,199,599      1,199,085      1,093,971
Real estate-commercial
 mortgage                         581,529      632,072      587,644       617,621        531,498        454,899
Real estate-residential
 mortgage                          71,411       77,844      113,466       135,227        132,072        127,620
Gross loans                     6,368,579    5,863,311    5,939,585     6,501,195      7,267,115      6,937,945
Less: Unearned income             (58,267)     (54,689)     (55,923)      (56,205)       (52,220)       (30,893)
Allowance for loan losses        (253,313)    (265,536)    (329,371)     (163,669)       (93,572)       (86,226)
Net loans                       6,056,999    5,543,086    5,554,291     6,281,321      7,121,323      6,820,826
Premises and equipment (net)      216,524      199,153      216,378       218,985        205,100        203,111
Other assets                      677,498      645,928    1,377,741       523,855        424,572        340,070
Total assets                  $11,849,222  $12,092,747  $11,238,800   $11,405,324    $12,476,092    $11,001,598
Deposits:











Non-interest bearing           $1,544,852   $1,432,977   $1,341,490    $1,258,902     $1,383,285     $1,352,626
Money market and interest
 checking                       1,039,215      973,319      808,045       655,786        597,025        588,500
Money market savings            1,745,066    1,855,374    1,901,670     1,601,282      1,472,702      1,519,618
Savings accounts                  880,072      674,860      449,366       406,001        417,909        455,378
Savings certificates            2,051,300    2,530,227    3,502,677     3,478,090      2,561,531      2,340,552
Large denomination
 certificates                     347,820      257,225      455,507       897,693        952,754      1,207,048
   Foreign                        212,288       99,332       21,783        46,376        209,854         82,211
Total deposits                  7,820,613    7,823,314    8,480,538     8,344,130      7,595,060      7,545,933
Federal funds and repurchase
 agreements                     2,224,614    2,702,441    1,366,280     1,626,763      3,074,898      1,927,149
 Other short-term borrowings      400,512      293,399      226,177       209,299        497,270        391,483
Long-term borrowings              266,152      297,962      299,021       350,292        361,186        273,462
Other liabilities                 172,669      148,999      155,233       138,485        196,934        141,056
Preferred stock                                                                                          60,000
Common stockholders' equity       964,662      826,632      711,551       736,355        750,744        662,515
Total liabilities and
 stockholders' equity         $11,849,222  $12,092,747  $11,238,800   $11,405,324    $12,476,092    $11,001,598
Supplemental Data
Number of employees
 at year-end:
   Full-time                        5,753        4,702        4,697         5,330          5,677          5,797
   Part-time                        1,386        1,126        1,035           946            915            928
Number of common stockholders
 at year-end                       14,606       14,823       16,822        17,466         16,417         16,576





                                   Signet Banking Corporation and Subsidiaries
                                               Selected Financial Data


(dollars in thousands
- -except per share)             1993           1992          1991          1990           1989            1988
Average Balances
Cash and due from banks     $   461,249   $   446,084   $   429,020   $   454,276    $    464,933     $   452,501
Temporary investments         2,442,459     2,447,380     3,591,744       988,703         725,481         601,213
Investment securities
- -taxable                      1,628,855     1,809,648       557,092     2,801,688       2,497,587       2,419,571
Investment securities
- -nontaxable                     274,967       305,814       317,781       366,148         379,038         390,881
Loans (net of
 unearned income):
   Commercial                 2,101,423     2,235,382     2,339,531     2,535,436       2,455,966       2,423,881
   Credit card                1,764,277       709,266       628,531     1,331,523       1,241,347       1,091,189
   Other consumer             1,207,323     1,199,711     1,291,047     1,340,139       1,402,238       1,514,627
   Real estate
  -construction                 448,859       776,447     1,082,342     1,245,071       1,135,575       1,160,552
   Real estate
  -commercial mortgage          607,573       603,934       606,610       593,976         554,111         436,175
   Real estate











  -residential mortgage          76,962        93,672       123,006       171,502         126,320         107,141

Total loans                   6,206,417     5,618,412     6,071,067     7,217,647       6,915,557       6,733,565
   Less:
   Allowance for
   loan losses                 (263,593)     (307,558)     (191,856)     (118,240)        (88,211)        (98,930)
Net loans                     5,942,824     5,310,854     5,879,211     7,099,407       6,827,346       6,634,635
Premises and
 equipment (net)                201,792       207,186       217,386       210,462         198,383         202,797
Other assets                    665,305       640,920       541,489       428,395         374,247         310,314

Total assets                $11,617,451   $11,167,886   $11,533,723   $12,349,079     $11,467,015     $11,011,912
Deposits:
   Non-interest
   bearing                  $ 1,424,260   $ 1,270,364   $ 1,162,973   $ 1,131,186     $ 1,206,302     $ 1,210,946
   Money market and
   interest checking            960,342       875,654       709,136       613,871         571,538         562,018
   Money market
   savings                    1,738,336     1,912,875     1,692,870     1,524,107       1,487,758       1,460,587
   Savings accounts             772,194       563,932       434,484       417,276         433,559         490,277
   Savings
   certificates               2,364,320     2,967,714     3,597,228     2,909,487       2,482,965       2,322,641
   Large denomination
   certificates                 272,693       268,713       727,160     1,125,161         967,397       1,398,713
   Foreign                      200,440        26,919        38,271       179,058         191,961         106,942

Total deposits                7,732,585     7,886,171     8,362,122     7,900,146       7,341,480       7,552,124
Federal funds and
 repurchase agreements        2,043,207     1,793,836     1,755,343     2,764,929       2,332,701       1,972,539
Other short
- -term borrowings                482,405       292,210       233,945       404,033         555,905         441,689
Long-term
 borrowings                     286,809       298,475       317,799       353,452         320,302         275,091
Other liabilities               183,284       129,231       114,607       171,749         182,855         118,674
Preferred stock                                                                            24,657          60,000
Common stockholders'
 equity                         889,161       767,963       749,907       754,770         709,115         591,795

Total liabilities
 and stockholders'
 equity                     $11,617,451   $11,167,886   $11,533,723    $12,349,079    $11,467,015     $11,011,912

Average Yields
 (taxable equivalent
 basis):
Temporary investments              5.60%         5.25%         7.96%          8.38%          9.24%           7.58%
Investment
 securities
- -taxable                           5.76          6.19          7.30           9.48           9.57            9.64
Investment securities
- -nontaxable                       11.77         11.71         11.56          11.36          11.33           11.36
Loans                              8.97          9.08         10.25          11.99          12.51           11.54
Interest income to
 average earning assets            7.77          7.73          9.35          11.04          11.54           10.84
Average Rates:











Total interest
 bearing deposits                  2.67          3.49          5.88           7.38            7.63           7.06
Federal funds and
 repurchase agreements             3.13          3.65          5.93           8.08            8.75           7.90
Other short-term
 borrowings                        5.29          5.44          6.11           7.82            9.05           7.61
Long-term borrowings               5.82          6.51          7.57           8.74            9.24           8.40
Total borrowed funds               3.01          3.68          5.95           7.63            8.05           7.31
Interest expense to
 average earning assets            2.60          3.26          5.37           6.91            7.15           6.51
Net yield margin                   5.17          4.47          3.98           4.13            4.39           4.33


                                 Signet Banking Corporation and Subsidiaries
                                           Selected Financial Data



(dollars in thousands
- -except per share)

                            1993           1992           1991           1990           1989          1988
Summary of Operations
Interest income:
Loans, including fees   $   552,071   $    503,402   $   613,601    $   855,644    $   854,890     $   764,455
 Temporary investments      136,726        128,228       285,654         81,226         64,684          44,343
 Investment securities
 -taxable                    93,538        111,550        39,335        264,176        237,802         232,368
 Investment securities
- -nontaxable                  21,390         24,082        24,996         28,566         29,544          30,572

   Total interest
   income                   803,725        767,262       963,586      1,229,612      1,186,920       1,071,738
Interest expense:
   Deposits                 168,197        230,776       423,210        499,752        468,028         447,648
   Other borrowings         106,188        100,876       142,406        285,932        284,032         212,534

Total interest expense      274,385        331,652       565,616        785,684        752,060         660,182
Net interest income         529,340        435,610       397,970        443,928        434,860         411,556
Provision for
 loan losses                 47,286         67,794       287,484        182,724         58,530          54,637
Net interest income
 after provision
 for loan losses            482,054        367,816       110,486        261,204        376,330         356,919
Non-interest income:
  Credit card
   servicing income         153,018        101,185        62,664         12,435            138
   Service charges
   on deposit
   accounts                  64,471         66,971        62,924         57,799         52,328          45,410
   Credit card
   service charges           63,222         31,553        42,276         59,574         55,109          48,077











   Trust income              17,599         15,949        16,019         15,006         13,215          11,846
   Gain on sale
   of subsidiary                                                                                        47,026
   Gain on sale
   of credit card
   accounts                                                                             16,335
   Other                     62,808         65,330        64,654         43,757         38,685          47,678
 Non-interest
 operating income           361,118        280,988       248,537        188,571        175,810         200,037
Securities
 gains (losses)               4,318         (7,447)       93,221         12,971          9,438          14,063

   Total non
   -interest income         365,436        273,541       341,758        201,542        185,248         214,100
Non-interest expense:
   Salaries                 212,665        186,600       177,626        174,517        169,480         167,425
   Employee benefits         65,249         49,388        31,366         33,615         45,280          39,627
   Credit card
   solicitation              55,815         23,133        14,648         21,382         14,527
 Supplies and
 equipment                   40,550         32,536        36,660         45,061         43,394          37,931
   Occupancy                 40,192         38,899        39,231         37,388         33,310          32,333
   Travel and
   communications            35,416         25,662        24,688         23,027         22,508          21,826
   Other                    148,429        143,021       184,706         79,545         66,562          76,055
   Non-interest
   expense                  598,316        499,239       508,925        414,535        395,061         375,197
   Income (loss)
   before income
   taxes (benefit)          249,174        142,118       (56,681)        48,211        166,517         195,822
Applicable
 income taxes
 (benefit)                   74,760         32,918       (30,934)         6,833         43,197          43,354
Net income (loss)       $   174,414    $   109,200  $    (25,747)   $    41,378    $   123,320    $    152,468
Operating Ratios
Net income to:
   Average total
   stockholders'
   equity                     19.62%         14.22%          N/M           5.48%         16.81%          23.39%
   Average common
   stockholders'
   equity                     19.62          14.22           N/M           5.48          17.12           25.13
   Average assets              1.50            .98           N/M            .34           1.08            1.38
Net yield margin               5.17           4.47          3.98%          4.13           4.39            4.33
Net loan losses
 to average loans               .91           2.34          2.03           1.51            .74            1.42
At year-end:
   Allowance for
   loan losses
   to loans                    4.01           4.57          5.60           2.54           1.30            1.25
   Allowance for
   loan losses to
   non-performing
   loans                     342.63         228.25        156.84         117.15         116.53          162.23
   Common equity











   to assets                   8.14           6.84          6.33           6.46           6.02            6.02
Common Shares
Outstanding at
 year-end                56,608,578     27,980,824    27,017,550     26,614,593     26,672,896      26,425,525
Average
 (includes common
 stock equivalents)*     56,920,090     55,727,358    53,994,340     53,026,764     53,372,898      52,097,036
Per Common Share*
Book value
 at year-end           $      17.04   $      14.77  $      13.17   $      13.83   $      14.07     $     12.54
Market price
 range                    36 7/8-        23 3/8-      12 5/16-       16 11/16-      21 5/8-          16 15/16-
                          21 1/2         10 7/8        3 5/8          4 1/16        14 3/8           11 5/8
Earnings (loss)                3.06           1.96          (.48)           .78           2.27            2.85
Cash dividends
 declared                       .80            .45           .30            .78            .76             .69

* The per common share and average common shares outstanding data above reflect a two-for-one common stock split in the form of dividend which was declared on June 23, 1993 to shareholders of record
July 6, 1993 and distributed July 27, 1993.



                           Signet Banking Corporation and Subsidiaries
                                   Consolidating Balance Sheet


                                        December 31, 1993

                                                                                                           Signet
               Signet Banking   Signet Bank/   Signet Bank/                                                Banking
                Corporation      Virginia       Maryland     Signet Bank     Other                       Corporation
             (Parent Company)  Consolidated   Consolidated        N.A.     Subsidiaries   Eliminations   Consolidated
Assets
Cash and
 due from
 banks         $      508       $  329,607   $   228,922    $   36,819     $   6,385      $   (138,883)   $   463,358
Temporary
 investments      255,778        2,611,115       629,285       317,249         5,117        (1,153,316)     2,665,228
Investment
 securities        16,675        1,363,163       305,482        82,768            45             1,482      1,769,615
Loans             104,980        4,175,363     2,078,462       161,584                        (151,810)     6,368,579
   Less:
 Unearned
 income                                 (8)      (57,785)         (474)                                       (58,267)
 Allowance
 for loan
 losses                           (172,818)      (70,131)      (10,364)                                      (253,313)
   Net loans      104,980        4,002,537     1,950,546       150,746                        (151,810)     6,056,999
Premises











 and
 equipment                         167,024        41,703         4,384         3,413                          216,524
Other assets    1,023,550          534,405        72,783        32,459        10,220          (995,919)       677,498

              $ 1,401,491       $9,007,851   $ 3,228,721   $   624,425    $   25,180     $  (2,438,446)   $11,849,222

Liabilities and Stockholders' Equity
Non-interest
 bearing
 deposits                         $827,157   $   699,043   $   157,535                   $   (138,883)    $ 1,544,852
Interest
 bearing
 deposits                        4,233,914     1,767,146       274,701                                      6,275,761

Total
 deposits                        5,061,071     2,466,189       432,236                        (138,883)     7,820,613
Other
 short
- -term
 borrowings   $   168,488        3,153,680       505,821        99,752    $    2,510        (1,305,125)     2,625,126
Long-term
 borrowings       261,943            4,160            49                                                      266,152
Other
 liabilities        6,398          135,392        45,045        12,927         2,920           (30,013)       172,669
Stockholders'
 equity           964,662          653,548       211,617        79,510        19,750          (964,425)       964,662

               $1,401,491     $  9,007,851   $ 3,228,721   $   624,425   $    25,180    $   (2,438,446)   $11,849,222




                                STATEMENT OF CONSOLIDATING OPERATIONS

                                      Year ended December 31, 1993

(in thousands) (unaudited)
Interest
 income       $    12,102    $     623,265   $   193,468   $    31,812    $      554    $      (57,476)   $   803,725
Interest
 expense           18,587          233,191        67,744        11,273           379           (56,789)       274,385
Net interest
 income
 (expense)         (6,485)         390,074       125,724        20,539           175              (687)       529,340
Provision
 for loan
 losses                             44,534         3,965           675        (1,888)                          47,286
Net interest
 income
 (expense)
 after
 provision











 for loan
 losses           (6,485)          345,540       121,759        19,864         2,063              (687)        482,054
Non-interest
 operating
 income            2,643           289,315        35,779         7,367        26,066               (52)       361,118
Securities
 gains
 (losses)             95             4,356            36                                          (169)         4,318
Non-interest
 expense           3,795           421,708       127,122        21,786        24,517              (612)       598,316
Income (loss)
 before
 income taxes
 (benefit)        (7,542)          217,503        30,452         5,445         3,612               (296)       249,174
Applicable
 income taxes
 (benefit)        (2,122)           65,576         7,998         2,179         1,425               (296)        74,760
Net income
 (loss)        $  (5,420)      $   151,927      $ 22,454      $  3,266        $2,187      $           0   $   174,414



                              Signet Banking Corporation and Subsidiaries
                                    Selected Quarterly Financial Data

                                                1993                                        1992

                              Fourth      Third      Second       First      Fourth     Third     Second     First
                              Quarter    Quarter     Quarter     Quarter     Quarter   Quarter    Quarter   Quarter

(unaudited)
Summary of Operations
(in thousands)
Interest income            $195,853    $212,536    $201,466    $193,870    $184,337    $182,468   $196,949    $203,508
Interest expense             66,097      72,614      71,684      63,990      66,332      77,244     90,843      97,233
Net interest income         129,756     139,922     129,782     129,880     118,005     105,224   $106,106     106,275
Provision for
 loan losses                 10,276      12,501       9,011      15,498      14,316      14,060     14,458      24,960
Net interest
 income (expense)
 after provision
 for loan losses            119,480     127,421     120,771     114,382     103,689      91,164     91,648      81,315
Non-interest
 operating income           119,654      85,515      81,183      74,766      74,885      72,458     74,711      58,934
Securities available
 for sale gains               2,248                               1,665       1,316       6,546      1,244       1,398
Investment securities
 gains (losses)                 254           2          46         103      (2,973)     (7,349)    (6,175)     (1,454)
Non-interest
 expense (1)                169,934     147,516     146,809     134,057     135,230      126,560   127,340     110,109
Income before
 income taxes                71,702      65,422      55,191      56,859      41,687       36,259    34,088      30,084











Applicable
 income tax                  21,758      19,659      14,751      18,592       9,857        7,656     7,378       8,027

Net income                  $49,944     $45,763     $40,440     $38,267     $31,830      $28,603   $26,710    $ 22,057

Average Balance Sheet Data
(in millions)
Loans
(net of unearned income)    $ 6,074     $ 6,210   $   6,512     $ 6,029    $  5,601      $ 5,400   $ 5,615   $  5,861
Investment securities         1,790       1,840       1,953       2,037       2,100        2,154     2,163      2,043
Temporary investments         2,583       2,920       2,179       2,076       2,346        2,348     2,560      2,538

Total earning assets         10,447      10,970      10,644      10,142      10,047        9,902    10,338     10,442
Cash and due from banks         500         460         454         431         463          412       443        466
Other non-rate
 related assets                 654         605         584         570         575          592       528        467

Total average assets        $11,601     $12,035     $11,682     $11,143    $ 11,085      $10,906  $ 11,309    $11,375
Interest bearing
 deposits                   $ 6,273     $ 6,388     $ 6,366     $ 6,205    $  6,313      $ 6,455  $  6,713    $ 6,987
Short-term
 borrowings                   2,405       2,842       2,573       2,278       2,160        1,982     2,141      2,060
Long-term
 borrowings                     266         286         297         298         298          298       299        299
Non-interest
 bearing liabilities          1,718       1,612       1,578       1,521       1,502        1,384     1,404      1,308
Common stockholders'
 equity                         939         907         868         841         812          787       752        721

Total average
 liabilities and
 stockholders' equity       $11,601     $12,035     $11,682     $11,143      $11,085      $10,906  $11,309    $11,375

Per Common Share (2)
  Net income                $   .87     $  .80      $   .71     $   .68      $   .57      $   .51  $   .48    $   .40
  Cash dividends
   declared                     .25        .20          .20         .15          .15          .10      .10        .10
   Market prices:
      High                   36 7/8         35       30 5/8    28 13/16       23 3/8      20 9/16   19 3/4     15 7/8
      Low                    30 5/8     26 3/4       24 3/4      21 1/2     18 11/16           17 12 13/16     10 7/8

Average Common Shares and
Common Stock Equivalents (2)

(in thousands)               57,087     57,010       56,871      56,705       56,454       56,255   55,648     54,537


(1) First, second, third and fourth quarters of 1992 included credit card solicitation expenses of $.7, $4.3, $7.8, and $10.3 million, respectively. First, second, third, and fourth quarters of 1993 included credit card solicitation expenses of $9.3 million, $17.2 million, $13.7 million, and $15.6 million, respectively.

(2)   The per common share and common shares outstanding data











above reflect a two-for-one common stock split in the form of a dividend which was declared on June 23, 1993 to shareholders of record July 6, 1993 and distributed July 27, 1993.
The above schedule is a tabulation of the Company's unaudited quarterly results of operations for the years ended December 31, 1993 and 1992.
The Company's common shares are traded on the New York Stock
Exchange under the symbol SBK. In addition, shares may be traded in the over-the-counter stock market. There were 14,606 common stockholders of record at December 31, 1993.