Form 10-K, Exhibit 13
period 1994-12-31
SIGNET BANKING CORP
filed 1995-03-23
CIK 9659

SIGNET BANKING CORPORATION AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS-1994 COMPARED TO 1993
INTRODUCTION

    Signet Banking Corporation ("Signet" or "the Company"), with headquarters in Richmond, Virginia, is a registered multi-bank, multi-state holding company listed on the New York Stock Exchange under the symbol SBK. At December 31, 1994, Signet had assets of $12.9 billion and provided interstate financial services through four principal subsidiaries: Signet Bank/Virginia, headquartered in Richmond, Virginia; Signet Bank/Maryland, headquartered in Baltimore, Maryland; Signet Bank N.A., headquartered in Washington, D.C.; and Capital One Financial Corporation ("Capital One"), headquartered in Falls Church, Virginia.

    Signet is engaged in general commercial and consumer banking businesses, and provides a full range of financial services to individuals, businesses and organizations through 249 banking offices, 253 automated teller machines and a 24-hour full-service Telephone Banking Center. Signet offers investment services including municipal bond, government, federal agency and money market sales and trading, foreign exchange trading and discount brokerage. In addition, an international operation concentrating on trade finance and specialized services for trust, leasing, asset based lending, cash management, real estate, insurance and consumer financing are offered. Signet's primary market area extends from Baltimore to Washington, south to Richmond, and on to Hampton Roads/Tidewater Virginia. Capital One is a major issuer of credit cards nationwide, offering a broad spectrum of card products designed to meet the unique needs of different market segments.

    On October 25, 1994, Signet filed an amended registration statement with the Securities and Exchange Commission ("SEC") which described plans to spin off Capital One. Under such plans, designated assets and liabilities of Signet Bank/ Virginia's credit card division were transferred to Capital One Bank, a newly chartered limited purpose credit card bank. Capital One Bank became, in conjunction with the transfer, a wholly-owned subsidiary of Capital One, a wholly-owned subsidiary of Signet (the "Separation"). Accounts representing approximately $335 million, or 5%, of the managed credit card portfolio were retained by Signet. The Separation occurred November 22, 1994 at which time 7,125,000 shares of common stock of Capital One were sold in an initial public offering. Signet distributed all of the remaining common stock it held in Capital One to Signet stockholders in a tax-free distribution on February 28, 1995. Capital One is listed on the New York Stock Exchange under the symbol COF. Signet's Board of Directors believes the spin-off will enhance shareholder value by creating two independent financial institutions, each possessing substantial financial and managerial strength and each pursuing separate and attractive long-term business strategies. For a detailed analysis of the effects of the spin-off, see the discussion of the Credit Card Business elsewhere in this Report.

    In 1994, Signet also announced a comprehensive program to improve the performance of its core banking businesses through initiatives to reduce costs and enhance revenues. In connection with the spin-off and the cost reduction measures, Signet recorded special pre-tax charges of $92.2 million for restructuring ($43.2 million), and for terminating certain data processing contracts ($49.0 million).

    During the third quarter of 1994, the Company acquired Pioneer Financial Corporation ("Pioneer"), the parent company of Pioneer Federal Savings Bank, a $400 million financial institution located in Chester, Virginia. The transaction involved a tax-free exchange of stock and was accounted for as a purchase acquisition. Pioneer's shareholders received .6232 shares of Signet common stock for each Pioneer share held. This resulted in Signet issuing approximately 1.5 million shares of common stock. The transaction had an immaterial dilutive effect on Signet's earnings per share.

    During 1994, Signet was ranked number one in capital strength among the nation's 65 largest banks by a leading independent investment firm.

    On February 15, 1995, Signet announced it had reached a definitive agreement to acquire the assets of Sheffield Management Company and Sheffield Investments, Inc., managers and distributors of the Blanchard group of mutual funds. These funds are marketed nationally through direct mail and comprise eleven fixed income and equity funds totaling approximately $1 billion. This transaction is expected to close in the second quarter of 1995.

    In 1995, Signet began construction on a new operations center located close to Richmond, Virginia. The estimated total cost of this project is $45 million.

    A detailed discussion of the 1994 operating results and financial condition at December 31, 1994 follows and is intended to help readers analyze the accompanying Consolidated Financial Statements and related Notes. A Glossary of Financial Terms has also been included in this Report.


SUMMARY OF PERFORMANCE

Signet reported consolidated net income for 1994 of $149.8 million, or $2.59 per share, compared with $174.4 million, or $3.06 per share, in 1993. The 1994 net income reflects special pre-tax charges of $92.2 million for restructuring and for terminating certain data processing contracts. Included in the restructuring charges are costs related to an early retirement plan, employee severance and facilities consolidation. The 1994 performance reflected substantial growth in non-interest sources of revenues, primarily resulting from the strong growth in the Company's credit card business and significant improvement in asset quality. Profitability measures reflected the record level of earnings, excluding special one-time charges, in 1994 of $209.8 million, resulting in a return on assets ("ROA") of 1.83% and a return on common stockholders' equity ("ROE") of 19.74%. These impressive ratios are indicative of Signet's improved performance and compare favorably with the 1.50% ROA and 19.62% ROE achieved in 1993.


TABLE 1
SELECTED FINANCIAL DATA

                                                                                                                    Five-Year
                                                                                                                     Compound
                                          1994      1993         1992          1991          1990          1989    Growth Rate
SUMMARY OF OPERATIONS
(dollars in thousands-except
 per share)
Net interest income-taxable equivalent $ 523,717  $ 545,093     $ 454,912    $ 420,026    $ 469,807    $ 462,185       2.53%
Less:  taxable equivalent adjustment      13,706     15,753        19,302       22,056       25,879       27,325     (12.89)

Net interest income                      510,011    529,340       435,610      397,970      443,928      434,860       3.24
Provision for loan losses(1)              14,498     47,286        67,794      287,484      182,724       58,530     (24.35)
Net interest income after provision
 for loan losses                         495,513    482,054       367,816      110,486      261,204      376,330       5.66
Non-interest operating income            564,624    361,118       280,988      248,537      188,571      175,810      26.28
Securities available for sale gains        3,413      3,913        10,504       94,666
Investment securities gains (losses)          46        405       (17,951)      (1,445)      12,971        9,438     (65.52)

Total non-interest income                568,083    365,436       273,541      341,758      201,542      185,248      25.12
Non-interest expense(2)                  846,423    598,316       499,239      508,925      414,535      395,061      16.46

Income (loss) before income taxes
 (benefit)                               217,173    249,174       142,118      (56,681)      48,211      166,517       5.46
Applicable income taxes (benefit)(3)      67,339     74,760        32,918      (30,934)       6,833       43,197       9.29
Net income (loss)                      $ 149,834  $ 174,414     $ 109,200    $ (25,747)    $ 41,378    $ 123,320       3.97
Per common share:
  Net income (loss)                    $    2.59  $    3.06     $    1.96    $    (.48)    $    .78    $    2.27       2.67
  Cash dividends declared(4)                1.00        .80           .45          .30          .78          .76       5.64
  Book value at year-end                   18.96      17.04         14.77        13.17        13.83        14.07       6.15
Average common shares outstanding     57,862,927 56,920,090    55,727,358   53,994,340   53,026,764   53,372,898       1.63

SELECTED AVERAGE BALANCES
(dollars in millions)
Assets                                 $  11,469   $ 11,617     $  11,168    $  11,534   $   12,349   $   11,467       0.00
Earning assets                            10,152     10,553        10,181       10,538       11,374       10,518      (0.71)
Loans (net of unearned income)             6,408      6,206         5,618        6,071        7,218        6,916      (1.51)
Deposits                                   7,747      7,733         7,886        8,362        7,900        7,341       1.08
Long-term borrowings                         255        287           298          318          353          320      (4.44)
Interest bearing liabilities               8,606      9,121         9,000        9,506       10,291        9,344      (1.63)
Common stockholders' equity                1,046        889           768          750          755          709       8.09
Managed credit card portfolio              6,470      3,530         1,709        1,606        1,474        1,241      39.13

SELECTED YEAR-END BALANCES
(dollars in millions)
Assets                                 $  12,931   $ 11,849     $  12,093    $  11,239     $ 11,405    $  12,476
Earning assets                            11,479     10,745        11,010        9,443       10,291       11,417
Loans (net of unearned income)             7,924      6,310         5,809        5,884        6,445        7,215
Deposits                                   7,822      7,821         7,823        8,481        8,344        7,595
Long-term borrowings                         254        266           298          299          350          361
Interest bearing liabilities               8,529      9,167         9,684        9,031        9,272       10,145
Common stockholders' equity                1,111        965           827          712          736          751
Managed credit card portfolio              7,676      5,098         2,244        1,700        1,580        1,418
OPERATING RATIOS
Net income to:
  Average common stockholders'
   equity                                  14.33%     19.62%        14.22%         N/M         5.48%       17.12%
  Average total stockholders'
   equity                                  14.33      19.62         14.22          N/M         5.48        16.81
  Average assets                            1.31       1.50           .98          N/M          .34         1.08
Total stockholders' equity to assets
 (average)                                  9.12       7.65          6.88         6.50%        6.11         6.40
Loans to deposits (average)                80.85      80.26         71.24        72.92        91.36        94.20
Net loan losses to average loans            0.71        .91          2.34         2.03         1.51          .74
Net interest spread(5)                      4.63       4.76          4.05         3.40         3.41         3.49
Net yield margin(5)                         5.16       5.17          4.47         3.98         4.13         4.39
At year-end:
  Allowance for loan losses to loans        2.78       4.01          4.57         5.60         2.54         1.30
  Allowance for loan losses to
   non-performing loans                   846.32     342.63        228.25       156.84       117.15       116.53

(1) 1991 included a special provision of $146.6 million to accelerate the reduction of real estate assets.

(2) 1993, 1992 and 1991 included provisions of $7.4 million, $15.5 million and $71.9 million, respectively, to the reserve for foreclosed properties, which had December 31, 1993, 1992 and 1991 balances of $5.7 million, $10.6 million and $41.6 million, respectively. 1994, 1993, 1992, 1991, 1990 and 1989 included $100.9 million, $55.8 million, $23.1 million, $14.6 million, $21.4 million and $14.5 million, respectively, of credit card solicitation expenses. 1994 included a $49.0 million contract termination fee and $43.2 million of restructuring charges.

(3) Income taxes (benefit) applicable to net securities available for sale gains and investment securities gains (losses) were as follows: 1994-$1.2 million; 1993-$1.5 million; 1992-($2.5) million; 1991-$32.9 million; 1990-$4.6 million; and 1989-$3.3 million. Additionally, 1992 included $6.3 million of recaptured alternative minimum tax and 1990 included $6.3 million of alternative minimum tax.

(4) In March, 1991, Signet announced that, thereafter, its dividend declaration would be made in the month following the end of each quarter instead of in the last month of each quarter. As a result, 1991 included only three dividend declarations; however, four dividend payments were made.

(5) Net interest spread and net yield margin were calculated on a taxable equivalent basis, using a tax rate of 35% for 1994 and 1993 and 34% for 1992, 1991, 1990, and 1989.

    Taxable equivalent net interest income of $523.7 million was a principal component of earnings and reflected a slight decline of $21.4 million from the 1993 level. The net yield margin for 1994 was 5.16%, a one basis point decline from the prior year. This decrease in the net yield margin was primarily due to higher funding costs associated with interim funding for Capital One. The provision for loan losses of $14.5 million represented a significant decrease from the 1993 level of $47.3 million as credit quality continued to improve. Non-interest operating income totaled $564.6 million for 1994, a 56% increase over the prior year. The growth resulted from increases in nearly all major categories of non-interest income, with the largest dollar increase being in the credit card servicing income category. During 1994, Signet recognized net securities gains of $3.5 million compared with net gains of $4.3 million in 1993. Non-interest expense increased $248.1 million from the previous year due in large part to the restructuring and data processing contract termination charges of $92.2 million and an increase of $45.1 million in expenses related to the credit card account solicitation program. Sizable increases in staff-related expenses arose mainly from increasing the number of employees to support the growth in the managed credit card portfolio. Travel and communications, supplies and equipment and external data processing services also rose due to the rapid growth in the credit card area. Table 1 shows selected financial data for the past six years and five-year compound growth rates.


INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

Taxable equivalent net interest income, a primary contributor to earnings, was $523.7 million for 1994, a decline of $21.4 million, or 4%, over 1993. The decline in net interest income reflected the impact of a lower level of on-balance sheet average earning assets and a higher cost of funds, offset in part by higher yields on most earning assets categories resulting from rising interest rates. The discussion of net interest income should be read in conjunction with Table 2-Net Interest Income Analysis and Table 8-Average Balance Sheet.

TABLE 2
NET INTEREST INCOME ANALYSIS
taxable equivalent basis(1)

                                     Year Ended              1994 vs. 1993            Year Ended            1993 vs. 1992
                                     December 31      Increase     Change due to(3)   December 31   Increase     Change due to(3)
(in thousands)                    1994      1993    (Decrease)   Volume     Rates         1992     (Decrease)   Volume      Rates
INTEREST INCOME:
Loans, including fees:(2)
  Commercial                    $165,372   $158,587     6,785   $  3,570     $  3,215    $181,600  $ (23,013)   $(10,529) $(12,484)
  Credit card                    212,157    215,607    (3,450)     9,057      (12,507)    110,864    104,743     133,532   (28,789)
  Other consumer                 130,513     95,273    35,240     24,103       11,137     103,948     (8,675)        656    (9,331)
  Real estate-construction        21,007     31,590   (10,583)   (14,041)       3,458      53,812    (22,222)    (23,056)      834
  Real estate-commercial
   mortgage                       50,254     47,757     2,497     (3,697)       6,194      50,147     (2,390)        305    (2,695)
  Real estate-residential
   mortgage                        8,399      7,634       765      2,072       (1,307)      9,801     (2,167)     (1,678)     (489)
    Total loans                  587,702    556,448    31,254     18,041       13,213     510,172     46,276      52,791    (6,515)
Interest bearing deposits with
 other banks                      11,512     12,031      (519)      (533)          14      24,103    (12,072)    (14,273)    2,201

Federal funds and resale
 agreements                       44,294     23,196    21,098      6,713       14,385      29,984     (6,788)     (2,775)   (4,013)
Trading account securities        21,487     31,297    (9,810)   (12,741)       2,931      21,783      9,514      12,384    (2,870)
Credit card loans held for
 securitization                   41,015     36,263     4,752      3,568        1,184           0     36,263           0    36,263
Loans held for sale               13,010     17,007    (3,997)    (3,342)        (655)     14,125      2,882       3,762      (880)
Securities available for sale     73,409     17,064    56,345     59,316       (2,971)     38,504    (21,440)    (16,675)   (4,765)
Investment securities-taxable      4,395     93,806   (89,411)   (89,957)         546     112,087    (18,281)    (10,704)   (7,577)
Investment securities-nontaxable  23,895     32,366    (8,471)    (9,150)         679      35,806     (3,440)     (3,630)      190

    Total interest income        820,719    819,478     1,241    (31,101)      32,342     786,564     32,914      28,826     4,088


INTEREST EXPENSE:
Money market and interest
 checking                         23,123     22,544       579      1,420         (841)     27,638     (5,094)      2,485    (7,579)
Money market savings              44,571     45,463      (892)    (3,133)       2,241      64,500    (19,037)     (5,504)  (13,533)
Savings accounts                  33,461     24,079     9,382      7,698        1,684      21,189      2,890       6,914    (4,024)
Savings certificates              61,377     58,514     2,863     (9,466)      12,329     102,519    (44,005)    (18,376)  (25,629)
Large denomination certificates   14,527     10,970     3,557      1,849        1,708      13,936     (2,966)        207    (3,173)
Foreign                           10,071      6,627     3,444      1,201        2,243         994      5,633       5,750      (117)


    Total interest on deposits   187,130    168,197    18,933     (3,003)      21,936     230,776    (62,579)    (10,309)  (52,270)
Federal funds and repurchase
 agreements                       65,894     63,986     1,908    (11,441)      13,349      65,561     (1,575)      8,553   (10,128)
Other short-term borrowings       27,293     25,521     1,772       (264)       2,036      15,899      9,622      10,081      (459)
Long-term borrowings              16,685     16,681         4     (1,855)       1,859      19,416     (2,735)       (728)   (2,007)
    Total interest expense       297,002    274,385    22,617    (15,488)      38,105     331,652    (57,267)      4,382   (61,649)
    Net Interest Income         $523,717   $545,093  $(21,376)  $ 43,516    $ (64,892)   $454,912  $  90,181    $ 16,860  $ 73,321


(1) Total income from earning assets includes the effects of taxable equivalent adjustments, using a tax rate of 35% for 1994 and 1993 and 34% for 1992 in adjusting interest on the tax-exempt loans and securities to taxable equivalent basis.

(2) Includes fees on loans of approximately $30,497, $24,440, and $19,305 for 1994, 1993, and 1992, respectively.

(3) The change in interest due to both volume and rates has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each. The changes in income and expense are calculated independently for each line in the schedule. The totals for the volume and rate columns are not the sum of the individual lines.

    Average earning assets totaled $10.2 billion for 1994, a decrease of 4% from the previous year. Credit card securitizations reduced earning assets by transferring assets off the balance sheet. Adding average securitized credit card loans to both years' average earning assets would result in a 20% increase in earning assets year-over-year. The commercial, credit card, real estate mortgage-residential and other consumer loan categories experienced increases in average balances in 1994. Decreases occurred in the real estate-construction and real estate-commercial mortgage categories of the loan portfolio, reflecting the continued successful efforts of the Company to reduce its commercial real estate exposure. Investment securities declined by $1.6 billion on average over 1993 as the Company implemented Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994 and as securities were called or matured. Securities available for sale grew $1.0 billion over 1993 primarily due to the implementation of SFAS No. 115. Credit card loans held for securitization averaged $432.6 million for 1994, up from $393.8 million in 1993. See a more detailed discussion of Earning Assets elsewhere in this Report.

    Average interest bearing liabilities fell 6% to $8.6 billion for 1994. Declines in savings certificates, money market savings, Federal funds and repurchase agreements and long-term borrowings were partially offset by growth in savings accounts, money market and interest-checking and purchased deposit categories. In 1994, average core deposits of $7.2 billion declined only slightly from the prior year and represented 71% of average earning assets and 112% of average loans. The mix in core deposits changed as depositors responded to volatile interest rates by shortening maturities and transferring from savings certificates into money market and demand products. Non-interest bearing demand deposits increased 9%, on average, during 1994. See a more comprehensive discussion of Funding elsewhere in this Report.

    The net interest spread of 4.63% for 1994 declined from the 4.76% reported for the previous year. The net decline was due to the rise in funding rates exceeding the increase in yields on earning assets. The bridge financing facility utilized by Capital One as a funding source subsequent to November 22, 1994 (the "Separation" date) carried a high rate of interest which contributed to the narrowing of the net interest spread. The overall yield on earning assets was 8.08%, up 31 basis points from 1993, while the increase in rates paid for interest bearing liabilities amounted to 3.45%, up 44 basis points from the previous year.

TABLE 3
NET YIELD COMPARISON-1994 VERSUS 1993
Causes for a one basis point drop in the Net Yield Margin from 1993 to 1994:

Net Yield Margin for the year ended December 31, 1993 5.17% Higher funding costs excluding bridge financing facility (0.33) Decline in average/higher yield
  on Trading Account Securities-net                        0.09
Higher average/decline in yield on Credit Card-net        (0.09)
Higher yield and average on Other Consumer Loans           0.08
Bridge financing facility                                 (0.04)
Improved yield on other earning assets and other factors   0.28

Net Yield Margin for the year ended December 31, 1994      5.16%

    The net yield margin fell by one basis point in 1994 to 5.16% from 5.17% for 1993. The decline in the net yield margin was the net result of several factors, as analyzed in Table 3. An approximate basis point impact was calculated for each item noted. Higher yields and growth in consumer loans other than credit card was more than offset by a decline in the yield of the on-balance sheet portfolio of credit card loans (including those held for securitization) and significantly higher funding rates. The lower yield on the credit card portfolio was due to rapid growth in low introductory rate credit card products. In most of its recent marketing programs, the Company has offered accounts with low introductory rates which generally increase to a higher rate after the introductory period expires. For selected introductory rate accounts, all or part of the rate increase following the introductory period may be waived, leading to continued downward pressure on yields.

    Signet uses various off-balance sheet interest rate derivatives as an integral part of its asset and liability management and trading activities. For Signet's core business, variable assets generally exceed variable liabilities. To hedge against the resulting interest rate risk, Signet enters into derivative transactions. Derivative contracts, used for hedging purposes, increased interest on earning assets by $13.4 million and $14.3 million and decreased borrowing costs by $39.0 million and $82.4 million for 1994 and 1993, respectively. The overall increase in the net yield margin as a result of these instruments amounted to 52 and 92 basis points for 1994 and 1993, respectively. For a more detailed description and discussion of derivative income and expense impact on net income, refer to the Interest Rate Sensitivity section elsewhere in this Report.

    Credit card securitizations also have an effect on net interest income and the net yield margin. For a detailed analysis of this effect, see discussion of the Credit Card Business elsewhere in this Report.



TABLE 4
STATEMENT OF CHANGES IN ALLOWANCE FOR LOAN LOSSES

                                                                        Year Ended December 31

(dollars in thousands)                               1994         1993         1992         1991          1990
Balance at beginning of year                       $253,313     $265,536     $329,371     $163,669     $ 93,572

Provision for loan losses(1)                         14,498       47,286       67,794      287,484      182,724

Transfer (to) from loans held for
 securitization                                      (4,869)      (2,902)                    1,503       (3,926)
Addition arising from acquisition                     3,327
Loans charged-off:
  Commercial                                          9,827       17,832       33,238       55,312       29,365
  Credit card                                        32,141       38,582       43,309       44,902       58,910
  Other consumer                                      2,459        2,893        4,876        4,362        5,297
  Real estate-construction                            9,746       26,890       58,406       32,514       24,396
  Real estate-mortgage(2)                            20,360        5,720       15,140        2,990        3,858

Total loans charged-off                              74,533       91,917      154,969      140,080      121,826
Recoveries of loans previously
 charged-off:
  Commercial                                          5,997       13,138        6,992        3,263        2,395
  Credit card                                        11,012       15,937       14,043       10,691        8,909
  Other consumer                                      1,179        1,421        1,445        1,362        1,648
  Real estate-construction                            6,037        4,259          523        1,479            2
  Real estate-mortgage(2)                             4,558          555          337                       171

Total recoveries                                     28,783       35,310       23,340       16,795       13,125

Net loans charged-off                                45,750       56,607      131,629      123,285      108,701

Balance at end of year                             $220,519     $253,313     $265,536     $329,371     $163,669

Net charge-offs to average loans:
  Commercial                                            .18%         .22%        1.17%        2.22%        1.06%
  Other consumer                                        .08          .12          .29          .23          .27
  Real estate                                          2.15         2.45         4.93         1.88         1.40

    Sub-total                                           .54          .76         2.09         1.64         1.00
  Credit card                                          1.15         1.28         4.13         5.44         3.76

    Total                                               .71          .91         2.34         2.03         1.51

Allowance for loan losses to net
 loans at year-end                                     2.78%        4.01%        4.57%        5.60%        2.54%


(1) Included $146,600 special provision to accelerate the reduction of real estate loans in 1991.

(2) Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage. Real estate-residential mortgage charge-offs and recoveries were not significant for the periods presented.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is the periodic expense of maintaining an adequate allowance to absorb possible future losses, net of recoveries, inherent in the existing loan portfolio. In evaluating the adequacy of the provision and the allowance for loan losses, management takes into consideration several factors including national and local economic trends and conditions; weighted average historical losses; trends in delinquencies, bankruptcies and non-performing loans; trends in watch list growth/reduction; off-balance sheet credit risk; known deterioration and concentrations of credit; effects of any changes in lending policies and procedures; credit evaluations; experience and ability of lending management and staff; and the liquidity and volatility of the markets in which Signet does business. Signet is refining its process through the use of a tool called migration analysis to better estimate losses in the commercial and real estate portfolios. This method traces loan risk ratings and losses over time. Additionally, particular emphasis is placed on adversely rated loans. Signet's charge-off policy is closely integrated with the loan review process. Commercial and real estate loan charge-offs are recorded when any loan or portions of loans are determined to be uncollectible. Credit card loans typically are charged off when they are six months past due and a minimum payment has not been received for 60 days, while other consumer loans are typically charged off when they are six months past due. Once a loan has been charged off, it is Signet's policy to continue to pursue the collection of principal and interest. Table 4 provides a five-year comparison of the activity in the allowance for loan losses along with the details of the charge-offs and recoveries by loan category.

    The provision for loan losses totaled $14.5 million for 1994, a decrease of $32.8 million from the 1993 total of $47.3 million. This decrease was the result of lower charge-offs due to Signet's improved credit quality. Credit card securitizations have an effect on the level of on-balance sheet charge-offs and provisioning. For a detailed analysis of this effect, see discussion of the Credit Card Business elsewhere in this Report.

    Net charge-offs decreased 19% to $45.8 million for 1994, compared with $56.6 million for the prior year. Decreases were noted in all loan categories except real estate-mortgage. Of the $30.1 million in real estate charge-offs, approximately $21 million were the result of the sale of $102 million of real estate related loans in the third quarter of 1994. Commercial loan net charge-offs experienced an improvement when comparing 1994 with 1993 due to improved credit quality. Commercial net charge-offs for the Company, as a whole, totaled only $3.8 million, a decrease of $0.9 million from the previous year as the decline in charge-offs exceeded the decline in recoveries. One large commercial credit accounted for approximately $3.3 million of the commercial loan charge-offs as it was sold early in 1994, well within the loan's allocated allowance. Many of the commercial charge-offs for the last several years were real estate related. The secondary collateral for many commercial loans is real estate, and unsecured working capital/operating lines to real estate developers are classified as commercial loans. Other consumer net charge-offs declined to $1.3 million, or .08% of average other consumer loans. Credit card net charge-offs amounted to $21.1 million in 1994, or 1.15% of average credit card loans. Improvement in the credit quality and substantial growth of the credit card portfolio caused the percentage of net credit card losses to average credit card loans on the balance sheet to decline from 1993 to 1994. Net losses for 1994 on the total managed credit card portfolio, which included securitized receivables, were 1.61% of total average managed credit card loans, compared with 2.34% reported for 1993. The low level of credit card losses in 1993 and 1994 is a reflection of management's attention to the diversification of the portfolio as well as the quality of the Company's credit card underwriting standards and collection efforts. The low credit card charge-off ratios are also influenced by the high growth in new accounts, some of which have not aged sufficiently to experience significant charge-offs.

    The allowance for loan losses at December 31, 1994 was $220.5 million, or 2.78% of year-end loans, compared with the 1993 year-end allowance of $253.3 million, or 4.01% of loans. The 1994 allowance for loan losses equated to 8.5 times year-end non-performing loans and 4.5 times year-end non-performing assets, indicating significantly improved coverage over 1993 when the December 31, 1993 allowance for loan losses amounted to 3.4 times non-performing loans and 2.2 times non-performing assets. The decline in the level of the allowance primarily reflected charge-offs taken on real estate related loans, the majority of which resulted from the real estate loan sale mentioned previously.

    Signet's allocated allowance for loan losses for all loan categories is detailed in Table 5. On a monthly basis, commercial and real estate loans (excluding residential mortgage) warranting management's attention are identified and examined, and factors such as the creditworthiness of the borrower, the adequacy of underlying collateral and the impact of business and economic conditions upon the borrower are evaluated. Based on this information and action plans provided by the lending units, Signet's Credit Risk Management Division determines the aggregate level of allowance according to the distribution of the loan risk classifications. The credit card portfolio receives an overall allocation based on such factors as current and anticipated economic conditions, historical charge-off and recovery rates, trends in delinquencies, projected charge-offs by specific loan solicitation, bankruptcies and loan volume. The remaining loan portfolio (unclassified commercial, real estate and consumer loans) receives a general allocation deemed to be reasonably necessary to provide for losses within the categories of loans set forth in the table and based on risk ratings and the factors previously listed. As noted previously, Signet is refining its allocation process by using migration analysis to evaluate allowance needs for commercial and real estate loans. Also, loan types experiencing significant growth receive special attention in determining allowance adequacy. The overall allocation should not be interpreted as a prediction of future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire loan portfolio. Management is continuously refining this process and believes that the allowance for loan losses is adequate to cover anticipated losses in the loan portfolio under current economic conditions.


NON-INTEREST INCOME

A significant portion of Signet's revenue is derived from non-interest related sources including servicing income, service charges, trust fees and other income. The 1994 results reflected Signet's continued emphasis on non-interest operating income.

TABLE 5
ALLOWANCE FOR LOAN LOSSES ALLOCATION

                       DECEMBER 31, 1994     December 31, 1993   December 31, 1992      December 31, 1991    December 31, 1990

                                  PERCENTAGE             PERCENTAGE           PERCENTAGE            PERCENTAGE          PERCENTAGE
                                  OF LOANS               OF LOANS             OF LOANS              OF LOANS            OF LOANS
                                  IN EACH                IN EACH              IN EACH               IN EACH             IN EACH
                                  CATEGORY               CATEGORY             CATEGORY              CATEGORY            CATEGORY
                                  TO                     TO                   TO                    TO                  TO
                        ALLOWANCE TOTAL       ALLOWANCE  TOTAL    ALLOWANCE   TOTAL      ALLOWANCE  TOTAL    ALLOWANCE  TOTAL
(dollars in thousands)  AMOUNT    LOANS       AMOUNT     LOANS    AMOUNT      LOANS      AMOUNT     LOANS    AMOUNT     LOANS

Commercial             $ 34,041     30.86%     $ 33,618   35.87%   $ 33,930    36.87%    $ 50,795     39.08%  $ 57,792   39.21%
Commercial-special(1)                                       .24       1,064      .34        6,376       .52
Credit card              78,500     31.94        63,500   28.40      55,974    21.21       31,522     11.79     20,400   10.46
Other consumer           15,593     25.62         3,530   20.37       3,527    20.11        4,845     20.77      4,275   20.30
Real estate(2)           60,532     11.58        25,684   11.31      19,056    14.30       20,466     16.40     54,725   30.03
Real estate-special(1)                           57,631    3.81      98,924     7.17      173,162     11.44
Unallocated              31,853                  69,350              53,061                42,205               26,477

Total                  $220,519    100.00%     $253,313  100.00%   $265,536   100.00%    $329,371    100.00%  $163,669  100.00%

(1) Allowance allocated to an accelerated real estate asset reduction program which was established in 1991 and successfully terminated at the beginning of 1994.

(2) Real estate loans include real estate-construction, real estate-commercial mortgage and real estate-residential mortgage loans. Real estate-residential has an insignificant amount of allowance allocation because of the minimal credit risk associated with that type of loan.


TABLE 6
NON-INTEREST INCOME

                                                                  Percent Change
                                                  Year Ended         Increase               Year Ended
(dollars in thousands)                            December 31       (Decrease)             December 31
                                              1994        1993      1994/1993      1992         1991        1990
Credit card servicing income                $337,284     $153,018     120%       $101,185     $ 62,664     $ 12,435
Credit card service charges                   73,321       63,222      16          31,553       42,276       59,574
Service charges on deposit accounts           66,141       64,471       3          66,971       62,924       57,799
Trust income                                  19,442       17,599      10          15,949       16,019       15,006
Mortgage servicing and origination            18,661       24,210     (23)         16,529        8,726        6,463
Other service charges and fees                15,112       16,260      (7)         17,540       12,815       12,120
Gain on sale of bank card merchant business                                                      8,946
Gain on sale of mortgage servicing             6,000                  N/M
Trading profits (losses)                        (268)      (1,396)    N/M          11,193       14,867        6,981
Other                                         28,931       23,734      22          20,068       19,300       18,193

  Non-Interest Operating Income              564,624      361,118      56         280,988      248,537      188,571
Securities available for sale gains            3,413        3,913     (13)         10,504       94,666
Investment securities gains (losses)              46          405     (89)        (17,951)      (1,445)      12,971

  Total Non-Interest Income                 $568,083     $365,436      55%       $273,541     $341,758     $201,542

    Table 6 details the various components of non-interest income for the past five years. Non-interest income for 1994 was $568.1 million, up 55% from $365.4 million for 1993 and included $3.5 million ($2.2 million after-tax) and $4.3 million ($2.8 million after-tax), for 1994 and 1993, respectively, of primarily securities available for sale gains. Signet recognized nominal gains on investment securities during 1994 and 1993 as certain securities were called.

    Non-interest operating income amounted to $564.6 million for 1994, an increase of $203.5 million, or 56% over 1993. The primary sources of growth were increases in credit card servicing income and credit card service charges along with a $6.0 million gain on the sale of mortgage servicing rights. Credit card servicing income totaled $337.3 million for 1994, an increase of $184.3 million over last year. This category is primarily made up of the income received for servicing the $5.1 billion of securitized credit card receivables. The increase in credit card servicing income is offset by a corresponding reduction of net interest income and credit card service charges because securitization has the effect of transferring revenue from net interest income and credit card service charges to credit card servicing income. Improvement in charge-off experience had a favorable impact on credit card servicing income. Credit card service charges, which include membership fees and other credit card processing fees, totaled $73.3 million for 1994, an increase of $10.1 million, or 16%, from 1993 due to an increase in volume resulting from the success of the solicitation program. For further discussion of the impact of credit card securitizations on the income statement, see the Credit Card Business section elsewhere in this Report.

    Service charges on deposit accounts rose $1.7 million, or 3%, over 1993 to $66.1 million. Trust income, which totaled $19.4 million, was up 10% from last year primarily due to growth in the number of customers served by Signet and revised trust fee schedules. Mortgage servicing and origination income totaled $18.7 million for 1994 compared with $24.2 million in 1993, a decrease of 23%, as a result of a significant decline in the volume of mortgage loans originated due to higher interest rates. During 1994, mortgage production totaled $865 million, which was 50% lower than the 1993 level. Since the majority of these loans are sold in the secondary market with servicing retained by Signet, the Company's servicing portfolio grew to $4.8 billion at December 31, 1994. Other service charges and fees, which consisted primarily of fees related to commercial and standby letters of credit ($4.4 million), discount brokerage ($3.7 million) and checkbooks ($3.4 million) totaled $15.1 million, a reduction of $1.1 million, or 7%. Trading losses, which totaled $268 thousand in 1994, down from $1.4 million in 1993, were derived from services performed as a dealer bank for customers and from profits and losses earned on securities trading and arbitrage positions. The remaining categories of non-interest operating income, which included credit card application fees, credit card insert fees, gains and losses on sales of mortgage loans, safe deposit box rentals, income from various insurance products, venture capital income and miscellaneous income from other sources, amounted to $28.9 million for 1994, an increase of $5.2 million, or 22% over the prior year.


NON-INTEREST EXPENSE

Non-interest expense for 1994 totaled $846.4 million, an increase of $248.1 million, or 41% from 1993. Excluding the contract termination fee and restructuring charges in 1994 and credit card solicitation and foreclosed property expenses for both years, non-interest expense rose 24% from the prior year primarily due to growth in the credit card business. Table 7 details the various categories of non-interest expense for the past five years.

    Signet's efficiency ratio (the ratio of non-interest expense to taxable equivalent operating income) was 77.53% for 1994, compared with 66.02% for 1993. Excluding the contract termination fee, restructuring charges, other one-time spin-off related expenses and foreclosed property expense from non-interest expense lowers the ratio to 69.12% and 64.53% for the respective years. Since charge-offs on securitized credit card loans reduce credit card servicing income, operating income, for the purpose of calculating the efficiency ratio, should exclude the negative impact of these charge-offs. Making this adjustment to revenue further reduces the ratio to 64.55% for 1994 and 60.67% for 1993.

    With the anticipated Capital One spin-off, Signet began a major refocus on its core banking businesses. In the third quarter of 1994, Signet's Board of Directors approved a comprehensive core bank improvement plan aimed at reducing Signet's efficiency ratio through cost reductions and revenue initiatives in order to enhance its competitive position. In conjunction with the plan, which was implemented in the third quarter, Signet recorded a restructuring charge of $43.2 million ($28.1 million after-tax, or $0.48 per share). Included in the charge was approximately $15.6 million primarily for increased retiree medical and pension benefits related to an early retirement program in which 225 employees participated, approximately $13.0 million of accelerated retiree medical and pension obligations and anticipated severance benefits for approximately 750 employees and approximately $14.6 million related to the writedown of bank-owned properties and lease termination costs due to the expected abandonment of facilities resulting from the reduction in employees. All cash outflows related to the restructuring charge will be funded by cash provided by operations. As of December 31, 1994, Signet had reduced the restructuring liability by approximately $2.4 million for severance and early retirement benefits and approximately $5.9 million for lease termination and other facilities related costs. As a result of implementing the cost reduction measures, the number of full-time equivalent employees excluding Capital One fell 13% during the year ended December 31, 1994. The plan is expected to be fully implemented by the end of 1995. Savings are then expected to be approximately $40 million per year, primarily related to reduced salary and benefits expense.

    Staff expense (salaries and employee benefits), the largest component of non-interest expense, totaled $323.5 million, a 16% increase over 1993. Salaries rose 21% year-over-year primarily due to the increased staffing to support the significant growth in the credit card business. The number of full-time equivalent employees in the credit card business rose 53% from year-end 1993. Benefits expense for 1994 was relatively level with 1993 even though the total number of full time employees grew by 5% because the $6.0 million cost of implementing SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was recorded in 1993.

    Both 1994 and 1993 included expenses related to the credit card account solicitation program initiated during early 1989. These costs totaled $100.9 million ($65.6 million after-tax, or $1.13 per share) for 1994 and $55.8 million ($36.3 million after-tax, or $0.64 per share) for 1993. These programs were implemented to increase the growth of accounts and outstandings and have required significant out-of-pocket expenses to launch large scale but carefully planned solicitations to a national marketplace. The Company's solicitation strategy, which uses extensive testing, is designed to improve the efficiency of the solicitation process, thereby improving opportunities to create value by controlling credit exposure and creating higher probabilities for success. The success of this strategy has been outstanding as the total managed credit card portfolio grew 51% from $5.1 billion at December 31, 1993 to $7.7 billion at December 31, 1994 and 441% from December 31, 1989.

TABLE 7
NON-INTEREST EXPENSE

                                                           Percent Change
                                             Year Ended       Increase                Year Ended
(dollars in thousands)                       December 31     (Decrease)               December 31

                                          1994         1993   1994/1993    1992          1991        1990
Salaries                                $257,297     $212,665       21%    $186,600    $177,626    $174,517
Employee benefits                         66,188       65,249        1       49,388      31,366      33,615

Total staff expense                      323,485      277,914       16      235,988     208,992     208,132
Credit card solicitation                 100,886       55,815       81       23,133      14,648      21,382
Travel and communications                 57,543       35,416       62       25,662      24,688      23,027
Supplies and equipment                    54,862       40,550       35       32,536      36,660      45,061
External data processing services         50,026       36,578       37       31,138      18,846         902
Occupancy                                 47,059       40,192       17       38,899      39,231      37,388
Contract Termination                      49,000                   N/M
Restructuring Charge                      43,212                   N/M
Professional services                     26,108       16,159       62       14,278      11,793      11,778
FDIC assessment                           16,754       18,253       (8)      18,769      17,476       8,894
Public relations, sales and advertising   16,662       17,213       (3)       7,868       9,204      12,661
Credit and collection                     11,646       10,619       10        9,231       7,969       5,584
Foreclosed property                         (699)      13,575     (105)      26,741      78,085       4,069
Other                                     49,879       36,032       38       34,996      41,333      35,657

Total Non-Interest Expense              $846,423     $598,316       41%    $499,239    $508,925    $414,535


    The other non-interest expense categories reflected the costs associated with increased business volume. Travel and communications expense rose $22.1 million, or 62%, year-over-year, primarily due to higher postage and telephone charges related to managing a larger credit card portfolio. Approximately 90% of the $14.3 million increase in supplies and equipment expense was attributable to servicing the expanded credit card base. Occupancy expense increased $6.9 million, or 17%, from year-to-year, of which $5.9 million was due to a need for more office space for the credit card business. External data processing services rose $13.4 million, the majority (85%) of which occurred in the credit card area. Of the $9.9 million increase in professional services, $7.1 million was attributed to the credit card volume increase. The deposit insurance assessment from the Federal Deposit Insurance Corporation ("FDIC") totaled $16.8 million, a slight decline from 1993. The four Signet banks are "well capitalized" and, as a result, pay the lowest FDIC insurance premium rate.

    The $14.3 million decline in foreclosed property expense was primarily due to the elimination in 1994 of provisions recorded to maintain the reserve for foreclosed properties and lower costs to maintain and operate these properties. During 1993, foreclosed property reserve provisions of $7.4 million were recorded. The reserve was eliminated at year-end 1994 as management deemed foreclosed property to be fairly valued on the balance sheet. See Table 18 in the Risk Elements section for an analysis of this reserve. Costs of maintaining and operating foreclosed properties are expensed as incurred. Expenditures to complete or improve foreclosed properties are capitalized only if expected to be recovered; otherwise they are expensed.

    In 1991, Signet entered into a ten-year contract with Electronic Data Systems ("EDS") under which EDS manages Signet's information services, including the data center, telecommunications and systems and programming. During 1992, EDS and Signet converted most existing application systems to an integrated system, with a broader range of capabilities to support product delivery and services throughout the Company. Expense categories favorably affected by the outsourcing decision were primarily staff expense and supplies and equipment, offset, in part, by external data processing services (includes expenses for services of several outsourcing vendors, principally EDS). In late 1992, the credit card business began to reduce its reliance on EDS services and in September 1994 agreed to terminate substantially all EDS services over a transition period ending June 30, 1995. The cost of the contract termination, $49.0 million ($31.9 million after-tax, or $0.55 per share), was included as a one-time charge in the credit card business' financial results. This amount was paid in 1994. Signet will continue to use EDS subsequent to the spin-off, while Capital One will utilize certain transitional services from EDS through June 30, 1995.

INCOME TAXES

Income tax expense reported for 1994 was $67.3 million as compared with $74.8 million for 1993. This represented an effective tax rate of 31.0% for 1994 and 30.0% for 1993. Note L to the Consolidated Financial Statements reconciles reported income tax expense to the amount computed by applying the Federal statutory rate to income before income taxes. An increase in the Federal tax rate from 34% to 35% in 1993 had minimal impact on the income tax expense. Adoption of SFAS No. 109, "Accounting for Income Taxes," in 1993 did not have a material impact on the Company's financial position or results of operations.


BALANCE SHEET REVIEW
EARNING ASSETS

Average earning assets totaled $10.2 billion for 1994, (as shown in Table 8-Average Balance Sheet), a decrease of 4% from the 1993 level. The portfolios experiencing the largest declines were investment securities ($1.6 billion) and trading account securities ($197 million), while the securities available for sale and the loan portfolios increased by $1.0 billion and $201 million, respectively. A more detailed discussion of the various earning asset categories follows.


LOANS

Loans (net of unearned income) for 1994, averaged $6.4 billion, an increase of $201 million, or 3%, from the 1993 level. Average balances increased in the commercial, credit card, other consumer and real estate-residential mortgage loan categories, while the real estate-construction and real estate-commercial mortgage loan average balances declined. The composition of the loan portfolio has been significantly altered over the past two years by strong growth in credit card and other consumer loans reflecting positive response to Signet's innovative product offerings. In addition, Signet reduced its overall average commercial real estate loan exposure by $247 million during 1994. At year-end 1994, Signet had no commercial loans outstanding to borrowers in the same or related industries which, in total, exceeded ten percent of total loans. Approximately half of the loan portfolio is secured, including all real estate related loans, leases, and a portion of the consumer and commercial loan portfolios. The unsecured portion includes mostly credit card loans and student loans. Borrowers were concentrated in a market area which extended from the Baltimore-Washington corridor through Richmond east to the Hampton Roads area of Virginia. It is the policy of the Company to review each prospective credit in order to determine an adequate level of security or collateral prior to making the loan. The type of collateral will vary and ranges from liquid assets to real estate. The Company's access to collateral, in the event of borrower default, is assured through adherence to lending laws and the Company's sound lending standards and credit monitoring procedures. The various loan categories for the past five year-ends are detailed in Table 9.



TABLE 8
AVERAGE BALANCE SHEET


                                                     1994                            1993                            1992

                                            AVERAGE    INCOME/   YIELD/   Average   Income/   Yield/    Average    Income/  Yield/
(dollars in thousands)                      BALANCE    EXPENSE   RATE     Balance   Expense   Rate      Balance    Expense   Rate
ASSETS
Earning assets (taxable equivalent
 basis):(1)
 Interest bearing deposits with other
   banks                                  $   251,266 $ 11,512   4.58%  $   262,910   $ 12,031  4.58%  $   578,464  $ 24,103  4.17%
Federal funds and resale agreements           970,300   44,294   4.56       752,510     23,196  3.08       835,398    29,984  3.59
Trading account securities                    287,192   21,487   7.48       484,384     31,297  6.46       308,815    21,783  7.05
Credit card loans held for securitization     432,581   41,015   9.48       393,835     36,263  9.21
Loans held for sale                           200,712   13,010   6.48       249,797     17,007  6.81       197,263    14,125  7.16
Securities available for sale               1,338,449   73,409   5.48       299,023     17,064  5.71       527,440    38,504  7.30
Investment securities-taxable                  66,829    4,395   6.58     1,628,855     93,806  5.76     1,809,648   112,087  6.19
Investment securities-nontaxable              197,231   23,895  12.12       274,967     32,366 11.77       305,814    35,806 11.71
Loans (net of unearned income):(2)

  Commercial                                2,148,726  165,372   7.70     2,101,423    158,587  7.55     2,235,382   181,600  8.12
  Credit card                               1,838,392  212,157  11.54     1,764,277    215,607 12.22       709,266   110,864 15.63
  Other consumer                            1,512,767  130,513   8.63     1,207,323     95,273  7.89     1,199,711   103,948  8.66
  Real estate-construction                    249,353   21,007   8.42       448,859     31,590  7.04       776,447    53,812  6.93
  Real estate-commercial mortgage             560,542   50,254   8.97       607,573     47,757  7.86       603,934    50,147  8.30
  Real estate-residential mortgage             97,855    8,399   8.58        76,962      7,634  9.92        93,672     9,801 10.46

    Total loans                             6,407,635  587,702   9.17     6,206,417    556,448  8.97     5,618,412   510,172  9.08
Total earning assets                       10,152,195 $820,719   8.08    10,552,698   $819,478  7.77    10,181,254  $786,564  7.73


Non-rate related assets:
 Cash and due from banks                      501,821                       461,249                        446,084
 Allowance for loan losses                   (241,633)                     (263,593)                      (307,558)
 Premises and equipment (net)                 242,933                       201,792                        207,186
 Other assets                                 813,312                       665,305                        640,920

Total assets                              $11,468,628                   $11,617,451                    $11,167,886

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Money market and interest checking      $ 1,020,838 $ 23,123   2.27%  $   960,342   $ 22,544  2.35%  $   875,654  $ 27,638  3.16%
  Money market savings                      1,618,550   44,571   2.75     1,738,336     45,463  2.62     1,912,875    64,500  3.37
  Savings accounts                          1,019,068   33,461   3.28       772,194     24,079  3.12       563,932    21,189  3.76
  Savings certificates                      1,981,823   61,377   3.10     2,364,320     58,514  2.47     2,967,714   102,519  3.45
  Large denomination certificates             318,659   14,527   4.56       272,693     10,970  4.02       268,713    13,936  5.19
  Foreign                                     236,765   10,071   4.25       200,440      6,627  3.31        26,919       994  3.69

   Total interest bearing deposits          6,195,703  187,130   3.02     6,308,325    168,197  2.67     6,615,807   230,776  3.49
 Federal funds and repurchase agreements    1,677,884   65,894   3.93     2,043,207     63,986  3.13     1,793,836    65,561  3.65
 Other short-term borrowings                  477,424   27,293   5.72       482,405     25,521  5.29       292,210    15,899  5.44
 Long-term borrowings                         254,917   16,685   6.55       286,809     16,681  5.82       298,475    19,416  6.51
Total interest bearing liabilities          8,605,928  297,002   3.45     9,120,746    274,385  3.01     9,000,328   331,652  3.68
Non-interest bearing liabilities:
 Demand deposits                            1,550,902                     1,424,260                      1,270,364
 Other liabilities                            265,899                       183,284                        129,231
Preferred stock
Common stockholders' equity                 1,045,899                       889,161                        767,963

Total liabilities and stockholders'
 equity                                   $11,468,628                   $11,617,451                    $11,167,886
Net interest income/spread                            $523,717   4.63%                $545,093  4.76%               $454,912  4.05%
Interest income to average earning assets                        8.08%                          7.77%                         7.73%
Interest expense to average earning assets                       2.92                           2.60                          3.26
Net yield margin                                                 5.16%                          5.17%                         4.47%


(1) Includes the effects of taxable equivalent adjustments, using a tax rate of 35% for 1994 and 1993 and 34% for 1992, 1991, 1990, and 1989.

(2) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts. Also, interest income includes fees on loans of approximately $30,497, $24,440, $19,305, $18,916, $21,803 and $21,057 for
     the years 1994 through 1989, respectively.

                                                                                                                  Growth Rate
              1991                                1990                                1989                     Average Balances

  Average     Income/      Yield/      Average     Income/      Yield/     Average     Income/      Yield/     One-Year    Five-Year
  Balance     Expense       Rate       Balance     Expense       Rate      Balance     Expense       Rate      1994-1993  Compounded

$   671,770    $ 42,183   6.28%   $   235,430   $    19,650      8.35%  $    136,869  $   12,705     9.28%     (4.43)%       12.92%
    678,826      39,397   5.80        529,737        43,706      8.25        361,551      34,354     9.50       28.94        21.83
    160,664      13,505   8.41         65,415         5,594      8.55        116,259       9,785     8.42      (40.71)       19.83
     92,055      15,780  17.14          1,096           183     16.70                                            9.84
    133,157       9,689   7.28         77,888         6,572      8.44         25,262       1,604     6.35      (19.65)       51.36
  1,855,272     165,440   8.92         79,137         7,322      9.25         85,540       8,551    10.00      347.61        73.34
    557,092      40,642   7.30      2,801,688       265,697      9.48      2,497,587     238,938     9.57      (95.90)      (51.53)
    317,781      36,734  11.56        366,148        41,607     11.36        379,038      42,956    11.33      (28.27)      (12.25)

  2,339,531     220,910   9.44      2,535,436       271,820     10.72      2,455,966     287,447    11.70        2.25        (2.64)
    628,531     104,204  16.58      1,331,523       220,944     16.59      1,241,347     195,915    15.78        4.20         8.17
  1,291,047     131,417  10.18      1,340,139       150,220     11.21      1,402,238     161,905    11.55       25.30         1.53
  1,082,342      94,942   8.77      1,245,071       137,009     11.00      1,135,575     142,655    12.56      (44.45)      (26.16)
    606,610      57,769   9.52        593,976        67,319     11.33        554,111      65,499    11.82       (7.74)        0.23
    123,006      13,030  10.59        171,502        17,848     10.41        126,320      11,931     9.45       27.15        (4.98)
  6,071,067     622,272  10.25      7,217,647       865,160     11.99      6,915,557     865,352    12.51        3.24        (1.51)

$10,537,684     985,642   9.35     11,374,186   $ 1,255,491     11.04     10,517,663  $1,214,245    11.54       (3.80)       (0.70)

    429,020                           454,276                                464,933
   (191,856)                         (118,240)                               (88,211)
    217,386                           210,462                                198,383
    541,489                           428,395                                374,247

$11,533,723                       $12,349,079                            $11,467,015

$   709,136    $ 33,473   4.72%   $   613,871   $    30,236      4.93%   $   571,538  $   29,812     5.22%       6.30%       12.30%
  1,692,870      92,383   5.46      1,524,107       100,965      6.62      1,487,758     102,493     6.89       (6.89)        1.70
    434,484      21,115   4.86        417,276        20,326      4.87        433,559      21,203     4.89       31.97        18.64
  3,597,228     227,644   6.33      2,909,487       240,991      8.28      2,482,965     210,076     8.46      (16.18)       (4.41)
    727,160      46,022   6.33      1,125,161        92,288      8.20        967,397      86,689     8.96       16.86       (19.92)
     38,271       2,573   6.72        179,058        14,946      8.35        191,961      17,755     9.25       18.12         4.28

  7,199,149     423,210   5.88      6,768,960       499,752      7.38      6,135,178     468,028     7.63       (1.79)        0.20
  1,755,343     104,067   5.93      2,764,929       223,455      8.08      2,332,701     204,114     8.75      (17.88)       (6.38)
    233,945      14,289   6.11        404,033        31,590      7.82        555,905      50,337     9.05       (1.03)       (3.00)
    317,799      24,050   7.57        353,452        30,887      8.74        320,302      29,581     9.24      (11.12)       (4.46)

  9,506,236     565,616   5.95     10,291,374       785,684      7.63      9,344,086     752,060     8.05       (5.64)       (1.63)

  1,162,973                         1,131,186                              1,206,302
    114,607                           171,749                                182,855
                                                                              24,657
    749,907                           754,770                                709,115

$11,533,723                       $12,349,079                            $11,467,015

               $420,026  3.40%                   $  469,807      3.41%                $  462,185     3.49%
                         9.35%                                  11.04%                              11.54%
                         5.37                                    6.91                                7.15
                         3.98%                                   4.13%                               4.39%



TABLE 9
SUMMARY OF TOTAL LOANS

                                                                December 31
(in thousands)                        1994          1993          1992           1991         1990
Loans:
  Commercial                       $2,472,620    $2,299,973    $2,181,218    $2,351,990    $2,549,462
  Credit card                       2,559,172     1,808,515     1,243,873       700,488       679,854
  Other consumer                    2,053,461     1,297,309     1,179,303     1,233,310     1,319,432
  Real estate-construction            209,183       309,842       549,001       952,687     1,199,599
  Real estate-commercial mortgage     526,956       581,529       632,072       587,644       617,621
  Real estate-residential mortgage    191,508        71,411        77,844       113,466       135,227
    Total                          $8,012,900    $6,368,579    $5,863,311    $5,939,585    $6,501,195

    Commercial loans, which represented 34% of the total average loan portfolio, averaged $2.1 billion for 1994, a slight increase from last year. However, commercial loans rose more than 7% from year-end 1993 to year-end 1994 reflecting strong loan growth towards the end of 1994. Signet's commercial loan portfolio is strongly oriented toward a diverse group of middle market borrowers. These loans are predominately in the manufacturing, wholesaling, services and real estate industries. The credit risk associated with middle market borrowers is principally influenced by general economic conditions and the resulting impact on the borrower's operations. In addition, a risk faced by the Company includes the risk of diminishing collateral values. Collateralization for commercial loans primarily consists of liquid assets, trading assets and capital assets, and is determined on a case-by-case basis.

    Credit card receivables on the balance sheet averaged $1.8 billion for 1994, an increase of 4% from 1993, and represented 29% of the total average loan portfolio. Credit card outstandings increased despite $2.4 billion of securitizations ($1.2 billion in June, $600 million in September and $550 million in November, 1994). The primary purpose of securitization is to fund the growth in credit card receivables. As noted earlier, net income is not significantly affected by the securitizations. The solicitation program added approximately 1,900,000 and 1,400,000 net accounts for 1994 and 1993, respectively. At year-end, on-balance sheet credit card loans totaled $2.6 billion, an increase of 42% over 1993, as the Company's solicitation program yielded substantial results. The growth was achieved through a variety of attractive products offered to carefully targeted customer segments with a low risk profile. The total managed credit card portfolio, which grew $2.6 billion during the year, totaled $7.7 billion at December 31, 1994. The managed portfolio includes both loans on the balance sheet and securitized assets. See the Credit Card Business section for a more detailed discussion.

    Other consumer loans averaged $1.5 billion for 1994, a 25% increase from 1993, and represented 24% of the total loan portfolio. This category consists of student loans, home equity loans and installment and other consumer type loans. The increase in other consumer loans was concentrated in student loans and loans generated by implementing Signet's information-based strategy. Table 10 illustrates the effectiveness of Signet's ability to implement growth strategies in the consumer and student loan markets in 1994. Risks faced by the Company include (i) the possibility of future economic downturns causing an increase in credit losses and (ii) the risk that an increasing number of consumers will default on the payment of their outstanding balances or seek protection under bankruptcy laws, resulting in accounts being charged off as uncollectible.



TABLE 10
OTHER CONSUMER LOAN PORTFOLIO
                                                 December 31
(in thousands)                                1994          1993
YEAR-END BALANCES:
   Student loans                          $  848,099    $  526,730
   Home equity loans                         511,947       434,101
   Installment and other loans               693,415       336,478

Total consumer loan portfolio (year-end)  $2,053,461    $1,297,309

AVERAGE BALANCES:
   Student loans                          $  649,519    $  409,371
   Home equity loans                         462,315       452,789
   Installment and other loans               400,933       345,163

Total consumer loan portfolio (average)   $1,512,767    $1,207,323

    Real estate-construction loans totaled $249 million, a decrease of 44%, or $200 million, from the 1993 average. This category represented only 4% of the average loan portfolio for 1994, down from 7% in 1993. During 1994, the Company sold a $102 million portfolio of real estate related loans at a discount for which there were sufficient allocated reserves. The sale of these loans accounted for approximately $21 million of the 1994 net charge-offs. The real estate loan sale impacted the real estate-construction loan ($73 million) and real estate-commercial mortgage loan ($29 million) categories. The credit risk associated with real estate lending is principally influenced by real property markets and the resulting impact on the borrower's operations. A primary risk associated with the real estate business involves the possibility of future economic downturns in the real property market causing an increase in credit losses. It is the Company's policy to maintain loan-to-value maximums of 80% for construction and commercial mortgage loans. The maximum loan-to-value collateral limits have been established to meet the goals of the Company in targeting percentages based on diversification strategy, market conditions and economic conditions.

    Real estate-commercial mortgage loans represented 9% of the average loan portfolio in 1994. This category averaged $561 million, a decrease of 8%, from 1993. The portfolio consisted of $276 million of commercial mortgage loans and $285 million of mini-permanent (interim) mortgage loans compared with $319 million and $289 million for the respective loan types in 1993. Construction loans typically are converted to mini-permanent mortgage loans when the related project is cash flowing to cover debt service, and permanent financing, for various reasons, is not desired or obtainable at the present time. Real estate-commercial mortgage loans decreased partially as a result of the sale of approximately $29 million of real estate-commercial mortgage loans for which there were sufficient allocated reserves.

    Real estate-residential mortgage loans increased $21 million, or 27%, from 1993 to average $98 million primarily the result of acquiring Pioneer. This category consisted of conventional home mortgages which experienced record levels of refinancings during 1993. Refinancing activity declined substantially in 1994 as interest rates increased. It is the Company's policy to maintain average loan-to-value maximums of 85% for real estate-residential mortgages. Loans above 80% have mortgage insurance. As noted previously, a primary risk associated with the real estate business involves the possibility of future economic downturns in the real property market causing an increase in credit losses.

    Table 11 shows the maturities of selected loan categories at year-end 1994. Loans, as a result of maturities, monthly payments, sales and securitizations provide an important source of liquidity. See discussion on Liquidity elsewhere in this Report. Unused loan commitments related primarily to commercial loans and excluding credit card loans were approximately $2.9 billion at year-end 1994 and $2.7 billion at year-end 1993.


TABLE 11
MATURITIES OF SELECTED LOANS
December 31, 1994                                   Maturing
                                              After One
                                              Year But
                                               Within
                                   Within       Five          After
(in thousands)                    One Year     Years       Five Years      Total
Commercial                      $1,221,784    $1,115,430    $135,406    $2,472,620
Real estate-construction            97,449        98,785      12,949       209,183
Real estate-commercial mortgage    171,362       262,999      92,595       526,956

   Total                        $1,490,595    $1,477,214    $240,950    $3,208,759

For interest sensitivity purposes, $403,242 of the amounts due after one year are fixed rate loans and $1,314,922 are variable rate loans.

SECURITIES

The securities portfolio consists of trading account securities, securities available for sale and investment securities. If the Company has the positive intent and ability to hold securities until maturity, they are classified as investment securities and carried at amortized historical cost. Otherwise, securities are classified either as available for sale, which are carried at market with unrealized gains and losses recorded through adjustments to stockholders' equity, or as trading account securities and carried at market with unrealized gains and losses recorded through earnings, depending on management's asset/liability strategy, liquidity needs or objectives. The accounting policy for investment securities is included in Note A to Consolidated Financial Statements. As noted earlier, the Company implemented SFAS No. 115 in 1994.

    At December 31, 1994, trading account securities consisted of $212 million of government securities, $139 million of asset-backed securities and $2 million of other securities. Trading account securities averaged $287 million in 1994, down 41% from the $484 million level in 1993.



TABLE 12
SECURITIES AVAILABLE FOR SALE
December 31, 1994

                                                                                      Maturities
                                            Within 1 Year         1-5 Years      6-10 Years     After 10 Years       Total
(dollars in thousands)                     Fair              Fair             Fair              Fair             Fair
                                          Value     Yield    Value   Yield    Value    Yield    Value   Yield    Value    Yield
U.S. Government and agency obligations-

Mortgage-backed securities                                 $270,290    6.62% $336,713   7.71%                   $607,003   7.22%
  Other                                 $383,893    5.25%    73,984    7.01                                      457,877   5.53
States and political subdivisions                                67    7.94        49  15.51                         116  11.14
Other                                                        24,939    7.04    46,889   6.61  $104,872   6.20%   176,700   6.43

    Total                               $383,893    5.25%  $369,280    6.73% $383,651   7.57% $104,872   6.20% $1,241,696  6.49%

The yields shown are actual weighted average interest rates at year-end on a taxable equivalent basis using a tax rate of 35%.

    Securities available for sale are used as part of management's asset/liability strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other factors dictated by the strategy. These securities consist principally of U.S. Treasury and mortgage-backed securities. All of the mortgage-backed securities in the securities available for sale portfolio as well as in the investment securities portfolio are subject to prepayment risk since the mortgages related to these securities can prepay at any time without penalty. This risk occurs when interest rates decline, causing the securities to lose value since the term and, therefore, the interest stream of the securities has shortened due to prepayments. The fixed rate mortgage-backed and treasury securities are subject to interest rate risk. Therefore, when interest rates rise, these fixed rate securities lose value. At December 31, 1994, the net unrealized losses, net of tax, related to securities available for sale, totaled $21.8 million primarily from a reduction in the value of mortgage-backed securities and U.S. Treasury obligations due to rising interest rates.

    Securities available for sale for 1994 averaged $1.3 billion, an increase of $1.0 billion over the 1993 level, since approximately $1.5 billion of securities were reclassified from investment securities to securities available for sale when SFAS No. 115 was adopted. The U.S. Treasury securities portfolio totaled $265 million at year-end 1994, up from $21.8 million at the end of 1993. At December 31, 1994, the securities available for sale portfolio (excluding securities having no maturity) had a remaining average maturity of less than four years and unrealized gains of $1.6 million and unrealized losses of $39.2 million. Table 12 shows the maturities of the securities available for sale portfolio and the weighted average yields to maturity of such securities.

    Signet's investment securities portfolio of $399 million at December 31, 1994 consisted of obligations of the U.S. Treasury and government sponsored agencies (includes mortgage-backed securities and CMOs), obligations of states, municipalities and other political subdivisions, as well as bonds and notes of corporations. Investment securities are primarily fixed rate instruments with maturities ranging from less than one year to ten or more years. Table 13 shows the maturities of the investment securities portfolio and the weighted average yields to maturity of such securities (non-taxable securities are on a taxable equivalent basis). These assets are used as security for public and trust deposits, as collateral for repurchase transactions and to provide interest income. The fixed rate mortgage-backed and treasury securities are subject to interest rate risk and all of the mortgage-backed securities are subject to prepayment risk for the reasons noted above in the discussion of securities available for sale.

    Investment securities for 1994 averaged $264 million, a decrease of $1.6 billion over the 1993 level, as approximately $1.5 billion were reclassified from investment securities to securities available for sale when SFAS No. 115 was adopted. At year-end 1994, the investment securities portfolio had a remaining average maturity of less than four years and unrealized gains of $5.9 million and unrealized losses of $5.0 million. Investment securities portfolio yields increased to 10.71% from the 1993 level of 6.63% as the majority of securities reclassified to available for sale were lower yielding securities.


TABLE 13
INVESTMENT SECURITIES
December 31, 1994

                                                                                      Maturities
                                            Within 1 Year         1-5 Years      6-10 Years     After 10 Years       Total
(dollars in thousands)                       Fair            Fair             Fair              Fair             Fair
                                            Value   Yield    Value    Yield   Value    Yield    Value   Yield    Value    Yield
U.S. Government and agency obligations -
  Mortgage-backed securities                               $ 50,050    6.80% $ 25,124   8.15%                  $ 75,174    7.25%
  Other                                                      74,550    7.13                                      74,550    7.13
States and political subdivisions         $29,532   11.03%  103,588   11.94    26,807  12.99    $13,644 10.88%  173,571   11.86
Other                                                        26,221    6.80    49,222   6.74         45  6.00    75,488    6.76

    Total                                 $29,532   11.03% $254,409    8.99% $101,153   8.75%   $13,689 10.86% $398,783    9.14%

The yields shown are actual weighted average interest rates at year end on a taxable equivalent basis using a tax rate of 35%.


    At December 31, 1994, all CMOs and mortgage-backed pass-through securities held by Signet were issued or backed by federal agencies. At the end of the past two years, Signet did not have any investments with a single issuer (except for U.S. Government and agency obligations which are separately disclosed in this Report) which aggregated greater than ten percent of stockholders' equity.


OTHER EARNING ASSETS

Other earning assets are comprised of interest bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, credit card loans held for securitization and loans held for sale. Other earning assets averaged $1.9 billion in 1994, up 12% from $1.7 billion in 1993. These earning assets reflect the normal process of balancing the subsidiary banks' reserve position; dealer activities, in which money market instruments are bought and then sold to customers; and, for a short period of time, holding loans and/or securities to be sold in the secondary market. These investments are generally short-term, high quality and very liquid (see Liquidity discussion), and consequently, have yields generally lower than loans or investment securities. The level of these investments can vary from year-to-year as they are used to manage interest rate risk, to take advantage of short-term interest rate opportunities and provide liquidity.


CREDIT CARD BUSINESS

As previously noted, on October 25, 1994, Signet filed an amended registration statement with the SEC which described plans to spin off substantially all of its credit card business. Under such plans, designated assets and liabilities of Signet Bank/Virginia's credit card division were transferred to Capital One Bank, a newly chartered limited purpose credit card bank. Capital One Bank, in conjunction with the transfer, became a wholly-owned subsidiary of Capital One, a wholly-owned subsidiary of Signet (the "Separation"). Accounts representing approximately $335 million, or 5%, of the managed credit card portfolio were retained by Signet. These retained accounts are in Signet's core bank market area and/or are tied to other banking relationships. Capital One will continue to service and manage these accounts according to a servicing agreement which provides for arm's length fees and which can continue through September 1996. Separation occurred on November 22, 1994 at which time 7,125,000 shares of common stock of Capital One were sold in an initial public offering. Signet distributed all of the remaining common stock it held in Capital One to Signet stockholders in a tax-free distribution on February 28, 1995. The following discussion includes Signet's credit card business prior to and subsequent to the Separation (including the retained portfolio).

    Signet is one of the oldest continually operating bank card issuers in the U.S., having commenced credit card operations in 1953, the same year as the formation of what is now MasterCard International. It is among the 15 largest issuers of Visa and Master Card credit cards in the United States based on managed loans outstanding. During the six years ended December 31, 1994, the Company's managed credit card portfolio (which includes securitized receivables) grew at a 36% compound annual rate from $1.2 billion at year-end 1988 to $7.7 billion. This growth has been largely due to general industry dynamics that have existed over the past several years and the success of the information-based strategy ("IBS") adopted by the Company in 1988. IBS is designed to allow the Company to differentiate among customers based on credit risk and usage characteristics and to capture profitable opportunities by effectively matching client characteristics with attractive product offerings. Through IBS, the Company is able to design and target customized solicitations at various customer segments, thereby enhancing customer response levels and the returns on solicitation expenditures within given underwriting parameters. The Company has applied IBS to other areas of its credit card business, including account management, credit line management, pricing strategies, usage stimulation, collections, recoveries and retention.

    The credit card industry is highly competitive and operates in a legal and regulatory environment increasingly focused on the cost of services charged to consumers. There is an increasing use of advertising, target marketing, pricing competition and incentive programs. The Company responded by being an innovator of strategies designed to attract customers, such as offering credit cards with low introductory rates and a balance transfer option and secured card products. These strategies, combined with the segmenting and targeting capabilities of IBS, have contributed to the growth in recent periods of the Company's account originations and account balances.

    The Company's profitability in the credit card business is affected by interest spread, cardholder usage patterns, credit quality, the level of solicitation (marketing) expenses and operating efficiencies. The Company's credit card revenues consist primarily of interest income on its revolving credit card loans and non-interest income consisting of credit card servicing income and credit card fees, which include annual membership fees, interchange income and other credit card fee income. The Company's primary cash expenses are the costs of funding credit card loans, credit losses, salaries and employee benefits, solicitation (marketing) expenses, processing expenses and income taxes. Significant marketing expenses to implement the Company's new credit card product strategies (e.g., printing, credit bureau costs and postage) are incurred prior to the acquisition of new accounts while the resulting revenues are recognized over the life of the acquired accounts. Revenues recognized are a function of the response rate of the initial marketing program, card usage patterns, credit quality of accounts, product pricing, effectiveness of account management programs, attrition rates and operating costs.


TABLE 14
MANAGED CREDIT CARD PORTFOLIO

                                                                                    December 31
(in thousands)                                      1994          1993          1992          1991           1990
YEAR-END BALANCES:
  On-balance sheet loans held for securitization                                                         $  400,000
  On-balance sheet loans                         $2,559,172    $1,808,515    $1,243,873    $  700,488       679,854
  Securitized loans                               5,116,791     3,289,656     1,000,000     1,000,000       500,000
Total managed portfolio (year-end)               $7,675,963    $5,098,171    $2,243,873    $1,700,488    $1,579,854

AVERAGE BALANCES:
  On-balance sheet loans held for securitization $  432,581    $  393,835                  $   92,055    $    1,096
  On-balance sheet loans                          1,838,392     1,764,277    $  709,266       628,531     1,331,523
  Securitized loans                               4,198,588     1,372,187     1,000,000       884,931       141,097

Total managed portfolio (average)                $6,469,561    $3,530,299    $1,709,266    $1,605,517    $1,473,716


    The Company's managed credit card portfolio is comprised of credit card loans, credit card loans held for securitization and securitized credit card receivables. Securitized credit card receivables are not assets of the Company and, therefore, are not shown on the balance sheet. The Company had a total of $5.1 billion of securitized credit card receivables as of December 31, 1994. See Table 14 for a five year summary of the Company's managed credit card portfolio.


    Securitization is the transformation of a pool of credit card receivables into marketable securities. Table 15 indicates the impact of the securitizations on the statement of consolidated operations, average assets, return on assets and net yield margin for the past four years. Credit card receivables are generally transferred to a trust and interests in the trust are sold to investors for cash. The securitization of credit card receivables is an effective balance sheet management tool for facilitating the credit card growth. Such securitizations reduce net interest income and provision for loan losses and increase non-interest income, but the net effect on the Company's earnings is minimal, while increasing the return on assets. The Company services the related credit card accounts after the receivables are securitized. Because securitization changes the Company's involvement from that of a lender to that of a loan servicer, there is a change in how the revenue is reported in the income statement. For securitized receivables, amounts that would previously have been reported as interest income, credit card service charges and provision for loan losses are instead reported in non-interest income as credit card servicing income. Because credit losses are absorbed against these cash flows, the Company's credit card servicing income over the term of these transactions may vary depending upon the credit performance of the securitized receivables. However, the Company's exposure to credit losses on the securitized receivables is contractually limited to these cash flows.



TABLE 15
IMPACT OF THE CREDIT CARD SECURITIZATIONS

                                                                       Year Ended December 31
(dollars in thousands)                                  1994            1993            1992            1991
STATEMENT OF CONSOLIDATED OPERATIONS (AS REPORTED)
Net interest income                                $   510,011     $   529,340     $   435,610     $   397,970
Provision for loan losses                               14,498          47,286          67,794         287,484
Non-interest income                                    568,083         365,436         273,541         341,758
Non-interest expense                                   846,423         598,316         499,239         508,925

Income (loss) before income taxes (benefit)        $   217,173     $   249,174     $   142,118     $   (56,681)

ADJUSTMENTS FOR SECURITIZATIONS
Net interest income                                $   314,389     $   167,662     $   131,424     $    85,958
Provision for loan losses                               77,170          57,633          63,599          51,026
Non-interest income                                   (237,219)       (110,029)        (67,825)        (34,932)
Non-interest expense                                         -               -               -               -

Income before income taxes                         $         -     $         -     $         -     $         -

MANAGED STATEMENT OF OPERATIONS (ADJUSTED)
Net interest income                                $   824,400     $   697,002     $   567,034     $   483,928
Provision for loan losses                               91,668         104,919         131,393         338,510
Non-interest income                                    330,864         255,407         205,716         306,826
Non-interest expense                                   846,423         598,316         499,239         508,925

Income (loss) before income taxes (benefit)        $   217,173     $   249,174     $   142,118     $   (56,681)

As reported:
   Average earning assets                          $10,152,195     $10,552,698     $10,181,254     $10,537,684
   Return on assets                                       1.31%           1.50%            .98%            N/M
   Net yield margin                                       5.15            5.17            4.47            3.98%
Including securitized credit cards:
   Average earning assets                          $14,350,783     $11,924,885     $11,181,254     $11,422,615
   Return on assets                                       0.96%           1.34%            .90%            N/M
   Net yield margin                                       5.84            5.97            5.24            4.43%

Yield on managed credit card portfolio                   12.08%          13.76%          17.51%          16.39%


    In addition to the significant increase in outstandings, the absolute dollars of net loan losses, on a managed portfolio basis, rose from $83.9 million in 1993 to $104.1 million for 1994. However, the ratio of charge-offs to average managed loans fell from 2.34% for 1993 to 1.61% for 1994, as the result of the substantial increase in the size of the portfolio. Many of the new accounts may not have aged sufficiently to experience significant charge-offs. The Company also believes that the improved charge-off ratio is evidence of the high credit quality of the accounts obtained through the solicitation program and the improved credit quality of the more seasoned accounts in the portfolio.

    The high quality of the credit card portfolio is also reflected in loan delinquency data. The total managed credit card loans sixty days or more past due ratio increased to 1.74% of related loans at year-end 1994 from 1.53% for year-end 1993, as the dollar amount rose to approximately $134 million compared with $79 million at the same respective dates. These delinquency rates remain well below industry averages. Refer to Table 16 for a summary of delinquency data related to credit card loans. New account solicitations represent a diversity of product offerings, largely targeted at lower risk consumers.

    Customers are attracted to credit card issuers largely on the basis of price, credit limit and other product features, and, once an account is originated, customer loyalty may be limited. As a result, account attrition (losing accounts to competing card issuers) and balance attrition (losing account balances to competing card issuers) are both significant factors in the credit card industry.

    In most of the Company's recent marketing programs, the Company has offered accounts with introductory rates, which are generally at low levels during an introductory period (usually 12 to 16 months) and which generally revert to higher variable rates after the initial period expires. The Company may in its discretion waive all or part of the rate increase for selected accounts. Much of the growth in the Company's account origination and its managed loan portfolio in recent periods has been attributable to customers who, attracted by the Company's low introductory rates, transferred balances from competing card issuers.

    The Company has very successfully implemented its IBS to originate and manage credit card accounts. Signet has also employed this information-based strategy in other areas of the Company, such as educational lending, home equity loans and consumer loans. During 1994, consumer loans other than credit card grew by $756 million, as installment loans increased $357 million, student loans rose $321 million and home equity loans were up $78 million. While initial results are promising, it is too early to determine how successful IBS will be in these other areas of Signet.


TABLE 16
DELINQUENCIES OF THE CREDIT CARD PORTFOLIO*

                                                 December 31

(dollars in
thousands)          1994                1993                 1992                  1991

Number of
Days       DELINQUENT           Delinquent            Delinquent             Delinquent
Delinquent   AMOUNT    PERCENT    Amount     Percent    Amount    Percent      Amount    Percent
30-59 days $ 97,058     1.26%    $ 52,099     1.01%    $ 46,500     2.05%    $ 53,106     3.04%
60-89 days   48,070     0.63       28,236     0.55       25,443     1.12       29,955     1.72
90+ days     85,478     1.11       50,359     0.98       49,579     2.18       57,070     3.27

  Total    $230,606     3.00%    $130,694     2.54%    $121,522     5.35%    $140,131     8.03%


*The portfolio for this schedule includes the managed credit card portfolio as well as an immaterial amount of credit line loans serviced on the bank card system.


RISK ELEMENTS
NON-PERFORMING ASSETS

Non-performing assets include non-accrual loans, restructured loans and foreclosed properties. Non-accrual loans are loans on which interest accruals have been suspended. It is Signet's policy to discontinue interest accruals on commercial and real estate loans when they become contractually past due 90 days as to principal or interest payments or when other internal or external factors indicate that collection of principal or interest is doubtful. Occasionally, exceptions are made to this policy if supporting collateral is adequate and the loan is in the process of collection. Credit card loans typically are charged off when they are six months past due and a minimum payment has not been received for 60 days, while other consumer loans typically are charged off when the loan is six months past due; therefore, these loans are not usually placed in non-accruing status. Restructured loans are loans on which a concession, such as a reduction in interest rate below the current market rate for new debt with similar risks, is granted to a borrower. Foreclosed properties are classified as either in substance foreclosures or legal foreclosures. In substance foreclosures occur when the borrower has little equity in the project based on the fair market value of the collateral, the repayment of the loan can be made only through operations or the sale of the collateral, and the debtor has abandoned control of the collateral or has retained control but it is doubtful that in the foreseeable future the debtor will be able to rebuild sufficient equity or repay the loan. Legal foreclosures occur when Signet legally takes title to the collateral.


TABLE 17
NON-PERFORMING ASSETS AND PAST DUE LOANS

                                                                                               December 31
(dollars in thousands)                                         1994        1993         1992         1991          1990
Non-accrual loans:
  Commercial                                                 $10,548     $ 42,303     $ 25,470     $ 57,824     $ 67,945
  Consumer                                                     1,708        2,191          808          989          658
  Real estate-construction                                     5,490       17,837       52,051      107,778       66,557
  Real estate-mortgage*                                        7,310        6,523        7,341       40,494        1,159

    Total non-accrual loans                                   25,056       68,854       85,670      207,085      136,319
Restructured loans:
  Commercial                                                                1,609        8,099        2,923        3,392
  Real estate-construction                                     1,000        3,470       22,568

    Total restructured loans                                   1,000        5,079       30,667        2,923        3,392

    Total non-performing loans                                26,056       73,933      116,337      210,008      139,711
Legally foreclosed properties                                 21,593       37,938       64,279      124,006       67,945
In substance foreclosed properties                               887       10,357       11,124       40,008       63,248
Less foreclosed property reserve                                           (5,742)     (10,625)     (41,632)

    Total foreclosed properties                               22,480       42,553       64,778      122,382      131,193

    Total non-performing assets                              $48,536     $116,486     $181,115     $332,390     $270,904

Percentage to loans (net of unearned) and foreclosed
  properties                                                    0.61%        1.83%        3.08%        5.53%        4.12%

Allowance for loan losses to:
  Non-performing loans                                        846.32%      342.63%      228.25%      156.84%      117.15%
  Non-performing assets                                       454.34       217.46       146.61        99.09        60.42

Accruing loans past due 90 days or more                      $65,333     $ 58,891     $ 64,835     $ 91,971     $ 93,676

* Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage.
  Real estate-residential mortgage non-accrual loans were not significant for the periods presented.



    Non-performing assets at year-end 1994 totaled $48.5 million, or 0.61% of loans and foreclosed properties. This compares very favorably with $116.5 million (net of the $5.7 million foreclosed property reserve), or 1.83%, respectively, at the end of 1993. Overall non-performing real estate assets declined $34.1 million, or 48%, including $20.1 million of foreclosed properties (net of reserves). One large commercial credit ($24.7 million) was placed on non-accrual status at the end of 1993. In early 1994, the Company sold this loan well within the loan's allocated allowance. Table 17 provides details on the various components of non-performing assets and past due loans for the last five years.

    Foreclosed properties totaled $22.5 million at the end of 1994, and were equal to 46% of total non-performing assets and 62% of non-performing real estate assets. Signet sold $27.5 million of foreclosed properties during 1994. Signet provided financing on only $388,000 of the foreclosed properties sold in 1994. The reserve for foreclosed properties was eliminated at December 31, 1994, as shown in Table 18, since management deemed foreclosed properties to be fairly valued on the balance sheet.


TABLE 18

                                                                         Year Ended December 31
(in thousands)                                                  1994         1993       1992         1991
Balance at beginning of year                                 $ 5,742     $ 10,625     $ 41,632     $      -
Additions (reductions) to reserve charged (credited) to
  expense                                                     (1,764)       7,405       15,503       71,878
Writedowns                                                    (3,978)     (12,288)     (46,510)     (30,246)

Balance at end of year                                       $     -     $  5,742     $ 10,625     $ 41,632

    The largest geographic exposure of Signet's non-performing real estate assets (construction loans, mortgage loans and foreclosed properties) at December 31, 1994 was in the Metro-Washington area, at 43%. Commercial development represented the largest type of project at 34% of the total.

    Accruing loans past due 90 days or more as to principal or interest payments totaled $65.3 million and $58.9 million at the end of 1994 and 1993, respectively. The details of these past due loans are displayed in Table 19. The past due commercial and real estate loans were in the process of collection and were adequately collateralized. Also, of the 1994 past due other consumer loans, $20.3 million, or 85%, were student loan delinquencies, which are indirectly government guaranteed and do not represent material loss exposure to Signet. The sharp rise in credit card outstandings during 1994 is the primary reason for the $11.6 million increase in past due credit card loans. However, during 1994, the ratio of credit card loans past due 90 days or more as a percentage of credit card loans outstanding on-balance sheet rose only 19 basis points from 0.91% to 1.10% as the portfolio matured.


TABLE 19
ACCRUING LOANS PAST DUE 90 DAYS OR MORE
                                     December 31
(in thousands)                     1994      1993
Commercial                        $ 5,433  $ 2,641
Credit card                        28,050   16,491
Other consumer                     24,023   22,637
Real estate-construction            2,363   11,133
Real estate-commercial mortgage     1,582    4,333
Real estate-residential mortgage    3,882    1,656

  Total                           $65,333  $58,891

    At year-end 1994, management was monitoring $43.2 million of loans for which the ability of the borrower to comply with present repayment terms was uncertain. These loans were not included in the above disclosure. They are followed closely, and management at present believes that the allowance for loan losses is adequate to cover anticipated losses that may be attributable to these loans.

    Interest recorded as income on year-end non-accrual and restructured loans was $0.5 million, $2.5 million and $5.4 million for 1994, 1993 and 1992, respectively, compared with interest income of $3.4 million, $7.5 million and $13.4 million for the same respective periods which would have been recorded had these loans performed in accordance with their original terms. The pre-tax costs of carrying (funding) an average of $34.1 million of foreclosed properties in 1994, $61.6 million in 1993 and $114.7 million in 1992 were approximately $1.2 million, $1.9 million and $4.2 million, respectively, when calculated by applying an average annual cost of funds to the outstanding balance. These amounts have been calculated using historical rates, and may not necessarily reflect improved earnings on a prospective basis, as these funds may be reemployed at different rates.

    SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for financial statements issued for fiscal years beginning after December 15, 1994, requires impaired loans to be measured at the present value of expected future cash flows by discounting those cash flows generally at the loan's effective interest rate, or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 also requires troubled debt restructurings involving a modification of terms to be remeasured on a discounted basis. The Company is currently evaluating the impact that SFAS No. 114 will have on the Company; however, management does not expect that this statement will have a materially adverse impact on its future results of operations or financial position.


REAL ESTATE LENDING

This section of the Report discusses and details Signet's real estate loan exposure. By the end of 1993, Signet had successfully completed its Accelerated Real Estate Asset Reduction Program (the "Program"), as detailed in a separate section in Management's Discussion and Analysis of Financial Condition and Results of Operations - 1993 Compared to 1992. As a result, Signet terminated the Program effective January 1, 1994, and all remaining assets were assigned to work-out units.

    Signet's real estate-construction loan exposure at December 31, 1994, totaled $209 million, a decline of 32%, or $101 million, from the 1993 year-end level. Approximately 46% of these loans were located in the Metro-Washington area, while only 6% were located outside Signet's market area. The largest type of construction financing was residential, followed by office buildings. Of the construction loan portfolio, $5.5 million were on non-accruing status and $1.0 million were classified as restructured troubled debt at year-end (see discussion on Non-Performing Assets). The remaining unfunded commitments on Signet's construction loans at year-end 1994 totaled approximately $195.4 million.

    The other category of real estate lending is mortgage loans, which includes two categories; commercial mortgage and residential mortgage. Commercial mortgage loans totaled $527 million at December 31, 1994 and included $248 million of mini-permanent (interim) mortgage loans. Construction loans typically are converted to mini-permanent mortgage loans when the related project is cash flowing to cover debt service and permanent financing, for various reasons, is not desired or obtainable at the present time. Residential mortgages consist of conventional home mortgage loans and have experienced very few losses. This loan category totaled $192 million at the end of 1994.

FUNDING
DEPOSITS

The Company offers a diverse range of products to its customers, including interest bearing and non-interest bearing demand, savings and certificates of deposits, both domestic and foreign. Signet competes for deposits with other commercial banks, savings banks, savings and loan associations, the bond and stock market and other providers of non-bank financial services, including money market funds, credit unions, mutual funds and other deposit gathering institutions. Average deposits totaled $7.7 billion for 1994, essentially level with 1993.

    Core deposits averaged $7.2 billion for 1994, virtually unchanged from 1993. These deposits represent Signet's largest and most important funding source due to their relatively low cost and reasonably stable nature. This source of funding also enhances the overall liquidity position of the Company. The core deposits category that experienced the greatest decline was savings certificates which fell $382 million, or 16%, from 1993 as depositors responded to volatile interest rates by shortening the maturities of their investments and transferring their funds into money market and demand products. Savings accounts and demand deposits were up $247 million and $127 million, respectively, nearly offsetting the decline in savings certificates. Signet increased its deposit and customer base during the year through the acquisition of Pioneer, new products, innovative marketing techniques and quality customer service; however, the competition among financial institutions for these deposits and increased awareness on the part of consumers have effectively increased the relative cost of and reduced the overall benefits received from these deposits.

    Purchased deposits (large denomination certificates and foreign deposits), averaged $555 million for 1994, an increase of $82 million, or 17%, from the prior year. Large denomination certificates are principally sold to existing corporate customers. The demand for such funds depends upon the Company's varying financing needs and also reflects the previously mentioned customers' shifting of deposits to shorter, more liquid products. As a result, the interest rates are based upon market competition for these funds. Table 20 shows the maturity composition of large denomination certificates at year-end 1994.


TABLE 20
MATURITIES OF DOMESTIC LARGE DENOMINATION CERTIFICATES
$100,000 OR MORE
December 31, 1994

(in thousands)            Balance    Percent
3 months or less         $262,671      41%
Over 3 through 6 months    84,520      13
Over 6 through 12 months  234,689      36
Over 12 months             61,174      10

 Total                   $643,054     100%

The majority of foreign deposits are in denominations of $100,000 or more.

SHORT-TERM AND LONG-TERM BORROWINGS

Short-term borrowings consist of federal funds purchased, securities sold under repurchase agreements, commercial paper, Treasury tax and loan deposits, Federal Reserve borrowings, the Capital One Bridge Financing Facility and short-term borrowings from other banks. This category of borrowings is an accessible source of generally moderately priced funds (except for the Bridge Financing Facility) and has become an important financing vehicle for Signet's balance sheet management. Signet supplements its funding sources in the short-term money market and through securitizations. Short-term borrowings have an original maturity of less than one year. This category declined $370 million, or 15%, from 1993 to average $2.2 billion. In connection with the Separation, Capital One Bank obtained a syndicated bank loan facility (the "Bridge Financing Facility") of $1.75 billion on a non-revolving basis (another $500 million remains available on a revolving basis over the 364-day term of the facility) to meet its interim funding and liquidity needs. The initial amount of borrowing under the Bridge Financing Facility was approximately $1.7 billion at 60 basis points over the London Inter Bank Offering Rate ("LIBOR") before financing costs. In December 1994, Capital One reduced the Bridge Financing Facility by $400 million through new funding sources, primarily large denomination certificates. In early 1995, the Bridge Financing Facility was further reduced by bank notes with longer maturities. It is Capital One management's intent to replace this funding source during the first half of 1995. See Note G to Consolidated Financial Statements for further details on this source of funds.

    Long-term borrowings represent a very stable, although relatively expensive, source of funds and have been used to provide Tier II capital to Signet's subsidiaries, for acquisitions and for general corporate purposes. This category averaged $255 million for 1994, a decline of 11%, or $32 million, from 1993. This decline resulted primarily from regularly scheduled amortization of principal and on February 1, 1994, Signet called for redemption at par the remaining $11.9 million of 7 3/4% Senior Debentures due in 1997. No long-term debt was issued during the year. Note H to Consolidated Financial Statements provides a detailed analysis of long-term borrowings at December 31, 1994 and 1993.


STOCKHOLDERS' EQUITY

Stockholders' equity provides a source of permanent funding, allows for future growth and assists the Company in withstanding unforeseen adverse developments. At December 31, 1994, stockholders' equity totaled $1.1 billion, an increase of $147 million, or 15%, from the previous year-end level of $965 million. The increase reflects net retained income for 1994 of $93 million, the issuance of common stock in connection with the acquisition of Pioneer of $59 million and the issuance of common stock through investor and employee stock purchase plans, as well as the stock option plan, which, in total, added an additional $17 million in net proceeds to equity. During the third quarter of 1994, Signet completed the acquisition of Pioneer, a $400 million financial institution located in Chester, Virginia. The transaction was a tax-free exchange of stock and was accounted for as a purchase. Pioneer's shareholders received .6232 shares of Signet common stock for each Pioneer share held. This resulted in Signet issuing approximately 1.5 million shares of common stock. The transaction had an immaterial dilutive effect on Signet's earnings per share.

    At spin-off, Signet's stockholders' equity will be reduced by the amount of Capital One's stockholders' equity less minority interest (see Note T to the Consolidated Financial Statements). This will generally reduce Signet's capital ratios; however, the ratios will remain strong and all of Signet's banks are within "well-capitalized" regulatory guidelines (see discussion on Capital Analysis).

    Effective January 1, 1994, Signet adopted SFAS No. 115, which requires that securities classified as available for sale be reported at fair value with unrealized gains and losses reported as a component of retained earnings, net of tax. At December 31, 1994, the net unrealized losses, net of tax, related to securities available for sale, totaled $21.8 million, primarily from a reduction in the value of mortgage-backed securities and U.S. Treasury obligations. Signet has no plans at present to sell these securities and recognize a loss.

    The dividends declared during 1994 of $57.2 million represented an annual rate of $1.00 per share. The principal source of dividends to be paid by the Company to its shareholders is normally dividends and interest from the Company's subsidiary banks. Various state and federal laws and policies limit the ability of the Company to pay dividends to shareholders and the ability of Signet's subsidiary banks to pay dividends to the Company. Under applicable regulatory restrictions, all of the Company's banking subsidiaries were able to pay dividends to the Company in 1994. The 1995 first quarter dividend was $.25 per share. After the spin-off of Capital One, Signet's quarterly dividend is expected to be $.17 per share.

CAPITAL ANALYSIS

A primary objective of management is and has been to sustain its strong capital position to merit the confidence of customers, the investing public, banking regulators and stockholders. A strong capital position has helped the Company withstand unforeseen adverse developments and take advantage of profitable investment opportunities. It also allowed Signet to incur the contract termination fee and restructuring charge in 1994. Table 21 details certain risk-based and other capital data.

    Capital adequacy is defined as the amount of capital needed to maintain future asset growth and to absorb losses. Regulators consider a range of factors when determining capital adequacy, such as the organization's size, quality and stability of earnings, risk diversification, management expertise, asset quality, liquidity and internal controls. Management reviews the various capital measures monthly and takes appropriate action to ensure that they are within established internal and external guidelines. Management believes that Signet's current capital and liquidity positions are strong and that its capital position is adequate to support its various business areas.



TABLE 21
RISK-BASED AND OTHER CAPITAL DATA

                                                              December 31
                                                        1994                         1993
(dollars in thousands-except per share)         BALANCE       PERCENT        Balance       Percent
Qualifying common stockholders' equity         $1,237,453                $  964,662
Less goodwill and other disallowed intangibles    (44,581)                  (23,404)
   Total Tier I capital                         1,192,872      12.58%       941,258        11.12%
Qualifying debt                                   165,800                   222,607
Qualifying allowance for loan losses              119,812                   107,646
   Total Tier II capital                          285,612       3.01        330,253         3.90
   Total risk-based capital                    $1,478,484      15.59     $1,271,511        15.02
Total risk-adjusted assets                     $9,484,219                $8,466,048
Leverage ratio                                                  9.90                        8.13
Tangible Tier I leverage ratio                                  9.57                        7.88

                                                          December 31
                                         1994       1993       1992        1991        1990
Ratios:
Common equity to assets                   8.60%      8.14%      6.84%      6.33%       6.46%
Internal equity capital generation rate   8.79      13.21      10.99      (5.58)        .01
Common dividend payout ratio             38.61      26.14      22.96        N/M%     100.00
Book value per share                    $18.96     $17.04     $14.77     $13.17     $ 13.83


    The Federal Reserve Board has issued capital guidelines which are sensitive to credit risk factors (including off-balance sheet exposure). Emphasis is placed on common stockholders' equity in relationship to total assets adjusted for risk. The focus is principally on credit risk, but does include certain interest rate and market risks when assigning risk categories. The risk-based capital guidelines define capital as either core capital (Tier I) or supplementary capital (Tier II). These guidelines required banking organizations to meet a minimum total capital ratio of 8%, with at least 4% Tier I Capital.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires the federal banking agencies to take prompt corrective action in respect to depository institutions that do not meet minimum capital requirements. FDICIA established five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier depends upon where its capital levels are in relation to various relevant capital measures, which include a risk-based capital measure and a leverage ratio capital measure, and certain other factors. As of December 31, 1994, all four of Signet's banking subsidiaries met the well-capitalized criteria.

    As detailed in Table 21, the Company's consolidated risk-based capital ratios at December 31, 1994 were 15.59% and 12.58% for Total Capital and Tier I Capital, respectively. The Federal Reserve Board also requires a minimum leverage ratio of 3%. For most corporations, including Signet, the minimum leverage ratio is 3% plus an additional cushion of at least 100 to 200 basis points depending upon risk profiles and other factors. The leverage ratio is calculated by dividing Tier I Capital by the current quarter's total average assets less goodwill and other disallowed intangibles. Signet's leverage ratio at December 31, 1994 was 9.90%. For informational purposes, Table 22 details the components of Signet's intangible assets for the past five years and the estimated amortization for the next five years.


TABLE 22
INTANGIBLE ASSETS

                                                December 31
(in thousands)              1994       1993       1992       1991       1990
Goodwill                  $37,247    $22,883    $26,067    $29,250    $32,433
Credit card premium         6,448      7,271      8,094      8,917      9,740
Core deposit premiums      16,019     11,730     14,130     16,523
Mortgage servicing rights  29,431     12,847      3,473      2,946      1,523

  Total                   $89,145    $54,731    $51,764    $57,636    $43,696

The amortization of intangibles is expected to be approximately $8,536 annually over the next five years.

DERIVATIVES AND OTHER OFF-BALANCE SHEET RISK

Signet has been party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to participate in trading activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit, mortgages sold with recourse and interest rate contracts, including forwards, futures, options and interest rate swaps, caps and floors. These instruments involve, to varying degrees, elements of credit or interest rate risk in excess of the amount recognized in the balance sheet. Signet uses the same credit policies for off-balance sheet items as it does for on-balance sheet instruments. Extensive discussion of these off-balance sheet activities is included in Note O to Consolidated Financial Statements and the Interest Rate Sensitivity discussion. Discussion of the impact of derivative income on operations is included in Note A to Consolidated Financial Statements and the Interest Rate Sensitivity discussion. Refer to Table 24 for a roll forward schedule of interest rate swap activity. Fair value information related to derivative activity is included in Note R to Consolidated Financial Statements. The impact of derivative activity on liquidity is discussed in the Liquidity discussion.


INTEREST RATE SENSITIVITY

Signet's interest rate sensitivity position is managed by the Asset and Liability Committee ("ALCO") and monitored through the use of simulations on rate sensitive pre-tax income. Interest rate sensitivity is the relationship between changes in market interest rates and changes in rate sensitive income due to the repricing characteristics of assets and liabilities. For example, in periods of rising rates, the core banking businesses will experience wider spreads as consumer deposit costs lag increases in market interest rates. Improved spreads due to the lag in pricing on consumer deposits will be partially offset to the extent that the funding cost on the investment portfolio increases. ALCO routinely uses derivatives such as interest rate swaps to insulate the Company against the possibility of sudden changes in interest rates.

    ALCO, in managing interest rate sensitivity, also uses simulations to better measure the impact that market changes and alternative strategies might have on net interest income. Both current period maturity and repricing information and projected balance sheet strategies are used to simulate rate sensitivity. The lag effect of consumer deposit rates, determined through historical analysis and forecasting techniques, is also modeled. Given the timing of the spin-off, interest rate sensitivity for the Company was evaluated excluding those assets transferred to Capital One. These simulations show that an immediate and sustained 100 basis point change in interest rates would have less than a 2% impact on rate sensitive income over the next twelve months, reflecting Signet's conservative balance sheet strategy. ALCO operates under a policy designed to limit the impact of a sudden 100 basis point change in interest rates to no more than a 5% change in net income over a twelve month period.

    Over the course of 1994, Signet moved toward a more neutral interest rate sensitivity position as evidenced by Table 23 (completed for the consolidated entity as of December 31, 1994). Although the table shows a basic 180-day net asset position of $1.9 billion, the Company has taken steps to offset this position through the use of derivative products. Including the impact of these derivatives and credit card securitizations resulted in a 180-day net asset position of $131 million, or 1% of total assets.

    At December 31, 1994, the notional values of the Company's derivative products for the purpose of managing interest rate risk were $3.9 billion of interest rate swaps, $650 million of interest rate floors, $100 million of interest rate caps and $330 million of futures contracts. This includes $539 million of interest rate swaps used to hedge the interest streams associated with credit card securitizations which are recorded in non-interest income. In addition, the Company has entered into a forward starting interest rate swap for a variable notional amount ranging from $0.6 billion to $4.8 billion whereby the Company pays a fixed rate of 5.875% and receives one month LIBOR, from January 3, 1995 through April 13, 1995. This interest rate swap was transferred to Capital One.

    Interest rate swaps, where the Company, in all material respects, makes variable rate payments and receives fixed rate payments, were entered into to manage the interest rate sensitivity in the Company's existing balance sheet mix. During 1994, the Company's interest rate swaps increased income on earning assets by $10.4 million and reduced borrowing costs by $42.2 million. The majority of the existing interest rate swaps have either a 3- or 5-year life and will mature by 1999. Interest rate floors, with average strike prices of approximately 5% tied to the three-month LIBOR increased income on earning assets by $2.6 million in 1994. Interest rate floors were purchased to hedge variable rate assets against decreases in interest rates. Maturity dates on the interest rate floors range from 1997-2003. Interest rate caps, with average strike prices of approximately 5.5% tied to the three-month LIBOR, increased borrowing costs by $4.0 million in 1994. Interest rate caps were purchased to hedge variable rate liabilities against increases in interest rates. All existing interest rate caps will mature by mid-1995. Futures contracts were purchased to hedge interest rate changes on interest bearing deposits with other banks, securities available for sale and savings certificates. During 1994, gains of $1.2 million on closed contracts increased income on interest bearing deposits with other banks and securities available for sale and decreased expense on savings certificates. At December 31, 1994, the Company had deferred gains on open futures contracts used for hedging purposes of $153 thousand, which will be amortized into income when closed over a period not to exceed six years. As the derivative contracts mature, management will determine the necessity to enter into additional contracts at that time. See Note O to Consolidated Financial Statements for further details of off-balance sheet risk. See Table 24 for a roll forward schedule of interest rate swaps.




TABLE 23
INTEREST RATE SENSITIVITY
December 31, 1994

                                                   1-30      31-60   61-90    91-180   Within  180 Days-  >1 Year-    Over
(dollars in millions)                              Days      Days     Days     Days   180 Days   1 Year   5 Years   5 Years
Earning assets:
  Securities                                    $    479  $     49   $  112  $    57  $   697  $   111  $   317   $   515
  Loans                                            2,972        43    2,239      452    5,706      319    1,532       367
  Other earnings assets                            1,809        67        5       13    1,894       20

  Total earning assets                             5,260       159    2,356      522    8,297      450    1,849       882
Interest bearing liabilities:
  Deposits:
    Savings(1)                                       409              1,309       47    1,765      518      134     1,258
    Other time                                       293       144      144      511    1,092      619      855        38
  Short-term borrowings                            2,896        68      227      104    3,295       17        1
  Long-term borrowings                                          50       50      100      200                50         4

  Total interest bearing liabilities              3,598       262    1,730      762    6,352    1,154    1,040     1,300
Non-rate related assets and liabilities, net                                                              1,332       298
INTEREST SENSITIVITY GAP                           1,662      (103)     626     (240)   1,945     (704)    (523)     (716)
Impact of interest rate swaps, futures,
  floors and caps                                   (555)   (1,450)    (500)    (545)  (3,050)      45    3,005
Impact of credit card securitizations
  and repricing(2)                                (2,392)      (36)   3,808     (144)   1,236      (26)  (1,212)

Interest sensitivity gap adjusted for impact of
  securitization interest rate swaps,
  futures, floors and caps(2)                   $ (1,285) $ (1,589)  $3,934  $  (929) $   131  $  (685) $ 1,270   $  (716)

Adjusted interest sensitivity gap as a
  percentage of total assets                       (9.94)%  (12.29)%  30.42%   (7.18)%  (1.01)%  (5.30)%   9.82%    (5.54)%
CUMULATIVE INTEREST SENSITIVITY GAP             $ (1,285) $ (2,874)  $1,060  $   131  $   131  $  (554) $   716

Adjusted cumulative interest sensitivity gap as
   a percentage of total assets                    (9.94)%  (22.23)%   8.20%    1.01%    1.01%   (4.28)%   5.54%

(1) Historical rate sensitivity analysis shows that interest checking and statement savings, while technically subject to immediate withdrawal, actually have shown repricings and run-off characteristics that generally fall within 1-5 years. A similar analysis has been done with money market savings and money market checking and these products have been adjusted accordingly.

(2) Some of the coupons on securitizations are tied to commercial paper and LIBOR rates and, therefore, are shown in the earliest period for repricing. While the income from securitizations is booked in non-interest income, it is shown in this chart as it is impacted by rate movements.


TABLE 24
INTEREST RATE SWAPS

                                   Synthetic     Trading/
(notional in millions            Alteration (a)  Dealer (b)      Total
Balance at December 31, 1992       $2,557         $261         $2,818
  Additions                         1,241          237          1,478
  Expirations                       1,240          170          1,410

Balance at December 31, 1993        2,558          328          2,886
  ADDITIONS (c)                       953           30            983
  EXPIRATIONS                         187           81            268

BALANCE AT DECEMBER 31, 1994       $3,324         $277         $3,601

(a) Impacts interest rate sensitivity. Synthetic alteration is a risk manage-ment tool used to change the nature of an interest earning asset or interest bearing liability from fixed rate to variable rate or vice versa.

(b) Impacts trading income.

(c) In 1994, the Company purchased $539 million of interest rate swaps that hedge credit card securitizations. Income from these swaps is recorded in non-interest income. These swaps are not included in this roll forward schedule.

LIQUIDITY

Liquidity is the ability to meet present and future financial obligations either through the sale or maturity of existing assets or by the acquisition of additional funds through liability management. Therefore, both the coordination of asset and liability maturities and effective liability management are important to the maintenance of liquidity. Stable core deposits and other interest-bearing funds, accessibility to local, regional and national funding sources and readily marketable assets are all important determinants of liquidity. Table 25 reflects certain liquidity ratios for the past five year-ends. The 1994 ratios remained strong.

    Asset liquidity is generally provided by interest bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, securities available for sale, loans held for sale and trading account securities. Table 12 shows 31% of the securities available for sale portfolio maturing within one year. As indicated in Table 13, $29.5 million of investment securities mature within one year. Liability liquidity is measured by the Company's ability to obtain deposits and purchased funds at favorable rates and in adequate amounts and by the length of maturities. Since core deposits are the most stable source of liquidity a bank can have because they are government insured, the high level of average core deposits during 1994 maintained the Company's strong liquidity position. Signet's 1994 average loan balances were entirely funded with core deposits. Signet's equity base, as noted earlier, also provides a stable source of funding. The parent company does not rely on the capital markets for funding on a regular basis. The parent company issues a modest amount of commercial paper in its local market, which is reinvested in repurchase agreements with its subsidiary banks (included in Advances to Bank Subsidiaries on the parent company's balance sheet). Additionally, the parent company does not have any significant long-term debt issues maturing until 1997; however, as noted earlier, on February 1, 1994, Signet called for redemption at par the remaining $11.9 million of 7 3/4% Senior Debentures due in 1997.

    For 1994, cash and cash equivalents declined a modest $56 million. Cash provided by operations was $652 million for this time period resulting mainly from proceeds from securitization of credit card loans. Cash used by investing activities amounted to $1.4 billion principally due to purchases of securities available for sale and an increase in loans. Cash provided by financing activities amounted to $695 million due primarily to an increase in short-term borrowings related to the Bridge Financing Facility.

    The Company's future liquidity may be affected by derivative activities. Potential losses are limited to counter-party risk in situations where Signet is owed money; that is, when Signet holds contracts with a positive fair value. The Company's net unrealized gain as of December 31, 1994 was $25.1 million. The Company does not expect any counterparty to fail to meet its obligation. Also, at December 31, 1994, the Company had unrealized losses on derivative transactions totaling $168.6 million, which if terminated would require a cash outlay. Signet presently has no intention to terminate these contracts. There are no credit concerns related to the Company's obligations and it expects to meet those obligations without default.


TABLE 25
LIQUIDITY RATIOS
                                            December 31
                           1994       1993        1992       1991       1990
Ratio of liquid assets to:
  Purchased funds           90.4%     121.6%     130.5%     134.3%     121.0%
  Loans                     48.1       66.5       82.0       54.1       58.8
  Assets                    29.5       35.4       39.4       28.3       33.2


INFLATION

Since interest rates and inflation rates do not always move in concert, the effect of inflation on banks may not necessarily be the same as on other businesses. A bank's asset and liability structure differs significantly from that of manufacturing and other concerns in that virtually all assets and liabilities are of a monetary nature. Inflation affects a bank's lending activities. Since inflation tends to drive the costs of goods and services higher, the level of customers' financing needs usually rises to keep pace. As loan demand increases, competition for variable funds may raise the base rate charged for these funds. Banks are then faced with increased credit risk as borrowers experience greater exposure to financial risk from the higher rates. In such cases, banks place more emphasis on the adequacy of the allowance for loan losses. As a result, continued inflation increases the overall cost of doing business, both directly and indirectly.

FAIR VALUE

The FASB has issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," and Note R to Consolidated Financial Statements includes the requirements of this statement. Since interest rates, credit risks and other dimensions of fair value of the Company's assets, liabilities and off-balance sheet instruments change rapidly and, additionally, since this disclosure excludes some aspects of the Company's overall fair value, Note R should not be viewed as an indication of the Company's overall market value. Furthermore, certain valuation techniques used in developing Note R require assumptions and forecasts of cash flows. While Note R complies with SFAS No. 107, these assumptions and other subjective determinations should be considered when interpreting the data.



                  SIGNET BANKING CORPORATION AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS-1993 COMPARED TO 1992

SUMMARY OF PERFORMANCE

    Signet reported consolidated net income of $174.4 million, or $3.06 per share for 1993, compared with $109.2 million, or $1.96 per share, in 1992. The 1993 performance reflected improved net interest margins and substantial growth in non-interest sources of revenues, primarily resulting from the strong growth in the Company's credit card business and significant improvement in asset quality, which was due primarily to the success of the Program. The Program was established at the end of 1991 to enable the Company to reduce problem real estate assets and minimize their impact on future earnings. Since the commencement of the Program, the Company reduced assets in the Program by 65%, within the discounts originally provided, thereby accomplishing the Program objective. As a result, the Company terminated the Program effective January 1, 1994. The remaining assets were assigned to work out units. During 1993, the Company reduced its overall risk real estate exposure (construction loans, commercial mortgage loans and foreclosed properties) by $311.9 million and non-performing assets declined by $64.6 million to total $116.5 million at December 31, 1993. Profitability measures reflected the high level of earnings in 1993 as ROA was 1.50% and ROE was 19.62%. These impressive ratios were indicative of Signet's improved performance and compare very favorably with the .98% ROA and 14.22% ROE achieved in 1992.

INCOME STATEMENT ANALYSIS
NET INTEREST INCOME

Taxable equivalent net interest income was $545.1 million for 1993, an increase of $90.2 million, or 20%, over 1992. The overall improvement in net interest income reflected the impact of strong growth in the credit card portfolio and the significantly lower cost of funds, offset in part by lower yields on all earning asset categories resulting from declining market interest rates.

    The net yield margin rose in 1993 to 5.17% from 4.47% for 1992, an increase of 70 basis points. The increase in the net yield margin was primarily the net result of several factors: a change in the mix of earning assets due to the impact of growth in the credit card portfolio (23 basis points); a net decrease in average interest bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, securities available for sale and trading account securities (12 basis points); a favorable change in the mix of funding sources and, due to the lower rate environment, lower costs associated with these funding sources (60 basis points); lower levels and related effects of non-performing loans (2 basis points); and higher levels of demand deposits (5 basis points). These favorable factors were partially offset by lower yields on and changes in the mix of earning assets due to the lower rate environment experienced during 1993 (32 basis points).

    Derivative contracts, used for hedging purposes, increased interest on earning assets by $14.3 million and $13.6 million and decreased borrowing costs by $82.4 million and $103.8 million for 1993 and 1992, respectively. The overall increase in the net yield margin as a result of these instruments amounted to 92 basis points and 115 basis points for 1993 and 1992, respectively.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses totaled $47.3 million for 1993, a decrease of $20.5 million from the 1992 total of $67.8 million. This decrease was the result of lower charge-offs due to Signet's improved credit quality.

    Net charge-offs decreased 57% to $56.6 million for 1993, compared with $131.6 million for the prior year. Decreases were noted in all loan categories. Commercial loan net charge-offs experienced a sharp improvement when comparing 1993 with 1992 due to lower gross charge-offs and a strong increase in commercial loan recoveries. Real estate-construction and real estate-mortgage loans also experienced significant declines in net losses for 1993 due to a higher level of Program charge-offs in 1992.

    Of the $27.8 million in real estate net charge-offs during 1993, $26.5 million were in Program loans. The primary objective of the Program was to accelerate the reduction of real estate exposure, which in turn resulted in higher levels of charge-offs of Program assets. In spite of $9.1 million of Program commercial net charge-offs in 1993, commercial net charge-offs for the Company, as a whole, totaled only $4.7 million, a decrease of $21.6 million from 1992. This resulted from a significant increase in commercial loan recoveries. Other consumer net charge-offs declined to $1.5 million, or .12% of average other consumer loans. Credit card net charge-offs amounted to $22.6 million in 1993, or 1.28% of average on-balance sheet credit card loans. Net losses for 1993 on the total managed credit card portfolio, which included securitized receivables, were 2.34% of total average managed credit card loans, compared with 5.31% reported for 1992.

    The allowance for loan losses at December 31, 1993, was $253.3 million, or 4.01% of year-end loans, compared with the 1992 year-end allowance of $265.5 million, or 4.57% of loans, and included $57.6 million designated for the Program. The 1992 year-end allowance included $100.0 million designated for the Program. The 1993 allowance for loan losses was 343% of year-end non-performing loans and 217% of year-end non-performing assets indicating significantly improved coverage over 1992, when the December 31, 1992 allowance for loan losses was 228% of non-performing loans and 147% of non-performing assets.

NON-INTEREST INCOME

Non-interest operating income amounted to $361.1 million for 1993, an increase of $80.1 million, or 29% over 1992. The primary sources of growth were increases in credit card servicing income, credit card service charges and mortgage servicing and origination fees. These increases were partially offset by a sharp decline in trading profits. Credit card servicing income totaled $153.0 million for 1993, an increase of $51.8 million over 1992. The increase in credit card servicing income was offset by a corresponding reduction of credit card service charges and net interest income because securitization had the effect of transferring revenue from net interest income and credit card service charges to credit card servicing income. Improvement in charge-off experience and declining interest rates had a favorable impact on credit card servicing income because the March 1991 and portions of the September and December 1993 securitizations pay a coupon based on a variable rate and the declining rates created an increase in the spread earned by the Company. Service charges on deposit accounts declined $2.5 million, or 4%, over 1992 to $64.5 million. This reduction was caused by certain retail promotions in late 1992 and early 1993 whereby customers were offered one year of waived maintenance fees. Credit card service charges, which include membership fees and other credit card processing fees, totaled $63.2 million for 1993, an increase of $31.7 million from 1992 due to an increase in volume resulting from the success of the solicitation program.

    Trust income, which totaled $17.6 million, was up 10% from 1992 primarily due to revised personal trust fee schedules. Mortgage servicing and origination income totaled $24.2 million for 1993 compared with $16.5 million in 1992, an increase of 46%, as a result of a significant increase in the volume of mortgage refinancings. During 1993, mortgage production totaled $1.7 billion, which was 57% higher than the 1992 level. Since the majority of these loans were sold in the secondary market with servicing retained by Signet, the Company's servicing portfolio grew to $3.2 billion at December 31, 1993. Other service charges and fees, which consisted primarily of fees related to: commercial and standby letters of credit ($4.4 million); discount brokerage ($4.0 million) and checkbooks ($3.5 million) totaled $16.3 million, a reduction of 7%. The decline in this category was attributable to lower brokerage fees as Signet converted its proprietary mutual funds to a no-load basis. Trading losses, which totaled $1.4 million in 1993, a sharp contrast to trading profits of $11.2 million in 1992, were derived from services performed as a dealer bank for customers and from profits and losses earned on securities trading and arbitrage positions. The remaining recurring categories of non-interest operating income, which included increases in Company-owned life insurance cash surrender value, credit card application fees, gains and losses on sales of mortgage loans, safe deposit box rentals, income from various insurance products and miscellaneous income from other sources, amounted to $23.7 million for 1993, an increase of $3.7 million, or 18% over 1992.

    During 1993, Signet recognized gains of $3.9 million on transactions in the securities available for sale portfolio and nominal gains on investment securities as certain securities were called. In 1992, Signet recognized net losses of $7.4 million on investment securities and securities available for sale transactions primarily the result of $17.0 million of write-downs on collateralized mortgage obligation residuals and excess mortgage servicing held in the investment securities portfolio. No such writedowns were necessary in 1993. These securities, of which only $3.8 million remained at the end of 1993, were sensitive to the increases in mortgage prepayments caused by the lower interest rates and high volume of refinancings. During 1992, gains of $10.5 million were recognized on transactions in the securities available for sale portfolio, primarily on sales of 30-year mortgage-backed securities.


NON-INTEREST EXPENSE

Non-interest expense for 1993 totaled $598.3 million, an increase of $99.1 million, or 20% from 1992. Excluding credit card solicitation and foreclosed property expenses for both years, non-interest operating expense rose 18% from 1992.

    Signet's efficiency ratio (the ratio of non-interest expense to taxable equivalent operating income) was 66.02% for 1993, an improvement from 67.84% for 1992. Reducing non-interest expense by the amount of foreclosed property expense drops the ratio down to 64.53% and 64.21% for the respective years. Since charge-offs on securitized credit card loans reduce credit card servicing income, operating income, for the purpose of calculating the efficiency ratio, should exclude the negative impact of these charge-offs. Making this adjustment to revenue further reduces the ratio to 60.67% for 1993 and 59.10% for 1992.

    Staff expense (salaries and employee benefits), the largest component of non-interest expense, totaled $277.9 million, an 18% increase over 1992. Salaries rose 14% year-over-year primarily due to the increased staffing to support the significant growth in the credit card business. The number of full-time equivalent employees rose 22% from year-end 1992. The incentive compensation amounts increased as a direct result of the record earnings performance of the Company. For 1993, profit sharing awards of $18.8 million were recorded in the employee benefits category due to higher corporate earnings. This compares with $13.0 million of profit sharing expense in 1992. The cost of implementing SFAS No. 112 (see below), which totaled $6.0 million, and the rising cost of medical insurance and other benefits also contributed to the overall increase in employee benefits.

    Both 1993 and 1992 included expenses related to the credit card account solicitation program initiated during early 1989. These costs totaled $55.8 million ($36.3 million after-tax, or $.64 per share) for 1993 and $23.1 million ($15.3 million after-tax, or $.27 per share) for 1992.

    The other non-interest expense categories reflected the costs associated with increased business volume. Approximately half of the $8.0 million increase in supplies and equipment expense was attributable to servicing the expanded credit card base. Travel and communications expense rose $9.8 million, or 38%, from year-to-year, also due primarily to the credit card growth. Public relations, sales and advertising expense during 1993 rose $9.3 million from the 1992 level due to bank-wide retail promotional campaigns. The deposit insurance assessment from the FDIC totaled $18.3 million, a slight decline from 1992.

    The decrease of $13.2 million in foreclosed property expense was primarily due to a decline in provisions recorded to maintain the reserve for foreclosed properties. During 1993, provisions of $7.4 million were expensed compared with $15.5 million during 1992. This reserve balance was $5.7 million at year-end 1993.

    In December, 1990, FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The Company applied the new rule starting in the first quarter of 1993 on a prospective basis. The charge against income was $6.6 million for 1993. Postretirement benefit cost for prior years, which was recorded on a cash basis, has not been restated. The Company made an investment from which the income offset this 1993 expense.

    In November, 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued establishing accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Signet's decision to adopt SFAS No. 112 in 1993 increased benefits expense by approximately $6.0 million ($3.9 million after-tax, or $.07 per share).


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

BALANCE SHEET REVIEW
EARNING ASSETS

Average earning assets totaled $10.6 billion for 1993, an increase of 3.6% from the 1992 level. A discussion of the various earning asset categories follows.

    Loans (net of unearned income) for 1993 averaged $6.2 billion, an increase of $588 million, or 10%, from the 1992 level. Average balances increased in the credit card, other consumer and real estate-commercial mortgage loan categories, while the commercial, real estate-construction and real estate-residential mortgage loan average balances declined. The composition of the loan portfolio was significantly altered in 1992 and 1993 by the credit card national solicitations and securitizations and weak commercial loan demand caused by a sluggish economy. In addition, Signet reduced its overall risk real estate exposure by $312 million during 1993. Commercial loans, which represented 34% of the total average loan portfolio, averaged $2.1 billion for 1993, a slight decline from 1992. Signet's commercial loan portfolio was strongly oriented toward diversified middle market borrowers. Credit card receivables on the balance sheet averaged $1.8 billion for 1993, an increase of 145% from 1992, and represented 28% of the total average loan portfolio. Credit card outstandings increased significantly in spite of $2.3 billion of securitizations ($1.2 billion in September 1993 and $1.1 billion in December 1993). The solicitation program added approximately 1,400,000 and 400,000 net new accounts for 1993 and 1992, respectively. At year-end 1993, on-balance sheet credit card loans totaled $1.8 billion, an increase of 45% over 1992, as Signet's solicitation program yielded substantial results. The total managed credit card portfolio grew $2.9 billion during 1993 and totaled $5.1 billion at the end of the year. Other consumer loans averaged $1.2 billion for 1993, a slight increase from 1992, and represented 19% of the total loan portfolio. This category consisted of home equity loans ($453 million-1993, $491 million-1992), student loans ($409 million-1993, $293 million-1992), second mortgage loans ($67 million-1993, $98 million-1992), direct and indirect automobile installment loans ($57 million-1993, $73 million-1992), and other consumer-type loans ($221 million-1993, $244 million-1992). The slight increase in other consumer loans in 1993 was concentrated in student loans. Consumer real estate loans declined due to the high volume of mortgage loan refinancings in 1993. Real estate-construction loans totaled $449 million, a decrease of 42%, or $328 million, from the 1992 average. This category represented 7% of the average loan portfolio for 1993, down from 14% in 1992. Real estate-commercial mortgage loans represented 10% of the 1993 average loan portfolio. This category averaged $608 million, an increase of less than 1%, from 1992. The portfolio consisted of $319 million of commercial mortgage loans and $289 million of mini-permanent (interim) mortgage loans compared with $412 million and $192 million for the respective loan types in 1992. Real estate-residential mortgage loans declined $17 million, or 18%, from 1992 to average $77 million in 1993.

    The average balance of the securities portfolio, which consists of trading account securities, securities available for sale and investment securities, was down $264 million from 1992 to 1993. Securities available for sale and trading account securities decreased from 1992 in recognition of Signet's liquidity position, the lower level of deposits, the sluggish economy and the redeployment of these assets into higher yielding credit card loans. In addition, $57.8 million of mortgage-backed securities available for sale were sold during 1993 resulting in net gains of $3.9 million. This was done in reaction to the rapid repayments being experienced on the underlying mortgage loans as consumers continued to refinance mortgage loans at extremely high levels during 1993. Investment securities for 1993 averaged $1.9 billion, a decrease of $212 million over the 1992 level as securities were called or matured. The Company increased its holdings of U.S. Treasury securities during late 1991 and 1992 in response to reduced loan demand and to generate sustainable sources of interest income. Additionally in 1992, increased prepayments on the assets underlying the Company's portfolio of collateralized mortgage obligation residuals and excess mortgage servicing resulted in $17 million of writedowns. No such writedowns were necessary in 1993. This portfolio totaled $3.8 million at year-end 1993 down from $8.8 million at the prior year-end. At year-end 1993, the investment securities portfolio (excluding securities having no maturity) had a remaining average maturity of 5 years and unrealized gains of $64.6 million and unrealized losses of $5.0 million. Investment securities portfolio yields declined to 6.63% from the 1992 level of 6.99% as higher yielding securities were called or matured.

    Other earning assets, which include interest-bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, loans held for sale and credit card loans held for securitization, averaged $1.7 billion, a slight increase from 1992. Credit card loans held for securitization averaged $394 million with a yield of 9.21% for 1993. There were no credit card loans held for securitization in 1992.


CREDIT CARD BUSINESS

The managed credit card portfolio (which includes securitized receivables) increased in 1993, by $2.9 billion, or 127%, from December 31, 1992. In spite of this increase, absolute dollars of net loan losses, on a managed portfolio basis, declined from $94.2 million in 1992 to $83.9 million for 1993 as the more seasoned accounts in the portfolio continued to show improved credit quality. The high quality of the credit card portfolio was also reflected in loan delinquency data. The ratio of managed credit card loans sixty days or more past due dropped to 1.53% of related loans at year-end 1993 from 3.30% for year-end 1992, while the dollar amount remained relatively stable at approximately $79 million compared with $75 million at the same respective dates. Signet had securitized a total of $3.3 billion of credit card receivables as of December 31, 1993 ($500 million in September 1990, $500 million in March 1991, $1.2 billion in September 1993 and $1.1 billion in December 1993).


RISK ELEMENTS
NON-PERFORMING ASSETS

Non-performing assets at year-end 1993 totaled $116.5 million (net of the $5.7 million foreclosed property reserve), or 1.83% of loans and foreclosed properties, compared with $181.1 million, or 3.08%, respectively, at the end of 1992. The decline in non-performing assets can be attributed to the Program. Overall non-performing real estate assets declined $76.4 million, or 52%, including $22.2 million of foreclosed properties (net of reserves). One large commercial credit ($24.7 million) was placed on non-accrual status at the end of 1993. In early 1994, the Company sold this loan well within the loan's allocated allowance at year-end. Foreclosed properties totaled $42.6 million (net of reserve) at the end of 1993, and were equal to 37% of total non-performing assets and 60% of non-performing real estate assets. The reserve for foreclosed properties was 12% of the foreclosed property balance before the reserve. The gross foreclosed properties balance reflected an aggregate discount of 48% from prior charge-offs and writedowns. There were $7.4 million of additions to the reserve charged to expense during 1993. These additions principally represented transfers from the allowance allocated to Program loans as these loans migrated to foreclosed properties. Signet sold $39.8 million of foreclosed properties during 1993. The average discount from the loan balance prior to any charge-offs and writedowns was approximately 40%. This percentage was comprised of 18% taken as charge-offs prior to foreclosure and 22% taken in writedowns and other expenses at sale. Signet did not provide financing on any of the foreclosed properties sold in 1993.

    Accruing loans past due 90 days or more as to principal or interest payments totaled $58.9 million and $64.8 million at the end of 1993 and 1992, respectively. At year-end 1993, management was monitoring $113.2 million of loans for which the ability of the borrower to comply with present repayment terms was uncertain. These loans were not included in the above disclosure.


REAL ESTATE LENDING

Signet's real estate-construction loan exposure at December 31, 1993, totaled $310 million, a decline of 44%, or $239 million, from the 1992 year-end level. Approximately 61% of these loans were located in the Metro-Washington area, while only 3% were located outside Signet's market area. The largest type of construction financing was residential, followed closely by office buildings. Of the construction loan portfolio, $17.8 million were on non-accruing status and $3.5 million were classified as restructured troubled debt at year-end 1993. Commercial mortgage loans totaled $582 million at December 31, 1993 and included $290 million of mini-permanent (interim) mortgage loans. Residential mortgages totaled $71 million at the 1993 year-end.


ACCELERATED REAL ESTATE ASSET
REDUCTION PROGRAM ("THE PROGRAM")

As previously noted, the Company initiated a program in December 1991, to accelerate the reduction of real estate assets. The Program's objective was to significantly reduce the Company's overall exposure to risk real estate assets through the use of discounts without adversely impacting future earnings. The Program was very successful and substantially accomplished its objective as evidenced in the following discussion. As a result, Signet terminated the Program as a separate reporting unit effective January 1, 1994. The remaining assets were assigned to work out units or, in some cases, were allowed to mature in accordance with their terms.

    Since inception of the Program, its assets (before reserves) were reduced by 65%, or $567.1 million. The Program started with $645.8 million of assets (net of the allowance for loan losses of $179.5 million and the reserve for foreclosed properties of $41.6 million) and ended 1993 with $236.5 million of assets (net of the allowance for loan losses of $57.6 million and the reserve for foreclosed properties of $5.7 million).

    During 1992 and 1993, the two years of the Program's operation, the largest reductions of assets were in real estate-construction performing loans ($351.3 million), real estate-construction non-accrual loans ($95.9 million) and in legal foreclosed properties ($81.6 million). Total loans declined by 64%, or $452.9 million, and foreclosed properties declined by 73%, or $114.2 million. Of the remaining assets in the Program at December 31, 1993, $238.9 million, or 80%, were performing loans and $70.1 million, or 23%, were residential development projects.

    In 1992 and 1993, Signet sold $145.2 million of Program foreclosed properties at a 23% discount from the December 31, 1991 balance, which was approximately equal to the 21% discount established on these properties. Loans removed from the Program on financings, payoffs, etc., were $350.5 million. Discounts taken on these loans were 22% compared with the 26% discount originally established. Since the commencement of the Program, the total discounts taken for all asset sales or removals were 23% compared with the 24% discount originally established.

    The remaining discounts in the Program at year-end 1993 of $63.4 million represented 21% of the assets in the Program as compared with 26% at the inception of the Program. The lower level of remaining overall discount was a reflection of reducing certain assets during 1992 and 1993 with high discounts and aggressively writing down certain properties to anticipated sale prices. Previous write-downs and charge-offs, coupled with the allowance/reserve provided coverage of 23% on performing loans, 58% on non-performing loans, 56% on foreclosed properties and 34% in the aggregate.

    There were $15 million of unfunded commitments at December 31, 1993 compared with $47 million and $118 million at December 31, 1992 and 1991, respectively. At December 31, 1993, remaining balances on assets which Signet financed totaled $47 million (which were retained in the Program) under normal business terms and with normal underwriting standards, except for $5 million of which were considered restructured troubled debt and were included in the Program's non-performing assets.

FUNDING
DEPOSITS

Average deposits totaled $7.7 billion for 1993, a decrease of 2%, or $154 million, from 1992. The overall decrease and the change in the mix of deposits was principally the result of declining rates and the consumers' decision to shorten maturities, increase liquidity and to move funds into non-financial institution products. Signet's own mutual fund family, Virtus (formerly The Medalist Funds), attracted $199 million in 1993, a portion of which was generated from deposit customers of the Company. In addition, Signet's sales of non-proprietary mutual fund and annuity products totaled $86 million in 1993.

    Core deposits averaged $7.3 billion for 1993, a decrease of 4% from 1992. The category of core deposits which experienced the greatest decline was savings certificates which fell $603 million, or 20%, from 1992 as depositors responded to lower interest rates by shortening the maturities of their investments and transferring their funds into money market and demand products. Purchased deposits (large denomination certificates and foreign deposits), averaged $473 million for 1993, an increase of $178 million, or 60%, from 1992.

SHORT-TERM AND LONG-TERM BORROWINGS

In 1993, short-term borrowings increased $440 million, or 21%, over 1992 to average $2.5 billion. The increase in purchased funds was to temporarily fund the growth in credit card receivables before securitization. Long-term borrowings averaged $287 million in 1993, a decline of 4%, or $12 million, from 1992.

STOCKHOLDERS' EQUITY

At December 31, 1993, stockholders' equity totaled $965 million, an increase of $138 million, or 17%, from the 1992 year-end level of $827 million. The increase reflects net retained income for 1993 of $129.4 million and the issuance of common stock through investor and employee stock purchase plans, as well as the stock option plan, which added an additional $9.2 million in net proceeds to equity.

    The Board of Directors approved a 25% quarterly dividend increase from $.20 to $.25 per share effective with the dividend payable November 24, 1993. This increase followed a 33% increase declared on April 28, 1993. The result of the two dividend increases in 1993 was to increase the annual rate to $1.00 from $.60 per share, or a 67% increase. The Company's consolidated risk-based capital ratios at December 31, 1993, were 15.02% and 11.12% for Total Capital and Tier I Capital, respectively. Signet's leverage ratio at December 31, 1993, was 8.13%.


INTEREST RATE SENSITIVITY, LIQUIDITY AND INFLATION

At December 31, 1993, the Company had a basic 180-day net asset position of $988 million. Execution of off-balance sheet interest rate and hedging instruments resulted in a 180-day net liability position of $1.4 billion, or 12% of total assets. At December 31, 1993, the notional values of the Company's derivative products for the purpose of hedging interest rate risk were $2.4 billion of interest rate swaps, $700 million of interest rate floors, $400 million of interest rate caps, and $200 million of futures contracts.

    During 1993, the Company's interest rate swaps increased income on earning assets by $2.7 million and reduced borrowing costs by $90.3 million. Interest rate floors, with average strike prices of approximately 5% tied to the three-month LIBOR, increased income on earning assets $11.4 million in 1993. Interest rate floors were purchased to hedge variable rate assets against decreases in interest rates. Interest rate caps, with average strike prices of approximately 5.5% tied to the three-month LIBOR, increased borrowing costs by $7.9 million in 1993. Interest rate caps were purchased to hedge variable rate liabilities against increases in interest rates. Futures contracts were purchased to hedge interest rate changes in Euro dollar time deposits. During 1993, gains of $200 thousand on closed contracts increased income on Euro dollar time deposits.

    The high level of average core deposits during 1993 maintained the Company's strong liquidity position. Signet's 1993 year-end and average loan balances were entirely funded with core deposits. A bank's asset and liability structure differs significantly from that of a manufacturing and other concerns in that virtually all assets and liabilities are of a monetary nature. Continued inflation has increased the overall cost of doing business, both directly and indirectly.

                  SIGNET BANKING CORPORATION AND SUBSIDIARIES
                          1994 FOURTH QUARTER ANALYSIS

    Table 26, on the following page, contains selected quarterly financial data for the years ended December 31, 1994 and 1993. Consolidated net income for the fourth quarter of 1994 was $42.9 million, or $.73 per share, which included Signet's pre-tax restructuring charges of $9.6 million. Adjusting for the special charges, Signet's earnings declined less than 2% to $49.1 million, or $.84 per share, from $49.9 million, or $.87 per share, earned in the same period in 1993. Higher solicitation and other credit card expenses were primarily responsible for the decrease.

    Key profitability ratios reflected the special pre-tax charges as ROA was 1.41% and ROE was 15.55% for the fourth quarter of 1994. Considering Signet's "normalized" performance excluding the special charges, ROA was 1.61% and ROE was 16.93%. This compares with ROA of 1.71% and ROE of 21.09% for the fourth quarter of 1993. Taxable equivalent net interest income declined $1.9 million, or just 1%, from the fourth quarter of 1993 to the fourth quarter of 1994. The net yield on earning assets for the same periods declined 14 basis points from 5.07% to 4.93%. The declines reflected the increase in funding costs associated with rising interest rates and interim funding (Bridge Financing Facility) for Capital One. Reflecting an improvement in credit quality, Signet's provision for loan losses fell from $10.3 million in the fourth quarter of 1993 to $3.0 million in the fourth quarter of 1994. Annualized net charge-offs to average loans declined from 77 basis points to 44 basis points as net charge-offs declined from $11.7 million to $7.7 million in the same periods. Real estate net loan losses showed the greatest improvement, dropping to $.4 million in net recoveries from $6.0 million in net charge-offs, or 2.23% of related loans, in the 1993 fourth quarter. Loan growth exceeded $1.4 billion from September 30, 1994 to the end of 1994. The largest increase was in credit card loans ($817 million ) followed by other consumer loans ($386 million). The significant growth in each of these portfolios was the result of Signet's use of IBS and innovative product offerings.

    Non-interest income rose from $122.2 million in the fourth quarter of 1993 to $148.4 million in the same quarter of 1994. This represented an increase of 22%, or $26.3 million. Credit card servicing income increased $29.0 million, or 46%, due to a significant increase in securitized loans. Credit card service charges increased $6.1 million, or 37%, as volume rose. Partially offsetting these increases was a $3.8 million, or 47%, decline in mortgage servicing and origination income as the volume of loans processed declined due to rising rates. Gains on sale of securities available for sale decreased $2.0 million, or 90%, and investment securities recorded nominal gains as securities were called.


    Non-interest expense in the fourth quarter of 1994 was higher by $40.9 million, or 24%, from a year ago. Credit card solicitation expense increased $15.5 million or almost double the fourth quarter 1993 expense. A restructuring charge of $9.6 million, related to the writedown of bank-owned properties and lease termination costs due to the abandonment of facilities, was recorded in the fourth quarter of 1994. Other increases included salaries of $5.9 million, or 10%, travel and communications of $5.9 million, or 58%, and supplies and equipment of $5.4 million, or 50%. These increases were primarily the result of growth in the Company's credit card business. Partially offsetting the increases in these categories was a decline of $8.1 million, or 39%, in employee benefits expense. This decrease resulted primarily from a $6.0 million accrual in the fourth quarter of 1993 for postemployment benefits.

TABLE 26
SELECTED QUARTERLY FINANCIAL DATA

                                                         1994                                   1993

                                     FOURTH    THIRD     SECOND    FIRST      Fourth    Third      Second    First
(unaudited)                          QUARTER  QUARTER   QUARTER   QUARTER     Quarter  Quarter     Quarter  Quarter
SUMMARY OF OPERATIONS
(in thousands)
Interest income                     $222,931  $198,222  $196,225  $189,635   $195,853  $212,536  $201,466  $193,870
Interest expense                      94,768    68,500    71,315    62,419     66,097    72,614    71,684    63,990

  Net interest income                128,163   129,722   124,910   127,216    129,756   139,922   129,782   129,880
Provision for loan losses              3,000     3,000     2,999     5,499     10,276    12,501     9,011    15,498

  Net interest income after
      provision for loan losses      125,163   126,722   121,911   121,717    119,480   127,421   120,771   114,382
Non-interest operating income(1)     148,166   151,658   136,157   128,643    119,654    85,515    81,183    74,766
Securities available for
 sale gains (losses)                     220       140     3,265      (212)     2,248                         1,665
Investment securities
  gains (losses)                          47        22        45       (68)       254         2        46       103
Non-interest expense (2)             210,875   276,814   186,625   172,109    169,934   147,516   146,809   134,057

Income before income
  taxes (benefit)                     62,721     1,728    74,753    77,971     71,702    65,422    55,191    56,859
Applicable income
  taxes (benefit)                     19,847    (1,734)   24,368    24,858     21,758    19,659    14,751    18,592

Net income                          $ 42,874  $  3,462  $ 50,385  $ 53,113   $ 49,944  $ 45,763  $ 40,440  $ 38,267

AVERAGE BALANCE SHEET DATA
(in millions)
Loans (net of unearned
 income)                            $  6,966  $  6,080  $  6,344  $  6,235   $  6,074  $  6,210  $  6,512  $  6,029
Investment securities                    374       208       226       247      1,790     1,840     1,953     2,037
Other earning assets                   3,258     3,345     3,697     3,630      2,583     2,920     2,179     2,076

  Total earning assets                10,598     9,633    10,267    10,112     10,447    10,970    10,644    10,142
Cash and due from banks                  517       501       500       489        500       460       454       431
Other non-rate related assets            973       837       734       709        654       605       584       570

  Total average assets              $ 12,088  $ 10,971  $ 11,501  $ 11,310   $ 11,601  $ 12,035  $ 11,682  $ 11,143

Interest bearing deposits           $  6,227  $  6,092  $  6,206  $  6,259   $  6,273  $  6,388  $  6,366  $  6,205
Short-term borrowings                  2,610     1,775     2,239     1,994      2,405     2,842     2,573     2,278
Long-term borrowings                     254       254       254       258        266       286       297       298
Non-interest bearing liabilities       1,903     1,786     1,785     1,792      1,718     1,612     1,578     1,521
Common stockholders' equity            1,094     1,064     1,017     1,007        939       907       868       841

  Total average liabilities and
      stockholders' equity          $ 12,088  $ 10,971  $ 11,501  $ 11,310   $ 11,601  $ 12,035  $ 11,682  $ 11,143

PER COMMON SHARE
  Net income                          $ 0.73    $ 0.05    $ 0.88    $ 0.93      $ .87     $ .80     $ .71     $ .68
  Cash dividends declared               0.25      0.25      0.25      0.25        .25       .20       .20       .15
  Market prices:
      High                                35    41        43 7/8    39 7/8     36 7/8    35        30 5/8  28 13/16
      Low                             27 1/4    34 1/2    40 3/8    35         30 5/8    26 3/4    24 3/4    21 1/2

AVERAGE COMMON SHARES AND
  COMMON STOCK EQUIVALENTS
(in thousands)                        58,927    57,898    57,358    57,247     57,087    57,010    56,871    56,705


(1) Third quarter of 1994 included a $6.0 million gain on sale of mortgage servicing.

(2) First, second, third, and fourth quarters of 1993 included credit card solicitation expenses of $9.3 million, $17.2 million, $13.7million, and $15.6 million, respectively. First, second, third, and fourth quarters of 1994 included credit card solicitation expenses of $21.4 million, $24.2 million, $24.2 million and $31.1 million, respectively. The third quarter of 1994 included a $49.0 million contract termintation fee and $33.6 million of restructuring charges. The fourth quarter of 1994 included $9.6 million of restructuring charges.

The above schedule is a tabulation of the Company's unaudited quarterly results of operations for the years ended December 31, 1994 and 1993. The Company's common shares are traded on the New York Stock Exchange under the symbol SBK. In addition, shares may be traded in the over-the-counter stock market. There were 15,503 common stockholders of record at December 31, 1994.



                   SIGNET BANKING CORPORATION AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEET

                                                                     December 31
(dollars in thousands-except per share)                          1994            1993
ASSETS
Cash and due from banks                                      $   531,747     $   463,358
Interest bearing deposits with other banks                       355,795         540,312
Federal funds sold and securities purchased under resale
  agreements                                                   1,135,821       1,075,754
Trading account securities                                       353,040         379,638
Loans held for sale                                               69,506         421,361
Securities available for sale                                  1,241,696         248,163
Investment securities (market value: 1994-$399,666, 1993-$
  1,829,231)                                                     398,783       1,769,615
Loans:
  Commercial                                                   2,472,620       2,299,973
  Credit card                                                  2,559,172       1,808,515
  Other consumer                                               2,053,461       1,297,309
  Real estate-construction                                       209,183         309,842
  Real estate-commercial mortgage                                526,956         581,529
  Real estate-residential mortgage                               191,508          71,411

    Gross loans                                                8,012,900       6,368,579
  Less:  Unearned income                                         (88,723)        (58,267)
      Allowance for loan losses                                 (220,519)       (253,313)

    Net loans                                                  7,703,658       6,056,999

Premises and equipment (net)                                     258,715         216,524
Interest receivable                                               98,557          84,118
Other assets                                                     783,911         593,380

    Total assets (Capital One Financial Corporation
      amounted to $3,072,546 and $1,991,207,
      respectively)                                          $12,931,229     $11,849,222

LIABILITIES
Non-interest bearing deposits                                $ 1,542,349     $ 1,544,852

Interest bearing deposits:
  Money market and interest checking                           1,050,176       1,039,215
  Money market savings                                         1,453,629       1,745,066
  Savings accounts                                             1,170,990         880,072
  Savings certificates                                         1,952,090       2,051,300
  Large denomination certificates                                643,054         347,820
  Foreign                                                          9,225         212,288

    Total interest bearing deposits                            6,279,164       6,275,761

    Total deposits                                             7,821,513       7,820,613
Securities sold under repurchase agreements                      875,458       1,281,645
Federal funds purchased                                          881,693         942,969
Commercial paper                                                 108,664         168,488
Bridge financing facility                                      1,300,000
Other short-term borrowings                                      146,955         232,024
Long-term borrowings                                             253,641         266,152
Interest payable                                                  31,078          28,205
Minority interest in Capital One Financial Corporation           106,900
Other liabilities                                                293,848         144,464

    Total liabilities                                         11,819,750      10,884,560

STOCKHOLDERS' EQUITY
Common Stock, par value $5 per share; Authorized
  100,000,000 shares,
  issued and outstanding 58,636,759 (1994) and
    56,608,578 (1993)                                            293,184         283,043
Capital surplus                                                  198,869         133,038
Retained earnings                                                619,426         548,581

    Total stockholders' equity                                 1,111,479         964,662

    Total liabilities and stockholders' equity               $12,931,229     $11,849,222

See notes to consolidated financial statements.

                   SIGNET BANKING CORPORATION AND SUBSIDIARIES
                         STATEMENT OF CONSOLIDATED INCOME

                                                                 Year Ended December 31
(in thousands-except per share)                                1994        1993       1992
Interest income:
  Loans, including fees:
    Commercial                                               $163,195    $157,157    $178,465
    Credit card                                               212,157     215,607     110,864
    Other consumer                                            130,513      95,273     103,948
    Real estate-construction                                   20,977      31,570      53,754
    Real estate-commercial mortgage                            47,520      44,830      46,570
    Real estate-residential mortgage                            8,399       7,634       9,801

     Total loans, including fees                              582,761     552,071     503,402
  Interest bearing deposits with other banks                   11,512      12,031      24,103
  Federal funds sold and resale agreements                     44,294      23,196      29,984
  Trading account securities                                   21,487      31,297      21,783
  Credit card loans held for securitization                    41,015      36,263
  Loans held for sale                                          13,010      16,875      14,125
  Securities available for sale                                72,696      17,064      38,233
  Investment securities-taxable                                 4,395      93,538     111,550
  Investment securities-nontaxable                             15,843      21,390      24,082

     Total interest income                                    807,013     803,725     767,262
Interest expense:
  Money market and interest checking                           23,123      22,544      27,638
  Money market savings                                         44,571      45,463      64,500
  Savings accounts                                             33,461      24,079      21,189
  Savings certificates                                         61,377      58,514     102,519
  Large denomination certificates                              14,527      10,970      13,936
  Foreign                                                      10,071       6,627         994

     Total interest on deposits                               187,130     168,197     230,776
  Securities sold under repurchase agreements                  37,712      42,193      53,586
  Federal funds purchased                                      28,182      21,793      11,975
  Other short-term borrowings                                  27,293      25,521      15,899
  Long-term borrowings                                         16,685      16,681      19,416

     Total interest expense                                   297,002     274,385     331,652

Net interest income                                           510,011     529,340     435,610
Provision for loan losses                                      14,498      47,286      67,794

Net interest income after provision for loan losses           495,513     482,054     367,816
Non-interest income:
  Credit card servicing income                                337,284     153,018     101,185
  Credit card service charges                                  73,321      63,222      31,553
  Service charges on deposit accounts                          66,141      64,471      66,971
  Trust income                                                 19,442      17,599      15,949
  Other                                                        68,436      62,808      65,330

     Non-interest operating income                            564,624     361,118     280,988
  Securities available for sale gains                           3,413       3,913      10,504
  Investment securities gains (losses)                             46         405     (17,951)

     Total non-interest income                                568,083     365,436     273,541
Non-interest expense:
  Salaries                                                    257,297     212,665     186,600
  Employee benefits                                            66,188      65,249      49,388
  Credit card solicitation                                    100,886      55,815      23,133
  Travel and communications                                    57,543      35,416      25,662
  Supplies and equipment                                       54,862      40,550      32,536
  External data processing services                            50,026      36,578      31,138
  Occupancy                                                    47,059      40,192      38,899
  Contract termination                                         49,000
  Restructuring charges                                        43,212
  Other                                                       120,350     111,851     111,883

     Total non-interest expense                               846,423     598,316     499,239

Income before income taxes (Capital One Financial
  Corporation amounted to $146,827, $170,854 and $48,864,
  respectively)                                               217,173     249,174     142,118
Applicable income taxes                                        67,339      74,760      32,918

Net income                                                   $149,834    $174,414    $109,200

Earnings per common share                                    $   2.59    $   3.06    $   1.96
Cash dividends declared per share                                1.00         .80         .45
Average common shares outstanding                              57,863      56,920      55,727

See notes to consolidated financial statements.

                   SIGNET BANKING CORPORATION AND SUBSIDIARIES
                      STATEMENT OF CONSOLIDATED CASH FLOWS

                                                                        Year Ended December 31
(in thousands)                                                  1994              1993              1992
Operating Activities
  Net Income                                                $    149,834     $    174,414     $    109,200
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                    14,498           47,286           67,794
     Provision and writedowns on foreclosed property               1,536            7,852           17,170
     Depreciation and amortization                                44,055           37,073           35,178
     Investment securities (gains) losses                            (46)            (405)          17,951
     Securities available for sale gains                          (3,413)          (3,913)         (10,504)
     (Increase) decrease in interest receivable                  (14,439)          16,734           (4,355)
     Increase in other assets                                   (198,905)         (63,663)         (58,226)
     Increase (decrease) in interest payable                       2,873              595          (12,597)
     Increase in other liabilities                               268,010           23,075            6,363
     Proceeds from securitization of credit card
       loans                                                   2,393,936        2,283,329
     Proceeds from sales of loans held for sale               24,555,822       11,518,162       21,628,906
     Purchases and originations of loans held for
       sale                                                  (26,597,903)     (14,007,768)     (21,709,180)
     Proceeds from sales of trading account
       securities                                             15,691,014       13,184,093       10,706,397
     Purchases of trading account securities                 (15,654,476)     (12,895,420)     (11,186,538)
     Decrease in receivable from security sales                                                    773,595
       Net cash provided by operating activities                 652,396          321,444          381,154
Investing Activities
  Proceeds from sales of investment securities                                                      13,225
  Proceeds from sales of securities available for sale         1,380,809           62,354          262,949
  Proceeds from maturities of investment securities               64,542          519,509          380,335
  Proceeds from maturities of securities available for
    sale                                                       2,289,363           46,239          397,115
  Purchases of securities available for sale                  (3,188,560)          (6,000)        (400,330)
  Purchases of investment securities                            (213,057)        (218,197)        (591,832)
  Net increase in loans                                       (1,689,940)        (596,509)         (79,929)
  Recoveries of loans previously charged-off                      28,783           35,310           23,340
  Purchases of premises and equipment                            (75,210)         (44,526)          (8,234)
       Net cash used by investing activities                  (1,403,270)        (201,820)          (3,361)
Financing Activities
  Net increase (decrease) in deposits                                900           (2,701)        (657,224)
  Net decrease (increase) in short-term borrowings               687,644         (370,714)       1,403,383
  Repayment of long-term debt                                    (12,511)         (31,810)          (1,059)
  Proceeds from issuance of common stock                          75,972            9,203           26,625
  Payment of cash dividends                                      (57,192)         (45,058)         (24,768)
       Net cash provided (used) by financing
         activities                                              694,813         (441,080)         746,957
  (Decrease) increase in cash and cash equivalents               (56,061)        (321,456)       1,124,750
Cash and cash equivalents at beginning of year                 2,079,424        2,400,880        1,276,130
Cash and cash equivalents at end of year                    $  2,023,363     $  2,079,424     $  2,400,880
Supplemental disclosure
  Interest paid                                             $    294,130     $    273,790     $    344,249
  Income taxes paid                                               47,091           48,520           29,857

See notes to consolidated financial statements.

                   SIGNET BANKING CORPORATION AND SUBSIDIARIES
            STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

                                                                 Common Stock        Capital      Retained
(dollars in thousands-except per share)                      Shares       Amount     Surplus      Earnings


Balance December 31, 1991                                  27,017,550    $135,088    $104,473    $ 471,990

Net income                                                                                         109,200
Issuance of Common Stock                                      963,274       4,816      21,809
Cash dividends - Common Stock-$ .45 a share                                                        (24,768)
Change in valuation allowance-marketable equity securities                                           4,024

Balance December 31, 1992                                  27,980,824     139,904     126,282      560,446

Net income                                                                                         174,414
Issuance of Common Stock                                      489,283       2,447       6,756
Cash dividends - Common Stock-$ .80 a share                                                        (45,058)
Change in valuation allowance-marketable equity securities                                            (529)
Two-for-one common stock split                             28,138,471     140,692                 (140,692)

Balance December 31, 1993                                  56,608,578     283,043     133,038      548,581

ADJUSTMENT TO BEGINNING BALANCE FOR CHANGE IN
  ACCOUNTING METHOD FOR NET UNREALIZED GAINS ON
  SECURITIES AVAILABLE FOR SALE, NET OF TAX OF $16,147                                              29,987
NET INCOME                                                                                         149,834
ISSUANCE OF COMMON STOCK:
  RELATED TO ACQUISITION                                    1,514,286       7,571      51,708
  OTHER                                                       513,895       2,570      14,123
CASH DIVIDENDS - COMMON STOCK-$1.00 A SHARE                                                        (57,192)
CHANGE IN NET UNREALIZED LOSSES ON SECURITIES
  AVAILABLE FOR SALE, NET OF TAX BENEFIT OF $27,880                                                (51,784)
BALANCE DECEMBER 31, 1994                                  58,636,759    $293,184    $198,869    $ 619,426

See notes to consolidated financial statements.

                  SIGNET BANKING CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS-EXCEPT PER SHARE)

A
SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of Signet Banking Corporation and subsidiaries ("Signet" or the "Company") are prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

    CONSOLIDATION AND RECLASSIFICATIONS: The consolidated financial statements include the accounts of Signet, including Signet Bank/Virginia, Signet Bank/Maryland, Capital One Financial Corporation and Signet Bank N.A., its principal subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain prior years' amounts have been reclassified to conform to the 1994 presentation.

    STATEMENT OF CONSOLIDATED CASH FLOWS: Cash and cash equivalents, as presented in the statement of cash flows, includes cash and due from banks, interest bearing deposits with other banks and federal funds sold and securities purchased under resale agreements. During 1994 and 1993, $10,112 and $26,238, respectively, was transferred from loans to foreclosed property. During 1994, $388of loans were originated to facilitate the sale of foreclosed properties. During 1993, no loans were originated to facilitate the sale of foreclosed properties. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994. At adoption, securities totaling $1,509,328 were reclassified from investment securities to securities available for sale. An after-tax gain of $29,987 is carried as a component of retained earnings, representing the unrealized gain in securities available for sale at adoption.

    TRADING INSTRUMENTS: Financial instruments (including trading account securities and derivatives) used for trading purposes are recorded in the consolidated balance sheet at fair value at the reporting date. Realized and unrealized changes in fair values are recognized in other non-interest income (trading profits (losses)) in the period in which the changes occur. Trading instruments included in the consolidated balance sheet are comprised primarily of government securities and asset-backed securities. Interest revenue arising from these trading instruments is included in the statement of consolidated operations as part of total interest income. The net loss on all trading activities recorded in trading profits in 1994 was $268. Net unrealized income on all trading activities decreased $4,988 from an unrealized gain of $3,309 at December 31, 1993 to an unrealized loss of $1,679 at December 31, 1994.

    SECURITIES AVAILABLE FOR SALE: Securities available for sale represent those securities not classified as either investment securities or trading account securities. Securities available for sale includes securities for which the primary objective is to realize a holding gain and/or securities held for indefinite periods of time and not intended to be held until maturity. Securities held for indefinite periods of time include securities that may be sold in response to changes in interest rates and/or significant prepayment risk. Securities available for sale are carried at market value, with unrealized gains and losses recorded in retained earnings. When securities are sold, the adjusted cost of the specific certificate sold is used to compute gains or losses on the sale.

    The Company adopted SFAS No. 115 in 1994. At adoption, securities totaling $1,509,328 were reclassified from investment securities to securities available for sale. An after-tax gain of $29,987 was carried as a component of retained earnings, representing the unrealized gain in securities available for sale at adoption. During 1994, the fair value of these securities declined $51,784 to an after-tax unrealized loss of $21,787 at December 31, 1994.

    LOANS HELD FOR SALE: Loans held for sale are carried at the lower of aggregate cost or market value.

    INVESTMENT SECURITIES: When securities are purchased and at each balance sheet date, they are classified as investment securities if it is management's positive intent and ability to hold them until maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, both computed by the effective yield method. The Company adopted SFAS No. 115 in 1994 as noted in the Securities Available For Sale discussion above.

    LOANS: Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. It is management's practice to cease accruing interest on commercial and real estate loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection. Credit card loans typically are charged off when the loan is six months past due and a minimum payment has not been received for 60 days, while other consumer loans typically are charged off when the loan is six months past due. Loan origination and commitment fees and certain direct loan origination costs are deferred and generally amortized as an adjustment of the related loans' yield over the contractual life of the related loans except for certain loans (e.g., home equity line) which consider anticipated prepayments in establishing an economic life. Credit card loan annual membership fees and direct origination costs are deferred and amortized over one year on a straight-line basis. Deferred fees (net of deferred costs) were $33,690 and $15,449 at December 31,1994 and 1993, respectively.

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

    The Company will adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," in 1995. This statement sets forth the appropriate method of computing the allowance for loan losses for impaired loans, but does not give guidance on the overall allowance adequacy. Impaired loans will be measured at the present value of their expected future cash flows by discounting those cash flows at the loan's effective interest rate, or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. The difference between the value of the loan and the loan balance is recorded as an allowance for loan losses. The new statement also requires that troubled debt restructurings involving a modification of terms be remeasured on a discounted basis. The Company is currently evaluating the impact that SFAS No. 114 will have on the Company. However, management does not expect that this statement will have a materially adverse impact on the Company's future results of operations and financial position.

    PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less allowances for depreciation and amortization ($208,476 at December 31, 1994; $188,845 at December 31, 1993). Depreciation and amortization expense are computed generally by the straight-line method. Interest costs relating to the construction of major operating facilities are capitalized using a weighted average rate.

    FORECLOSED PROPERTY: Real estate acquired in satisfaction of a loan and in-substance foreclosures are included in other assets, and stated at the lower of
(1) fair value minus estimated costs to sell; or (2) cost, defined as the fair value of the asset on the date of foreclosure or classification into in substance foreclosure. A foreclosed property reserve was maintained for subsequent valuation adjustments on a specific property basis as part of the Accelerated Real Estate Reduction Program. The reserve was eliminated at the end of 1994. In substance foreclosures are properties in which the borrower has little or no equity in the collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower either effectively abandons control of the property or the borrower has retained control of the property but the ability to rebuild equity based on current financial conditions is considered doubtful.

    INTANGIBLE ASSETS: Goodwill, representing the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over periods not exceeding fifteen years. Other acquired intangible assets such as deposit base intangibles and purchased credit card relationships are amortized on a straight-line basis over the expected periods of benefit.

    PREFERRED STOCK: The Company is authorized to issue, in series, up to 5,000,000 shares of Preferred Stock with a par value of $20 per share.

    RISK MANAGEMENT INSTRUMENTS: The Company enters into a variety of interest rate contracts-including futures contracts and interest rate swaps, caps and floors to manage its interest rate exposure. These instruments are not marked to market. Related income or expense including amortization of purchase premiums or settlement gains or losses are recorded as an adjustment to the yield of the related interest earning asset or interest bearing liability over the periods covered by the contracts. If an instrument is terminated, any gain or loss is deferred and amortized as an adjustment to the yield of the designated assets or liabilities over the remaining periods originally covered by the contract.

    The Company also uses interest rate swaps to manage the interest rate risk associated with securitizations. Income or expense from these swaps is recorded on an accrual basis along with securitization income in non-interest income.

    SALES AND SERVICING OF LOANS: Signet periodically securitizes and sells loans, primarily credit card receivables and residential mortgage loans. Signet's credit card securitizations are recorded as sales in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." Gains on the sale of credit card receivables are limited to the amounts related to loans existing at the time of sale and do not include amounts related to future loans expected to be sold during the reinvestment period. Due to the relatively short average life of credit card loans, no gain or loss is recorded at the time of sale. Rather, loan servicing fees, which represent credit card interest and fees in excess of interest paid to certificate holders, credit losses and other trust expenses, are recorded over the life of the transaction as earned. Transaction expenses are deferred and amortized over the reinvestment period of the transaction as a reduction of loan servicing fees.

    The majority of Signet's mortgage loan sales are in the secondary market with servicing retained. These sales are recorded in accordance with SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." The gain or loss on the sale is determined based on the difference between the carrying value of the mortgages and the sales price. When mortgage loans are sold with servicing retained and the servicing fee rate differs from a current normal servicing fee rate, the sales price is adjusted for determining the gain or loss on sale to provide for the recognition of a normal servicing fee in subsequent years.

    INCOME TAXES: Prepaid and deferred income taxes are provided for timing differences between income and expense for financial reporting purposes and for income tax purposes.

    The adoption of SFAS No. 109, "Accounting for Income Taxes," in 1993 did not have a material impact on the Company's financial position or results of operations. As permitted by SFAS No. 109, the Company elected not to restate the financial statements of any prior years.

    EARNINGS PER SHARE: Earnings per share were based on the average number of shares outstanding and applicable equivalents (stock options).



B
 CASH AND DUE
 FROM BANKS


    The domestic bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances were approximately $103,141 and $99,318 for the years ended December 31, 1994 and 1993, respectively.


C
SECURITIES AVAILABLE FOR SALE

    Securities available for sale are summarized as follows:

                                                                   Gross        Gross
                                                                 Unrealized   Unrealized      Fair
                                                      Cost         Gains        Losses        Value
December 31, 1994
U.S. Government and agency obligations-
  Mortgage-backed securities                     $  633,338                  $ (26,335)    $  607,003
  Other                                             461,140       $   11        (3,274)       457,877
Obligations of states and political subdivisions        110            6                          116
Other                                               184,703        1,603        (9,606)       176,700
                                                 $1,279,291       $1,620     $ (39,215)    $1,241,696
December 31, 1993

U.S.Government and agency obligations-

Mortgage-backed securities                         $ 47,672       $3,123                   $   50,795
  Other                                             199,641        1,484                      201,125
Other                                                   850                                       850
                                                   $248,163       $4,607                   $  252,770
December 31, 1992

U.S. Government and agency obligations-
Mortgage-backed securities                         $146,880       $8,889                   $  155,769
  Other                                             199,208          292                      199,500
Other                                                   755                                       755

                                                   $346,843       $9,181                   $  356,024

    The book and market values of securities available for sale by contractual maturity, except mortgage-backed securities for which an average life is used, at December 31, 1994 are shown below:

                                                        Fair
                                           Cost         Value
Due in one year or less                $  384,798    $  383,893
Due after one year through five years     386,338       369,280
Due after five years through ten years    394,971       383,651
Due after ten years                       113,184       104,872

                                       $1,279,291    $1,241,696

    Securities available for sale with aggregate book values of approximately $623,743, $198,619, and $341,050 at December 31, 1994, 1993 and 1992,
respectively, were pledged to secure public deposits, repurchase agreements and other banking transactions. Proceeds from sales of securities available for sale during 1994, 1993 and 1992 were $1,380,809, $62,354, and $262,949, respectively.
Gross gains of $6,152, $3,913 and $10,984, and gross losses of $2,739, $-0- and $480 were realized on those sales for 1994, 1993 and 1992, respectively.

D
INVESTMENT SECURITIES

    Investment securities are summarized as follows:

                                                                        Gross         Gross
                                                                     Unrealized    Unrealized       Fair
DECEMBER 31, 1994                                        Cost          Gains         Losses         Value
U.S. Government and agency obligations-
  Mortgage-backed securities                          $   75,174                   $  (1,867)   $   73,307
  Other                                                   74,550                      (1,894)       72,656
Obligations of states and political subdivisions         173,571       $ 5,920           (24)      179,467
Other                                                     75,488                      (1,252)       74,236
                                                      $  398,783       $ 5,920     $  (5,037)   $  399,666



December 31, 1993

U.S. Government and agency obligations-
  Mortgage-backed securities                          $  461,345       $ 4,843    $      (37)   $  466,151
  Other                                                  925,225        39,263            (6)      964,482
Obligations of states and political subdivisions         258,815        18,690           (49)      277,456
Other                                                    124,230         1,797        (4,885)      121,142
                                                      $1,769,615       $64,593    $   (4,977)   $1,829,231


December 31, 1992

U.S. Government and agency obligations-
  Mortgage-backed securities                          $  755,506       $ 9,673    $      (31)   $  765,148
  Other                                                  868,272        14,666            (5)      882,933
Obligations of states and political subdivisions         291,727        24,553          (435)      315,845
Other                                                    157,957         2,205       (15,313)      144,849

                                                      $2,073,462       $51,097    $  (15,784)   $2,108,775

    The book and market values of investment securities by contractual maturity, except mortgage-backed securities for which an average life is used, at December 31, 1994 are shown below:

                                                    Fair
                                         Cost       Value
Due in one year or less                $ 29,532    $ 29,935
Due after one year through five years   254,409     253,713
Due after five years through ten years  101,153     101,575
Due after ten years                      13,689      14,443

                                       $398,783    $399,666

    Investment securities with aggregate book values of approximately $264,775, $1,460,790 and $1,529,001 at December 31, 1994, 1993 and 1992, respectively, were pledged to secure public deposits, repurchase agreements and other banking transactions. Proceeds from sales of investment securities during 1994, 1993 and 1992 were $-0-, $-0- and $13,225, respectively. Gross gains of $113, $534 and $3,132 and gross losses of $67, $129 and $4,083 were realized on those sales and called securities for 1994, 1993 and 1992, respectively.

E
ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR FORECLOSED PROPERTY

    The following is a summary of changes in the allowance for loan losses:


                                             Year Ended December 31
                                         1994         1993         1992
Balance at beginning of year           $253,313     $265,536     $329,371
Provision for loan losses                14,498       47,286       67,794
Net deduction arising in
 purchase/sale transactions             (1,542)      (2,902)
Losses                                   74,533       91,917      154,969
Recoveries                               28,783       35,310       23,340

  Net loan losses                        45,750       56,607      131,629

Balance at end of year                 $220,519     $253,313     $265,536

    Following is a summary of changes in the reserve for foreclosed property:


                                             Year Ended December 31
                                         1994        1993         1992
Balance at beginning of year           $ 5,742     $ 10,625     $ 41,632
Additions (reductions) to reserve
charged (credited) to expense           (1,764)       7,405       15,503
Writedowns of foreclosed property       (3,978)     (12,288)     (46,510)

Balance at end of year                 $     0     $  5,742     $ 10,625



F
NON-PERFORMING ASSETS

    Following is a summary of non-performing assets at December 31, 1994 and 1993 along with the interest recorded as income in 1994 and 1993 on the year-end non-accrual and restructured loans, as well as the interest income for the same respective periods which would have been recorded had the loans performed in accordance with their original terms:

                              Non-Accrual   Restructured    Foreclosed
                                Loans          Loans        Properties         Total
1994
Aggregate recorded investment   $25,056      $1,000          $22,480          $ 48,536
Interest at contracted rates      3,301          82                              3,383
Interest recorded as income         424          82                                506

1993
Aggregate recorded investment   $68,854      $5,079          $42,553          $116,486
Interest at contracted rates      5,761       1,738                              7,499
Interest recorded as income       2,152         352                              2,504

    Foreclosed properties were net of a $5,742 reserve at December 31, 1993 and included $887 and $10,357 of in substance foreclosed properties at December 31, 1994 and 1993, respectively.

G

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS

    Following is a summary of short-term borrowings for the years ended December 31, 1994, 1993 and 1992:

                                       Maximum                                                   Average
                                     Outstanding                                  Weighted      Interest
                                        at Any     Outstanding     Average         Average       Rate at
                                      Month End    at Year End   Outstanding    Interest Rate   Year End
1994
  Repurchase agreements              $1,218,035    $  875,458      $1,015,595         3.7%          4.5%
  Federal funds                       1,273,862       881,693         662,289         4.3           4.6
  Commercial paper                      147,372       108,664         126,903         3.6           5.3
  Bridge Financing Facility           1,700,000     1,300,000         175,342         7.1           6.6
  Other short-term borrowings           342,054       146,955         175,178         5.8           5.4

  Total                                            $3,312,770     $2,155,307         4.3%          5.8%

1993
  Repurchase agreements              $1,674,044    $1,281,645     $1,337,553         3.2%          2.5%
  Federal funds                       1,043,546       942,969        705,654         3.1           3.1
  Commercial paper                      174,552       168,488        144,129         2.5           3.0
  Other short-term borrowings           459,346       232,024        338,276         6.5           6.2

  Total                                            $2,625,126     $2,525,612         3.5%          3.2%

1992

  Repurchase agreements               $2,236,469    $2,236,469    $1,450,036         3.7%          2.9%
  Federal funds                          465,972       465,972       343,799         3.5           2.6
  Commercial paper                       140,681       125,126       128,134         2.9           2.3
  Other short-term borrowings            343,088       168,273       163,904         7.5           7.2

  Total                                             $2,995,840    $2,085,873         3.9%          3.4%

    The weighted average interest rate is calculated by dividing annual interest expense by the daily average outstanding principal balance.

    In connection with the Separation (described in Note T), Capital One Bank obtained a syndicated bank loan facility (the "Bridge Financing Facility") of $1.75 billion on a non-revolving basis (another $500 million remains available on a revolving basis over the 364-day term of the facility) to meet its interim funding and liquidity needs. The initial amount of borrowing under the Bridge Financing Facility was approximately $1.7 billion at 60 basis points over LIBOR before financing costs. In December 1994, Capital One reduced the Bridge Financing Facility by $400 million through new funding sources, primarily large denomination certificates. In early 1995, the Bridge Financing Facility was further reduced by bank notes with longer maturities. It is Capital One management's intent to replace this funding source during the first half of 1995.

    Below is data concerning reverse repurchase agreements under which the amount at risk with the listed counterparties exceeded 10% of the Company's stockholders' equity at December 31, 1994:

                                                                                                Weighted
             Type                  Name of Counterparty         Amount at Risk              Average Maturity
       Reverse Repurchase             Chemical Bank                $115,469                 February 7, 1995
           Agreement

H
LONG-TERM BORROWINGS

    Long-term borrowings consisted of the following:

                                      December 31
                                   1994         1993
7 3/4% Senior Debentures                     $ 11,900

Notes and mortgages (5-11 3/5%) $  3,641        4,252

Subordinated notes:
  9 5/8% due 1999                100,000      100,000
  Floating Rate due 1998         100,000      100,000
  Floating Rate due 1997          50,000       50,000

                                 250,000      250,000

                                $253,641    $ 266,152

    The Senior Debentures were redeemable at the option of the Company, at par. On February 1, 1994, Signet called for redemption the remaining $11,900 of Senior Debentures.

    The Company has $100,000 principal amount of unsecured 9 5/8% Subordinated Notes due in 1999. Interest on the Notes is payable semiannually on June 1 and December 1 of each year. The Notes will mature on June 1, 1999. The Notes are not redeemable prior to maturity.

    The Company has $100,000 principal amount of Floating Rate Subordinated Notes due in 1998. The Notes are redeemable at the option of the Company at their principal amount plus accrued interest. The interest rate is determined quarterly based on the London interbank offered quotations for three-month U.S. dollar deposits.

    The Company has $50,000 principal amount of Floating Rate Subordinated Notes due in 1997. The Notes are redeemable at the option of the Company at their principal amount plus accrued interest. The interest rate is determined quarterly based on the London interbank offered quotations for three-month U.S. dollar deposits.

    Premises stated at approximately $4,504 at December 31, 1994 are subject to liens relating to notes and mortgages.

    Maturities of long-term borrowings in the aggregate for the next five years are as follows:


      1995    $616      1997    $ 50,290      1999    $100,313
      1996     273      1998     100,297



I
COMMON
STOCK

    At December 31, 1994, the Company had reserved 4,105,573 shares of its Common Stock for issuance in connection with stock option, employee and investor stock purchase plans.

    The following is a summary of the number of shares of common stock issued:


                                                    Year Ended December 31
                                                1994          1993        1992

Acquisition of Pioneer Financial Corporation  1,514,286
Two-for-one stock split                                   28,138,471
Stock issuance                                                          626,372
Investor stock purchase plan                    263,180      166,224    123,508
Employee stock purchase plan                    114,057       76,344     63,760
Stock option plan                               136,658      246,715    147,433
Other                                                                     2,201

  Total                                       2,028,181   28,627,754    963,274

    Under the Investor Stock Purchase Plan, 935,923 shares of Common Stock were reserved at December 31, 1994. The plan provides that the price of the Common Stock will be 95% of market value at the time of purchase through dividend reinvestment and 100% of market value at the time of purchase through optional cash contributions.

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

J
EMPLOYEE BENEFIT PLANS

    The Company and its subsidiaries have a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's career average earnings. The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time. Approximately 75% of the plan assets at December 31, 1994 were invested in listed stocks and bonds. Another 23% is invested in a money market fund sponsored by Signet Trust Company (a subsidiary of the Parent Company). Net periodic pension cost included the following components:


                                                    1994       1993       1992
Service cost-benefits earned during the period    $ 7,379    $ 6,505    $ 5,737
Interest cost on projected benefit obligation       6,737      6,482      5,873
Actual return on plan assets                        5,548     (3,532)    (4,477)
Net amortization and deferral                     (14,256)    (5,435)    (4,097)
  Net periodic pension cost                       $ 5,408    $ 4,020    $ 3,036



    The following sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet:

                                                      December 31
                                                    1994        1993
Actuarial present value of benefit obligations:
  Vested benefit obligation                      $ (95,548)   $(87,063)
  Accumulated benefit obligation                 $(103,370)   $(93,249)
  Projected benefit obligation                   $(103,370)   $(93,249)
Plan assets, at fair value                         104,707      89,979
Plan assets in excess (less than) of
  projected benefit obligation                       1,337      (3,270)
Unrecognized net asset                              (5,966)     (6,962)
Unrecognized prior service cost                      2,293       2,844
Unrecognized net loss                               25,406      13,965
Additional minimum liability                                    (9,847)
Net pension asset (liability)                    $  23,070    $ (3,270)

Assumptions used were as follows:
                                           1994     1993      1992

Discount rates                            8.50%     7.25%     8.25%
Rates of increase in compensation
  levels of employees                     5.00      5.00      5.75
Expected long-term rate of return
  on plan assets                          8.75      8.75      8.75

    Effective January 1, 1993, the Company adopted a cash balance pension plan. The plan will enable the Company to better project its future pension costs.

    The Company sponsors a contributory savings plan and a profit sharing plan. The savings plan allows substantially all full-time employees to participate while the profit sharing plan allows participation after satisfaction of service requirements. The Company matches a portion of the contribution made by employees, which is based upon a percent of defined compensation, to the savings plan. The profit sharing contribution is based upon the income of the Company. The Company's expense was $23,729, $22,235, and $15,881 in 1994, 1993 and 1992
under these plans, respectively.

    At December 31, 1994, employees of the Company held options to purchase 1,060,331 common shares at an average option price of $21.35 per share. These options expire on various dates beginning February 6, 1995 and ending October 31, 2004. At the time options are exercised, proceeds from the shares issued are credited to capital and no charges or credits to income are made with respect to any of the options. As of the date of the Capital One spin-off, on February 28, 1995, the number of options outstanding and the related price per share will be adjusted. No compensation expense will be reflected in the income statement as a result of this transaction.

    Under the 1992 Stock Option Plan, options for the purchase of up to 2,000,000 shares of Common Stock may be granted to key personnel at prices not less than the market price per share on the date of grant, and are exercisable not more than ten years from the date of grant. At December 31, 1994 and 1993, options to purchase 1,179,371 and 1,397,498 shares, respectively, of Common Stock were available for future grants.

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


    On February 22, 1994, the Company adopted the 1994 Stock Incentive Plan. Under the plan, employees holding management positions with the Company can be awarded Restricted Stock or Incentive Stock at the discretion of a committee of three Directors of the Company when performance goals are achieved. The 1994 plan authorizes the reservation of 300,000 shares of Common Stock, however, no stock had been reserved or issued at December 31, 1994.

    A summary of changes, under several plans, in shares of Common Stock under option for the years 1994, 1993 and 1992 is as follows:

                                                       Option Price
                                       Shares            Per Share

Outstanding December 31, 1991        1,437,140         $ 3.72-18.63
  Granted                              330,872          13.53-22.84
  Exercised                           (503,330)          3.72-17.06
  Cancelled                            (49,314)          6.50-17.06

Outstanding December 31, 1992        1,215,368           3.72-22.84
  Granted                              306,666          23.72-31.25
  Exercised                           (446,032)          3.72-23.72
  Cancelled                            (42,494)         12.72-23.72

Outstanding December 31, 1993        1,033,508           3.72-31.25
  GRANTED                              219,027          33.75-42.50
  EXERCISED                           (191,304)          3.72-36.56
  CANCELLED                               (900)               36.56

OUTSTANDING DECEMBER 31, 1994        1,060,331         $ 3.72-42.50


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

    The Company sponsors postretirement defined benefit plans that provide medical and life insurance benefits to retirees. Employees who retire after age 55 with 10 years of service are eligible to participate. The postretirement health care plan is contributory for participants who retire after June 1, 1991 with retiree contributions adjusted annually and contains other cost sharing features such as deductibles and coinsurance. The life insurance is noncontributory. The accounting for the health care plan anticipates future cost sharing changes to the written plan that are consistent with the Company's expressed intent to increase retiree contributions annually in accordance with increases in health care costs. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

    In 1993, the Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions." The effect of adopting the new rules increased 1993 net periodic postretirement benefit cost by $4,571. Postretirement benefit cost for 1992, which was recorded on a cash basis, has not been restated.


    The following table sets forth the plans' combined funded status reconciled with the amount shown in the Company's consolidated balance sheet:

                                                         December 31
                                                      1994         1993
Accumulated postretirement benefit obligation:
Retirees                                           $(33,918)     $(35,105)
Fully eligible active plan participants              (2,146)       (2,220)
Other active plan participants                      (11,016)      (14,475)
                                                    (47,080)      (51,800)
Plan assets at fair value, primarily
  listed stocks and bonds                             4,957         5,245
Accumulated postretirement benefit
  obligation in excess of plan assets               (42,123)      (46,555)
Unrecognized transition obligation                   32,390        39,525
Unrecognized net (gain) loss                        (10,644)        1,919
Accrued postretirement benefit cost                $(20,377)     $ (5,111)


    Net periodic postretirement benefit cost includes the following components:

                                                       Year Ended
                                                       December 31
                                                     1994        1993

Service cost                                        $1,457      $1,230
Interest cost                                        3,758       3,800
Actual return on plan assets                           (74)       (133)
Amortization of transition obligation over 20 years  2,010       2,080
Net amortization and deferral                         (385)       (366)

Net periodic postretirement benefit cost            $6,766      $6,611

    For measurement purposes, a 11% and 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994 for participants under 65 years of age and 65 years and over, respectively; the rate was assumed to decrease gradually to 6.50% in 2005 and remain at that level thereafter. For 1993, a 13% and 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for participants under 65 years of age and 65 years and over, respectively; the rate was assumed to decrease gradually to 5.25% in 2007 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plans as of December 31, 1994 and 1993 by $6.9 million and $6.1 million, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 and 1993 by $.6 million.

    The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.50% and 7.25% for 1994 and 1993, respectively. The expected long-term rate of return on plan assets, after estimated income taxes, was 8.75% for both periods.

    In November 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was issued establishing accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Postemployment benefits are all types of benefits including salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits and continuation of benefits such as health care benefits and life insurance coverage. Employers were required to recognize the obligation to provide such benefits on an accrual basis for fiscal years beginning after December 15, 1993, instead of recognizing an expense for these benefits when paid. The Company elected to adopt this accounting standard in 1993. No related expense was reported in 1994. The related expense reflected on the 1993 income statement was approximately $6.0 million.

    Effective April 1, 1993, the Company adopted a Flexible Benefits Plan for its employees. The plan allows employees to select their benefit options, including medical coverage, disability insurance and paid leave. The plan enables the Company to better manage its rising health care costs, as well as provide employees more choice in the selection of their benefits package.

    As described in Note M, Signet implemented a comprehensive improvement plan in 1994. As a result of restructuring the Company, charges of $9.0 million and $10.5 million relating to the pension plan and postretirement benefits other than pensions, respectively, were incurred and reported on the income statement as restructuring charges in 1994.

K
DIVIDENDS AND OTHER
RESTRICTIONS

    Certain regulatory restrictions exist regarding the ability of the subsidiaries to transfer funds to the Parent Company in the form of cash dividends, loans or advances. At December 31, 1994, approximately $143,926, $40,087, $15,370 and $2,655 of the retained earnings of Signet Bank/Virginia, Signet Bank/Maryland, Signet Bank N.A. and Signet Trust Company, respectively, and approximately $8,583 of the retained earnings of the nonbank subsidiaries were available for payment of dividends to the Parent Company, without prior approval by regulatory authorities. The regulatory authorities may also consider factors such as the level of current and expected earnings stream, maintenance of an adequate loan loss reserve and an adequate capital base when determining amounts available for the payment of dividends. The restricted net assets of the domestic bank subsidiaries amounted to $458,247 at December 31, 1994.

L
INCOME TAXES

    Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated. As permitted by SFAS 109, the Company has elected not to restate the financial statements of any prior years. The effect of the change on pretax income from continuing operations for the year ended December 31, 1993, and the cumulative effect of the change as of January 1, 1993, were not material.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                 December 31
                                             1994           1993
Deferred tax assets:
  Allowance for loan losses               $ 79,788       $ 92,268
  Foreclosed property                        6,224          9,589
  Unrealized losses on securities           11,733
  Other                                     38,593         23,159

   Total deferred tax assets               136,338        125,016
Deferred tax liabilities:
  Leasing                                   81,838         63,671
  Other                                     33,761         21,162
   Total deferred tax liabilities          115,599         84,833
   Net deferred tax assets                $ 20,739       $ 40,183


    Differences between applicable income taxes (benefit) and the amount computed by applying statutory income tax rates are summarized as follows:

                                               Year Ended December 31
                                        1994           1993           1992
                                      LIABILITY      Liability      Deferred
                                        METHOD        Method         Method

Amounts at statutory rates
  (35% in 1994 and 1993, 34% in 1992)   $76,011      $87,211       $ 48,320
Effect of:
  Tax exempt income                      (8,582)      (9,913)       (11,403)
  Alternative minimum tax                                            (6,303)
  State taxes net of federal benefit      2,248        2,066          1,101
  Other                                  (2,338)      (4,604)         1,203
Applicable income taxes                 $67,339      $74,760       $ 32,918
Taxes currently payable                 $33,156      $58,201       $ 15,989
Deferred income taxes                    34,183       16,559         16,929
Applicable income taxes                 $67,339      $74,760       $ 32,918

    Applicable income taxes include $1,243 in 1994, $1,513 in 1993 and ($2,532) in 1992 relating to securities available for sale gains and investment securities gains (losses).

    The components of the deferred tax expense resulting from timing differences are as follows:

                                                     Year Ended
                                                     December 31
                                                        1992

Allowance for loan losses                             $ 20,681
Foreclosed property                                      2,784
Alternative minimum tax                                (12,374)
Leasing                                                  8,790
Depreciation                                              (521)
Other                                                   (2,431)
                                                      $ 16,929

    The components of income tax expense are as follows:

                              Year Ended December 31
                1994                 1993                  1992
           LIABILITY METHOD     Liability Method      Deferred Method
          CURRENT   DEFERRED   Current   Deferred   Current    Deferred

Federal   $34,396   $29,484    $57,960   $13,621    $15,694    $15,555
State      (1,240)    4,699        241     2,938        295      1,374
          $33,156   $34,183    $58,201   $16,559    $15,989    $16,929


M
RESTRUCTURING CHARGES AND CONTRACT TERMINATION CHARGE

    With the anticipated Capital One spin-off, Signet began a major refocus on its core businesses. In the third quarter of 1994, Signet's Board of Directors approved a comprehensive core bank improvement plan aimed at reducing Signet's efficiency ratio through cost reductions and revenue initiatives in order to enhance its competitive position. This impacted employees and operations throughout the organization. The consolidated statement of income includes a pre-tax charge of $43.2 million related to the plan. The charge includes approximately $15.6 million primarily for increased retiree medical and pension benefits related to an early retirement program in which 225 employees participated, approximately $13.0 million of accelerated retiree medical and pension expense and anticipated severance benefits for approximately 750 employees, and approximately $14.6 million related to the writedown of bank-owned properties and lease termination costs due to the expected abandonment of facilities resulting from the reduction in employees. As of December 31, 1994, Signet had reduced the restructuring liability by approximately $1.8 million for severance payments to approximately 400 employees, $.6 million for payments made under the early retirement program and approximately $5.9 million for lease termination and other facilities related costs.

    Also, in conjunction with the anticipated Capital One spin-off, Signet recorded a special pre-tax charge of $49.0 million for terminating data processing contracts related to the credit card business in 1994. As the contract termination charge was paid in 1994, no related liability remains.

N
OTHER NON-INTEREST INCOME AND EXPENSE

    The following schedule represents the items comprising other non-interest income and expense:
                                                  Year Ended December 31
                                           1994            1993           1992

Other non-interest income:
  Mortgage servicing and origination     $ 18,661       $ 24,210       $ 16,529
  Other service charges and fees           15,112         16,260         17,540
  Gain on sale of mortgage servicing        6,000
  Trading profits (losses)                   (268)        (1,396)        11,193
  Other                                    28,931         23,734         20,068
   Total                                 $ 68,436       $ 62,808       $ 65,330
Other non-interest expense:
  Professional services                  $ 26,108       $ 16,159       $ 14,278
  FDIC assessment                          16,754         18,253         18,769
  Public relations, sales and
    advertising                            16,662         17,213          7,868
  Credit and collection                    11,646         10,619          9,231
  Taxes and licenses other than
    payroll and income                      3,448          2,962          1,966
  Insurance                                 1,783          2,030          2,069
  Other                                    43,949         44,615         57,702
   Total                                 $120,350       $111,851       $111,883

O
OFF-BALANCE SHEET ITEMS AND CONTINGENT LIABILITIES

    The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of customers, to reduce its own exposure to fluctuations in interest rates and to participate in trading activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit and mortgages sold with recourse. These financial instruments also include the following derivative financial instruments: forward and futures contracts, options and interest rate swaps, caps and floors. These instruments involve, to varying degrees, elements of credit or interest rate risk in excess of the amount recognized in the balance sheet. The Company is also a party to derivative financial instruments that do not have off-balance sheet credit risk (e.g. options written and interest rate caps and floors written). The contract or notional amounts of these instruments shown in the Table represent the extent of involvement the Company has in particular classes of financial instruments at December 31, 1994 and 1993.


Off-Balance Sheet Items                                  December 31
(in millions)                                        1994          1993

Financial instruments whose contract amounts
  represent credit risk:
  Commitments to extend credit (unused) - net      $11,723        $7,461
  Standby and commercial letters of credit             289           337
Derivative financial instruments held for
  trading whose contract amounts exceed
  the amount of credit risk:
  Forward and futures contracts                      2,806         4,517
  Interest rate swap agreements                        277           328
  Interest rate caps and floors and options (a)        969           696
Derivative financial instruments held for
  purposes other than trading whose contract
  amounts exceed the amount of credit
  risk:
  Forward and futures contracts                        330           200
  Interest rate swap agreements                      3,863         2,558
  Interest rate caps and floors (b)                    750         5,075


    (a) Includes purchased interest rate caps and floors and purchased options which have no credit risk of $925 and $596 at December 31, 1994 and December 31, 1993, respectively.

    (b) Includes purchased interest rate caps and floors which have no credit risk of $750 and $3,075 at December 31, 1994 and December 31, 1993, respectively.

    Commitments to extend credit include the unused portions of commitments that obligate a bank to extend credit in the form of loans, participations in loans or similar transactions. Commitments to extend credit would also include loan proceeds that a bank is obligated to advance, such as loan draws, construction progress payments, seasonal or living advances to farmers under prearranged lines of credit, rotating or revolving credit arrangements (other than credit cards and related plans), or similar transactions. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the counterparty. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Standby and commercial letters of credit are conditional commitments issued by the Company, and unless discussed otherwise, have the same characteristics as discussed for commitments. Standby letters of credit are instruments issued by the Company which represent an obligation to guarantee payments on certain transactions. If a customer defaults on loan payments, the issuer of the letter would be called upon to make payments. Standby letters of credit represent contingent liabilities; therefore, they are not included on the Company's balance sheet. Commercial letters of credit are conditional commitments on the part of a bank to provide payment on drafts drawn in accordance with the terms of a document. A commercial letter of credit is issued to specifically facilitate trade or commerce. Under the terms of a commercial letter of credit, as a general rule, drafts will be drawn when the underlying transaction is consummated as intended. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty and the particular transaction. Collateral held varies but may include accounts receivable, marketable securities, deposit accounts, inventory and property, plant and equipment. Credit risk (the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract) exists to the extent of the contract amount in the case of commitments and letters of credit. No significant losses are anticipated as a result of these transactions.

    The Company sells residential mortgage loans with recourse to the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Company (FHLMC). Credit risk exists to the extent of recourse, which totaled $18,739 and $25,976 at December 31, 1994 and 1993, respectively. Mortgages are collateralized by 1-4 family residential homes. The Company's policy is for an average 85% loan-to-value ratio upon inception of the loan. Loans above 80% have mortgage insurance.

    The Company enters into a variety of interest rate contracts-including futures and forward contracts, options, interest rate swaps, caps and floors in its trading activities and managing its interest rate exposure. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Company's credit exposure that results from entering into derivative financial instruments is limited to the current fair value of contracts with a positive fair value expected to be received from counterparties. The Company does not expect any counterparties to fail to meet their obligations.

    Futures contracts are legal agreements to buy or sell a standardized quantity of a commodity or standardized financial instrument at a specified future date and price. Futures contracts are traded on organized exchanges. Forward contracts are legal contracts between two parties to purchase and sell a specific quantity of a financial instrument or commodity at a price specified now, with delivery and settlement at a specified future date. Exchange traded futures do not have any credit risk; however, risks related to futures and forwards traded over-the-counter arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates. Failure of a counterparty would result in purchasing the underlying security in the market. While in theory futures and forwards represent obligations to make or take delivery, in fact most are closed out by taking an exact but opposite position in the same contract. Cash requirements of futures and forwards include receipt/payment of cash for the sale or purchase of the contracts.

    Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counter-parties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Interest rate corridors are tools to manage exposure to interest rate risk by maintaining a minimum spread within a specified range of rates.

    Interest rate caps are tools used to manage exposure to interest rate risk by modifying the rate sensitivity of selected liabilities by setting an upper limit on a certain interest rate index. The Company typically pays a fee for the cap and receives the amount by which the actual rate exceeds the contractual rate, if any. Interest rate floors are tools to manage exposure to interest rate risk by modifying the rate sensitivity of selected assets by setting a lower limit on a certain interest rate index. The Company typically pays a fee for the floor and receives the amount by which the contractual rate exceeds the actual rate, if any. Cash flows from swaps, caps and floors are received or paid on the established contract dates. Options are contracts that give the holder the right to buy (call) or sell (put) a specified quantity of an asset from/to the issuer of such a contract at a fixed price within a specified period of time. As a writer of options, the Company receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.

    The Company maintains active trading positions in futures and forward contracts, interest rate swaps, interest rate caps and floors and options. All positions are carried at fair value and changes in fair values are reflected in trading income as they occur. Net trading gains/(losses) in earnings on derivative financial instruments totaled ($22,168), ($1,000) and $6,721 in the years ended December 31, 1994, 1993 and 1992, respectively. The Company manages the potential credit exposure through careful evaluation of counterparty credit standing, collateral agreements and other contract provisions. The potential credit exposure from future market movements is evaluated by using models that take into consideration possible changes over time in interest rates and other relevant factors. The amounts below represent the end of period fair value and average aggregate fair values during the year for derivatives held for trading purposes as of December 31, 1994:


                                            Fair Value    Average Fair Value

Forward and futures contracts                $   576          $ (1,603)
Interest rate swaps                           (1,468)             (836)
Interest rate caps and floors and options      3,077             7,367

    The Company's principal objective in holding or issuing derivatives for purposes other than trading is asset-liability management. The operations of the Company are subject to a risk of interest-rate fluctuations to the extent there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The main objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest-rate and liquidity risk and facilitating the funding needs of the Company. To achieve that objective, the Company uses a combination of derivative financial instruments that include interest rate swaps and corridors, interest rate caps and floors and futures contracts. The majority of the asset-liability management activities involve the use of interest rate swaps whereby fixed rate assets are converted to variable rate assets or fixed rate liabilities are converted to variable rate liabilities. Derivatives held or issued for purposes other than trading are not marked to market. Related income or expense including amortization of purchase premiums or settlement gains or losses are recorded as an adjustment to the yield of the related interest earning asset or interest bearing liability over the periods covered by the contracts. The Company also uses interest rate swaps to manage the interest rate risk associated with securitizations. Income or expense from these swaps is recorded on an accrual basis along with securitization income in non-interest income. If an instrument is terminated, any gain or loss is deferred and amortized as an adjustment to the yield of the designated assets or liabilities over the remaining periods originally covered by the contract. During 1994, the Company terminated $2 billion of interest rate corridors for a $4.9 million gain and is amortizing the gain in the above prescribed manner. In addition, the Company has entered into a forward starting interest rate swap for a variable notional amount ranging from $0.6 to $4.8 billion whereby the Company pays a fixed rate of 5.875% and receives one month LIBOR from January 3, 1995 through April 13, 1995. This interest rate swap was transferred to Capital One Bank in connection with the Separation.

    The Company also acts as an intermediary in arranging interest rate swaps, caps and floors. As an intermediary, the Company becomes a principal in the exchange of interest payments between the parties and, therefore, is exposed to loss should one of the parties default. The Company minimizes the risk by performing normal credit reviews on its customers. As a writer of interest rate caps and floors, the Company receives a fee at the outset and then bears the risk of an unfavorable change in interest rates. The Company minimizes its exposure to interest rate risk by entering into offsetting positions that essentially counterbalance each other. These activities are immaterial to operations.

    At December 31, 1994, the Company has reported the balance sheet impact of derivative financial instruments in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts." FASB Interpretation No. 39 which became effective in 1994, defines the right of setoff, addresses the applicability of that general principle to forward, interest rate, option and other conditional or exchange contracts and clarifies circumstances in which it is appropriate to offset amounts recognized for those contracts in the statement of financial position. It also permits the offsetting of fair value amounts recognized for various conditional and exchange contracts executed with the same counterparty under a master netting arrangement. In the past, the Company has, in all material respects, reported the discussed instruments on a net basis; thus, the adoption of this Interpretation has an immaterial impact on the Company.

    Certain premises and equipment are leased under agreements which expire at various dates through 2051, without taking into consideration renewal options available to the lessee. Many of these leases provide for payment by the lessee of property taxes, insurance premiums, cost of maintenance and other costs. In some cases, rentals are subject to increase in relation to a cost of living index. Total rental expense amounted to approximately $21,947 in 1994, $18,541 in 1993 and $17,715 in 1992.

    Future minimum rental commitments as of December 31, 1994 for all non-cancelable operating leases with initial or remaining terms of one year or more amounted to $145,743 and rental commitments for the next five years are as follows:

1995   $21,798         1997   $19,633         1999   $12,200
1996    22,117         1998    17,230

    The Company has entered into several agreements under which certain data processing services, including management of the Company's data center and installation of various new application systems, will be provided by outside parties. The cost of these services is determined by volume considerations, in addition to an agreed base rate, for remaining terms up to seven years.

P
SECURITIZATIONS

    The Company securitized $2,398,801 of credit card receivables in 1994, $2,289,656 in 1993 and $500,000 in 1991 and 1990. These transactions were recorded as sales in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." Receivables outstanding under securitizations were $5,116,791 and $3,289,656 at December 31, 1994 and 1993, respectively. Proceeds from the sales in 1994 and 1993 totaled $2,393,936 and $2,283,329, respectively. Recourse obligations related to these transactions are not material. Excess servicing fees related to the securitizations are recorded over the life of each sale transaction. The excess servicing fee is based upon the difference between finance charges received from the cardholders less the yield paid to investors, credit losses and a normal servicing fee, which is also retained by the Company. In accordance with the sale agreements, a fixed amount of excess servicing fees are set aside to absorb credit losses. The amount available to absorb credit losses is included in other assets and was $146,910 at December 31, 1994 and $68,421 at December 31, 1993.

Q
SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

    During 1994 and 1993, the Company maintained a concentration of business activities with customers located within Virginia, Maryland, California and the District of Columbia. As of December 31, 1994 and 1993, the Company held approximately $1.3 billion and $1.8 billion, respectively, in U.S. Government sponsored and U.S. Government agency financial instruments, which have little, if any, credit risk. The Company's current commercial lending policies are strongly oriented toward diversified middle market borrowers. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, marketable securities, deposit accounts, inventory, property, plant and equipment, real estate and income-producing commercial properties.

R
DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements though the Company has decided to include certain of the non-required items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

    The following methods and assumptions were used by the Company in estimating the fair value for its financial instruments and other non-required items as defined by SFAS No. 107:

    CASH AND DUE FROM BANKS, INTEREST BEARING DEPOSITS WITH OTHER BANKS AND FEDERAL FUNDS SOLD AND SECURITIES PURCHASED UNDER RESALE AGREEMENTS: The carrying amount approximates fair value.

    TRADING ACCOUNT SECURITIES, LOANS HELD FOR SALE, SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES: Fair values are based on published market prices or dealer quotes.

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

    SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, FEDERAL FUNDS PURCHASED, COMMERCIAL PAPER, BRIDGE FINANCING FACILITY AND OTHER SHORT-TERM BORROWINGS: For these short-term instruments, the carrying amount approximates fair value.

    LONG-TERM BORROWINGS: Fair value is based on dealer quotes, where available, and on estimates made by discounting the future cash flows using the current rates at which similar borrowings would be made.

    COMMITMENTS TO EXTEND CREDIT AND STANDBY AND COMMERCIAL LETTERS OF CREDIT:
The fair value of commercial lending related letters of credit and commitments is estimated as the amount of fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counterparties. This amount is included with the fair value of the related loans. The Company has commitments of $147,246 related to the mortgage loan portfolio. It is not practicable to separately estimate the value of these commitments due to the excessive cost involved. These values are included in the loans held for sale valuation.

    FORWARD AND FUTURES CONTRACTS, OPTIONS, INTEREST RATE CAPS AND FLOORS: Fair values are based on quoted market prices.

    INTEREST RATE SWAP AGREEMENTS: The fair value of these instruments is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

    CORE DEPOSIT INTANGIBLES: The estimated value ascribed to core deposits is computed by discounting the estimated cost savings from these deposits over their estimated life, using an incremental cost of funds rate.

    SERVICING PORTFOLIO FOR MORTGAGE LOANS: Fair value is estimated by using an internal valuation model.

                                                                    December 31
                                                           1994                        1993
                                                  CARRYING       FAIR         Carrying       Fair
                                                   VALUE         VALUE         Value         Value
The estimated fair values of the Company's
financial instruments required to be
disclosed under SFAS No. 107:
Assets:
  Cash and due from banks                       $  531,747    $  531,747    $  463,358    $  463,358
  Interest bearing deposits
   with other banks (a)                            355,503       355,503       540,312       540,312
  Federal funds sold and securities purchased
   under resale agreements                       1,135,821     1,135,821     1,075,754     1,075,754
  Trading account securities (a)                   352,719       352,719       379,638       379,638
  Loans held for sale (a)                           69,585        69,585       421,361       421,361
  Securities available for sale                  1,241,696     1,241,696       248,163       252,770
  Investment securities                            398,783       399,666     1,769,615     1,829,232
  Loans (b)                                      7,440,679     7,579,923     5,851,263     6,094,574
  Interest receivable                               98,557        98,557        84,118        84,118
  Other assets (a)(c)                              319,866       319,866       141,264       141,264
Liabilities:
  Non-interest bearing deposits                  1,542,349     1,542,349     1,544,852     1,544,852
  Interest bearing deposits                      6,279,164     6,192,484     6,275,761     6,304,724
  Securities sold under repurchase
   agreements                                      875,458       875,458     1,281,645     1,281,645
  Federal funds purchased                          881,693       881,693       942,969       942,969
  Commercial paper                                 108,664       108,664       168,488       168,488
  Bridge financing facility                      1,300,000     1,300,000
  Other short-term borrowings                      146,955       146,955       232,024       232,024
  Long-term borrowings                             253,641       257,325       266,152       282,269
  Interest payable                                  31,078        31,078        28,205        28,205
  Other liabilities (a)(c)                         114,801       114,801         7,743         7,743
Derivative Financial Instruments:
  Held for trading:
   Forward and futures contracts                       576           576
   Interest rate swap agreements                    (1,468)       (1,468)
   Interest rate caps and floors and options         3,077         3,077
  Held for purposes other than trading:
   Forward and futures contracts                       153
   Interest rate swap agreements                                (133,575)                    105,245
   Interest rate caps and floors                    10,554         2,194                      11,310
The estimated fair value of items not
  required to be disclosed under
   SFAS No. 107:
  Core deposit intangibles                          16,019       706,805        11,730       366,043
  Servicing portfolio for mortgage loans            29,431        73,126        12,847        44,235

    (a) The December 31, 1994 carrying values in the table are included in the statement of financial position under the indicated captions, except for following derivative amounts: forward and futures contracts are included in interest bearing deposits with other banks, trading account securities, loans held for sale and other assets; interest rate swaps are included in other assets; interest rate caps and floors are included in other assets; purchased options are included in other assets and loans held for sale; and sold options are included in other liabilities. The amounts in the table are presented net of amounts offset in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts."

    (b) As required by SFAS No. 107, lease receivables (net of unearned income) with a carrying value totaling $262,979 and $205,736 at December 31, 1994 and 1993, respectively, are excluded. The carrying values are net of the allowance for loan losses and related unearned income.

    (c) Only financial instruments as defined by SFAS No. 107 are included in this category.

S
SIGNET BANKING CORPORATION (PARENT
COMPANY ONLY) CONDENSED FINANCIAL INFORMATION

                                                         December 31
BALANCE SHEET                                        1994           1993

Assets
  Interest bearing deposits with other banks     $  110,000     $   55,000
  Securities available for sale                      17,795            850
  Investment securities                                             16,675
  Commercial loans                                    4,131
  Advances to:
    Bank subsidiaries                               204,878        304,360
    Non-bank subsidiaries                                            1,201
  Investments in:
    Bank subsidiaries                               692,516        954,656
    Non-bank subsidiaries                           382,864          9,769
  Other assets                                       65,582         58,980
                                                 $1,477,766     $1,401,491
Liabilities
  Commercial paper                               $  108,664       $168,488
  Long-term borrowings:
    Senior debentures                                               11,900
    Subordinated notes                              250,000        250,000
    Other                                                               43
  Other liabilities                                   7,623          6,398

    Total liabilities                               366,287        436,829
Common Stockholders' Equity                       1,111,479        964,662

                                                 $1,477,766     $1,401,491

                                                    Year Ended December 31
STATEMENT OF INCOME                             1994         1993        1992

Income:
  Dividends from bank subsidiaries            $ 75,531     $ 50,328    $ 19,923
  Interest from:
   Bank subsidiaries                            10,545        8,716       9,006
   Non-bank subsidiaries                           286          127         816
   Others                                        4,528        2,674       3,037
  Other income - net                             5,562        2,738       1,251

                                                96,452       64,583      34,033
Expense:
  Interest                                      20,983       18,002      19,631
  Non-interest                                   4,489        3,795       1,029

                                                25,472       21,797      20,660

Income before income taxes benefit and equity
  in undistributed net income of subsidiaries   70,980       42,786      13,373
Applicable income taxes benefit                 (1,204)      (2,122)     (3,119)

                                                72,184       44,908      16,492
Equity in undistributed net income:
  Bank subsidiaries                             64,829      129,455      91,464
  Non-bank subsidiaries                         12,821           51       1,244

   Net income                                 $149,834     $174,414    $109,200



                                                           Year Ended December 31
STATEMENT OF CASH FLOWS                               1994          1993         1992
OPERATING ACTIVITIES
Net Income                                          $149,834     $ 174,414     $109,200
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Equity in undistributed income of subsidiaries    (77,650)     (129,506)     (92,708)
   Realized securities available for sale
     (gains) losses                                     (459)           12          193
   Realized investment security gains                                 (107)        (119)
   Decrease (increase) in other assets                (8,160)      (12,472)       4,227
   Increase (decrease) in other liabilities              454           769         (485)
   Net cash provided by operating activities          64,019        33,110       20,308

INVESTING ACTIVITIES
Increase in interest bearing deposits with
  other banks                                        (55,000)                   (50,000)
Net sales (purchases) of securities available
  for sale                                             3,662           (95)        (755)
Net sales (purchases) of investment securities                        (671)      15,481
Net sales (purchases) of trading account securities                 10,000      (10,000)
Decrease (increase) in advances to subsidiaries      100,683       (47,121)      60,839
Increase in investment in subsidiaries               (56,535)       (1,413)     (17,500)
Net increase in commercial loans                      (4,131)

   Net cash used by investing activities             (11,321)      (39,300)      (1,935)

FINANCING ACTIVITIES
Increase (decrease) in commercial paper              (59,824)       43,362      (20,191)
Decrease in long-term borrowings                     (11,943)         (848)         (95)
Proceeds from issuance of common stock                75,972         9,203       26,625
Payment of cash dividends                            (57,192)      (45,058)     (24,768)

   Net cash provided (used) by financing
     activities                                      (52,987)        6,659      (18,429)

Increase (decrease) in cash and cash equivalents        (289)          469          (56)
Cash and cash equivalents at beginning of year           508            39           95

Cash and cash equivalents at end of year            $    219     $     508     $     39


    Maturities of long-term borrowings for the next five years are as follows: 1995-$0, 1996-$0, 1997-$50,000, 1998-$100,000, 1999-$100,000.

    Cash paid during the years ended December 31, 1994, 1993 and 1992 for interest was $20,692, $18,029 and $19,893, respectively. Net cash paid (received) for income taxes for the same time periods was $5,288, $9,238 and ($4,543), respectively.

T
CAPITAL ONE FINANCIAL CORPORATION
("CAPITAL ONE")

    On July 27, 1994, Signet announced plans to spin-off substantially all of its credit card business. Under such plans, designated assets and liabilities of Signet Bank/Virginia's credit card division were transferred to Capital One Bank, a newly chartered limited purpose credit card bank. Capital One Bank became, in conjunction with the transfer, a wholly-owned subsidiary of Capital One, a wholly-owned subsidiary of Signet (the "Separation"). Accounts representing approximately $335 million, or 5%, of the managed credit card portfolio were retained by Signet. The Separation occurred November 22, 1994, at which time 7,125,000 shares of common stock of Capital One were sold in an initial public offering. Included in Signet's non-interest expense is $1,272 of minority interest in Capital One's earnings. Capital One is listed on the New York Stock Exchange under the symbol COF. Signet's Board of Directors believe the spin-off will enhance shareholder value by creating two independent financial institutions, each possessing substantial financial and managerial strength and each pursuing separate and attractive long-term business strategies.

    Prior to November 22, 1994, the date of the Separation, Capital One operated as a division of Signet Bank/Virginia ("SBV"), a wholly-owned subsidiary of Signet. Subsequent to the Separation, Capital One has operated as an independently funded and stand-alone company. The accompanying financial summary data covers the time periods prior and subsequent to the Separation. The basis of preparation of the accompanying financial summary data for the periods prior to the Separation is as follows:(1) The data includes interest expense paid on borrowings from SBV. For purposes of constructing the accompanying financial summary data, three funding pools (short-term, medium-term and long-term pools) were assumed, each with costs based on the average relevant historical rates paid by Signet. (2) The accompanying financial summary data also includes an allocation of expenses for data processing, accounting, audit, human resources, corporate secretary, treasury, legal and other administrative support provided by Signet. Such expenses were allocated based on actual usage or using other allocation methods which, in the opinion of management, approximate actual usage. Management believes the allocation methods were reasonable. Certain services currently provided by affiliates are expected to continue on a transitional basis. (3) Additionally, SBV retained a credit card portfolio of approximately $335 million for all periods presented that is associated with its deposit customer base. The financial summary data assumes Capital One assessed SBV a normal servicing fee for servicing this retained portfolio for all periods presented. Included in Capital One's 1994 non-interest expense is a special pre- tax charge of $49.0 million for terminating data processing contracts related to the credit card business.

Capital One summary financial data follows:

                                                     December 31
                                                1994             1993

Total assets                                 $3,072,546       $1,991,207
Total stockholders'/division equity             474,557          168,879


                                                       Year Ended December 31
                                                      1994      1993      1992

Net interest income                                 $164,977  $191,863  $ 90,742
Provision for loan losses                             30,727    34,030    55,012

Net interest income after provision for loan losses  134,250   157,833    35,730
Non-interest income                                  396,902   194,825   121,642
Non-interest expense
  (includes a $49,000 contract termination fee)      384,325   181,804   108,508
Income before income taxes                           146,827   170,854    48,864
Applicable income taxes                               51,564    60,369    16,614
Net income                                          $ 95,263  $110,485  $ 32,250


U
SUBSEQUENT EVENT

    On February 28, 1995, Signet distributed all of the common stock it held in Capital One Financial Corporation to Signet stockholders in a tax-free distribution.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Stockholders and Board of Directors
Signet Banking Corporation


    We have audited the accompanying consolidated balance sheet of Signet Banking Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Signet Banking Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note A to the consolidated financial statements, in 1994, the Company changed its method of accounting for certain investments in debt and equity securities.

Richmond, Virginia
January 24, 1995,
except for Note U, as to which the date is February 28, 1995



                   Signet Banking Corporation and Subsidiaries
                             Selected Financial Data


(dollars in thousands)                          1994          1993          1992           1991          1990          1989
YEAR-END BALANCES
Cash and due from banks                     $   531,747   $   463,358   $   502,998   $   530,557   $   534,859   $   522,763
Interest bearing deposits with other banks      355,795       540,312       418,822       350,193       459,779       231,054
Federal funds and resale agreements           1,135,821     1,075,754     1,479,061       396,458       322,422       419,223
Trading account securities                      353,040       379,638       668,310       188,171        67,603        15,246
Credit card loans held for securitization                                                               400,000
Loans held for sale                              69,506       421,361       215,084       134,809       103,054        44,823
Securities available for sale                 1,241,696       248,163       346,843       590,036     1,887,964        99,800
Investment securities-taxable                   225,212     1,510,800     1,781,735     1,586,269       284,391     3,015,958
Investment securities-nontaxable                173,571       258,815       291,727       313,897       321,091       376,230
Loans:
  Commercial                                  2,472,620     2,299,973     2,181,218     2,351,990     2,549,462     2,586,273
  Credit card                                 2,559,172     1,808,515     1,243,873       700,488       679,854     1,418,415
  Other consumer                              2,053,461     1,297,309     1,179,303     1,233,310     1,319,432     1,399,772
  Real estate-construction                      209,183       309,842       549,001       952,687     1,199,599     1,199,085
  Real estate-commercial mortgage               526,956       581,529       632,072       587,644       617,621       531,498
  Real estate-residential mortgage              191,508        71,411        77,844       113,466       135,227       132,072

Gross loans                                   8,012,900     6,368,579     5,863,311     5,939,585     6,501,195     7,267,115
  Less: Unearned income                         (88,723)      (58,267)      (54,689)      (55,923)      (56,205)      (52,220)
     Allowance for loan losses                 (220,519)     (253,313)     (265,536)     (329,371)     (163,669)      (93,572)

Net loans                                     7,703,658     6,056,999     5,543,086     5,554,291     6,281,321     7,121,323
Premises and equipment (net)                    258,715       216,524       199,153       216,378       218,985       205,100
Other assets                                    882,468       677,498       645,928     1,377,741       523,855       424,572

Total assets                                $12,931,229   $11,849,222   $12,092,747   $11,238,800   $11,405,324   $12,476,092

Deposits:
  Non-interest bearing                      $ 1,542,349   $ 1,544,852   $ 1,432,977   $ 1,341,490   $ 1,258,902   $ 1,383,285
  Money market and interest checking          1,050,176     1,039,215       973,319       808,045       655,786       597,025
  Money market savings                        1,453,629     1,745,066     1,855,374     1,901,670     1,601,282     1,472,702
  Savings accounts                            1,170,990       880,072       674,860       449,366       406,001       417,909
  Savings certificates                        1,952,090     2,051,300     2,530,227     3,502,677     3,478,090     2,561,531
  Large denomination certificates               643,054       347,820       257,225       455,507       897,693       952,754
  Foreign                                         9,225       212,288        99,332        21,783        46,376       209,854

Total deposits                                7,821,513     7,820,613     7,823,314     8,480,538     8,344,130     7,595,060
Federal funds and repurchase agreements       1,757,151     2,224,614     2,702,441     1,366,280     1,626,763     3,074,898
Other short-term borrowings                   1,555,619       400,512       293,399       226,177       209,299       497,270
Long-term borrowings                            253,641       266,152       297,962       299,021       350,292       361,186
Other liabilities                               431,826       172,669       148,999       155,233       138,485       196,934
Common stockholders' equity                   1,111,479       964,662       826,632       711,551       736,355       750,744

Total liabilities and stockholders' equity  $12,931,229   $11,849,222   $12,092,747   $11,238,800   $11,405,324   $12,476,092

SUPPLEMENTAL DATA
Number of employees at year-end:
  Full-time                                       6,028         5,753         4,702         4,697         5,330         5,677
  Part-time                                       1,311         1,386         1,126         1,035           946           915
Number of common stockholders at year-end        15,503        14,606        14,823        16,822        17,466        16,417

                   Signet Banking Corporation and Subsidiaries
                       Selected Financial Data (continued)

(dollars in thousands)                           1994         1993          1992           1991          1990          1989
AVERAGE BALANCES
Cash and due from banks                     $   501,821   $   461,249   $   446,084   $   429,020   $   454,276   $   464,933
Interest bearing deposits with other banks      251,266       262,910       578,464       671,770       235,430       136,869
Federal funds and resale agreements             970,300       752,510       835,398       678,826       529,737       361,551
Trading account securities                      287,192       484,383       308,815       160,664        65,415       116,259
Credit card loans held for securitization       432,581       393,836                     92,055          1,096
Loans held for sale                             200,712       249,797       197,263       133,157        77,888        25,262
Securities available for sale                 1,338,449       299,023       527,440     1,855,272        79,137        85,540
Investment securities-taxable                    66,829     1,628,855     1,809,648       557,092     2,801,688     2,497,587
Investment securities-nontaxable                197,231       274,967       305,814       317,781       366,148       379,038
Loans (net of unearned income):
  Commercial                                  2,148,726     2,101,423     2,235,382     2,339,531     2,535,436     2,455,966
  Credit card                                 1,838,392     1,764,277       709,266       628,531     1,331,523     1,241,347
  Other consumer                              1,512,767     1,207,323     1,199,711     1,291,047     1,340,139     1,402,238
  Real estate-construction                      249,353       448,859       776,447     1,082,342     1,245,071     1,135,575
  Real estate-commercial mortgage               560,542       607,573       603,934       606,610       593,976       554,111
  Real estate-residential mortgage               97,855        76,962        93,672       123,006       171,502       126,320

Total loans                                   6,407,635     6,206,417     5,618,412     6,071,067     7,217,647     6,915,557
  Less: Allowance for loan losses              (241,633)     (263,593)     (307,558)     (191,856)     (118,240)      (88,211)
Net loans                                     6,166,002     5,942,824     5,310,854     5,879,211     7,099,407     6,827,346
Premises and equipment (net)                    242,933       201,792       207,186       217,386       210,462       198,383
Other assets                                    813,312       665,305       640,920       541,489       428,395       374,247

Total assets                                $11,468,628   $11,617,451   $11,167,886   $11,533,723   $12,349,079   $11,467,015

Deposits:
  Non-interest bearing                      $ 1,550,902   $ 1,424,260   $ 1,270,364   $ 1,162,973   $ 1,131,186   $ 1,206,302
  Money market and interest checking          1,020,838       960,342       875,654       709,136       613,871       571,538
  Money market savings                        1,618,550     1,738,336     1,912,875     1,692,870     1,524,107     1,487,758
  Savings accounts                            1,019,068       772,194       563,932       434,484       417,276       433,559
  Savings certificates                        1,981,823     2,364,320     2,967,714     3,597,228     2,909,487     2,482,965
  Large denomination certificates               318,659       272,693       268,713       727,160     1,125,161       967,397
  Foreign                                       236,765       200,440        26,919        38,271       179,058       191,961

Total deposits                                7,746,605     7,732,585     7,886,171     8,362,122     7,900,146     7,341,480
Federal funds and repurchase agreements       1,677,884     2,043,207     1,793,836     1,755,343     2,764,929     2,332,701
Other short-term borrowings                     477,424       482,405       292,210       233,945       404,033       555,905
Long-term borrowings                            254,917       286,809       298,475       317,799       353,452       320,302
Other liabilities                               265,899       183,284       129,231       114,607       171,749       182,855
Preferred stock                                                                                                        24,657
Common stockholders' equity                   1,045,899       889,161       767,963       749,907       754,770       709,115

Total liabilities and stockholders' equity  $11,468,628   $11,617,451   $11,167,886   $11,533,723   $12,349,079   $11,467,015

AVERAGE YIELDS (TAXABLE EQUIVALENT BASIS):
Interest bearing deposits with other banks         4.52%         4.58%         4.17%         6.28%         8.35%         9.28%
Federal funds and resale agreements                4.50          3.08          3.59          5.80          8.25          9.50
Trading account securities                         7.48          6.46          7.05          8.41          8.55          8.42
Credit card loans held for securitization          9.48          9.21                       17.14         16.70
Loans held for sale                                6.39          6.81          7.16          7.28          8.44          6.35
Securities available for sale                      5.41          5.71          7.30          8.92          9.25         10.00
Investment securities-taxable                      6.58          5.76          6.19          7.30          9.48          9.57
Investment securities-nontaxable                  12.12         11.77         11.71         11.56         11.36         11.33
Loans                                              9.17          8.97          9.08         10.25         11.99         12.51
Interest income to average earning assets          8.08          7.77          7.73          9.35         11.04         11.54

AVERAGE RATES:
Total interest bearing deposits                    3.02          2.67          3.49          5.88          7.38          7.63
Federal funds and repurchase agreements            3.87          3.13          3.65          5.93          8.08          8.75
Other short-term borrowings                        5.64          5.29          5.44          6.11          7.82          9.05
Long-term borrowings                               6.46          5.82          6.51          7.57          8.74          9.24
Total borrowed funds                               3.45          3.01          3.68          5.95          7.63          8.05
Interest expense to average earning assets         2.92          2.60          3.26          5.37          6.91          7.15
Net yield margin                                   5.16          5.17          4.47          3.98          4.13          4.39


                   Signet Banking Corporation and Subsidiaries
                       Selected Financial Data (continued)


(dollars in thousands-except per share)   1994           1993           1992           1991             1990           1989
SUMMARY OF OPERATIONS
Interest income:
  Loans, including fees                 $582,761       $552,071       $503,402       $613,601        $ 855,644      $ 854,890
  Investment securities-taxable            4,395         93,538        111,550         39,335          264,176        237,802
  Investment securities-nontaxable        15,843         21,390         24,082         24,996           28,566         29,544
  Other earning assets                   204,014        136,726        128,228        285,654           81,226         64,684

     Total interest income               807,013        803,725        767,262        963,586        1,229,612      1,186,920
Interest expense:
  Deposits                               187,130        168,197        230,776        423,210          499,752        468,028
  Other borrowings                       109,872        106,188        100,876        142,406          285,932        284,032

     Total interest expense              297,002        274,385        331,652        565,616          785,684        752,060

Net interest income                      510,011        529,340        435,610        397,970          443,928        434,860
Provision for loan losses                 14,498         47,286         67,794        287,484          182,724         58,530
Net interest income after provision
  for loan losses                        495,513        482,054        367,816        110,486          261,204        376,330
  Credit card servicing income           337,284        153,018        101,185         62,664           12,435            138
  Credit card service charges             73,321         63,222         31,553         42,276           59,574         55,109
  Service charges on deposit accounts     66,141         64,471         66,971         62,924           57,799         52,328
  Trust income                            19,442         17,599         15,949         16,019           15,006         13,215
  Gain on sale of credit card accounts                                                                                 16,335
  Other                                   68,436         62,808         65,330         64,654           43,757         38,685

     Non-interest operating income       564,624        361,118        280,988        248,537          188,571        175,810
Securities gains (losses)                  3,459          4,318         (7,447)        93,221           12,971          9,438

     Total non-interest income           568,083        365,436        273,541        341,758          201,542        185,248
Non-interest expense:
  Salaries                               257,297        212,665        186,600        177,626          174,517        169,480
  Employee benefits                       66,188         65,249         49,388         31,366           33,615         45,280
  Credit card solicitation               100,886         55,815         23,133         14,648           21,382         14,527
  Travel and communications               57,543         35,416         25,662         24,688           23,027         22,508
  Supplies and equipment                  54,862         40,550         32,536         36,660           45,061         43,394
  Occupancy                               47,059         40,192         38,899         39,231           37,388         33,310
  Contract termination                    49,000
  Restructuring charge                    43,212
  Other                                  170,376        148,429        143,021        184,706           79,545         66,562

     Non-interest expense                846,423        598,316        499,239        508,925          414,535        395,061

Income (loss) before income taxes
  (benefit)                              217,173        249,174        142,118        (56,681)          48,211        166,517
Applicable income taxes (benefit)         67,339         74,760         32,918        (30,934)           6,833         43,197

     Net income (loss)                  $149,834       $174,414       $109,200      $ (25,747)        $ 41,378      $ 123,320

OPERATING RATIOS
Net income to:
  Average common stockholders' equity      14.33%         19.62%         14.22%           N/M             5.48%         17.12%
  Average assets                            1.31           1.50            .98            N/M              .34           1.08
Net yield margin                            5.16           5.17           4.47           3.98%            4.13           4.39
Net loan losses to average loans             .71            .91           2.34           2.03             1.51            .74

At year-end:
  Allowance for loan losses to loans        2.78           4.01           4.57           5.60             2.54           1.30
  Allowance for loan losses to
    non-performing loans                  846.32         342.63         228.25         156.84           117.15         116.53
  Common equity to assets                   8.60           8.14           6.84           6.33             6.46           6.02
COMMON SHARES
Outstanding at year-end               58,477,850     56,608,578     27,980,824     27,017,550       26,614,593     26,672,896
Average (includes common stock
  equivalents)*                       57,862,927     56,920,090     55,727,358     53,994,340       53,026,764     53,372,898
PER COMMON SHARE*
Book value at year-end                   $ 18.96        $ 17.04        $ 14.77        $ 13.17          $ 13.83        $ 14.07
Market price range                 43 7/8-27 1/4  36 7/8-21 1/2  23 3/8-10 7/8  12 5/16-3 5/8  16 11/16-4 1/16  21 5/8-14 3/8
Earnings (loss)                             2.59           3.06           1.96           (.48)             .78           2.27
Cash dividends declared                     1.00            .80            .45            .30              .78            .76

* The per common share and average common shares outstanding data above reflect a two-for-one common stock split in the form of a dividend which was declared on June 23, 1993 to shareholders of record July 6, 1993 and distributed
  July 27, 1993.




                  Signet Banking Corporation and Subsidiaries
                          Consolidating Balance Sheet

                               December 31, 1994

                               Signet
                               Banking    Signet         Signet                 Capital One                                Signet
(in thousands)               Corporation   Bank/          Bank/      Signet      Financial                                Banking
(unaudited)                   (Parent     Virginia      Maryland      Bank      Corporation       Other                  Corporation
                              Company)  Consolidated  Consolidated    N.A.    Consolidated(a) Subsidiaries Eliminations Consolidated

ASSETS
Cash and due from banks     $      219   $  348,316   $  223,204    $ 35,531  $   93,880      $   8,143    $  (177,546) $   531,747
Interest bearing deposits
  with other banks             110,000      230,515                               13,000          2,280                     355,795
Fed funds sold and
  resale agreements                         835,821                              300,000                                  1,135,821
Trading account securities                  353,040                                                                         353,040
Loans held for sale                          67,700                                               1,806                      69,506
Securities available for
  sale                          17,795      763,673      323,444      37,625      99,070             89                   1,241,696
Investment securities          101,380      452,432      195,472     397,387      13,500          1,578       (762,966)     398,783
Loans                          106,770    3,190,950    2,515,442     120,583   2,228,455                      (149,300)   8,012,900
  Less: Unearned income           (139)        (827)     (87,757)                                                           (88,723)
Allowance for loan losses                   (85,624)     (60,211)     (6,168)    (68,516)                                  (220,519)
Net loans                      106,631    3,104,499    2,367,474     114,415   2,159,939                      (149,300)   7,703,658
Premises and equipment                      115,732       35,201       4,300      99,684          3,798                     258,715
Other assets                 1,141,741      486,919       68,129      30,206     293,473         13,014     (1,151,014)     882,468

                            $1,477,766   $6,758,647   $3,212,924    $619,464  $3,072,546        $30,708    $(2,240,826) $12,931,229

LIABILITIES AND
  STOCKHOLDERS' EQUITY
Non-interest bearing
  deposits                               $  918,725   $  640,389    $156,134  $    4,647                   $  (177,546) $ 1,542,349
Interest bearing deposits                 3,945,528    1,606,269     278,166     474,201                       (25,000)   6,279,164

Total deposits                            4,864,253    2,246,658     434,300     478,848                      (202,546)   7,821,513
Other short-term borrowings $  108,664    1,289,127      673,507      88,049   2,040,688                      (887,265)   3,312,770
Long-term borrowings           250,000        3,602           39                                                            253,641
Other liabilities                7,623      216,910       78,081      16,407      78,453      $   3,087         31,265      431,826
Stockholders' equity         1,111,479      384,755      214,639      80,708     474,557         27,621     (1,182,280)   1,111,479
                            $1,477,766   $6,758,647   $3,212,924    $619,464  $3,072,546      $  30,708    $(2,240,826) $12,931,229


                          Statement of Consolidating Income

                          Year ended December 31, 1994



(in thousands) (unaudited)
Interest income                   $ 15,975    $ 588,973    $ 196,728    $ 33,470    $ 29,389    $ 208    $(57,730)      $ 807,013
Interest expense                    21,598      234,101       68,720      12,006      17,431      278     (57,132)        297,002
Net interest income (expense)       (5,623)     354,872      128,008      21,464      11,958      (70)       (598)        510,011
Provision for loan losses                        12,948        2,196      (3,000)      2,354                               14,498
Net interest income (expense)
  after provision for loan losses   (5,623)     341,924      125,812      24,464       9,604      (70)       (598)        495,513
Non-interest operating income        5,102      440,288       33,073       7,007      49,905   32,222      (2,973)        564,624
Securities gains (losses)              459        3,232          347         246                   89        (914)          3,459
Non-interest expense                 4,489      621,408      131,779      23,887      42,205   25,480      (2,825)        846,423
Income (loss) before
  income taxes (benefit)            (4,551)     164,036       27,453       7,830      17,304    6,761      (1,660)        217,173
Applicable income taxes (benefit)   (1,204)      48,759        7,336       4,025       6,232    2,579        (388)         67,339
  Net income (loss)              $  (3,347)    $115,277     $ 20,117     $ 3,805    $ 11,072  $ 4,182     $(1,272)(b)   $ 149,834

(a) The Capital One Financial Corporation Income Statement covers the time period from its inception (November 22, 1994) through December 31, 1994.
(b) The $1,272 represents the minority interest in Capital One Financial Corporation's net income which is recorded in other non-interest expense in the eliminations column.