Form 10-K, Exhibit 13
period 1995-12-31
SIGNET BANKING CORP
filed 1996-04-12
CIK 9659

Signet Banking Corporation and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS--1995 COMPARED TO 1994

INTRODUCTION

Signet Banking Corporation ("Signet" or "the Company"), with headquarters in Richmond, Virginia, is a registered multi-bank, multi-state holding company whose stock is listed on the New York Stock Exchange under the symbol SBK. At December 31, 1995, Signet had assets of approximately $11.0 billion and provided interstate financial services through two principal subsidiaries: Signet Bank (which resulted from the merger of Signet Bank/Virginia and Signet Bank/Maryland in 1995) headquartered in Richmond, Virginia and Signet Bank N.A., headquartered in Washington, D.C. The Company is in the process of merging Signet Bank N. A. into Signet Bank and expects to complete the combination of the two banks during 1996.

     Signet engages in general commercial and consumer banking businesses and provides a full range of financial services to individuals, businesses and organizations through 244 banking offices, 253 automated teller machines and a 24-hour full-service Telephone Banking Center. Signet offers investment services including municipal bond, government, federal agency and money market sales and trading, foreign exchange trading, mutual funds and discount brokerage. In addition, specialized services for trust, leasing, asset based lending, cash management, real estate, insurance, consumer financing and trade finance are offered. Signet's primary market area extends from Baltimore to Washington, south to Richmond, and on to Hampton Roads/Tidewater, Virginia. The Company also markets several of its products nationally.

     On November 22, 1994, Signet transferred certain designated assets and liabilities of Signet Bank's credit card division to Capital One Bank, a newly chartered limited purpose credit card bank. Capital One Bank became, in conjunction with the transfer, a wholly-owned subsidiary of Capital One Financial Corporation ("Capital One"), a wholly-owned subsidiary of Signet (the "Separation"). As part of the Separation, Signet Bank retained a small portfolio of in-market credit card loans. At the same time 7,125,000 shares of common stock of Capital One were sold in an initial public offering. Signet distributed all of the remaining Capital One common stock it held to Signet stockholders in a tax-free distribution on February 28, 1995 (the "spin-off"). Related assets of $3.6 billion and equity of $0.4 billion were spun off at this time. The spin-off enhanced shareholder value by creating two independent financial institutions, each possessing substantial financial and managerial strength and each pursuing separate and attractive long-term business strategies.

     In 1994, Signet also announced a comprehensive program to improve the performance of its core banking businesses through initiatives to reduce costs and enhance revenues. In connection with the spin-off and the cost reduction measures, Signet recorded special pre-tax charges of $92.2 million for restructuring ($43.2 million) and for terminating certain data processing contracts ($49.0 million).

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

     In 1995, Signet began construction on a new operations center located close to Richmond, Virginia, which will be completed in 1996 at a total cost of approximately $55 million.

     In the second quarter of 1995, Signet acquired the assets of Sheffield Management Company and Sheffield Investments, Inc., managers and distributors of the Blanchard family of mutual funds. These funds are marketed nationally through direct mail.

     In the  third  quarter  of 1995,  Signet  adopted  Statement  of  Financial
Accounting  Standards  ("SFAS")  No. 122,  "Accounting  For  Mortgage  Servicing
Rights." SFAS No. 122 requires that a mortgage banking enterprise recognize internally originated rights to service mortgage loans sold to others as separate assets. Upon adoption, Signet recognized pre-tax income of approximately $3.7 million. The impact of adoption on 1995 pre-tax income was $7.2 million.

     On October 20, 1995, reflecting its confidence in the Company's growth plans and improving profitability, Signet's Board of Directors raised the quarterly dividend by 3 cents to $0.20 per common share. Also in the fourth quarter of 1995, Signet recognized a $9.6 million gain on securitizing home equity loans.

     On  March  19,  1996,  subsequent  to the  announcement  of 1995  earnings,
management   discovered   the  Company  was  one  of  several  major   financial
institutions that were victims of fraudulent commercial loan transactions which occurred prior to 1996. The Company had loan outstandings related to these transactions of approximately $81 million. Federal authorities informed the Company that they believe there will be substantial recoveries of assets related to these transactions. Based on information currently available, management recorded a $35 million commercial fraud loss in non-interest expense at December 31, 1995 ("the fraud loss") and recorded the estimated probable recovery amount of $46 million in other assets as a receivable. The receivable represents an amount management believes is likely to be recovered based on current facts and circumstances. The amount of the recovery is based on the Company's pro rata share of known claims to the total amount currently restrained and held by federal authorities less associated costs. The recovery amount is subject to change, even in the near term, as additional assets are recovered, additional claims are asserted or the market value of the restrained assets fluctuates. Management believes the $35 million charge to




Table 1
SELECTED FINANCIAL DATA (excluding Capital One)
- ---------------------------------------------------------------------------------------------------------------------------

                                                                                       1995            1994           1993
- ---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(dollars in thousands-except per share)
Net interest income-taxable equivalent                                           $     478,670  $     358,740  $     353,230
Less: taxable equivalent adjustment                                                     10,603         13,706         15,753
- ---------------------------------------------------------------------------------------------------------------------------

Net interest income                                                                    468,067        345,034        337,477
Provision for loan losses                                                               34,786        (16,229)        13,256
- ---------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                                    433,281        361,263        324,221
Non-interest operating income                                                          193,780        195,205        193,817
Securities available for sale gains                                                        532          3,413          3,913
Investment securities gains                                                              1,257             46            405
- ---------------------------------------------------------------------------------------------------------------------------

Total non-interest income                                                              195,569        198,664        198,135
Non-interest expense (1)                                                               484,520        488,309        444,036
- ---------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                             144,330         71,618         78,320
Applicable income taxes (2)                                                             48,769         15,775         14,391
- ---------------------------------------------------------------------------------------------------------------------------

Net income                                                                       $      95,561  $      55,843  $      63,929
- ---------------------------------------------------------------------------------------------------------------------------

Per common share:
   Net income                                                                    $        1.60  $        0.97  $        1.12
   Cash dividends declared                                                                0.79           1.00           0.80
   Book value at year-end                                                                14.59          12.69          14.06

Average common shares outstanding                                                   59,826,421     57,862,927     56,920,090
- ----------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
(dollars in millions)
Assets                                                                           $      10,607  $       8,839  $       9,328
Earning assets                                                                           9,447          7,802          8,339
Loans (net of unearned income)                                                           5,765          4,554          4,387
Deposits                                                                                 7,282          7,436          7,733
Interest bearing liabilities                                                             8,055          6,282          6,973
Common stockholders' equity                                                                808            818            775
Managed consumer loan portfolio                                                          2,532          1,785          1,472
- ----------------------------------------------------------------------------------------------------------------------------

SELECTED YEAR-END BALANCES
(dollars in millions)
Assets                                                                           $      10,978  $       9,859  $       9,858
Earning assets                                                                           9,443          8,825          8,882
Loans (net of unearned income)                                                           5,416          5,696          4,448
Deposits                                                                                 7,593          7,343          7,821
Interest bearing liabilities                                                             8,024          7,331          7,376
Common stockholders' equity                                                                864            744            796
Managed consumer loan portfolio                                                          2,807          2,295          1,563
- ----------------------------------------------------------------------------------------------------------------------------

RATIOS
Net income to:
   Average common stockholders' equity (3)                                               11.83%          6.83%          9.10%
   Average assets (3)                                                                     0.90           0.63           0.69
Efficiency ratio excluding foreclosed property expense (3)                               72.02          88.28          78.69
Stockholders' equity to assets at year-end                                                7.87           7.54           8.07
Loans to deposits (average)                                                              79.17          61.24          56.73
Net loan losses to average loans                                                          0.87           0.55           0.75
Net interest spread (4)                                                                   4.44           3.96           3.75
Net yield margin (4)                                                                      5.07           4.59           4.24
At year-end:
   Allowance for loan losses to loans                                                     2.39           2.67           4.27
   Allowance for loan losses to non-performing loans                                    337.05         583.37         256.71
- -----------------------------------------------------------------------------------------------------------------------------

(1) 1993 included a provision of $7.4 million to the reserve for foreclosed properties, which had a December 31, 1993 balance of $5.7 million. 1994 included $43.2 million of restructuring charges. 1995 included the fraud loss of $35.0 million.
(2) Income taxes applicable to net securities available for sale gains and investment securities gains were as follows: 1995 -- $0.7 million, 1994 -- $1.2 million; and 1993 -- $1.5 million.
(3) The 1995 ROE and ROA excluding the fraud loss were 14.65% and 1.12%, respectively. The 1995 efficiency ratio excluding the fraud loss and foreclosed property expense was 66.88%. The 1994 ROE and ROA excluding restructuring charges were 10.26% and 0.95%, respectively. The 1994 efficiency ratio excluding restructuring/spin-off charges and foreclosed property expense was 80.30%.
(4) Net interest spread and net yield margin were calculated on a taxable equivalent basis, using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

1995 earnings is adequate to cover estimated losses related to these fraudulent transactions based on currently available information, but is unable to predict the timing of the recovery. The Company will vigorously pursue other sources of recovery, but currently is unable to determine the probability or amount of additional recoveries.

     A detailed discussion of the 1995 operating results and financial condition at December 31, 1995 follows and is intended to help readers analyze the accompanying Consolidated Financial Statements and related Notes. Certain consolidated financial information is located in Tables 27 through 33. In addition to the discussion of consolidated information, pro forma data is provided where it is meaningful to discuss the Company's results excluding Capital One. Consolidated and pro forma results are the same for time periods subsequent to February 28, 1995, the date of the spin-off.

SUMMARY OF PERFORMANCE

Signet reported consolidated net income for 1995 of $111.1 million, or $1.86 per share, compared with $149.8 million, or $2.59 per share, in 1994. Consolidated earnings for the year ended December 31, 1995 included the results of Capital One for the two months prior to the spin-off on February 28, 1995 and the $35.0 million fraud loss. The 1994 consolidated net income reflected a full year of Capital One's operations as well as special pre-tax charges of $92.2 million for restructuring and for terminating certain data processing contracts. Included in the restructuring charges were costs related to an early retirement plan, employee severance and facilities consolidation. On a pro forma basis, 1995 net income increased 71% from $55.8 million to $95.6 million. Pro forma earnings per share rose 65% from $0.97 in 1994 to $1.60. The pro forma 1995 performance reflected a substantial increase in net interest income, primarily resulting from strong growth in the Company's consumer and commercial loan portfolios. The return on assets ("ROA") and the return on common stockholders' equity ("ROE") for the year ended December 31, 1995 were 1.00% and 12.79%, respectively, compared with 1.31% and 14.33% for the same respective ratios in 1994. The pro forma profitability measures reflected the rise in earnings in 1995, resulting in an ROA of 0.90% and an ROE of 11.83%. These ratios compare favorably with the 0.63% ROA and 6.83% ROE achieved in 1994, on a pro forma basis.

     Taxable equivalent net interest income totaled $503.8 million for 1995, a 4% decline from the $523.7 million recorded in 1994. Pro forma taxable equivalent net interest income of $478.7 million was a principal component of earnings and reflected a rise of $119.9 million from the 1994 level. The pro forma net yield margin for 1995 was 5.07%, a 48 basis point increase from the 4.59% for the prior year. This increase in the net yield margin was primarily due to an improvement in the net interest spread. The provision for loan losses of $38.7 million represented a significant rise from the 1994 level of $14.5 million as growth in the consumer loan portfolio warranted this action. Non-interest operating income totaled $277.5 million for 1995, a 51% decline from the $564.6 million for the prior year. The drop resulted from a sharp decline in credit card servicing and service charge income due to the spin-off. On a pro forma basis, non-interest operating income was lower in 1995 than in 1994, also due to a decline in credit card servicing and service charge income as the retained credit card portfolio was off-balance sheet for the majority of 1994. During 1995, Signet recognized net securities gains of $1.8 million, down from $3.5 million in 1994. Non-interest expense decreased $282.4 million from the previous year due in large part to the restructuring and data processing contract termination charges of $92.2 million and the spin-off. On a pro forma basis, non-interest expense also fell, primarily due to the restructuring charges in 1994, offset in part by the fraud loss in 1995. Declines in staff-related expenses were more than offset by increases in costs associated with expanded marketing and testing initiatives throughout the Company. Table 1 shows selected financial data for the past three years, primarily on a pro forma basis.

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

Taxable equivalent net interest income, a primary contributor to earnings, was $503.8 million for 1995, a decline of $19.9 million, or 4%, from the $523.7 million for 1994 as shown in Table 28. The decline in net interest income reflected the impact of the spin-off. On a pro forma basis, taxable equivalent net interest income rose $119.9 million in 1995 to $478.7 million primarily due to an improved mix and a higher level of on-balance sheet average earning assets. The discussion of net interest income should be read in conjunction with Table 2--Net Interest Income Analysis and Table 8--Average Balance Sheet, both of which were prepared on a pro forma basis.

     Average earning assets totaled $9.9 billion for 1995, down 2% from the previous year. On a pro forma basis, average earning assets amounted to $9.4 billion compared with $7.8 billion for 1994, a 21% increase. Loan securitizations reduced earning assets by transferring assets off the balance sheet. Adding average securitized loans to both years' pro forma average earning assets and adjusting for loans that may be sold to Capital One, in accordance with previously agreed upon terms of the spin-off, results in a 15% increase in managed earning assets year-over-year. The consumer, commercial, and real estate mortgage-residential loan categories experienced increases in average balances in 1995. Decreases occurred in the real estate-construction and real estate-commercial mortgage categories of the loan portfolio, reflecting the continued successful efforts of the Company to reduce its commercial real estate exposure. Investment securities rose $62.1 million on average over 1994 reflecting the purchase of U. S. Government and agency obligations in the fourth quarter of 1994. In December, 1995, as allowed by implementation guidance for SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company reclassified all of its investment securities to securities available for sale. See a more detailed discussion of Earning Assets elsewhere in this Report.


Table 2
NET INTEREST INCOME ANALYSIS (excluding Capital One)
taxable equivalent basis(1)
- -----------------------------------------------------------------------------------------------------------------------------

                                      Year Ended               1995 vs 1994          Year Ended           1994 vs 1993

                                      December 31      Increase   Change due to (3) December 31  Increase  Change due to (3)
(in thousands)                     1995       1994    (Decrease)   Volume     Rates     1993    (Decrease)   Volume   Rates
- -----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans, including fees(2)      $541,780   $373,602  $168,178   $108,650  $  59,528  $332,854  $ 40,748   $  13,032  $27,716
   Securities available for sale  125,492     72,826    52,666     23,716     28,950    17,007    55,819      56,527     (708)
   Investment securities           28,669     28,200       469      5,929     (5,460)  126,172   (97,972)   (101,511)   3,539
   Other earning assets           124,228     88,217    36,011     (1,159)    37,170    83,588     4,629     (11,393)  16,022
- ------------------------------------------------------------------------------------------------------------------------------

         Total interest income    820,169    562,845   257,324    130,975    126,349   559,621     3,224     (37,164)  40,388
INTEREST EXPENSE:
   Interest bearing deposits      216,014    179,311    36,703     (4,439)    41,142   168,197    11,114     (11,771)  22,885
   Federal funds and
      repurchase agreements       105,290      3,213   102,077    101,668        409               3,213       3,213
   Other short-term borrowings      3,174      4,896    (1,722)    (1,115)      (607)   21,513   (16,617)    (19,574)   2,957
   Long-term borrowings            17,021     16,685       336       (104)       440    16,681         4      (1,977)   1,981
- -----------------------------------------------------------------------------------------------------------------------------

         Total interest expense   341,499    204,105   137,394     66,073     71,321   206,391    (2,286)    (21,394)  19,108
- -----------------------------------------------------------------------------------------------------------------------------

         NET INTEREST INCOME     $478,670   $358,740  $119,930  $  80,209  $  39,721  $353,230  $  5,510   $ (23,153) $28,663
- -----------------------------------------------------------------------------------------------------------------------------


(1) Total income from earning assets includes the effects of taxable equivalent adjustments using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.
(2) Includes fees on loans of approximately $19,322, $14,019 and $14,655 for 1995, 1994 and 1993, respectively.
(3) The change in interest due to both volume and rates has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each. The changes in income and expense are calculated independently for each line in the schedule. The totals for the volume and rate columns are not the sum of the individual lines.


     Average interest bearing liabilities rose 28% to $8.1 billion for 1995, on a pro forma basis. Declines in savings certificates, money market savings, large denomination certificates, other short-term borrowings and long-term borrowings were more than offset by growth in savings accounts, money market and interest-checking, and foreign deposit categories and federal funds and repurchase agreements. Included in savings accounts were deposits held on behalf of Capital One. Approximately $500 million of these deposits are expected to transfer to Capital One in the first quarter of 1996. In 1995, average core deposits of $7.1 billion declined less than 2% from the prior year and represented 75% of average earning assets and 123% of average loans. The mix in core deposits changed as depositors responded to volatile interest rates by shortening maturities and transferring from savings certificates into money market and demand products. Pro forma non-interest bearing demand deposits declined less than 1%, on average, during 1995. See a more comprehensive discussion of Funding elsewhere in this Report.

     The pro forma net interest spread of 4.44% for 1995 rose significantly from the 3.96% reported for the previous year. The increase resulted from funding rates rising less than the increase in yields on earning assets. The overall yield on earning assets for 1995 was 8.68%, up 147 basis points from 1994, while the rate paid for interest bearing liabilities amounted to 4.24%, up 99 basis points from the previous year.

     The pro forma net yield margin rose by 48 basis points in 1995 to 5.07% from 4.59% for 1994. The increase in the net yield margin was the net result of several factors, as analyzed in Table 3. An approximate basis point impact was calculated for each item noted. Higher yields and growth in commercial and consumer loans more than offset the rise in funding rates to raise the net yield margin.

     Signet uses various off-balance sheet interest rate derivatives as an integral part of its asset and liability management and trading activities. For Signet's core business, variable rate assets generally exceed variable rate liabilities. To manage the resulting interest rate risk, Signet enters into derivative transactions. On a consolidated basis, derivative contracts, used for interest rate risk management purposes, (decreased)/increased interest on earning assets by ($14.0) million, $13.4 million and $14.3 million and decreased borrowing costs by $20.3 million, $39.0 million and $82.4 million for 1995, 1994 and 1993, respectively. The overall increase in the net yield margin as a result of these instruments amounted to 5, 52 and 92 basis points for 1995, 1994 and 1993, respectively. For a more detailed description and discussion of derivative income and expense impact on net income, refer to the Derivatives and Other Off-Balance Sheet Risk section elsewhere in this Report.


Table 3
ANALYSIS OF CHANGE IN NET YIELD MARGIN --
1995 VERSUS 1994 (excluding Capital One)
- -------------------------------------------------------------------

Net yield margin for the year ended December 31, 1994        4.59%
Higher funding costs (excluding decrease in
   derivative income)                                       (0.63)
Higher average and yield on total on balance sheet
   consumer loans (excluding decrease in derivative income)  0.61
Decrease in derivative income                               (0.50)
Decline in average/higher yield on Federal funds and
   resale agreements -- net                                  0.29
Higher average and yield on securities available for sale
   (excluding decrease in derivative income)                 0.18
Higher average and yield on commercial loans
   (excluding decrease in derivative income)                 0.18
Improved yield and mix on the other earning assets
   and other factors                                         0.35
- -------------------------------------------------------------------

Net yield margin for the year ended December 31, 1995        5.07%
- -------------------------------------------------------------------

     Loan securitizations also have an effect on net interest income and the net yield margin. For a detailed analysis of this effect, see the discussion of Consumer Loan Growth and Table 12 elsewhere in this Report.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
(ON A PRO FORMA BASIS)

The provision for loan losses is the periodic expense of maintaining an adequate allowance to absorb anticipated future losses, net of recoveries, in the existing loan portfolio. In evaluating the adequacy of the provision and the allowance for loan losses, management takes into consideration several factors including national and local economic trends and conditions; weighted average historical losses; trends in delinquencies, bankruptcies and non-performing loans; trends in watch list growth/reduction; off-balance sheet credit risk; known deterioration and concentrations of credit; effects of any changes in lending policies and procedures; credit evaluations; and the experience and ability of lending management and staff. Commercial and real estate loan charge-offs are recorded when any loan or portions of loans are determined to be uncollectible. Credit card loans typically are charged off when they are six months past due and a minimum payment has not been received for 60 days, while other consumer loans are typically charged off when they are six months past due. Credit card and other consumer loans are also charged off when the customer declares bankruptcy. Once a loan has been charged off, Signet continues to pursue the collection of principal and interest. Table 4 provides a three-year comparison of activity in the pro forma allowance for loan losses along with details by loan category of the charge-offs and recoveries.

     The provision for loan losses totaled $34.8 million for 1995 compared with provision reversals of $16.2 million



Table 4
CHANGES IN ALLOWANCE FOR LOAN LOSSES (excluding Capital One)
- -----------------------------------------------------------------------------------------------------------------------------

                                                                                                 Year Ended December 31
- -----------------------------------------------------------------------------------------------------------------------------

(dollars in thousands)                                                                      1995          1994         1993
- -----------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                              $152,003     $189,797      $209,543
Provision for loan losses                                                                   34,786      (16,229)       13,256
Transfer to loans held for securitization/sale(1)                                           (7,132)
Addition arising from acquisition                                                                         3,327
Loans charged-off:
   Consumer(2)                                                                              32,386        2,652         1,850
   Commercial                                                                                5,740        9,827        17,832
   Real estate-construction                                                                  1,143        9,746        26,890
   Real estate-mortgage(3)                                                                  18,627       20,360         5,720
- -----------------------------------------------------------------------------------------------------------------------------
Total loans charged-off                                                                     57,896       42,585        52,292
Recoveries of loans previously charged-off:
   Consumer(2)                                                                               1,509        1,101         1,338
   Commercial                                                                                4,570        5,997        13,138
   Real estate-construction                                                                  1,496        6,037         4,259
   Real estate-mortgage(3)                                                                     366        4,558           555
- ------------------------------------------------------------------------------------------------------------------------------

Total recoveries                                                                             7,941       17,693        19,290
- ------------------------------------------------------------------------------------------------------------------------------

Net loans charged-off                                                                       49,955       24,892        33,002
- ------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                                    $129,702     $152,003      $189,797
- ------------------------------------------------------------------------------------------------------------------------------

Net charge-offs to average loans:
   Consumer                                                                                   1.39%        0.10%         0.04%
   Commercial                                                                                 0.04         0.18          0.22
   Real estate                                                                                1.95         2.15          2.45
- ------------------------------------------------------------------------------------------------------------------------------

      Total                                                                                   0.87%        0.55%         0.75%
- ------------------------------------------------------------------------------------------------------------------------------

Allowance for loans losses to net loans at year-end                                           2.39%        2.67%         4.27%
- ------------------------------------------------------------------------------------------------------------------------------
(1) The amount transferred to loans held for sale related to Capital
    One assets was $5,272 for 1995.
(2) Consumer includes loan-by-check net charge-offs as noted below:

      Loan-by-check risk tests                                                           $  16,763   $        8
      Other loan-by-check                                                                    3,575          222
- ------------------------------------------------------------------------------------------------------------------------------

      Total loan-by-check net charge-offs                                                $  20,338   $      230
- ------------------------------------------------------------------------------------------------------------------------------
    Average loan-by-check:
      Loan-by-check risk tests                                                           $ 211,192   $   25,795
      Other loan-by-check                                                                  218,401       33,749
- ------------------------------------------------------------------------------------------------------------------------------

      Total loan-by-check                                                                $ 429,593   $   59,544
- ------------------------------------------------------------------------------------------------------------------------------

   Net loan losses (annualized) as a percentage of average loan-by-check:
      Loan-by-check risk tests                                                                7.94%        0.03%
      Other loan-by-check                                                                     1.64         0.66
- ------------------------------------------------------------------------------------------------------------------------------

      Total loan-by-check                                                                     4.73%        0.39%
- ------------------------------------------------------------------------------------------------------------------------------


(3) Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage. Real estate-residential mortgage charge-offs and recoveries were not significant for the periods presented.



Table 5
ALLOWANCE FOR LOAN LOSSES ALLOCATION (excluding Capital One)
- --------------------------------------------------------------------------------------------------------------------------------

                                           December 31, 1995               December 31, 1994              December 31, 1993
- --------------------------------------------------------------------------------------------------------------------------------

                                                    Percentage of                   Percentage of                  Percentage of
                                                    Loans in Each                   Loans in Each                  Loans in Each
                                       Allowance     Category to      Allowance      Category to     Allowance      Category to
(dollars in thousands)                  Amount       Total Loans       Amount        Total Loans      Amount        Total Loans
- -------------------------------------------------------------------------------------------------------------------------------
Consumer                              $  49,825         31.45%          $  25,577      41.22%        $   3,514        27.59%
Commercial                               26,367         55.52              34,041      42.74            33,618        51.05
Real estate*                             40,123         13.03              60,532      16.04            83,315        21.36
Unallocated                              13,387                            31,853                       69,350
- -------------------------------------------------------------------------------------------------------------------------------

Total                                  $129,702        100.00%           $152,003     100.00%         $189,797       100.00%
- -------------------------------------------------------------------------------------------------------------------------------

* Real estate loans include real estate-construction, real estate-commercial mortgage and real estate-residential mortgage loans. Real estate-residential has an insignificant amount of allowance allocated to it because of the minimal credit risk associated with that type of loan.

in 1994. The increase resulted primarily from growth and increased losses in the consumer loan portfolio.

     Net charge-offs doubled to $50.0 million for 1995, compared with $24.9 million for the prior year. In 1995, $13.9 million of the charge-offs resulted from the bulk sale of commercial real estate related loans for which there was sufficient allowance. Of the $30.1 million in real estate gross charge-offs in 1994, approximately $21.0 million were the result of the sale of $102 million of commercial real estate related loans. These sales were part of Signet's strategy to reduce its overall commercial real estate exposure. Commercial loan net charge-offs declined when comparing 1995 with 1994 due to improved credit quality and the generally favorable economic climate. Commercial net charge-offs for the Company totaled $1.2 million, a $2.6 million decrease from the previous year. The 1995 commercial loan charge-offs included $1.3 million related to the loan sale in the second quarter. One large commercial credit, for which there was sufficient allowance, was sold early in 1994 and accounted for approximately $3.3 million of the 1994 commercial loan charge-offs. Consumer loan net charge-offs rose in 1995 as Signet experienced higher charge-offs related to certain risk tests conducted for its "loan-by-check" product. These charge-offs were on loans generated from direct mail solicitations in late 1994 as Signet ran controlled tests to determine the criteria to be used when Signet expands loan-by-check solicitations. Information gathered from these risk tests was used to improve the credit quality of loans generated by subsequent solicitations. See footnote 2 to Table 4 for more detailed information on the loan-by-check charge-offs. Management expects the consumer loan charge-off ratio to decline to more moderate levels once the loans from these solicitations have seasoned.

     The allowance for loan losses at December 31, 1995 was $129.7 million, or 2.39% of year-end loans, compared with the pro forma 1994 year-end allowance of $152.0 million, or 2.67% of loans. The 1995 year-end allowance for loan losses equated to 3.4 times year-end non-performing loans and 2.4 times year-end non-performing assets, down from December 31, 1994 when the pro forma allowance for loan losses amounted to 5.8 times non-performing loans and 3.1 times non-performing assets. The decline in the level of the allowance primarily reflected the higher consumer loan charge-offs and charge-offs taken on real estate related loans, the majority of which resulted from the second quarter 1995 real estate loan sale mentioned previously.

     Signet's allocated allowance for loan losses for all loan categories is detailed in Table 5. Management allocates a specific amount to classified commercial and real estate loans which are individually reviewed. Classified loans represent those loans in which normal repayment of principal and interest is questionable. The credit worthiness of the borrower, the adequacy of the underlying collateral and the impact of business and economic conditions upon the borrower are all evaluated monthly. These factors lead to the risk ratings applied to these loans which assist in the related allowance allocation.

     The consumer portfolio receives an overall allocation based on such factors as current and anticipated economic conditions, historical charge-off and recovery rates and trends in delinquencies. The remaining loan portfolios (unclassified commercial and real estate loans) are attributed allowance by applying historical loss information to the loan portfolios and taking into consideration other factors listed above. The overall allocation is not a prediction of future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur since the total allowance is a general allowance applicable to the entire loan portfolio. Management continuously refines this process and believes that the allowance for loan losses is adequate to cover anticipated losses in the loan portfolio under current economic conditions.

     Beginning in 1995, Signet adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." In accordance with SFAS No. 114, impaired loans are measured and reported based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the fair value of the loan's collateral if the loan is collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement and represent a subset of the classified loans noted above. A valuation allowance is required to the extent that the measure of impaired loans is less than the recorded investment.

     SFAS No. 114 does not apply to large groups of homogeneous loans such as consumer installment and credit card loans, which are collectively evaluated for impairment. Smaller balance commercial loans are also excluded from the application of SFAS No. 114. At December 31, 1995, Signet's loans that were considered to be impaired under SFAS No. 114 were comprised of $32.6 million of non-accrual loans for which the related allowance for loan losses was $10.6 million. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $28.8 million. Collateral dependent loans, which were measured at the fair value of the loan's collateral made up the majority of impaired loans at December 31, 1995.

     SFAS No. 118 allows a creditor to use existing methods for recognizing interest income on impaired loans. Interest receipts on impaired loans are applied in a manner consistent with Signet's policy for non-accrual loans. For the year ended December 31, 1995, no interest income was recorded on loans once placed on non-accrual status. All interest receipts on impaired loans were applied to the principal.

NON-INTEREST INCOME (ON A PRO FORMA BASIS)

A significant portion of Signet's revenue is derived from non-interest related sources including consumer loan servicing income, service charges, trust and investment management fees and other income. Signet's business strategies continued to emphasize non-interest operating income sources.

     Table 6 details the various components of non-interest income for the past three years on a pro forma basis. Non-interest income for 1995 was $195.6 million, down 2% from $198.7 million for 1994 and included $0.5 million ($0.3 million after-tax) and $3.4 million ($2.2 million after-tax), for 1995 and 1994, respectively, of securities available for sale gains. Signet recognized nominal gains on investment securities during 1995 and 1994, as certain securities were called for redemption.

     Pro forma non-interest operating income amounted to $193.8 million for 1995, a decline of $1.4 million, or less than 1%, versus 1994. Two primary reasons for this drop were: 1) prior to the Separation the entire credit card portfolio retained by Signet was securitized causing the pro forma consumer loan servicing and service charge income to be $13.7 million higher in 1994; and 2) intercompany reimbursements from Capital One for various fixed non-interest expenses prior to the Separation totaled $26.4 million.

     Service charges on deposit accounts rose $2.1 million, or 3%, over 1994 to $68.2 million. Trust and investment management income, which totaled $23.5 million, was up 21% from last year primarily due to fees for managing the recently acquired Blanchard funds, growth in the number of customers served by Signet and revised trust fee schedules. Consumer loan servicing income and service charge income fell 51% from 1994 primarily related to the fact that prior to the Separation, the entire credit card portfolio retained by Signet was securitized. Signet recognized a $9.6 million gain on the securitization of home equity loans during the fourth quarter of 1995. Mortgage servicing and origination income totaled $22.4 million for 1995 compared with $18.7 million in 1994, an increase of 20%, as a result of the rise in mortgage loan servicing income more than compensating for a decline in the volume of mortgage loans originated. During 1995, residential mortgage production totaled $751 million, which was 13% lower than the 1994 level. However, towards the end of 1995, Signet experienced an increase in volume as mortgage rates declined. The Company's mortgage servicing portfolio grew to $6.6 billion at year-end 1995, up from $4.8 billion at December 31, 1994. Other service charges and fees, which consisted primarily of discount brokerage ($5.1 million), fees related to commercial and standby letters of credit ($3.9 million) and checkbooks ($3.4 million) totaled $15.1 million, level with 1994. Trading profits derived from services performed as a dealer bank for customers and from profits and losses earned on securities trading and arbitrage positions improved to $12.0 million for 1995 compared with trading losses of $268 thousand in 1994. Results from sales of mortgage loans also experienced a turnaround from losses


Table 6
NON-INTEREST INCOME (excluding Capital One)
- -------------------------------------------------------------------------------------------------------------------------------

                                                                                                 Percent Change
                                                                             Year Ended             Increase        Year Ended
(dollars in thousands)                                                       December 31           (Decrease)       December 31
- -------------------------------------------------------------------------------------------------------------------------------

                                                                         1995          1994         1995/1994          1993
- -------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                                   $  68,231    $  66,141            3%         $  64,471
Trust and investment management income                                   23,531       19,442           21             17,599
Consumer loan servicing income and service charge income                 13,163       26,834          (51)            30,656
Gain on securitization of loans                                           9,562                       N/M
Mortgage servicing and origination                                       22,429       18,661           20             24,210
Other service charges and fees                                           15,069       14,962            1             16,017
Trading profits (losses)                                                 11,969         (268)         N/M             (1,396)
Gains (losses) on sale of mortgage loans                                  7,178       (3,276)         N/M             (3,987)
Gain on sale of mortgage servicing                                          977        6,000          (84)
Intercompany reimbursements from Capital One                                          26,378          N/M             27,524
Other                                                                    21,671       20,331            7             18,723
- ------------------------------------------------------------------------------------------------------------------------------

   Non-interest operating income                                        193,780      195,205           (1)           193,817
Securities available for sale gains                                         532        3,413          (84)             3,913

Investment securities gains                                               1,257           46          N/M                405
- ------------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                                           $195,569     $198,664           (2)%         $198,135
- ------------------------------------------------------------------------------------------------------------------------------


of $3.3 million in 1994 to gains of $7.2 million in 1995. The adoption of SFAS No. 122 mentioned earlier and the sale of approximately $179 million adjustable rate mortgage loans in December 1995 were major factors in the improvement. Gains on sales of mortgage servicing rights amounted to $977 thousand in 1995, which was down from $6.0 million in 1994. The remaining portion of non-interest operating income, which included safe deposit box rentals, income from various insurance products, venture capital income and miscellaneous income from other sources, amounted to $21.7 million for 1995, an increase of $1.3 million, or 7%, over the prior year.

NON-INTEREST EXPENSE (ON A PRO FORMA BASIS)

Pro forma non-interest expense for 1995 totaled $484.5 million, a decline of $3.8 million, or 1%, from 1994. Excluding the 1995 fraud loss and the 1994 restructuring charges, non-interest expenses were up $4.4 million, or just 1%, from the prior year as lower staff expenses were more than offset by higher expenses related to the growth of the consumer loan portfolio. Table 7 details the various categories of non-interest expense for the past three years on a pro forma basis.

     Signet's pro forma efficiency ratio (the ratio of non-interest expense to taxable equivalent operating income) was 72.05% for 1995, compared with 88.15% for 1994. Excluding the fraud loss, the restructuring charges, other one-time spin-off related expenses and foreclosed property expense from non-interest expense changes the ratio to 66.88% and 80.30% for the two respective years.

     On  March  19,  1996,  subsequent  to the  announcement  of 1995  earnings, management discovered the Company was one of several major financial institutions that were victims of fraudulent commercial loan transactions which occurred prior to 1996. The Company had loan outstandings related to these transactions of approximately $81 million. Federal authorities informed the Company that they believe there will be substantial recoveries of assets related to these transactions. Based on information currently available, management recorded a $35 million commercial fraud loss in non-interest expense at December 31, 1995 and recorded the estimated probable recovery amount of $46 million in other assets as a receivable. The receivable represents an amount management believes is likely to be recovered based on current facts and circumstances. The amount of the recovery is based on the Company's pro rata share of known claims to the total amount currently restrained and held by federal authorities less associated costs. The recovery amount is subject to change, even in the near term, as additional assets are recovered, additional claims are asserted or the market value of the restrained assets fluctuates. Management believes the $35 million charge to 1995 earnings is adequate to cover estimated losses related to these fraudulent transactions based on currently available information, but is unable to predict the timing of the recovery. The Company will vigorously pursue other sources of recovery, but currently is unable to determine the probability or amount of additional recoveries.

     In the third quarter of 1994, Signet's Board of Directors approved a comprehensive core bank improvement plan to reduce the efficiency ratio through cost reductions and revenue initiatives. In conjunction with the plan, Signet recorded a restructuring charge of $43.2 million ($28.1 million after-tax, or $0.48 per share). The charge included approximately $15.6 million for increased retiree medical and pension benefits related to an early retirement program in which 225 employees participated; about $13.0 million of accelerated retiree medical and pension obligations and anticipated severance benefits for approximately 750 employees; and about $14.6 million related to the writedown of bank-owned properties and lease terminations due to the expected facilities abandonment related to the reduction in employees. As of December 31, 1995, the amounts actually paid and charged against the restructuring liability were approximately $7.0 million for severance payments to approximately 700 employees, $2.5 million for payments


Table 7
NON-INTEREST EXPENSE (excluding Capital One)
- --------------------------------------------------------------------------------------------------------------------------------

                                                                                                 Percent Change
                                                                             Year Ended             Increase        Year Ended
(dollars in thousands)                                                       December 31           (Decrease)       December 31
- --------------------------------------------------------------------------------------------------------------------------------

                                                                         1995          1994         1995/1994         1993
- --------------------------------------------------------------------------------------------------------------------------------
Salaries                                                               $181,030     $186,216            (3)%        $173,710
Employee benefits                                                        44,014       50,039           (12)           55,492
- --------------------------------------------------------------------------------------------------------------------------------

Total staff expense                                                     225,044      236,255            (5)          229,202
Occupancy                                                                38,484       41,869            (8)           39,094
Supplies and equipment                                                   36,170       34,045             6            32,587
External data processing services                                        27,115       27,660            (2)           27,344
Travel and communications                                                24,544       22,758             8            17,800
Commercial fraud loss                                                    35,000                        N/M
Restructuring charge                                                                  43,212           N/M
Professional services                                                    16,176       16,905            (4)           14,096
Public relations, sales and advertising                                  15,941       13,469            18            14,912
FDIC assessment                                                           8,806       16,754           (47)           18,253
Credit and collection                                                     2,044        2,368           (14)            4,321
Foreclosed property                                                        (220)        (699)           69            13,575
Other                                                                    55,416       33,713            64            32,852
- --------------------------------------------------------------------------------------------------------------------------------

   Total non-interest expense                                          $484,520     $488,309            (1)%        $444,036
- --------------------------------------------------------------------------------------------------------------------------------

made under the early retirement program and approximately $7.0 for lease termination and other facilities related costs. All cash outflows related to the restructuring charge were funded by cash provided by operations. In addition, $19.5 million was transferred from the restructuring liability to Signet's pension benefit liability and postretirement liability and $0.4 million was reallocated within the restructuring liability from accrued facilities related costs to accrued benefits as a result of a change in the estimated costs. The remaining liability of $7.2 million is primarily comprised of accrued facilities related costs. As a result of implementing the cost reduction measures, the number of full-time equivalent employees excluding Capital One fell 7% from December 31, 1993. The plan, as it relates to the early retirement and severance programs, was fully implemented by the end of 1995. All other components of the plan should be completed by the end of 1996. Savings of approximately $40 million per year, primarily related to reduced salary and benefits expense, should be realized once the plan is fully implemented. As noted earlier, the decline in staff related costs in 1995 has been more than offset by an increase in expenses associated with expanded marketing and testing initiatives throughout the Company.

     Staff expense (salaries and employee benefits), the largest component of non-interest expense, totaled $225.0 million, a 5% decline from 1994. Salaries dropped 3% and benefits expense fell 12% year-over-year primarily due to the decline in the number of employees mentioned above and favorable experience in benefits expense during 1995.

     Certain of the non-interest expense categories reflected the costs associated with increased business volume. Travel and communications expense rose $1.8 million, or 8%, year-over-year, primarily due to higher postage and telephone charges related to managing a larger consumer loan portfolio. The $2.1 million increase in supplies and equipment expense was attributable to servicing the expanded consumer loan base. Public relations, sales and advertising expense rose $2.5 million, or 18%, to $15.9 million as Signet expanded its consumer loan solicitation program. This strategy was implemented to increase account growth and outstandings and has required significant out-of-pocket expenses to launch large scale but carefully planned national solicitations. The Company's solicitation strategy, which uses extensive testing, is designed to improve the efficiency of the solicitation process, thereby improving opportunities to create value by controlling credit exposure and creating higher probabilities for successful growth. The success of this strategy is witnessed by the growth in the total managed consumer loan portfolio from $1.6 billion at December 31, 1993 to $2.8 billion at December 31, 1995.

     Occupancy expense decreased $3.4 million, or 8%, from year-to-year, due to the restructuring mentioned earlier. External data processing services totaled $27.1 million, a slight improvement from 1994. Professional services also experienced a moderate decline year-to-year. The $8.0 million, or 47%, drop in deposit insurance assessment from the Federal Deposit Insurance Corporation ("FDIC") reflects the decline in the rates charged by the FDIC effective June 1, 1995. The two Signet banks are "well capitalized" under FDIC regulations and, as a result, pay the lowest FDIC insurance premium rate.

     Other non-interest expense rose 64% from 1994 to 1995 primarily due to various servicing agreements with Capital One. These agreements cover servicing for Signet's credit card portfolio, solicitation expense paid by Capital One on Signet's behalf and payment of the difference between the secured card deposits' stated and agreed upon rates.

INCOME TAXES (ON A PRO FORMA BASIS)

Pro forma income tax expense for 1995 was $48.8 million as compared with $15.8 million for 1994. This represented an effective tax rate of 33.8% for 1995 and 22.0% for 1994. The significant increase in the effective tax rate was attributable to a decline in the ratio of tax exempt income as a percentage of pre-tax income. Pre-tax income grew dramatically and total tax exempt income dropped from year-to-year as a majority of the municipal bonds have been called. Note L to the Consolidated Financial Statements reconciles reported income tax expense to the amount computed by applying the federal statutory rate to income before income taxes.

BALANCE SHEET REVIEW (ON A PRO FORMA BASIS)
EARNING ASSETS

Pro forma average earning assets totaled $9.4 billion for 1995, (as shown in Table 8--Average Balance Sheet), an increase of 21% from the 1994 level. The portfolios experiencing the largest declines were federal funds sold and securities purchased under agreements to resell ($333 million) and interest bearing deposits with other banks ($218 million), while the securities available for sale and the loan portfolios increased by $378 million and $1.2 billion, respectively. A more detailed discussion of the various earning asset categories follows.

LOANS

Pro forma loans (net of unearned income) for 1995, averaged $5.8 billion, an increase of $1.2 billion, or 27%, from the 1994 level. Average balances increased in the consumer, commercial and real estate-residential mortgage loan categories, while the real estate-construction and real estate-commercial mortgage loan average balances declined. The composition of the loan portfolio has been significantly altered over the past three years by strong growth in commercial and consumer loans reflecting positive response to Signet's innovative product offerings. In addition, Signet reduced its overall average commercial real estate loan exposure by $133 million during 1995. At year-end, Signet had no commercial loans outstanding to borrowers in the same or related industries which, in total, exceeded ten percent of total loans. Approximately half of the loan portfolio is secured, including all real estate related loans, leases, and a portion of the consumer and commercial loan portfolios. The unsecured portion includes mostly student, loan-by-check and credit card loans. Signet reviews each prospective credit in order to determine an adequate level of security or collateral



Table 8
AVERAGE BALANCE SHEET (excluding Capital One)
- ---------------------------------------------------------------------------------------------------------------------------------

                                                     1995                          1994                         1993
- ---------------------------------------------------------------------------------------------------------------------------------

                                         Average     Income\ Yield\     Average   Income\ Yield\     Average   Income\  Yield\
(dollars in thousands)                   Balance     Expense  Rate      Balance   Expense  Rate      Balance   Expense   Rate
- ---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets (tax equivalent
 basis): (1)
   Interest bearing deposits
      with other banks                   $ 31,649 $   1,903     6.01%   $  249,866  $ 11,441   4.58% $  262,910  $ 12,031     4.58%
   Federal funds and resale agreements    587,333    35,452     6.04       920,591    42,279   4.59     752,510    23,196     3.08
   Trading account securities             476,361    30,800     6.47       287,192    21,487   7.48     484,384    31,297     6.46
   Loans held for securitization          303,123    32,316    10.66
   Loans held for sale                    253,758    23,757     9.36       200,712    13,010   6.48     249,797    17,064     6.83
   Securities available for sale        1,705,966   125,492     7.36     1,327,896    72,826   5.48     299,023    17,007     5.69
   Investment securities-taxable          208,711    15,055     7.21        65,350     4,305   6.59   1,628,855    93,806     5.76
   Investment securities-nontaxable       115,221    13,614    11.82       197,231    23,895  12.12     274,967    32,366    11.77
   Loans (net of unearned income): (2)
      Consumer                          2,213,646   244,485    11.04     1,497,056   128,570   8.59   1,152,057    87,286     7.58
      Commercial                        2,633,370   209,765     7.97     2,148,726   165,372   7.70   2,101,423   158,587     7.55
      Real estate-construction            224,597    23,263    10.36       249,353    21,007   8.42     448,859    31,590     7.04
      Real estate-commercial mortgage     452,392    44,275     9.79       560,542    50,254   8.97     607,573    47,757     7.86
      Real estate-residential mortgage    241,038    19,992     8.29        97,855     8,399   8.58      76,962     7,634     9.92
- -----------------------------------------------------------------------------------------------------------------------------------

         Total loans                    5,765,043   541,780     9.40     4,553,532   373,602   8.20   4,386,874   332,854     7.59
- -----------------------------------------------------------------------------------------------------------------------------------


Total earning assets                    9,447,165  $820,169     8.68%    7,802,370  $562,845   7.21%  8,339,320  $559,621     6.71%
- -----------------------------------------------------------------------------------------------------------------------------------
Non-rate related assets:
   Cash and due from banks                522,774                          493,490                      460,799
   Allowance for loan losses             (138,655)                        (175,199)                    (203,839)
   Premises and equipment (net)           172,119                          189,894                      173,730
   Other assets                           603,964                          528,153                      558,398
- -----------------------------------------------------------------------------------------------------------------------------------

Total assets                          $10,607,367                       $8,838,708                   $9,328,408
- -----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Deposits:
      Money market and interest
        checking                      $ 1,033,501  $ 26,390     2.55%   $1,020,838  $ 23,123   2.27% $  960,342  $ 22,544     2.35%
      Money market savings              1,361,516    47,696     3.50     1,618,550    44,571   2.75   1,738,336    45,463     2.62
      Savings accounts                  1,283,696    48,738     3.80     1,019,068    33,461   3.28     772,194    24,079     3.12
      Savings certificates              1,852,542    81,345     4.39     1,981,823    66,352   3.35   2,364,320    58,514     2.47
      Large denomination certificates     105,390     5,498     5.22       159,027     7,382   4.64     272,693    10,970     4.02
      Foreign                             106,029     6,347     5.99        86,657     4,422   5.10     200,440     6,627     3.31
- ----------------------------------------------------------------------------------------------------------------------------------

         Total interest bearing
           deposits                     5,742,674   216,014     3.76     5,885,963   179,311   3.05   6,308,325   168,197     2.67
   Federal funds and repurchase
           agreements                   2,003,775   105,290     5.25        68,041     3,213   4.72
   Other short-term borrowings             55,654     3,174     5.70        74,286     4,896   6.59     377,457    21,513     5.70
   Long-term borrowings                   253,319    17,021     6.72       254,917    16,685   6.55     286,809    16,681     5.82
- -----------------------------------------------------------------------------------------------------------------------------------

Total interest bearing liabilities      8,055,422   341,499     4.24%    6,283,207   204,105   3.25%  6,972,591   206,391     2.96%
- -----------------------------------------------------------------------------------------------------------------------------------

Non-interest bearing liabilities:
   Demand deposits                      1,538,928                        1,549,629                    1,424,260
   Other liabilities                      205,342                          187,995                      156,211
Common stockholders' equity               807,675                          817,877                      775,346
- -----------------------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders'
   equity                             $10,607,367                       $8,838,708                   $9,328,408
- ------------------------------------------------------------------------------------------------------------------------------------

Net interest income/spread                         $478,670     4.44%               $358,740  3.96%              $353,230     3.75%
- ------------------------------------------------------------------------------------------------------------------------------------

Interest income to average earning assets                       8.68%                         7.21%                           6.71%

Interest expense to average earning assets                      3.61                          2.62                            2.47
- ------------------------------------------------------------------------------------------------------------------------------------
Net yield margin                                                5.07%                         4.59%                           4.24%
- ------------------------------------------------------------------------------------------------------------------------------------


(1) Includes the effects of taxable equivalent adjustments, using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

(2) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts. Also, interest income includes fees on loans of approximately $19,322, $14,019 and $14,655 for 1995, 1994 and 1993,
    respectively.

Table 9
SUMMARY OF TOTAL LOANS (excluding Capital One)
- ------------------------------------------------------------------------------

                                                     December 31
- ------------------------------------------------------------------------------

(in thousands)                           1995           1994            1993
- ------------------------------------------------------------------------------

Loans:
   Consumer                           $1,751,274     $2,384,178     $1,243,080
   Commercial                          3,090,904      2,472,620      2,299,973
   Real estate-construction              236,103        209,183        309,842
   Real estate-commercial mortgage       366,698        526,956        581,529
   Real estate-residential mortgage      122,584        191,508         71,411
- ------------------------------------------------------------------------------

      Total                           $5,567,563     $5,784,445     $4,505,835
- ------------------------------------------------------------------------------


prior to making the loan. The type of collateral will vary and range from liquid assets to real estate.

     Consumer loans averaged $2.2 billion for 1995, a 48% increase from 1994, and represented 38% of the total loan portfolio. This category consists of student, home equity, installment, credit card and other consumer loan types. The increase in consumer loans was concentrated in student loans and installment loans generated by Signet's information-based strategy. The growth was achieved through a variety of attractive products offered to carefully targeted customer segments. Table 13 illustrates the effectiveness of Signet's ability to implement growth strategies in the consumer and student loan markets in 1995. Risks faced by the Company include the possibility of (i) future economic downturns causing an increase in credit losses and (ii) an increasing number of consumers defaulting on payments or seeking protection under bankruptcy laws, resulting in accounts being charged off as uncollectible.

     Commercial loans, which represented 46% of the total average loan portfolio, averaged $2.6 billion for 1995, an increase of 23% from last year. Signet's commercial loan portfolio is strongly oriented toward a diverse group of middle market borrowers. These loans are predominately in the manufacturing, wholesaling, services and real estate industries. Signet also markets to certain specialized industries, such as media and health care. The specialized industries are targeted based on certain in-house expertise along with projected prospects for profitability. The credit risk associated with middle market and specialized industry borrowers is principally influenced by general economic conditions and the resulting impact on the borrower's operations. In addition, the Company faces the risk of diminishing collateral values. Collateralization for commercial loans primarily consists of liquid assets, trading assets and capital assets, and is determined on a case-by-case basis.

     Real estate-construction loans averaged $225 million, a decrease of 10%, or $25 million, from the 1994 average. This category represented less than 4% of the average loan portfolio for 1995. During 1995 and 1994, the Company sold portfolios of real estate related loans totaling $55 million and $102 million, respectively, at a discount for which there was sufficient allowance. The sale of these loans accounted for approximately $13.9 million and $21.0 million of the 1995 and 1994, respectively, net charge-offs. The real estate loan sale
impacted   the  real   estate-construction   loan  ($6 million-1995   and  $73
million-1994) and real estate-commercial mortgage loan ($49 million-1995 and $29 million-1994) categories. The credit risk associated with real estate lending is principally influenced by real property markets and the resulting impact on the borrower's operations. A primary risk associated with the real estate business involves the possibility of future economic downturns in the real property market causing an increase in credit losses. Signet maintains loan-to-value maximums of 80% for construction and commercial mortgage loans. The maximum loan-to-value collateral limits have been established to meet the Company's goals in targeting percentages based on diversification strategy, market conditions and economic conditions.

     Real estate-commercial mortgage loans represented less than 8% of the average loan portfolio in 1995. This category averaged $452 million, a 19% decrease from 1994. The portfolio consisted of $254 million of commercial mortgage loans and $198 million of mini-permanent (interim) mortgage loans compared with $276 million and $285 million for the respective loan types in 1994. Construction loans typically are converted to mini-permanent mortgage loans when the related project is generating sufficient cash to cover debt service, and permanent financing, for various reasons, is not desired or obtainable at the present time. Real estate-commercial mortgage loans decreased partially as a result of the sale of approximately $49 million in 1995 and $29 million in 1994 of these loans for which there was sufficient allowance.

     Real estate-residential mortgage loans increased $143 million, or 146%, from 1994 to average $241 million as a the result of growth in mortgages originated by Signet and loans acquired in the Pioneer acquisition. This category consisted of conventional home mortgages which experienced a decline in refinancings during 1994. Refinancing activity rose substantially toward the end of 1995 as interest rates fell. In December, 1995, Signet sold approximately $179 million of adjustable rate mortgage loans at a $3.1 million gain as management anticipated a rise in prepayments on this portfolio as rates declined. It is the Company's policy to maintain average loan-to-value maximums of 85% for real estate-residential mortgages. Loans above 80% have mortgage insurance.

     The various on-balance sheet loan categories for the past three year-ends are detailed in Table 9. Table 10 shows the maturities of selected loan categories at year-end 1995. Loans, as a result of maturities, monthly payments, sales and securitizations provide an important source of liquidity. See discussion on Liquidity elsewhere in this Report. Unused


Table 10
MATURITIES OF SELECTED LOANS
December 31, 1995
- -----------------------------------------------------------------------------------------------------------------------------

                                                                                            Maturing
- -----------------------------------------------------------------------------------------------------------------------------

                                                                   Within         After One Year         After
(in thousands)                                                    One Year     But Within Five Years  Five Years       Total
- -----------------------------------------------------------------------------------------------------------------------------
Commercial                                                       $1,566,075        $1,158,200          $366,629    $3,090,904
Real estate-construction                                            106,872           121,812             7,419       236,103
Real estate-commercial mortgage                                     129,673           168,179            68,846       366,698
- -----------------------------------------------------------------------------------------------------------------------------

   Total                                                         $1,802,620        $1,448,191          $442,894    $3,693,705
- -----------------------------------------------------------------------------------------------------------------------------



For interest sensitivity purposes, $412,207 of the amounts due after one year are fixed rate loans and $1,478,878 are variable rate loans.

loan commitments related primarily to commercial loans and excluding credit card loans were approximately $2.7 billion at year-end 1995 down from $2.9 billion at year-end 1994.

SECURITIES

The securities portfolio consists of trading account securities, securities available for sale and investment securities. If the Company has the positive intent and ability to hold securities until maturity, they are classified as investment securities and carried at amortized historical cost. Otherwise, securities are classified either as available for sale, which are carried at market with unrealized gains and losses recorded through adjustments to stockholders' equity, or as trading account securities and carried at market with unrealized gains and losses recorded through earnings, depending on management's asset/liability strategy, liquidity needs or objectives. The accounting policy for investment securities is described in Note A to Consolidated Financial Statements. As noted earlier, Signet implemented SFAS No. 115 in 1994. In December, 1995, Signet reclassified the entire investment securities portfolio to the available for sale category. Investment securities for 1995 averaged $324 million, a $61 million increase over the 1994 level.

     At December 31, 1995, trading account securities consisted of $403 million of government securities, $73 million of asset-backed securities and $3 million of other securities. Trading account securities averaged $476 million in 1995, up 66% from the $287 million level in 1994.

     Securities   available   for  sale   are  used  as  part  of   management's
asset/liability strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other factors dictated by the strategy. These securities consist principally of U.S. Treasury and mortgage-backed securities. All mortgage-backed securities are subject to prepayment risk since the mortgages related to these securities can prepay at any time without penalty. This risk occurs when interest rates decline, causing the securities to lose value since the term and, therefore, the interest stream of the securities has shortened due to prepayments. The fixed rate mortgage-backed and treasury securities are subject to interest rate risk. Therefore, when interest rates fall, these fixed rate securities gain value. At December 31, 1995, the net unrealized gains, net of tax, related to securities available for sale, totaled $45.2 million primarily from an increase in the value of mortgage-backed securities and U.S. Treasury obligations due to declining interest rates.

     Pro forma securities available for sale for 1995 averaged $1.7 billion, an increase of $378 million over the 1994 level. Approximately $233 million of securities were reclassified from investment securities to securities available for sale in December, 1995, as noted above. The U.S. Treasury securities portfolio totaled $574 million at year-end 1995, up from $408 million at the end of 1994. At December 31, 1995, the securities available for sale portfolio (excluding securities having no maturity) had a remaining average maturity of approximately four years and unrealized gains of $78.8 million and unrealized losses of $12.3 million. Table 11 shows the maturities of the securities available for sale portfolio and the weighted average yields to maturity of such securities.

     At December 31, 1995, all CMOs and mortgage-backed pass-through securities held by Signet were issued or backed by federal agencies. At the end of the past two years, Signet


Table 11
SECURITIES AVAILABLE FOR SALE
December 31, 1995
- -----------------------------------------------------------------------------------------------------------------------------------

                                                                        Maturities
- -----------------------------------------------------------------------------------------------------------------------------------

                                 Within 1 Year          1-5 Years          6-10 Years        After 10 Years        Total

(dollars in thousands)         Fair Value  Yield   Fair Value   Yield   Fair Value  Yield   Fair Value  Yield    Fair Value   Yield
U.S. Government and agency
  obligations --
   Mortgage-backed securities                     $1,102,553    8.22%   $428,265    7.01%                        $1,530,818   7.88%
   Other                         $11,890   5.55%     414,526    6.73     156,859    6.40                            583,275   6.61
States and political
   subdivisions                   20,704  10.56       22,839   10.51       6,940   10.45     $ 4,213    10.54%       54,696  10.52
Other                              1,019   7.17       69,270    7.06                          94,893     6.88       165,182   6.49
- -----------------------------------------------------------------------------------------------------------------------------------

      Total                      $33,613   8.69%  $1,609,188    7.82%   $592,064    6.89%    $99,106     7.04%   $2,333,971   7.53%
- -----------------------------------------------------------------------------------------------------------------------------------


The yields shown are actual weighted average interest rates at year-end on a taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

did not have any investments with a single issuer (except for U.S. Government and agency obligations which are separately disclosed in this Report) which aggregated greater than ten percent of stockholders' equity.

OTHER EARNING ASSETS

Other earning assets are comprised of interest bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, loans held for securitization and loans held for sale. Included in the loans held for sale category are loans held by Signet on behalf of Capital One under previously agreed upon terms of the spin-off. Pro forma other earning assets averaged $1.2 billion in 1995, down $195 million, or 14%, from $1.4 billion in 1994. These earning assets reflect the normal process of balancing the subsidiary banks' reserve position; dealer activities, in which money market instruments are bought and then sold to customers; and, for a short period of time, holding loans and/or securities to be sold in the secondary market. These investments are generally short-term, high quality and very liquid (see Liquidity discussion) and consequently, have yields generally lower than loans or investment securities. The level of these investments can vary from year-to-year as they are used to manage interest rate risk, to take advantage of short-term interest rate opportunities and provide liquidity.

CONSUMER LOAN GROWTH

In 1994, Signet expanded its use of information-based strategies to all types of consumer loans, which significantly increased growth in this portfolio. This technique involved generating a data base of potentially creditworthy customers for particular products and then following up with direct mail solicitations. Much of the growth was in a new loan product, "loan-by-check," whereby customers received a direct-mail solicitation and were offered installment loans in the form of a check. To activate the loan, the customer endorsed and deposited the check. Signet is also applying information-based strategies to home equity, student and small business loans. Solicitations in these areas are mostly in the preliminary testing stages. These tests are designed to help Signet develop products that are both appealing to customers and economically feasible for the Company. As a result of these solicitations, loans grew at a strong pace. From December 31, 1994 to December 31, 1995, the student loan portfolio (including $300 million in student loans held for securitization) increased $161 million; the installment loan portfolio



Table 12
IMPACT OF CONSUMER LOAN SECURITIZATIONS (excluding Capital One)
- ---------------------------------------------------------------------------------

                                                     Year Ended December 31
- -----------------------------------------------------------------------------------

(dollars in thousands)                        1995            1994           1993
- -----------------------------------------------------------------------------------
STATEMENT OF INCOME
Net interest income                        $  468,067    $   345,034    $   337,477
Provision for loan losses                      34,786        (16,229)        13,256
Non-interest income                           195,569        198,664        198,135
Non-interest expense                          484,520        488,309        444,036
- -----------------------------------------------------------------------------------

Income before income taxes                 $  144,330    $    71,618    $    78,320
- -----------------------------------------------------------------------------------

ADJUSTMENTS FOR SECURITIZATIONS
Net interest income                        $   31,734    $    42,722    $    45,789
Provision for loan losses                      11,709         15,106         17,642
Non-interest income                           (29,587)       (27,616)       (28,147)
Non-interest expense
- ------------------------------------------------------------------------------------

Increase (decrease) to income
   before income taxes                     $   (9,562)   $         0    $         0
- ------------------------------------------------------------------------------------

ADJUSTMENTS FOR LOANS THAT MAY BE
   SOLD TO CAPITAL ONE
Net interest income                        $   (9,559)   $    (2,638)   $         0
Provision for loan losses                     (18,522)        (1,043)             0
Non-interest income                            (8,963)         1,595              0
Non-interest expense
- ------------------------------------------------------------------------------------

Increase (decrease) to income
   before income taxes                     $        0    $         0    $         0
- ------------------------------------------------------------------------------------

MANAGED STATEMENT OF INCOME (ADJUSTED)
Net interest income                        $  490,242    $   385,118    $   383,266
Provision for loan losses                      27,973         (2,166)        30,898
Non-interest income                           157,019        172,643        169,988
Non-interest expense                          484,520        488,309        444,036
- ------------------------------------------------------------------------------------

Income before income taxes                 $  134,768    $    71,618    $    78,320
- ------------------------------------------------------------------------------------

As reported (excluding Capital One):
   Average earning assets                  $9,447,165     $7,802,370    $ 8,339,320
   Return on assets                              0.90%          0.63%          0.69%
   Net yield margin                              5.07           4.59           4.24
On a managed basis:
   Average earning assets                  $9,338,467     $8,089,158    $ 8,659,320
   Return on assets                              0.85%          0.61%          0.66%
   Net yield margin                              5.40           4.93           4.61
Yield on managed consumer loan portfolio        10.90%         10.03%         10.15%
- ------------------------------------------------------------------------------------


Table 13
MANAGED CONSUMER LOAN PORTFOLIO (excluding Capital One)
- ----------------------------------------------------------------------------------------

                                                                   December 31
- ----------------------------------------------------------------------------------------

(in thousands)                                        1995            1994           1993
- ----------------------------------------------------------------------------------------
AVERAGE BALANCES:
   Student loans                                  $   784,423    $   649,520    $   409,371
   Installment loans                                  697,660        268,928        221,699
   Home equity loans                                  411,364        462,315        452,789
   Credit card                                        234,706         30,822
   Other loans                                         85,493         85,471         68,198
- --------------------------------------------------------------------------------------------

Sub-total average consumer loan portfolio           2,213,646      1,497,056      1,152,057
- --------------------------------------------------------------------------------------------

   Consumer loans held for sale                       124,056
   Credit card loans held for securitization           68,465
   Home equity loans held for securitization           82,603
   Student loans held for securitization              152,055
- --------------------------------------------------------------------------------------------

Total average on-balance sheet portfolio            2,640,825      1,497,056      1,152,057
Securitized consumer loans                            301,358        335,007        320,000
Less loans that may be sold to Capital One           (410,056)       (48,219)
- --------------------------------------------------------------------------------------------

Total average managed consumer loan portfolio      $2,532,127     $1,783,844     $1,472,057
- --------------------------------------------------------------------------------------------

PERIOD-END BALANCES:
   Student loans                                  $   709,583    $   848,099    $   526,730
   Installment loans                                  810,999        577,105        225,766
   Home equity loans                                   87,348        511,947        434,101
   Credit card                                         81,532        339,270
   Other loans                                         61,812        107,757         56,483
- --------------------------------------------------------------------------------------------

Sub-total period-end consumer loan portfolio        1,751,274      2,384,178      1,243,080
- --------------------------------------------------------------------------------------------

   Consumer loans held for sale                       240,902
   Credit card loans held for securitization           89,700
   Student loans held for securitization              300,000
- --------------------------------------------------------------------------------------------

Total period-end on-balance sheet portfolio         2,381,876      2,384,178      1,243,080
Securitized consumer loans                            665,702        428,333        320,000
Less loans that may be sold to Capital One           (240,902)      (517,295)
- --------------------------------------------------------------------------------------------

Total period-end managed consumer loan portfolio   $2,806,676     $2,295,216     $1,563,080
- --------------------------------------------------------------------------------------------


(excluding loans that may be sold to Capital One) grew $290 million; and the home equity loan portfolio (including $481 million of securitized loans) was up $56 million.

     In order to facilitate the growth in the consumer loan portfolio, the Company has securitized portions of the portfolio. Securitization is an off-balance sheet funding technique which transforms a pool of loans into marketable securities. The loans are generally transferred to a trust and interests in the trust are sold to public or private investors for cash. In a securitization, the gain on the sale of the loans is limited to the loans existing at the date of sale and should not include amounts related to future loans to be sold according to the terms of the securitization agreements. For loans with a relatively short life (such as credit card receivables), no gain is recorded at the time of sale. Rather, the net of interest income, fee income, charge-offs and the investors' coupon payments becomes servicing income for Signet and is recorded monthly as earned. Therefore, amounts that would previously have been reported as interest income, loan service charges and provision for loan losses are instead reported in non-interest income as consumer loan servicing income. The change in the method of income recognition has a minimal impact on the Company's earnings. Because loan losses are absorbed against these cash flows, the Company's consumer loan servicing income over the term of the transaction may vary depending upon the credit performance of the securitized loans. However, the Company's exposure is generally contractually limited to these cash flows. For loans with a longer average life (such as equity lines of credit), a gain is recorded at the time of sale equal to the present value of the anticipated future net cash flows. Table 12 indicates the impact of securitizations on income, average assets, return on assets and net yield margin for the past three years.

     The managed consumer loan portfolio is comprised of consumer loans, consumer loans held for sale, consumer loans held for securitization and securitized consumer loans, less loans that may be sold to Capital One in accordance with previously agreed upon terms of the spin-off. Securitized consumer loans are not assets of the Company and, therefore, are not shown on the balance sheet. Signet's managed consumer loan portfolio increased by $511 million, or 22%, from December 31, 1994 to December 31, 1995 as indicated in Table 13.

RISK ELEMENTS (ON A PRO FORMA BASIS)

NON-PERFORMING ASSETS

Non-performing assets include non-accrual loans, restructured loans and foreclosed properties. Non-accrual loans are loans on which interest accruals have been suspended. Signet discontinues interest accruals on commercial and real estate loans when they become contractually past due 90 days as to principal or interest payments or when other internal or external factors indicate that collection of principal

Table 14
NON-PERFORMING ASSETS (excluding Capital One)
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31
                                                                                           ----------------------------------

(dollars in thousands)                                                                       1995         1994         1993
- -----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans:
   Commercial                                                                              $  9,033     $10,548     $  42,303
   Consumer                                                                                   1,572       1,708         2,191
   Real estate-construction                                                                   2,988       5,490        17,837
   Real estate-mortgage *                                                                    24,888       7,310         6,523
- -----------------------------------------------------------------------------------------------------------------------------

      Total non-accrual loans                                                                38,481      25,056        68,854
Restructured loans:
   Commercial                                                                                                           1,609
   Real estate-construction                                                                               1,000         3,470
- -----------------------------------------------------------------------------------------------------------------------------

      Total restructured loans                                                                            1,000         5,079
- -----------------------------------------------------------------------------------------------------------------------------

      Total non-performing loans                                                             38,481      26,056        73,933
Foreclosed properties                                                                        15,822      22,480        48,295
Less foreclosed property reserve                                                                                       (5,742)
- -----------------------------------------------------------------------------------------------------------------------------

      Total foreclosed properties                                                            15,822      22,480        42,553
- -----------------------------------------------------------------------------------------------------------------------------

      Total non-performing assets                                                           $54,303     $48,536      $116,486
- -----------------------------------------------------------------------------------------------------------------------------
Percentage to loans (net of unearned) and foreclosed properties                                1.00%       0.85%         2.59%
- -----------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses to:
   Non-performing loans                                                                      337.05%     583.37%       256.71%

   Non-performing assets                                                                     238.85      313.18        162.94
- -----------------------------------------------------------------------------------------------------------------------------

* Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage.
  Real estate-residential mortgage non-accrual loans were not significant for the periods presented.


or interest is doubtful. Occasionally, exceptions are made to this policy if supporting collateral is adequate and the loan is in the process of collection. Credit card loans typically are charged off when they are six months past due and a minimum payment has not been received for 60 days, while other consumer loans typically are charged off when the loan is six months past due; therefore, these loans are not usually placed in non-accruing status. Restructured loans are loans on which a concession (such as a reduction in interest rate below the current market rate for new debt with similar risks) is granted to a borrower. Foreclosed properties are generated when Signet physically takes possession of the collateral.

     Non-performing assets at year-end 1995 totaled $54.3 million, or 1.00% of loans and foreclosed properties. This compares with $48.5 million, or 0.85%, respectively, at the end of 1994. Overall non-performing real estate assets increased $8.4 million although foreclosed properties dropped $6.7 million. Table 14 provides details on the various components of non-performing assets for the last three year-ends.

     Foreclosed properties totaled $15.8 million at the end of 1995, and were equal to 29% of total non-performing assets and 36% of non-performing real estate assets. Signet sold $9.2 million of foreclosed properties during 1995. The reserve for foreclosed properties was eliminated at December 31, 1994 since management deemed foreclosed properties to be fairly valued on the balance sheet.

     Accruing loans past due 90 days or more as to principal or interest payments totaled $66.4 million and $40.6 million at the end of 1995 and 1994, respectively. The details of these past due loans are displayed in Table 15. The past due commercial and real estate loans were in the process of collection and were adequately collateralized. Also, of the 1995 past due student loans, $30.7 million, or 95%, were indirectly government guaranteed and do not represent material loss exposure to Signet.


Table 15
ACCRUING LOANS PAST DUE 90 DAYS OR MORE (excluding Capital One)
- ---------------------------------------------------------------------------------------------------------------------------

                                                                                                    December 31
- ---------------------------------------------------------------------------------------------------------------------------

(dollars in thousands)                                                                    1995         1994        1993
- ---------------------------------------------------------------------------------------------------------------------------
Commercial                                                                             $  6,326      $ 5,433     $  2,641
Consumer:
   Student loans                                                                         32,308       22,654       19,694
   Credit card                                                                            5,118        3,289
   Loan-by-check-risk tests                                                               8,812
   Loan-by-check other                                                                    2,424          177
   Other consumer                                                                         2,068        1,192        1,179
- ---------------------------------------------------------------------------------------------------------------------------

      Total consumer                                                                     50,730       27,312       20,873
Mortgage                                                                                  9,200        5,464        5,989
Construction                                                                                115        2,363       11,133
- ---------------------------------------------------------------------------------------------------------------------------

      Total                                                                             $66,371      $40,572      $40,636
- ---------------------------------------------------------------------------------------------------------------------------

     At year-end 1995, management was monitoring $17.1 million of loans for which the ability of the borrower to comply with present repayment terms was uncertain. These loans were not included in the Table 15 disclosure. They are followed closely, and management at present believes that the allowance for loan losses is adequate to cover anticipated losses that may be attributable to these loans.

     Interest recorded as income on year-end non-accrual and restructured loans was $0.9 million, $0.5 million and $2.5 million for 1995, 1994 and 1993, respectively, compared with interest income of $4.1 million, $3.4 million and $7.5 million for the same respective periods which would have been recorded had these loans performed in accordance with their original terms. The pre-tax costs of carrying (funding) an average of $15.0 million of foreclosed properties in 1995, $34.1 million in 1994 and $61.6 million in 1993 were approximately $0.6 million, $1.1 million and $1.8 million, respectively, when calculated by applying an average annual cost of funds to the outstanding balance. These amounts have been calculated using historical rates, and may not necessarily reflect improved earnings on a prospective basis, as these funds may be reemployed at different rates.

Funding (on a pro forma basis)

DEPOSITS

Signet offers a diverse range of products including interest bearing and non-interest bearing demand, savings and certificates of deposits, both domestic and foreign. The Company competes for deposits with other commercial banks, savings banks, savings and loan associations, the bond and stock market and other providers of non-bank financial services, including money market funds, credit unions, mutual funds and other deposit gathering institutions. Average deposits totaled $7.3 billion for 1995, down 2% from 1994. Core deposits averaged $7.1 billion for 1995, virtually unchanged from 1994. These deposits represent Signet's largest and most important funding source due to their relatively low cost and reasonably stable nature. This source of funding also enhances the Company's overall liquidity position. The core deposit categories which experienced the greatest decline were money market savings and savings certificates which fell $257 million and $129 million, respectively, from 1994. The increase in savings accounts was due to growth in the Capital One deposits held by Signet under previously agreed upon terms of the spin-off. Approximately $500 million of these deposits will transfer to Capital One in the first quarter of 1996. The competition among financial institutions for these deposits and increased consumer awareness have effectively increased the relative cost of and reduced the overall benefits received from these deposits.

     Purchased deposits (large denomination certificates and foreign deposits) averaged $211 million for 1995, a decline of $34 million, or 14%, from the prior year. Large denomination certificates are principally sold to existing corporate customers. The demand for such funds depends upon the Company's varying financing needs. As a result, the interest rates are based on market competition for these funds. Table 16 shows the maturity composition of large denomination certificates at year-end 1995.


Table 16
MATURITIES OF DOMESTIC LARGE DENOMINATION CERTIFICATES ($100,000 OR MORE) December 31, 1995
- -----------------------------------------------------------------
(in thousands)                          Balance      Percent
- -----------------------------------------------------------------
3 months or less                       $ 78,460        60%
Over 3 through 6 months                  15,199        12
Over 6 through 12 months                  6,202         5
Over 12 months                           29,850        23
- -----------------------------------------------------------------

   Total                               $129,711       100%
- -----------------------------------------------------------------
The majority of foreign deposits are in denominations of $100,000 or more.

SHORT-TERM AND LONG-TERM BORROWINGS
Short-term borrowings consist of federal funds purchased, securities sold under repurchase agreements, commercial paper, Treasury tax and loan deposits, Federal Reserve borrowings and short-term borrowings from other banks. This category of borrowings is an accessible source of generally moderately priced funds and has become an important financing vehicle for Signet's balance sheet management. Signet supplements its funding sources in the short-term money market and through securitizations. Short-term borrowings have an original maturity of less than one year. This category rose $1.9 billion from 1994 to average $2.1 billion in order to fund the growth in loans. See Note G to Consolidated Financial Statements for further details on this source of funds.

     Long-term borrowings represent a very stable, although relatively expensive, source of funds and have been used to provide Tier II capital to Signet's subsidiaries, for acquisitions and for general corporate purposes. This category averaged $253 million for 1995, a decline of only $1.6 million from 1994. Note H to Consolidated Financial Statements provides a detailed analysis of long-term borrowings at December 31, 1995 and 1994.

STOCKHOLDERS' EQUITY
Stockholders' equity provides a source of permanent funding, allows for future growth and assists the Company in withstanding unforeseen adverse developments. At December 31, 1995, stockholders' equity totaled $864 million, an increase of $120 million, or 16%, from the previous year-end pro forma level of $744 million. The increase reflects net retained income for 1995 of $49 million, net unrealized gains on securities available for sale of $67 million and the issuance of common stock through investor, employee stock purchase and stock option plans, which, in total, added an additional $13 million in net proceeds to equity.

     At the time of the spin-off, Signet's stockholders' equity was reduced by $383 million, the amount of Capital One's stockholders' equity less minority interest (see Note T to the Consolidated Financial Statements). This generally reduced Signet's capital ratios; however, the ratios remained strong and both of Signet's banks are within "well-capitalized" regulatory guidelines (see discussion on Capital Analysis).

     Effective January 1, 1994, Signet adopted SFAS No. 115, which requires that securities classified as available for sale be reported at fair value with unrealized gains and losses reported as a component of retained earnings, net of tax. At December 31, 1995, the net unrealized gains, net of tax, related to securities available for sale, totaled $45.2 million, primarily from a rise in the value of mortgage-backed securities and U.S. Treasury obligations. Signet has no plans at present to sell these securities.

     The dividends declared during 1995 of $46.5 million represented an annual rate of $0.79 per share. On October 20, 1995, reflecting its confidence in the Company's growth plans and improving profitability, Signet's Board of Directors raised the quarterly dividend by 3 cents to $0.20 per common share. The principal sources of dividends to be paid to shareholders are dividends and interest from the subsidiary banks. Various state and federal laws and policies limit the ability to pay dividends to shareholders and the ability of Signet's subsidiary banks to pay dividends to the Company. Under applicable regulatory
restrictions,   each  of  the  Company's  banking subsidiaries was able to pay dividends to the Company in 1995.

CAPITAL ANALYSIS
A primary management objective is to sustain its strong capital position to merit the confidence of customers, the investing public, banking regulators and stockholders. A strong capital position has helped the Company withstand unforeseen adverse developments and take advantage of profitable investment opportunities. Table 17 details certain risk-based and other capital data.

     Capital adequacy is defined as the amount of capital needed to maintain future asset growth and to absorb losses. Regulators consider a range of factors when determining capital adequacy, such as the organization's size, quality and stability of earnings, risk diversification, management expertise, asset quality, liquidity and internal controls. Management reviews the various capital measures monthly and takes appropriate action to ensure they are within established internal and external guidelines. Management believes Signet's current capital and liquidity positions are strong and its capital position is adequate to support its business areas.

     The Federal Reserve Board has issued capital guidelines which are sensitive to credit risk factors (including off-balance sheet exposure). Emphasis is placed on common stockholders' equity in relationship to total assets adjusted for risk. The focus is principally on credit risk, but does include certain interest rate and market risks when assigning risk categories. The risk-based capital guidelines define capital as either core capital (Tier I) or supplementary capital (Tier II). These guidelines require banking organizations to meet a minimum total capital ratio of 8%, with at least 4% Tier I Capital.

     The  Federal  Deposit  Insurance   Corporation   Improvement  Act  of  1991
("FDICIA") requires federal banking agencies to take prompt corrective action in
respect  to   depository   institutions   that  do  not  meet  minimum   capital
requirements. FDICIA established five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier depends upon the relationship of its capital levels to various relevant capital measures, which include a risk-based capital measure and a leverage ratio capital measure, and certain other factors. As of December 31, 1995, both of Signet's banking subsidiaries met the well-capitalized criteria.


Table 17
RISK-BASED AND OTHER CAPITAL DATA
- ---------------------------------------------------------------------------------------------------------------------------

                                                                                            December 31
- ---------------------------------------------------------------------------------------------------------------------------

                                                                                    1995                      1994
- ---------------------------------------------------------------------------------------------------------------------------

(dollars in thousands-except per share)                                    Balance       Percent      Balance      Percent
- ---------------------------------------------------------------------------------------------------------------------------
Qualifying common stockholders' equity                                  $   815,342                $1,237,453
Less goodwill and other disallowed intangibles                              (58,881)                  (44,581)
- ---------------------------------------------------------------------------------------------------------------------------

   Total Tier I capital                                                     756,461        9.82%    1,192,872         12.58%

Qualifying debt                                                             114,534                   165,800
Qualifying allowance for loan losses                                         96,751                   119,812
- ---------------------------------------------------------------------------------------------------------------------------

   Total Tier II capital                                                    211,285        2.74       285,612          3.01
- ---------------------------------------------------------------------------------------------------------------------------

   Total risked-based capital                                           $   967,746       12.56    $1,478,484         15.59
- ---------------------------------------------------------------------------------------------------------------------------

Total risk-adjusted assets                                               $7,707,111                $9,484,219
- ---------------------------------------------------------------------------------------------------------------------------

Leverage ratio                                                                             6.93                        9.90
- ---------------------------------------------------------------------------------------------------------------------------

Tangible Tier I leverage ratio                                                             6.36                        9.57
- ---------------------------------------------------------------------------------------------------------------------------


                                                                                                     December 31
- ---------------------------------------------------------------------------------------------------------------------------

                                                                                           1995          1994         1993
- ---------------------------------------------------------------------------------------------------------------------------
Other Ratios:
Common equity to assets (excluding Capital One)                                            7.87%         7.54%         8.07%
Internal equity capital generation rate                                                    5.90          8.79         13.21
Common dividend payout ratio                                                              42.55         38.61         26.14
Book value per share                                                                     $14.59        $18.96        $17.04
- ---------------------------------------------------------------------------------------------------------------------------

Table 18
INTANGIBLE ASSETS (excluding Capital One)
- -----------------------------------------------------------

                                      December 31
- -----------------------------------------------------------

(in thousands)               1995       1994         1993
- -----------------------------------------------------------

Goodwill                  $ 53,125     $37,247      $22,833
Core deposit premiums       12,685      16,019       11,730
Mortgage servicing rights   58,668      29,431       12,847
- -----------------------------------------------------------

 Total intangible assets  $124,478     $82,697      $47,410
- -----------------------------------------------------------
The amortization of intangibles is expected to be approximately
$9,089 annually over the next five years.


     As detailed in Table 17, the Company's consolidated risk-based capital ratios at December 31, 1995 were 12.56% and 9.82% for Total Capital and Tier I Capital, respectively. The Federal Reserve Board also requires a minimum leverage ratio of 3%. For most corporations, including Signet, the minimum leverage ratio is 3% plus an additional cushion of at least 100 to 200 basis points depending upon risk profiles and other factors. The leverage ratio is calculated by dividing Tier I Capital by the current quarter's total average assets less goodwill and other disallowed intangibles. Signet's leverage ratio at December 31, 1995 was 6.93%. The decline in these capital ratios from December 31, 1994 reflects the impact of the spin-off. However, on a pro forma basis, the Company's total stockholders' equity to assets ratio improved from 7.54% at December 31, 1994 to 7.87% at year-end 1995. For informational purposes, Table 18 details the components of Signet's intangible assets for the past three years and the estimated amortization for the next five years. The increase in goodwill during 1995 was due to the acquisition of Sheffield Management Company and Sheffield Investments, Inc.

DERIVATIVES AND OTHER OFF-BALANCE SHEET RISK
Signet has used financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to participate in trading activities. These financial instruments include commitments to extend credit, standby and commercial letters of credit, mortgages sold with recourse and interest rate contracts, including forwards, futures, options and interest rate swaps, caps and floors. These instruments involve, to varying degrees, elements of credit or interest rate risk in excess of the amount recognized in the balance sheet. Signet uses the same credit policies for off-balance sheet items as it does for on-balance sheet instruments.

     Interest rate swaps, where the Company generally makes variable rate payments and receives fixed rate payments, were entered into to manage the interest rate risk in the existing balance sheet mix. During 1995, the Company's interest rate swaps decreased income on earning assets by $14.0 million and reduced borrowing costs by $20.3 million for a net pre-tax impact of $6.3 million. Of the existing interest rate swaps, the majority will mature by 1998. Interest rate floors, with average strike prices of approximately 5% tied to the three-month LIBOR decreased income on earning assets by $1.9 million in 1995. Interest rate floors were purchased to hedge variable rate assets against decreases in interest rates. Maturity dates on the interest rate floors range from 1997-2003. Interest rate caps, with average strike prices of approximately 7.5% tied to the three-month LIBOR, increased borrowing costs by $0.5 million in 1995. Interest rate caps were purchased to hedge variable rate liabilities against increases in interest rates. All interest rate caps mature by the end of 1996. Futures contracts were purchased to hedge interest rate changes on securities available for sale and savings certificates. During 1995, gains and losses on closed contracts had an immaterial impact on income on securities available for sale and expense on savings certificates. As the derivative contracts mature, management will determine the necessity to enter into additional contracts at that time. Refer to Table 19 for a roll forward schedule of interest rate swap activity. The impact of derivative activity on liquidity is discussed in the Liquidity discussion. Refer to Note O and Note U to Consolidated Financial Statements for further details of off-balance sheet risk. Discussion of the impact of derivative income on operations is included in Note A to Consolidated Financial Statements and the Interest Rate Sensitivity discussion.


Table 19
INTEREST RATE SWAPS
- --------------------------------------------------------------

                                  Synthetic   Trading/
(notional in millions)         Alteration (a) Dealer(b)  Total
- --------------------------------------------------------------

Balance at December 31, 1993      $2,558        $328    $2,886
Additions (c)                        953          30       983
Expirations                          187          81       268
- --------------------------------------------------------------

Balance at December 31, 1994       3,324         277     3,601
ADDITIONS                          6,670         196     6,866
EXPIRATIONS                        1,005         203     1,208
TRANSFERRED TO CAPITAL ONE         6,165           -     6,165
- --------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995      $2,824        $270    $3,094
- --------------------------------------------------------------

(a) Impacts interest rate sensitivity. Synthetic alteration is a risk-management tool used to change the nature of an interest earning asset or interest bearing liability from fixed rate to variable rate or vice versa.
(b) Impacts trading income.
(c) In 1994, the Company purchased $539 million of interest rate swaps that hedge credit card securitizations. Income from these swaps is recorded in non-interest income. These swaps are not included in this roll forward schedule.


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

     ALCO, in managing interest rate sensitivity, also uses simulations to better measure the impact that market changes and alternative strategies might have on net interest income. Current period maturity, repricing information and

Table 20
INTEREST RATE SENSITIVITY
December 31, 1995

- ---------------------------------------------------------------------------------------------------------------------------

                                              1-30      31-60      61-90     91-180     Within     180 Days-  >1 Year-     Over
(dollars in millions)                         Days      Days       Days       Days      180 Days    1 Year     5 Years    5 Years
- ---------------------------------------------------------------------------------------------------------------------------------
Earning assets:
   Securities available for sale             $  126    $    31    $    10    $    78    $   245    $    72    $   385   $1,632
   Loans                                      3,265         28        108        337      3,738        311        681      686
   Other earnings assets                      1,353         40         10          1      1,404        241         48
- ---------------------------------------------------------------------------------------------------------------------------------

   Total earning assets                       4,744         99        128        416      5,387        624      1,114    2,318
Interest bearing liabilities:
   Deposits:
      Savings (1)                             2,002                                       2,002                 1,632      203
      Other time                                218        110        122        302        752        358        883       37
   Short-term borrowings                      1,837         52          9                 1,898          6
   Long-term borrowings                                               100        150        250                              3
- ---------------------------------------------------------------------------------------------------------------------------------

Total interest bearing liabilities            4,057        162        231        452      4,902        364      2,515      243
Non-rate related assets and liabilities, net                                                                      948      471
- ---------------------------------------------------------------------------------------------------------------------------------

INTEREST SENSITIVITY GAP                        687        (63)      (103)       (36)       485        260     (2,349)   1,604
Impact of interest rate swaps, futures,
  floors and caps                              (899)      (875)    (1,100)       400     (2,474)       425      2,034       15
Impact of securitizations and repricing (2)    (185)                              87        (98)                   98
- ---------------------------------------------------------------------------------------------------------------------------------

Interest sensitivity gap adjusted for impact
  of securitization, interest rate swaps,
  futures, floors and caps (2)                 (397)      (938)    (1,203)       451     (2,087)       685       (217)  $1,619
- ---------------------------------------------------------------------------------------------------------------------------------

Adjusted interest sensitivity gap as a
  percentage of total assets                  (3.62)%    (8.54)%   (10.96)%     4.11%    (19.01)%     6.24%     (1.98)%  14.75%
CUMULATIVE ADJUSTED INTEREST SENSITIVITY
  GAP                                        $ (397)   $(1,335)   $(2,538)   $(2,087)   $(2,087)   $(1,402)   $(1,619)
- ---------------------------------------------------------------------------------------------------------------------------------

Adjusted cumulative interest sensitivity
  gap as a percentage of total assets         (3.62)%   (12.16)%   (23.12)%   (19.01)%   (19.01)%   (12.77)%   (14.75)%
- ---------------------------------------------------------------------------------------------------------------------------------

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


projected balance sheet strategies are used to simulate rate sensitivity. The lag effect of consumer deposit rates, determined through historical analysis and forecasting techniques, is also modeled. These simulations show that an immediate and sustained 100 basis point change in interest rates would have less than a 2% impact on rate sensitive income over the next twelve months, reflecting Signet's conservative balance sheet strategy. ALCO operates under a policy designed to limit the impact of a sudden 100 basis point change in interest rates to no more than a 5% change in rate sensitive income over a twelve month period.

     During the latter half of 1995, as well as at year-end, Signet positioned itself for a declining rate environment. While Table 20 shows a basic 180-day net asset position of $485 million at December 31, 1995, the Company has taken steps to limit its exposure to declining interest rates through the use of derivative products. Execution of these off-balance sheet interest rate and hedging instruments resulted in a 180-day net liability position of $2.1 billion, or 19% of total assets.

     At December 31, 1995, the notional values of derivative products for the purpose of managing interest rate risk were $2.8 billion of interest rate swaps, $650 million of interest rate floors and $300 million of interest rate caps.

LIQUIDITY (ON A PRO FORMA BASIS)

Liquidity is the ability to meet present and future financial obligations either through the sale or maturity of existing assets or by the acquisition of additional funds through liability management. Both the coordination of asset and liability maturities and effective liability management are important to the maintenance of liquidity. Stable core deposits and other interest bearing funds, accessibility to local, regional and national funding sources and readily marketable assets are all important determinants of liquidity. Table 21 reflects certain liquidity ratios for the past three year-ends, on a pro forma basis.



Table 21
LIQUIDITY RATIOS (excluding Capital One)
- -------------------------------------------------------------


                                        December 31
                           ----------------------------------
                                 1995      1994       1993
- -------------------------------------------------------------

Ratio of liquid assets to:
   Purchased funds                198.0%   194.0%     252.8%
   Loans                           85.4     58.0       94.3
   Assets                          42.1     33.5       42.6
- -------------------------------------------------------------

     Asset liquidity is generally provided by interest bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, securities available for sale, loans held for sale and trading account securities. Liability liquidity is measured by the Company's ability to obtain deposits and purchased funds at favorable rates and in adequate amounts and by the length of maturities. Since core deposits are the most stable source of liquidity a bank can have because they are government insured, the high level of average core deposits during 1995 maintained the Company's strong liquidity position. Signet's 1995 pro forma average loan balances were entirely funded with core deposits. However, as noted previously, approximately $500 million of core deposits will transfer to Capital One in the first quarter of 1996. Signet's equity base, as noted earlier, also provides a stable source of funding. The parent company has not recently relied on the capital markets for funding. The parent company does not have any significant long-term debt issues maturing until 1997; however, on February 1, 1994, Signet called for redemption at par the remaining $11.9 million of 7 3/4% Senior Debentures due in 1997.

     For 1995, cash and cash equivalents declined $961 million primarily due to a sharp decline in interest bearing deposits with other banks and federal funds sold and securities purchased under resale agreements. Cash used by operations was $70 million for this time period resulting mainly from purchases and originations exceeding proceeds from sales of loans held for sale and purchases exceeding proceeds from sales of trading account securities. Cash used by investing activities amounted to $2.3 billion principally due to purchases of securities available for sale and an increase in loans. Cash provided by financing activities amounted to $1.4 billion due primarily to financing Capital One prior to the spin-off.

     The Company's future liquidity may be affected by derivative activities. Potential losses are limited to counterparty risk in situations where Signet is owed money; that is, when Signet holds contracts with positive fair values. The Company's net unrealized gain as of December 31, 1995 was $58.0 million. The Company does not expect any losses from counterparties failing to meet their obligations. Also, at December 31, 1995, the Company had unrealized losses on derivative transactions totaling $21.8 million, which if terminated would require a cash outlay. Signet presently has no intention to terminate these contracts. There are no credit concerns related to the Company's obligations and it expects to meet those obligations without default.

INFLATION

Since interest rates and inflation rates do not always move in concert, the effect of inflation on banks may not necessarily be the same as on other businesses. A bank's asset and liability structure differs significantly from that of manufacturing and other concerns in that virtually all assets and liabilities are of a monetary nature. Inflation affects a bank's lending activities. Since inflation tends to drive the costs of goods and services higher, the level of customers' financing needs usually rises to keep pace. As loan demand increases, competition for variable funds may raise the base rate charged for these funds. Banks then are faced with increased credit risk as borrowers experience greater exposure to financial risk from the higher rates. In such cases, banks place more emphasis on the adequacy of the allowance for loan losses. As a result, continued inflation increases the overall cost of doing business, both directly and indirectly.

FAIR VALUE

The requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," are included in Note R to Consolidated Financial Statements. Since interest rates, credit risks and other dimensions of fair value of the Company's assets, liabilities and off-balance sheet instruments change rapidly and, since this disclosure excludes some aspects of the Company's overall fair value, Note R should not be viewed as an indication of the Company's overall market value. Furthermore, certain valuation techniques used in developing Note R require assumptions and forecasts of cash flows. While Note R complies with SFAS No. 107, these assumptions and other subjective determinations should be considered when interpreting the data.

RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued in March 1995. The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Signet will adopt the statement beginning January 1, 1996. The effect of adopting SFAS No. 121 is not expected to have a material impact on the financial statements of the Company.

Signet Banking Corporation and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS--1994 COMPARED TO 1993


On February 28, 1995, Signet completed the spin-off of substantially all of its credit card business. For a more detailed discussion of this transaction, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1995 Compared To 1994. In addition to the discussion of consolidated information, pro forma data is provided where it was meaningful to discuss the Company's results excluding Capital One.

INCOME STATEMENT ANALYSIS

Signet reported consolidated net income of $149.8 million, or $2.59 per share, for 1994 compared with $174.4 million, or $3.06 per share, in 1993. The 1994 net income reflected special pre-tax charges of $92.2 million for restructuring and for terminating certain data processing contracts. Included in the restructuring charges were costs related to an early retirement plan, employee severance and consolidation of facilities. On a pro forma basis, net income was $55.8 million in 1994, a decrease of $8.1 million, or 12.6%, from $63.9 million in 1993. The 1994 pro forma net income reflected special pre-tax charges of $43.2 million for restructuring. On a pro forma basis and excluding special one-time charges, 1994 net income amounted to $83.9 million resulting in an ROA of 0.95% and an ROE of 10.26%. These ratios compared favorably with the 0.69% ROA and 9.10% ROE achieved in 1993, on a pro forma basis.

     Taxable equivalent net interest income of $523.7 million was a principal component of earnings and reflected a decline of $21.4 million, or 3.9%, from the 1993 level. The net yield margin for 1994 was 5.16%, a one basis point decline from the prior year. This decrease in the net yield margin was primarily due to higher funding costs associated with interim funding for Capital One. On a pro forma basis, taxable equivalent net interest income increased slightly to $345.0 million. The pro forma net yield margin increased 35 basis points to 4.59% from 4.24% in the previous year. On a pro forma basis, the net interest spread was 3.96%, a 6% increase from the 1993 level of 3.75%. The overall yield on earning assets was 7.21%, up 50 basis points from 1993, while the increase in rates paid for interest bearing liabilities amounted to 3.25%, up 29 basis points from the previous year.

     Pro forma non-interest operating income totaled $195.2 million for 1994, relatively level with the prior year. Most of the change from the previous year resulted from increases in service charges on deposit accounts ($1.7 million) and trust income ($1.8 million) that were offset by a decline in credit card servicing and service charge income ($3.8 million).

     Pro forma non-interest expense totaled $488.3 million for 1994, an increase of $44.3 million, or 10%. The increase from the previous year is due to the restructuring charge of $43.2 million which included costs related to an early retirement plan, employee severance and consolidation of facilities. Staff expense (salaries and employee benefits), the largest component of non-interest expense, totaled $236.3 million, a $7.1 million, or 3%, increase over 1993. Salaries rose $12.5 million or 7% year-over-year and benefits expense for 1994 decreased $5.5 million, or 10%, because the $6 million cost of implementing SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was recorded in 1993. Travel and communications expense rose $5.0 million, or 28%, year-over-year, primarily due to higher postage and telephone charges related to managing a larger consumer loan portfolio. The $14.3 million decline in foreclosed property expense was primarily due to the elimination in 1994 of provisions recorded to maintain the reserve for foreclosed properties and lower costs to maintain and operate these properties. During 1993, foreclosed property reserve provisions of $7.4 million were recorded. The reserve was eliminated at year-end 1994 as management deemed foreclosed property to be fairly valued on the balance sheet. The deposit insurance assessment from the FDIC totaled $16.8 million, a $1.5 million decline from 1993.

     Signet's pro forma efficiency ratio (the ratio of non-interest expense to taxable equivalent operating income) was 88.2% for 1994, compared with 81.2% for 1993. Excluding the restructuring charges and foreclosed property expense from non-interest expense lowered the ratio to 80.3% and 78.7% for the same respective years. With the anticipated Capital One spin-off, Signet began a major refocus on its core banking businesses. In the third quarter of 1994, Signet's Board of Directors approved a comprehensive core bank improvement plan aimed at reducing Signet's efficiency ratio through cost reductions and revenue initiatives in order to enhance its competitive position. In conjunction with the plan, Signet recorded a restructuring charge of $43.2 million ($28.1 million after-tax, or $0.48 per share). Included in the charge was approximately $15.6 million primarily for increased retiree medical and pension benefits related to an early retirement program in which 225 employees participated, approximately $13.0 million of accelerated retiree medical and pension obligations and anticipated severance benefits for approximately 750 employees and approximately $14.6 million related to the writedown of bank-owned properties and lease termination costs due to the expected abandonment of facilities resulting from the reduction in employees. As of December 31, 1994, Signet had reduced the restructuring liability by approximately $2.4 million for severance and early retirement benefits and approximately $5.9 million for lease termination and other facilities related costs. As a result of implementing the cost reduction measures, the number of full-time equivalent employees excluding Capital One fell 13% during the year ended December 31, 1994.

     The provision for loan losses of $14.5 million represented a significant decrease from the 1993 level of $47.3 million as credit quality continued to improve. On a pro forma basis, Signet had net provision reversals of $16.2 million in 1994 due to improved credit quality in the commercial portfolio and improved confidence in the real estate portfolio from successful completion of the Accelerated Real Estate Assets Reduction Program compared with provision expense of $13.3 million in 1993. Net charge-offs decreased 25% to $24.9 million for 1994, compared with $33.0 million for the prior year. Decreases were noted in all loan categories except real estate-mortgage. Of the $30.1 million in real estate charge-offs, approximately $21 million were the result of the sale of $102 million of real estate related loans in the third quarter of 1994. Commercial loan net charge-offs experienced an improvement when comparing 1994 with 1993 due to improved credit quality. Consumer net charge-offs increased to $1.6 million from $0.5 in 1993 partially the result of charge-offs on the loan-by-check product. The allowance for loan losses on a pro forma basis at December 31, 1994 was $152.0 million, or 2.67% of year-end loans, compared with the 1993 year-end allowance of $189.8 million, or 4.27% of loans.

     Pro forma income tax expense for 1994 was $15.8 million as compared with $14.4 million for 1993. This represented an effective tax rate of 22.0% for 1994 and 18.4% for 1993. An increase in the federal tax rate from 34% to 35% in 1993 had minimal impact on the income tax expense. Adoption of SFAS No. 109, "Accounting for Income Taxes" in

1993 did not have a material impact on the Company's financial position or results of operations.

BALANCE SHEET REVIEW

Pro forma average earning assets totaled $7.8 billion for 1994, down $537 million from 1993. The portfolios experiencing the largest declines were investment securities ($1.6 billion) and trading account securities ($203 million), while the securities available for sale and the loan portfolios increased by $1.0 billion and $167 million, respectively. Loans (net of unearned income) for 1994, averaged $4.6 billion, a 4% increase from the 1993 level. Pro forma consumer loans averaged $1.5 billion for 1994, a 30% increase from 1993, and represented 33% of the total loan portfolio. The increase in pro forma consumer loans was concentrated in student loans and loans generated by implementing Signet's information-based strategy. Real estate-construction loans totaled $249 million, a decrease of 44%, or $200 million, from the 1993 average. During 1994, the Company sold a $102 million portfolio of real estate related loans at a discount for which there was sufficient allowance. The real estate loan sale impacted the real estate-construction ($73 million) and real estate-commercial mortgage loan ($29 million) categories. At December 31, 1994, trading account securities consisted of $212 million of government securities, $139 million of asset-backed securities and $2 million of other securities. Trading account securities averaged $287 million in 1994, down 41% from the $484 million level in 1993. Securities available for sale for 1994 averaged $1.3 billion, an increase of $1.0 billion over the 1993 level, when SFAS No. 115 was adopted. At December 31, 1994, the securities available for sale portfolio (excluding securities having no maturity) had a remaining average maturity of less than four years and unrealized gains of $1.6 million and unrealized losses of $39.2 million. Signet's investment securities portfolio totaled $399 million at December 31, 1994. Investment securities for 1994 averaged $264 million, a decrease of $1.6 billion over the 1993 level, as approximately $1.5 billion were reclassified from investment securities to securities available for sale when SFAS No. 115 was adopted. At year-end 1994, the investment securities portfolio had a remaining average maturity of less than four years and unrealized gains of $5.9 million and unrealized losses of $5.0 million. Investment securities portfolio yields increased to 10.71% from the 1993 level of 6.63% as the majority of securities reclassified to available for sale were lower yielding securities.

RISK ELEMENTS

Non-performing assets at year-end 1994 totaled $48.5 million. This compared favorably with $116.5 million (net of the $5.7 million foreclosed property reserve) at the end of 1993. Non-performing real estate assets declined $34.1 million, or 48%, including a $20.1 million drop in foreclosed properties (net of reserves). One large commercial credit ($24.7 million) was placed on non-accrual status at the end of 1993. In early 1994, the Company sold this loan, for which there was sufficient allowance. Signet sold $27.5 million of foreclosed properties during 1994. Signet provided financing on only $388 thousand of the foreclosed properties sold in 1994. The reserve for foreclosed properties was eliminated at December 31, 1994, since management deemed foreclosed properties to be fairly valued on the balance sheet.

     Pro forma accruing loans past due 90 days or more as to principal or interest payments totaled $40.6 million at the end of 1994 and 1993. Of the 1994 past due student loans, $20.3 million, or 90%, were indirectly government guaranteed and do not represent material loss exposure to Signet. At year-end 1994, management was monitoring $43.2 million of loans for which the ability of the borrower to comply with present repayment terms was uncertain. These loans were not included in the above disclosure.

     By the end of 1993, Signet had successfully completed its Accelerated Real Estate Asset Reduction Program. As a result of the success, Signet terminated the Program effective January 1, 1994, and all remaining assets were assigned to work-out units.

FUNDING AND CAPITAL

Pro forma average deposits totaled $7.4 billion for 1994, a 4% decrease from 1993. Short-term borrowings declined $235 million, or 62%, from 1993 to average $142 million. Long-term borrowings averaged $255 million for 1994, a decline of 11%, or $32 million, from 1993. This decline resulted primarily from regularly scheduled amortization of principal and on February 1, 1994, Signet called for redemption at par the remaining $11.9 million of 7 3/4% Senior Debentures due in 1997. During the third quarter of 1994, Signet completed the acquisition of Pioneer, a $400 million financial institution located in Chester, Virginia. The transaction was structured as a tax-free exchange of stock and was accounted for as a purchase. Pioneer's shareholders received .6232 shares of Signet common stock for each Pioneer share held. This resulted in Signet issuing approximately 1.5 million shares of common stock. The transaction had little dilutive effect on Signet's earnings per share. Effective January 1, 1994, Signet adopted SFAS No. 115, which requires that securities classified as available for sale be reported at fair value with unrealized gains and losses reported as a component of retained earnings, net of tax. At December 31, 1994, the net unrealized losses, net of tax, related to securities available for sale, totaled $21.8 million primarily from a reduction in the value of mortgage backed securities and U.S. Treasury obligations. The risk-based capital ratios for the Company at December 31, 1994 were 15.59% and 12.58% for Total Capital and Tier I Capital, respectively. The leverage ratio at December 31, 1994 was 9.90%.

Signet Banking Corporation and Subsidiaries
1995 FOURTH QUARTER ANALYSIS

Tables 22 through 25, on the following pages, contain selected quarterly financial data for the years ended December 31, 1995 and 1994. In addition to the discussion of consolidated information, pro forma data is provided for the same periods where it was meaningful to discuss the Company's results excluding Capital One. Consolidated and pro forma results are the same for the second, third and fourth quarters of 1995.

     Consolidated net income for the fourth quarter of 1995 was $9.0 million, or $.15 per share, and included the $35.0 million fraud loss, as noted previously, and a $9.6 million gain related to the securitization of $481 million of equity line loans. This compared with $42.9 million, or $.73 per share, for the fourth quarter of 1994 which included special pre-tax charges of $9.6 million related to restructuring. The fourth quarter 1995 results represent a 49% decrease in net income from the 1994 fourth quarter net income of $17.6 million, or $.31 per share, on a pro forma basis.

     The fourth quarter 1995 ROA of 0.33% and ROE of 4.18% were down from the fourth quarter 1994 ROA of 0.74% and ROE of 8.61% on a pro forma basis. The equity-to-asset ratio was 7.90% as of December 31, 1995, up from 7.54% at the end of 1994, on a pro forma basis.

     Total revenues (net interest income and non-interest income) for the quarter were $183.7 million, up 12% from the previous quarter. On a pro forma basis, total revenues were up 34% from the 1994 fourth quarter. Signet's net interest margin was 4.78%, a slight increase from the 4.73% margin on a pro forma basis in the fourth quarter of 1994, but down from the third quarter 1995 net interest margin of 4.96%. Approximately half of the decline in the net interest margin from the third quarter resulted from securitizing consumer loans.

     Taxable equivalent net interest income declined $14.2 million, or 11%, from the fourth quarter of 1994. On a pro forma basis, net interest income was up $18.4 million, or 19%. Interest income on consumer loans and loans held for securitization increased $20.0 million, or 43%, as a result of a $535 million, or 28%, increase in outstandings and higher yields on the portfolio. Taxable equivalent commercial loan income increased $13.9 million, or 32%, compared with the fourth quarter of 1994 due to a $668 million, or 30%, increase in average commercial loans outstanding. The increase in interest income was partially offset by a $26.5 million increase in interest expense resulting from $1.5 billion in additional interest bearing liabilities required to fund the loan growth. A 58 basis point increase in the rate paid on interest bearing liabilities also contributed to the increase in interest expense.

     Non-interest income increased $26.4 million, or 63%, from $41.7 million in the fourth quarter of 1994, on a pro forma basis. Trust and investment management income increased $2.0 million, or 39%, as a result of the increase in mutual fund assets under management due to the July acquisition of the assets of Sheffield Management Company and Sheffield Investments, Inc., managers and distributors of the Blanchard family of funds. Mortgage servicing and origination income increased $2.5 million, or 59%, related to an increase in the volume of loans processed due to lower interest rates along with an increase in the mortgage loans serviced by Signet. Trading profits were $4.0 million compared to $106 thousand in the fourth quarter of 1994. Gains were realized in the fourth quarter of 1995 related to the home equity line securitization ($9.6 million) and the sale of approximately $179 million of adjustable rate mortgage loans ($3.1 million). Nominal investment securities gains resulted from securities being called for redemption.

     On a pro forma basis, non-interest expense increased over the fourth quarter of 1994 due to the fraud loss. Categories experiencing increases included salaries and employee benefits of $3.9 million, or 7%, travel and communications of $1.3 million, or 21%, and a decrease in income related to foreclosed properties of $1.6 million that is recorded net of foreclosed property expense. The FDIC assessment fell $3.5 million from the same quarter in 1994 reflecting the decline in rates charged by the FDIC effective June 1, 1995. A restructuring charge of $9.6 million related to the writedown of bank-owned properties and lease termination costs due to the abandonment of facilities was recorded in the fourth quarter of 1994. The efficiency ratio of 63%, excluding the fraud loss, improved 3 points from the 1995 third quarter and 14 points from the 1994 fourth quarter, excluding restructuring charges, primarily as a result of re-engineering programs initiated in the second half of 1994.

     Growth in installment and student loans fueled a 5% increase in the managed consumer loan portfolio, which was up $142 million from the previous quarter. The Company securitized $481 million of home equity loans and sold $179 million of adjustable rate residential mortgages. Signet continued to de-emphasize commercial real estate lending and reduced that portfolio 6% to $603 million at year-end from $643 million on September 30, 1995.

     Non-performing assets at December 31, 1995, totaled $54.3 million, or 1.00% of loans and foreclosed properties. Net charge-offs for the quarter were $15.6 million, or 1.12%, of average loans. The Company provided $18.6 million for the allowance for loan losses in the fourth quarter which was significantly higher than previous quarters due to higher loss estimates on the loan-by-check risk tests. At December 31, 1995, the loan loss allowance of $129.7 million equaled 238.85% of non-performing assets and 2.39% of loans outstanding.

Table 22
SELECTED  QUARTERLY  FINANCIAL  INFORMATION
(dollars in thousands -- except per share)

Signet Banking Corporation ("Signet") completed the spin-off of its subsidiary, Capital One Financial Corporation ("Capital One") on February 28, 1995. Due to the significance of the spin-off, certain pro forma financial information is provided below to illustrate Signet's financial results and other data assuming the spin-off occurred prior to the periods presented.

- ---------------------------------------------------------------------------------------------------------------------------

                                                       1995                                         1994
- ------------------------------------------------------------------------------------------------------------------------------

                                    Fourth       Third      Second       First      Fourth      Third     Second       First
                                    Quarter     Quarter     Quarter     Quarter     Quarter    Quarter    Quarter     Quarter
- ------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
EARNINGS
Interest income                   $  206,989  $  206,743  $  202,735  $  249,532 $  222,931 $  198,222 $  196,225  $  189,635
Interest expense                      91,394      89,799      85,289     106,283     94,768     68,500     71,315      62,419
- ------------------------------------------------------------------------------------------------------------------------------

   Net interest income               115,595     116,944     117,446     143,249    128,163    129,722    124,910     127,216
Provision for loan losses             18,604       8,681       4,250       7,180      3,000      3,000      2,999       5,499
- ------------------------------------------------------------------------------------------------------------------------------

   Net interest income after
      provision for loan losses       96,991     108,263     113,196     136,069    125,163    126,722    121,911     121,717
Non-interest operating income (1)     67,666      46,363      42,692     120,758    148,166    151,658    136,157     128,643
Securities gains (losses)                454         731         247         357        267        162      3,310        (280)
Non-interest expense (2)             152,191     109,507     111,444     190,926    210,875    276,814    186,625     172,109
- ------------------------------------------------------------------------------------------------------------------------------

Income before income taxes (benefit)  12,920      45,850      44,691      66,258     62,721      1,728     74,753      77,971
Applicable income taxes (benefit)      3,894      15,707      15,005      24,033     19,847     (1,734)    24,368      24,858
- ------------------------------------------------------------------------------------------------------------------------------

Net income                             9,026      30,143      29,686      42,225     42,874      3,462     50,385      53,113
Net income excluding the fraud
  loss and restructuring/
  termination charges (2)             31,776      30,143      29,686      42,225     49,110     57,164     50,385      53,113
PER COMMON SHARE
   Net income                     $     0.15  $     0.50  $     0.50  $     0.71 $     0.73 $     0.05 $     0.88  $     0.93
   Net income excluding the
     fraud loss and
     restructuring/termination
     charges (2)                        0.53        0.50        0.50        0.71       0.84       0.98       0.88        0.93
- ------------------------------------------------------------------------------------------------------------------------------

PRO FORMA (excluding Capital One)
EARNINGS
   Net interest income
      (taxable equivalent)        $  117,443  $  119,482  $  120,401  $  121,344 $   99,009 $   92,621 $   79,600  $   87,510
   Net interest income               115,595     116,944     117,446     118,082     95,561     89,166     76,231      84,076
   Net income                          9,026      30,143      29,686      26,706     17,621      4,456     15,784      17,982
   Net income excluding the fraud
     loss and restructuring
     charges (3)                      31,776      30,143      29,686      26,706     23,857     26,308     15,784      17,982
PER COMMON SHARE
   Net income                     $     0.15  $     0.50  $     0.50  $     0.45 $     0.31 $     0.07 $     0.28  $     0.31
   Net income excluding the fraud
     loss and restructuring
     charges (3)                        0.53        0.50        0.50        0.45       0.42       0.45       0.28        0.31
   Book value                          14.59       14.27       13.90       13.15      12.69      14.41      14.31       14.47
AT PERIOD-END
   Earning assets                 $9,443,028  $9,911,356  $9,514,318  $9,337,761 $8,824,793 $7,774,290 $7,461,630  $7,645,907
   Loans (net of unearned income)  5,416,028   5,509,437   5,684,427   5,647,599  5,695,722  4,720,418  4,379,022   4,325,734
   Core deposits                   7,413,414   7,173,040   7,106,437   7,113,166  7,164,587  7,239,642  7,083,856   7,321,176
   Number of common stockholders      15,166      15,134      15,259      15,374     15,503     15,462     14,716      14,756
   Full-time employees                 3,974       3,900       3,743       3,759      3,723      4,154      4,462       4,402
   Part-time employees                 1,021       1,049       1,133       1,029        987        967      1,218       1,103
RATIOS
   Return on average assets             0.33%       1.11%       1.14%       1.06%      0.74%      0.21%      0.74%       0.82%
   Return on average common
      stockholders' equity              4.18       14.51       15.00       14.34       8.61       2.13       7.87        8.85
   Efficiency ratio (4)                63.47       65.99       68.67       69.95      77.46      75.89      87.04       81.55
   Net interest spread                  4.16        4.32        4.50        4.83       4.07       4.26       3.60        3.93
   Net yield margin                     4.78        4.96        5.14        5.42       4.73       4.90       4.24        4.50
   Total stockholders' equity to
     assets                             7.87        7.59        7.70        7.36       7.54       9.58       9.60        9.43
AVERAGE SHARES OUTSTANDING
   (in thousands)                     60,230      60,146      59,669      59,142     58,927     57,898     57,358      57,247
CREDIT QUALITY DATA
   Non-performing assets          $   54,303  $   51,504  $   57,447  $   41,597 $   48,536 $   65,857 $   77,655  $   88,370
   Accruing loans past due 90 days
      or more                         66,371      66,232      54,538      42,919     40,572     45,080     39,835      38,380
   Net charge-offs (5)                15,622      12,965      18,593       2,775      1,707     21,570      1,262         353
   Allowance for loan losses to:
      Non-performing loans            337.05%     339.92%     297.24%     574.88%    583.37%    410.51%    452.45%     389.42%
      Non-performing assets           238.85      251.77      237.60      364.76     313.18     238.16     232.11      211.57
      Net loans                         2.39        2.35        2.40        2.69       2.67       3.32       4.12        4.32
   Non-performing assets to loans
      and foreclosed properties         1.00        0.93        1.01        0.74       0.85       1.39       1.76        2.02
   Net loan losses to average loans     1.12        0.89        1.27        0.19       0.14       1.92       0.12        0.03
- ------------------------------------------------------------------------------------------------------------------------------

(1) The third quarter of 1994 included a $6.0 million gain on sale of mortgage servicing rights. The fourth quarter of 1995 included a $9.6 million gain on securitization of loans.
(2) The third quarter of 1994 included a $49.0 million contract termination fee and $33.6 million of restructuring charges. The fourth quarter of 1994 included $9.6 million of restructuring charges. First, second, third and fourth quarters of 1994 included credit card solicitation expenses of $21.4 million, $24.2 million, $24.2 million and $31.1 million, respectively. The first quarter of 1995 included $29.1 million of credit card solicitation charges. The fourth quarter of 1995 included the $35.0 million fraud loss.
(3) The third and fourth quarters of 1994 included $33.6 million and $9.6 million of restructuring charges, respectively. The fourth quarter of 1995 included the $35.0 million fraud loss.
(4) The  efficiency  ratio  has  been  adjusted  to  exclude  the  fraud  loss,
    restructuring  charges,   foreclosed  property  expense  and  one-time
    spin-off expenses.
(5) The second quarter of 1995 and the third quarter of 1994 included approximately $13.9 million and $20.6 million, respectively, of charge-offs related to the sale of approximately $55.0 million and $101.5 million, respectively, of real estate related loans for which there was sufficient allowance.

The "Consolidated" section of the above schedule is a tabulation of the Company's unaudited quarterly results of operations for the years ended December 31, 1995 and 1994.

The Company's common shares are traded on the New York Stock Exchange under the symbol SBK. In addition, shares may be traded in the over-the-counter stock market.

Table 23
QUARTER-END BALANCE SHEET TREND (excluding Capital One)

- ------------------------------------------------------------------------------------------------------------------------------

(in thousands)                   12/31/95      9/30/95     6/30/95      3/31/95   12/31/94     9/30/94    6/30/94     3/31/94
- ------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks      $   599,113 $   498,193  $   529,205  $   541,946 $  437,867 $  451,079 $  537,330  $  501,678
  Interest bearing deposits
   with other banks                  3,129       1,712       14,610       33,523    342,795    239,274    227,198     217,430
  Federal funds sold and
   resale agreements               460,217     425,305      638,641      772,865    835,821  1,090,348  1,078,429     728,735
  Trading account securities       478,723     464,950      439,737      490,266    353,040    279,245    258,547     262,944
  Loans held for securitization    389,700     750,000      450,300      150,000
  Loans held for sale              361,260     267,535      259,372      159,224     69,506    128,613    145,299     241,312
  Securities available for sale  2,333,971   2,195,180    1,651,554    1,692,387  1,142,626  1,113,371  1,152,477   1,637,359
  Investment securities                        297,237      375,677      391,897    385,283    203,021    220,658     232,393
  Loans:
   Consumer                      1,751,274   1,776,434    2,116,882    2,229,957  2,384,178  1,618,995  1,377,554   1,286,806
   Commercial                    3,090,904   2,982,401    2,820,339    2,577,674  2,472,620  2,282,334  2,173,695   2,163,035
   Real estate-construction        236,103     237,271      227,531      211,097    209,183    218,500    244,354     278,554
   Real estate mortgage-
     commercial                    366,698     406,102      433,701      505,717    526,956    532,391    566,211     578,906
   Real estate mortgage-
     residential                   122,584     248,145      224,433      225,477    191,508    133,084     73,815      71,927
- ------------------------------------------------------------------------------------------------------------------------------

   Gross loans                   5,567,563   5,650,353    5,822,886    5,749,922  5,784,445  4,785,304  4,435,629   4,379,228
   Less:  Unearned income         (151,535)   (140,916)    (138,459)    (102,323)   (88,723)   (64,886)   (56,607)    (53,494)
          Allowance for loan
            losses                (129,702)   (129,672)    (136,497)    (151,729)  (152,003)  (156,843)  (180,248)   (186,961)
- ------------------------------------------------------------------------------------------------------------------------------

   Net loans                     5,286,326   5,379,765    5,547,930    5,495,870  5,543,719  4,563,575  4,198,774   4,138,773
  Premises and equipment (net)     192,431     180,549      166,731      160,672    159,031    202,714    202,697     196,036
  Interest receivable              104,437      98,000       90,190       75,082     83,942     70,484     65,990      82,602
  Other assets                     768,558     534,689      458,370      513,994    505,053    457,403    389,500     469,901
- ------------------------------------------------------------------------------------------------------------------------------

        Total assets           $10,977,865 $11,093,115  $10,622,317  $10,477,726 $9,858,683 $8,799,127 $8,476,899  $8,709,163
- ------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
  Non-interest bearing
    deposits                   $ 1,726,378 $ 1,603,922  $ 1,647,309  $ 1,533,797 $1,537,702 $1,592,825 $1,543,001  $1,631,185
  Interest bearing deposits:
   Money market and
     interest checking           1,102,140   1,064,412    1,038,959    1,023,532  1,050,176  1,011,484    996,276   1,032,734
   Money market savings          1,338,985   1,337,665    1,319,829    1,382,105  1,453,629  1,500,611  1,620,924   1,686,754
   Savings accounts              1,395,514   1,338,824    1,291,289    1,224,393  1,170,990  1,095,370  1,000,049     951,792
   Savings certificates          1,850,397   1,828,217    1,809,051    1,949,339  1,952,090  2,039,352  1,923,606   2,018,711
   Large denomination
     certificates                  129,711      99,890       99,020      100,987    168,853    216,428    201,739     138,304
   Foreign                          49,846      80,318       96,084      183,337      9,225     85,242
- ------------------------------------------------------------------------------------------------------------------------------

        Total interest bearing
          deposits               5,866,593   5,749,326    5,654,232    5,863,693  5,804,963  5,948,487  5,742,594   5,828,295
- ------------------------------------------------------------------------------------------------------------------------------

        Total deposits           7,592,971   7,353,248    7,301,541    7,397,490  7,342,665  7,541,312  7,285,595   7,459,480
  Securities sold under
   repurchase agreements         1,124,105   1,153,479    1,229,433    1,202,629    875,458
  Federal funds purchased          780,193   1,285,918      816,946      521,295    195,005
  Other short-term borrowings                                            105,408    201,619
  Long-term borrowings             253,033     253,129      253,222      253,550    253,641    253,729    253,818     254,124
  Interest payable                  19,460      23,455       18,030       26,047     21,814     28,036     24,874      35,490
  Other liabilities                344,154     181,514      185,140      199,831    224,659    133,159     99,023     139,208
- ------------------------------------------------------------------------------------------------------------------------------

        Total liabilities       10,113,916  10,250,743    9,804,312    9,706,250  9,114,861  7,956,236  7,663,310   7,888,302
STOCKHOLDERS' EQUITY
  Common stock                     296,044     295,244      294,175      293,298    293,184    292,389    284,333     283,594
  Capital surplus                  200,093     197,911      195,899      193,986    198,869    195,704    141,446     137,942
  Retained earnings                367,812     349,217      327,931      284,192    251,769    354,798    387,810     399,325
- ------------------------------------------------------------------------------------------------------------------------------

        Total stockholders'
          equity                   863,949     842,372      818,005      771,476    743,822    842,891    813,589     820,861
- ------------------------------------------------------------------------------------------------------------------------------

        Total liabilities and
          stockholders'
          equity               $10,977,865 $11,093,115  $10,622,317  $10,477,726 $9,858,683 $8,799,127 $8,476,899  $8,709,163
- ------------------------------------------------------------------------------------------------------------------------------

Table 24
QUARTERLY AVERAGE BALANCE SHEET TREND (excluding Capital One)

- ------------------------------------------------------------------------------------------------------------------------------

                                                                     Three Months Ended
- ------------------------------------------------------------------------------------------------------------------------------

(in thousands)                    12/31/95     9/30/95      6/30/95     3/31/95    12/31/94    9/30/94     6/30/94    3/31/94
- ------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets
  Interest bearing deposits
   with other banks            $     7,077 $     8,136  $    22,799  $    89,749 $  247,233 $  243,888 $  247,936  $  260,623
  Federal funds sold and
   resale agreements               538,752     469,512      532,922      812,447  1,230,529  1,003,048    856,757     607,287
  Trading account securities       469,665     464,254      553,080      418,011    309,084    257,789    272,872     286,083
  Loans held for securitization    623,801     425,543      153,300        1,667
  Loans held for sale              369,802     312,734      234,107       94,718    110,040    127,541    212,379     356,399
  Securities available for sale  1,932,161   1,712,148    1,679,836    1,494,844  1,037,842  1,157,308  1,351,368   1,775,042
  Investment securities-taxable    154,857     230,852      235,514      214,027    191,270     20,984     20,942      26,886
  Investment securities-
    nontaxable                      50,812     106,860      146,867      157,609    177,261    187,469    205,078     219,689
  Loans (net of unearned
    income):
   Consumer                      1,824,487   2,182,724    2,349,345    2,505,854  1,913,217  1,464,321  1,335,810   1,268,147
   Commercial                    2,863,087   2,747,241    2,553,554    2,362,850  2,194,675  2,149,870  2,108,076   2,141,690
   Real estate-construction        242,094     230,364      217,685      207,805    212,661    229,590    262,844     293,423
   Real estate mortgage-
     commercial                    387,273     423,622      480,112      520,340    524,541    564,423    573,203     580,572
   Real estate mortgage-
     residential                   281,250     241,066      236,107      204,888    154,567     89,412     74,312      72,317
- ------------------------------------------------------------------------------------------------------------------------------

      Total loans                5,598,191   5,825,017    5,836,803    5,801,737  4,999,661  4,497,616  4,354,245   4,356,149
- ------------------------------------------------------------------------------------------------------------------------------

Total earning assets             9,745,118   9,555,056    9,395,228    9,084,809  8,302,920  7,495,643  7,521,577   7,888,158
Non-rate related assets:
  Cash and due from banks          543,776     533,901      509,633      503,217    485,718    500,352    499,276     488,570
  Allowance for loan losses       (125,658)   (133,144)    (144,407)    (151,757)  (156,150)  (170,879)  (185,330)   (188,844)
  Premises and equipment (net)     188,689     174,691      164,536      160,217    184,648    186,738    200,858     187,395
  Other assets                     630,085     625,258      561,476      598,458    587,877    502,227    483,960     538,285
- ------------------------------------------------------------------------------------------------------------------------------

Total assets                   $10,982,010 $10,755,762  $10,486,466  $10,194,944 $9,405,013 $8,514,081 $8,520,341  $8,913,564
- ------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest bearing liabilities:
  Deposits:
   Money market and
     interest checking         $ 1,050,321 $ 1,037,342  $ 1,031,701  $ 1,014,201 $1,027,081 $1,012,616 $1,022,071  $1,021,613
   Money market savings          1,356,002   1,341,762    1,346,920    1,402,102  1,489,537  1,618,108  1,669,819   1,699,044
   Savings accounts              1,372,400   1,315,832    1,255,593    1,188,584  1,138,532  1,042,726    981,676     910,572
   Savings certificates          1,800,643   1,791,296    1,876,689    1,943,788  1,981,963  1,937,671  1,972,308   2,036,432
   Large denomination
     certificates                  104,933     100,367       92,660      123,864    126,316    100,199     83,526     328,939
   Foreign                          77,306     116,204      146,829       83,737    263,810                            81,771
- ------------------------------------------------------------------------------------------------------------------------------

      Total interest bearing
        deposits                 5,761,605   5,702,803    5,750,392    5,756,276  6,027,239  5,711,320  5,729,400   6,078,371
  Federal funds and
   repurchase agreements         2,338,713   2,201,617    1,950,959    1,512,558    269,945
  Other short-term borrowings                                30,098      195,275    294,721
  Long-term borrowings             253,085     253,174      253,427      253,596    253,685    253,773    254,007     258,266
- ------------------------------------------------------------------------------------------------------------------------------

      Total interest bearing
        liabilities              8,353,403   8,157,594    7,984,876    7,717,705  6,845,590  5,965,093  5,983,407   6,336,637
Non-interest bearing
  liabilities:
  Demand deposits                1,584,375   1,557,185    1,497,770    1,515,423  1,536,099  1,543,375  1,563,117   1,556,213
  Other liabilities                188,036     216,792      210,092      206,520    211,256    174,840    169,646     196,223
Common stockholders' equity        856,196     824,191      793,728      755,296    812,068    830,773    804,171     824,491
- ------------------------------------------------------------------------------------------------------------------------------

Total liabilities and
  stockholders' equity         $10,982,010 $10,755,762  $10,486,466  $10,194,944 $9,405,013 $8,514,081 $8,520,341  $8,913,564
- ------------------------------------------------------------------------------------------------------------------------------

Table 25
QUARTERLY INCOME TREND (excluding Capital One)

- ------------------------------------------------------------------------------------------------------------------------------

                                                                               Three Months Ended
- ------------------------------------------------------------------------------------------------------------------------------

(in thousands)                                    12/31/95   9/30/95   6/30/95  3/31/95  12/31/94  9/30/94   6/30/94   3/31/94
- ------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees:
      Consumer                                    $ 52,026  $ 60,296  $ 62,068  $ 70,095 $ 46,254  $ 34,054  $ 24,909 $ 23,353
      Commercial                                    56,128    53,703    50,358    46,365   42,337    40,539    39,664   40,655
      Real estate-construction                       6,402     6,080     5,628     5,152    5,203     5,298     5,241    5,235
      Real estate-commercial mortgage                8,856     9,358    11,276    12,131   12,651    12,707    11,754   10,408
      Real estate-residential mortgage               5,628     5,011     5,074     4,279    3,152     1,917     1,514    1,816
- ------------------------------------------------------------------------------------------------------------------------------

         Total loans, including fees               129,040   134,448   134,404   138,022  109,597    94,515    83,082   81,467
   Interest bearing deposits with other banks          102       127       358     1,316    3,067     2,851     2,952    2,571
   Federal funds sold and resale agreements          8,025     7,166     8,232    12,029   17,053    11,602     8,674    4,950
   Trading account securities                        7,736     7,410     8,936     6,718    6,038     5,062     4,747    5,640
   Loans held for securitization                    14,262    11,561     6,420        73
   Loans held for sale                               8,635     7,785     5,858     1,479    1,864     2,270     3,115    5,761
   Securities available for sale                    35,442    31,963    31,342    26,512   15,928    15,949    16,343   23,893
   Investment securities-taxable                     2,797     4,190     4,257     3,811    3,302       311       307      385
   Investment securities-nontaxable                    950     2,093     2,928     3,139    3,560     3,756     4,131    4,396
- ------------------------------------------------------------------------------------------------------------------------------

         Total interest income                     206,989   206,743   202,735   193,099  160,409   136,316   123,351  129,063
Interest expense:
   Money market and interest checking                6,516     6,794     6,939     6,141    6,124     5,842     5,605    5,552
   Money market savings                             12,161    11,873    11,704    11,958   10,954    10,918    11,381   11,318
   Savings accounts                                 13,426    12,785    11,800    10,727   10,106     8,656     7,751    6,948
   Savings certificates                             21,381    22,070    20,747    17,147   19,514    16,468    17,320   13,050
   Large denomination certificates                   1,451     1,332     1,186     1,529    2,143     1,135       880    3,224
   Foreign                                           1,138     1,721     2,235     1,253    3,393                        1,029
- ------------------------------------------------------------------------------------------------------------------------------

         Total interest on deposits                 56,073    56,575    54,611    48,755   52,234    43,019    42,937   41,121
   Securities sold under repurchase agreements      16,343    14,689    13,880    11,732
   Federal funds purchased                          14,874    14,211    12,266     7,295    3,213
   Other short-term borrowings                                             413     2,761    4,896
   Long-term borrowings                              4,104     4,324     4,119     4,474    4,505     4,131     4,183    3,866
- ------------------------------------------------------------------------------------------------------------------------------

         Total interest expense                     91,394    89,799    85,289    75,017   64,848    47,150    47,120   44,987
- ------------------------------------------------------------------------------------------------------------------------------

Net interest income                                115,595   116,944   117,446   118,082   95,561    89,166    76,231   84,076
Provision for loan losses                           18,604     8,681     4,250     3,251   (3,133)   (5,162)   (5,451)  (2,483)
- ------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan
  losses                                            96,991   108,263   113,196   114,831   98,694    94,328    81,682   86,559
Non-interest income:
   Service charges on deposit accounts              16,816    17,732    17,212    16,471   16,104    16,234    18,106   15,697
   Trust and investment management income            6,997     6,430     5,212     4,892    5,025     4,747     4,869    4,801
   Consumer loan servicing and service charge
     income                                          6,468     2,511     1,633     2,551    6,832     7,379     6,062    6,561
   Gain on securitization of loans                   9,562
   Other                                            27,823    19,690    18,635    13,145   13,509    26,670    22,041   20,568
- ------------------------------------------------------------------------------------------------------------------------------

         Non-interest operating income              67,666    46,363    42,692    37,059   41,470    55,030    51,078   47,627
   Securities available for sale gains                  20       166       244       102      220       140     3,265     (212)
   Investment securities gains                         434       565         3       255       47        22        45      (68)
- ------------------------------------------------------------------------------------------------------------------------------

         Total non-interest income                  68,120    47,094    42,939    37,416   41,737    55,192    54,388   47,347
Non-interest expense:
   Salaries                                         48,932    45,792    43,668    42,638   43,962    48,078    48,123   46,053
   Employee benefits                                 7,723    10,517    12,076    13,698    8,770    12,360    14,189   14,720
   Occupancy                                         9,572     9,635     9,434     9,843   10,668    11,248     9,965    9,988
   Supplies and equipment                            9,513     9,384     8,715     8,558    9,108     8,019     8,518    8,400
   External data processing services                 7,289     6,868     6,748     6,210    7,024     8,236     6,503    5,897
   Travel and communications                         7,208     6,138     5,604     5,594    5,952     5,638     5,458    5,710
   Commercial fraud loss                            35,000
   Restructuring charges                                                                    9,593    33,619
   Foreclosed property-net                            (301)       64      (556)      572   (1,888)      595       810     (216)
   Other                                            27,255    21,109    25,755    24,265   24,325    18,470    20,984   19,430
- ------------------------------------------------------------------------------------------------------------------------------

         Total non-interest expense                152,191   109,507   111,444   111,378  117,514   146,263   114,550  109,982
- ------------------------------------------------------------------------------------------------------------------------------

Income before income taxes (benefit)                12,920    45,850    44,691    40,869   22,917     3,257    21,520   23,924
Applicable income taxes (benefit)                    3,894    15,707    15,005    14,163    5,296    (1,199)    5,736    5,942
- ------------------------------------------------------------------------------------------------------------------------------

Net income                                        $  9,026  $ 30,143  $ 29,686  $ 26,706 $ 17,621  $  4,456  $ 15,784 $ 17,982
- ------------------------------------------------------------------------------------------------------------------------------

Table 26
STATEMENT OF CONSOLIDATED INCOME (excluding Capital One)

- -----------------------------------------------------------------------------------------------
                                                                   Year Ended December 31
- -----------------------------------------------------------------------------------------------
(in thousands) (unaudited)                                    1995         1994          1993
- -----------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees:
      Consumer                                              $244,485     $128,570      $ 87,286
      Commercial                                             206,554      163,195       157,157
      Real estate-construction                                23,262       20,977        31,570
      Real estate-commercial mortgage                         41,621       47,520        44,830
      Real estate-residential mortgage                        19,992        8,399         7,634
- -----------------------------------------------------------------------------------------------

         Total loans, including fees                         535,914      368,661       328,477
   Interest bearing deposits with other banks                  1,903       11,441        12,031
   Federal funds sold and resale agreements                   35,452       42,279        23,196
   Trading account securities                                 30,800       21,487        31,297
   Loans held for securitization                              32,316
   Loans held for sale                                        23,757       13,010        16,875
   Securities available for sale                             125,259       72,113        17,064
   Investment securities-taxable                              15,055        4,305        93,538
   Investment securities-nontaxable                            9,110       15,843        21,390
- -----------------------------------------------------------------------------------------------

         Total interest income                               809,566      549,139       543,868
Interest expense:
   Money market and interest checking                         26,390       23,123        22,544
   Money market savings                                       47,696       44,571        45,463
   Savings accounts                                           48,738       33,461        24,079
   Savings certificates                                       81,345       66,352        58,514
   Large denomination certificates                             5,498        7,382        10,970
   Foreign                                                     6,347        4,422         6,627
- -----------------------------------------------------------------------------------------------
         Total interest on deposits                          216,014      179,311       168,197
   Securities sold under repurchase agreements                56,644
   Federal funds purchased                                    48,646        3,213
   Other short-term borrowings                                 3,174        4,896        21,513
   Long-term borrowings                                       17,021       16,685        16,681
- -----------------------------------------------------------------------------------------------

         Total interest expense                              341,499      204,105       206,391
- -----------------------------------------------------------------------------------------------

Net interest income                                          468,067      345,034       337,477
Provision for loan losses                                     34,786      (16,229)       13,256
- -----------------------------------------------------------------------------------------------

Net interest income after provision for loan losses          433,281      361,263       324,221
Non-interest income:
   Service charges on deposit accounts                        68,231       66,141        64,471
   Trust and investment management income                     23,531       19,442        17,599
   Consumer loan servicing and service charge income          13,163       26,834        30,656
   Gain on securitization of loans                             9,562
   Other                                                      79,293       82,788        81,091
- -----------------------------------------------------------------------------------------------

         Non-interest operating income                       193,780      195,205       193,817
   Securities available for sale gains                           532        3,413         3,913
   Investment securities gains                                 1,257           46           405
- -----------------------------------------------------------------------------------------------

         Total non-interest income                           195,569      198,664       198,135
Non-interest expense:
   Salaries                                                  181,030      186,216       173,710
   Employee benefits                                          44,014       50,039        55,492
   Occupancy                                                  38,484       41,869        39,094
   Supplies and equipment                                     36,170       34,045        32,587
   External data processing services                          27,115       27,660        27,344
   Travel and communications                                  24,544       22,758        17,800
   Commercial fraud loss                                      35,000
   Restructuring charges                                                   43,212
   Other                                                      98,163       82,510        98,009
- -----------------------------------------------------------------------------------------------

         Total non-interest expense                          484,520      488,309       444,036
- -----------------------------------------------------------------------------------------------

Income before income taxes                                   144,330       71,618        78,320
Applicable income taxes                                       48,769       15,775        14,391
- -----------------------------------------------------------------------------------------------

Net income                                                  $ 95,561     $ 55,843      $ 63,929
- -----------------------------------------------------------------------------------------------

Table 27
SELECTED FINANCIAL DATA (1)

- ---------------------------------------------------------------------------------------------------------------------------
                                                  1995          1994         1993          1992         1991          1990
- ----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(dollars in thousands-except per share)
Net interest income-taxable equivalent        $   503,837   $   523,717  $   545,093  $   454,912   $   420,026  $   469,807
Less:  taxable equivalent adjustment               10,603        13,706       15,753       19,302        22,056       25,879
- ----------------------------------------------------------------------------------------------------------------------------

Net interest income                               493,234       510,011      529,340      435,610       397,970      443,928
Provision for loan losses (2)                      38,715        14,498       47,286       67,794       287,484      182,724
- ----------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for
  loan losses                                     454,519       495,513      482,054      367,816       110,486      261,204
Non-interest operating income (3)                 277,479       564,624      361,118      280,988       248,537      188,571
Securities available for sale gains                   532         3,413        3,913       10,504        94,666
Investment securities gains (losses)                1,257            46          405      (17,951)       (1,445)      12,971
- ----------------------------------------------------------------------------------------------------------------------------

Total non-interest income                         279,268       568,083      365,436      273,541       341,758      201,542
Non-interest expense (4)                          564,068       846,423      598,316      499,239       508,925      414,535
- ----------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)       169,719       217,173      249,174      142,118       (56,681)      48,211
Applicable income taxes (benefit) (5)              58,639        67,339       74,760       32,918       (30,934)       6,833
- ----------------------------------------------------------------------------------------------------------------------------

Net income (loss)                             $   111,080   $   149,834  $   174,414  $   109,200   $   (25,747) $    41,378
- ----------------------------------------------------------------------------------------------------------------------------

Per common share:
   Net income (loss)                          $      1.86   $      2.59  $      3.06  $      1.96   $     (0.48) $      0.78
   Cash dividends declared (6)                       0.79          1.00         0.80         0.45          0.30         0.78
   Book value at year-end                           14.59         18.96        17.04        14.77         13.17        13.83
Average common shares outstanding              59,826,421    57,862,927   56,920,090   55,727,358    53,994,340   53,026,764
- ----------------------------------------------------------------------------------------------------------------------------

SELECTED AVERAGE BALANCES
(dollars in millions)
Assets                                        $    11,134   $    11,469  $    11,617  $    11,168   $    11,534  $    12,349
Earning assets                                      9,919        10,152       10,553       10,181        10,538       11,374
Loans (net of unearned income)                      6,120         6,408        6,206        5,618         6,071        7,218
Deposits                                            7,367         7,747        7,733        7,886         8,362        7,900
Long-term borrowings                                  233           255          287          298           318          353
Interest bearing liabilities                        8,501         8,606        9,121        9,000         9,506       10,291
Common stockholders' equity                           868         1,046          889          768           750          755
- ----------------------------------------------------------------------------------------------------------------------------

SELECTED YEAR-END BALANCES
(dollars in millions)
Assets                                        $    10,978   $    12,931  $    11,849  $    12,093   $    11,239  $    11,405
Earning assets                                      9,443        11,479       10,745       11,010         9,443       10,291
Loans (net of unearned income)                      5,416         7,924        6,310        5,809         5,884        6,445
Deposits                                            7,593         7,822        7,821        7,823         8,481        8,344
Long-term borrowings                                  253           254          266          298           299          350
Interest bearing liabilities                        8,024         9,846        9,167        9,684         9,031        9,272
Common stockholders' equity                           864         1,111          965          827           712          736
- ----------------------------------------------------------------------------------------------------------------------------

OPERATING RATIOS
Net income to:
   Average common stockholders' equity              12.79%        14.33%       19.62%       14.22%        N/M           5.48%
   Average assets                                    1.00          1.31         1.50         0.98         N/M           0.34
Stockholders' equity to assets (average)             7.80          9.12         7.65         6.88          6.50%        6.11
Loans to deposits (average)                         83.07         82.72        80.26        71.24         72.60        91.36
Net loan losses to average loans                     0.87          0.71         0.91         2.34          2.03         1.51
Net interest spread (7)                              4.45          4.63         4.76         4.05          3.40         3.41
Net yield margin (7)                                 5.08          5.16         5.17         4.47          3.98         4.13
At year-end:
   Allowance for loan losses to loans                2.39          2.78         4.01         4.57          5.60         2.54
   Allowance for loan losses to
     non-performing loans                          337.05        846.32       342.63       228.25        156.84       117.15
- ----------------------------------------------------------------------------------------------------------------------------

(1) Signet spun off Capital One on February 28, 1995. The amounts of pre-tax income related to Capital One were as follows: 1995--$27.4 million; 1994-- $146.8 million; 1993--$170.9 million; 1992--$48.9 million; 1991--$53.5 million; and 1990--$52.1 million.
(2) 1991 included a special provision of $146.6 million to accelerate the reduction of real estate assets.
(3) 1995 included a $9.6 million gain on securitization of home equity loans and $7.2 million related to the implementation of SFAS No. 122.
(4) 1993, 1992 and 1991 included provisions of $7.4 million, $15.5 million and $71.9 million, respectively, to the reserve for foreclosed properties, which had December 31, 1993, 1992 and 1991 balances of $5.7 million, $10.6 million and $41.6 million, respectively. 1995, 1994, 1993, 1992, 1991, and 1990 included $29.1 million, $100.9 million, $55.8 million, $23.1 million, $14.6 million and $21.4 million, respectively, of credit card solicitation expenses. 1994 included a $49.0 million contract termination fee and $43.2 million of restructuring charges. 1995 included the $35.0 million fraud loss.
(5) Income taxes (benefit) applicable to net securities available for sale gains and investment securities gains (losses) were as follows: 1995--$0.7 million; 1994--$1.2 million; 1993--$1.5 million; 1992--($2.5) million;
    1991--$32.9 million; and 1990--$4.6 million. Additionally, 1992 included $6.3 million of recaptured alternative minimum tax and 1990 included $6.3 million of alternative minimum tax.
(6) In March 1991, Signet announced that, thereafter, its dividend declaration would be made in the month following the end of each quarter instead of in the last month of each quarter. As a result, 1991 included only three dividend declarations; however, four dividend payments were made.
(7) Net interest spread and net yield margin were calculated on a taxable equivalent basis, using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

Table 28
NET INTEREST INCOME ANALYSIS
taxable equivalent basis (1)

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                   1995 vs 1994                              1994 vs 1993
                                       Year Ended       ----------------------------   Year Ended   ---------------------------
                                       December 31      Increase   Change due to (3)   December 31  Increase  Change due to (3)
(in thousands)                       1995       1994   (Decrease)  Volume     Rates       1993     (Decrease)  Volume   Rates
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans, including fees: (2)
   Consumer                        $292,024   $342,670  $(50,646)  $(86,336)  $35,690   $310,880   $ 31,790   $ 33,160  $ (1,370)
   Commercial                       209,765    165,372    44,393     38,501     5,892    158,587      6,785      3,570     3,215
   Real estate-construction          23,263     21,007     2,256     (2,252)    4,508     31,590    (10,583)   (14,041)    3,458
   Real estate-commercial mortgage   44,275     50,254    (5,979)   (10,281)    4,302     47,757      2,497     (3,697)    6,194
   Real estate-residential mortgage  19,992      8,399    11,593     11,882      (289)     7,634        765      2,072    (1,307)
- ----------------------------------------------------------------------------------------------------------------------------------
      Total loans                   589,319    587,702     1,617    (27,043)   28,660    556,448     31,254     18,041    13,213
Interest bearing deposits with
   other banks                        2,025     11,512    (9,487)   (12,269)    2,782     12,031       (519)      (533)       14
Federal funds and resale agreements  38,732     44,294    (5,562)   (17,472)   11,910     23,196     21,098      6,713    14,385
Trading account securities           30,800     21,487     9,313     12,555    (3,242)    31,297     (9,810)   (12,741)    2,931
Credit card loans held for
   securitization                    36,448     41,015    (4,567)    (9,625)    5,058     36,263      4,752      3,568     1,184
Loans held for sale                  23,757     13,010    10,747      3,972     6,775     17,007     (3,997)    (3,342)     (655)
Securities available for sale       126,717     73,409    53,308     24,415    28,893     17,064     56,345     59,316    (2,971)
Investment securities-taxable        15,190      4,395    10,795     10,341       454     93,806    (89,411)   (89,957)      546
Investment securities-nontaxable     13,614     23,895   (10,281)    (9,695)     (586)    32,366     (8,471)    (9,150)      679
- ----------------------------------------------------------------------------------------------------------------------------------
      Total interest income         876,602    820,719    55,883    (19,254)   75,137    819,478      1,241    (31,101)   32,342
INTEREST EXPENSE:
Money market and interest checking   26,390     23,123     3,267        295     2,972     22,544        579      1,420      (841)
Money market savings                 47,696     44,571     3,125     (7,808)   10,933     45,463       (892)    (3,133)    2,241
Savings accounts                     48,738     33,461    15,277      9,513     5,764     24,079      9,382      7,698     1,684
Savings certificates                 81,345     61,377    19,968     (4,169)   24,137     58,514      2,863     (9,466)   12,329
Large denomination certificates      11,669     14,527    (2,858)    (6,516)    3,658     10,970      3,557      1,849     1,708
Foreign                               6,347     10,071    (3,724)    (6,893)    3,169      6,627      3,444      1,201     2,243
- ----------------------------------------------------------------------------------------------------------------------------------

      Total interest on deposits    222,185    187,130    35,055    (11,395)   46,450    168,197     18,933     (3,003)   21,936
Federal funds and repurchase
   agreements                       109,961     65,894    44,067     17,530    26,537     63,986      1,908    (11,441)   13,349
Other short-term borrowings          15,302     27,293   (11,991)   (16,091)    4,100     25,521      1,772       (264)    2,036
Long-term borrowings                 25,317     16,685     8,632      7,566     1,066     16,681          4     (1,855)    1,859
- ----------------------------------------------------------------------------------------------------------------------------------
      Total interest expense        372,765    297,002    75,763     (3,673)   79,436    274,385     22,617    (15,488)   38,105
- ----------------------------------------------------------------------------------------------------------------------------------
      NET INTEREST INCOME          $503,837   $523,717  $(19,880)  $(11,861)  $(8,019)  $545,093   $(21,376)  $ 43,516  $(64,892)
- ----------------------------------------------------------------------------------------------------------------------------------


(1) Total income from earning assets includes the effects of taxable equivalent adjustments using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.
(2) Includes fees on loans of approximately $25,938, $30,497, and $24,440 for 1995, 1994, and 1993, respectively.
(3) The change in interest due to both volume and rates has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each. The changes in income and expense are calculated independently for each line in the schedule. The totals for the volume and rate columns are not the sum of the individual lines.

Table 29
CHANGES IN ALLOWANCE FOR LOAN LOSSES

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                  Year Ended December 31
- -----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                           1995          1994         1993          1992        1991
- -----------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                   $220,519      $253,313     $265,536     $329,371    $163,669
Provision for loan losses (1)                                    38,715        14,498       47,286       67,794     287,484
Transfer (to) from loans held for securitization/sale            (7,871)       (4,869)      (2,902)                   1,503
Addition arising from acquisition                                               3,327
Transfer to Capital One Financial Corporation                   (68,516)
Loans charged-off:
   Consumer                                                      37,483        34,600       41,475       48,185      49,264
   Commercial                                                     5,740         9,827       17,832       33,238      55,312
   Real estate-construction                                       1,143         9,746       26,890       58,406      32,514
   Real estate-mortgage (2)                                      18,627        20,360        5,720       15,140       2,990
- -----------------------------------------------------------------------------------------------------------------------------
Total loans charged-off                                          62,993        74,533       91,917      154,969     140,080
Recoveries of loans previously charged-off:
   Consumer                                                       3,416        12,191       17,358       15,488      12,053
   Commercial                                                     4,570         5,997       13,138        6,992       3,263
   Real estate-construction                                       1,496         6,037        4,259          523       1,479
   Real estate-mortgage (2)                                         366         4,558          555          337
- -----------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                  9,848        28,783       35,310       23,340      16,795
- -----------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                            53,145        45,750       56,607      131,629     123,285
- -----------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $129,702      $220,519     $253,313     $265,536    $329,371
- -----------------------------------------------------------------------------------------------------------------------------
Net charge-offs to average loans:
   Consumer                                                        1.33%         0.67%        0.81%        1.71%       1.94%
   Commercial                                                      0.04          0.18         0.22         1.17        2.22
   Real estate                                                     1.95          2.15         2.45         4.93        1.88
- -----------------------------------------------------------------------------------------------------------------------------
      Total                                                        0.87%         0.71%        0.91%        2.34%       2.03%
- -----------------------------------------------------------------------------------------------------------------------------
Allowance for loans losses to net loans at year-end                2.39%         2.78%        4.01%        4.57%       5.60%
- -----------------------------------------------------------------------------------------------------------------------------


(1) Included $146,600 special provision to accelerate the reduction of real estate loans in 1991.
(2) Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage. Real estate-residential mortgage charge-offs and recoveries were not significant for the periods presented.


Table 30
ALLOWANCE FOR LOAN LOSSES ALLOCATION

- ----------------------------------------------------------------------------------------------------------------------------------
                         DECEMBER 31, 1995       December 31, 1994    December 31, 1993    December 31, 1992     December 31, 1991
- ----------------------------------------------------------------------------------------------------------------------------------
                                    PERCENTAGE               Percentage           Percentage           Percentage       Percentage
                                    OF LOANS                 of Loans             of Loans             of Loans           of Loans
                                    IN EACH                  in Each              in Each              in Each            in Each
                                    CATEGORY                 Category             Category             Category           Category
                       ALLOWANCE    TO TOTAL     Allowance   to Total  Allowance  to Total  Allowance  to Total Allowance to Total
(dollars in thousands) AMOUNT       LOANS         Amount     Loans      Amount    Loans      Amount    Loans      Amount    Loans
- ----------------------------------------------------------------------------------------------------------------------------------
Consumer (1)           $ 49,825      31.45%     $ 94,093      57.56%   $ 67,030    48.77%   $ 59,501    41.32%   $ 36,367   32.56%
Commercial               26,367      55.52        34,041      30.86      33,618    35.87      33,930    36.87      50,795   39.08
Commercial-
   special (2)                                                                      0.24       1,064     0.34       6,376    0.52
Real estate (3)          40,123      13.03        60,532      11.58      25,684    11.31      19,056    14.30      20,466   16.40
Real estate-
   special (2)                                                           57,631     3.81      98,924     7.17     173,162   11.44
Unallocated              13,387                   31,853                 69,350               53,061               42,205
- ----------------------------------------------------------------------------------------------------------------------------------

Total                  $129,702     100.00%     $220,519     100.00%   $253,313   100.00%   $265,536   100.00%   $329,371  100.00%
- ----------------------------------------------------------------------------------------------------------------------------------


(1) On February 28, 1995, Signet transferred $68,516 of allowance for loan losses to Capital One in conjunction with the spin-off.

(2) Allowance allocated to an accelerated real estate asset reduction program which was established in 1991 and successfully terminated at the beginning of 1994.

(3) Real estate loans include real estate-construction, real estate-commercial mortgage and real estate-residential mortgage loans. Real estate-residential has an insignificant amount of allowance allocated to it because of the minimal credit risk associated with that type of loan.

Table 31
AVERAGE BALANCE SHEET

- ----------------------------------------------------------------------------------------------------------------------------------
                                                      1995                            1994                          1993
- ----------------------------------------------------------------------------------------------------------------------------------
                                            AVERAGE   INCOME\  YIELD\    Average    Income\  Yield\     Average    Income\  Yield\
(dollars in thousands)                      BALANCE   EXPENSE   RATE     Balance    Expense   Rate      Balance    Expense   Rate
- ----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets (tax equivalent basis): (1)
   Interest bearing deposits
      with other banks                    $    33,750  $  2,025    6.00% $   251,266  $ 11,512   4.58% $   262,910 $ 12,031  4.58%
   Federal funds and resale agreements        643,386    38,732    6.02      970,300    44,294   4.56      752,510   23,196  3.08
   Trading account securities                 476,361    30,800    6.47      287,192    21,487   7.48      484,384   31,297  6.46
   Loans held for securitization              338,877    36,448   10.76      432,581    41,015   9.48      393,835   36,263  9.21
   Loans held for sale                        253,758    23,757    9.36      200,712    13,010   6.48      249,797   17,007  6.81
   Securities available for sale            1,726,886   126,717    7.34    1,338,449    73,409   5.48      299,023   17,064  5.71
   Investment securities-taxable              210,893    15,190    7.20       66,829     4,395   6.58    1,628,855   93,806  5.76
   Investment securities-nontaxable           115,221    13,614   11.82      197,231    23,895  12.12      274,967   32,366 11.77
   Loans (net of unearned income): (2)
      Consumer                              2,568,796   292,024   11.37    3,351,159   342,670  10.23    2,971,600  310,880 10.46
      Commercial                            2,633,370   209,765    7.97    2,148,726   165,372   7.70    2,101,423  158,587  7.55
      Real estate-construction                224,597    23,263   10.36      249,353    21,007   8.42      448,859   31,590  7.04
      Real estate-commercial mortgage         452,392    44,275    9.79      560,542    50,254   8.97      607,573   47,757  7.86
      Real estate-residential mortgage        241,038    19,992    8.29       97,855     8,399   8.58       76,962    7,634  9.92
- ----------------------------------------------------------------------------------------------------------------------------------
         Total loans                        6,120,193   589,319    9.63    6,407,635   587,702   9.17    6,206,417  556,448  8.97
- ----------------------------------------------------------------------------------------------------------------------------------
Total earning assets                        9,919,325  $876,602    8.84   10,152,195  $820,719   8.08   10,552,698  819,478  7.77
- ----------------------------------------------------------------------------------------------------------------------------------
Non-rate related assets:
   Cash and due from banks                    523,224                        501,821                       461,249
   Allowance for loan losses                 (149,681)                      (241,633)                     (263,593)
   Premises and equipment (net)               188,974                        242,933                       201,792
   Other assets                               652,515                        813,312                       665,305
- ----------------------------------------------------------------------------------------------------------------------------------
Total assets                              $11,134,357                    $11,468,628                   $11,617,451
- ----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
   Deposits:
      Money market and
         interest checking                $ 1,033,501  $ 26,390    2.55% $ 1,020,838  $ 23,123   2.27% $   960,342 $ 22,544  2.35%
      Money market savings                  1,361,516    47,696    3.50    1,618,550    44,571   2.75    1,738,336   45,463  2.62
      Savings accounts                      1,283,695    48,738    3.80    1,019,068    33,461   3.28      772,194   24,079  3.12
      Savings certificates                  1,854,091    81,345    4.39    1,981,823    61,377   3.10    2,364,320   58,514  2.47
      Large denomination certificates         196,798    11,669    5.93      318,659    14,527   4.56      272,693   10,970  4.02
      Foreign                                 106,029     6,347    5.99      236,765    10,071   4.25      200,440    6,627  3.31
- ----------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing deposits    5,835,630   222,185    3.81    6,195,703   187,130   3.02    6,308,325  168,197  2.67
   Federal funds and
      repurchase agreements                 2,071,944   109,961    5.31    1,677,884    65,894   3.93    2,043,207   63,986  3.13
   Other short-term borrowings                228,572    15,302    6.69      477,424    27,293   5.72      482,405   25,521  5.29
   Long-term borrowings                       364,713    25,317    6.94      254,917    16,685   6.55      286,809   16,681  5.82
- ----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities          8,500,859   372,765    4.39    8,605,928   297,002   3.45    9,120,746  274,385  3.01
- ----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits                          1,531,553                      1,550,902                     1,424,260
   Other liabilities                          233,495                        265,899                       183,284
Common stockholders' equity                   868,450                      1,045,899                       889,161
- ----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders'
   equity                                 $11,134,357                    $11,468,628                   $11,617,451
- ----------------------------------------------------------------------------------------------------------------------------------
Net interest income/spread                             $503,837    4.45%              $523,717   4.63%             $545,093  4.76%
- ----------------------------------------------------------------------------------------------------------------------------------
Interest income to average earning assets                          8.84%                         8.08%                       7.77%
Interest expense to average earning assets                         3.76                          2.92                        2.60
- ----------------------------------------------------------------------------------------------------------------------------------
Net yield margin                                                   5.08%                         5.16%                       5.17%
- ----------------------------------------------------------------------------------------------------------------------------------



(1) Includes the effects of taxable equivalent adjustments using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

(2) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts. Also, interest income includes fees on loans of approximately $25,938, $30,497 and $24,440 for the years 1995, 1994 and
    1993, respectively.

Table 32
NON-PERFORMING ASSETS AND PAST DUE LOANS

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                          December 31
- --------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                             1995         1994         1993     1992         1991
- --------------------------------------------------------------------------------------------------------------------------
Non-accrual loans:
   Commercial                                                    $ 9,033     $10,548    $ 42,303    $ 25,470     $ 57,824
   Consumer                                                        1,572       1,708       2,191         808          989
   Real estate-construction                                        2,988       5,490      17,837      52,051      107,778
   Real estate-mortgage *                                         24,888       7,310       6,523       7,341       40,494
- --------------------------------------------------------------------------------------------------------------------------
      Total non-accrual loans                                     38,481      25,056      68,854      85,670      207,085
Restructured loans:
   Commercial                                                                              1,609       8,099        2,923
   Real estate-construction                                                    1,000       3,470      22,568
- --------------------------------------------------------------------------------------------------------------------------
      Total restructured loans                                                 1,000       5,079      30,667        2,923
- --------------------------------------------------------------------------------------------------------------------------
      Total non-performing loans                                  38,481      26,056      73,933     116,337      210,008
Foreclosed properties                                             15,822      22,480      48,295      75,403      164,014
Less foreclosed property reserve                                                          (5,742)    (10,625)     (41,632)
- --------------------------------------------------------------------------------------------------------------------------
      Total foreclosed properties                                 15,822      22,480      42,553      64,778      122,382
- --------------------------------------------------------------------------------------------------------------------------
      Total non-performing assets                                $54,303     $48,536    $116,486    $181,115     $332,390
- --------------------------------------------------------------------------------------------------------------------------
Percentage to loans (net of unearned) and foreclosed properties     1.00%       0.61%       1.83%       3.08%        5.53%
- --------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses to:
   Non-performing loans                                           337.05%     846.32%     342.63%     228.25%      156.84%
   Non-performing assets                                          238.85      454.34      217.46      146.61        99.09
- --------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more                          $66,371     $65,333    $ 58,891    $ 64,835     $ 91,971
- --------------------------------------------------------------------------------------------------------------------------


* Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage.
  Real estate-residential mortgage non-accrual loans were not significant for the periods presented.

Table 33
SUMMARY OF TOTAL LOANS

- ---------------------------------------------------------------------------------------------------------
                                                                    December 31
- ---------------------------------------------------------------------------------------------------------
(in thousands)                            1995           1994         1993          1992         1991
- ---------------------------------------------------------------------------------------------------------
Loans:
   Consumer                           $1,751,274     $4,612,633    $3,105,824   $2,423,176   $1,933,798
   Commercial                          3,090,904      2,472,620     2,299,973    2,181,218    2,351,990
   Real estate-construction              236,103        209,183       309,842      549,001      952,687
   Real estate-commercial mortgage       366,698        526,956       581,529      632,072      587,644
   Real estate-residential mortgage      122,584        191,508        71,411       77,844      113,466
- ---------------------------------------------------------------------------------------------------------
      Total                           $5,567,563     $8,012,900    $6,368,579   $5,863,311   $5,939,585
- ---------------------------------------------------------------------------------------------------------


Signet Banking Corporation and Subsidiaries consolidated balance sheet

- ----------------------------------------------------------------------------------------------------
                                                                                December 31
- ----------------------------------------------------------------------------------------------------
(dollars in thousands-- except per share)                                 1995            1994
- ----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                    599,113    $   531,747
Interest bearing deposits with other banks                                   3,129        355,795
Federal funds sold and securities purchased under resale agreements        460,217      1,135,821
Trading account securities                                                 478,723        353,040
Loans held for securitization                                              389,700
Loans held for sale                                                        361,260         69,506
Securities available for sale                                            2,333,971      1,241,696
Investment securities (market value: 1994 - $399,666)                                     398,783
Loans:
   Consumer                                                              1,751,274      4,612,633
   Commercial                                                            3,090,904      2,472,620
   Real estate-construction                                                236,103        209,183
   Real estate-commercial mortgage                                         366,698        526,956
   Real estate-residential mortgage                                        122,584        191,508
- ----------------------------------------------------------------------------------------------------
      Gross loans                                                        5,567,563      8,012,900
   Less: Unearned income                                                  (151,535)       (88,723)
         Allowance for loan losses                                        (129,702)      (220,519)
- ----------------------------------------------------------------------------------------------------
      Net loans                                                          5,286,326      7,703,658
- ----------------------------------------------------------------------------------------------------
Premises and equipment (net)                                               192,431        258,715
Interest receivable                                                        104,437         98,557
Other assets                                                               768,558        783,911
- ----------------------------------------------------------------------------------------------------
   Total assets (Capital One Financial Corporation amounted
      to $0, and $3,072,546, respectively)                             $10,977,865    $12,931,229
- ----------------------------------------------------------------------------------------------------
LIABILITIES
Non-interest bearing deposits                                          $ 1,726,378    $ 1,542,349
Interest bearing deposits:
   Money market and interest checking                                    1,102,140      1,050,176
   Money market savings                                                  1,338,985      1,453,629
   Savings accounts                                                      1,395,514      1,170,990
   Savings certificates                                                  1,850,397      1,952,090
   Large denomination certificates                                         129,711        643,054
   Foreign                                                                  49,846          9,225
- ----------------------------------------------------------------------------------------------------
      Total interest bearing deposits                                    5,866,593      6,279,164
- ----------------------------------------------------------------------------------------------------
      Total deposits                                                     7,592,971      7,821,513
Securities sold under repurchase agreements                              1,124,105        875,458
Federal funds purchased                                                    780,193        881,693
Commercial paper                                                                          108,664
Bridge financing facility                                                               1,300,000
Other short-term borrowings                                                               146,955
Long-term borrowings                                                       253,033        253,641
Interest payable                                                            19,460         31,078
Minority interest in Capital One Financial Corporation                                    106,900
Other liabilities                                                          344,154        293,848
- ----------------------------------------------------------------------------------------------------
      Total liabilities                                                 10,113,916     11,819,750
- ----------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common Stock, par value $5 per share; Authorized 100,000,000 shares,
   issued and outstanding 59,208,745 (1995), and 58,636,759 (1994)         296,044        293,184
Capital surplus                                                            200,093        198,869
Retained earnings                                                          367,812        619,426
- ----------------------------------------------------------------------------------------------------
      Total stockholders' equity                                           863,949      1,111,479
- ----------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                       $10,977,865    $12,931,229
- ----------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

Signet Banking Corporation and Subsidiaries statement of consolidated income



- -------------------------------------------------------------------------------------------------------
                                                                            Year Ended December 31
- -------------------------------------------------------------------------------------------------------
(in thousands-- except per share)                                   1995         1994          1993
- -------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees:
      Consumer                                                   $292,024      $342,670      $310,880
      Commercial                                                  206,554       163,195       157,157
      Real estate-construction                                     23,262        20,977        31,570
      Real estate-commercial mortgage                              41,621        47,520        44,830
      Real estate-residential mortgage                             19,992         8,399         7,634
- -------------------------------------------------------------------------------------------------------
         Total loans, including fees                              583,453       582,761       552,071
   Interest bearing deposits with other banks                       2,025        11,512        12,031
   Federal funds sold and resale agreements                        38,732        44,294        23,196
   Trading account securities                                      30,800        21,487        31,297
   Loans held for securitization                                   36,448        41,015        36,263
   Loans held for sale                                             23,757        13,010        16,875
   Securities available for sale                                  126,484        72,696        17,064
   Investment securities-taxable                                   15,190         4,395        93,538
   Investment securities-nontaxable                                 9,110        15,843        21,390
- -------------------------------------------------------------------------------------------------------
         Total interest income                                    865,999       807,013       803,725
Interest expense:
   Money market and interest checking                              26,390        23,123        22,544
   Money market savings                                            47,696        44,571        45,463
   Savings accounts                                                48,738        33,461        24,079
   Savings certificates                                            81,345        61,377        58,514
   Large denomination certificates                                 11,669        14,527        10,970
   Foreign                                                          6,347        10,071         6,627
- -------------------------------------------------------------------------------------------------------
         Total interest on deposits                               222,185       187,130       168,197
   Securities sold under repurchase agreements                     56,739        37,712        42,193
   Federal funds purchased                                         53,222        28,182        21,793
   Other short-term borrowings                                     15,302        27,293        25,521
   Long-term borrowings                                            25,317        16,685        16,681
- -------------------------------------------------------------------------------------------------------
         Total interest expense                                   372,765       297,002       274,385
- -------------------------------------------------------------------------------------------------------
Net interest income                                               493,234       510,011       529,340
Provision for loan losses                                          38,715        14,498        47,286
- -------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses               454,519       495,513       482,054
Non-interest income:
   Consumer loan servicing and service charge income               94,389       410,605       216,240
   Service charges on deposit accounts                             68,231        66,141        64,471
   Trust and investment management income                          23,531        19,442        17,599
   Gain on securitization of loans                                  9,562
   Other                                                           81,766        68,436        62,808
- -------------------------------------------------------------------------------------------------------
         Non-interest operating income                            277,479       564,624       361,118
   Securities available for sale gains                                532         3,413         3,913
   Investment securities gains                                      1,257            46           405
- -------------------------------------------------------------------------------------------------------
         Total non-interest income                                279,268       568,083       365,436
Non-interest expense:
   Salaries                                                       196,093       257,297       212,665
   Employee benefits                                               48,657        66,188        65,249
   Supplies and equipment                                          42,138        54,862        40,550
   Occupancy                                                       40,595        47,059        40,192
   Travel and communications                                       32,103        57,543        35,416
   External data processing services                               29,951        50,026        36,578
   Credit card solicitation                                        29,050       100,886        55,815
   Commercial fraud loss                                           35,000
   Contract termination                                                          49,000
   Restructuring charges                                                         43,212
   Other                                                          110,481       120,350       111,851
- -------------------------------------------------------------------------------------------------------
         Total non-interest expense                               564,068       846,423       598,316
- -------------------------------------------------------------------------------------------------------
Income before income taxes (Capital One Financial Corporation
   amounted to $27,407, $146,827 and $170,854, respectively)      169,719       217,173       249,174
Applicable income taxes                                            58,639        67,339        74,760
- -------------------------------------------------------------------------------------------------------
Net income                                                       $111,080      $149,834      $174,414
- -------------------------------------------------------------------------------------------------------
Earnings per common share                                        $   1.86      $   2.59      $   3.06
Cash dividends declared per share                                    0.79          1.00          0.80
Average common shares outstanding                                  59,826        57,863        56,920
- -------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

Signet Banking Corporation and Subsidiaries statement of consolidated cash flows

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                          Year Ended December 31
- ------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                   1995              1994             1993
- ------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                                $    111,080      $    149,834     $    174,414
   Adjustments to reconcile net income to net cash (used)
      provided by operating activities:
         Provision for loan losses                                                 38,715            14,498           47,286
         Provision and writedowns on foreclosed property                            1,924             1,536            7,852
         Depreciation and amortization                                             35,366            44,055           37,073
         Investment securities gains                                               (1,257)              (46)            (405)
         Securities available for sale gains                                         (532)           (3,413)          (3,913)
         Increase (decrease) in interest receivable                                (5,880)          (14,439)          16,734
         Increase in other assets                                                (570,773)         (180,121)         (52,749)
         Increase in interest payable                                               9,799             2,873              595
         Increase in other liabilities                                             64,851           268,010           23,075
         Proceeds from securitization of consumer loans                           663,694         2,393,936        2,283,329
         Proceeds from sales of loans held for sale                            36,734,493        24,555,822       11,518,162
         Purchases and originations of loans held for sale                    (37,026,247)      (26,597,903)     (14,007,768)
         Proceeds from sales of trading account securities                     16,340,675        15,691,014       13,184,093
         Purchases of trading account securities                              (16,466,358)      (15,654,476)     (12,895,420)
- ------------------------------------------------------------------------------------------------------------------------------
            Net cash (used) provided by operating activities                      (70,450)          671,180          332,358
INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                              180,725            64,542          519,509
   Purchases of investment securities                                             (25,510)         (213,057)        (218,197)
   Proceeds from sales of securities available for sale                         1,033,081         1,380,809           62,354
   Proceeds from maturities of securities available for sale                      621,509         2,289,363           46,239
   Purchases of securities available for sale                                  (2,760,830)       (3,188,560)          (6,000)
   Net increase in loans                                                       (1,223,179)       (1,689,940)        (596,509)
   Recoveries of loans previously charged-off                                       9,848            28,783           35,310
   Purchases of premises and equipment                                            (70,639)          (75,210)         (44,526)
   Purchases of mortgage servicing rights                                         (31,590)          (18,784)         (10,914)
   Acquisition of Sheffield Management Company and Sheffield Investments, Inc.    (20,996)
- ------------------------------------------------------------------------------------------------------------------------------
            Net cash used by investing activities                              (2,287,581)       (1,422,054)        (212,734)
FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                            394,356               900           (2,701)
   Net increase (decrease) in short-term borrowings                              (342,369)          687,644         (370,714)
   Increase in Capital One Financial Corporation long-term debt
      prior to spin-off                                                         1,388,153
   Net decrease in other long-term debt                                              (608)          (12,511)         (31,810)
   Net issuance of common stock                                                     4,084            75,972            9,203
   Payment of cash dividends                                                      (46,489)          (57,192)         (45,058)
- ------------------------------------------------------------------------------------------------------------------------------
            Net cash provided (used) by financing activities                    1,397,127           694,813         (441,080)
- ------------------------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                            (960,904)          (56,061)        (321,456)
Cash and cash equivalents at beginning of period                                2,023,363         2,079,424        2,400,880
- ------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                   $  1,062,459      $  2,023,363     $  2,079,424
- ------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
   Interest paid                                                             $    384,383      $    294,130     $    273,790
   Income taxes paid                                                               21,455            47,091           48,520
   Transfer of loans to foreclosed property                                         5,790            10,112           26,238
   Transfer of loans to loans held for securitization                             989,700         2,000,000        1,750,000
- ------------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements

Signet Banking Corporation and Subsidiaries statement of changes in consolidated stockholders' equity



- -----------------------------------------------------------------------------------------------------------------------------
                                                                               Common Stock             Capital     Retained
(dollars in thousands -- except per share)                                  Shares         Amount       Surplus     Earnings
- -----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992                                                 27,980,824     $139,904      $126,282   $ 560,446

Net income                                                                                                          174,414
Issuance of Common Stock                                                     489,283        2,447         6,756
Cash dividends -- Common Stock -- $.80 a share                                                                      (45,058)
Change in valuation allowance -- marketable equity securities                                                          (529)
Two-for-one common stock split                                            28,138,471      140,692                  (140,692)
- -----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993                                                 56,608,578      283,043       133,038     548,581

Adjustment to beginning balance for change in accounting
   method for net unrealized gain on securities available
   for sale, net of tax $16,147                                                                                      29,987
Net income                                                                                                          149,834
Issuance of Common Stock
   Related to acquisition                                                  1,514,286        7,571        51,708
   Other                                                                     513,895        2,570        14,123
Cash  dividends  --  Common  Stock  --  $1.00 a  share                                                              (57,192)
Change  in net unrealized losses on securities available for sale,
   net of tax benefit of $27,880                                                                                    (51,784)
- -----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                                                 58,636,759      293,184       198,869     619,426

NET INCOME                                                                                                          111,080
ISSUANCE OF COMMON STOCK                                                     830,463        4,152         8,431
PURCHASE OF COMMON STOCK                                                    (258,477)      (1,292)       (7,207)
CASH DIVIDENDS-- COMMON STOCK-- $.79 A SHARE                                                                        (46,489)
SPIN-OFF OF CAPITAL ONE FINANCIAL CORPORATION                                                                      (383,200)
CHANGE IN NET UNREALIZED GAINS ON SECURITIES AVAILABLE FOR SALE,
   NET OF TAX OF $36,074                                                                                             66,995
- -----------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995                                                 59,208,745     $296,044      $200,093   $ 367,812
- -----------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

Signet Banking Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands -- except per share)

NOTE A-SIGNIFICANT ACCOUNTING POLICIES

     Signet Banking Corporation ("Signet" or "the Company") engages in general commercial and consumer banking and provides a full range of financial services to individuals, businesses and organizations. Signet offers investment services including municipal bond, government, federal agency and money market sales and trading, foreign exchange trading, mutual funds and discount brokerage. In addition, specialized services for trust, leasing, asset-based lending, cash management, real estate, insurance, consumer financing and an international operation concentrating on trade finance are offered. Signet's primary market area extends from Baltimore to Washington, south to Richmond, and on to Hampton Roads/Tidewater, Virginia. The Company markets several of its products nationally.

     The consolidated financial statements of Signet and subsidiaries are prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

     CONSOLIDATION AND RECLASSIFICATIONS: The consolidated financial statements include the accounts of Signet, including Signet Bank (formerly Signet Bank/Virginia and Signet Bank/Maryland) and Signet Bank N.A., its principal banking subsidiaries. Capital One Financial Corporation is included in the financial statements through February 28, 1995, at which time the spin-off to shareholders was completed. All significant intercompany balances and transactions have been eliminated. Certain prior years' amounts have been reclassified to conform to the 1995 presentation.

     STATEMENT OF CONSOLIDATED CASH FLOWS: Cash and cash equivalents, as presented in the statement of cash flows, includes cash and due from banks, interest bearing deposits with other banks, and federal funds sold and securities purchased under resale agreements.

     TRADING INSTRUMENTS: Financial instruments (including trading account securities and derivatives) used for trading purposes are recorded in the consolidated balance sheet at fair value at the reporting date. Realized and unrealized changes in fair values are recognized in other non-interest income (trading profits (losses)) in the period in which the changes occur. Trading instruments included in the consolidated balance sheet are comprised primarily of government securities and asset-backed securities. Interest revenue arising from these trading instruments is included in the statement of consolidated operations as part of total interest income. In 1995, the net gain on all trading activities recorded in trading profits was $11,969; in 1994, the net loss was $268. The increase (decrease) in net unrealized income on all trading activities during 1995 and 1994 was $1,875 and ($4,998), respectively.

     SECURITIES AVAILABLE FOR SALE: Securities available for sale represent those securities not classified as either investment securities or trading account securities. Securities available for sale includes securities for which the primary objective is to realize a holding gain, and/or securities held for indefinite periods of time and not intended to be held until maturity. Securities held for indefinite periods of time include securities that may be sold in response to changes in interest rates and/or significant prepayment risks. Securities available for sale are carried at market value, with unrealized gains and losses recorded in retained earnings. When securities are sold, the adjusted costs of the specific securities sold are used to compute gains or losses on the sales.

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994. At adoption, securities totaling $1,509,328 were reclassified from investment securities to securities available for sale. An after-tax gain of $29,987 was carried as a component of retained earnings, representing the unrealized gain in securities available for sale at adoption. During 1994, the fair value of these securities declined, resulting in an after-tax unrealized loss of $51,784. In December 1995, the Company reclassified all of its investment securities, with a carrying value of $232,864 and a fair value of $238,918, to securities available for sale as allowed by SFAS No. 115 implementation guidance. The reclassification resulted in an unrealized gain of $6,054 which was recorded in equity, net of tax. During 1995, the fair value of securities available for sale increased by $66,995, net of tax. The net after-tax unrealized gain recorded as a component of retained earnings since the adoption of SFAS No. 115 is $45,198.

     LOANS HELD FOR SALE AND SECURITIZATION: Loans held for sale and securitization are carried at the lower of aggregate cost or market value.

NOTE A-SIGNIFICANT ACCOUNTING POLICIES CONTINUED

     INVESTMENT SECURITIES: When securities are purchased and at each balance sheet date, they are classified as investment securities if it is management's positive intent and ability to hold them until maturity. These securities are carried at cost and adjusted for amortization of premiums and accretion of discounts, both computed using the effective yield method. During December, 1995, the Company reclassified all of its investment securities to securities available for sale, as discussed in the above Securities Available for Sale section.

     LOANS: Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. It is management's practice to cease accruing interest on commercial and real estate loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection. Credit card loans typically are charged off when the loan is six months past due and a minimum payment has not been received for 60 days, while other consumer loans typically are charged off when the loan is six months past due. Credit card and other consumer loans are also charged off when the customer declares bankruptcy. Loan origination and commitment fees and certain direct loan origination costs are deferred and generally amortized as adjustments of the related loans' yields over their contractual lives except for certain loans (e.g., home equity lines), which consider anticipated prepayments in establishing an economic life. Credit card loan annual membership fees and direct origination costs are deferred and amortized over one year on a straight-line basis. Deferred fees (net of deferred costs) on credit card loans were $1,194 and $33,690 at December 31, 1995 and 1994, respectively.

     ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is maintained to absorb anticipated future losses, net of recoveries, in the existing loan portfolio. The provision for loan losses is the periodic cost of maintaining an adequate allowance. In evaluating the adequacy of the allowance for loan losses, management takes into consideration the following factors: the condition of industries and geographic areas experiencing or expected to experience particular economic adversities; historical charge-off and recovery activity (noting any particular trend changes over recent periods); trends in delinquencies, bankruptcies and non-performing loans; trends in loan volume and size of credit risks; any irrevocable commitments to extend funds; the degree of risk in the composition of the loan portfolio; current and anticipated economic conditions; credit evaluations; and underwriting policies.

     In 1995, Signet adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." In accordance with SFAS No. 114, impaired loans are measured and reported based on the present value of expected cash flows discounted at the loan's effective interest rate, or at the fair value of the loan's collateral if the loan is collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. A valuation allowance is required to the extent that the measure of impaired loans is less than the recorded investment.

     SFAS No. 114 does not apply to large groups of homogeneous loans such as consumer installment and bank card loans, which are collectively evaluated for impairment. Smaller balance commercial loans are also excluded from the application of the statement. At December 31, 1995, Signet's loans that were considered to be impaired under SFAS No. 114 were comprised of $32,617 of non-accrual loans for which the related allowance for credit losses was $10,598. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $28,830. Collateral dependent loans, which were measured at the fair value of the loan's collateral, made up the majority of impaired loans at December 31, 1995.

     SFAS No. 118 allows a creditor to use existing methods for recognizing interest income on impaired loans. Interest receipts on impaired loans are applied in a manner consistent with Signet's policy for non-accrual loans. For the year ended December 31, 1995, no interest income was recorded on loans once placed on non-accrual status. All interest receipts on impaired loans were applied to the principal.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less allowances for depreciation and amortization of $173,336 and $208,476 at December 31, 1995 and 1994, respectively. Depreciation and amortization expense are generally computed using the straight-line method. Interest costs relating to the construction of major operating facilities are capitalized using a weighted average rate.

     FORECLOSED PROPERTY: Real estate acquired in satisfaction of a loan is included in other assets and stated at the lower of (1) fair value minus estimated costs to sell; or (2) cost, defined as the fair value of the asset on the date of foreclosure.

     INTANGIBLE ASSETS: Goodwill, representing the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over periods not exceeding fifteen years. Other acquired intangible assets such as deposit base intangibles are amortized on a straight-line basis over the expected periods of benefit.

(dollars in thousands -- except per share)

NOTE A-SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     PREFERRED STOCK: The Company is authorized to issue, in series, up to 5,000,000 shares of Preferred Stock with a par value of $20 per share.

     RISK MANAGEMENT INSTRUMENTS: The Company enters into a variety of interest rate contracts, primarily interest rate swaps, to manage its interest rate exposure through the use of synthetic alteration. Synthetic alteration changes the nature of an interest-earning asset or interest-bearing liability from fixed rate to variable rate or vice versa. These instruments are not marked to market. Related income or expense, including amortization of purchase premiums or settlement gains or losses is recorded as an adjustment to the yield of the related interest-earning asset or interest-bearing liability over the periods covered by the contracts. If an existing asset or liability designated for such accounting treatment matures, is sold, extinguished, or terminated, the risk management instrument is either redesignated to another existing or anticipated asset or liability or terminated. If a risk management instrument designated for such accounting treatment is related to an anticipated transaction that is no longer likely to occur, the instrument is either redesignated to another existing or anticipated asset or liability or terminated. If an instrument is terminated because the related assets or liabilities no longer exist or an anticipated transaction will not occur, any gain or loss is recognized into income; otherwise, any gain or loss is deferred and amortized as an adjustment to the yield of the designated asset or liability over the remaining periods originally covered by the contract.

     The Company also uses interest rate swaps to manage the interest rate risk associated with securitizations. Income or expense from these swaps is recorded on an accrual basis along with securitization income in non-interest income.

     SALES AND SERVICING OF LOANS: Signet periodically securitizes and sells loans, primarily consumer loans such as credit card receivables, home equity lines, and residential mortgage loans. Signet's consumer loans are recorded as sales in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." Gains on the sale of securitized loans are limited to the amounts related to loans existing at the time of sale and do not include amounts related to future loans expected to be sold during the reinvestment period. Due to the relatively short average life of credit card loans, no gain or loss is recorded at the time of sale. Rather, loan servicing fees, which represent credit card interest and fees in excess of interest paid to certificate holders, credit losses, and other trust expenses, are recorded over the life of the transaction as earned. Transaction expenses are deferred and amortized over the reinvestment period of the transaction as a reduction of loan servicing fees. For home equity line securitizations, which have a substantially longer average life, a gain or loss is recorded at the time of the sale equal to the present value of the anticipated future net cash flows, net of transaction expenses and any unamortized deferred loan origination costs.

     The majority of Signet's mortgage loan sales are in the secondary market with servicing retained. During the third quarter of 1995, the Company elected to adopt SFAS No. 122, "Accounting for Mortgage Servicing Rights." In accordance with SFAS No. 122, the cost of mortgage loans purchased or originated with a definitive plan to sell the loans and retain the mortgage servicing rights is allocated between the loans and the servicing rights based on their estimated fair values at the purchase or origination date. The estimated fair value of mortgage servicing rights is determined based upon quoted market prices for similar assets, if available, or the results of valuation techniques such as the present value of future cash flows using an appropriate discount rate. In determining the estimated fair value of the mortgage servicing rights, Signet utilizes a discounted cash flow model which incorporates assumptions such as prepayment speeds of the underlying loans, default rates, servicing income, servicing costs, and inflation factors. Once capitalized, mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income.

     For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, SFAS No. 122 requires that such rights be stratified based on one or more of the predominant risk characteristics of the underlying loans. For Signet, these characteristics include loan type and interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights in each stratum exceed their fair values and is recorded through a valuation allowance. Subsequent to the initial measurement of impairment, the valuation allowance should be adjusted to reflect changes in the measurement of impairment. Fair value in excess of the amount capitalized net of amortization is, however, not recognized. The adoption of these impairment provisions did not require Signet to record a valuation allowance at December 31, 1995 for any of its capitalized mortgage servicing rights, including servicing rights that had been purchased prior to the adoption of the statement.

     The effect of adopting SFAS No. 122 on the Company's consolidated financial statements was an increase in pre-tax income of approximately $7.2 million (net of amortization) with a corresponding increase in mortgage servicing rights. The additional income resulted from a lower adjusted cost basis of originated mortgage loans sold with servicing retained. In addition to the servicing rights capitalized on originated mortgage servicing rights, Signet capitalized $31.6 million of purchased mortgage servicing rights in 1995. Amortization expense related to mortgage servicing rights was $5.6, $2.2 and $1.5 million for 1995, 1994 and 1993, respectively. At December 31, 1995, Signet's portfolio of capitalized mortgage servicing rights totaled $58.7 million and had a market value of $66.0 million.

NOTE A-SIGNIFICANT ACCOUNTING POLICIES CONTINUED

     INCOME TAXES: Prepaid and deferred income taxes are provided for timing differences between income and expense for financial reporting purposes and for income tax purposes.

     EARNINGS PER SHARE: Earnings per share were based on the average number of shares outstanding and applicable equivalents (stock options).

     RECENT ACCOUNTING PRONOUNCEMENTS: SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued in March, 1995. The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Signet will adopt the statement beginning January 1, 1996. The effect of adopting SFAS No. 121 is not expected to have a material impact on the financial statements of the Company.

NOTE B-CASH AND DUE FROM BANKS

     The domestic bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amounts of those reserve balances were approximately $87,477 and $103,141 for the years ended December 31, 1995 and 1994, respectively.

NOTE C-SECURITIES AVAILABLE FOR SALE

     Securities available for sale are summarized as follows:


                                                                               Gross            Gross
                                                                            Unrealized       Unrealized         Fair
                                                           Cost                Gains           Losses           Value
- -----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995
U.S. Government and agency obligations--
   Mortgage-backed securities                           $1,478,517          $52,301                         $1,530,818
   Other                                                   562,815           20,468          $     (8)         583,275
Obligations of states and political subdivisions            53,031            1,671                (6)          54,696
Other                                                      173,137            4,343           (12,298)         165,182
- -----------------------------------------------------------------------------------------------------------------------
                                                        $2,267,500          $78,783          $(12,312)      $2,333,971
- -----------------------------------------------------------------------------------------------------------------------
December 31, 1994
U.S. Government and agency obligations--
   Mortgage-backed securities                           $  633,338                           $(26,335)      $  607,003
   Other                                                   461,140          $    11            (3,274)         457,877
Obligations of states and political subdivisions               110                6                                116
Other                                                      184,703            1,603            (9,606)         176,700
- -----------------------------------------------------------------------------------------------------------------------
                                                        $1,279,291          $ 1,620          $(39,215)      $1,241,696
- -----------------------------------------------------------------------------------------------------------------------
December 31, 1993
U.S. Government and agency obligations--
   Mortgage-backed securities                           $   47,672          $ 3,123                         $   50,795
   Other                                                   199,641            1,484                            201,125
Other                                                          850                                                 850
- -----------------------------------------------------------------------------------------------------------------------
                                                        $  248,163          $ 4,607                         $  252,770
- -----------------------------------------------------------------------------------------------------------------------


(dollars in thousands -- except per share)

NOTE C-SECURITIES AVAILABLE FOR SALE CONTINUED

     The cost and fair values of securities available for sale by contractual maturity, except mortgage-backed securities for which an average life is used, at December 31, 1995 are shown below:


                                                                    Fair
                                                  Cost              Value
- ---------------------------------------------------------------------------
Due in one year or less                         $   33,315       $   33,613
Due after one year through five years            1,546,203        1,609,188
Due after five years through ten years             579,409          592,064
Due after ten years                                108,573           99,106
- ---------------------------------------------------------------------------
                                                $2,267,500       $2,333,971
- ---------------------------------------------------------------------------

     Securities available for sale with aggregate book values of approximately $1,476,767, $623,743, and $198,619 at December 31, 1995, 1994 and 1993,
respectively, were pledged to secure public deposits, repurchase agreements and other banking transactions. Proceeds from sales of securities available for sale during 1995, 1994 and 1993 were $1,033,081, $1,380,809, and $62,354, respectively. Gross gains of $2,610, $6,152 and $3,913, and gross losses of $2,078, $2,739 and $-0- were realized on those sales for 1995, 1994 and 1993, respectively.


NOTE D-INVESTMENT SECURITIES

     The Company reclassified all of its investment securities to securities available for sale in December, 1995 as allowed by implementation guidance for SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

     Investment securities for December 31, 1994 and 1993 are summarized as follows:

                                                                             Gross             Gross
                                                                          Unrealized        Unrealized         Fair
                                                          Cost               Gains            Losses           Value
- ---------------------------------------------------------------------------------------------------------------------
December 31, 1994
U.S. Government and agency obligations--
   Mortgage-backed securities                         $   75,174                            $(1,867)     $    73,307
   Other                                                  74,550                             (1,894)          72,656
Obligations of states and political subdivisions         173,571         $  5,920               (24)         179,467
Other                                                     75,488                             (1,252)          74,236
- ---------------------------------------------------------------------------------------------------------------------
                                                      $  398,783         $  5,920           $(5,037)     $   399,666

December 31, 1993
U.S. Government and agency obligations--
   Mortgage-backed securities                         $  461,345         $  4,843           $   (37)     $   466,151
   Other                                                 925,225           39,263                (6)         964,482
Obligations of states and political subdivisions         258,815           18,690               (49)         277,456
Other                                                    124,230            1,797            (4,885)         121,142
- ---------------------------------------------------------------------------------------------------------------------
                                                      $1,769,615         $ 64,593           $(4,977)     $ 1,829,231
- -----------------------------------------------------------------------------------------------------------------------

     Investment securities with aggregate book values of approximately $-0-, $264,775 and $1,460,790 at December 31, 1995, 1994 and 1993, respectively, were pledged to secure public deposits, repurchase agreements and other banking transactions. There were no proceeds from sales of investment securities during 1995, 1994 and 1993. Gross gains of $1,257, $113 and $534 and gross losses of $-0-, $67 and $129 were realized on called securities for 1995, 1994 and 1993, respectively.

NOTE E-ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR FORECLOSED PROPERTY

     The following is a summary of changes in the allowance for loan losses:

                                                   Year Ended December 31
                                                 1995       1994        1993
- -------------------------------------------------------------------------------

Balance at beginning of year                   $220,519    $253,313   $265,536
Provision for loan losses                        38,715      14,498     47,286
Net deduction arising in purchase/
   sale transactions                             (7,871)     (1,542)    (2,902)
Transfer to Capital One Financial Corporation   (68,516)
Losses                                           62,993      74,533     91,917
Recoveries                                        9,848      28,783     35,310
- -------------------------------------------------------------------------------

   Net loan losses                               53,145      45,750     56,607
- -------------------------------------------------------------------------------
Balance at end of year                         $129,702    $220,519   $253,313
- -------------------------------------------------------------------------------

     Following is a summary of changes in the reserve for foreclosed property:

                                                   Year Ended December 31
                                                    1994           1993
- ---------------------------------------------------------------------------

Balance at beginning of year                      $5,742         $ 10,625
Additions (reductions) to reserve
   charged (credited) to expense                  (1,764)           7,405
Writedowns of foreclosed property                 (3,978)         (12,288)
- ---------------------------------------------------------------------------
Balance at end of year                           $     0         $  5,742
- ---------------------------------------------------------------------------

NOTE F-NON-PERFORMING ASSETS

     Following is a summary of non-performing assets at December 31, 1995 and 1994 along with the interest recorded as income in 1995 and 1994 on the year-end non-accrual and restructured loans, as well as the interest income for the same respective periods which would have been recorded had the loans performed in accordance with their original terms:


                              Non-Accrual   Restructured   Foreclosed
                                Loans          Loans       Properties    Total
- -------------------------------------------------------------------------------

1995
Aggregate recorded investment  $38,481                      $15,822    $54,303
Interest at contracted rates     4,092                                   4,092
Interest recorded as income        920                                     920
- -------------------------------------------------------------------------------
1994
Aggregate recorded investment  $25,056        $1,000        $22,480    $48,536
Interest at contracted rates     3,301            82                     3,383
Interest recorded as income        424            82                       506
- -------------------------------------------------------------------------------

(dollars in thousands -- except per share)

NOTE G-SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM
       BORROWINGS

     Following is a summary of short-term borrowings for the years ended December 31, 1995, 1994, and 1993:


                                             Maximum                                                         Average
                                           Outstanding                                         Weighted     Interest
                                             at Any         Outstanding         Average        Average       Rate at
                                            Month End       at Year End       Outstanding   Interest Rate   Year End
- --------------------------------------------------------------------------------------------------------------------
1995
   REPURCHASE AGREEMENTS                   $1,494,736        $1,124,105       $1,172,410         4.8%         4.8%
   FEDERAL FUNDS                            1,285,918           780,193          899,534         5.9          5.3
   COMMERCIAL PAPER                            88,626                --           13,579         5.1           --
   BRIDGE FINANCING FACILITY                1,000,000                --          170,136         7.1           --
   OTHER SHORT-TERM BORROWINGS                167,034                --           44,855         5.5           --
- --------------------------------------------------------------------------------------------------------------------
     TOTAL                                                   $1,904,298       $2,300,514         5.4%         5.0%
- --------------------------------------------------------------------------------------------------------------------
1994
   Repurchase agreements                   $1,218,035        $  875,458       $1,015,595         3.7%         4.5%
   Federal funds                            1,273,862           881,693          662,289         4.3          4.6
   Commercial paper                           147,372           108,664          126,903         3.6          5.3
   Bridge financing facility                1,700,000         1,300,000          175,342         7.1          6.6
   Other short-term borrowings                372,054           146,955          175,178         5.8          5.4
- --------------------------------------------------------------------------------------------------------------------
     Total                                                   $3,312,770       $2,155,307         4.3%         5.8%
- --------------------------------------------------------------------------------------------------------------------
1993
   Repurchase agreements                   $1,674,044        $1,281,645       $1,337,553         3.2%         2.5%
   Federal funds                            1,043,546           942,969          705,654         3.1          3.1
   Commercial paper                           174,552           168,488          144,129         2.5          3.0
   Other short-term borrowings                459,346           232,024          338,276         6.5          6.2
- --------------------------------------------------------------------------------------------------------------------
     Total                                                   $2,625,126       $2,525,612         3.5%         3.2%
- --------------------------------------------------------------------------------------------------------------------

     The weighted average interest rate is calculated by dividing annual interest expense by the daily average outstanding principal balance.

     In connection with the Separation (described in Note T), Capital One Bank obtained a syndicated bank loan facility (the "Bridge Financing Facility") to meet its interim funding and liquidity needs. The initial amount of borrowing under the Bridge Financing Facility was approximately $1.7 billion at 60 basis points over LIBOR before financing costs. In December 1994, Capital One reduced the Bridge Financing Facility by $400 million through new funding sources, primarily large denomination certificates. In early 1995, the Bridge Financing Facility was further reduced by bank notes with longer maturities. In conjunction with the spin-off on February 28, 1995, the Bridge Financing Facility was transferred to Capital One and was no longer a source of funding for Signet.

NOTE H-LONG-TERM BORROWINGS

     Long-term borrowings consisted of the following:

                                                   December 31
                                                1995          1994
- ---------------------------------------------------------------------
Notes and mortgages (5-11 3/5%)             $  3,033        $  3,641

Subordinated notes:
   9 5/8% due 1999                           100,000         100,000
   Floating Rate due 1998                    100,000         100,000
   Floating Rate due 1997                     50,000          50,000
- ---------------------------------------------------------------------
                                             250,000         250,000
- ---------------------------------------------------------------------
                                            $253,033        $253,641
- ---------------------------------------------------------------------

     The Company has $100,000 principal amount of unsecured 9 5/8% Subordinated Notes due in 1999. Interest on the Notes is payable semiannually on June 1 and December 1. The Notes are not redeemable prior to their maturity on June 1, 1999.

     The Company has $100,000 principal amount of Floating Rate Subordinated Notes due in 1998. The Notes are redeemable at the option of the Company at their principal amount plus accrued interest. The interest rate is determined quarterly based on the London interbank offered quotations for three-month U.S. dollar deposits.

     The Company has $50,000 principal amount of Floating Rate Subordinated Notes due in 1997. The Notes are redeemable at the option of the Company at their principal amount plus accrued interest. The interest rate is determined quarterly based on the London interbank offered quotations for three-month U.S. dollar deposits. Premises stated at approximately $4,463 at December 31, 1995 are subject to liens relating to notes and mortgages.

     Maturities of long-term borrowings in the aggregate for the next five years are as follows:

            1996      $   281          1998      $100,297        2000     $322
            1997       50,290          1999       100,313


NOTE I-COMMON STOCK

     At December 31, 1995, the Company had reserved 5,456,045 shares of its Common Stock for issuance in connection with stock option, employee and investor stock purchase plans.

     The following is a summary of the number of shares of Common Stock issued:

                                                    Year Ended December 31
                                               1995         1994          1993
- --------------------------------------------------------------------------------
Investor stock purchase plan                  327,539       263,180      166,224
Employee stock purchase plan                  143,821       114,057       76,344
Stock option plan                             359,103       136,658      246,715
Acquisition of Pioneer Financial Corporation              1,514,286
Two-for-one stock split                                               28,138,471
- --------------------------------------------------------------------------------
 Total                                        830,463     2,028,181   28,627,754
- --------------------------------------------------------------------------------

     Under the Investor Stock Purchase Plan, 608,384 shares of Common Stock were reserved at December 31, 1995. The plan provides that the price of the Common Stock will be 95% of market value at the time of purchase through dividend reinvestment and 100% of market value at the time of purchase through optional cash contributions.

(dollars in thousands -- except per share)

NOTE I-COMMON STOCK CONTINUED

     Each outstanding share of the Company's Common Stock contains one Preferred Share Purchase Right. Each right will entitle stockholders to buy one two-hundredth of a share of a new Series of Preferred Stock at an exercise price of $70. Each two-hundredth of a share of the new Preferred Stock has terms designed to approximate the economic equivalent of one share of Common Stock. The rights will be exercisable only if a person or group acquires 20% or more of the Company's Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the Common Stock. The rights, which do not have voting privileges, expire in 1999, but may be redeemed by the Company prior to that time under certain circumstances, for $0.01 per right. These rights should not interfere with a business combination approved by the Company's Board of Directors; however, they could cause substantial dilution to a person or group attempting to acquire the Company without conditioning the offer on redemption of the rights or acquiring a substantial number of the rights. Until the rights become exercisable, they have no dilutive effect on earnings per share.

     On December 19, 1995, the Company's Board of Directors approved the 1996 Non-Employee Director Stock Option Plan under which up to 300,000 shares of the Company's Common Stock will be reserved. Under the plan, each eligible director will receive an option to purchase 1,000 shares of the Company's Common Stock each year. The options will become exercisable on the six-month anniversary of the date of grant. No option will be exercisable until the plan is approved by the shareholders of the Company and the requirements of all federal and state securities laws have been met.

NOTE J-EMPLOYEE BENEFIT PLANS

     The Company and its subsidiaries have a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's career average earnings. The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time. Approximately 98% of the plan assets at December 31, 1995 were invested in listed stocks and bonds. Another 1% is invested in a money market fund sponsored by Signet Trust Company (a subsidiary of the Parent Company). Net periodic pension cost included the following components:


                                                     1995      1994      1993
- -------------------------------------------------------------------------------
Service cost-benefits earned during the period   $  4,870   $  7,379   $ 6,505
Interest cost on projected benefit obligation       7,912      6,737     6,482
Actual return on plan assets                      (18,683)     5,548    (3,532)
Net amortization and deferral                       8,047    (14,256)   (5,435)
- -------------------------------------------------------------------------------
   Net periodic pension cost                     $  2,146   $  5,408   $ 4,020
- -------------------------------------------------------------------------------

     The following sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet:

                                                             December 31
                                                         1995          1994
- -----------------------------------------------------------------------------

Actuarial present value of benefit obligations:
   Vested benefit obligation                            $(88,366)  $  (95,548)
- -----------------------------------------------------------------------------
   Accumulated benefit obligation                       $(96,228)   $(103,370)
- -----------------------------------------------------------------------------
   Projected benefit obligation                         $(96,228)   $(103,370)
Plan assets, at fair value                                98,352      104,707
- -----------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation      2,124        1,337
Unrecognized net asset                                    (4,731)      (5,966)
Unrecognized prior service cost                            2,092        2,293
Unrecognized net loss                                     21,502       25,406
- -----------------------------------------------------------------------------
Net pension asset                                       $ 20,987   $   23,070
- -----------------------------------------------------------------------------

NOTE J-EMPLOYEE BENEFIT PLANS CONTINUED

     Assumptions used were as follows:

                                                        1995     1994    1993
- -------------------------------------------------------------------------------

Discount rates                                          7.00%    8.50%   7.25%
Rates of increase in compensation levels of employees   5.00     5.00    5.00
Expected long-term rate of return on plan assets        9.50     8.75    8.75
- -------------------------------------------------------------------------------

     The excess of contribution over service cost, the spin-off of Capital One and a reduction in the workforce due to restructuring resulted in a $1.9 million, $1.3 million and $0.4 million decline, respectively, in net periodic pension cost from 1994 to 1995. The impact of the change in assumptions for the same periods was immaterial.

     The Company sponsors a contributory savings plan and a profit sharing plan. The savings plan allows substantially all full time employees to participate while the profit sharing plan allows participation after satisfaction of service requirements. The Company matches a portion of the contribution made by employees, which is based upon a percent of defined compensation, to the savings plan. The profit sharing contribution is based upon the income of the Company. The Company's expense was $15,908, $23,729, and $22,235 in 1995, 1994 and 1993
under these plans, respectively.

     At December 31, 1995, employees of the Company held options to purchase 2,387,643 common shares at an average option price of $13.84 per share. These options expire on various dates beginning February 25, 1996 and ending March 1, 2005. At the time options are exercised, proceeds from the shares issued are credited to capital and no charges or credits to income are made with respect to any of the options. As of the date of the Capital One spin-off, on February 28, 1995, the number of options outstanding and the related price per share were adjusted, so that the value of options would not change. No compensation expense was reflected in the income statement as a result of this transaction.

     Under the 1992 Stock Option Plan, options for the purchase of up to 4,000,000 shares of Common Stock may be granted to key personnel at prices not less than the market price per share on the date of grant, and are exercisable not more than ten years from the date of grant. At December 31, 1995 and 1994, options to purchase 2,576,873 and 1,179,371 shares, respectively, of Common Stock were available for future grants.

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

     On February 22, 1994, the Company adopted the 1994 Stock Incentive Plan. Under the plan, employees holding management positions with the Company can be awarded Restricted Stock or Incentive Stock at the discretion of a committee of three Directors of the Company when performance goals are achieved. The 1994 Plan authorizes the reservation of 300,000 shares of Common Stock, however, no stock had been reserved or issued at December 31, 1995.

      A summary of changes, under several plans, in shares of Common Stock under option for the years 1995, 1994 and 1993 is as follows:

                                                                Option Price
                                                   Shares        Per Share
- -----------------------------------------------------------------------------
Outstanding December 31, 1992                    1,215,368     $  3.72-22.84
   Granted                                         306,666       23.72-31.25
   Exercised                                      (446,032)       3.72-23.72
   Cancelled                                       (42,494)      12.72-23.72
- -----------------------------------------------------------------------------
Outstanding December 31, 1993                    1,033,508        3.72-31.25
   Granted                                         219,027      33.75 -42.50
   Exercised                                      (191,304)       3.72-36.56
   Cancelled                                          (900)            36.56
- -----------------------------------------------------------------------------
Outstanding December 31, 1994                    1,060,331        3.72-42.50
   Granted                                         740,290       15.74-26.06
   Exercised                                      (456,368)       1.90-27.75
   Adjustment for Capital One spin-off           1,075,669        1.90-20.91
   Cancelled                                       (32,279)      15.74-37.06
- -----------------------------------------------------------------------------
Outstanding December 31, 1995                    2,387,643     $  1.90-26.06
- -----------------------------------------------------------------------------

(dollars in thousands -- except per share)

NOTE J-EMPLOYEE BENEFIT PLANS CONTINUED

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

     The following table sets forth the plans' combined funded status reconciled with the amount shown in the Company's consolidated balance sheet:

                                                             December 31
                                                          1995        1994
- -----------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                              $(35,326)  $(33,918)
   Fully eligible active plan participants                   (869)    (2,146)
   Other active plan participants                          (2,807)   (11,016)
- -----------------------------------------------------------------------------

                                                          (39,002)   (47,080)
Plan assets at fair value, primarily listed stocks
   and bonds                                                5,767      4,957
- -----------------------------------------------------------------------------
Accumulated postretirement benefit obligation in
   excess of plan assets                                  (33,235)   (42,123)
Unrecognized transition obligation                         24,162     32,390
Unrecognized net loss                                     (13,492)   (10,644)
- -----------------------------------------------------------------------------
Accrued postretirement benefit cost                      $(22,565)  $(20,377)
- -----------------------------------------------------------------------------

     Net periodic postretirement benefit cost includes the following components:

                                                        Year Ended December 31
                                                      1995      1994     1993
- -------------------------------------------------------------------------------
Service cost                                         $  807    $1,457   $1,230
Interest cost                                         3,470     3,758    3,800
Actual return on plan assets                           (960)      (74)    (133)
Amortization of transition obligation over 20 years   1,652     2,010    2,080
Net amortization and deferral                            (8)     (385)    (366)
- -------------------------------------------------------------------------------
Net periodic postretirement benefit cost             $4,961    $6,766   $6,611
- -------------------------------------------------------------------------------

     For measurement purposes, a 9.50% and 7.60% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995 for participants under 65 years of age and 65 years and over, respectively; the rate was assumed to decrease gradually to 5% in 2005 and remain at that level thereafter. For 1994, an 11% and 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for participants under 65 years of age and 65 years and over, respectively; the rate was assumed to decrease gradually to 6.50% in 2005 and remain at that level thereafter. For 1993, a 13% and 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for participants under 65 years of age and 65 years and over, respectively; the rate was assumed to decrease gradually to 5.25% in 2007 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plans as of December 31, 1995 and 1994 by $4.3 million and $6.9 million, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $0.5 million and 1994 and 1993 by $0.6 million.

NOTE J-EMPLOYEE BENEFIT PLANS CONTINUED

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.00%, 8.50% and 7.25% for 1995, 1994 and 1993, respectively. The expected long-term rate of return on plan assets, after estimated income taxes, was 9.50% for 1995 and 8.75% for 1994 and 1993.

     The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" in 1993. In 1995, a $2.4 million reduction in expense resulted from a change in medicare to primary/secondary status for those employees eligible for medicare and a decrease in the long-term disability population. No related expense was reported in 1994. The related expense reflected on the 1993 income statement was approximately $6.0 million.

     In 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued establishing financial accounting and reporting standards for stock-based employee compensation plans which becomes effective in 1996. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. SFAS No. 123 defines a fair value based method of accounting for compensation cost of equity instruments and encourages all entities to adopt that method of accounting. However, it also allows an entity to continue to measure compensation cost for equity instruments using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25") with pro forma disclosures. These pro forma disclosures reflect the difference between compensation cost, if any, included in net income in accordance with APB No. 25 and the related cost measured by the fair value based method, as well as additional tax effects, if any, that would have been recognized in the income statement if the fair value based method had been used. Signet has elected to continue to account for compensation cost under the method of accounting prescribed by APB No. 25, and will include the required pro forma disclosures in the 1996 financial statements.

     The Company has a Flexible Benefits Plan for its employees. The plan allows employees to select their benefit options, including medical coverage, disability insurance and paid leave. The plan enables the Company to better manage its rising health care costs, as well as provide employees more choice in the selection of their benefits package.

     As described in Note M, in 1994 Signet announced plans to implement a comprehensive core bank improvement plan. As a result of restructuring the Company, charges of $9.0 million and $10.5 million relating to the Pension Plan and Postretirement Benefits other than Pensions, respectively, were reported on the income statement under restructuring charges in 1994.

NOTE K-DIVIDENDS AND OTHER RESTRICTIONS

     Certain regulatory restrictions exist regarding the ability of the subsidiaries to transfer funds to the Parent Company in the form of cash dividends, loans or advances. At December 31, 1995, approximately $137,229, $16,025 and $4,381 of the retained earnings of Signet Bank, Signet Bank N.A.
and Signet Trust Company, respectively, and approximately $8,665 of the retained earnings of the nonbank subsidiaries were available for payment of dividends to the Parent Company, without prior approval by regulatory authorities. The regulatory authorities may also consider factors such as the level of current and expected earnings stream, maintenance of an adequate loan loss reserve and an adequate capital base when determining amounts available for the payment of dividends. The restricted net assets of the domestic bank subsidiaries amounted to $625,768 at December 31, 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINED)

(dollars in thousands -- except per share)

NOTE L-INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                  December 31
                                               1995        1994
- ----------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                 $ 46,646   $ 79,788
  Foreclosed property                          4,305      6,224
  Unrealized losses on securities                        11,733
  Commercial fraud loss                       12,250
  Other                                       32,779     38,593
- ----------------------------------------------------------------
    Total deferred tax assets                 95,980    136,338
Deferred tax liabilities:
  Leasing                                     94,995     81,838
  Unrealized gains on securities              24,341
  Other                                       28,646     33,761
- ----------------------------------------------------------------
    Total deferred tax liabilities           147,982    115,599
- ----------------------------------------------------------------
    Net deferred tax assets (liabilities)   $(52,002)  $ 20,739
- ----------------------------------------------------------------

     Differences between applicable income taxes (benefit) and the amount computed by applying statutory income tax rates are summarized as follows:


                                                     Year Ended December 31
                                               1995        1994         1993
- --------------------------------------------------------------------------------
Amounts at statutory rates                    $59,402     $76,011      $87,211
Effect of:
  Tax exempt income                            (6,774)     (8,582)      (9,913)
  State taxes net of federal benefit            5,246       2,248        2,066
  Other                                           765      (2,338)      (4,604)
- --------------------------------------------------------------------------------
Applicable income taxes                       $58,639     $67,339      $74,760
- --------------------------------------------------------------------------------
Taxes currently payable                       $35,180     $33,156      $58,201
Deferred income taxes                          23,459      34,183       16,559
- --------------------------------------------------------------------------------
Applicable income taxes                       $58,639     $67,339      $74,760
- --------------------------------------------------------------------------------

     Applicable income taxes include $677 in 1995, $1,243 in 1994 and $1,513 in 1993 relating to securities available for sale gains and investment securities gains.

     The components of income tax expense are as follows:

                                    Year Ended December 31
                      1995                  1994                    1993
- --------------------------------------------------------------------------------
              CURRENT     DEFERRED    Current    Deferred    Current    Deferred
- --------------------------------------------------------------------------------
Federal      $32,468      $18,101     $34,396    $29,484     $57,960    $13,621
State          2,712        5,358      (1,240)     4,699         241      2,938
- --------------------------------------------------------------------------------
             $35,180      $23,459     $33,156    $34,183     $58,201    $16,559
- --------------------------------------------------------------------------------

NOTE M-RESTRUCTURING AND CONTRACT TERMINATION CHARGES

     In the third quarter of 1994, Signet's Board of Directors approved a comprehensive core bank improvement plan aimed at reducing Signet's efficiency ratio through cost reductions and revenue initiatives in order to enhance its competitive position. This impacted employees and operations throughout the organization. The consolidated statement of income for 1994 includes a pre-tax charge of $43.2 million related to the plan. The charge included approximately $15.6 million primarily for increased retiree medical and pension benefits related to an early retirement program in which 225 employees participated, approximately $13.0 million of accelerated retiree medical and pension expense and anticipated severance benefits for approximately 750 employees, and approximately $14.6 million related to the writedown of bank-owned properties and lease termination costs due to the expected abandonment of facilities resulting from the reduction in employees. As of December 31, 1995, Signet had reduced the restructuring liability by approximately $7.0 million for severance payments to approximately 700 employees, $2.5 million for payments made under the early retirement program and approximately $7.0 million for lease termination and other facilities related costs. In addition, $19.5 million was transferred from the restructuring liability to Signet's pension benefit liability and postretirement benefit liability (See Note J) and $.4 million was reallocated within the restructuring liability from accrued facilities related costs to accrued severance benefits as a result of a change in estimated costs. The remaining liability of $7.2 million is primarily comprised of accrued facilities related costs. The restructuring plan as it relates to severance, the early retirement program and lease terminations was fully implemented as of December 31, 1995. The remainder of the plan, which relates to the disposition of bank-owned properties is expected to be implemented by the end of 1996.

     Also, in conjunction with the anticipated Capital One spin-off, Signet recorded a special pre-tax charge of $49.0 million for terminating data processing contracts related to the credit card business in 1994. This charge was included in Capital One's financial results. As the contract termination charge was paid in 1994, no related liability remains.

NOTE N-OTHER NON-INTEREST INCOME AND EXPENSE

     The following schedule represents the items comprising other non-interest income and expense:

                                                    Year Ended December 31
                                                 1995       1994         1993
- -------------------------------------------------------------------------------
Other non-interest income:
   Mortgage servicing and origination         $ 22,429    $ 18,661    $ 24,210
   Other service charges and fees               15,069      15,112      16,260
   Trading profits (losses)                     11,969        (268)     (1,396)
   Gains (losses) on sales of mortgage loans     7,178      (3,276)     (3,987)
   Gain on sale of mortgage servicing              977       6,000
   Other                                        24,144      32,207      27,721
- -------------------------------------------------------------------------------
     Total                                    $ 81,766    $ 68,436    $ 62,808
- -------------------------------------------------------------------------------
Other non-interest expense:
   Professional services                      $ 19,920    $ 26,108    $ 16,159
   Public relations, sales and advertising      18,054      16,662      17,213
   FDIC assessment                               8,981      16,754      18,253
   Taxes and licenses other than payroll
      and income                                 3,896       3,448       2,962
   Credit and collection                         3,790      11,646      10,619
   Insurance                                     1,614       1,783       2,030
   Other                                        54,226      43,949      44,615
- -------------------------------------------------------------------------------
     Total                                    $110,481    $120,350    $111,851
- -------------------------------------------------------------------------------

(dollars in thousands -- except per share)

Note O - Derivative Financial Instruments

     The Company is party to derivative financial instruments with off-balance sheet risk in the normal course of business to reduce its own exposure to fluctuations in interest rates, to participate in trading activities and to meet the financing needs of customers. These instruments include forward and futures contracts; options; and interest rate swaps, caps and floors. In general terms, derivative financial instruments are contracts or agreements whose value can be linked to interest rates, exchange rates, security prices or financial indices. These instruments involve, to varying degrees, elements of credit or interest rate risk in excess of the amount recognized in the balance sheet. The Company attempts to limit its credit risk by dealing with creditworthy counterparties, obtaining collateral where appropriate and utilizing master netting arrangements in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts." The Company's credit exposure that results from entering into derivative financial instruments is limited to the current fair value of contracts with a positive fair value expected to be received from counterparties. The Company does not expect any losses from counterparties failing to meet their obligations. The market risk of derivative financial derivatives arises from the potential for changes in value due to fluctuations in interest and foreign exchange rates.


                                                                                  December 31
- ---------------------------------------------------------------------------------------------------------------------------------
                                                           1995                                          1994
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                           Average                                       Average
                                      (in millions)   Carrying    Fair       Fair  (in millions)   Carrying    Fair        Fair
                                       Notional(a)    Value(b)   Value(c)   Value   Notional(a)    Value(b)   Value(c)    Value
- ---------------------------------------------------------------------------------------------------------------------------------
Derivative Financial Instruments:
 Held for trading:
   Forward and futures contracts        $1,300       $    (7)    $   (7)     944    $2,806        $   576    $     576   $(1,603)
   Interest rate swap agreements           270           803        803      698       277         (1,468)      (1,468)     (836)
   Interest rate caps and floors
      and options(d)                       478           (50)       (50)   4,064       969          3,077        3,077     7,367
 Held for purposes other than trading:
   Forward and futures contracts           111        (1,476)    (1,476)               330            153
   Interest rate swap agreements         2,824                   33,549              3,863                    (133,575)
   Interest rate caps and floors(e)        950        10,179     14,680                750         10,554        2,194


(a) The contract or notional amounts of the financial derivative instruments shown in the table represent the extent of involvement the Company has in particular classes of instruments and may exceed the actual amount of credit risk involved at December 31, 1995 and 1994, respectively.

(b) Carrying values in the table are included in the statement of financial position under the following captions: forward and futures contracts are included in interest bearing deposits with other banks, trading account securities, loans held for sale and other assets; interest rate swaps are included in interest receivable and other assets; interest rate caps and floors are included in other assets; purchased options are included in loans held for sale and other assets; and sold options are included in other liabilities.

(c) Fair values for forward and futures contracts and interest rate caps and floors and options are based on quoted market prices. The fair value of interest rate swaps is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

(d) Includes (notional) purchased interest rate caps and floors and purchased options which have no credit risk of $213 and $925 at December 31, 1995 and 1994, respectively.

(e) Includes (notional) purchased interest rate caps and floors which have no credit risk of $950 and $750 at December 31, 1995 and 1994, respectively.

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

NOTE O-DERIVATIVE FINANCIAL INSTRUMENTS CONTINUED

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

     The Company maintains active trading positions in derivative financial instruments. All trading derivative types and on-balance sheet instruments are managed in the aggregate. Trading positions in derivative financial instruments are carried at fair value and changes in fair values are reflected in trading income as they occur. Net trading losses in earnings on derivative financial instruments totaled $32,590, $22,168 and $1,000 in the years ended December 31, 1995, 1994 and 1993, respectively. See Note A for total trading income. The Company manages the potential credit exposure through careful evaluation of counterparty credit standing, collateral agreements, and other contract provisions. The potential credit exposure from future market movements is evaluated by using models that take into consideration possible changes over time in interest rates and other relevant factors.

     The Company's principal objective in holding or issuing derivatives for purposes other than trading is asset-liability management. The operations of the Company are subject to a risk of interest-rate fluctuations to the extent there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The main objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest-rate and liquidity risk and facilitating the funding needs of the Company. To achieve that objective, the Company uses a combination of derivative financial instruments. The majority of the asset-liability management activities involve the use of interest rate swaps whereby fixed rate assets are converted to variable rate assets or fixed rate liabilities are converted to variable rate liabilities. Derivatives held or issued for purposes other than trading are not marked to market. Related income or expense including amortization of purchase premiums or settlement gains or losses are recorded as an adjustment to the yield of the related interest earning asset or interest bearing liability over the periods covered by the contracts. If an instrument is terminated, any gain or loss is deferred and amortized as an adjustment to the yield of the designated assets or liabilities over the remaining periods originally covered by the contract. During 1995, the Company had no terminations.

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

(dollars in thousands -- except per share)

NOTE P-SECURITIZATIONS

     The Company securitized $185,000 of credit card receivables in 1995, $2,398,801 in 1994 and $2,289,656 in 1993. These transactions were recorded as sales in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." Proceeds from the sales in 1995 and 1994 totaled $184,900 and $2,393,936, respectively. Receivables outstanding under credit card securitizations were $185,000 and $5,116,791 at December 31, 1995 and 1994, respectively. Recourse obligations related to these transactions are not material. Excess servicing fees related to the credit card securitizations are recorded over the life of each sale transaction. The excess servicing fee is based upon the difference between finance charges received from the cardholders less the yield paid to investors, credit losses, and a normal servicing fee, which is also retained by the Company. In accordance with the sale agreements, a fixed amount of excess servicing fees is set aside to absorb credit losses. The amount available to absorb credit losses is included in other assets and was zero at December 31, 1995 and $146,910 at December 31, 1994.

     In conjunction with the spin-off of Capital One, Signet's rights and obligations under substantially all of its credit card securitization agreements entered into prior to February 28, 1995, as well as any related assets and liabilities were transferred to Capital One Bank. Receivables outstanding under Signet's remaining securitizations totaled $185,000 at December 31, 1995.

     In 1995, the Company also securitized $480,702 of home equity lines of credit. This transaction was also recorded as a sale in accordance with SFAS No.
77. Proceeds from the sale totaled $478,794. Receivables outstanding under this securitization were $480,702 at December 31, 1995. Recourse obligations related to this transaction are not material. A gain, equal to the present value of anticipated future net cash flows, net of transaction expenses and any unamortized deferred loan origination costs, of $9,562 was recorded as a result of the sale. In accordance with the sale agreement, a fixed amount of excess servicing fees will be set aside to absorb credit losses. The amount available to absorb credit losses at December 31, 1995 was zero.

NOTE Q-CONCENTRATIONS OF RISK

     During 1995 and 1994, the Company maintained a concentration of business activities with customers located within Virginia, Maryland, California and the District of Columbia. As of December 31, 1995 and 1994, the Company held approximately $2.4 billion and $1.3 billion, respectively, in U.S. Government sponsored and U.S. Government agency financial instruments, which have little, if any, credit risk. In addition, as of December 31, 1995, the Company had $1.2 billion and $1.4 billion, respectively, of credit exposure in the manufacturing and servicing industries. The Company's current commercial lending policies are strongly oriented toward diversified middle market borrowers. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, marketable securities, deposit accounts, inventory, property, plant and equipment, real estate and income-producing commercial properties.

     Signet has a contract with Electronic Data Systems ("EDS") under which EDS manages Signet's information services, including the data center, telecommunications, systems and programming. EDS is the primary provider of computer services for Signet. The contract terminates in 2001.

NOTE R-DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. See Note O - Derivative Financial Instruments for fair value information on Signet's derivatives.


                                                                                      December 31
- ---------------------------------------------------------------------------------------------------------------------------

                                                                        1995                                1994
- ---------------------------------------------------------------------------------------------------------------------------

                                                             Carrying            Fair            Carrying           Fair
                                                              Value              Value             Value            Value
- ---------------------------------------------------------------------------------------------------------------------------
 The estimated fair values of the Company's
   financial instruments required to be
   disclosed under SFAS No. 107:
   Assets:
     Cash and due from banks(a)                              $  599,113       $  599,113        $  531,747       $  531,747
     Interest bearing deposits with other banks(a)(e)             3,129            3,129           355,503          355,503
     Federal funds sold and securities purchased
       under resale agreements(a)                               460,217          460,217         1,135,821        1,135,821
     Trading account securities(b)(e)                           478,705          478,705           352,719          352,719
     Loans held for securitization(a)                           389,700          389,700
     Loans held for sale(a)(b)(e)                               362,736          362,736            69,585           69,585
     Securities available for sale(b)                         2,333,971        2,333,971         1,241,696        1,241,696
     Investment securities(b)                                                                      398,783          399,666
     Loans(c)(f)                                              4,920,793        4,960,403         7,440,679        7,588,917
     Interest receivable(a)(e)                                  104,259          104,259            98,557           98,557
     Other assets(a)(e)(g)                                      126,894          126,894           319,866          319,866
   Liabilities:
     Non-interest bearing deposits(a)                         1,726,378        1,726,378         1,542,349        1,542,349
     Interest bearing deposits(d)                             5,866,593        5,865,813         6,279,164        6,192,484
     Securities sold under repurchase agreements(a)           1,124,105        1,124,105           875,458          875,458
     Federal funds purchased(a)                                 780,193          780,193           881,693          881,693
     Commercial paper(a)                                                                           108,664          108,664
     Bridge financing facility(a)                                                                1,300,000        1,300,000
     Other short-term borrowings(a)                                                                146,955          146,955
     Long-term borrowings(b)(d)                                 253,033          262,920           253,641          257,325
     Interest payable(a)                                         19,460           19,460            31,078           31,078
     Other liabilities(a)(e)(g)                                 127,149          127,149           114,801          114,801
- ---------------------------------------------------------------------------------------------------------------------------


(a) The carrying amount approximates fair value.

(b) Fair values are based on published market prices or dealer quotes.

(c) For credit card and equity line receivables with short-term and/or variable characteristics, the total receivables outstanding approximates fair value. This amount excludes any value related to account relationship. The fair value of other types of loans is estimated by discounting the future cash flows using the comparable risk-free rate and adjusting for credit risk and operating costs.

(d) The fair value of demand deposits, savings accounts and money market deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of certificates of deposit and some long term debt is estimated by discounting the future cash flows using the current rates at which similar liabilities would be incurred.

(e) Carrying values in the table are included in the statement of financial position under the indicated captions, except for certain derivative amounts (see Note O).

(f) As required by SFAS No. 107, lease receivables (net of unearned income) with a carrying value totaling $365,533 and $262,979 at December 31, 1995 and 1994, respectively, are excluded. The carrying values are net of the allowance for loan losses and related unearned income.

(g) Only financial instruments as defined by SFAS No. 107 are included in this category.

(dollars in thousands -- except per share)

NOTE S-SIGNET BANKING CORPORATION (PARENT COMPANY ONLY) CONDENSED FINANCIAL
       INFORMATION

                                                             December 31
BALANCE SHEET                                          1995              1994
- -------------------------------------------------------------------------------
Assets
   Interest bearing deposits with other banks                        $  110,000
   Securities available for sale                   $    10,646           17,795
   Commercial loans                                        777            4,131
   Advances to bank subsidiaries                       215,929          204,878
   Investments in:
     Bank subsidiaries                                 812,110          692,516
     Non-bank subsidiaries                              39,026          382,864
   Other assets                                         39,503           65,582
- -------------------------------------------------------------------------------

                                                    $1,117,991       $1,477,766
- -------------------------------------------------------------------------------

Liabilities
   Commercial paper                                                  $  108,664
   Long-term borrowings - subordinated notes        $  250,000          250,000
   Other liabilities                                     4,042            7,623
- -------------------------------------------------------------------------------

     Total liabilities                                 254,042          366,287
Common Stockholders' Equity                            863,949        1,111,479
- -------------------------------------------------------------------------------

                                                    $1,117,991       $1,477,766
- -------------------------------------------------------------------------------


                                                      Year Ended December 31
STATEMENT OF INCOME                                 1995      1994        1993
- -------------------------------------------------------------------------------
Income:
   Dividends from bank subsidiaries              $ 57,651   $ 75,531   $ 50,328
   Interest from:
     Bank subsidiaries                             14,240     10,545      8,716
     Non-bank subsidiaries                             50        286        127
     Others                                           414      4,528      2,674
   Other income-- net                               2,538      5,562      2,738
- -------------------------------------------------------------------------------
                                                   74,893     96,452     64,583
Expense:
   Interest                                        17,486     20,983     18,002
   Non-interest                                     2,594      4,489      3,795
- -------------------------------------------------------------------------------
                                                   20,080     25,472     21,797
- -------------------------------------------------------------------------------
Income before income taxes benefit and equity
   in undistributed net income of subsidiaries     54,813     70,980     42,786
Applicable income taxes benefit                      (806)    (1,204)    (2,122)
- -------------------------------------------------------------------------------
                                                   55,619     72,184     44,908
Equity in undistributed net income:
   Bank subsidiaries                               39,380     66,101    129,455
   Non-bank subsidiaries                           16,081     11,549         51
- -------------------------------------------------------------------------------
     Net income                                  $111,080   $149,834   $174,414
- -------------------------------------------------------------------------------

NOTE S-SIGNET BANKING CORPORATION (PARENT COMPANY ONLY) CONDENSED FINANCIAL
       INFORMATION CONTINUED


                                                                                   Year Ended December 31
STATEMENT OF CASH FLOWS                                                    1995           1994           1993
- ----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net Income                                                            $ 111,080       $149,834     $ 174,414
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Equity in undistributed income of subsidiaries                      (55,461)       (77,650)     (129,506)
       Realized securities available for sale losses (gains)                   418           (459)           12
       Realized investment security gains                                                                  (107)
       Proceeds from sales of trading account securities                                                 10,000
       Decrease (increase) in other assets                                  26,389         (8,160)      (12,472)
       (Decrease) increase in other liabilities                             (4,239)           454           769
- ----------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                          78,187         64,019        43,110

INVESTING ACTIVITIES
   Decrease (increase) in interest bearing deposits with other banks       110,000        (55,000)
   Proceeds from sales of securities available for sale                     47,552          3,662
   Purchases of securities available for sale                              (39,469)                        (107)
   Proceeds from sales of investment securities                                                           9,000
   Purchases of investment securities                                                                    (9,659)
   (Increase) decrease in advances to subsidiaries                         (11,052)       100,683       (47,121)
   Increase in investment in subsidiaries                                  (37,721)       (56,535)       (1,413)
   Net decrease (increase) in loans                                          3,354         (4,131)
- ----------------------------------------------------------------------------------------------------------------
         Net cash provided (used) by investing activities                   72,664        (11,321)      (49,300)

FINANCING ACTIVITIES
   (Decrease) increase in commercial paper                                (108,664)       (59,824)       43,362
   Decrease in long-term borrowings                                                       (11,943)         (848)
   Proceeds from issuance of common stock                                    4,084         75,972         9,203
   Payment of cash dividends                                               (46,489)       (57,192)      (45,058)
- ----------------------------------------------------------------------------------------------------------------
         Net cash (used) provided by financing activities                 (151,069)       (52,987)        6,659
- ----------------------------------------------------------------------------------------------------------------
   (Decrease) increase in cash and cash equivalents                           (218)          (289)          469
   Cash and cash equivalents at beginning of year                              219            508            39
- ----------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                              $       1       $    219     $     508
- ----------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
   Interest paid                                                         $  18,327       $ 20,692     $  18,029
   Income taxes (received) paid                                            (27,453)         5,288         9,238
   Distribution of common stock of Capital One Financial Corporation       383,200


     Maturities of long-term borrowings for the next five years are as follows:
1996--$0, 1997--$50,000, 1998--$100,000, 1999--$100,000, 2000--$0.

(dollars in thousands -- except per share)

NOTE T-SPIN-OFF OF CAPITAL ONE FINANCIAL CORPORATION ("CAPITAL ONE")

     On July 27, 1994, Signet announced plans to spin-off substantially all of its credit card business. Under such plans, designated assets and liabilities of Signet Bank's credit card division were transferred to Capital One Bank, a newly chartered limited purpose credit card bank. Capital One Bank became, in conjunction with the transfer, a wholly-owned subsidiary of Capital One, a wholly-owned subsidiary of Signet (the "Separation"). Accounts representing approximately $335 million, or 5%, of the managed credit card portfolio were retained by Signet. The Separation occurred November 22, 1994, at which time 7,125,000 shares of common stock of Capital One were sold in an initial public offering. On February 28, 1995, Signet distributed all of the common stock it held in Capital One to Signet stockholders in a tax free distribution. Included in Signet's 1995 and 1994 non-interest expense is $2,018 and $1,272, respectively, of minority interest in Capital One's earnings. Subsequent to February 28, 1995, Capital One's results of operations and financial position are excluded from Signet's. On February 28, 1995, $6.2 billion (notional) of interest rate swaps were transferred to Capital One.

     Prior to November 22, 1994, the date of the Separation, Capital One operated as a division of Signet Bank, a wholly-owned subsidiary of Signet. Subsequent to the Separation, Capital One operated as an independently funded and stand-alone company. The accompanying financial summary data covers the time periods prior and subsequent to the Separation. The basis of preparation of the accompanying financial summary data for the periods prior to the Separation is as follows: (1) The data includes interest expense paid on borrowings from Signet Bank. For purposes of constructing the accompanying financial summary data, three funding pools (short-term, medium-term and long-term pools) were assumed, each with costs based on the average relevant historical rates paid by Signet. (2) The accompanying financial summary data also includes an allocation of expenses for data processing, accounting, audit, human resources, corporate secretary, treasury, legal and other administrative support provided by Signet. Such expenses were allocated based on actual usage or using other allocation methods which, in the opinion of management, approximate actual usage. Management believes the allocation methods were reasonable. Certain services currently provided by affiliates are expected to continue on a transitional basis. (3) Additionally, Signet Bank retained a credit card portfolio of approximately $335 million for all periods presented that is associated with its deposit customer base. The financial summary data assumes Capital One assessed Signet Bank a normal servicing fee for servicing this retained portfolio for all periods presented. Included in Capital One's 1994 non-interest expense is a special pre-tax charge of $49.0 million for terminating data processing contracts related to the credit card business.

     Various agreements continue to exist between Signet and Capital One. These include basic servicing agreements, an agreement to hold deposits on behalf of Capital One, $500,000 of which will transfer to Capital One in the first quarter of 1996, and an agreement to hold non-card consumer loans, which management anticipates will eventually be sold to Capital One. The net amount Signet paid to Capital One related to these agreements since the spin-off was $18,487.

     Capital One summary financial data follows:

                                                  February 28      December 31
                                                     1995             1994
- -----------------------------------------------------------------------------

Federal funds sold                                $  304,500       $  300,000
Loans held for securitization                        450,000
Securities available for sale                        351,425           99,070
Net loans                                          2,088,554        2,159,939
Other assets                                         444,809          513,537
- -----------------------------------------------------------------------------
   Total assets                                   $3,639,288       $3,072,546
- -----------------------------------------------------------------------------
Deposits                                            $622,898       $  452,201
Short-term borrowings                              1,066,103        2,040,688
Bank notes                                         1,388,158           22,000
Other liabilities                                     69,257           83,100
- -----------------------------------------------------------------------------
   Total liabilities                               3,146,416        2,597,989
Stockholders' equity (includes minority interest
   of $109,672 [1995] and $106,900 [1994])           492,872          474,557
- -----------------------------------------------------------------------------
   Total liabilities and stockholders' equity     $3,639,288       $3,072,546
- -----------------------------------------------------------------------------

NOTE T-SPIN-OFF OF CAPITAL ONE FINANCIAL CORPORATION ("CAPITAL ONE") CONTINUED


                                                                            Year Ended
                                                       Two Months Ended    December 31
                                                       February 28, 1995  1994        1993
- ---------------------------------------------------------------------------------------------
Net interest income                                       $25,167       $164,977    $191,863
Provision for loan losses                                   3,929         30,727      34,030
- ---------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        21,238        134,250     157,833
Non-interest income                                        87,679        396,902     194,825
Non-interest expense (1994 includes a $49,000
   contract termination fee)                               81,510        384,325     181,804
- ---------------------------------------------------------------------------------------------
Income before income taxes                                 27,407        146,827     170,854
Applicable income taxes                                     9,870         51,564      60,369
- ---------------------------------------------------------------------------------------------
Net income                                                $17,537       $ 95,263    $110,485
- ---------------------------------------------------------------------------------------------


NOTE U-COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of customers. These instruments include commitments to extend credit, standby and commercial letters of credit and recourse obligations. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Company attempts to limit its credit risk by dealing with creditworthy counterparties and obtaining collateral where appropriate.


Off-Balance Sheet Items                                       December 31
(in millions)                                                1995      1994
- ----------------------------------------------------------------------------
Financial instruments whose contract amounts
 represent credit risk:
   Commitments to extend credit (unused) - net              $3,505   $11,723
   Standby and commercial letters of credit                    318       289
   Mortgage loans sold with recourse                            15        19
- ----------------------------------------------------------------------------

     The fair value of commercial lending related letters of credit and commitments reflects the amount Signet would have to pay a counterparty to assume these obligations and was $10,209 and $8,994 at December 31, 1995 and 1994, respectively. These amounts were estimated as the amount of fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counterparties.

     Commitments to extend credit include the unused portions of commitments that obligate a bank to extend credit in the form of loans, participations in loans or similar transactions. Commitments to extend credit would also include loan proceeds that a bank is obligated to advance, such as loan draws, construction progress payments, rotating or revolving credit arrangements (other than credit cards and related plans), or similar transactions. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the counterparty. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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

(dollars in thousands -- except per share)


NOTE U-COMMITMENTS AND CONTINGENT LIABILITIES CONTINUED

     The Company sells residential mortgage loans with recourse to the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Company (FHLMC). Mortgages are collateralized by 1-4 family residential homes. The Company's policy is for an average 85% loan-to-value ratio upon inception of the loan. Loans above 80% have mortgage insurance. It is not practicable to separately estimate the value of mortgage loans sold with recourse due to the excessive cost involved. These values are included in the loans held for sale valuation (see Note R for further discussion).

     Certain premises and equipment are leased under agreements which expire at various dates through 2051, without taking into consideration renewal options available to the lessee. Many of these leases require the lessee to pay property taxes, insurance premiums, cost of maintenance and other costs. In some cases, rentals are subject to increase in relation to a cost of living index. Total rental expense amounted to approximately $22,827 in 1995, $21,947 in 1994 and $18,541 in 1993.

     Future minimum rental commitments as of December 31, 1995 for all non-cancelable operating leases with initial or remaining terms of one year or more amounted to $121,640 and rental commitments for the next five years are as follows:

      1996       $22,066           1998       $17,258       2000        $9,846
      1997        19,439           1999        12,944

     The Company has entered into several agreements under which certain data processing services, including management of the Company's data center and installation of various new application systems, will be provided by outside parties. The cost of these services is determined by volume considerations, in addition to an agreed base rate, for remaining terms up to six years.

NOTE V-COMMERCIAL FRAUD LOSS

     On March 19, 1996, subsequent to the announcement of 1995 earnings, management discovered the Company was one of several major financial institutions that were victims of fraudulent commercial loan transactions which occurred prior to 1996. The Company had loan outstandings related to these transactions of approximately $81 million. Federal authorities informed the Company that they believe there will be substantial recoveries of assets related to these transactions. Based on information currently available, management recorded a $35 million commercial fraud loss in non-interest expense at December 31, 1995 and recorded the estimated probable recovery amount of $46 million in other assets as a receivable. The receivable represents an amount management believes is likely to be recovered based on current facts and circumstances. The amount of the recovery is based on the Company's pro rata share of known claims to the total amount currently restrained and held by federal authorities less associated costs. The recovery amount is subject to change, even in the near term, as additional assets are recovered, additional claims are asserted or the market value of the restrained assets fluctuates. Management believes the $35 million charge to 1995 earnings is adequate to cover estimated losses related to these fraudulent transactions based on currently available information, but is unable to predict the timing of the recovery. The Company will vigorously pursue other sources of recovery, but currently is unable to determine the probability or amount of additional recoveries.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Stockholders and Board of Directors
Signet Banking Corporation



     We have audited the accompanying consolidated balance sheet of Signet Banking Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Signet Banking Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                       /s/ ERNST & YOUNG LLP


Richmond, Virginia
April 8, 1996

Signet Banking Corporation and Subsidiaries
CONSOLIDATING BALANCE SHEET


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                      December 31, 1995
- ----------------------------------------------------------------------------------------------------------------------------------

                                                                            Capital One
                               Signet Banking      Signet                    Financial                              Signet Banking
                                 Corporation        Bank      Signet Bank   Corporation         Other                  Corporation
(in thousands) (unaudited)    (Parent Company)  Consolidated    N.A.      Consolidated(a)  Subsidiaries  Eliminations Consolidated
- ----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks        $        1      $   579,070    $ 35,904                     $ 7,903       $   (23,765) $   599,113
Interest bearing deposits
   with other banks                                  1,800                                   1,329                          3,129
Fed funds sold and
   resale agreements                               460,217                                                                460,217
Trading account securities                         478,723                                                                478,723
Loans held for securitization                      389,700                                                                389,700
Loans held for sale                                360,831                                     429                        361,260
Securities available for sale      10,646        2,173,605     492,792                       4,983          (348,055)   2,333,971
Loans                                 808        5,470,442     103,213                                        (6,900)   5,567,563
   Less: Unearned Income              (31)        (151,504)                                                              (151,535)
         Allowance for loan
           losses                                 (125,371)     (4,331)                                                  (129,702)
- ----------------------------------------------------------------------------------------------------------------------------------
   Net loans                          777        5,193,567      98,882                                        (6,900)   5,286,326
Premises and equipment                             184,425       3,889                       4,117                        192,431
Other assets                    1,106,567          790,252      23,039                      36,224        (1,083,087)     872,995
- ----------------------------------------------------------------------------------------------------------------------------------
                               $1,117,991      $10,612,190    $654,506                     $54,985       $(1,461,807) $10,977,865
- ----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Non-interest bearing deposits                  $ 1,607,615    $142,528                                   $   (23,765) $ 1,726,378
Interest bearing deposits                        5,584,057     282,536                                                  5,866,593
- ----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                   7,191,672     425,064                                       (23,765)   7,592,971
Other short-term borrowings                      2,355,289     118,173                                      (569,164)   1,904,298
Long-term borrowings           $  250,000            3,033                                                                253,033
Other liabilities                   4,042          350,695      21,387                     $ 5,232           (17,742)     363,614
Stockholders' equity              863,949          711,501      89,882                      49,753          (851,136)     863,949
- ----------------------------------------------------------------------------------------------------------------------------------
                               $1,117,991      $10,612,190    $654,506                     $54,985       $(1,461,807) $10,977,865
- ----------------------------------------------------------------------------------------------------------------------------------



STATEMENT OF CONSOLIDATING INCOME


- ---------------------------------------------------------------------------------------------------------------------------------
(in thousands) (unaudited)                                      Year Ended December 31, 1995
- ---------------------------------------------------------------------------------------------------------------------------------
Interest income                $   14,704      $ 804,937      $ 40,501     $ 57,682        $   546       $ (52,371)   $   865,999
Interest expense                   17,486        359,195        15,322       32,515            515         (52,268)       372,765
- ---------------------------------------------------------------------------------------------------------------------------------
   Net interest income
     (expense)                     (2,782)       445,742        25,179       25,167             31            (103)       493,234
Provision for loan losses                         35,786        (1,000)       3,929                                        38,715
- ---------------------------------------------------------------------------------------------------------------------------------
Net interest income (expense)
   after provision for loan
     losses                        (2,782)       409,956        26,179       21,238             31            (103)       454,519
Non-interest operating income       2,956        148,675         7,442       87,679         35,296          (4,569)       277,479
Securities gains (losses)            (418)         2,088            23                          96                          1,789
Non-interest expense                2,594        432,256        18,786       81,510         31,534          (2,612)       564,068
- ---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before
   income taxes (benefit)          (2,838)       128,463        14,858       27,407          3,889          (2,060)       169,719
Applicable income taxes
  (benefit)                          (806)        41,153         6,950        9,870          1,514             (42)        58,639
- ---------------------------------------------------------------------------------------------------------------------------------
   Net income (loss)           $   (2,032)     $  87,310      $  7,908     $ 17,537        $ 2,375       $  (2,018)(b)$   111,080
- ---------------------------------------------------------------------------------------------------------------------------------


(a) The Capital One Financial Corporation balance sheet is not included in the Signet Banking Corporation Consolidated balance sheet as of December 31, 1995 due to the spin-off that was effective February 28, 1995. The income statement for Capital One Financial Corporation reflects the activity for 1995 until the spin-off.

(b) The $2,018 represents the minority interest in Capital One Financial Corporation's net income which is recorded in other non-interest expense in the eliminations column.

Signet Bank
CONSOLIDATING BALANCE SHEET




- ------------------------------------------------------------------------------------------------------

                                                               December 31, 1995
- ------------------------------------------------------------------------------------------------------
                                            Signet Bank
                                             Excluding         Signet
                                          Signet Mortgage     Mortgage                     Signet Bank
(in thousands) (unaudited)                  Corporation      Corporation   Eliminations   Consolidated
- ------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                    $   579,070      $  2,484       $  (2,484)     $   579,070
Interest bearing deposits with other banks       1,800                                          1,800
Fed funds sold and resale agreements           460,217                                        460,217
Trading account securities                     478,723                                        478,723
Loans held for securitization                  389,700                                        389,700
Loans held for sale                            264,902        95,929                          360,831
Securities available for sale                2,173,319           286                        2,173,605
Loans                                        5,469,597           845                        5,470,442
   Less: Unearned Income                      (151,504)                                      (151,504)
         Allowance for loan losses            (125,371)                                      (125,371)
- ------------------------------------------------------------------------------------------------------
   Net loans                                 5,192,722           845                        5,193,567
Investment in subsidiary                        16,645                       (16,645)
Premises and equipment                         180,076         4,349                          184,425
Interest receivable                             97,115           509                           97,624
Other assets                                   761,477        59,012        (127,861)         692,628
- ------------------------------------------------------------------------------------------------------
                                           $10,595,766      $163,414       $(146,990)     $10,612,190
- ------------------------------------------------------------------------------------------------------
LIABILITIES
Non-interest bearing deposits              $ 1,610,039      $     60       $  (2,484)     $ 1,607,615
Interest bearing deposits                    5,584,057                                      5,584,057
- ------------------------------------------------------------------------------------------------------
Total deposits                               7,194,096            60          (2,484)       7,191,672
Advances (to) from affiliates-net               (7,129)      134,990        (127,861)
Other short-term borrowings                  2,355,289                                      2,355,289
Long-term borrowings                             3,033                                          3,033
Other liabilities                              338,976        11,719                          350,695
- ------------------------------------------------------------------------------------------------------
Total liabilities                            9,884,265       146,769        (130,345)       9,900,689

STOCKHOLDERS' EQUITY
Common stock                                    68,242           750            (750)          68,242
Capital surplus                                330,895           500            (500)         330,895
Retained earnings                              312,364        15,395         (15,395)         312,364
- ------------------------------------------------------------------------------------------------------
Total stockholders' equity                     711,501        16,645         (16,645)         711,501
- ------------------------------------------------------------------------------------------------------
                                           $10,595,766      $163,414       $(146,990)     $10,612,190
- ------------------------------------------------------------------------------------------------------


STATEMENT OF CONSOLIDATING INCOME


- --------------------------------------------------------------------------------------------------
(in thousands) (unaudited)                                Year Ended December 31, 1995
- --------------------------------------------------------------------------------------------------
Interest income                               $800,277       $ 4,660                      $804,937
Interest expense                               354,428         4,767                       359,195
- --------------------------------------------------------------------------------------------------
   Net interest income (expense)               445,849          (107)                      445,742
Provision for loan losses                       35,786                                      35,786
- --------------------------------------------------------------------------------------------------
Net interest income (expense) after
  provision for loan losses                    410,063          (107)                      409,956
Non-interest operating income                  121,457        27,218                       148,675
Securities gains                                 2,088                                       2,088
Non-interest expense                           402,200        30,056                       432,256
- --------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefit)    131,408        (2,945)                      128,463
Applicable income taxes (benefit)               42,184        (1,031)                       41,153
- --------------------------------------------------------------------------------------------------
   Net income (loss)                          $ 89,224       $(1,914)                     $ 87,310
- --------------------------------------------------------------------------------------------------

SIGNET STOCK INFORMATION

The Common Stock of SIGNET BANKING CORPORATION is traded on the New York Stock Exchange under the symbol "SBK."

ISSUES AND CONVERSIONS

March 29, 1965              2:1 stock split  distributed to  shareholders  of record on March 17.
November 20, 1969           3:2 stock split  distributed to shareholders of record on October 20.
July 20, 1984               2:1 stock split  distributed to shareholders of record on June 29.
July 14, 1986               Union Trust Bancorp (UTB) of Baltimore  acquired at an exchange rate of
                              2.05 Signet shares for each UTB share.
July 27, 1993               2:1 stock split distributed to shareholders of record on July 6.
September 1, 1994           Pioneer Financial Corporation (PION) of Chester, Virginia, acquired at an exchange rate of .6232 Signet shares for each PION share.
November 22, 1994           Capital  One  Financial  Corporation  (COF) established  and 7,125,000 COF shares sold through an Initial Public Offering.
February 28, 1995           Signet's  interest in Capital One Financial Corporation  spun  off  in a tax-free distribution. Signet shareholders of record on February 10 received the
                              Capital One distribution. The cost basis of their investment was adjusted so that 50.69% was attributed to Signet shares and 49.31% was attributed to the Capital One shares.
March 1, 1995               Signet share price adjusted to reflect the spin-off of Capital One.


QUARTERLY PER SHARE INFORMATION

Data through February 28, 1995 include Signet's ownership of Capital One Financial Corporation

1994                       FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
Price Range                34 1/2-40 3/8         38-43 7/8        34 1/8-41     27 1/4-35 1/2
Book Value                        $17.95            $18.23           $18.52            $18.96
E.P.S.                               .93               .88              .05               .73
Dividends Declared                   .25               .25              .25               .25
Average Common Shares
and Equivalents (000s)            57,247            57,358           57,898            58,927



1995                       FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
Price Range                17 5/8-36 5/8     20 1/8-23 1/4        21 1/2-28         22-27 1/2
Book Value                        $13.15            $13.90           $14.27            $14.59
E.P.S.                               .71               .50              .50               .15
Dividends Declared                   .25               .17              .17               .20
Average Common Shares
and Equivalents (000s)            59,142            59,669           60,146            60,230

TOTAL RETURN TO SHAREHOLDERS IN 1995

Value of 1 Signet share on December 31, 1994                            $28.63
- --------------------------------------------------------------------------------
Cash dividends paid by Signet in 1995                                      .79
Cash dividends paid by Capital One in 1995                                 .24
Value of 1 Capital One share on December 31, 1995                        23.75
Value of 1 Signet share on December 31, 1995                             23.88
- --------------------------------------------------------------------------------
                                                                        $48.66

Total Return to Shareholders in 1995                                     70.0%
Annual Return of S&P 500 in 1995                                         34.1%
Total Return of Keefe, Bruyette & Woods 50 Bank Index in 1995            60.2%


                                           [recycled logo] The contents of this
                                                           Annual Report are
                                                      printed on recycled paper.