Form 10-K, Exhibit 13
period 1996-12-31
SIGNET BANKING CORP
filed 1997-03-19
CIK 9659

Exhibit 13.1

                                   SIGNET BANKING CORPORATION AND SUBSIDIARIES
                             Management's Discussion and ANALYSIS OF FINANCIAL
                                           CONDITION AND RESULTS OF OPERATIONS
                                                         1996 COMPARED TO 1995


INTRODUCTION

Signet Banking Corporation ("Signet" or "the Company"), with headquarters in Richmond, Virginia, is a registered multi-state bank holding company whose stock is listed on the New York Stock Exchange under the symbol SBK. At December 31, 1996, Signet had assets of approximately $11.7 billion and provided interstate financial services through its principal subsidiary, Signet Bank, a Virginia banking corporation headquartered in Richmond. Signet Bank has banking offices in Virginia, Maryland and the District of Columbia. Signet Bank was formed by the 1995 merger of Signet Bank/Virginia and Signet Bank/Maryland. In 1996, Signet Bank N.A. also merged with Signet Bank.

     Signet engages in general commercial and consumer banking businesses and provides a full range of financial services to individuals, businesses and organizations through 239 banking offices, 248 automated teller machines, on-line INTERNET access and a 24-hour full-service Telephone Banking Center. Signet offers investment services including municipal bond, government, federal agency and money market sales and trading, foreign exchange trading, mutual funds and discount brokerage. In addition, it provides specialized services for trust, leasing, asset based lending, cash management, real estate and insurance. Signet's primary market area for its traditional banking business extends from Baltimore to Washington, south to Richmond, and on to Hampton Roads/Tidewater, Virginia. The Company markets several of its products nationally and is exploring the national marketing of other products.

     On February 28, 1995, Signet distributed all of the remaining Capital One Financial Corporation ("Capital One") common stock it held to Signet stockholders in a tax-free distribution (the "spin-off"). Related assets of $3.6 billion and equity of $0.4 billion were included in the spin-off at that time. The spin-off created two independent financial institutions, each pursuing separate long-term business strategies.

     In 1995, Signet began construction on a new operations center located close to Richmond, Virginia which was completed and fully occupied in the third quarter of 1996 at a total cost of approximately $55 million. In the second quarter of 1995, Signet acquired the assets of Sheffield Management Company and Sheffield Investments, Inc., managers and distributors of the Blanchard family of mutual funds. These funds are marketed nationally through direct mail.

     In the third quarter of 1995, Signet adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting For Mortgage Servicing Rights." SFAS No. 122 requires that a mortgage banking enterprise recognize internally originated rights to service mortgage loans sold to others as separate assets. Upon adoption, Signet recognized pre-tax income of approximately $3.7 million. The impact of adoption on 1995 pre-tax income was $7.2 million (net of amortization). During 1996, Signet capitalized $10.0 million of originated mortgage servicing rights. On October 20, 1995, Signet's Board of Directors raised the quarterly dividend by 3 cents to $0.20 per common share.

     The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of the carrying amount or the fair value less selling costs. Adoption of SFAS No. 121 did not have a material impact on the Company's financial position or results of operations.

     On March 19, 1996, Signet's management discovered that the Company was one of several major financial institutions that were victims of fraudulent commercial loan transactions which occurred prior to 1996. The Company had loan outstandings related to these transactions of approximately $81 million. Federal authorities have informed the Company that there have been substantial recoveries of assets related to these transactions. Management recorded a $35 million commercial fraud loss in non-interest expense at December 31, 1995 ("the fraud loss") and recorded the estimated probable recovery amount of $46 million in other assets as a receivable. The receivable represents an amount management believes is likely to be recovered based on current facts and circumstances. The amount of the recovery was based on the Company's share of known claims to the total amount held by federal authorities, less associated costs. The recovery amount is subject to change, even in the near term, as additional assets are recovered and/or additional claims are asserted. Management continues to believe the $35 million charge to 1995 earnings is adequate to cover estimated losses related to these fraudulent transactions based on currently available information, but is unable to predict the timing of the recovery. The Company will vigorously pursue all other sources of recovery, but currently is unable to determine the probability or amount of additional recoveries.

     On October 17, 1996, Signet announced that it was initiating a wide-ranging business redesign project, subsequently named ADVANCE, to accelerate the Company's transformation from a traditional regional bank to a national, information-based, financial services company. ADVANCE began in late 1996 with a comprehensive seven-month review to be followed by an eighteen to twenty-four month implementation period. The principal goals of ADVANCE are to align Signet's processes and procedures more closely with strategies and to enhance revenue by shifting focus from products to customers. Management expects improved profitability as a result of ADVANCE. The Company has engaged Aston Associates, a financial services consulting firm specializing in process redesign, to assist Signet employees in the effort. Aston has recently completed highly successful redesign engagements for two other large banking organizations. The results of this project are expected to be announced late in the 1997 second quarter.

     On October 25, 1996, Signet's Board of Directors increased the quarterly dividend by 5 percent to $0.21 per common share.

     The following discussion of the 1996 operating results and financial condition at December 31, 1996 is intended to help readers analyze the accompanying Consolidated Financial Statements and related Notes. Certain consolidated financial information is located in Tables 27 through 33. In addition to the discussion of consolidated information, pro forma data are provided for the same periods where it is meaningful to discuss the Company's results excluding Capital One. Consolidated and pro forma results are the same for time periods subsequent to February 28, 1995, the date of the spin-off.

SUMMARY OF PERFORMANCE

Signet reported consolidated net income for 1996 of $124.9 million, or $2.06 per share, compared with $111.1 million, or $1.86 per share, in 1995. Consolidated earnings for the year ended December 31, 1995 included the results of Capital One for the two months prior to the spin-off on February 28, 1995 and the $35 million fraud loss. Net income increased 6% in 1996 from $118.3 million in 1995, excluding Capital One and the fraud loss. Earnings per share rose 4% from $1.98 in 1995, excluding Capital One and the fraud loss. The return on assets ("ROA") and the return on common stockholders' equity ("ROE") for the year ended December 31, 1996 were 1.10% and 14.35%, respectively, down slightly from 1.12% and 14.65% for the same ratios in 1995, excluding Capital One and the fraud loss.

     Taxable equivalent net interest income totaled $477.0 million for 1996, a 5% decline from the $503.8 million consolidated results for 1995, but down only $1.7 million, or less than one percent from the 1995 level, on a pro forma basis. The net yield margin for 1996 was 4.73%, a 34 basis point decline from the 5.07% for the prior year, on a pro forma basis. This decline in the net yield margin was primarily due to a deterioration in the net interest spread. The provision for loan losses of $73.9 million represented more than double the 1995 level of $34.8 million, on a pro forma basis. The increase in the provision was tied to growth in the consumer loans, primarily the loan-by-check portfolio. On a pro forma basis, non-interest operating income was $80.8 million, or 42%, higher in 1996 than in 1995, due to a rise in consumer loan servicing and service charge income as the total amount of securitized assets rose significantly. During 1996, Signet recognized net securities gains of $5.0 million, up from $1.8 million in 1995. Non-interest expense decreased $78.8 million from the previous year due in large part to the $35 million fraud loss and the spin-off. On a pro forma basis, non-interest expense rose slightly in spite of the fraud loss largely due to an increase in performance based pay. Table 1 shows selected financial data for the past four years on a pro forma basis.

INCOME STATEMENT ANALYSIS

Net Interest Income
Taxable equivalent net interest income, a primary contributor to earnings, was $477.0 million for 1996, a decline of $26.8 million, or 5%, from the $503.8 million for 1995. The decline in net interest income reflected the impact of the spin-off. On a pro forma basis, taxable equivalent net interest income was down only $1.7 million in 1996. The discussion of net interest income should be read in conjunction with Table 2--Net Interest Income Analysis and Table 8--Average Balance Sheet, both of which were prepared on a pro forma basis.

     Average earning assets totaled $10.1 billion for 1996, up $176 million from the previous year's consolidated amount. Average earning assets were up $648 million, or 7%, from $9.4 billion for 1995, on a pro forma basis. Loan securitizations reduced earning assets by transferring assets off the balance sheet. Adding average securitized loans to both years' pro forma average earning assets and adjusting for loans to be sold to Capital One, in accordance with previously agreed upon terms of the spin-off, resulted in a 14% increase in managed earning assets year-over-year, up to $10.7 billion. All the major loan categories experienced increases in average balances in 1996 except the consumer and real estate-commercial mortgage categories. Average on-balance sheet consumer loans fell $132 million due to the securitizations. However, on a managed basis, average consumer loans grew $565 million, or 22%. The real

TABLE 1
SELECTED FINANCIAL DATA (excluding Capital One)


------------------------------------------------------------------------------------------------------------------
                                                                        1996        1995       1994        1993
------------------------------------------------------------------------------------------------------------------
Summary of Operations (dollars in thousands-except per share)
Net interest income-taxable equivalent                                 $476,984    $478,670   $358,740   $353,230
Less: taxable equivalent adjustment                                       8,224      10,603     13,706     15,753
------------------------------------------------------------------------------------------------------------------
Net interest income                                                     468,760     468,067    345,034    337,477
Provision for loan losses                                                73,851      34,786    (16,229)    13,256
------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                     394,909     433,281    361,263    324,221
Non-interest operating income                                           274,556     193,780    195,205    193,817
Securities available for sale gains                                       5,021         532      3,413      3,913
Investment securities gains                                                           1,257         46        405
------------------------------------------------------------------------------------------------------------------

Total non-interest income                                               279,577     195,569    198,664    198,135
Non-interest expense(1)                                                 485,318     484,520    488,309    444,036
------------------------------------------------------------------------------------------------------------------

Income before income taxes                                              189,168     144,330     71,618     78,320
Applicable income taxes(2)                                               64,241      48,769     15,775     14,391
------------------------------------------------------------------------------------------------------------------
Net income                                                             $124,927    $ 95,561   $ 55,843   $ 63,929
------------------------------------------------------------------------------------------------------------------
Per common share:
   Net income                                                          $   2.06    $   1.60     $ 0.97   $   1.12
   Cash dividends declared                                                 0.81        0.79       1.00       0.80
   Book value at year-end                                                 15.38       14.59      12.69      14.06
Average common shares outstanding (in thousands)                         60,672      59,826     57,863     56,920
------------------------------------------------------------------------------------------------------------------

Selected Average Balances (dollars in millions)
Assets                                                                 $ 11,364    $ 10,607   $  8,839   $  9,328
Earning assets                                                           10,095       9,447      7,802      8,339
Loans (net of unearned income)                                            5,908       5,765      4,554      4,387
Managed consumer loan portfolio                                           3,097       2,532      1,785      1,472
Deposits                                                                  7,589       7,282      7,436      7,733
Interest bearing liabilities                                              8,670       8,055      6,282      6,973
Common stockholders' equity                                                 870         808        818        775
------------------------------------------------------------------------------------------------------------------

Selected Year-End Balances (dollars in millions)
Assets                                                                 $ 11,720    $ 10,978   $  9,859   $  9,858
Earning assets                                                           10,409       9,443      8,825      8,882
Loans (net of unearned income)                                            6,355       5,416      5,696      4,448
Managed consumer loan portfolio                                           3,366       2,807      2,295      1,563
Deposits                                                                  7,887       7,593      7,343      7,821
Interest bearing liabilities                                              8,499       8,024      7,331      7,376
Common stockholders' equity                                                 924         864        744        796
------------------------------------------------------------------------------------------------------------------

Operating Ratios
Net income to:
   Average common stockholders' equity(3)                                  14.35%     11.83%      6.83%      9.10%
   Average assets(3)                                                        1.10       0.90       0.63       0.69
Efficiency ratio excluding foreclosed property expense (3)                 64.82      72.08      88.28      78.69
Stockholders' equity to assets at year-end                                  7.88       7.87       7.54       8.07
Loans to deposits (average)                                                77.86      79.17      61.24      56.73
Net loan losses to average loans                                            1.13       0.87       0.55       0.75
Net interest spread(4)                                                      4.14       4.44       3.96       3.75
Net yield margin(4)                                                         4.73       5.07       4.59       4.24
At year-end:
   Allowance for loan losses to loans                                       2.15       2.39       2.67       4.27
   Allowance for loan losses to non-performing loans                      483.02     337.05     583.37     256.71
==================================================================================================================

(1) 1994 included $43.2 million of restructuring charges. 1995 included the $35.0 million fraud loss.
(2) Income taxes applicable to net securities available for sale gains and investment securities gains were as follows: 1996--$1.8 million, 1995--$0.7 million, 1994--$1.2 million; and 1993--$1.5 million.
(3) The 1995 ROE and ROA excluding the fraud loss were 14.65% and 1.12%, respectively. The 1995 efficiency ratio excluding the fraud loss and foreclosed property expense was 66.88%. The 1994 ROE and ROA excluding restructuring charges were 10.26% and .95%, respectively. The 1994 efficiency ratio excluding restructuring/spin-off charges and foreclosed property expense was 80.30%.
(4) Net interest spread and net yield margin were calculated on a taxable equivalent basis, using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

TABLE 2
NET INTEREST INCOME ANALYSIS (excluding Capital One) taxable equivalent basis (1)

------------------------------------------------------------------------------------------------------------------------------------
                                                        1996 vs 1995                                          1995 vs 1994
                                Year Ended       -----------------------------      Year Ended      --------------------------------
                                December 31      Increase    Change due to (3)     December 31       Increase     Change due to (3)
(in thousands)                1996       1995   (Decrease)   Volume     Rates        1994           (Decrease)   Volume      Rates
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees(2) $536,782  $541,780   $ (4,998) $ 13,342   $(18,340)   $373,602         $168,178  $ 108,650      $59,528
   Securities available
     for sale                179,078   125,492     53,586    52,593        993      72,826           52,666     23,716       28,950
   Investment securities                28,669    (28,669)  (28,669)                28,200              469      5,929       (5,460)
   Other earning assets      123,776   124,228       (452)    9,399     (9,851)     88,217           36,011     (1,159)      37,170
------------------------------------------------------------------------------------------------------------------------------------
     Total interest income   839,636   820,169     19,467    54,687    (35,220)    562,845          257,324    130,975      126,349
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest bearing deposits 229,763   216,014     13,749     9,362      4,387     179,311           36,703     (4,439)      41,142
   Federal funds and
     repurchase agreements   114,688   105,290      9,398    18,811     (9,413)      3,213          102,077    101,668          409
   Other short-term
     borrowings                          3,174     (3,174)   (3,174)                 4,896           (1,722)    (1,115)        (607)
   Long-term borrowings       18,201    17,021      1,180     2,634     (1,454)     16,685              336       (104)         440
------------------------------------------------------------------------------------------------------------------------------------
     Total interest expense  362,652   341,499     21,153    25,807     (4,654)    204,105           137,394     66,073       71,321
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income    $476,984  $478,670   $ (1,686) $ 31,618   $(33,304)   $358,740          $119,930    $80,209     $ 39,721
====================================================================================================================================

(1) Total income from earning assets includes the effects of taxable equivalent adjustments using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.
(2) Includes fees on loans of approximately $19,673, $19,322 and $14,019 for 1996, 1995 and 1994, respectively.
(3) The change in interest due to both volume and rates has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each. The changes in income and expense are calculated independently for each line in the schedule. The totals for the volume and rate columns are not the sum of the individual lines.

estate-commercial mortgage loan category declined $135 million, reflecting the continued successful efforts of the Company to reduce its commercial real estate exposure. Investment securities declined from a $323.9 million average for 1995, on a pro forma basis, reflecting the reclassification of all of the Company's investment securities to securities available for sale in December, 1995, as allowed by implementation guidance for SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Average securities available for sale increased $708 million from 1995. A portion of this increase resulted from the reclassification noted above. See a more detailed discussion of Earning Assets elsewhere in this Report.

     Average interest bearing liabilities rose 8% to $8.7 billion for 1996, up from $8.1 billion for 1995, on a pro forma basis. Declines in savings accounts and other short-term borrowings were more than offset by growth in interest bearing demand, savings certificates, large denomination certificates, and foreign deposit categories as well as federal funds and repurchase agreements and long-term borrowings. Savings accounts included deposits held on behalf of Capital One as collateral for Capital One's secured card product until the end of June, 1996. Approximately $462 million of these deposits were transferred to another financial institution in the first quarter of 1996 and the remaining $237 million were transferred to Capital One at the end of the second quarter of 1996. In 1996, average core deposits of $7.3 billion rose 3% from the prior year and represented 72% of average earning assets and 123% of average loans. Non-interest bearing demand deposits rose 4%, on average, during 1996. See a more comprehensive discussion of Funding elsewhere in this Report.

     The net interest spread of 4.14% for 1996 fell from the 4.44% reported for the previous year, on a pro forma basis. The decline resulted from funding rates falling more slowly than the decline in yields on earning assets. One reason funding rates fell more slowly than the yields on earning assets is that Signet is using its direct mail expertise to grow core deposits, some of which offer a relatively high interest rate initially. The overall yield on earning assets for 1996 was 8.32%, down 36 basis points from 1995, while the rate paid for interest bearing liabilities amounted to 4.18%, down only 6 basis points from the previous year.

     The net yield margin fell 34 basis points in 1996 to 4.73% from 5.07% for 1995, on a pro forma basis. The drop in the net yield margin was the net result of several factors, as analyzed in Table 3. An approximate basis point impact was calculated for each item noted.

     Signet uses various off-balance sheet interest rate derivatives as an integral part of its asset and liability management and trading activities. For Signet, variable rate assets generally exceed variable rate liabilities. To manage the resulting interest rate risk, Signet enters into derivative transactions. Derivative contracts, used for interest rate risk management purposes, (decreased)/increased interest on earning assets by ($6.7) million,

TABLE 3
ANALYSIS OF CHANGE IN NET YIELD
MARGIN -- 1996 VERSUS 1995 (excluding Capital One)
-------------------------------------------------------------

Net yield margin for the year ended December 31, 1995 5.07% Higher average securities (securities available for sale and investment
  securities combined)                                  (0.13)
Lower yield on loans held for
  securitization                                        (0.08)
Higher average commercial loans                         (0.07)
Lower average and yield on consumer loans               (0.06)
Higher average/decline in yield on Federal funds
  and resale agreements -- net                          (0.05)
Lower funding costs                                      0.05
-------------------------------------------------------------
Net yield margin for the year ended
December 31, 1996                                        4.73%
=============================================================

($14.0) million and $13.4 million and decreased borrowing costs by $16.0 million, $20.3 million and $39.0 million for 1996, 1995 and 1994, respectively. The overall increase in the net yield margin as a result of these instruments amounted to 9, 5 and 52 basis points for 1996, 1995 and 1994, respectively. For a more detailed description and discussion of derivative income and expense impact on net income, refer to the Derivatives and Other Off-Balance Sheet Risk section elsewhere in this Report.

     Loan securitizations also have an effect on net interest income and the net yield margin. For a detailed analysis of this effect, see the discussion of Consumer Loan Growth and Table 11 elsewhere in this Report.

Provision and Allowance for Loan Losses
(on a pro forma basis)
The provision for loan losses is the periodic expense of maintaining an adequate allowance to absorb anticipated future losses, net of recoveries, in the existing loan portfolio. In evaluating the adequacy of the provision and the allowance for loan losses, management takes into consideration several factors including national and local economic trends and conditions; weighted average historical losses; trends in delinquencies, bankruptcies and non-performing loans; trends in watch list growth/reduction; off-balance sheet credit risk; known deterioration and concentrations of credit; effects of any changes in lending policies and procedures; credit evaluations; and the experience and ability of lending management and staff. Commercial and real estate loan charge-offs are recorded when any loan or portions of loans are determined to be uncollectible. Consumer loans, other than credit card, typically are charged off when they are six months past due, while credit card loans are typically charged off when they are six months past due and a minimum payment has not been received for 60 days. Consumer loans are also charged off when the customer declares bankruptcy. Once a loan has been charged off, Signet continues to pursue the collection of principal and interest. Table 4 provides a four-year comparison of activity in the pro forma allowance for loan losses along with details by loan category of the charge-offs and recoveries.

      The provision for loan losses totaled $73.9 million for 1996 compared with $34.8 million in 1995. The increase resulted primarily from growth and increased losses in the loan-by-check portfolio, primarily from loans from 1995 and early 1996 solicitations as they matured.

     Net charge-offs rose to $66.8 million for 1996, compared with $50.0 million for the prior year. In 1995, $13.9 million of the charge-offs resulted from the bulk sale of commercial real estate related loans for which there was sufficient allowance already established. These sales were part of Signet's strategy to reduce its overall commercial real estate exposure. Commercial loan net charge-offs increased slightly when comparing 1996 with 1995 due to a higher level of recoveries in 1995. Strong credit quality and the generally favorable economic climate kept the commercial loan net charge-offs at a relatively low amount. The 1995 commercial loan charge-offs included $1.3 million related to the loan sale in the second quarter. Consumer loan net charge-offs rose in 1996 as Signet experienced a $7.5 million rise in loan-by-check risk test charge-offs and a $20.8 million increase in other loan-by-check charge-offs. The loan-by-check risk test charge-offs were on loans generated from direct mail solicitations in late 1994 as Signet ran controlled tests to determine the criteria to be used in future loan-by-check solicitations. See footnote 1 to Table 4 for more detailed information on the loan-by-check charge-offs.

     The allowance for loan losses at December 31, 1996 was $136.7 million, or 2.15% of year-end loans, compared with the 1995 year-end allowance of $129.7 million, or 2.39% of loans. The 1996 year-end allowance for loan losses equated to 4.8 times year-end non-performing loans and 3.5 times year-end non-performing assets, up from December 31, 1995 when the allowance for loan losses amounted to
3.4 times non-performing loans and 2.4 times non-performing assets. The rise in the level of the allowance reflected a higher allocation for the growing consumer loan portfolio, primarily in the loan-by-check category.

     Signet's allocated allowance for loan losses for all loan categories is detailed in Table 5. Management allocates a specific amount to classified commercial and real estate loans which are individually reviewed. Classified loans represent those loans in which contractual repayment of principal and interest is questionable. The credit worthiness of the borrower, the adequacy of the underlying collateral and the impact of business and economic conditions upon the borrower are all evaluated monthly. These factors lead to the risk ratings applied to these loans which assist in the related allowance allocation.

     The consumer loan portfolio receives an overall allocation based on such factors as current and anticipated economic conditions, historical charge-off and recovery rates and trends in delinquencies. Signet separates consumer loan portfolios into homogeneous segments, and forecasts losses based on the projected migration of delinquent accounts within each segment.

TABLE 4
CHANGES IN ALLOWANCE FOR LOAN LOSSES (excluding Capital One)

-----------------------------------------------------------------------------------------------------------------------

                                                                              Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       1996             1995              1994             1993
-----------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                              $129,702          $152,003         $189,797         $209,543
Provision for loan losses                                   73,851            34,786          (16,229)          13,256
Transfer to loans held for securitization/sale                                (7,132)
Addition arising from acquisition                                                               3,327
Loans charged-off:
   Consumer (1)                                             54,332            32,386            2,652            1,850
   Commercial                                                3,647             5,740            9,827           17,832
   Real estate-construction                                  6,033             1,143            9,746           26,890
   Real estate-mortgage(2)                                   7,542            18,627           20,360            5,720
-----------------------------------------------------------------------------------------------------------------------
Total loans charged-off                                     71,554            57,896           42,585           52,292
Recoveries of loans previously charged-off:
   Consumer(1)                                               1,994             1,509            1,101            1,338
   Commercial                                                1,884             4,570            5,997           13,138
   Real estate-construction                                    311             1,496            6,037            4,259
   Real estate-mortgage(2)                                     519               366            4,558              555
-----------------------------------------------------------------------------------------------------------------------
Total recoveries                                             4,708             7,941           17,693           19,290
-----------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                       66,846            49,955           24,892           33,002
-----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                    $136,707          $129,702         $152,003         $189,797
=======================================================================================================================
Net charge-offs to average loans:
   Consumer                                                   2.51%             1.39%            0.10%            0.04%
   Commercial                                                 0.06              0.04             0.18             0.22
   Real estate                                                1.55              1.95             2.15             2.45
-----------------------------------------------------------------------------------------------------------------------
     Total                                                    1.13%             0.87%            0.55%            0.75%
-----------------------------------------------------------------------------------------------------------------------
Allowance for loans losses to net loans at year-end           2.15%             2.39%            2.67%            4.27%
=======================================================================================================================
(1) Consumer includes loan-by-check net charge-offs
    as noted below:
     Loan-by-check risk tests                             $ 24,229          $ 16,763          $     8
     Other loan-by-check                                    24,334             3,575              222
-----------------------------------------------------------------------------------------------------------------------
     Total loan-by-check net charge-offs                  $ 48,563          $ 20,338          $   230
-----------------------------------------------------------------------------------------------------------------------
   Average loan-by-check:
     Loan-by-check risk tests                             $126,789          $211,192          $25,795
     Other loan-by-check                                   678,672           218,401           33,749
-----------------------------------------------------------------------------------------------------------------------
     Total loan-by-check                                  $805,461          $429,593          $59,544
-----------------------------------------------------------------------------------------------------------------------
   Net loan losses as a percentage of average
    Loans-by-check:
     Loan-by-check risk tests                                19.11%             7.94%            0.03%
     Other loan-by-check                                      3.59              1.64             0.66
-----------------------------------------------------------------------------------------------------------------------
     Total loan-by-check                                      6.03%             4.73%            0.39%
=======================================================================================================================

(2) Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage. Real estate-residential mortgage charge-offs and recoveries were not significant for the periods presented.


TABLE 5
ALLOWANCE FOR LOAN LOSSES ALLOCATION (excluding Capital One)

----------------------------------------------------------------------------------------------------------------------------

                               December 31, 1996        December 31, 1995       December 31, 1994       December 31, 1993
                            ----------------------- -----------------------  ----------------------  -----------------------
                                      Percentage of           Percentage of           Percentage of            Percentage of
                                      Loans in Each           Loans in Each           Loans in Each            Loans in Each
                            Allowance  Category to  Allowance  Category to   Allowance Category to   Allowance  Category to
(dollars in thousands)       Amount    Total Loans   Amount    Total Loans    Amount   Total Loans    Amount    Total Loans
----------------------------------------------------------------------------------------------------------------------------

Consumer                    $ 79,592        34.96%  $ 49,825     31.45%     $ 25,577     41.22%     $   3,514     27.59%
Commercial                    30,741        52.45     26,367     55.52        34,041     42.74         33,618     51.05
Real estate*                  21,326        12.59     40,123     13.03        60,532     16.04         83,315     21.36
Unallocated                    5,048                  13,387                  31,853                   69,350
----------------------------------------------------------------------------------------------------------------------------
Total                       $136,707       100.00%  $129,702    100.00%     $152,003    100.00%     $ 189,797    100.00%
============================================================================================================================

* Real estate loans include real estate-construction, real estate-commercial mortgage and real estate-residential mortgage loans. Real estate-residential has an insignificant amount of allowance allocated to it because of the minimal credit risk associated with that type of loan.

The remaining loan portfolios (unclassified commercial and real estate loans) are allocated allowance by applying historical loss information to the loan portfolios and taking into consideration other factors listed above. The overall allocation is not a prediction of future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur since the total allowance is a general allowance applicable to the entire loan portfolio. Management continuously refines this process and believes that the allowance for loan losses is adequate to cover anticipated losses in the loan portfolio under current economic conditions.

Non-Interest Income
(on a pro forma basis)
A significant portion of Signet's revenue is derived from non-interest related sources including service charges on deposit accounts, consumer loan servicing income and service charge income, trust and other financial services income and other income. Signet's business strategies continued to emphasize non-interest operating income sources.

     Table 6 details the various components of non-interest income for the past four years on a pro forma basis. Non-interest income for 1996 was $279.6 million, up 43% from $195.6 million for 1995 and included $5.0 million ($3.3 million after-tax) and $0.5 million ($0.3 million after-tax), for 1996 and 1995, respectively, of securities available for sale gains. Signet recognized nominal gains on investment securities during 1995, as certain securities were called for redemption.

     Non-interest operating income rose $80.8 million to $274.6 million for 1996, a 42% increase versus 1995. Several factors contributed to the increase. Consumer loan servicing income and service charge income, which includes ongoing gains and servicing income on securitized assets, rose $37.8 million, or 287%, from 1995 primarily due to an approximately $411 million increase in average securitized consumer loans since the prior year. Signet recognized a $9.3 million gain on the securitization of student loans in the fourth quarter of 1996 compared with a $9.6 million gain on the securitization of home equity loans during the fourth quarter of 1995. See Note P to Consolidated Financial Statements for more details on securitizations and this important source of non-interest income.

     Service charges on deposit accounts remained relatively level from year to year. Trust and other financial services income, which totaled $40.7 million, was up 26% from last year primarily due to a rise in annuity product commissions and mutual fund investment management fees. Mortgage servicing and origination income totaled $32.3 million for 1996 compared with $22.4 million in 1995, an increase of 44%, as a result of a rise in the volume of mortgage loans originated and purchases of mortgage loan servicing rights. During 1996, residential mortgage production totaled $1.1 billion, which was 44% higher than the 1995 level primarily due to a lower residential mortgage rate environment. However, in December, 1996, Signet sold its residential mortgage loan production offices resulting in a small gain. The Company will retain mortgage servicing activities. The Company's mortgage servicing portfolio grew to $7.3 billion at


TABLE 6
NON-INTEREST INCOME (excluding Capital One)

------------------------------------------------------------------------------------------------------------------------
                                                                               Percent Change
                                                     Year Ended                   Increase              Year Ended
                                                     December 31                 (Decrease)             December 31
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         1996              1995             1996/1995         1994          1993
------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts           $67,709          $ 68,231               (1)%        $ 66,141      $64,471
Consumer loan servicing income and
   service charge income                       50,927            13,163              287            26,834       30,656
Trust and investment management income         40,729            32,340               26            28,085       24,702
Gain on securitization of loans                 9,254             9,562               (3)
Mortgage servicing and origination             32,303            22,429               44            18,661       24,210
Trading profits (losses)                       29,279            11,969              145              (268)      (1,396)
Other service charges and fees                 15,459            12,293               26            13,441       13,825
Gains (losses) on sale of mortgage loans        6,756             7,178               (6)           (3,276)      (3,987)
Gain on sale of mortgage servicing              6,499               977              N/M             6,000
Intercompany reimbursements from Capital One                                         N/M            26,378       27,524
Other                                          15,641            15,638              N/M            13,209       13,812
------------------------------------------------------------------------------------------------------------------------
   Non-interest operating income              274,556           193,780               42           195,205      193,817
Securities available for sale gains             5,021               532              N/M             3,413        3,913
Investment securities gains                                       1,257              N/M                46          405
------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                 $279,577          $195,569               43%         $198,664     $198,135
========================================================================================================================

year-end 1996, up from $6.6 billion at December 31, 1995. Other service charges and fees, which consisted primarily of ATM fees ($4.1 million), fees related to commercial and standby letters of credit ($3.7 million), checkbooks ($3.2 million) and safe deposit box rentals ($2.3 million) totaled $15.5 million, up 26% versus 1995. Trading profits derived from services performed as a dealer bank for customers and from profits and losses earned on securities trading and securities arbitrage positions improved to $29.3 million for 1996 up from $12.0 million in 1995. Results from sales of mortgage loans experienced a decline from $7.2 million in 1995 to $6.8 million in 1996. The impact of adopting of SFAS No. 122 mentioned earlier and gains from the sale of approximately $29 million and $179 million adjustable rate mortgage loans in December 1996 and 1995, respectively, are recorded in this category. Gains on sales of mortgage servicing rights amounted to $6.5 million in 1996, a significant increase from $1.0 million in 1995. The remaining portion of non-interest operating income, which included venture capital income and miscellaneous income from other sources, amounted to $15.6 million for 1996, level with the prior year.

Non-Interest Expense
(on a pro forma basis)
Non-interest expense for 1996 totaled $485.3 million, relatively the same as 1995. Excluding the 1995 fraud loss, non-interest expenses were up $35.8 million, or 8%, from the prior year primarily due to higher staff expense. Table 7 details the various categories of non-interest expense for the past four years on a pro forma basis.

      Signet's efficiency ratio (the ratio of non-interest expense to taxable equivalent operating income) was 64.58% for 1996, compared with 72.05% for 1995, on a pro forma basis. Excluding the fraud loss and foreclosed property expense from non-interest expense changes the ratio to 64.82% and 66.88% for the two respective years. As a result of ADVANCE, management expects an improvement in the efficiency ratio with an increase in revenues and a decline in expenses. The Company anticipates taking a restructuring charge in the second quarter of 1997 related to ADVANCE.

     Staff expense (salaries and employee benefits), the largest component of non-interest expense, totaled $254.9 million, a 13% increase from 1995. Staff expenses rose year-over-year primarily due to an increase in average full-time employees. From December 31,1995 to December 31, 1996, the number of full-time employees actually declined 3% as a result of Signet selling its mortgage production offices in December of 1996.

     Certain of the non-interest expense categories reflected the costs associated with increased business volume. The $4.1 million increase in supplies and equipment expense as well as the $5.4 million rise in external data processing expense were attributable to servicing the expanded consumer loan base. Public relations, sales and advertising expense rose $4.6 million, or 29%, to $20.5 million as Signet expanded its consumer loan solicitation programs. This strategy was implemented to increase account growth and outstandings and has required significant out-of-pocket expenses to launch large scale but carefully planned national solicitations. The Company's solicitation strategy, which uses extensive testing, is designed to improve the efficiency of the

TABLE 7
NON-INTEREST EXPENSE (excluding Capital One)

----------------------------------------------------------------------------------------------------------------------------
                                                                          Percent Change
                                                Year Ended                 Increase                       Year Ended
(dollars in thousands)                          December 31               (Decrease)                      December 31
----------------------------------------------------------------------------------------------------------------------------
                                         1996                 1995         1996/1995                1994              1993
----------------------------------------------------------------------------------------------------------------------------
Salaries                              $  213,120          $  181,030            18%             $  186,216        $  173,710
Employee benefits                         41,807              44,014            (5)                 50,039            55,492
----------------------------------------------------------------------------------------------------------------------------
Total staff expense                      254,927             225,044            13                 236,255           229,202
Supplies and equipment                    40,280              36,170            11                  34,045            32,587
Occupancy                                 38,335              38,484           N/M                  41,869            39,094
External data processing services         32,473              27,115            20                  27,660            27,344
Travel and communications                 24,502              24,544           N/M                  22,758            17,800
Commercial fraud loss                                         35,000           N/M
Restructuring charge                                                           N/M                  43,212
Public relations, sales and
  advertising                             20,499              15,941            29                  13,469            14,912
Professional services                     14,412              16,176           (11)                 16,905            14,096
Credit and collection                      5,386               2,044           164                   2,368             4,321
FDIC assessment                            2,243               8,806           (75)                 16,754            18,253
Foreclosed property-- net                 (1,830)               (220)          N/M                    (699)           13,575
Other                                     54,091              55,416            (2)                 33,713            32,852
----------------------------------------------------------------------------------------------------------------------------
Total non-interest expense            $  485,318          $  484,520           N/M %            $  488,309        $  444,036
============================================================================================================================

solicitation process, thereby improving opportunities to create value by controlling credit exposure and creating higher probabilities for successful growth. The success of this strategy is witnessed by the growth in the total managed consumer loan portfolio from $1.6 billion at December 31, 1993 to $3.4 billion at December 31, 1996.

     Professional services experienced a $1.8 million, or 11%, decline year-to-year. The $6.6 million, or 75%, drop in deposit insurance assessment from the Federal Deposit Insurance Corporation ("FDIC") reflects the decline in the rates charged by the FDIC effective June 1, 1995. Included in the 1996 FDIC assessment was a one-time $1.6 million charge for the Savings Association Insurance Fund recapitalization. Signet Bank is "well capitalized" under FDIC regulations and, as a result, pays the lowest FDIC insurance premium rate.

Income Taxes
(on a pro forma basis)
Income tax expense for 1996 was $64.2 million as compared with $48.8 million for 1995. This represented an effective tax rate of 34.0% for 1996, relatively unchanged from the 33.8% for 1995. Note K to the Consolidated Financial Statements reconciles reported income tax expense to the amount computed by applying the federal statutory rate to income before income taxes.


                              BALANCE SHEET REVIEW
                             (on a pro forma basis)

Earning Assets
Average earning assets totaled $10.1 billion for 1996, as shown in Table 8--Average Balance Sheet, a 7% increase from the 1995 level. The portfolios experiencing the largest declines were investment securities ($324 million) and interest bearing deposits with other banks ($22 million), while the federal funds sold and securities purchased under agreements to resell, securities available for sale and the loan portfolios increased by $50 million, $708 million and $143 million, respectively. A more detailed discussion of the various earning asset categories follows.

Loans
Loans (net of unearned income) for 1996, averaged $5.9 billion, an increase of $143 million, or 2%, from the 1995 level. The securitization of $481 million of home equity loans in December 1995 had minimal impact on the 1995 average and therefore distorts the comparison of on-balance sheet loan balances. Including securitized assets and loans held for securitization, average managed loans grew $841 million, or 14%, from 1995 to 1996. Average balances increased in the commercial, real estate-construction and real estate-residential mortgage loan categories, while the consumer and real estate-commercial mortgage loan average balances declined. Consumer loan balances declined due to the securitizations. The composition of the loan portfolio has been significantly altered over the past few years by strong growth in commercial and consumer loans, reflecting positive response to Signet's innovative product offerings. In addition, Signet reduced its overall average commercial real estate loan exposure by $110 million during 1996. At year-end, Signet had no commercial loans outstanding to borrowers in the same or related industries which, in total, exceeded ten percent of total loans. Approximately half of the loan portfolio is secured, including all real estate related loans, leases, and a portion of the consumer and commercial loan portfolios. Signet reviews each of these prospective credits in order to determine an adequate level of security or collateral prior to making the loan. The type of collateral will vary and range from liquid assets to real estate. The Company's access to collateral, in the event of borrower default, is assured through adherence to lending laws and the Company's sound lending standards and credit monitoring procedures. The unsecured portion includes commercial, guaranteed student, loan-by-check and credit card loans. The various on-balance sheet loan categories for the past four year-ends are detailed in Table 9.

     Consumer loans averaged $2.1 billion for 1996, a 6% decline from 1995, and represented 35% of the total loan portfolio. The decline in the average balance was due to securitizing $481 million of home equity loans in December 1995. On a managed basis, consumer loans averaged $3.1 billion for 1996, a $565 million, or 22%, increase from 1995. This category consists of student, home equity, installment (primarily loan-by-check), credit card and other consumer loan types. The increase in managed consumer loans was concentrated in student loans and installment loans generated by Signet's information-based strategy. The growth was achieved through a variety of attractive products offered to carefully targeted customer segments. Table 12 illustrates the effectiveness of Signet's ability to implement growth strategies in the consumer loan markets in 1996. Risks faced by the Company include the possibility of (i) future economic downturns causing an increase in credit losses and (ii) an increasing number of consumers defaulting on payments or seeking protection under bankruptcy laws, resulting in accounts being charged off as uncollectible.

     Commercial loans, which represented 51% of the total average loan portfolio, averaged $3.0 billion for 1996, an increase of 14% from last year, as Signet successfully grew its leasing portfolio and targeted certain specialized industries. Signet's commercial loan portfolio is oriented toward a diverse group of middle market borrowers. These loans are predominately in the manufacturing, wholesaling, services and real estate industries. Signet also markets to certain specialized industries, such as media and health care. The specialized industries are targeted based on industry expertise along with prospects for profitability. The credit risk associated with middle market and

TABLE 8
AVERAGE BALANCE SHEET (excluding Capital One)

---------------------------------------------------------------------------------------------------------------------------

                                              1996                            1995                           1994
---------------------------------------------------------------------------------------------------------------------------
                                  Average    Income\  Yield\     Average    Income\   Yield\     Average   Income\    Yield\
(dollars in thousands)            Balance    Expense   Rate      Balance    Expense    Rate      Balance   Expense     Rate
---------------------------------------------------------------------------------------------------------------------------
Assets
Earning assets (tax equivalent
  basis):(1)
  Interest bearing deposits
     with other banks          $     9,659   $   486    5.03%     $31,649    $1,903    6.01%     $249,866 $ 11,441    4.58%
  Federal funds and resale
   agreements                      637,131    35,172    5.52      587,333    35,452    6.04       920,591   42,279    4.59
  Trading account securities       512,798    32,460    6.33      476,361    30,800    6.47       287,192   21,487    7.48
  Loans held for securitization    303,499    25,027    8.25      303,123    32,316   10.66
  Loans held for sale              309,362    30,631    9.90      253,758    23,757    9.36       200,712   13,010    6.48
  Securities available for sale  2,414,209   179,078    7.42    1,705,966   125,492    7.36     1,327,896   72,826    5.48
  Investment securities-taxable                                   208,711    15,055    7.21        65,350    4,305    6.59
  Investment securities-nontaxable                                115,221    13,614   11.82       197,231   23,895   12.12
  Loans (net of unearned
    income):(2)
     Consumer                    2,081,167   225,491   10.83    2,213,646   244,485   11.04     1,497,056  128,570    8.59
     Commercial                  3,002,766   238,232    7.93    2,633,370   209,765    7.97     2,148,726  165,372    7.70
     Real estate-construction      249,261    24,202    9.71      224,597    23,263   10.36       249,353   21,007    8.42
     Real estate-commercial
       mortgage                    317,232    29,280    9.23      452,392    44,275    9.79       560,542   50,254    8.97
     Real estate-residential
       mortgage                    258,013    19,577    7.59      241,038    19,992    8.29        97,855    8,399    8.58
---------------------------------------------------------------------------------------------------------------------------
     Total loans                 5,908,439   536,782    9.09    5,765,043   541,780    9.40     4,553,532  373,602    8.20
---------------------------------------------------------------------------------------------------------------------------
Total earning assets            10,095,097  $839,636    8.32%   9,447,165  $820,169    8.68%    7,802,370 $562,845    7.21%
---------------------------------------------------------------------------------------------------------------------------
Non-rate related assets:
  Cash and due from banks          496,627                        522,774                         493,490
  Allowance for loan losses       (128,504)                      (138,655)                       (175,199)
  Premises and equipment
  (net)                            194,315                        172,119                         189,894
  Other assets                     706,729                        603,964                         528,153
----------------------------------------------------------------------------------------------------------------------------
Total assets                   $11,364,264                    $10,607,367                      $8,838,708
============================================================================================================================
Liabilities and Stockholders'
  Equity
Interest bearing liabilities:
  Deposits:
     Interest bearing demand    $2,625,049  $ 82,207    3.13%  $2,395,017   $74,086    3.09%   $2,639,388 $ 67,694    2.56%
     Savings accounts              884,829    28,031    3.17    1,283,696    48,738    3.80     1,019,068   33,461    3.28
     Savings certificates        2,166,840   102,204    4.72    1,852,542    81,345    4.39     1,981,823   66,352    3.35
     Large denomination
      certificates                 161,674     9,083    5.62      105,390     5,498    5.22       159,027    7,382    4.64
     Foreign                       151,474     8,238    5.44      106,029     6,347    5.99        86,657    4,422    5.10
----------------------------------------------------------------------------------------------------------------------------
      Total interest bearing
       deposits                  5,989,866   229,763    3.84    5,742,674   216,014    3.76     5,885,963  179,311    3.05
  Federal funds and repurchase
     agreements                  2,385,502   114,688    4.81    2,003,775   105,290    5.25        68,041    3,213    4.72
  Other short-term borrowings                                      55,654     3,174    5.70        74,286    4,896    6.59
  Long-term borrowings             294,741    18,201    6.18      253,319    17,021    6.72       254,917   16,685    6.55
----------------------------------------------------------------------------------------------------------------------------
Total interest bearing
  liabilities                    8,670,109   362,652    4.18%   8,055,422   341,499    4.24%    6,283,207  204,105    3.25%
----------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
  liabilities:
   Demand deposits               1,599,048                      1,538,928                       1,549,629
   Other liabilities               224,646                        205,342                         187,995
Common stockholders' equity        870,461                        807,675                         817,877
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity         $11,364,264                    $10,607,367                      $8,838,708
============================================================================================================================
Net interest income /spread                 $476,984    4.14%              $478,670    4.44%             $ 358,740    3.96%
----------------------------------------------------------------------------------------------------------------------------
Interest income to average
 earning assets                                         8.32%                          8.68%                          7.21%
Interest expense to average
 earning assets                                         3.59                           3.61                           2.62
----------------------------------------------------------------------------------------------------------------------------
Net yield margin                                        4.73%                          5.07%                          4.59%
============================================================================================================================

(1) Includes the effects of taxable equivalent adjustments, using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.
(2) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts. Also, interest income includes fees on loans of approximately $19,673, $19,322 and $14,019 for 1996, 1995 and 1994,
    respectively.

TABLE 9
SUMMARY OF TOTAL LOANS (excluding Capital One)


----------------------------------------------------------------------------------------

                                                          December 31
----------------------------------------------------------------------------------------
(in thousands)                            1996         1995         1994         1993
----------------------------------------------------------------------------------------
Loans:
   Consumer                            $2,300,558   $1,751,274   $2,384,178   $1,243,080
   Commercial                           3,451,230    3,090,904    2,472,620    2,299,973
   Real estate--construction              244,653      236,103      209,183      309,842
   Real estate--commercial mortgage       254,060      366,698      526,956      581,529
   Real estate--residential mortgage      329,466      122,584      191,508       71,411
----------------------------------------------------------------------------------------
     Total                             $6,579,967   $5,567,563   $5,784,445   $4,505,835
========================================================================================



specialized industry borrowers is principally influenced by general economic conditions and the resulting impact on the borrower's operations. In addition, the Company faces the risk of diminishing collateral values. Collateralization for commercial loans primarily consists of liquid assets, trading assets and capital assets, and is determined on a case-by-case basis.

     Real estate-construction loans averaged $249 million, an increase of 11%, or $25 million, from the 1995 average. This category represented less than 5% of the average loan portfolio for 1996. During 1996 and 1995, the Company sold portfolios of real estate related loans totaling $43 million and $55 million, respectively. The 1995 sale accounted for approximately $13.9 million of net charge-offs. The real estate loan sales impacted the real estate-construction loan ($6 million in 1995) and real estate-commercial mortgage loan ($43 million in 1996 and $49 million in 1995) categories. The credit risk associated with real estate lending is principally influenced by real property markets and the resulting impact on the borrower's operations. A primary risk associated with the real estate business involves the possibility of future economic downturns in the real property markets causing an increase in credit losses. Signet maintains loan-to-value maximums of 80% for construction and commercial mortgage loans. The maximum loan-to-value collateral limits have been established to meet the Company's goals in targeting percentages based on diversification strategy, market conditions and economic conditions.

     Real estate-commercial mortgage loans represented less than 6% of the average loan portfolio in 1996. This category averaged $317 million, a 30% decline from 1995. The portfolio consisted of $198 million of commercial mortgage loans and $119 million of mini-permanent (interim) mortgage loans compared with $254 million and $198 million for the respective loan types in 1995. Construction loans typically are converted to mini-permanent mortgage loans when the related project is generating sufficient cash to cover debt service, and permanent financing, for various reasons, is not desired or obtainable at the present time. Real estate-commercial mortgage loans decreased partially as a result of the sale of approximately $43 million in 1996 and $49 million in 1995 of these loans.

     Real estate-residential mortgage loans increased $17 million, or 7%, from 1995 to average $258 million even though Signet sold approximately $179 million of adjustable rate residential mortgage loans in December, 1995 and an additional $27 million in December, 1996. The 1995 sale resulted in a $3.1 million gain as management anticipated a rise in prepayments on this portfolio as rates declined. It is the Company's policy to maintain average loan-to-value maximums of 85% for real estate-residential mortgages. Loans above 80% have mortgage insurance.

     Table 10 shows the maturities of selected loan categories at year-end 1996. Loans, as a result of maturities, monthly payments, sales and securitizations, provide an important source of liquidity. See discussion on Liquidity elsewhere in this Report. Unused loan commitments related primarily to commercial loans



TABLE 10
MATURITIES OF SELECTED LOANS
December 31, 1996


-------------------------------------------------------------------------------------------------
                                                         Maturing
-------------------------------------------------------------------------------------------------
                                        Within      After One Year But      After
(in thousands)                         One Year      Within Five Years   Five Years      Total
-------------------------------------------------------------------------------------------------
Commercial                             $1,145,696       $1,548,857         $756,677    $3,451,230
Real estate--construction                 139,870          104,320              463       244,653
Real estate--commercial mortgage           82,826          103,326           67,908       254,060
-------------------------------------------------------------------------------------------------
     Total                             $1,368,392       $1,756,503         $825,048    $3,949,943
=================================================================================================

For interest sensitivity purposes, $1,288,845 of the amounts due after one year are fixed rate loans and $1,292,706 are variable rate loans.

and excluding credit card loans were approximately $3.2 billion at year-end 1996, up from $2.7 billion at year-end 1995.

Consumer Loan Growth
In 1994, Signet expanded its use of information-based strategies which significantly increased growth in the consumer loan portfolio. This technique involved generating a data base of potentially creditworthy customers for particular products and then following up with direct mail solicitations. Much of the growth was in a new product, loan-by-check, whereby customers received a direct-mail solicitation in the form of a check for a specified loan amount. To activate the loan, customers simply endorse and present the check at their local bank. Signet also is beginning to apply information-based strategies to home equity, student and small business loans. Solicitations in these areas are in testing stages. These tests are designed to help Signet develop products that are both appealing to customers and economically profitable for the Company. As a result of these solicitations, from December 31, 1994 to December 31, 1996, the installment loan portfolio (primarily loan-by-check) grew $635 million; the student loan portfolio (including $395 million of securitized loans) increased $303 million; and the home equity loan portfolio (including $407 million of securitized loans) was up $77 million. During the second quarter of 1996, management delayed some of its national marketing programs in order to examine market conditions and further calibrate the models used for targeting customers. Signet focused its efforts on improving product design and delivery and on developing new customer management techniques to improve account profitability.


TABLE 11
IMPACT OF CONSUMER LOAN SECURITIZATIONS (excluding Capital One)


------------------------------------------------------------------------------------------------------------------------

                                                                             Year Ended December 31
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                      1996              1995             1994              1993
--------------------------------------------------------------------------------------------------------------------------
Statement of Income
Net interest income                                     $   468,760        $  468,067        $  345,034         $ 337,477
Provision for loan losses                                    73,851            34,786           (16,229)           13,256
Non-interest income                                         279,577           195,569           198,664           198,135
Non-interest expense                                        485,318           484,520           488,309           444,036
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                              $   189,168        $  144,330        $   71,618         $  78,320
==========================================================================================================================
Adjustments for Securitizations
Net interest income                                     $    48,401        $   31,734        $   42,722         $  45,789
Provision for loan losses                                    10,291            11,709            15,106            17,642
Non-interest income                                         (45,716)          (29,587)          (27,616)          (28,147)
Non-interest expense
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) to income before income taxes       $    (7,606)       $   (9,562)       $        0         $       0
==========================================================================================================================
Adjustments for Loans To Be Sold to Capital One
Net interest income                                     $    (8,379)       $   (9,559)       $   (2,638)        $       0
Provision for loan losses                                         0           (18,522)           (1,043)                0
Non-interest income                                           8,379            (8,963)            1,595                 0
Non-interest expense
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) to income before income taxes       $         0        $        0        $        0         $       0
==========================================================================================================================
Managed Statement of Income (adjusted)
Net interest income                                     $   508,782        $  490,242        $  385,118         $ 383,266
Provision for loan losses                                    84,142            27,973            (2,166)           30,898
Non-interest income                                         242,240           157,019           172,643           169,988
Non-interest expense                                        485,318           484,520           488,309           444,036
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                              $   181,562        $  134,768        $   71,618        $   78,320
==========================================================================================================================
As reported (excluding Capital One):
   Average earning assets                               $10,095,097        $9,447,165        $7,802,370        $8,339,320
   Return on assets                                            1.10%             0.90%             0.63%             0.69%
   Net yield margin                                            4.73%             5.07%             4.59%             4.24%
On a managed basis:
   Average earning assets                               $10,658,885        $9,338,467        $8,089,158        $8,659,320
   Return on assets                                            1.01%             0.85%             0.61%             0.66%
   Net yield margin                                            4.85              5.36              4.93              4.61
Yield on managed consumer loan portfolio                      10.95%            10.90%            10.03%            10.15%
==========================================================================================================================

     In order to facilitate the growth in the consumer loan portfolio, the Company has securitized portions of the portfolio. Table 11 indicates the impact of securitizations on income, average assets, return on assets and net yield margin for the past four years. Securitization is an off-balance sheet funding technique which transforms a pool of loans into marketable securities. The loans are generally transferred to a trust and interests in the trust are sold to public or private investors for cash. In a securitization, the gain on the initial sale of the loans is limited to the loans existing at the date of sale and should not include amounts related to future loans to be sold according to the terms of the securitization agreements. For loans with a relatively short life (such as credit card receivables), no gain or loss is recorded at the time of sale. Rather, the net of interest income, fee income, charge-offs and the investors' coupon payments becomes servicing income for Signet and is recorded each month as earned. Therefore, amounts that would previously have been reported as interest income, loan service charges and provision for loan losses are instead reported in non-interest income as consumer loan servicing income. The change in the method of income recognition has a minimal impact on the Company's earnings. Because loan losses are absorbed against these cash flows, the Company's consumer loan servicing income over the term of the transaction may vary depending upon the credit performance of the securitized loans. However, the Company's exposure is generally contractually limited to these cash flows. For loans with a longer average life (such as equity lines of credit and student loans), a gain is recorded at the time of sale equal to the present


TABLE 12
MANAGED CONSUMER LOAN PORTFOLIO (excluding Capital One)


-----------------------------------------------------------------------------------------------------------------------
                                                                                   December 31
-----------------------------------------------------------------------------------------------------------------------
(in thousands)                                              1996              1995             1994              1993
-----------------------------------------------------------------------------------------------------------------------
Average balances:
   Installment loans                                    $1,036,642          $697,660         $268,928          $221,699
   Student loans                                           785,198           784,423          649,520           409,371
   Home equity loans                                       135,954           411,364          462,315           452,789
   Credit card                                              59,649           234,706           30,822
   Other loans                                              63,724            85,493           85,471            68,198
-----------------------------------------------------------------------------------------------------------------------
Sub-total average consumer loan portfolio                2,081,167         2,213,646        1,497,056         1,152,057
-----------------------------------------------------------------------------------------------------------------------
   Consumer loans held for sale                            148,592           124,056
   Credit card loans held for securitization                 7,598            68,465
   Home equity loans held for securitization                                  82,603
   Student loans held for securitization                   295,901           152,055
-----------------------------------------------------------------------------------------------------------------------
Total average on-balance sheet portfolio                 2,533,258         2,640,825        1,497,056         1,152,057
   Securitized home equity loans                           441,048            34,242
   Securitized student loans                                 5,382
   Securitized credit card loans                           265,950           267,116          335,007           320,000
-----------------------------------------------------------------------------------------------------------------------
Total securitized consumer loans                           712,380           301,358          335,007           320,000
Less loans to be sold to Capital One                      (148,592)         (410,056)         (48,219)
-----------------------------------------------------------------------------------------------------------------------
Total average managed consumer loan portfolio           $3,097,046        $2,532,127       $1,783,844        $1,472,057
=======================================================================================================================
Period-end balances:
   Installment loans                                    $1,212,492          $810,999         $577,105          $225,766
   Student loans                                           756,340           709,583          848,099           526,730
   Home equity loans                                       181,879            87,348          511,947           434,101
   Credit card                                              69,287            81,532          339,270
   Other loans                                              80,560            61,812          107,757            56,483
-----------------------------------------------------------------------------------------------------------------------
Sub-total period-end consumer loan portfolio             2,300,558         1,751,274        2,384,178         1,243,080
-----------------------------------------------------------------------------------------------------------------------
   Consumer loans held for sale                                              240,902
   Credit card loans held for securitization                                  89,700
   Student loans held for securitization                                     300,000
-----------------------------------------------------------------------------------------------------------------------
Total period-end on-balance sheet portfolio              2,300,558         2,381,876        2,384,178         1,243,080
   Securitized home equity loans                           406,776           480,702
   Securitized student loans                               394,691
   Securitized credit card loans                           263,889           185,000          428,333           320,000
-----------------------------------------------------------------------------------------------------------------------
Total securitized consumer loans                         1,065,356           665,702          428,333           320,000
Less loans to be sold to Capital One                                        (240,902)        (517,295)
-----------------------------------------------------------------------------------------------------------------------
Total period-end managed consumer loan portfolio        $3,365,914        $2,806,676       $2,295,216        $1,563,080
=======================================================================================================================

value of the anticipated future net cash flows. For revolving transactions other than credit card, gains are also recorded on subsequent sales. Management intends to continue this securitization strategy in the future.

     The managed consumer loan portfolio is comprised of consumer loans, consumer loans held for securitization and securitized consumer loans, less loans to be sold to Capital One in accordance with previously agreed upon terms of the spin-off. Securitized consumer loans are not assets of the Company and, therefore, are not shown on the balance sheet. Signet's managed consumer loan portfolio increased by $559 million, or 20%, from December 31, 1995 to December 31, 1996, as indicated in Table 12.

Securities
The securities portfolio consists of trading account securities, securities available for sale and investment securities. If the Company has the positive intent and ability to hold securities until maturity, they are classified as investment securities and carried at amortized historical cost. Otherwise, securities are classified either as available for sale, which are carried at market with unrealized gains and losses recorded through adjustments to stockholders' equity, or as trading account securities and carried at market with unrealized gains and losses recorded through earnings, depending on management's asset/liability strategy, liquidity needs or objectives. The accounting policy for securities is described in Note A to Consolidated Financial Statements. In December, 1995, Signet reclassified the entire investment securities portfolio to the available for sale category. Investment securities for 1995 averaged $324 million.

     At December 31, 1996, trading account securities consisted of $510 million of government securities, $34 million of asset-backed securities and $2 million of other securities which includes derivative contracts. Trading account securities averaged $513 million in 1996, up 8% from the $476 million level in 1995.

     Securities available for sale are used as part of management's asset/liability strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other factors dictated by the strategy. These securities consist principally of U.S. Treasury and mortgage-backed securities. All mortgage-backed securities are subject to prepayment risk since the mortgages related to these securities can prepay at any time without penalty. This risk occurs when interest rates decline, causing the securities to lose value since the term and, therefore, the interest stream of the securities has shortened due to prepayments. The fixed rate mortgage-backed and treasury securities are subject to interest rate risk. Therefore, when interest rates fall, these fixed rate securities gain value. At December 31, 1996, the net unrealized gains, net of tax, related to securities available for sale, totaled $15.1 million, down from $45.2 million at the prior year-end, primarily from a decline in the value of mortgage-backed securities and U.S. Treasury obligations due to rising interest rates.

     Securities available for sale for 1996 averaged $2.4 billion, an increase of $708 million over the 1995 level, on a pro forma basis. Approximately $233 million of securities were reclassified from investment securities to securities available for sale in December, 1995, as noted above. The U.S. Treasury securities portfolio totaled $302 million at year-end 1996, down from $574 million at the end of 1995. At December 31, 1996, the securities available for sale portfolio (excluding securities having no maturity) had a remaining average maturity of approximately six years and unrealized gains of $28.3 million and unrealized losses of $9.8 million. The average life of the mortgage-backed securities portfolio extended approximately two years from last year-end due to prepayment assumptions related to an increase in long-term Treasury rates. When rates rise, prepayments decline and the average life is extended. Table 13 shows the maturities of the securities available for sale portfolio and the weighted average yields to maturity of such securities.

     At December 31, 1996, all CMOs and mortgage-backed pass-through securities held by Signet were issued or backed by federal agencies. At the end of the past two years, Signet did not have any investments with a single issuer (except for


TABLE 13
SECURITIES AVAILABLE FOR SALE
December 31, 1996


------------------------------------------------------------------------------------------------------------------------------------
                                                                           Maturities
------------------------------------------------------------------------------------------------------------------------------------
                                       Within 1 Year      1-5 Years              6-10 Years       After 10 Years          Total
(dollars in thousands)               Fair Value Yield  Fair Value Yield   Fair Value   Yield   Fair Value  Yield  Fair Value  Yield
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government and agency obligations --
   Mortgage-backed securities       $  25,616   7.12%  $203,344    8.38% $1,906,462     7.43%                    $2,135,422    7.52%
   Other                              175,570   6.80     76,398    7.02      50,352     7.01                        302,320    6.89
States and political subdivisions      11,968  10.09      6,695   11.66       4,121    11.17                         22,784   10.75
Other                                  13,369   6.76     63,845    6.98                        $85,540     6.88%    162,754    6.28
------------------------------------------------------------------------------------------------------------------------------------
     Total                          $ 226,523   7.01%  $350,282    7.89% $1,960,935     7.43%  $85,540     6.88% $2,623,280    7.40%
====================================================================================================================================

The yields shown are actual weighted average interest rates at year-end on a taxable equivalent basis using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

U.S. Government and agency obligations which are separately disclosed in this Report) which aggregated greater than ten percent of stockholders' equity.

Other Earning Assets
Other earning assets are comprised of interest bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, loans held for securitization and loans held for sale. Included in the loans held for sale category were loans held by Signet on behalf of Capital One under previously agreed upon terms of the spin-off. By the end of the third quarter of 1996, all of these loans had transferred to Capital One. Other earning assets averaged $1.3 billion in 1996, up $84 million, or 7%, from $1.2 billion in 1995, on a pro forma basis. These earning assets reflect the normal process of balancing Signet Bank's reserve position; dealer activities, in which money market instruments are bought and then sold to customers; and, for a short period of time, holding loans and/or securities to be sold in the secondary market. These investments are generally short-term, high quality and very liquid (see Liquidity discussion) and, consequently, have yields generally lower than loans or investment securities. The level of these investments can vary from year-to-year, as they are used to manage interest rate risk, to take advantage of short-term interest rate opportunities and provide liquidity.

                                 RISK ELEMENTS
                             (on a pro forma basis)

Non-Performing Assets
Non-performing assets include non-accrual loans, restructured loans and foreclosed properties. Table 14 provides details on the various components of non-performing assets for the last four year-ends. Non-accrual loans are loans on which interest accruals have been suspended. Signet discontinues interest accruals on commercial and real estate loans when they become contractually past due 90 days as to principal or interest payments, or when other internal or external factors indicate that collection of principal or interest is doubtful. Occasionally, exceptions are made to this policy if supporting collateral is adequate and the loan is in the process of collection. Consumer loans, other than credit card, typically are charged off when they are six months past due, while credit card loans typically are charged off when the loan is six months past due and a minimum payment has not been received for 60 days; therefore, these loans are not usually placed in non-accruing status. See the discussion of risks associated with the consumer loan portfolio discussed in the Loans section. Restructured loans are loans on which a concession (such as a reduction in interest rate below the current market rate for new debt with similar risks) is granted to a borrower. Foreclosed properties are generated when Signet takes possession of the collateral.


TABLE 14
NON-PERFORMING ASSETS(excluding Capital One)


--------------------------------------------------------------------------------------
                                                              December 31
--------------------------------------------------------------------------------------
(dollars in thousands)                         1996      1995       1994        1993
--------------------------------------------------------------------------------------
Non-accrual loans:
   Commercial                                $ 8,850   $ 9,033    $10,548     $42,303
   Consumer                                    2,404     1,572      1,708       2,191
   Real estate-construction                    2,842     2,988      5,490      17,837
   Real estate-mortgage*                      14,207    24,888      7,310       6,523
--------------------------------------------------------------------------------------
     Total non-accrual loans                  28,303    38,481     25,056      68,854
Restructured loans:
   Commercial                                                                   1,609
   Real estate-construction                                         1,000       3,470
--------------------------------------------------------------------------------------
     Total restructured loans                                       1,000       5,079
--------------------------------------------------------------------------------------
     Total non-performing loans               28,303    38,481     26,056      73,933
Foreclosed properties                         10,497    15,822     22,480      48,295
Less foreclosed property reserve                                               (5,742)
--------------------------------------------------------------------------------------
     Total foreclosed properties              10,497    15,822     22,480      42,553
--------------------------------------------------------------------------------------
     Total non-performing assets             $38,800   $54,303    $48,536    $116,486
--------------------------------------------------------------------------------------
Percentage to loans (net of unearned) and
   foreclosed properties                        0.61%     1.00%      0.85%       2.59%
Allowance for loan losses to:
   Non-performing loans                       483.02%   337.05%    583.37%     256.71%
   Non-performing assets                      352.34    238.85     313.18      162.94
======================================================================================

* Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage. Real estate-residential mortgage non-accrual loans were not significant for the periods presented.

     Non-performing assets at year-end 1996 totaled $38.8 million, or 0.61 % of loans and foreclosed properties. This compares with $54.3 million, or 1.00 %, respectively, at the end of 1995. Overall non-performing real estate assets declined $16.2 million during the year, including $5.3 million of foreclosed properties.

     Foreclosed properties totaled $10.5 million at the end of 1996, and were equal to 27% of total non-performing assets and 38% of non-performing real estate assets. Signet sold $11.0 million of foreclosed properties during 1996.

     Accruing loans past due 90 days or more as to principal or interest payments totaled $71.4 million and $66.4 million at the end of 1996 and 1995, respectively. The details of these past due loans are displayed in Table 15. The past due commercial and real estate loans were in the process of collection and were adequately collateralized. Also, more than 99% of the 1996 past due student loans were indirectly government guaranteed and do not represent material loss exposure to Signet.

     At year-end 1996, management was monitoring $29.1 million of loans for which the ability of the borrower to comply with present repayment terms was uncertain. These loans were not included in the Table 15 disclosure. They are followed closely, and management at present believes that the allowance for loan losses is adequate to cover anticipated losses that may be attributable to these loans.

     Interest recorded as income on year-end non-accrual and restructured loans was $0.7 million, $0.9 million and $0.5 million for 1996, 1995 and 1994, respectively, compared with interest income of $3.1 million, $4.1 million and $3.4 million for the same periods which would have been recorded had these loans performed in accordance with their original terms. The pre-tax costs of carrying (funding) an average of $16.8 million of foreclosed properties in 1996, $15.0 million in 1995 and $34.1 million in 1994 were approximately $0.7 million, $0.6 million and $1.1 million, respectively, when calculated by applying an average annual cost of funds to the outstanding balance. These amounts have been calculated using historical rates, and may not necessarily reflect improved earnings on a prospective basis, as these funds may be reemployed at different rates.


                                    FUNDING
                             (on a pro forma basis)

Deposits
Signet offers a diverse range of products including interest bearing and non-interest bearing demand, savings and certificates of deposits, both domestic and foreign. The Company competes for deposits with other commercial banks, savings banks, savings and loan associations, the bond and stock market and other providers of non-bank financial services, including money market funds, credit unions, mutual funds and other deposit gathering institutions. Average deposits totaled $7.6 billion for 1996, up 4% from 1995. Core deposits averaged $7.3 billion for 1996, up 3% from 1995. These deposits represent Signet's largest and most important funding source due to their relatively low cost and reasonably stable nature. This source of funding also enhances the Company's overall liquidity position. The only core deposit category which experienced a decline was savings, which fell $399 million. Savings accounts included deposits held on behalf of Capital One as collateral for Capital One's secured card product until the end of June, 1996. Approximately $462 million of these deposits were transferred to another financial institution in the first quarter of 1996 and the remaining $237 million were transferred to Capital One at the end of the second quarter of 1996. These transfers caused the decline in average savings accounts. Non-interest bearing demand deposits rose $60 million, interest bearing demand increased $230 million and savings certificates were up $314 million. Signet is using its direct mail expertise to grow core deposits. At December 31, 1996, a total of approximately $515 million of interest bearing demand deposits had been obtained in that manner. The competition among financial institutions for these deposits and increased consumer awareness


TABLE 15
ACCRUING LOANS PAST DUE 90 DAYS OR MORE (excluding Capital One)
------------------------------------------------------------------------
                                               December 31
------------------------------------------------------------------------
(dollars in thousands)            1996      1995       1994        1993
------------------------------------------------------------------------
Commercial                      $ 6,334    $ 6,326    $ 5,433    $ 2,641
Consumer:
   Student loans                 35,763     32,308     22,654     19,694
   Credit card                    2,180      5,118      3,289
   Loan-by-check-risk tests       5,890      8,812
   Loan-by-check-other            9,272      2,424        177
   Other consumer                 2,356      2,068      1,192      1,179
------------------------------------------------------------------------
     Total consumer              55,461     50,730     27,312     20,873
Mortgage                          7,508      9,200      5,464      5,989
Construction                      2,181        115      2,363     11,133
------------------------------------------------------------------------
     Total                      $71,484    $66,371    $40,572    $40,636
========================================================================
have effectively increased the relative cost of and reduced the overall benefits received from these deposits.

     Purchased deposits (large denomination certificates and foreign deposits) averaged $313 million for 1996, a rise of $102 million, or 48%, from the prior year. Large denomination certificates are principally sold to existing corporate customers. The demand for such funds depends upon the Company's varying financing needs. As a result, the interest rates are based on market competition for these funds. Table 16 shows the maturity composition of large denomination certificates at year-end 1996.

TABLE 16
MATURITIES OF DOMESTIC LARGE
DENOMINATION CERTIFICATES
($100,000 OR MORE)
December 31, 1996
----------------------------------------------------------
(in thousands)                       Balance       Percent
----------------------------------------------------------
3 months or less                     $137,196         60%
Over 3 through 6 months                33,721         15
Over 6 through 12 months               33,873         15
Over 12 months                         24,089         10
----------------------------------------------------------
   Total                             $228,879        100%
==========================================================

The majority of foreign deposits are in denominations of $100,000 or more.

Short-Term and Long-Term Borrowings
Short-term borrowings consist of federal funds purchased, securities sold under repurchase agreements, commercial paper, Treasury tax and loan deposits, Federal Reserve borrowings and short-term borrowings from other banks. This category of borrowings is an accessible source of moderately priced funds and is an important financing vehicle for Signet's balance sheet management. Signet supplements its funding sources in the short-term money market and through securitizations. Short-term borrowings have an original maturity of less than one year. This category rose $326 million from 1995 to average $2.4 billion in order to fund the growth in loans. See Note E to Consolidated Financial Statements for further details on this source of funds.

     Long-term borrowings represent a very stable, although relatively expensive, source of funds and have been used to provide Tier II capital to Signet's subsidiaries, for acquisitions and for general corporate purposes. This category averaged $295 million for 1996, a $41 million increase from 1995. During the second quarter of 1996, Signet Bank established a $2.5 billion Senior and Subordinated Bank Note facility due from 30 days to 30 years from date of issue. A total of $150 million of subordinated bank notes had been issued under the facility at December 31, 1996. Signet has $50 million of floating rate subordinated notes maturing in 1997. Note F to Consolidated Financial Statements provides a detailed analysis of long-term borrowings at December 31, 1996 and 1995.

Stockholders' Equity

Stockholders' equity provides a source of permanent funding, allows for future growth and assists the Company in withstanding unforeseen adverse developments. At December 31, 1996, stockholders' equity totaled $924 million, an increase of $60 million, or 7%, from the previous year-end level of $864 million. The increase reflects net retained income for 1996 of $77 million and the issuance of common stock through investor and employee stock purchase plans, as well as the stock option plans, which, in total, added an additional $14 million in net proceeds to equity. The change in net unrealized gains on securities available for sale, net of tax, decreased equity by $30 million.

     At the time of the spin-off, Signet's stockholders' equity was reduced by $383 million, the amount of Capital One's stockholders' equity less minority interest (see Note T to the Consolidated Financial Statements). This generally reduced Signet's capital ratios; however, the ratios remained strong and Signet Bank is "well-capitalized" under regulatory guidelines (see discussion on Capital Analysis).

     At December 31, 1996, the net unrealized gains, net of tax, related to securities available for sale, totaled $15.1 million. Signet has no plans at present to sell these securities.

     The dividends declared during 1996 of $48.3 million represented an annual rate of $0.81 per share. On October 20, 1995, Signet's Board of Directors raised the quarterly dividend by 3 cents to $0.20 per common share. On October 25, 1996, Signet's Board of Directors increased the quarterly dividend by 5 percent to $0.21 per common share. The principal sources of dividends to be paid to shareholders are dividends and interest from Signet Bank. Various state and federal laws and policies limit the ability to pay dividends to shareholders and the ability of Signet Bank to pay dividends to the Company. Under applicable regulatory restrictions, Signet Bank was able to pay dividends to the Company at December 31, 1996.

Capital Analysis

A primary management objective is to sustain its strong capital position to merit the confidence of customers, the investing public, banking regulators and stockholders. A strong capital position enables the Company to withstand unforeseen adverse developments and take advantage of profitable investment opportunities.

     Capital adequacy is defined as the amount of capital needed to maintain future asset growth and to absorb losses. Regulators consider a range of factors when determining capital adequacy, such as the organization's size, quality and stability of earnings, risk diversification, management expertise, asset quality, liquidity and internal controls. Management reviews the various capital measures monthly and takes appropriate action to ensure they are within established internal and external guidelines. Management believes

TABLE 17
RISK-BASED AND OTHER CAPITAL DATA


--------------------------------------------------------------------------------------------------
                                                                    December 31
-------------------------------------------------------------------------------------------------
                                                          1996                        1995
-------------------------------------------------------------------------------------------------
(dollars in thousands--except per share)           Balance     Percent         Balance    Percent
-------------------------------------------------------------------------------------------------
Qualifying common stockholders' equity          $   908,982                 $  815,342
Less goodwill and other disallowed intangibles      (52,163)                   (58,881)
-------------------------------------------------------------------------------------------------
   Total Tier I capital                             856,819      10.78%        756,461      9.82%

Qualifying debt                                     211,667                    114,534
Qualifying allowance for loan losses                 99,793                     96,751
-------------------------------------------------------------------------------------------------
   Total Tier II capital                            311,460       3.92         211,285      2.74
-------------------------------------------------------------------------------------------------
   Total risked-based capital                    $1,168,279      14.70      $  967,746     12.56
-------------------------------------------------------------------------------------------------
Total risk-adjusted assets                       $7,946,546                 $7,707,111
-------------------------------------------------------------------------------------------------
Leverage ratio                                                    7.43                      6.93
-------------------------------------------------------------------------------------------------
Tangible Tier I leverage ratio                                    6.72                      6.36
-------------------------------------------------------------------------------------------------

                                                             December 31
-------------------------------------------------------------------------------
                                                    1996        1995      1994
-------------------------------------------------------------------------------
Other Ratios:
Common equity to assets (excluding Capital One)     7.88%       7.87%     7.54%
Internal equity capital generation rate             8.81        7.44      8.86
Common dividend payout ratio                       39.32       42.55     38.61
Book value per share                              $15.38      $14.59    $18.96
===============================================================================

Signet's current capital and liquidity positions are strong and its capital position is adequate to support its business areas. Table 17 details certain risk-based and other capital data. Note J to Consolidated Financial Statements provides a detailed analysis of risk-based ratios at December 31, 1996 and 1995.

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

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking agencies to take prompt corrective action in respect to depository institutions that do not meet minimum capital requirements. FDICIA established five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier depends upon the relationship of its capital levels to various relevant capital measures, which include a risk-based capital measure and a leverage ratio capital measure, and certain other factors. As of December 31, 1996, Signet's banking subsidiary, Signet Bank, met the well-capitalized criteria.

     As detailed in Table 17, the Company's consolidated risk-based capital ratios at December 31, 1996 were 14.70% and 10.78% for Total Capital and Tier I Capital, respectively. The Federal Reserve Board also requires a minimum leverage ratio of 3%. For most corporations, including Signet, the minimum leverage ratio is 3% plus an additional cushion of at least 100 to 200 basis points depending upon risk profiles and other factors. The leverage ratio is calculated by dividing Tier I Capital by the current quarter's total average assets less goodwill and other disallowed intangibles. Signet's leverage ratio at December 31, 1996 was 7.43%. The improvement in these capital ratios from December 31,1995 reflects the impact of issuing $150 million of subordinated bank notes. The Company's total stockholders' equity to assets ratio improved from 7.87% at December 31, 1995 to 7.88% at year-end 1996. For informational purposes, Table 18 details the components of Signet's intangible assets for the past four years and the estimated amortization for the next five years. The increase in goodwill during 1995 was due to the acquisition of the assets of Sheffield Management Company and Sheffield Investments, Inc.

TABLE 18
INTANGIBLE ASSETS (excluding Capital One)
--------------------------------------------------------------------------
                                                December 31
--------------------------------------------------------------------------
(in thousands)                    1996        1995       1994       1993
--------------------------------------------------------------------------
Goodwill                       $ 47,341    $ 53,125     $37,247    $22,833
Core deposit premiums             9,352      12,685      16,019     11,730
Mortgage servicing rights        82,597      58,668      29,431     12,847
--------------------------------------------------------------------------
Total intangible assets        $139,290    $124,478     $82,697    $47,410
==========================================================================

The amortization of goodwill and core deposit premiums is expected to be approximately $9,125 annually over the next five years.

                              DERIVATIVE AND OTHER
                             OFF-BALANCE SHEET RISK

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

    Interest rate swaps, where the Company generally makes variable rate payments and receives fixed rate payments, were entered into to manage the interest rate risk in the Company's existing balance sheet mix. During 1996, the Company's interest rate swaps decreased income on earning assets by $7.5 million and reduced borrowing costs by $17.5 million for a net pre-tax impact of $10.0 million. Of the existing interest rate swaps, $1.9 billion of notional value will mature by 1999 and the rest will mature by 2006. Interest rate floors, with average strike prices of approximately 6% tied to the three-month LIBOR, increased income on earning assets by $0.9 million in 1996. Interest rate floors were purchased to hedge variable rate assets against decreases in interest rates. Maturity dates on the interest rate floors range from 1997-1999. Interest rate caps, with average strike prices of approximately 8.0% tied to the three-month LIBOR, increased borrowing costs by $1.8 million in 1996. Interest rate caps were purchased to hedge variable rate liabilities against increases in interest rates. All interest rate caps matured by the end of 1996. Futures contracts were purchased to hedge interest rate changes on securities available for sale and savings certificates. During 1996, gains and losses on closed contracts had an immaterial impact on income on securities available for sale and expense on savings certificates. As the derivative contracts mature, management will determine the necessity to enter into additional contracts at that time. Refer to Table 19 for a roll forward schedule of interest rate swap activity. The impact of derivative activity on liquidity is discussed in the Liquidity discussion. Refer to Note N and Note O to Consolidated Financial Statements for further details of off-balance sheet risk.
Discussion of the impact of derivative income on operations is included in Note A to Consolidated Financial Statements and the Interest Rate Sensitivity discussion.

TABLE 19
INTEREST SWAPS

--------------------------------------------------------------------
                                   Synthetic      Trading
(notional in millions)             Alteration(a)  Dealer(b)    Total
--------------------------------------------------------------------
Balance At December 31, 1994       $3,324          $277       $3,601
Additions                           6,670           196        6,866
Expirations                         1,005           203        1,208
Transferred to Capital One          6,165                      6,165
--------------------------------------------------------------------
Balance at December 31, 1995        2,824           270        3,094
Additions                             611           209          820
Expirations                         1,268            97        1,365
--------------------------------------------------------------------
Balance at December 31, 1996       $2,167          $382       $2,549
====================================================================

(a) Impacts interest rate sensitivity. Synthetic alteration is risk-management tool used to change the nature of an interest earning asset or interest bearing liability from fixed rate to variable rate or vice versa.
(b) Impacts trading income.

                           INTEREST RATE SENSITIVITY

Signet's interest rate sensitivity position is managed by the Asset and Liability Committee ("ALCO") and monitored through the use of simulations on rate sensitive pre-tax income. Interest rate sensitivity is the relationship between changes in market interest rates and changes in rate sensitive income due to the repricing characteristics of assets and liabilities. For example, in periods of rising rates, banking businesses will experience wider spreads as consumer deposit costs lag increases in market interest rates. Improved spreads due to the lag in pricing on consumer deposits will be partially offset to the extent that the funding cost on the investment portfolio increases. ALCO routinely uses derivatives such as interest rate swaps to manage the Company's interest rate risk.

    ALCO, in managing interest rate sensitivity, also uses simulations to measure the impact that market changes and alternative strategies might have on net interest income and other income exposed to changing rates. Current period maturity, repricing information and projected balance sheet strategies are used to simulate rate sensitivity. The lag effect of consumer deposit rates, determined through historical analysis and forecasting techniques, is also modeled. These simulations show that an immediate and sustained 100 basis point change in interest rates would have less than a 2% impact on rate sensitive income over the next twelve months, reflecting Signet's conservative balance sheet strategy. ALCO operates under a

TABLE 20
INTEREST RATE SENSITIVITY
December 31, 1996


----------------------------------------------------------------------------------------------------------------------------
                                             1-30     31-60      61-90    91-180     Within    180 Days-  >1 Year-    Over
(dollars in millions)                        Days      Days       Days      Days    180 Days    1 Year     5 Years   5 Years
----------------------------------------------------------------------------------------------------------------------------
Earning assets:
  Securities available for sale             $   80    $ 166     $   20    $  103    $   369     $  178     $1,135    $  941
  Loans                                      3,488       46        181       108      3,823        366      1,182       984
  Other earning assets                       1,363       16                           1,379         10         41
----------------------------------------------------------------------------------------------------------------------------
  Total earning assets                       4,931      228        201       211      5,571        554      2,358     1,925
Interest bearing liabilities:
  Deposits:
     Savings(1)                              2,218                                    2,218                 1,389
     Other time                                214      167        134       306        821        468      1,182        58
  Short-term borrowings                      1,916       26         13         1      1,956          3          4
  Long-term borrowings                                   50        100                  150                   100       150
----------------------------------------------------------------------------------------------------------------------------
  Total interest bearing liabilities         4,348      243        247       307      5,145        471      2,675       208
Non-rate related assets and liabilities, net                                                                1,015       894
----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                       583      (15)       (46)      (96)       426         83     (1,332)      823
Impact of interest rate swaps, futures,
  floors and caps                             (586)    (126)    (1,095)     (700)    (2,507)       351      1,966       190
Impact of securitizations and repricing(2)    (135)                                    (135)                  135
----------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap adjusted for
  impact of securitizations, interest rate
  swaps, futures, floors and caps(2)          (138)    (141)    (1,141)     (796)    (2,216)       434        769    $1,013
----------------------------------------------------------------------------------------------------------------------------
Adjusted interest sensitivity gap as a
  percentage of total assets                 (1.18)%  (1.20)%    (9.74)%   (6.79)%   (18.91)%     3.70 %     6.56 %    8.64%
Cumulative adjusted interest sensitivity gap $(138)  $ (279)   $(1,420)  $(2,216)   $(2,216)   $(1,782)   $(1,013)
----------------------------------------------------------------------------------------------------------------------------
Adjusted cumulative interest sensitivity gap
  as a percentage of total assets            (1.18)%  (2.38)%   (12.12)%  (18.91)%   (18.91)%   (15.20)%    (8.64)%
============================================================================================================================

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

     During 1996, as well as at year-end, Signet positioned itself for a declining rate environment. While Table 20 shows a basic 180-day net asset position of $426 million at December 31, 1996, the Company has taken steps to limit its exposure to declining interest rates through the use of derivative products. Execution of these off-balance sheet interest rate and hedging instruments resulted in a 180-day net liability position of $2.2 billion, or 19% of total assets.

     At December 31, 1996, the notional value of the Company's derivative products for the purpose of managing interest rate risk were $2.2 billion of interest rate swaps and $650 million of interest rate floors.

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

     Asset liquidity is generally provided by interest bearing deposits with other banks, federal funds sold and securities purchased under agreements to resell, securities available for sale, loans held for sale and trading account securities. Liability liquidity is measured by the Company's ability to obtain deposits and purchased funds at favorable rates and in adequate amounts and by the length of maturities. Since core deposits are the most stable source of liquidity a bank can have because they are government insured, the high level of average core deposits during 1996 maintained the Company's strong liquidity

TABLE 21
LIQUIDITY RATIOS (excluding Capital One)
----------------------------------------------------------
                                       December 31
----------------------------------------------------------
                                   1996     1995     1994
----------------------------------------------------------
Ratio of liquid assets to:
   Purchased funds                 175.3%   198.0%  194.0%
   Loans                            72.7     85.4    58.0
   Assets                           39.4     42.1    33.5
==========================================================

position. Signet's 1996 average loan balances were entirely funded with core deposits. Signet's equity base, as noted earlier, also provides a stable source of funding. The parent company has not recently relied on the capital markets for funding. The parent company has $50 million principal amount of Floating Rate Subordinated Notes due in 1997 which will be paid off with existing excess cash. As mentioned previously, during the second quarter of 1996, Signet Bank established a $2.5 billion Senior and Subordinated Bank Note facility due from 30 days to 30 years from date of issue. A total of $150 million of subordinated bank notes had been issued under the facility at December 31, 1996.

     For 1996, cash and cash equivalents increased $285 million primarily due to a rise in federal funds sold and securities purchased under resale agreements which more than offset a decline in cash and due from banks. Cash provided by operations was $1.3 billion for this time period resulting mainly from net proceeds from sales of loans held for sale and from securitization of consumer loans. Cash used by investing activities amounted to $1.5 billion principally due to purchases of securities available for sale and an increase in loans, more than offsetting proceeds from sales and maturities of securities available for sale. Cash provided by financing activities amounted to $465 million due to an increase in deposits, short-term borrowings and issuing the subordinated bank notes.

     The Company's future liquidity may be affected by derivative activities. Potential losses are limited to counterparty risk in situations where Signet is owed money; that is, when Signet holds contracts with positive fair values. The Company's net unrealized gain as of December 31, 1996 was $38.8 million. The Company does not expect any losses from counterparties failing to meet their obligations. Also, at December 31, 1996, the Company had unrealized losses on derivative transactions totaling $23.9 million, which if terminated would require a cash outlay. Signet presently has no intention to terminate these contracts. There are no credit concerns related to the Company's obligations and it expects to meet those obligations without default.

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

Recent Accounting Pronouncements

SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in September 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996; thus, Signet will adopt the statement beginning January 1, 1997. The effect of adopting SFAS No. 125 for existing transactions is not expected to have a material impact on the Company's financial position or results of operations. The Company is unable to complete an assessment of the potential financial statement impact of applying the statement to future transactions because the Company participates in a variety of transfers of financial assets, and each transaction structure is unique.

SIGNET BANKING CORPORATION AND SUBSIDIARIES
Management's Discussion and ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
1995 COMPARED TO 1994

     On February 28, 1995, Signet completed the spin-off of substantially all of its credit card business. On March 19, 1996, Signet's management discovered that the Company was one of several major financial institutions that were victims of fraudulent commercial loan transactions which occurred prior to 1996. Management recorded a $35 million commercial fraud loss in non-interest expense at December 31, 1995 ("the fraud loss") and recorded the estimated probable recovery amount of $46 million in other assets as a receivable. For a more detailed discussion of the spin-off and the fraud loss, please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1996 Compared To 1995. In addition to the discussion of consolidated information, pro forma data is provided where it was meaningful to discuss the Company's results excluding Capital One. Consolidated and pro forma results are the same for time periods subsequent to February 28, 1995.

Income Statement Analysis

Signet reported consolidated net income for 1995 of $111.1 million, or $1.86 per share, compared with $149.8 million, or $2.59 per share, in 1994. Consolidated earnings for the year ended December 31, 1995 included the results of Capital One for the two months prior to the spin-off on February 28, 1995 and the $35 million fraud loss. The 1994 consolidated net income reflected a full year of Capital One's operations as well as special pre-tax charges of $92.2 million for restructuring and for terminating certain data processing contracts. Included in the restructuring charges were costs related to an early retirement plan, employee severance and facilities consolidation. On a pro forma basis, 1995 net income increased 71% from $55.8 million to $95.6 million. Pro forma earnings per share rose 65% from $0.97 in 1994 to $1.60. The pro forma 1995 performance reflected a substantial increase in net interest income, primarily resulting from strong growth in the Company's consumer and commercial loan portfolios. The return on assets ("ROA") and the return on common stockholders' equity ("ROE") for the year ended December 31, 1995 were 1.00% and 12.79%, respectively, compared with 1.31% and 14.33% for the same respective ratios in 1994. The pro forma profitability measures reflected the rise in earnings in 1995, resulting in an ROA of 0.90% and an ROE of 11.83%. These ratios compare favorably with the 0.63% ROA and 6.83% ROE achieved in 1994, on a pro forma basis.

     Taxable equivalent net interest income totaled $503.8 million for 1995, a decline of $19.9 million, or 4%, from the $523.7 million recorded in 1994. The decline in net interest income reflected the impact of the spin-off. On a pro forma basis, taxable equivalent net interest income rose $119.9 million in 1995 to $478.7 million primarily due to an improved mix and a higher level of on-balance sheet average earning assets. The pro forma net yield margin for 1995 was 5.07%, a 48 basis point increase from the 4.59% for 1994. This increase in the net yield margin was primarily due to an improvement in the net interest spread. Higher yields and growth in commercial and consumer loans more than offset the rise in funding rates to raise the net yield margin. The pro forma net interest spread of 4.44% for 1995 rose significantly from the 3.96% reported for 1994. The increase resulted from funding rates rising less than the increase in yields on earning assets. The overall yield on earning assets for 1995 was 8.68%, up 147 basis points from 1994, while the rate paid for interest bearing liabilities amounted to 4.24%, up 99 basis points from the previous year.

     Non-interest operating income totaled $277.5 million for 1995, a 51% decline from the $564.6 million for 1994. The drop resulted from a sharp decline in credit card servicing and service charge income due to the spin-off. On a pro forma basis, non-interest operating income amounted to $193.8 million for 1995, a decline of $1.4 million, or less than 1% versus 1994. Two primary reasons for this drop were: 1) prior to the spin-off the entire credit card portfolio retained by Signet was securitized causing the pro forma consumer loan servicing and service charge income to be $13.7 million higher in 1994; and 2) intercompany reimbursements from Capital One for various fixed non-interest expenses prior to the Separation totaled $26.4 million. Signet recognized a $9.6 million gain on the securitization of home equity loans during the fourth quarter of 1995. During 1995, Signet recognized net securities gains of $1.8 million, down from $3.5 million in 1994.

     Non-interest expense decreased $282.4 million from the previous year due in large part to the restructuring and data processing contract termination charges of $92.2 million and the spin-off. On a pro forma basis, non-interest expense also fell, primarily due to the restructuring charges in 1994, offset in part by the fraud loss in 1995. Declines in staff-related expenses were more than offset by increases in costs associated with expanded marketing and testing initiatives throughout the Company. Signet's pro forma efficiency ratio (the ratio of non-interest expense to taxable equivalent operating income) was 72.05% for 1995, compared with 88.15% for 1994. Excluding the 1995 fraud loss and the 1994 restructuring charges, other one-time spin-off related expenses and foreclosed property expense from non-interest expense changed the ratio to 66.88% and 80.30% for the two respective years.

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

     Staff expense (salaries and employee benefits), the largest component of non-interest expense, totaled $225.0 million, a 5% decline from 1994. Salaries dropped 3% and benefits expense fell 12% year-over-year primarily due to the decline in the number of employees mentioned above and favorable experience in benefits expense during 1995. Certain of the non-interest expense categories reflected the costs associated with increased business volume. The $2.1 million increase in supplies and equipment expense was attributable to servicing the expanded consumer loan base. Public relations, sales and advertising expense rose $2.5 million, or 18%, to $15.9 million as Signet expanded its consumer loan solicitation program. Occupancy expense decreased $3.4 million, or 8%, from year-to-year, due to the restructuring mentioned earlier. The $8.0 million, or 47%, drop in deposit insurance assessment from the Federal Deposit Insurance Corporation ("FDIC") reflected the decline in the rates charged by the FDIC effective June 1, 1995. Other non-interest expense rose 64% from 1994 to 1995 primarily due to various servicing agreements with Capital One. These agreements cover servicing for Signet's credit card portfolio, solicitation expense paid by Capital One on Signet's behalf and payment of the difference between the secured card deposits' stated and agreed upon rates.

     The provision for loan losses of $38.7 million represented a significant rise from the 1994 level of $14.5 million. On a pro forma basis, the provision for loan losses totaled $34.8 million for 1995 compared with provision reversals of $16.2 million in 1994. The increase resulted primarily from growth and increased losses in the consumer loan portfolio. On a pro forma basis, net charge-offs doubled to $50.0 million for 1995, compared with $24.9 million for the prior year. In 1995, $13.9 million of the charge-offs resulted from the bulk sale of commercial real estate related loans for which there was sufficient allowance. Of the $30.1 million in real estate gross charge-offs in 1994, approximately $21.0 million were the result of the sale of $102 million of commercial real estate related loans. Commercial loan net charge-offs declined when comparing 1995 with 1994 due to improved credit quality and the generally favorable economic climate. Commercial net charge-offs for the Company totaled $1.2 million, a $2.6 million decrease from the previous year. The 1995 commercial loan charge-offs included $1.3 million related to the loan sale in the second quarter. Consumer loan net charge-offs rose in 1995 as Signet experienced higher charge-offs related to certain risk tests conducted for its "loan-by-check" product. These charge-offs were on loans generated from direct mail solicitations in late 1994 as Signet ran controlled tests to determine the criteria to be used when Signet expands loan-by-check solicitations. The allowance for loan losses at December 31, 1995 was $129.7 million, or 2.39% of year-end loans, compared with the pro forma 1994 year-end allowance of $152.0 million, or 2.67% of loans.

     At December 31, 1995, Signet's loans that were considered to be impaired under SFAS No. 114 were comprised of $32.6 million of non-accrual loans for which the related allowance for loan losses was $10.6 million. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $28.8 million. Collateral dependent loans, which were measured at the fair value of the loan's collateral, made up the majority of impaired loans at December 31, 1995. For the year ended December 31, 1995, no interest income was recorded on non-accrual loans. All interest receipts on impaired loans were applied to the principal.

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

Balance Sheet Review (on a pro forma basis)

On a pro forma basis, average earning assets amounted to $9.4 billion compared with $7.8 billion for 1994, a 21% increase. Adding average securitized loans to both years' pro forma average earning assets and adjusting for loans to be sold to Capital One, in accordance with previously agreed upon terms of the spin-off, resulted in a 15% increase in managed earning assets year-over-year. The portfolios experiencing the largest declines were federal funds sold and securities purchased under agreements to resell ($333 million) and interest bearing deposits with other banks ($218 million), while the securities available for sale and the loan portfolios increased by $378 million and $1.2 billion, respectively. Loans (net of unearned income) for 1995, averaged $5.8 billion, an increase of $1.2 billion, or 27%, from the 1994 level. The consumer, commercial and real estate mortgage-residential loan categories experienced increases in average balances in 1995. Decreases occurred in the real estate-construction and real estate-commercial mortgage categories of the loan portfolio, reflecting the continued successful efforts of the Company to reduce its commercial real estate exposure. The composition of the loan portfolio has been significantly altered over the past three years by strong growth in commercial and consumer loans reflecting positive response to Signet's innovative product offerings. In addition, Signet reduced its overall average commercial real estate loan exposure by $133 million during 1995. Commercial loans, which represented 46% of the total average loan portfolio, averaged $2.6 billion for 1995, an increase of 23% from last year. Consumer loans averaged $2.2 billion for 1995, a 48% increase from 1994, and represented 38% of the total loan portfolio. Real estate-construction loans averaged $225 million, a decrease of 10%, or $25 million, from the 1994 average. Real estate-commercial mortgage loans represented less than 8% of the average loan portfolio in 1995. This category averaged $452 million, a 19% decrease from 1994. Real estate-commercial mortgage loans decreased partially as a result of the sale of approximately $49 million in 1995 and $29 million in 1994 of these loans for which there was sufficient allowance. Real estate-residential mortgage loans increased $143 million, or 146%, from 1994 to average $241 million as a result of growth in mortgages originated by Signet and loans acquired in the Pioneer acquisition. In December, 1995, Signet sold approximately $179 million of adjustable rate mortgage loans at a $3.1 million gain as management anticipated a rise in prepayments on this portfolio as rates declined. Trading account securities averaged $476 million in 1995, up 66% from the $287 million level in 1994. Investment securities rose $61 million on average over 1994 reflecting the purchase of U. S. Government and agency obligations in the fourth quarter of 1994. In December, 1995, as allowed by implementation guidance for SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company reclassified all of its investment securities to securities available for sale. Securities available for sale for 1995 averaged $1.7 billion, an increase of $378 million over the 1994 level. Approximately $233 million of securities were reclassified from investment securities to securities available for sale in December, 1995, as noted above. At December 31, 1995, the securities available for sale portfolio (excluding securities having no maturity) had a remaining average maturity of approximately four years and unrealized gains of $78.8 million and unrealized losses of $12.3 million.

     Average interest bearing liabilities rose 28% to $8.1 billion for 1995, on a pro forma basis. Declines in interest bearing demand, savings certificates, large denomination certificates, other short-term borrowings and long-term borrowings were more than offset by growth in savings accounts, foreign deposits, federal funds and repurchase agreements. Included in savings accounts were deposits held on behalf of Capital One as collateral for Capital One's secured card product. In 1995, average core deposits of $7.1 billion declined less than 2% from the prior year and represented 75% of average earning assets and 123% of average loans. The mix in core deposits changed as depositors responded to volatile interest rates by shortening maturities and transferring from savings certificates into interest bearing demand products. Pro forma non-interest bearing demand deposits declined less than 1%, on average, during 1995.

Risk Elements (on a pro forma basis)

Non-performing assets at year-end 1995 totaled $54.3 million, or 1.0% of loans and foreclosed properties. This compares with $48.5 million, or 0.85%, respectively, at the end of 1994. Overall non-performing real estate assets increased $8.4 million although foreclosed properties dropped $6.7 million. Foreclosed properties totaled $15.8 million at the end of 1995, and were equal to 29% of total non-performing assets and 36% of non-performing real estate assets. Signet sold $9.2 million of foreclosed properties during 1995. The reserve for foreclosed properties was eliminated at December 31, 1994 since management deemed foreclosed properties to be fairly valued on the balance sheet.

     Accruing loans past due 90 days or more as to principal or interest payments totaled $66.4 million and $40.6 million at the end of 1995 and 1994, respectively. Of the 1995 past due student loans, $30.7 million, or 95%, were indirectly government guaranteed and did not represent material loss exposure to Signet. At year-end 1995, management was monitoring $17.1 million of loans for which the ability of the borrower to comply with present repayment terms was uncertain. These loans were not included in the above disclosure.

Funding and Capital (on a pro forma basis)

Average deposits totaled $7.3 billion for 1995, down 2% from 1994. Core deposits averaged $7.1 billion for 1995, virtually unchanged from 1994. Short-term borrowings rose $1.9 billion from 1994 to average $2.1 billion in order to fund the growth in loans. Long-term borrowings averaged $253 million for 1995, a decline of only $1.6 million from 1994.

     At December 31, 1995, stockholders' equity totaled $864 million, an increase of $120 million, or 16%, from the previous year-end pro forma level of $744 million. The increase reflects net retained income for 1995 of $72 million and the issuance of common stock through investor and employee stock purchase plans, as well as the stock option plan, which in total added an additional $13 million in net proceeds to equity. At the time of the spin-off, Signet's stockholders' equity was reduced by $383 million, the amount of Capital One's stockholders' equity less minority interest.

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

     The Company's risk-based capital ratios at December 31, 1995 were 12.56% and 9.82% for Total Capital and Tier I Capital, respectively. Signet's leverage ratio at December 31, 1995 was 6.93%. The decline in these capital ratios from December 31,1994 reflects the impact of the spin-off. However, on a pro forma basis, the Company's total stockholders' equity to assets ratio improved from 7.54% at December 31, 1994 to 7.87% at year-end 1995.
===============================================================================

SIGNET BANKING CORPORATION AND SUBSIDIARIES
1996 FOURTH QUARTER ANALYSIS

Tables 22 through 25, on the following pages, contain selected quarterly financial data for the years ended December 31, 1996 and 1995. In addition to the presentation of consolidated information, pro forma data is provided for the first quarter of 1995 where it was meaningful to disclose the Company's results excluding Capital One. Since Capital One was spun off on February 28, 1995, consolidated and pro forma results are the same for all of 1996 and the second, third and fourth quarters of 1995.

     Consolidated net income for the 1996 fourth quarter was $33.6 million, or $.55 per share, compared with $9.0 million, or $.15 per share, for the fourth quarter of 1995. The 1996 fourth quarter included a $9.3 million gain from the securitization of $405 million of student loans. The 1995 fourth quarter included the $35.0 million fraud loss, as noted previously, as well as a $9.6 million gain related to the securitization of $481 million of equity line loans. The fourth quarter 1996 results represent a 6% increase in net income from the 1995 fourth quarter net income of $31.8 million, or $.53 per share, excluding the fraud loss.

     The quarter ended December 31, 1996 ROA of 1.15% and ROE of 14.69% compares favorably with the fourth quarter 1995 ROA of 0.33% and ROE of 4.18%. The equity-to-assets ratio was 7.88% at December 31, 1996, up from 7.74% and 7.87% at the end of the third quarter of 1996 and year-end 1995, respectively.

     Total revenues (net interest income and non-interest income) for the quarter were $206.3 million, up 11% from the previous quarter and up 12% from the 1995 fourth quarter. Taxable equivalent net interest income totaled $119.0 million for the 1996 fourth quarter, up slightly compared with the $117.4 million reported in the fourth quarter of 1995. The net yield margin for the fourth quarter of 1996 was 4.56%, a 14 basis point decline from the third quarter of 1996, primarily the result of higher funding costs and lower yields on earning assets. The net interest spread of 3.93% for the fourth quarter of 1996 declined 18 basis points from the third quarter of 1996. The fourth quarter 1996 net yield margin decreased 22 basis points from 4.78% in the fourth quarter of 1995. The decline in the net yield margin was principally the result of a deterioration in the net interest spread from 4.16% to 3.93%, as the yield on earning assets fell while funding rates on core deposits rose. The lower yield on earning assets from the same quarter last year was partly due to the securitization of higher yielding home equity line and credit card loans.

     Derivative contracts, used for interest rate risk management purposes, reduced interest on earning assets by $1.7 million, $1.8 million and $3.2 million, and decreased borrowing costs by $4.5 million, $3.7 million and $3.3 million for the fourth quarter of 1996, third quarter of 1996 and fourth quarter of 1995, respectively. The overall increase in the net yield margin as a result of these instruments amounted to 4 and 7 basis points for the fourth and third quarters of 1996, respectively. Interest rate derivative products had minimal impact on the fourth quarter 1995 net yield margin.

     The $29.8 million provision for loan losses in the fourth quarter of 1996 exceeded net charge-offs by $8.3 million for the same period and represented an $11.2 million increase from the 1995 fourth quarter level of $18.6 million. The increase in the provision was tied to the growth in consumer loans, primarily the loan-by-check portfolio. The Company provided $19.0 million for the allowance for loan losses in the 1996 third quarter.

     Net charge-offs amounted to $21.6 million in the fourth quarter of 1996, a $4.6 million rise from the third quarter 1996 level of $17.0 million and up $6.0 million from $15.6 million in the fourth quarter of 1995. The increase in net charge-offs from the third quarter of 1996 was primarily caused by a $2.4 million increase in charge-offs on real estate loans for which sufficient specific allowance had already been provided and a $2.1 million increase in loan-by-check charge-offs. The increase in net charge-offs from the prior year's fourth quarter was primarily caused by a $4.3 million rise in loan-by-check charge-offs along with a $6.3 million increase in real estate loan net charge-offs partially offset by a $3.1 million drop in commercial loan net charge-offs.

     The allowance for loan losses at December 31, 1996 was $136.7 million, or 2.15% of year-end loans, up from $129.7 million, or 2.39% of loans at December 31, 1995 and the September 30, 1996 allowance of $128.5 million, or 2.08% of loans. The December 31, 1996 allowance for loan losses equaled 4.8 times non-performing loans and 3.5 times non-performing assets, an improvement from December 31, 1995 when the allowance for loan losses amounted to 3.4 times non-performing loans and 2.4 times non-performing assets. The rise in the level of the allowance from year-end 1995 resulted primarily from an increase in the allocation for consumer loans, principally the loan-by-check portfolio.

     Non-interest income for the fourth quarter of 1996 totaled $89.6 million, a $21.4 million, or 31%, increase over the fourth quarter of 1995 and the third quarter of 1996. Several factors contributed to the increase in non-interest income in the fourth quarter of 1996 compared to the same quarter of 1995. Consumer loan servicing and service charge income, which includes ongoing gains and servicing income on securitized assets, increased $5.6 million primarily due to the securitization of home equity line loans in December 1995 and credit card loans in early 1996. Non-interest income for the fourth quarter of 1996 benefited from strong trading profits, which were up $13.7 million from the same period last year. Trust and other financial services income increased $1.2 million, or 13%, primarily from a rise in annuity product commissions and mutual fund investment management fees. Both year's fourth quarters benefited from gains from securitizations. The 1996 fourth quarter included a $9.3 million gain from securitizing $405 million of student loans. Gains were realized in the fourth quarter of 1995 related to the home equity line securitization ($9.6 million) and the sale of approximately $179 million of adjustable rate mortgage loans ($3.1 million). In December, 1996, Signet sold its residential mortgage loan production offices for a small gain.

     The $21.4 million rise in non-interest income from the third to the fourth quarter of 1996 resulted mainly from a $9.8 million rise in trading profits as well as the $9.3 million gain from the securitization of $405 million of student loans. Signet also realized a $5.5 million increase in securities available for sale gains from quarter to quarter. The third quarter of 1996 included $6.8 million of revenues earned by Signet's specialty commercial groups.

     Non-interest expense for the fourth quarter of 1996 totaled $125.3 million, an increase of $8.1 million, or 7%, from the fourth quarter of 1995 (excluding the fraud loss) reflecting continued investment in people and systems to build the infrastructure for information based businesses. The largest increase was $11.0 million in staff expense resulting primarily from an increase in the average number of full-time employees and higher incentives due to excellent trading profits. The 1996 year-end number of employees was down from the previous year-end as Signet sold its residential mortgage loan production offices in mid-December of 1996. The $1.7 million rise in external data processing services, the $1.1 million increase in supplies and equipment expense as well as a $0.3 million jump in credit and collection expenses were attributable to servicing the expanded consumer loan base.

     Non-interest expense rose $2.5 million, or 2%, from the third to the fourth quarter of 1996 largely as a result of higher staff expenses. A $2.9 million increase in salaries, mainly from higher incentives due to the outstanding trading profits along with a $1.3 million rise in benefits expense due to a year-to-date change in estimate in the third quarter as health care claims were more favorable than originally projected, caused staff expenses to be up $4.2 million. The one-time $1.6 million charge for the Savings Association Insurance Fund recapitalization recorded in the third quarter partially offset the rise in staff expenses. Signet's efficiency ratio of 62% for the fourth quarter of 1996 was a slight improvement from the 63% reported for the fourth quarter of 1995, excluding the fraud loss. In addition, this ratio improved from 65% for the third quarter of 1996.

     Income tax expense for the fourth quarter of 1996 was $17.5 million, compared with the fourth quarter 1995 expense of $3.9 million and third quarter 1996 expense of $15.1 million. The Company's effective tax rate was approximately 34% for the 1996 third and fourth quarters. The lower tax amount and percentage for the fourth quarter of 1995 was attributable to the fraud loss which caused pre-tax income to be unusually low. Non-taxable income represented a higher percentage of the 1995 fourth quarter pre-tax income, thus driving the tax rate down to 30%.

     Average earning assets totaled $10.4 billion for the fourth quarter of 1996, up $646 million, or 7%, from the fourth quarter of 1995 and up a modest $187 million from the $10.2 billion reported for the third quarter of 1996. Adding average securitized loans to both years' quarterly average earning assets and adjusting for loans to be sold to Capital One, in accordance with previously agreed upon terms of the spin-off, reflected a 13% increase in managed earning assets from the fourth quarter of 1995 compared with the fourth quarter of 1996. Loans (net of unearned income) for the fourth quarter of 1996 averaged $6.3 billion, up $722 million, or 13%, from the fourth quarter 1995 and up $392 million, or 7%, from the third quarter of 1996. Including securitized assets and loans held for securitization, managed loans grew $253 million during the quarter and totaled approximately $7.4 billion at December 31, 1996. From September 30, 1996, to December 31, 1996, the managed consumer loan portfolio increased $149 million, or 5%, as the installment loan portfolio (primarily loan-by-check) grew $84 million and the student loan portfolio (including student loans held for securitization and securitized) increased $31 million. The average amount of commercial loans increased $129 million when comparing the fourth quarter of 1996 to the prior quarter, as Signet continues to successfully grow its leasing portfolio and target certain specialized industries.

     Investment securities declined from a $206 million average in the fourth quarter of 1995 to zero in the fourth quarter of 1996, reflecting the reclassification of all of the Company's investment securities to securities available for sale in December, 1995, as allowed by implementation guidance for SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Average securities available for sale increased $557 million, or 29%, in the fourth quarter of 1996 compared with the average for the same quarter of 1995. Approximately $206 million of this increase resulted from the reclassification of investment securities to securities available for sale in December, 1995, as noted above.

     Interest bearing liabilities averaged $8.9 billion in the fourth quarter of 1996, up $514 million, or 6%, from the fourth quarter of 1995. The increase came from a $370 million rise in average deposits and a $147 million increase in average long-term debt, as Signet Bank issued $150 million of subordinated bank notes in 1996. Average non-interest bearing demand deposits remained relatively level at $1.6 billion when comparing the fourth quarter of 1996 to the same quarter of 1995.

     Non-performing assets at December 31, 1996 totaled $38.8 million, or 0.61% of loans and foreclosed properties, down from $54.3 million, or 1.00%, at December 31, 1995 and $43.9 million, or 0.71%, at September 30, 1996. Accruing loans contractually past due 90 days or more as to principal or interest payments totaled $71.5 million, $66.4 million and $78.0 million as of December 31, 1996, December 31, 1995 and September 30, 1996, respectively.

     At December 31, 1996, stockholders' equity totaled $924 million, an increase of $35 million, or 4%, from the September 30, 1996 level of $889 million as net income, the issuance of common stock and net unrealized gains on securities available for sale exceeded dividends declared. Unrealized gains and losses, net of tax, on securities available for sale increased equity by $9.7 million in the fourth quarter of 1996. The dividends declared during the fourth quarter of 1996 were $11.8 million or $0.21 per common share.

TABLE 22
SELECTED QUARTERLY FINANCIAL INFORMATION
--------------------------------------------------------------------------------

Due to the significance of the spin-off of Capital One on February 28, 1995, pro forma financial information for the first quarter of 1995 is provided below to illustrate Signet's financial results and other data assuming the spin-off occurred prior to January 1, 1995. Consolidated and pro forma results are the same for time periods subsequent to February 28, 1995.


---------------------------------------------------------------------------------------------
                                                                1996
                                             Fourth       Third       Second       First
                                             Quarter     Quarter      Quarter     Quarter
---------------------------------------------------------------------------------------------
Consolidated (dollars in thousands-except per share)
Earnings
Interest income                           $   212,561  $   211,043  $   206,226  $   201,582
Interest expense                               95,842       92,609       88,853       85,348
---------------------------------------------------------------------------------------------
  Net interest income                         116,719      118,434      117,373      116,234
Provision for loan losses                      29,800       19,000       13,794       11,257
---------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                           86,919       99,434      103,579      104,977
Non-interest operating income (1)              84,667       68,758       63,707       57,424
Securities gains (losses)                       4,894         (629)         164          592
Non-interest expense(2)                       125,337      122,855      121,511      115,615
---------------------------------------------------------------------------------------------
Income before income taxes (benefit)           51,143       44,708       45,939       47,378
Applicable income taxes (benefit)              17,498       15,102       15,458       16,183
---------------------------------------------------------------------------------------------
Net income                                     33,645       29,606       30,481       31,195
Net income excluding the commercial
  fraud loss                                   33,645       29,606       30,481       31,195
Per Common Share
  Net income                              $      0.55  $      0.49  $      0.50  $      0.52
  Net income excluding the commercial
     fraud loss                                  0.55         0.49         0.50         0.52
---------------------------------------------------------------------------------------------
Pro Forma (excluding Capital One):
Earnings
  Net interest income (taxable equivalent)$   118,992  $   120,492  $   119,122  $   118,378
  Net interest income                         116,719      118,434      117,373      116,234
  Net income                                   33,645       29,606       30,481       31,195
  Net income excluding the commercial
     fraud loss(3)                             33,645       29,606       30,481       31,195
Per Common Share
  Net income                              $      0.55  $      0.49  $      0.50  $      0.52
  Net income excluding the commercial
     fraud loss(3)                               0.55         0.49         0.50         0.52
  Book value                                    15.38        14.89        14.48        14.39
At Period-end
  Earning assets                          $10,408,563  $10,172,640  $10,227,741  $10,372,978
  Loans (net of unearned income)            6,354,886    6,172,067    5,912,220    5,794,051
  Core Deposits                             7,615,196    7,469,693    7,195,218    7,325,134
  Number of common stockholders                15,111       15,164       15,137       15,176
  Full-time employees                           3,862        4,201        4,221        4,119
  Part-time employees                             941          955        1,003          954
Ratios
  Return on average assets                       1.15%        1.03%        1.08%        1.13%
  Return on average common
     stockholders' equity                       14.69        13.63        14.47        14.60
  Efficiency ratio(4)                           62.31        64.92        66.16        66.23
  Net interest spread                            3.93         4.11         4.19         4.32
  Net yield margin                               4.56         4.70         4.75         4.91
  Total stockholders' equity to assets           7.88         7.74         7.48         7.19
Average Shares Outstanding (in thousands)      61,089       60,738       60,502       60,357
Credit Quality Data
  Non-performing assets                   $    38,800  $    43,851  $    54,864  $    47,203
  Accruing loans past due 90 days or more      81,750       78,033       70,762       65,199
  Net charge-offs(5)                           21,552       16,983       13,785       14,526
  Allowance for loan losses to:
     Non-performing loans                      483.02%      441.17%      371.73%      395.64%
     Non-performing assets                     352.34       292.95       230.46       267.85
     Net loans                                   2.15         2.08         2.14         2.18
  Non-performing assets to loans and
     foreclosed properties                       0.61         0.71         0.92         0.81
  Net loan losses to average loans               1.36         1.15         0.95         1.04
=============================================================================================


--------------------------------------------------------------------------------------------
                                                             1995
                                           Fourth        Third     Second         First
                                           Quarter      Quarter    Quarter       Quarter
--------------------------------------------------------------------------------------------
Consolidated (dollars in thousands-except per share)
Earnings
Interest income                           $   206,989  $   206,743  $   202,735 $   249,532
Interest expense                               91,394       89,799       85,289     106,283
--------------------------------------------------------------------------------------------
  Net interest income                         115,595      116,944      117,446     143,249
Provision for loan losses                      18,604        8,681        4,250       7,180
--------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                           96,991      108,263      113,196     136,069
Non-interest operating income (1)              67,666       46,363       42,692     120,758
Securities gains (losses)                         454          731          247         357
Non-interest expense(2)                       152,191      109,507      111,444     190,926
--------------------------------------------------------------------------------------------
Income before income taxes (benefit)           12,920       45,850       44,691      66,258
Applicable income taxes (benefit)               3,894       15,707       15,005      24,033
--------------------------------------------------------------------------------------------
Net income                                      9,026       30,143       29,686      42,225
Net income excluding the commercial
  fraud loss                                   31,776       30,143       29,686      42,225
Per Common Share
  Net income                              $      0.15  $      0.50  $      0.50 $      0.71
  Net income excluding the commercial
     fraud loss                                  0.53         0.50         0.50        0.71
--------------------------------------------------------------------------------------------
Pro Forma (excluding Capital One):
Earnings
  Net interest income (taxable equivalent)$   117,443  $   119,482  $   120,401 $   121,344
  Net interest income                         115,595      116,944      117,446     118,082
  Net income                                    9,026       30,143       29,686      26,706
  Net income excluding the commercial
     fraud loss(3)                             31,776       30,143       29,686      26,706
Per Common Share
  Net income                              $      0.15  $      0.50  $      0.50 $      0.45
  Net income excluding the commercial
     fraud loss(3)                               0.53         0.50         0.50        0.45
  Book value                                    14.59        14.27        13.90       13.15
At Period-end
  Earning assets                          $ 9,443,028  $ 9,911,356  $ 9,514,318 $ 9,337,761
  Loans (net of unearned income)            5,416,028    5,509,437    5,684,427   5,647,599
  Core Deposits                             7,413,414    7,173,040    7,106,437   7,113,166
  Number of common stockholders                15,166       15,134       15,259      15,374
  Full-time employees                           3,974        3,900        3,743       3,759
  Part-time employees                           1,021        1,049        1,133       1,029
Ratios
  Return on average assets                       0.33%        1.11%        1.14%       1.06%
  Return on average common
     stockholders' equity                        4.18        14.51        15.00       14.34
  Efficiency ratio(4)                           63.47        65.99        68.67       69.95
  Net interest spread                            4.16         4.32         4.50        4.83
  Net yield margin                               4.78         4.96         5.14        5.42
  Total stockholders' equity to assets           7.87         7.59         7.70        7.36
Average Shares Outstanding (in thousands)      60,230       60,146       59,760      59,163
Credit Quality Data
  Non-performing assets                   $    54,303  $    51,504  $    57,447 $    41,597
  Accruing loans past due 90 days or more      66,371       66,232       54,538      42,919
  Net charge-offs(5)                           15,623       12,964       18,593       2,775
  Allowance for loan losses to:
     Non-performing loans                      337.05%      339.92%      297.24%     574.88%
     Non-performing assets                     238.85       251.77       237.60      364.76
     Net loans                                   2.39         2.35         2.40        2.69
  Non-performing assets to loans and
     foreclosed properties                       1.00         0.93         1.01        0.73
  Net loan losses to average loans               1.12         0.89         1.27        0.19
============================================================================================



(1) The fourth quarters of 1996 and 1995 included gains on securitization of loans of $9.3 million and $9.6 million, respectively.
(2) The first quarter of 1995 included $29.1 million of credit card solicitation charges. The fourth quarter of 1995 included the $35.0 million fraud loss.
(3) The fourth quarter of 1995 included the $35.0 million fraud loss.
(4) The efficiency ratio has been adjusted to exclude the fraud loss and foreclosed property expense.
(5) The second quarter of 1995 included approximately $13.9 million of charge-offs related to the sale of approximately $55.0 million of real estate related loans for which there was sufficient allowance.

The "Consolidated" section of the above schedule is a tabulation of the Company's unaudited quarterly results of operations for the years ended December 31, 1996 and 1995.
The Company's common shares are traded on the New York Stock Exchange under the symbol SBK. In addition, shares may be traded in the over-the-counter stock market.

TABLE 23
QUARTER-END BALANCE SHEET TREND

-----------------------------------------------------------------------------------------
(in thousands)                          12/31/96    9/30/96      6/30/96      3/31/96
-----------------------------------------------------------------------------------------
Assets
  Cash and due from banks            $   566,520  $   592,307  $   533,728  $   477,370
  Interest bearing deposits with
     other banks                           3,200        2,211        1,977        2,479
  Federal funds sold and resale
     agreements                          777,999      589,590      599,027    1,048,139
  Trading account securities             546,372      478,631      546,756      487,206
  Loans held for securitization                       300,000      300,000      300,000
  Loans held for sale                    102,826      110,005      320,316      297,147
  Securities available for sale        2,623,280    2,520,136    2,547,445    2,443,956
  Investment securities
  Loans:
     Consumer                          2,300,558    2,221,244    2,016,363    2,086,519
     Commercial                        3,451,230    3,325,278    3,209,292    3,011,812
     Real estate--construction           244,653      250,140      255,822      250,046
     Real estate mortgage--commercial    254,060      275,995      332,856      359,445
     Real estate mortgage--residential   329,466      311,169      258,996      232,322
-----------------------------------------------------------------------------------------
     Gross loans                       6,579,967    6,383,826    6,073,329    5,940,144
     Less: Unearned income              (225,081)    (211,759)    (161,109)    (146,093)
           Allowance for loan losses    (136,707)    (128,459)    (126,442)    (126,433)
-----------------------------------------------------------------------------------------
     Net loans                         6,218,179    6,043,608    5,785,778    5,667,618
  Premises and equipment (net)           184,413      191,402      195,410      201,690
  Interest receivable                    107,504      101,958      116,767      106,094
  Due from broker                                                               299,645
  Other assets                           590,125      562,711      578,609      562,325
-----------------------------------------------------------------------------------------
Total assets                         $11,720,418  $11,492,559  $11,525,813  $11,893,669
=========================================================================================
Liabilities
  Non-interest bearing deposits      $ 1,751,238  $ 1,774,901  $ 1,669,006  $ 1,713,563
  Interest bearing deposits:
     Interest bearing demand           2,955,576    2,739,923    2,530,148    2,585,045
     Savings accounts                    651,544      669,062      705,910      961,171
     Savings certificates              2,256,838    2,285,807    2,290,154    2,065,355
     Large denomination certificates     228,879      204,940      146,500      126,077
     Foreign                              43,267      159,446      138,168      291,382
-----------------------------------------------------------------------------------------
     Total interest bearing deposits   6,136,104    6,059,178    5,810,880    6,029,030
-----------------------------------------------------------------------------------------
     Total deposits                    7,887,342    7,834,079    7,479,886    7,742,593
  Securities sold under repurchase
     agreements                        1,467,565    1,356,190    1,767,963    1,228,482
  Federal funds purchased                495,171      799,376      948,969    1,002,344
  Other short-term borrowings
  Long-term borrowings                   400,014      400,018      250,021      252,974
  Interest payable                        30,507       31,134       26,010       24,873
  Due to broker                          300,000                                600,812
  Other liabilities                      215,704      182,288      190,616      186,938
-----------------------------------------------------------------------------------------
     Total liabilities                10,796,303   10,603,085   10,663,465   11,039,016
Stockholders' Equity
  Common stock                           300,387      298,622      297,819      296,936
  Capital surplus, net                   209,327      207,180      204,763      202,513
  Retained earnings                      399,268      378,204      360,529      341,946
  Unrealized gains on
     securities available for
     sale, net of deferred taxes          15,133        5,468         (763)      13,258
-----------------------------------------------------------------------------------------
     Total stockholders' equity          924,115      889,474      862,348      854,653
-----------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity               $11,720,418  $11,492,559  $11,525,813  $11,893,669
=========================================================================================



----------------------------------------------------------------------------------------
(in thousands)                        12/31/95      9/30/95     6/30/95      3/31/95
----------------------------------------------------------------------------------------
Assets
  Cash and due from banks            $   599,113  $   498,193  $   529,205  $   541,946
  Interest bearing deposits with
     other banks                           3,129        1,712       14,610       33,523
  Federal funds sold and resale
     agreements                          460,217      425,305      638,641      772,865
  Trading account securities             478,723      464,950      439,737      490,266
  Loans held for securitization          389,700      750,000      450,300      150,000
  Loans held for sale                    361,260      267,535      259,372      159,224
  Securities available for sale        2,333,971    2,195,180    1,651,554    1,692,387
  Investment securities                               297,237      375,677      391,897
  Loans:
     Consumer                          1,751,274    1,776,434    2,116,882    2,229,957
     Commercial                        3,090,904    2,982,401    2,820,339    2,577,674
     Real estate--construction           236,103      237,271      227,531      211,097
     Real estate mortgage--commercial    366,698      406,102      433,701      505,717
     Real estate mortgage--residential   122,584      248,145      224,433      225,477
----------------------------------------------------------------------------------------
     Gross loans                       5,567,563    5,650,353    5,822,886    5,749,922
     Less: Unearned income              (151,535)    (140,916)    (138,459)    (102,323)
           Allowance for loan losses    (129,702)    (129,672)    (136,497)    (151,729)
----------------------------------------------------------------------------------------
     Net loans                         5,286,326    5,379,765    5,547,930    5,495,870
  Premises and equipment (net)           192,431      180,549      166,731      160,672
  Interest receivable                    104,437       98,000       90,190       75,082
  Due from broker
  Other assets                           768,558      534,689      458,370      513,994
----------------------------------------------------------------------------------------
Total assets                         $10,977,865  $11,093,115  $10,622,317  $10,477,726
========================================================================================
Liabilities
  Non-interest bearing deposits      $ 1,726,378  $ 1,603,922  $ 1,647,309  $ 1,533,797
  Interest bearing deposits:
     Interest bearing demand           2,441,125    2,402,077    2,358,788    2,405,637
     Savings accounts                  1,395,514    1,338,824    1,291,289    1,224,393
     Savings certificates              1,850,397    1,828,217    1,809,051    1,949,339
     Large denomination certificates     129,711       99,890       99,020      100,987
     Foreign                              49,846       80,318       96,084      183,337
----------------------------------------------------------------------------------------
     Total interest bearing deposits   5,866,593    5,749,326    5,654,232    5,863,693
----------------------------------------------------------------------------------------
     Total deposits                    7,592,971    7,353,248    7,301,541    7,397,490
  Securities sold under repurchase
     agreements                        1,124,105    1,153,479    1,229,433    1,202,629
  Federal funds purchased                780,193    1,285,918      816,946      521,295
  Other short-term borrowings                                                   105,408
  Long-term borrowings                   253,033      253,129      253,222      253,550
  Interest payable                        19,460       23,455       18,030       26,047
  Due to broker                          125,000
  Other liabilities                      219,154      181,514      185,140      199,831
----------------------------------------------------------------------------------------
     Total liabilities                10,113,916   10,250,743    9,804,312    9,706,250
Stockholders' Equity
  Common stock                           296,044      295,244      294,175      293,298
  Capital surplus, net                   200,093      197,911      195,899      193,986
  Retained earnings                      322,614      325,416      305,296      285,603
  Unrealized gains on
     securities available for
     sale, net of deferred taxes          45,198       23,801       22,635       (1,411)
----------------------------------------------------------------------------------------
     Total stockholders' equity          863,949      842,372      818,005      771,476
----------------------------------------------------------------------------------------
Total liabilities and
  stockholders' equity               $10,977,865  $11,093,115  $10,622,317  $10,477,726
========================================================================================


TABLE 24
QUARTERLY AVERAGE BALANCE SHEET TREND (excluding Capital One)


------------------------------------------------------------------------------------------------
                                                            Three Months Ended
------------------------------------------------------------------------------------------------
(in thousands)                                12/31/96      9/30/96     6/30/96      3/31/96
------------------------------------------------------------------------------------------------
Assets
Earning assets
   Interest bearing deposits with
     other banks                            $    14,779  $     8,322  $     2,862  $    12,633
   Federal funds sold and resale
     agreements                                 621,548      632,373      703,429      591,396
   Trading account securities                   516,477      534,483      493,912      506,040
   Loans held for securitization                283,696      300,000      300,000      330,557
   Loans held for sale                          145,687      322,318      381,530      389,569
   Securities available for sale              2,488,683    2,477,984    2,379,317    2,309,330
   Investment securities-taxable
   Investment securities-nontaxable
   Loans (net of unearned income):
     Consumer                                 2,298,475    2,061,732    2,055,518    1,906,768
     Commercial                               3,161,213    3,031,863    2,923,535    2,892,389
     Real estate--construction                  248,339      250,921      252,540      245,237
     Real estate mortgage--commercial           272,376      291,124      348,219      357,989
     Real estate mortgage--residential          339,652      292,405      234,634      164,087
------------------------------------------------------------------------------------------------
        Total loans                           6,320,055    5,928,045    5,814,446    5,566,470
------------------------------------------------------------------------------------------------
           Total earning assets              10,390,925   10,203,525   10,075,496    9,705,995
Non-rate related assets:
   Cash and due from banks                      469,854      473,638      514,523      529,040
   Allowance for loan losses                   (132,385)    (126,539)    (126,569)    (128,503)
   Premises and equipment (net)                 189,320      194,211      197,471      196,314
   Other assets                                 692,199      684,580      685,761      764,784
------------------------------------------------------------------------------------------------
Total assets                                $11,609,913  $11,429,415  $11,346,682  $11,067,630
------------------------------------------------------------------------------------------------
Liabilities and Stockholders'
Equity Interest bearing liabilities:
   Deposits:
     Interest bearing demand                $ 2,830,942  $ 2,654,412  $ 2,537,684  $ 2,474,573
     Savings accounts                           658,926      687,441      949,193    1,248,406
     Savings certificates                     2,269,278    2,288,185    2,158,040    1,949,398
     Large denomination certificates            227,394      180,640      126,537      111,194
     Foreign                                    144,797      187,614      179,726       93,435
------------------------------------------------------------------------------------------------
        Total interest bearing deposits       6,131,337    5,998,292    5,951,180    5,877,006
   Federal funds and repurchase
     agreements                               2,335,823    2,507,844    2,491,809    2,205,733
   Other short-term borrowings
   Long-term borrowings                         400,016      274,419      250,606      252,991
------------------------------------------------------------------------------------------------
        Total interest bearing liabilities    8,867,176    8,780,555    8,693,595    8,335,730
Non-interest bearing liabilities:
   Demand deposits                            1,577,660    1,570,541    1,574,282    1,674,258
   Other liabilities                            253,806      214,518      231,798      198,254
Common stockholders' equity                     911,271      863,801      847,007      859,388
------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity  $11,609,913  $11,429,415  $11,346,682  $11,067,630
================================================================================================


---------------------------------------------------------------------------------------------
                                                              Three Months Ended
---------------------------------------------------------------------------------------------
(in thousands)                               12/31/95      9/30/95       6/30/95    3/31/95
---------------------------------------------------------------------------------------------
Assets
Earning assets
   Interest bearing deposits with
     other banks                            $     7,077  $     8,136   $   22,799  $    89,749
   Federal funds sold and resale
     agreements                                 538,752      469,512      532,922      812,447
   Trading account securities                   469,665      464,254      553,080      418,011
   Loans held for securitization                623,801      425,543      153,300        1,667
   Loans held for sale                          369,802      312,734      234,107       94,718
   Securities available for sale              1,932,161    1,712,148    1,679,836    1,494,844
   Investment securities-taxable                154,857      230,852      235,514      214,027
   Investment securities-nontaxable              50,812      106,860      146,867      157,609
   Loans (net of unearned income):
     Consumer                                 1,824,487    2,182,724    2,349,345    2,505,854
     Commercial                               2,863,087    2,747,241    2,553,554    2,362,850
     Real estate--construction                  242,094      230,364      217,685      207,805
     Real estate mortgage--commercial           387,273      423,622      480,112      520,340
     Real estate mortgage--residential          281,250      241,066      236,107      204,888
----------------------------------------------------------------------------------------------
        Total loans                           5,598,191    5,825,017    5,836,803    5,801,737
----------------------------------------------------------------------------------------------
           Total earning assets               9,745,118    9,555,056    9,395,228    9,084,809
Non-rate related assets:
   Cash and due from banks                      543,776      533,901      509,633      503,217
   Allowance for loan losses                   (125,658)    (133,144)    (144,407)    (151,757)
   Premises and equipment (net)                 188,689      174,691      164,536      160,217
   Other assets                                 630,085      625,258      561,476      598,458
----------------------------------------------------------------------------------------------
Total assets                                $10,982,010  $10,755,762  $10,486,466  $10,194,944
==============================================================================================
Liabilities and Stockholders'
Equity Interest bearing liabilities:
   Deposits:
     Interest bearing demand                $ 2,406,323  $ 2,379,104  $ 2,378,621  $ 2,416,303
     Savings accounts                         1,372,400    1,315,832    1,255,593    1,188,584
     Savings certificates                     1,800,643    1,791,296    1,876,689    1,943,788
     Large denomination certificates            104,933      100,367       92,660      123,864
     Foreign                                     77,306      116,204      146,829       83,737
----------------------------------------------------------------------------------------------
        Total interest bearing deposits       5,761,605    5,702,803    5,750,392    5,756,276
   Federal funds and repurchase
     agreements                               2,338,713    2,201,617    1,950,959    1,512,558
   Other short-term borrowings                                             30,098      195,275
   Long-term borrowings                         253,085      253,174      253,427      253,596
----------------------------------------------------------------------------------------------
        Total interest bearing liabilities    8,353,403    8,157,594    7,984,876    7,717,705
Non-interest bearing liabilities:
   Demand deposits                            1,584,375    1,557,185    1,497,770    1,515,423
   Other liabilities                            188,036      216,792      210,092      206,520
Common stockholders' equity                     856,196      824,191      793,728      755,296
----------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity  $10,982,010  $10,755,762  $10,486,466  $10,194,944
==============================================================================================

TABLE 25
QUARTERLY INCOME TREND (excluding Capital One)

------------------------------------------------------------------------------------------------------------------------------------
                                                                           Three Months Ended
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                     12/31/96    9/30/96   6/30/96   3/31/96  12/31/95   9/30/95   6/30/95    3/31/95
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees:
        Consumer                                    $ 62,188   $ 55,516  $ 54,725  $ 53,062  $ 52,026  $ 60,296  $ 62,068  $ 70,095
        Commercial                                    61,509     59,691    56,568    55,352    56,128    53,703    50,358    46,365
        Real estate--construction                      5,991      6,085     6,064     6,062     6,402     6,080     5,628     5,152
        Real estate--commercial mortgage               5,552      6,036     7,710     8,150     8,856     9,358    11,276    12,131
        Real estate--residential mortgage              6,496      5,701     4,176     3,204     5,628     5,011     5,074     4,279
------------------------------------------------------------------------------------------------------------------------------------
                Total loans, including fees          141,736    133,029   129,243   125,830   129,040   134,448   134,404   138,022
   Interest bearing deposits with other banks            183        106        43       154       102       127       358     1,316
   Federal funds sold and resale agreements            8,648      8,793     9,543     8,188     8,025     7,166     8,232    12,029
   Trading account securities                          8,090      8,383     7,865     8,122     7,736     7,410     8,936     6,718
   Loans held for securitization                       5,611      6,005     5,992     7,419    14,262    11,561     6,420        73
   Loans held for sale                                 2,525      8,441     9,579    10,086     8,635     7,785     5,858     1,479
   Securities available for sale                      45,768     46,286    43,961    41,783    35,442    31,963    31,342    26,512
   Investment securities--taxable                                                               2,797     4,190     4,257     3,811
   Investment securities--nontaxable                                                              950     2,093     2,928     3,139
------------------------------------------------------------------------------------------------------------------------------------
        Total interest income                        212,561    211,043   206,226   201,582   206,989   206,743   202,735   193,099
Interest expense:
   Interest bearing demand                            24,688     21,230    18,209    18,080    18,677    18,667    18,643    18,099
   Savings accounts                                    4,399      4,607     7,530    11,495    13,426    12,785    11,800    10,727
   Savings certificates                               27,047     27,227    25,395    22,535    21,381    22,070    20,747    17,147
   Large denomination certificates                     3,261      2,566     1,731     1,525     1,451     1,332     1,186     1,529
   Foreign                                             1,961      2,583     2,415     1,279     1,138     1,721     2,235     1,253
------------------------------------------------------------------------------------------------------------------------------------
        Total interest on deposits                    61,356     58,213    55,280    54,914    56,073    56,575    54,611    48,755
   Securities sold under repurchase agreements        19,085     19,329    17,084    14,511    16,343    14,689    13,880    11,732
   Federal funds purchased                             9,238     10,939    12,693    11,809    14,874    14,211    12,266     7,295
   Other short-term borrowings                                                                                        413     2,761
Long-term borrowings                                   6,163      4,128     3,796     4,114     4,104     4,324     4,119     4,474
------------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                        95,842     92,609    88,853    85,348    91,394    89,799    85,289    75,017
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                  116,719    118,434   117,373   116,234   115,595   116,944   117,446   118,082
Provision for loan losses                             29,800     19,000    13,794    11,257    18,604     8,681     4,250     3,251
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses   86,919     99,434   103,579   104,977    96,991   108,263   113,196   114,831
Non-interest income:
   Service charges on deposit accounts                17,198     17,180    17,100    16,231    16,816    17,732    17,212    16,471
   Consumer loan servicing and service charge income  12,056     11,439    15,276    12,156     6,468     2,511     1,633     2,551
   Trust and other financial services income          10,708     10,308    10,108     9,605     9,460     8,680     7,104     7,096
   Gain on securitization of loans                     9,254                                    9,562
   Other                                              35,451     29,831    21,223    19,432    25,360    17,440    16,743    10,941
------------------------------------------------------------------------------------------------------------------------------------
        Non-interest operating income                 84,667     68,758    63,707    57,424    67,666    46,363    42,692    37,059
   Securities available for sale gains (losses)        4,894       (629)      164       592        20       166       244       102
   Investment securities gains                                                                    434       565         3       255
------------------------------------------------------------------------------------------------------------------------------------
        Total non-interest income                     89,561     68,129    63,871    58,016    68,120    47,094    42,939    37,416
Non-interest expense:
   Salaries                                           57,513     54,605    52,302    48,700    48,932    45,792    43,668    42,638
   Employee benefits                                  10,129      8,811    10,466    12,401     7,723    10,517    12,076    13,698
   Supplies and equipment                             10,654     10,036     9,985     9,605     9,513     9,384     8,715     8,558
   Occupancy                                           9,576      9,045     9,520    10,194     9,572     9,635     9,434     9,843
   External data processing services                   9,002      7,992     8,333     7,146     7,289     6,868     6,748     6,210
   Travel and communications                           5,645      6,231     6,706     5,920     7,208     6,138     5,604     5,594
   Commercial fraud loss                                                                       35,000
   Other                                              22,818     26,135    24,199    21,649    26,954    21,173    25,199    24,837
------------------------------------------------------------------------------------------------------------------------------------
        Total non-interest expense                   125,337    122,855   121,511   115,615   152,191   109,507   111,444   111,378
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                            51,143     44,708    45,939    47,378    12,920    45,850    44,691    40,869
Applicable income taxes                               17,498     15,102    15,458    16,183     3,894    15,707    15,005    14,163
------------------------------------------------------------------------------------------------------------------------------------
Net income                                          $ 33,645  $  29,606  $ 30,481  $ 31,195  $  9,026  $ 30,143  $ 29,686  $ 26,706
------------------------------------------------------------------------------------------------------------------------------------

TABLE 26
STATEMENT OF CONSOLIDATED INCOME (excluding Capital One)

-----------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------
(in thousands) (unaudited)                                  1996               1995             1994            1993
-----------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees:
     Consumer                                             $225,491          $244,485         $128,570          $ 87,286
     Commercial                                            233,120           206,554          163,195           157,157
     Real estate--construction                              24,202            23,262           20,977            31,570
     Real estate--commercial mortgage                       27,448            41,621           47,520            44,830
     Real estate--residential mortgage                      19,577            19,992            8,399             7,634
-----------------------------------------------------------------------------------------------------------------------
       Total loans, including fees                         529,838           535,914          368,661           328,477
   Interest bearing deposits with other banks                  486             1,903           11,441            12,031
   Federal funds sold and resale agreements                 35,172            35,452           42,279            23,196
   Trading account securities                               32,460            30,800           21,487            31,297
   Loans held for securitization                            25,027            32,316
   Loans held for sale                                      30,631            23,757           13,010            16,875
   Securities available for sale                           177,798           125,259           72,113            17,064
   Investment securities-taxable                                              15,055            4,305            93,538
   Investment securities-nontaxable                                            9,110           15,843            21,390
-----------------------------------------------------------------------------------------------------------------------
       Total interest income                               831,412           809,566          549,139           543,868
Interest expense:
   Interest bearing demand                                  82,207            74,086           67,694            68,007
   Savings accounts                                         28,031            48,738           33,461            24,079
   Savings certificates                                    102,204            81,345           66,352            58,514
   Large denomination certificates                           9,083             5,498            7,382            10,970
   Foreign                                                   8,238             6,347            4,422             6,627
-----------------------------------------------------------------------------------------------------------------------
       Total interest on deposits                          229,763           216,014          179,311           168,197
   Securities sold under repurchase agreements              70,009            56,644
   Federal funds purchased                                  44,679            48,646            3,213
   Other short-term borrowings                                                 3,174            4,896            21,513
   Long-term borrowings                                     18,201            17,021           16,685            16,681
-----------------------------------------------------------------------------------------------------------------------
       Total interest expense                              362,652           341,499          204,105           206,391
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                        468,760           468,067          345,034           337,477
Provision for loan losses                                   73,851            34,786          (16,229)           13,256
-----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        394,909           433,281          361,263           324,221
Non-interest income:
   Service charges on deposit accounts                      67,709            68,231           66,141            64,471
   Consumer loan servicing and service charge income        50,927            13,163           26,834            30,656
   Trust and investment management income                   40,729            32,340           28,085            24,702
   Gain on securitization of loans                           9,254             9,562
   Other                                                   105,937            70,484           74,145            73,988
-----------------------------------------------------------------------------------------------------------------------
       Non-interest operating income                       274,556           193,780          195,205           193,817
   Securities available for sale gains                       5,021               532            3,413             3,913
   Investment securities gains                                                 1,257               46               405
-----------------------------------------------------------------------------------------------------------------------
       Total non-interest income                           279,577           195,569          198,664           198,135
Non-interest expense:
   Salaries                                                213,120           181,030          186,216           173,710
   Employee benefits                                        41,807            44,014           50,039            55,492
   Supplies and equipment                                   40,280            36,170           34,045            32,587
   Occupancy                                                38,335            38,484           41,869            39,094
   External data processing services                        32,473            27,115           27,660            27,344
   Travel and communications                                24,502            24,544           22,758            17,800
   Commercial fraud loss                                                      35,000
   Restructuring charges                                                                       43,212
   Other                                                    94,801            98,163           82,510            98,009
-----------------------------------------------------------------------------------------------------------------------
       Total non-interest expense                          485,318           484,520          488,309           444,036
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 189,168           144,330           71,618            78,320
Applicable income taxes                                     64,241            48,769           15,775            14,391
-----------------------------------------------------------------------------------------------------------------------
Net income                                                $124,927         $  95,561        $  55,843         $  63,929
=======================================================================================================================

TABLE 27
SELECTED FINANCIAL DATA(1)

----------------------------------------------------------------------------------------------------------------------
                                                     1996         1995      1994       1993          1992         1991
----------------------------------------------------------------------------------------------------------------------
Summary of Operations (dollars in thousands-except per share)
Net interest income-taxable equivalent              $476,984    $503,837   $523,717   $545,093     $454,912   $420,026
Less: taxable equivalent adjustment                    8,224      10,603     13,706     15,753       19,302     22,056
----------------------------------------------------------------------------------------------------------------------
Net interest income                                  468,760     493,234    510,011    529,340      435,610    397,970
Provision for loan losses (2)                         73,851      38,715     14,498     47,286       67,794    287,484
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses  394,909     454,519    495,513    482,054      367,816    110,486
Non-interest operating income (3)                    274,556     277,479    564,624    361,118      280,988    248,537
Securities available for sale gains                    5,021         532      3,413      3,913       10,504     94,666
Investment securities gains (losses)                               1,257         46        405      (17,951)    (1,445)
----------------------------------------------------------------------------------------------------------------------
Total non-interest income                            279,577     279,268    568,083    365,436      273,541    341,758
Non-interest expense (4)                             485,318     564,068    846,423    598,316      499,239    508,925
----------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefit)          189,168     169,719    217,173    249,174      142,118    (56,681)
Applicable income taxes (benefit) (5)                 64,241      58,639     67,339     74,760       32,918    (30,934)
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $124,927    $111,080   $149,834   $174,414     $109,200   $(25,747)
======================================================================================================================
Per common share:
   Net income (loss)                                $   2.06    $   1.86   $   2.59   $   3.06     $   1.96   $  (0.48)
   Cash dividends declared (6)                          0.81        0.79       1.00       0.80         0.45       0.30
   Book value at year-end                              15.38       14.59      18.96      17.04        14.77      13.17
Average shares outstanding (in thousands)             60,672      59,826     57,863     56,920       55,727     53,994
----------------------------------------------------------------------------------------------------------------------
Selected Average Balances (dollars in millions)
Assets                                              $ 11,364    $ 11,134   $ 11,469   $ 11,617     $ 11,168   $ 11,534
Earning assets                                        10,095       9,919     10,152     10,553       10,181     10,538
Loans (net of unearned income)                         5,908       6,120      6,408      6,206        5,618      6,071
Deposits                                               7,589       7,367      7,747      7,733        7,886      8,362
Long-term borrowings                                     295         233        255        287          298        318
Interest bearing liabilities                           8,670       8,501      8,606      9,121        9,000      9,506
Common stockholders' equity                              870         868      1,046        889          768        750
----------------------------------------------------------------------------------------------------------------------
Selected Year-End Balances (dollars in millions)
Assets                                              $ 11,720    $ 10,978   $ 12,931   $ 11,849     $ 12,093   $ 11,239
Earning assets                                        10,409       9,443     11,479     10,745       11,010      9,443
Loans (net of unearned income)                         6,355       5,416      7,924      6,310        5,809      5,884
Deposits                                               7,887       7,593      7,822      7,821        7,823      8,481
Long-term borrowings                                     400         253        254        266          298        299
Interest bearing liabilities                           8,499       8,024      9,846      9,167        9,684      9,031
Common stockholders' equity                              924         864      1,111        965          827        712
----------------------------------------------------------------------------------------------------------------------
Operating Ratios
Net income to:
   Average common stockholders' equity                 14.35%      12.79%     14.33%     19.62%       14.22%       N/M
   Average assets                                       1.10        1.00       1.31       1.50         0.98        N/M
Stockholders' equity to assets (average)                7.66        7.80       9.12       7.65         6.88       6.50%
Loans to deposits (average)                            77.86       83.07      82.72      80.26        71.24      72.60
Net loan losses to average loans                        1.13        0.87       0.71       0.91         2.34       2.03
Net interest spread (7)                                 4.14        4.45       4.63       4.76         4.05       3.40
Net yield margin (7)                                    4.73        5.08       5.16       5.17         4.47       3.98
At year-end:
   Allowance for loan losses to loans                   2.15        2.39       2.78       4.01         4.57       5.60
   Allowance for loan losses to non-
     performing loans                                 483.02      337.05     846.32     342.63       228.25     156.84
----------------------------------------------------------------------------------------------------------------------

(1) Signet spun off Capital One on February 28, 1995. The amounts of pre-tax income related to Capital One were as follows: 1995--$27.4 million; 1994--$146.8 million; 1993--$170.9 million; 1992--$48.9 million; and
    1991--$53.5 million.
(2) 1991 included a special provision of $146.6 million to accelerate the reduction of real estate assets.
(3) 1996 included a $9.3 million gain on securitization of student loans, 1995 included a $9.6 million gain on securitization of home equity loans and $7.2 million related to the implementation of SFAS No. 122.
(4) 1993, 1992 and 1991 included provisions of $7.4 million, $15.5 million and $71.9 million, respectively, to the reserve for foreclosed properties, which had December 31, 1993, 1992 and 1991 balances of $5.7 million, $10.6 million and $41.6 million, respectively. 1995, 1994, 1993, 1992, and 1991 included $29.1 million, $100.9 million, $55.8 million, $23.1 million, and $14.6 million, respectively, of Capital One credit card solicitation expenses. 1994 included a $49.0 million contract termination fee and $43.2 million of restructuring charges. 1995 included the $35.0 million fraud loss.
(5) Income taxes (benefit) applicable to net securities available for sale gains and investment securities gains (losses) were as follows: 1996--$1.8 million; 1995--$0.7 million; 1994--$1.2 million; 1993--$1.5 million;
    1992--($2.5) million; and 1991--$32.9 million. Additionally, 1992 included $6.3 million of recaptured alternative minimum tax.
(6) In March, 1991, Signet announced that, thereafter, its dividend declaration would be made in the month following the end of each quarter instead of in the last month of each quarter. As a result, 1991 included only three dividend declarations; however, four dividend payments were made.
(7) Net interest spread and net yield margin were calculated on a taxable equivalent basis, using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

TABLE 28
NET INTEREST INCOME ANALYSIS
taxable equivalent basis (1)


------------------------------------------------------------------------------------------------------------------------------------
                                                                    1996 vs 1995                             1995 vs 1994
                                             Year Ended             ------------            Year Ended       ------------
                                             December 31      Increase    Change due to (3) December 31 Increase   Change due to (3)
(in thousands)                              1996      1995    (Decrease)  Volume    Rates      1994     (Decrease)   Volume   Rates
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
Loans, including fees:(2)
   Consumer                                $225,491  $292,024  $(66,533) $(53,312) $(13,221) $342,670  $(50,646) $(86,336)  $35,690
   Commercial                               238,232   209,765    28,467    29,422      (955)  165,372    44,393    38,501     5,892
   Real estate--construction                 24,202    23,263       939     2,456    (1,517)   21,007     2,256    (2,252)    4,508
   Real estate--commercial mortgage          29,280    44,275   (14,995)  (12,584)   (2,411)   50,254    (5,979)  (10,281)    4,302
   Real estate--residential mortgage         19,577    19,992      (415)    1,349    (1,764)    8,399    11,593    11,882      (289)
------------------------------------------------------------------------------------------------------------------------------------
     Total loans                            536,782   589,319   (52,537)  (19,932)  (32,605)  587,702     1,617   (27,043)   28,660
Interest bearing deposits with other banks      486     2,025    (1,539)   (1,255)     (284)   11,512    (9,487)  (12,269)    2,782
Federal funds and resale agreements          35,172    38,732    (3,560)     (374)   (3,186)   44,294    (5,562)  (17,472)   11,910
Trading account securities                   32,460    30,800     1,660     2,333      (673)   21,487     9,313    12,555    (3,242)
Loans held for securitization                25,027    36,448   (11,421)   (3,526)   (7,895)   41,015    (4,567)   (9,625)    5,058
Loans held for sale                          30,631    23,757     6,874     5,439     1,435    13,010    10,747     3,972     6,775
Securities available for sale               179,078   126,717    52,361    51,005     1,356    73,409    53,308    24,415    28,893
Investment securities--taxable                         15,190   (15,190)  (15,190)              4,395    10,795    10,341       454
Investment securities--nontaxable                      13,614   (13,614)  (13,614)             23,895   (10,281)   (9,695)     (586)
------------------------------------------------------------------------------------------------------------------------------------
     Total interest income                  839,636   876,602   (36,966)   15,385   (52,351)  820,719    55,883   (19,254)   75,137
Interest expense:
Interest bearing demand                      82,207    74,086     8,121     7,123       998    67,694     6,392    (7,513)   13,905
Savings accounts                             28,031    48,738   (20,707)  (13,483)   (7,224)   33,461    15,277     9,513     5,764
Savings certificates                        102,204    81,345    20,859    14,470     6,389    61,377    19,968    (4,169)   24,137
Large denomination certificates               9,083    11,669    (2,586)   (1,997)     (589)   14,527    (2,858)   (6,516)    3,658
Foreign                                       8,238     6,347     1,891     2,519      (628)   10,071    (3,724)   (6,893)    3,169
------------------------------------------------------------------------------------------------------------------------------------
     Total interest on deposits             229,763   222,185     7,578     6,029     1,549   187,130    35,055   (11,395)   46,450
Federal funds and repurchase agreements     114,688   109,961     4,727    15,714   (10,987)   65,894    44,067    17,530    26,537
Other short-term borrowings                            15,302   (15,302)  (15,302)             27,293   (11,991)  (16,091)    4,100
Long-term borrowings                         18,201    25,317    (7,116)   (4,520)   (2,596)   16,685     8,632     7,566     1,066
------------------------------------------------------------------------------------------------------------------------------------
     Total interest expense                 362,652   372,765   (10,113)    7,446   (17,559)  297,002    75,763    (3,673)   79,436
------------------------------------------------------------------------------------------------------------------------------------
     Net interest income                   $476,984  $503,837  $(26,853) $  8,711  $(35,564) $523,717  $(19,880) $(11,861)  $(8,019)
====================================================================================================================================


(1) Total income from earning assets includes the effects of taxable equivalent adjustments using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.

(2) Includes fees on loans of approximately $19,673, $25,938 and $30,497 for 1996, 1995, and 1994, respectively.

(3) The change in interest due to both volume and rates has been allocated in proportion to the relationship of the absolute dollar amounts of the change in each. The changes in income and expense are calculated independently for each line in the schedule. The totals for the volume and rate columns are not the sum of the individual lines. 50


TABLE 29
CHANGES IN ALLOWANCE FOR LOAN LOSSES


-----------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       1996         1995         1994         1993          1992
------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                              $129,702      $220,519     $253,313     $265,536     $329,371
Provision for loan losses                                   73,851        38,715       14,498       47,286       67,794
Transfer to loans held for securitization/sale                            (7,871)      (4,869)      (2,902)
Addition arising from acquisition                                                       3,327
Transfer to Capital One Financial Corporation                            (68,516)
Loans charged-off:
   Consumer                                                 54,332        37,483       34,600       41,475       48,185
   Commercial                                                3,647         5,740        9,827       17,832       33,238
   Real estate--construction                                 6,033         1,143        9,746       26,890       58,406
   Real estate--mortgage *                                   7,542        18,627       20,360        5,720       15,140
------------------------------------------------------------------------------------------------------------------------
Total loans charged-off                                     71,554        62,993       74,533       91,917      154,969
Recoveries of loans previously charged-off:
   Consumer                                                  1,994         3,416       12,191       17,358       15,488
   Commercial                                                1,884         4,570        5,997       13,138        6,992
   Real estate--construction                                   311         1,496        6,037        4,259          523
   Real estate--mortgage *                                     519           366        4,558          555          337
------------------------------------------------------------------------------------------------------------------------
Total recoveries                                             4,708         9,848       28,783       35,310       23,340
------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                       66,846        53,145       45,750       56,607      131,629
------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                    $136,707      $129,702     $220,519     $253,313     $265,536
========================================================================================================================
Net charge-offs to average loans:
   Consumer                                                   2.51%         1.33%        0.67%        0.81%        1.71%
   Commercial                                                 0.06          0.04         0.18         0.22         1.17
   Real estate                                                1.55          1.95         2.15         2.45         4.93
------------------------------------------------------------------------------------------------------------------------
     Total                                                    1.13%         0.87%        0.71%        0.91%        2.34%
------------------------------------------------------------------------------------------------------------------------
Allowance for loans losses to net loans at year-end           2.15%         2.39%        2.78%        4.01%        4.57%
========================================================================================================================

* Real estate-mortgage includes real estate-commercial mortgage and real estate-residential mortgage. Real estate-residential mortgage charge-offs and recoveries were not significant for the periods presented.


TABLE 30
ALLOWANCE FOR LOAN LOSSES ALLOCATION


-----------------------------------------------------------------------------------------------------
                         December 31, 1996           December 31, 1995        December 31, 1994
                         -----------------           -----------------        -----------------
                                  Percentage of               Percentage of           Percentage of
                                  Loans in Each               Loans in Each           Loans in Each
                        Allowance  Category to    Allowance   Category to   Allowance  Category to
(dollars in thousands)   Amount    Total Loans     Amount     Total Loans    Amount    Total Loans
-----------------------------------------------------------------------------------------------------
Consumer (1)              $ 79,592    34.96%      $ 49,825      31.45%     $  94,093      57.56%
Commercial                  30,741    52.45         26,367      55.52         34,041      30.86
Commercial-special (2)
Real estate (3)             21,326    12.59         40,123      13.03         60,532      11.58
Real estate--special (2)
Unallocated                  5,048                  13,387                    31,853
-----------------------------------------------------------------------------------------------------
Total                     $136,707   100.00%      $129,702     100.00%      $220,519     100.00%
=====================================================================================================

---------------------------------------------------------------------------
                          December 31, 1993          December 31, 1992
                          -----------------          -----------------
                                    Percentage of             Percentage of
                                     Loans in Each            Loans in Each
                         Allowance   Category to    Allowance  Category to
(dollars in thousands)     Amount    Total Loans      Amount   Total Loans
---------------------------------------------------------------------------
Consumer (1)              $ 67,030     48.77%      $  59,501       41.32%
Commercial                  33,618     35.87          33,930       36.87
Commercial-special (2)                  0.24           1,064        0.34
Real estate (3)             25,684     11.31          19,056       14.30
Real estate--special (2)    57,631      3.81          98,924        7.17
Unallocated                 69,350                    53,061
---------------------------------------------------------------------------
Total                     $253,313    100.00%      $ 265,536      100.00%
===========================================================================


(1) On February 28, 1995, Signet transferred $68,516 of allowance for loan losses to Capital One in conjunction with the spin-off.
(2) Allowance allocated to an accelerated real estate asset reduction program which was established in 1991 and successfully terminated at the beginning of 1994.
(3) Real estate loans include real estate--construction, real estate--commercial mortgage and real estate--residential mortgage loans. Real estate--residential has an insignificant amount of allowance allocated to it because of the minimal credit risk associated with that type of loan.

TABLE 31
AVERAGE BALANCE SHEET

-----------------------------------------------------------------------------------------------------------------------------------
                                                     1996                          1995                          1994
-----------------------------------------------------------------------------------------------------------------------------------
                                           Average    Income\   Yield\   Average    Income\   Yield\    Average    Income\   Yield\
(dollars in thousands)                     Balance    Expense    Rate    Balance    Expense    Rate     Balance    Expense    Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Earning assets (tax equivalent
 basis):(1)
   Interest bearing deposits
     with other banks                    $     9,659 $      486   5.03%   $ 33,750  $ 2,025     6.00%  $  251,266 $  11,512   4.58%
   Federal funds and resale agreements       637,131     35,172   5.52     643,386   38,732     6.02      970,300    44,294   4.56
   Trading account securities                512,798     32,460   6.33     476,361   30,800     6.47      287,192    21,487   7.48
   Loans held for securitization             303,499     25,027   8.25     338,877   36,448    10.76      432,581    41,015   9.48
   Loans held for sale                       309,362     30,631   9.90     253,758   23,757     9.36      200,712    13,010   6.48
   Securities available for sale           2,414,209    179,078   7.42   1,726,886  126,717     7.34    1,338,449    73,409   5.48
   Investment securities--taxable                                          210,893   15,190     7.20       66,829     4,395   6.58
   Investment securities--nontaxable                                       115,221   13,614    11.82      197,231    23,895  12.12
   Loans (net of unearned income):(2)
     Consumer                              2,081,167    225,491  10.83   2,568,796  292,024    11.37    3,351,159   342,670  10.23
     Commercial                            3,002,766    238,232   7.93   2,633,370  209,765     7.97    2,148,726   165,372   7.70
     Real estate--construction               249,261     24,202   9.71     224,597   23,263    10.36      249,353    21,007   8.42
     Real estate--commercial mortgage        317,232     29,280   9.23     452,392   44,275     9.79      560,542    50,254   8.97
     Real estate--residential mortgage       258,013     19,577   7.59     241,038   19,992     8.29       97,855     8,399   8.58
-----------------------------------------------------------------------------------------------------------------------------------
       Total loans                         5,908,439    536,782   9.09   6,120,193  589,319     9.63    6,407,635   587,702   9.17
-----------------------------------------------------------------------------------------------------------------------------------
Total earning assets                      10,095,097   $839,636   8.32   9,919,325 $876,602     8.84   10,152,195  $820,719   8.08
-----------------------------------------------------------------------------------------------------------------------------------
Non-rate related assets:
   Cash and due from banks                   496,627                       523,224                        501,821
   Allowance for loan losses                (128,504)                     (149,681)                      (241,633)
   Premises and equipment (net)              194,315                       188,974                        242,933
   Other assets                              706,729                       652,515                        813,312
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                            $ 11,364,264                   $11,134,357                    $11,468,628
===================================================================================================================================
Liabilities and Stockholders' Equity
Interest bearing liabilities:
   Deposits:
     Interest bearing demand            $  2,625,049   $ 82,207   3.13% $2,395,017 $ 74,086     3.09% $ 2,639,388 $  67,694  2.56%
     Savings accounts                        884,829     28,031   3.17   1,283,695   48,738     3.80    1,019,068    33,461  3.28
     Savings certificates                  2,166,840    102,204   4.72   1,854,091   81,345     4.39    1,981,823    61,377  3.10
     Large denomination certificates         161,674      9,083   5.62     196,798   11,669     5.93      318,659    14,527  4.56
     Foreign                                 151,474      8,238   5.44     106,029    6,347     5.99      236,765    10,071  4.25
---------------------------------------------------------------------------------------------------------------------------------
       Total interest bearing deposits     5,989,866    229,763   3.84   5,835,630  222,185     3.81    6,195,703   187,130  3.02
   Federal funds and
     repurchase agreements                 2,385,502    114,688   4.81   2,071,944  109,961     5.31    1,677,884    65,894  3.93
   Other short-term borrowings                                             228,572   15,302     6.69      477,424    27,293  5.72
   Long-term borrowings                      294,741     18,201   6.18     364,713   25,317     6.94      254,917    16,685  6.55
-----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities         8,670,109    362,652   4.18   8,500,859  372,765     4.39    8,605,928   297,002  3.45
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
   Demand deposits                         1,599,048                     1,531,553                      1,550,902
   Other liabilities                         224,646                       233,495                        265,899
Common stockholders' equity                  870,461                       868,450                      1,045,899
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
   stockholders' equity                  $11,364,264                   $11,134,357                    $11,468,628
====================================================================================================================================
Net interest income/spread                             $476,984   4.14%            $503,837     4.45%              $523,717  4.63%
------------------------------------------------------------------------------------------------------------------------------------
Interest income to average earning assets                         8.32%                         8.84%                        8.08%
Interest expense to average earning assets                        3.59                          3.76                         2.92
------------------------------------------------------------------------------------------------------------------------------------
Net yield margin                                                  4.73%                         5.08%                        5.16%
====================================================================================================================================

(1) Includes the effects of taxable equivalent adjustments, using the federal income tax rate and state tax rates, as applicable, reduced by the nondeductible portion of interest expense.
(2) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts. Also, interest income includes fees on loans of approximately $19,673, $25,938 and $30,497 for 1996, 1995 and 1994,
    respectively.

TABLE 32
NON-PERFORMING ASSETS AND PAST DUE LOANS

----------------------------------------------------------------------------------------------------------
                                                                      December 31
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                          1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------------
Non-accrual loans:
   Commercial                                $  8,850      $  9,033      $10,548    $  42,303     $ 25,470
   Consumer                                     2,404         1,572        1,708        2,191          808
   Real estate--construction                    2,842         2,988        5,490       17,837       52,051
   Real estate-mortgage*                       14,207        24,888        7,310        6,523        7,341
----------------------------------------------------------------------------------------------------------
     Total non-accrual loans                   28,303        38,481       25,056       68,854       85,670
Restructured loans:
   Commercial                                                                           1,609        8,099
   Real estate--construction                                               1,000        3,470       22,568
----------------------------------------------------------------------------------------------------------
     Total restructured loans                                              1,000        5,079       30,667
----------------------------------------------------------------------------------------------------------
     Total non-performing loans                28,303        38,481       26,056       73,933      116,337
Foreclosed properties                          10,497        15,822       22,480       48,295       75,403
Less foreclosed property reserve                                                       (5,742)     (10,625)
----------------------------------------------------------------------------------------------------------
     Total foreclosed properties               10,497        15,822       22,480       42,553       64,778
     Total non-performing assets              $38,800       $54,303      $48,536     $116,486     $181,115
Percentage to loans (net of unearned)
  and foreclosed properties                      0.61%         1.00%        0.61%        1.83%        3.08%
Allowance for loan losses to:
   Non-performing loans                        483.02%       337.05%      846.32%      342.63%      228.25%
   Non-performing assets                       352.34        238.85       454.34       217.46       146.61
----------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more       $71,484       $66,371      $65,333    $  58,891     $ 64,835
==========================================================================================================

* Real estate--mortgage includes real estate--commercial mortgage and real estate--residential mortgage.

  Real estate--residential mortgage non-accrual loans were not significant for the periods presented.



TABLE 33
SUMMARY OF TOTAL LOANS

---------------------------------------------------------------------------------------------------------------------------
                                                                                   December 31
---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                              1996         1995         1994         1993          1992
---------------------------------------------------------------------------------------------------------------------------
Loans:
   Consumer                                             $2,300,558    $1,751,274   $4,612,633    $3,105,824    $2,423,176
   Commercial                                            3,451,230     3,090,904    2,472,620     2,299,973     2,181,218
   Real estate--construction                               244,653       236,103      209,183       309,842       549,001
   Real estate--commercial mortgage                        254,060       366,698      526,956       581,529       632,072
   Real estate--residential mortgage                       329,466       122,584      191,508        71,411        77,844
---------------------------------------------------------------------------------------------------------------------------
     Total                                              $6,579,967    $5,567,563   $8,012,900    $6,368,579    $5,863,311
===========================================================================================================================

SIGNET BANKING CORPORATION AND SUBSIDIARIES
Consolidated BALANCE SHEET

                                                                                                 December 31
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands--except per share)                                               1996                       1995
--------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                          $     566,520            $     599,113
Interest bearing deposits with other banks                                               3,200                    3,129
Federal funds sold and securities purchased under resale agreements                    777,999                  460,217
Trading account securities                                                             546,372                  478,723
Loans held for securitization                                                                                   389,700
Loans held for sale                                                                    102,826                  361,260
Securities available for sale                                                        2,623,280                2,333,971
Loans:
   Consumer                                                                          2,300,558                1,751,274
   Commercial                                                                        3,451,230                3,090,904
   Real estate--construction                                                           244,653                  236,103
   Real estate--commercial mortgage                                                    254,060                  366,698
   Real estate--residential mortgage                                                   329,466                  122,584
--------------------------------------------------------------------------------------------------------------------------
     Gross loans                                                                     6,579,967                5,567,563
   Less: Unearned income                                                              (225,081)                (151,535)
         Allowance for loan losses                                                    (136,707)                (129,702)
--------------------------------------------------------------------------------------------------------------------------
     Net loans                                                                       6,218,179                5,286,326
--------------------------------------------------------------------------------------------------------------------------
Premises and equipment (net)                                                           184,413                  192,431
Interest receivable                                                                    107,504                  104,437
Other assets                                                                           590,125                  768,558
--------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                   $ 11,720,418              $10,977,865
==========================================================================================================================
Liabilities
Non-interest bearing deposits                                                     $  1,751,238              $ 1,726,378
Interest bearing deposits:
   Interest bearing demand                                                           2,955,576                2,441,125
   Savings accounts                                                                    651,544                1,395,514
   Savings certificates                                                              2,256,838                1,850,397
   Large denomination certificates                                                     228,879                  129,711
   Foreign                                                                              43,267                   49,846
--------------------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits                                                 6,136,104                5,866,593
--------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                  7,887,342                7,592,971
--------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements                                          1,467,565                1,124,105
Federal funds purchased                                                                495,171                  780,193
Long-term borrowings                                                                   400,014                  253,033
Interest payable                                                                        30,507                   19,460
Due to broker                                                                          300,000                  125,000
Other liabilities                                                                      215,704                  219,154
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                10,796,303               10,113,916
--------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Common Stock, par value $5 per share; Authorized 100,000,000 shares,
   issued and outstanding 60,077,489 (1996), and 59,208,745 (1995)                     300,387                  296,044
Capital surplus, net                                                                   209,327                  200,093
Retained earnings                                                                      399,268                  322,614
Unrealized gains on securities available for sale, net of deferred taxes                15,133                   45,198
--------------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                          924,115                  863,949
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                      $11,720,418              $10,977,865
==========================================================================================================================

See notes to consolidated financial statements.

                                    SIGNET BANKING CORPORATION AND SUBSIDIARIES
                                               Statement of CONSOLIDATED INCOME



                                                                               Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------
(in thousands--except per share)                                1996                    1995                    1994
-----------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees:
       Consumer                                                $225,491                $292,024                $342,670
       Commercial                                               233,120                 206,554                 163,195
       Real estate--construction                                 24,202                  23,262                  20,977
       Real estate--commercial mortgage                          27,448                  41,621                  47,520
       Real estate--residential mortgage                         19,577                  19,992                   8,399
-----------------------------------------------------------------------------------------------------------------------------
       Total loans, including fees                              529,838                 583,453                 582,761
   Interest bearing deposits with other banks                       486                   2,025                  11,512
   Federal funds sold and resale agreements                      35,172                  38,732                  44,294
   Trading account securities                                    32,460                  30,800                  21,487
   Loans held for securitization                                 25,027                  36,448                  41,015
   Loans held for sale                                           30,631                  23,757                  13,010
   Securities available for sale                                177,798                 126,484                  72,696
   Investment securities                                                                 24,300                  20,238
-----------------------------------------------------------------------------------------------------------------------------
       Total interest income                                    831,412                 865,999                 807,013
Interest expense:
   Interest bearing demand                                       82,207                  74,086                  67,694
   Savings accounts                                              28,031                  48,738                  33,461
   Savings certificates                                         102,204                  81,345                  61,377
   Large denomination certificates                                9,083                  11,669                  14,527
   Foreign                                                        8,238                   6,347                  10,071
-----------------------------------------------------------------------------------------------------------------------------
       Total interest on deposits                               229,763                 222,185                 187,130
   Securities sold under repurchase agreements                   70,009                  56,739                  37,712
   Federal funds purchased                                       44,679                  53,222                  28,182
   Other short-term borrowings                                                           15,302                  27,293
   Long-term borrowings                                          18,201                  25,317                  16,685
-----------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                   362,652                 372,765                 297,002
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                             468,760                 493,234                 510,011
Provision for loan losses                                        73,851                  38,715                  14,498
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             394,909                 454,519                 495,513
Non-interest income:
   Service charges on deposit accounts                           67,709                  68,231                  66,141
   Consumer loan servicing and service charge income             50,927                  94,389                 410,605
   Trust and investment management income                        40,729                  32,584                  29,401
   Gain on securitization of loans                                9,254                   9,562
   Other                                                        105,937                  72,713                  58,477
-----------------------------------------------------------------------------------------------------------------------------
       Non-interest operating income                            274,556                 277,479                 564,624
   Securities available for sale gains                            5,021                     532                   3,413
   Investment securities gains                                                            1,257                      46
-----------------------------------------------------------------------------------------------------------------------------
       Total non-interest income                                279,577                 279,268                 568,083
Non-interest expense:
   Salaries                                                     213,120                 196,093                 257,297
   Employee benefits                                             41,807                  48,657                  66,188
   Supplies and equipment                                        40,280                  42,138                  54,862
   Occupancy                                                     38,335                  40,595                  47,059
   External data processing services                             32,473                  29,951                  50,026
   Travel and communications                                     24,502                  32,103                  57,543
   Capital One credit card solicitation                          29,050                 100,886
   Commercial fraud loss                                                                 35,000
   Contract termination                                                                                          49,000
   Restructuring charges                                                                                         43,212
   Other                                                         94,801                 110,481                 120,350
-------------------------------------------------------------------------------------------------------------------------------
       Total non-interest expense                               485,318                 564,068                 846,423
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (Capital One Financial
   Corporation amounted to $0,  $27,407 and
   $146,827, respectively)                                      189,168                 169,719                 217,173
Applicable income taxes                                          64,241                  58,639                  67,339
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                     $124,927                $111,080                $149,834
===============================================================================================================================
Earnings per common share                                      $   2.06                $   1.86                $   2.59
Cash dividends declared per share                                  0.81                    0.79                    1.00
Average common shares outstanding                                60,672                  59,826                  57,863
===============================================================================================================================

See notes to consolidated financial statements.

Signet Banking Corporation and Subsidiaries
Statement of CONSOLIDATED
CASH FLOWS


                                                                                        Year ended December 31
---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                  1996             1995              1994
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                           $      124,927     $     111,080    $     149,834
   Adjustments to reconcile net income to net cash (used)
     provided by operating activities:
     Provision for loan losses                                                  73,851            38,715           14,498
     Provision and writedowns on foreclosed property                               455             1,924            1,536
     Depreciation and amortization                                              42,260            35,366           44,055
     Securities available for sale gains                                        (5,021)             (532)          (3,413)
     Other (gains) losses, net                                                 (45,289)          (29,966)           3,498
     Increase in interest receivable                                            (3,067)           (5,880)         (14,439)
     (Increase) decrease in other assets                                       194,036          (564,983)        (170,009)
     Increase in interest payable                                               11,047             9,799            2,873
     Increase in other liabilities                                             199,905            64,851          268,010
     Proceeds from securitization of consumer loans                            508,960           673,256        2,393,936
     Proceeds from sales of loans held for sale                             30,850,963        36,741,671       24,552,546
     Purchases and originations of loans held for sale                     (30,585,773)      (37,026,247)     (26,597,903)
     Proceeds from sales of trading account securities                      19,297,376        16,352,644       15,690,746
     Purchases of trading account securities                               (19,335,746)      (16,466,358)     (15,654,476)
---------------------------------------------------------------------------------------------------------------------------
       Net cash provided (used) by operating activities                      1,328,884           (64,660)         681,292

Investing Activities
   Proceeds from maturities of investment securities                                             180,725           64,542
   Purchases of investment securities                                                            (25,510)        (213,057)
   Proceeds from sales of securities available for sale                      1,439,853         1,033,081        1,380,809
   Proceeds from maturities of securities available for sale                   299,218           621,509        2,289,363
   Purchases of securities available for sale                               (2,081,983)       (2,760,830)      (3,188,560)
   Net increase in loans                                                    (1,127,154)       (1,228,969)      (1,700,052)
   Recoveries of loans previously charged-off                                    4,708             9,848           28,783
   Purchases of premises and equipment                                         (19,727)          (70,639)         (75,210)
   Purchases of mortgage servicing rights                                      (23,633)          (31,590)         (18,784)
   Acquisition of Sheffield Management Company
     and Sheffield Investments, Inc.                                                             (20,996)
---------------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities                                (1,508,718)       (2,293,371)      (1,432,166)

Financing Activities
   Net increase in deposits                                                    294,371           394,356              900
   Net increase (decrease) in short-term borrowings                             58,438          (342,369)         687,644
   Increase in Capital One Financial Corporation long-term
    debt prior to spin-off                                                                     1,388,153
   Proceeds from issuance of long-term debt                                    150,000
   Payments on long-term debt                                                   (3,019)             (608)         (12,511)
   Net issuance of common stock                                                 13,577             4,084           75,972
   Payment of cash dividends                                                   (48,273)          (46,489)         (57,192)
---------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                               465,094         1,397,127          694,813
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                               285,260          (960,904)         (56,061)
Cash and cash equivalents at beginning of period                             1,062,459         2,023,363        2,079,424
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                $  1,347,719      $  1,062,459     $  2,023,363
---------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures
   Interest paid                                                          $    352,125      $    385,072     $    294,130
   Income taxes paid                                                            24,672            21,455           47,091
   Transfer of loans to foreclosed property                                      6,736             5,790           10,112
   Transfer of loans to loans held for securitization                                            989,700        2,000,000
==========================================================================================================================

See notes to consolidated financial statements.

                                    SIGNET BANKING CORPORATION AND SUBSIDIARIES
                                           Statement of CHANGES IN CONSOLIDATED
                                                           STOCKHOLDERS' EQUITY



--------------------------------------------------------------------------------------------------------------------------------
                                              Common Stock                                  Unrealized                 Total
                                            ------------------    Capital     Deferred    Gains/(Losses) Retained  Stockholders'
(dollars in thousands--except per share)    Shares     Amount     Surplus   Compensation  on Securities  Earnings     Equity
--------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993                56,608,578   $283,043   $133,038                                $548,581    $964,662
Adjustment to beginning balance for
   change in accounting method for
   net unrealized gain on securities
   available for sale, net of tax
   $16,147                                                                                   $29,987                   29,987
Net income                                                                                                149,834     149,834
Issuance of Common Stock
   Related to acquisition                 1,514,286      7,571     51,708                                              59,279
   Other                                    513,895      2,570     14,123                                              16,693
Cash dividends--Common Stock--
  $1.00 a share                                                                                           (57,192)    (57,192)
Change in net unrealized losses on
   securities available for sale,
   net of tax benefit of $27,880                                                            (51,784)                  (51,784)
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                58,636,759    293,184    198,869                   (21,797)      641,223   1,111,479

Net income                                                                                                111,080     111,080
Issuance of Common Stock                    830,463      4,152      8,431                                              12,583
Purchase of Common Stock                   (258,477)    (1,292)    (7,207)                                             (8,499)
Cash dividends--Common Stock--
  $.79 a share                                                                                            (46,489)    (46,489)
Spin-off of Capital One Financial
  Corporation                                                                                            (383,200)   (383,200)
Change in net unrealized gains on
   securities available for sale,
   net of tax of $36,074                                                                     66,995                    66,995
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995               59,208,745    296,044    200,093                     45,198       322,614     863,949

Net income                                                                                                124,927     124,927
Issuance of Common Stock                   763,124      3,815      9,696                                               13,511
Restricted stock awards                    105,620        528      2,627    $(3,155)
Amortization of deferred compensation                                            66                                        66
Cash dividends--Common Stock--
   $.81 a share                                                                                           (48,273)    (48,273)
Change in net unrealized gains on
  securities available for sale,
  net of tax benefit of $16,189                                                             (30,065)                  (30,065)
------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996               60,077,489   $300,387   $212,416    $(3,089)        $15,133      $399,268    $924,115
==============================================================================================================================


See notes to consolidated financial statements.

SIGNET BANKING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands-except per share)

NOTE A

SIGNIFICANT
ACCOUNTING
POLICIES


Signet Banking Corporation ("Signet" or the "Company") engages in general commercial and consumer banking and provides a full range of financial services to individuals, businesses and organizations. Signet offers investment services including municipal bond, government, federal agency and money market sales and trading, foreign exchange trading, mutual funds and discount brokerage. In addition, it provides specialized services for trust, leasing, asset-based lending, cash management, real estate and insurance. Signet's primary market area for its traditional banking business extends from Baltimore to Washington, south to Richmond, and on to Hampton Roads/Tidewater, Virginia. The Company markets several of its products nationally and is exploring the national marketing of certain other products.

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

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. The Statement requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In determining the recoverability of an asset, the enterprise should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted cash flows is less than the carrying amount of the asset, an impairment loss would be recognized. The Statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less selling costs. Adoption of the Statement did not have a material impact on the Company's financial position or results of operations.

Consolidation and Reclassifications: The consolidated financial statements include the accounts of Signet, including Signet Bank, its principal banking subsidiary. Capital One Financial Corporation is included in the financial statements through February 28, 1995, at which time the spin-off to share-holders was completed. All significant intercompany balances and transactions have been eliminated. Certain prior years' amounts have been reclassified to conform to the 1996 presentation.

Statement of Consolidated Cash Flows: Cash and cash equivalents, as presented in the statement of cash flows, includes cash and due from banks, interest bearing deposits with other banks, and federal funds sold and securities purchased under resale agreements.

Trading Instruments: Financial instruments (including trading account securities and derivatives) used for trading purposes are recorded in the consolidated balance sheet at fair value at the reporting date. Realized and unrealized changes in fair values are recognized in other non-interest income in the period in which the changes occur. Trading instruments included in the consolidated balance sheet are comprised primarily of government securities and asset-backed securities. Interest revenue arising from these trading instruments is included in the statement of consolidated operations as part of total interest income. The increase in net unrealized income on all trading activities during 1996 and 1995 was $6,349 and $1,875, respectively.

Loans Held For Sale and Securitization: Loans held for sale and securitization are carried at the lower of aggregate cost or market value.

NOTE A

SIGNIFICANT
ACCOUNTING
POLICIES
CONTINUED


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

     In December 1995, the Company reclassified all of its investment securities, with a carrying value of $232,864 and a fair value of $238,918, to securities available for sale as allowed by implementation guidance for SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The reclassification resulted in an unrealized gain of $6,054 which was recorded in equity, net of tax.

Loans: Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. It is management's practice to cease accruing interest on commercial and real estate loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection. Consumer loans, other than credit card, typically are charged off when the loan is six months past due, while credit card loans typically are charged off when the loan is six months past due and a minimum payment has not been received for 60 days. Consumer loans are also charged off when the customer declares bankruptcy. Loan origination and commitment fees and certain direct loan origination costs are deferred and generally amortized as adjustments of the related loans' yields over their contractual lives except for certain loans (e.g., home equity lines), which consider anticipated prepayments in establishing an economic life. Credit card loan annual membership fees and direct origination costs are deferred and amortized over one year on a straight-line basis. Deferred fees (net of deferred costs) on credit card loans were $1,002 and $1,194 at December 31, 1996 and 1995, respectively.

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

     In 1995, Signet adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." In accordance with these statements, impaired loans, other than consumer loans and small balance commercial loans excluded by the statement, are measured and reported based on the present value of expected cash flows discounted at the loan's effective interest rate, or at the fair value of the loan's collateral if the loan is collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that Signet will be unable to collect all amounts due according to the terms of the loan agreement. A valuation allowance is required to the extent that the measure of impaired loans is less than the recorded investment.

(dollars in thousands-except per share)


NOTE A

SIGNIFICANT
ACCOUNTING
POLICIES
CONTINUED


     Interest receipts on impaired loans are applied in a manner consistent with Signet's policy for non-accrual loans. For the years ended December 31, 1996 and 1995, no interest income was recorded on non-accrual loans. All interest receipts on impaired loans were applied to the principal.

Premises and Equipment: Premises and equipment are stated at cost, less allowances for depreciation and amortization of $177,715 and $173,336 at December 31, 1996 and 1995, respectively. Depreciation and amortization expense are generally computed using the straight-line method. Interest costs of $520 and $689 in 1996 and 1995, respectively, related to the construction of major operating facilities were capitalized using a weighted average interest rate.

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

     The Company may, from time to time, use interest rate swaps to manage the interest rate risk associated with securitizations. Income or expense from these swaps is recorded on an accrual basis along with securitization income in non-interest income.

Sales and Servicing of Loans: Signet periodically securitizes and sells loans, primarily consumer loans such as credit card receivables, home equity lines, student loans, and residential mortgage loans. Signet records these transactions as sales in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." Gains on the initial sale of securitized loans are limited to the amounts related to loans existing at the time of sale and do not include amounts related to future loans expected to be sold during the reinvestment period. Due to the relatively short average life of credit card loans, no gain or loss is recorded at the time of sale. Rather, loan servicing fees, which represent credit card interest and fees in excess of interest paid to certificate holders, credit losses, and other trust expenses, are recorded over the life of the transaction as earned. Transaction expenses are deferred and amortized over the reinvestment period of the transaction as a reduction of loan servicing fees. For home equity line and student loan securitizations, which have substantially longer average lives, a gain or loss is recorded at the

NOTE A

SIGNIFICANT
ACCOUNT
POLICIES
CONTINUED


time of the sale equal to the present value of the anticipated future net cash flows, net of transaction expenses and any unamortized deferred loan origination costs. For securitizations with revolving features, other than credit card, present value gains on subsequent sales are also recorded.

     The majority of Signet's mortgage loan sales are in the secondary market with servicing retained. During the third quarter of 1995, the Company elected to adopt SFAS No. 122, "Accounting for Mortgage Servicing Rights." In accordance with the statement, the cost of mortgage loans purchased or originated with a definitive plan to sell the loans and retain the mortgage servicing rights is allocated between the loans and the servicing rights based on their estimated fair values at the purchase or origination date. In determining the estimated fair value of the mortgage servicing rights, Signet utilizes a discounted cash flow model which incorporates assumptions such as prepayment speeds of the underlying loans, default rates, servicing income, servicing costs, and inflation factors. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income.

     For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, Signet uses the predominant risk characteristics of loan type and interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights in each stratum exceed their fair values and is recorded through a valuation allowance. No valuation allowance was necessary at December 31, 1996 or 1995 for any capitalized mortgage servicing rights.

     The effect of adopting SFAS No. 122 on the Company's consolidated financial statements was an increase in pre-tax income of approximately $7.2 million (net of amortization). During 1996, Signet capitalized $10.0 million of originated mortgage servicing rights. In addition to originated mortgage servicing rights, Signet capitalized $23.6 and $31.6 million of purchased mortgage servicing rights in 1996 and 1995, respectively. Amortization expense related to mortgage servicing rights was $9.5, $5.6 and $2.2 million for 1996, 1995 and 1994, respectively. At December 31, 1996, Signet's portfolio of capitalized mortgage servicing rights totaled $82.6 million and had a market value of $109.1 million.

Stock-Based Compensation: The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and related Interpretations in accounting for its employee stock options and stock awards because the alternative fair value accounting recommended by SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for valuing employee stock options. Under APB No. 25, no compensation expense is recognized for the Company's stock option plans and stock purchase plan.

Income Taxes: Prepaid and deferred income taxes are provided for timing differences between income and expense for financial reporting purposes and for income tax purposes.

Earnings Per Share: Earnings per share were based on the average number of shares outstanding and applicable equivalents (stock options).

Recent Accounting Pronouncements: SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets, including securitizations, and extinguishments of liabilities. The statement is effective for such transactions occurring after December 31, 1996. Subsequent to the issuance of SFAS No. 125, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," was issued. SFAS No. 127 defers for one year the effective date of accounting for secured borrowings and collateral, repurchase agreements, dollar-roll, securities lending, and similar transactions. Signet will adopt the requirements of SFAS No. 125 beginning January 1, 1997, except for the deferred requirements, which Signet will adopt beginning January 1, 1998. The effect of adopting SFAS No. 125 for existing transactions is not expected to have a material impact on the Company's financial position or results of operations. The Company is unable to complete an assessment of the potential financial statement impact of applying the statement to future transactions because the Company participates in a variety of transfers of financial assets, and each transaction structure is unique.

(dollars in thousands-except per share)


NOTE B

CASH AND DUE
FROM BANKS


The domestic bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances were approximately $41,430 and $87,477 for the years ended December 31, 1996 and 1995, respectively.

NOTE C

SECURITIES
AVAILABLE
FOR SALE

Securities available for sale are summarized as follows:


                                                                Gross        Gross
                                                             Unrealized   Unrealized      Fair
                                                   Cost         Gains       Losses        Value
-----------------------------------------------------------------------------------------------
December 31, 1996
U.S. Government and agency obligations--
   Mortgage-backed securities                   $2,124,019    $19,199     $ (7,796)  $2,135,422
   Other                                           298,175      4,145                   302,320
Obligations of states and political subdivisions    22,244        540                    22,784
Other                                              160,347      4,415       (2,008)     162,754
-----------------------------------------------------------------------------------------------
                                                $2,604,785    $28,299     $ (9,804)  $2,623,280
===============================================================================================
December 31, 1995
U.S. Government and agency obligations--
   Mortgage-backed securities                  $ 1,478,517    $52,301                $1,530,818
   Other                                           562,815     20,468     $     (8)     583,275
Obligations of states and political subdivisions    53,031      1,671           (6)      54,696
Other                                              173,137      4,343      (12,298)     165,182
-----------------------------------------------------------------------------------------------
                                               $ 2,267,500    $78,783     $(12,312)  $2,333,971
===============================================================================================

December 31, 1994
U.S. Government and agency obligations--
   Mortgage-backed securities                 $    633,338                $(26,335)  $  607,003
   Other                                           461,140    $    11       (3,274)     457,877
Obligations of states and political subdivisions       110          6                       116
Other                                              184,703      1,603       (9,606)     176,700
-----------------------------------------------------------------------------------------------
                                               $ 1,279,291    $ 1,620     $(39,215)  $1,241,696
===============================================================================================

The cost and fair values of securities available for sale by contractual maturity, except mortgage-backed securities for which an expected average life based on prepayment assumptions is used, at December 31, 1996 are shown below:

                                                                  Fair
                                                     Cost         Value
------------------------------------------------------------------------
Due in one year or less                         $  225,454    $  226,523
Due after one year through five years              345,227       350,282
Due after five years through ten years           1,950,375     1,960,935
Due after ten years                                 83,729        85,540
------------------------------------------------------------------------
                                                $2,604,785    $2,623,280
========================================================================

NOTE C

SECURITIES
AVAILABLE
FOR SALE
CONTINUED


     Securities available for sale with aggregate book values of approximately $2,093,763, $1,476,767 and $623,743 at December 31, 1996, 1995 and 1994,
respectively, were pledged to secure public deposits, repurchase agreements and other banking transactions. Gross gains of $20,610, $2,610 and $6,152, and gross losses of $15,589, $2,078 and $2,739 were realized on those sales for 1996, 1995 and 1994, respectively. Gross gains of $-0-, $1,257 and $113 and gross losses of $-0-, $-0-, and $67 were realized on called investment securities for 1996, 1995 and 1994, respectively.


NOTE D

ALLOWANCE FOR
LOAN LOSSES
AND RESERVE
FOR FORECLOSED
PROPERTY

The following is a summary of changes in the allowance for loan losses:

                                                      Year Ended December 31
                                                     1996       1995      1994
--------------------------------------------------------------------------------
Balance at beginning of year                        $129,702 $220,519  $253,313
Provision for loan losses                             73,851   38,715    14,498
Net deduction arising in purchase/sale transactions            (7,871)   (1,542)
Transfer to Capital One Financial Corporation                 (68,516)
Losses                                                71,554   62,993    74,533
Recoveries                                             4,708    9,848    28,783
--------------------------------------------------------------------------------
   Net loan losses                                    66,846   53,145    45,750
--------------------------------------------------------------------------------
Balance at end of year                              $136,707 $129,702  $220,519
================================================================================

The following is a summary of changes in the reserve for foreclosed property:

                                                      Year Ended
                                                      December 31
                                                          1994
----------------------------------------------------------------
Balance at beginning of year                             $5,742
Reductions to reserve credited to expense                (1,764)
Writedowns of foreclosed property                        (3,978)
----------------------------------------------------------------
Balance at end of year                                   $    0
================================================================

     At December 31, 1996, Signet's loans that were considered to be impaired under SFAS No. 114 were comprised of $22,529 of non-accrual loans for which the related allowance for credit losses was $4,305. The average recorded investment in impaired loans during the year ended December 31, 1996 was approximately $24,684. At December 31, 1995, Signet's loans that were considered to be impaired under SFAS No. 114 were comprised of $32,617 of non-accrual loans for which the related allowance for credit losses was $10,598. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $28,830. Collateral dependent loans, which were measured at the fair value of the loan's collateral, made up the majority of impaired loans at December 31, 1996 and 1995. Interest recorded as income on year-end non-accrual and restructured loans was $0.7 million, $0.9 million and $0.5 million for 1996, 1995 and 1994, respectively, compared with interest income of $3.1 million, $4.1 million and $3.4 million for the same periods which would have been recorded had these loans performed in accordance with their original terms.

(dollars in thousands-except per share)

NOTE E

SECURITIES
SOLD UNDER
REPURCHASE
AGREEMENTS
AND OTHER
SHORT-TERM
BORROWINGS


The following is a summary of short-term borrowings for the years ended December 31, 1996, 1995 and 1994:


                                     Maximum                                              Average
                                   Outstanding                              Weighted     Interest
                                     at Any     Outstanding    Average       Average      Rate at
                                    Month End   at Year End  Outstanding  Interest Rate  Year End
--------------------------------------------------------------------------------------------------
1996
Repurchase agreements            $ 1,871,996   $ 1,467,565  $ 1,545,179        4.5%         5.4%
Federal funds                      1,108,257       495,171      840,323        5.3          6.0
------------------------------------------------------------------------------------------------
   Total                                       $ 1,962,736  $ 2,385,502        4.8%         5.5%
================================================================================================
1995
Repurchase agreements            $ 1,494,736   $ 1,124,105  $ 1,172,410        4.8%         4.8%
Federal funds                      1,285,918       780,193      899,534        5.9          5.3
Commercial Paper                      88,626            --       13,579        5.1         --
Bridge financing facility          1,000,000            --      170,136        7.1         --
Other short-term borrowings          167,034            --       44,855        5.5         --
------------------------------------------------------------------------------------------------
   Total                                       $ 1,904,298  $ 2,300,514        5.4%         5.0%
================================================================================================
1994
Repurchase agreements            $ 1,218,035   $   875,458  $ 1,015,595        3.7%         4.5%
Federal funds                      1,273,862       881,693      662,289        4.3          4.6
Commercial paper                     147,372       108,664      126,903        3.6          5.3
Bridge financing facility          1,700,000     1,300,000      175,342        7.1          6.6
Other short-term borrowings          372,054       146,955      175,178        5.8          5.4
------------------------------------------------------------------------------------------------
   Total                                       $ 3,312,770  $ 2,155,307        4.3%         5.8%
================================================================================================

     The weighted average interest rate is calculated by dividing annual interest expense by the daily average outstanding principal balance. The Company's policy related to repurchase agreements is to maintain control of the underlying securities.

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

NOTE F

LONG-TERM
BORROWINGS


Long-term borrowings consisted of the following:

                                                         December 31
                                                      1996         1995
-------------------------------------------------------------------------
Notes and mortgages (5-11 3/5%):                    $     14     $  3,033

Subordinated notes:
   7 4/5% due 2006                                   150,000
   9 5/8% due 1999                                   100,000      100,000
   Floating Rate (3 month LIBOR + 3/16) due 1998     100,000      100,000
   Floating Rate (3 month LIBOR + 1/8) due 1997       50,000       50,000
-------------------------------------------------------------------------
                                                     400,000      250,000
-------------------------------------------------------------------------
                                                    $400,014     $253,033
=========================================================================

     In 1996 Signet Bank established a $2.5 billion Senior and Subordinated Bank Note facility, due from 30 days to 30 years from date of issue. A total of $150,000 of Subordinated Bank Notes due in 2006 had been issued under the facility at December 31, 1996. Interest on the Notes is payable semiannually on March 15 and September 15. The Notes are not redeemable prior to their maturity. As part of the Company's asset-liability management, an interest rate swap of $150,000 notional value was purchased. This transaction in effect converts the debt from 7 4/5% to six-month LIBOR. The interest rate swap matures on September 15, 2006 in conjunction with the Notes.

     The Company has $100,000 principal amount of unsecured 9 5/8% Subordinated Notes due in 1999. Interest on the Notes is payable semiannually on June 1 and December 1. The Notes are not redeemable prior to their maturity. As part of the Company's asset-liability management, an interest rate swap of $100,000 notional value was purchased. This transaction in effect converts the debt from 9 5/8% to three-month LIBOR. The interest rate swap matures on June 1, 1999 in conjunction with the Notes.

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

     There were no premises at December 31, 1996 subject to liens relating to notes and mortgages. Maturities of long-term borrowings in the aggregate for the next five years are as follows:

                                1997   $  50,014
                                1998     100,000
                                1999     100,000
                                2000           0
                                2001           0

(dollars in thousands-except per share)


NOTE G

COMMON STOCK


At December 31, 1996, the Company had reserved 4,563,325 shares of its Common Stock for issuance in connection with stock option, employee and investor stock purchase plans.

     The following is a summary of the number of shares of Common Stock issued:

                                                     Year Ended December 31
                                                1996          1995        1994
--------------------------------------------------------------------------------
Investor stock purchase plan                    317,962      327,539     263,180
Employee stock purchase plan                    154,060      143,821     114,057
Stock option plan                               291,102      359,103     136,658
Acquisition of Pioneer Financial Corporation                           1,514,286
Restricted Stock Awards                         105,620
--------------------------------------------------------------------------------
Total                                           868,744      830,463   2,028,181
================================================================================

     Under the Investor Stock Purchase Plan, 290,422 shares of Common Stock were reserved at December 31, 1996. The plan provides that the price of the Common Stock will be 95% of market value at the time of purchase through dividend reinvestment and 100% of market value at the time of purchase through optional cash contributions.

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


NOTE H

EMPLOYEE
BENEFIT PLANS

The Company and its subsidiaries have a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's career average earnings. The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time. Approximately 95% of the plan assets at December 31, 1996 were invested in listed stocks and bonds. Another 1% was invested in a money market fund sponsored by an affiliate. Net periodic pension cost included the following components:


                                                   1996       1995       1994
-------------------------------------------------------------------------------
Service cost-benefits earned during the period  $   5,884   $  4,870  $  7,379
Interest cost on projected benefit obligation       6,354      7,912     6,737
Actual return on plan assets                      (10,812)   (18,683)    5,548
Net amortization and deferral                       3,132      8,047   (14,256)
-------------------------------------------------------------------------------
   Net periodic pension cost                    $   4,558   $  2,146  $  5,408
===============================================================================

NOTE H

EMPLOYEE
BENEFIT PLANS
CONTINUED


     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet:


                                                              December 31
                                                           1996         1995
-------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                            $ (88,481)    $(88,366)
===============================================================================
   Accumulated benefit obligation                       $ (97,489)    $(96,228)
===============================================================================
   Projected benefit obligation                         $ (97,489)    $(96,228)
Plan assets, at fair value                                100,299       98,352
-------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation       2,810        2,124
Unrecognized net asset                                     (3,784)      (4,731)
Unrecognized prior service cost                             1,891        2,092
Unrecognized net loss                                      17,612       21,502
-------------------------------------------------------------------------------
Net pension asset                                       $  18,529     $ 20,987
===============================================================================

Assumptions used were as follows:
                                                        1996     1995     1994
-------------------------------------------------------------------------------
Discount rates                                          7.50%    7.00%    8.50%
Rates of increase in compensation levels of employees   5.00     5.00     5.00
Expected long-term rate of return on plan assets        8.50     9.50     8.75


     Assumption changes, a rise in the number of employees, and an increase in the unfunded liability resulted in a $1.3 million, $0.6 million and $0.4 million increase, respectively, in net periodic pension cost from 1995 to 1996. The excess of contribution over service cost, the spin-off of Capital One and a reduction in the workforce due to restructuring resulted in a $1.9 million, $1.3 million and $0.4 million decline, respectively, in net periodic pension cost from 1994 to 1995. The impact of the change in assumptions for 1994 to 1995 was immaterial.

     The Company sponsors a contributory savings plan and a profit sharing plan. The savings plan allows substantially all full time employees to participate while the profit sharing plan allows participation after satisfaction of service requirements. The Company matches a portion of the contribution made by employees, which is based upon a percent of defined compensation, to the savings plan. The profit sharing contribution is based upon the return on equity of the Company. The Company's expense was $8,343, $15,908 and $23,729 in 1996, 1995 and 1994 under these plans, respectively. The Company's expense declined from 1995 to 1996 due to a drop in the return on equity, excluding the commercial fraud loss.

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

(dollars in thousands-except per share)

NOTE H

EMPLOYEE
BENEFIT PLANS
CONTINUED

     The following table sets forth the plans' combined funded status reconciled with the amount shown in the Company's consolidated balance sheet:



                                                                               December 31
                                                                            1996         1995
-----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees                                                             $(28,792)    $(35,326)
    Fully eligible active plan participants                                  (662)        (869)
    Other active plan participants                                         (1,767)      (2,807)
-----------------------------------------------------------------------------------------------
                                                                          (31,221)     (39,002)
Plan assets at fair value, primarily listed stocks and bonds                5,623        5,767
-----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess of plan assets    (25,598)     (33,235)
Unrecognized transition obligation                                         20,364       24,162
Unrecognized net loss                                                     (19,101)     (13,492)
-----------------------------------------------------------------------------------------------
Accrued postretirement benefit cost                                      $(24,335)    $(22,565)
===============================================================================================

     Net periodic postretirement benefit cost includes the following components:

                                                       Year Ended December 31
                                                      1996        1995    1994
--------------------------------------------------------------------------------
Service cost                                          $  840    $  807   $1,457
Interest cost                                          2,647     3,470    3,758
Actual return on plan assets                            (731)    ( 960)     (74)
Amortization of transition obligation over 20 years    1,373     1,652    2,010
Net amortization and deferral                           (359)       (8)    (385)
--------------------------------------------------------------------------------
Net periodic postretirement benefit cost              $3,770    $4,961   $6,766
================================================================================

     For measurement purposes, a 5.50% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996 for all participants; the rate was assumed to remain at that level thereafter. The $8 million decline in the accumulated postretirement benefit obligation from 1995 to 1996 resulted primarily from the decrease in the assumed rate of increase of per capita health care cost. For 1995, a 9.50% and 7.60% annual rate of increase in the per capita cost of covered health care benefits was assumed for participants under 65 years of age and 65 years and over, respectively; the rate was assumed to decrease gradually to 5% in 2005 and remain at that level thereafter. For 1994, an 11% and 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for participants under 65 years of age and 65 years and over, respectively; the rate was assumed to decrease gradually to 6.50% in 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plans as of December 31, 1996 and 1995 by $2.8 million and $4.3 million, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $0.3 million, 1995 by $0.5 million and 1994 by $0.6 million.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.50%, 7.00% and 8.50% for 1996, 1995 and 1994, respectively. The expected long-term rate of return on plan assets, after estimated income taxes, was 8.50%, 9.50% and 8.75% for 1996, 1995 and 1994, respectively.

     In 1995, a $2.4 million reduction in postemployment expense resulted from a change in medicare to primary/secondary status for those employees eligible for medicare and a decrease in the long-term disability population. No related expense was reported in 1996 and 1994.

     The Company has a Flexible Benefits Plan for its employees. The plan allows employees to select their benefit options, including medical coverage, disability insurance and paid leave. The plan enables the Company to better

NOTE H

EMPLOYEE
BENEFIT PLANS
CONTINUED


manage its rising health care costs, as well as provide employees more choice in the selection of their benefits package.

     As described in Note L, in 1994 Signet implemented a comprehensive core bank improvement plan. As a result of restructuring the Company, charges of $9.0 million and $10.5 million relating to the Pension Plan and Postretirement Benefits other than Pensions, respectively, were reported on the income statement under restructuring charges in 1994.


NOTE I

STOCK PLANS

At December 31, 1996, Signet had five stock-based compensation plans, which are described in the following paragraphs. In accordance with APB No. 25, no compensation expense has been recognized for the Company's stock option plans and stock purchase plan. Had compensation expense for the Company's five stock-based compensation plans been determined based on the fair value at the grant date, consistent with the method in SFAS No.123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the following pro forma amounts(1):


                                           1996         1995
-------------------------------------------------------------
Net income             As reported      $124,927     $111,080
                       Pro forma         122,843      108,895

Earnings per share     As reported      $   2.06     $   1.86
                       Pro forma            2.03         1.82
=============================================================
(1) SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994; therefore, this information is not required for 1994.


Stock Option Plans: Signet maintains three stock option plans. Some executives still hold options granted under the 1983 Stock Option Plan ("1983 Plan"), but the Company can no longer grant options under this plan. The 1992 Stock Option Plan ("1992 Plan") authorizes the Company to grant options or stock appreciation rights to key personnel for up to 4,000,000 shares of Common Stock. Under the 1996 Non-Employee Directors Stock Option Plan ("1996 Plan"), the Company may grant options to non-employee members of the Board of Directors for up to 300,000 shares of Common Stock. Under all three plans, the exercise price of each option equals the market price of the Common Stock on the grant date and an option's maximum term is ten years. The options have no vesting period, but exercise is restricted for six months from the grant date.

     The 1983 Plan and the 1992 Plan permit reload options. Under a reload option, an employee satisfies the exercise price by tendering to the Company already owned shares (rather than cash), and the Company automatically grants a new option at the current market price for each previously owned share tendered. The reload option is subject to the same restrictions on exercisability as those of the underlying option possessing the reload feature.

     In 1995, special stock options were granted to executives under the 1992 Plan, following the spin-off of Capital One ("Special Grant"). Sixty percent of the options vest if the Company achieves certain market-to-book performance goals relative to the 100 largest U.S. banks based on asset size. Additional 20% vesting occurs if, before February 28, 2000, and at least 12 months after attaining prior vesting milestones, the market-to-book performance goals are again achieved. If the Company fails to achieve all market-to-book performance goals, the unvested options become vested and exercisable on March 1, 2002. The exercise price of each option, which has a ten-year maximum term, equals the market price of the Common Stock on the grant date.

     Effective February 28, 1995, the date of the Capital One spin-off, the number of options outstanding and the option prices were adjusted, so the value of options would not change.

(dollars in thousands-except per share)

NOTE I

STOCK PLANS
CONTINUED

     The fair value of each option was estimated at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for all stock option plan grants in 1996 and 1995, respectively: dividend yields of 2.91% and 3.03%; and expected volatilities of 23.1% and 37.1%. For the 1992 Plan, risk-free interest rates of 6.2% and 5.4% were used for 1996 and 1995, respectively. For the 1996 Plan and the Special Grant, risk-free interest rates of 6.41% and 5.52%, respectively, were used. Expected lives of 5 years for the 1992 Plan options and 8 years for the Special Grant options and the 1996 Plan options were assumed.

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the use of highly subjective assumptions, including the expected volatility of the stock price. Because the Company's stock option plans have characteristics significantly different from traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

     A summary of the Company's stock option activity and related information for all stock option plans for the years ended December 31, 1996, 1995, and 1994, is as follows:


                               1996                       1995                      1994
-----------------------------------------------------------------------------------------------------
                                      Weighted-                   Weighted-                 Weighted-
                                      Average                     Average                    Average
                        Shares        Exercise      Shares        Exercise     Shares        Exercise
                         (000)        Price         (000)          Price       (000)          Price
-----------------------------------------------------------------------------------------------------
Outstanding at
   beginning of year  2,387,643        $13.84     1,060,331        $21.35    1,033,508        $16.81
Granted                 302,363         24.34       740,290         21.53      219,027         36.70
Exercised              (372,523)        11.98      (456,368)        11.66     (191,304)        14.19
Expired                  (2,200)        23.88       (32,279)        16.98         (900)        36.56
Adjustment for
   Capital One
   spin-off                                       1,075,669         12.03
-----------------------------------------------------------------------------------------------------
Outstanding at
   end of year        2,315,283        $15.32     2,387,643        $13.84    1,060,331        $21.35
Options exercisable
   at year-end        1,754,888        $14.26     1,844,296        $12.53    1,052,158        $21.24
Weighted-average
   fair value of
   options granted
   during the year      $  5.67                     $  5.84                         --(2)
=====================================================================================================

(2) SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994; therefore, this information is not required for 1994.

NOTE I

STOCK PLANS
CONTINUED


     The following table summarizes information about stock options outstanding at December 31, 1996:


                               Options Outstanding                      Options Exercisable
----------------------------------------------------------------------------------------------
                                    Weighted-       Weighted-                         Weighted
     Range of       Number           Average         Average           Number          Average
     Exercise     Outstanding       Remaining       Exercise         Exercisable      Exercise
      Prices      at 12/31/96    Contractual Life     Price          at 12/31/96        Price
----------------------------------------------------------------------------------------------
$ 1.90 - 6.50       100,166          2.14 years      $ 4.65            100,166        $ 4.65
  6.91 -10.15       407,152          3.31              7.58            407,152          7.58
 11.36 -16.76       684,353          6.99             14.02            684,353         14.02
 17.24 -25.75     1,080,500          8.07             19.58            552,860         20.99
 26.00 -30.19        43,112          9.65             27.17             10,357         26.20
----------------------------------------------------------------------------------------------
$ 1.90 -30.19     2,315,283          6.69            $15.32          1,754,888        $14.26
==============================================================================================


     At December 31, 1996 and 1995, options for 2,319,961 and 2,576,873 shares, respectively, of Common Stock were available for future grants under the 1992 Plan. Under the 1996 Plan, options for 290,000 shares of Common Stock were available for future grants at December 31, 1996.

Restricted Stock Awards: Under the 1994 Stock Incentive Plan, the Company may award up to 300,000 shares of Common Stock to employees in management positions. On December 9, 1996, the Company awarded 105,620 shares of Common Stock to employees. These awards vest 25% one year from the award date and the remaining 75% two years from the award date. Compensation expense recognized in 1996 related to these awards was $66.

     The fair value of each award is the market price of the Common Stock on the award date. The weighted-average fair value of awards granted during 1996 was $29.875. At December 31, 1996 and 1995, 194,380 and 300,000 shares, respectively, of Common Stock were available for future awards.

Employee Stock Purchase Plan: Under the Employee Stock Purchase Plan, the Company is authorized to issue up to 1,088,500 shares of Common Stock to its full-time employees. Under the plan, employees purchased 154,060 and 143,821 shares of Common Stock in 1996 and 1995, respectively. At December 31, 1996 and 1995, 407,403 and 561,463 shares, respectively, of Common Stock were available for purchase by employees under this plan.


NOTE J

DIVIDENDS
AND CAPITAL
ADEQUACY

Certain regulatory restrictions exist regarding the ability of the subsidiaries to transfer funds to the Parent Company in the form of cash dividends, loans or advances. At December 31, 1996, approximately $106,984 and $4,380 of the retained earnings of Signet Bank and Signet Trust Company, respectively, and approximately $9,196 of the retained earnings of the nonbank subsidiaries were available for payment of dividends to the Parent Company, without prior approval by regulatory authorities. The regulatory authorities may also consider factors such as the level of current and expected earnings stream, maintenance of an adequate loan loss reserve and an adequate capital base when determining amounts available for the payment of dividends. The restricted net assets of the domestic bank subsidiaries amounted to $745,696 at December 31, 1996.

     As of December 31, 1996, the most recent notification from the Federal Reserve Board categorized Signet Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Signet Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the

(dollars in thousands-except per share)

NOTE J

DIVIDENDS
AND CAPITAL
ADEQUACY
CONTINUED

institution's category. Management believes, as of December 31, 1996, that the Company and Signet Bank meet all capital adequacy requirements to which they are subject.

     The Company's and Signet Bank's capital amounts and ratios are presented in the table below:



                                                                               "Well Capitalized"
                                                                                  Requirements
---------------------------------------------------------------------------------------------------
                                                        Amount       Ratio      Amount       Ratio
---------------------------------------------------------------------------------------------------
 As of December 31, 1996:
   Total Capital to Risk Weighted Assets
     Consolidated                                    $1,168,279        14.70%   $794,655      10.0%
     Signet Bank                                      1,049,228        13.33     786,851      10.0
   Tier I Capital to Risk Weighted Assets
     Consolidated                                       856,819        10.78     476,793       6.0
     Signet Bank                                        800,398        10.17     472,111       6.0
   Tier I Capital to Average Assets (Leverage Ratio)
     Consolidated                                       856,819         7.43     576,644       5.0
     Signet Bank                                        800,398         6.93     577,457       5.0
===================================================================================================
As of December 31, 1995:
    Total Capital to Risk Weighted Assets
     Consolidated                                    $  967,746        12.56%   $770,712      10.0%
     Signet Bank                                        824,718        10.97     751,872      10.0
   Tier I Capital to Risk Weighted Assets
     Consolidated                                       756,461         9.82     462,427       6.0
     Signet Bank                                        627,847         8.35     451,123       6.0
   Tier I Capital to Average Assets (Leverage Ratio)
     Consolidated                                       756,461         6.93     546,157       5.0
     Signet Bank                                        627,847         5.88     534,266       5.0
===================================================================================================

NOTE K

INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                   December 31
                                                1996        1995
------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                 $ 49,949     $ 46,646
   Foreclosed property                          2,705        4,305
   Commercial fraud loss                       12,355       12,250
   Other                                       29,556       32,779
------------------------------------------------------------------
      Total deferred tax assets                94,565       95,980
Deferred tax liabilities:
   Leasing                                    113,942       94,995
   Unrealized gains on securities               8,205       24,341
   Other                                       26,588       28,646
------------------------------------------------------------------
      Total deferred tax liabilities          148,735      147,982
------------------------------------------------------------------
      Net deferred tax liabilities           $(54,170)    $(52,002)
==================================================================

NOTE K

INCOME TAXES
CONTINUED

    Differences between applicable income taxes (benefit) and the amount computed by applying statutory income tax rates are summarized as follows:

                                              Year Ended December 31
                                            1996       1995       1994
-------------------------------------------------------------------------
Amounts at statutory rates                $66,209     $59,402    $76,011
Effect of:
   Tax exempt income                       (5,036)     (6,774)    (8,582)
   State taxes net of federal benefit       3,741       5,246      2,248
   Other                                     (673)        765     (2,338)
-------------------------------------------------------------------------
Applicable income taxes                   $64,241     $58,639    $67,339
-------------------------------------------------------------------------

Taxes currently payable                   $46,939     $35,180    $33,156
Deferred income taxes                      17,302      23,459     34,183
-------------------------------------------------------------------------
Applicable income taxes                   $64,241     $58,639    $67,339
========================================================================

    Applicable income taxes include $1,847 in 1996, $677 in 1995 and $1,243 in 1994 relating to securities available for sale gains and investment securities gains.

    The components of income tax expense are as follows:

                                  Year Ended December 31
                    1996                   1995                  1994
             -----------------------------------------------------------------
             Current    Deferred    Current    Deferred    Current    Deferred
------------------------------------------------------------------------------
Federal      $44,001     $14,485    $32,468    $18,101     $34,396    $29,484
State          2,938       2,817      2,712      5,358      (1,240)     4,699
------------------------------------------------------------------------------
             $46,939     $17,302    $35,180    $23,459     $33,156    $34,183
==============================================================================

NOTE L

RESTRUCTURING
AND CONTRACT
TERMINATION
CHARGES

In the third quarter of 1994, Signet's Board of Directors approved a comprehensive core bank improvement plan aimed at reducing Signet's efficiency ratio through cost reductions and revenue initiatives in order to enhance its competitive position. This impacted employees and operations throughout the organization. The consolidated statement of income for 1994 includes a pretax charge of $43.2 million related to the plan. The charge included approximately $15.6 million primarily for increased retiree medical and pension benefits related to an early retirement program in which 225 employees participated, approximately $13.0 million of accelerated retiree medical and pension expense and anticipated severance benefits for approximately 750 employees, and approximately $14.6 million related to the writedown of bank-owned properties and lease termination costs due to the expected abandonment of facilities resulting from the reduction in employees. As of December 31, 1996, the restructuring plan had been completed and Signet had reduced the restructuring liability by approximately $7.0 million for severance payments to approximately 700 employees, $2.5 million for payments made under the early retirement program and approximately $12.8 million for lease termination and other facilities related costs. In addition, $19.5 million was transferred from the restructuring liability to Signet's pension benefit liability and postretirement benefit liability (See Footnote H) and $1.4 million was reversed in conjunction with the conclusion of the program.

     Also, in conjunction with the anticipated Capital One spin-off, Signet recorded a special pretax charge of $49.0 million for terminating data processing contracts related to the credit card business in 1994. This charge was included in Capital One's financial results. As the contract termination charge was paid in 1994, no related liability remains.

(dollars in thousands-except per share)


NOTE M

OTHER
NON-INTEREST
INCOME AND
EXPENSE


The following schedule represents the items comprising other non-interest income and expense:


                                                                     Year Ended December 31
                                                                1996          1995         1994
--------------------------------------------------------------------------------------------------
Other non-interest income:
   Mortgage servicing and origination                         $  32,303    $  22,429    $  18,661
   Trading profits (losses)                                      29,279       11,969         (268)
   Other service charges and fees                                15,459       12,293       13,592
   Gains (losses) on sales of mortgage loans                      6,756        7,178       (3,276)
   Gain on sale of mortgage servicing                             6,499          977        6,000
   Other                                                         15,641       17,867       23,768
--------------------------------------------------------------------------------------------------
     Total                                                     $105,937    $  72,713    $  58,477
==================================================================================================

Other non-interest expense:
   Public relations, sales and advertising                    $  20,499    $  18,054    $  16,662
   Professional services                                         14,412       19,920       26,108
   Credit and collection                                          5,386        3,790       11,646
   Taxes and licenses other than payroll and income               3,516        3,896        3,448
   FDIC assessment                                                2,243        8,981       16,754
   Insurance                                                      1,700        1,614        1,783
   Other                                                         47,045       54,226       43,949
--------------------------------------------------------------------------------------------------
     Total                                                    $  94,801     $110,481     $120,350
==================================================================================================


NOTE N

DERIVATIVE
FINANCIAL
INSTRUMENTS


The Company is party to derivative financial instruments with off-balance sheet risk in the normal course of business to reduce its own exposure to fluctuations in interest rates, to participate in trading activities and to meet the financing needs of customers. These instruments include forward and futures contracts; options; and interest rate swaps, caps and floors. In general terms, derivative financial instruments are contracts or agreements whose value can be linked to interest rates, exchange rates, security prices or financial indices. These instruments involve, to varying degrees, elements of credit or interest rate risk in excess of the amount recognized in the balance sheet. The Company attempts to limit its credit risk by dealing with creditworthy counterparties, obtaining collateral where appropriate and utilizing master netting arrangements in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts." The Company's credit exposure that results from entering into derivative financial instruments is limited to the current fair value of contracts with a positive fair value expected to be received from counterparties. The Company does not expect any counterparties to fail to meet their obligations. The market risk of derivative financial instruments arises from the potential for changes in value due to fluctuations in interest and foreign exchange rates.

NOTE N

DERIVATIVE
FINANCIAL
INSTRUMENTS
CONTINUED


                                                           December 31
---------------------------------------------------------------------------------------------------------------------------
                                                1996                                             1995
---------------------------------------------------------------------------------------------------------------------------
                                                               Average                                           Average
(in thousands            (in millions)   Carrying     Fair       Fair      (in millions)   Carrying    Fair        Fair
except where noted)      Notional (a)    Value (b)   Value (c)   Value      Notional (a)   Value (b)   Value (c)   Value
---------------------------------------------------------------------------------------------------------------------------
Derivative Financial
Instruments:
  Held for trading:
   Forward and futures
    contracts             $   814        $(1,253)   $(1,253)    $  (32)      $ 1,300       $   (7)      $   (7)   $   944
   Interest rate swap
    agreements                382          5,367      5,367      3,149           270          803          803        698
   Interest rate caps,
    floors and options(d)   1,207          1,016      1,016      2,307           478          (50)         (50)     4,064
Held for purposes other
    than trading:
   Forward and futures
    contracts                  89             59         59                      111       (1,476)      (1,476)
   Interest rate swap
    agreements              2,167                    16,841                    2,824                    33,549
   Interest rate caps and
    floors(e)                 650          5,396      1,006                      950       10,179       14,680


(a) The contract or notional amounts of the financial derivative instruments shown in the table are in millions and represent the extent of involvement the Company has in particular classes of instruments and may exceed the actual amount of credit risk involved at December 31, 1996 and 1995, respectively.
(b) Carrying values in the table are included in the statement of financial position under the following captions: forward and futures contracts are included in interest bearing deposits with other banks, trading account securities, loans held for sale and other assets; interest rate swaps are included in interest receivable and other assets; interest rate caps and floors are included in other assets; purchased options are included in loans held for sale and other assets; and sold options are included in other liabilities.
(c) Fair values for forward and futures contracts and interest rate caps and floors and options are based on quoted market prices. The fair value of interest rate swaps is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.
(d) Includes (notional) purchased interest rate caps and purchased options which have no credit risk of $964 and $213 at December 31, 1996 and 1995, respectively.
(e) Includes (notional) purchased interest rate caps and floors which have no credit risk of $650 and $950 at December 31, 1996 and 1995, respectively.

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

(dollars in thousands-except per share)

NOTE N

DERIVATIVE
FINANCIAL
INSTRUMENTS
CONTINUED

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

     The Company maintains active trading positions in derivative financial instruments. All trading derivative types and on-balance sheet instruments are managed in the aggregate. Trading positions in derivative financial instruments are carried at fair value and changes in fair values are reflected in trading income as they occur. Net trading gains/(losses) in earnings on derivative financial instruments totaled $19,453, ($32,590) and ($22,168) in the years ended December 31, 1996, 1995 and 1994, respectively. See Note M for total trading income. The Company manages the potential credit exposure through careful evaluation of counterparty credit standing, collateral agreements, and other contract provisions. The potential credit exposure from future market movements is evaluated by using models that take into consideration possible changes over time in interest rates and other relevant factors.

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

NOTE O

COMMITMENTS
AND
CONTINGENCIES

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



Off-Balance Sheet Items                                             December 31
(in millions)                                                       1996   1995
--------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
   Commitments to extend credit (unused)-net                       $4,562 $3,505
   Standby and commercial letters of credit                           304    318
   Mortgage loans sold with recourse                                    4     15
================================================================================

     The fair value of commercial lending related letters of credit and commitments reflects the amount Signet would have to pay a counterparty to assume these obligations and was $10,496 and $10,209 at December 31, 1996 and 1995, respectively. These amounts were estimated as the amount of fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counterparties.

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

(dollars in thousands-except per share)

NOTE O

COMMITMENTS
AND
CONTINGENCIES
CONTINUED


     Certain premises are leased under agreements which expire at various dates through 2051, without taking into consideration renewal options available to the lessee. Many of these leases require the lessee to pay property taxes, insurance premiums, cost of maintenance and other costs. In some cases, rentals are subject to increase in relation to a cost of living index. Total rental expense amounted to approximately $21,003 in 1996, $22,827 in 1995 and $21,947 in 1994.

     Future minimum rental commitments as of December 31, 1996 for all non-cancelable operating leases with initial or remaining terms of one year or more amounted to $113,050 and rental commitments for the next five years are as follows:

                                1997     $18,466
                                1998      18,368
                                1999      15,055
                                2000      12,514
                                2001      10,414

     The Company has entered into several agreements under which certain data processing services, including management of the Company's data center and installation of various new application systems, will be provided by outside parties. The cost of these services is determined by volume considerations, in addition to an agreed base rate, for remaining terms up to five years.

     On March 19, 1996, Signet's management discovered that the Company was one of several major financial institutions that were victims of fraudulent commercial loan transactions which occurred prior to 1996. The Company had loan outstandings related to these transactions of approximately $81 million. Federal authorities have informed the Company that there have been substantial recoveries of assets related to these transactions. Management recorded a $35 million commercial fraud loss in non-interest expense at December 31, 1995 and recorded the estimated probable recovery amount of $46 million in other assets as a receivable. The receivable represents an amount management believes is likely to be recovered based on current facts and circumstances. The amount of the recovery was based on the Company's share of known claims to the total amount held by federal authorities, less associated costs. The recovery amount is subject to change, even in the near term, as additional assets are recovered and/or additional claims are asserted. Management continues to believe the $35 million charge to 1995 earnings is adequate to cover estimated losses related to these fraudulent transactions based on currently available information, but is unable to predict the timing of the recovery. The Company will vigorously pursue all other sources of recovery, but currently is unable to determine the probability or amount of additional recoveries.

NOTE P

Securitizations


Signet periodically securitizes loans, primarily consumer loans such as credit card receivables, home equity lines and student loans. In accordance with these agreements, a fixed amount of cash or excess servicing fees may be required to be set aside to cover credit losses and is included in other assets. Recourse obligations related to these transactions are not material. Amounts related to these securitizations are as follows:


                                                           Credit      Home Equity    Student
                                                            Card          Lines        Loans
---------------------------------------------------------------------------------------------
1996
Initial amount securitized                               $   90,000                  $404,591
Initial gain recorded                                                                   9,254
Gain on additional sales of receivables                                 $  7,576
Receivables outstanding at December 31                      263,889      406,896      428,435
Amount set aside to absorb credit losses at December 31                    5,288        6,317
---------------------------------------------------------------------------------------------
1995
Initial amount securitized                                  185,000      480,702
Initial gain recorded                                                      9,562
Receivables outstanding at December 31                      185,000      480,702
---------------------------------------------------------------------------------------------
1994
Initial amount securitized*                               2,398,801
=============================================================================================

* In conjunction with the spin-off of Capital One, Signet's rights and obligations under substantially all of its credit card securitization agreements entered into before February 28, 1995, as well as any related assets and liabilities were transferred to Capital One Bank.



NOTE Q

CONCENTRATIONS
OF RISK

During 1996 and 1995, the Company maintained a concentration of business activities with customers located within Virginia, Maryland and the District of Columbia. As of December 31, 1996 and 1995, the Company held approximately $2.6 billion and $2.4 billion, respectively, in U.S. Government sponsored and U.S. Government agency financial instruments, which have little, if any, credit risk. In addition, as of December 31, 1996 and 1995, the Company had $1.3 billion and $1.2 billion, respectively, of credit exposure in manufacturing industries. Credit exposure in servicing industries was $1.4 billion for both December 31, 1996 and 1995. The Company's current commercial lending policies are strongly oriented toward diversified middle market borrowers. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, marketable securities, deposit accounts, inventory, property, plant and equipment, real estate and income-producing commercial properties.

     Signet has a contract with Electronic Data Systems ("EDS") under which EDS manages Signet's information services, including the data center, telecommunications, systems and programming. EDS is the primary provider of computer services for Signet. The contract terminates in 2001.

(dollars in thousands-except per share)


NOTE R

DISCLOSURES
ABOUT FAIR
VALUE OF
FINANCIAL
INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. See Note N - Derivative Financial Instruments for fair value information on Signet's derivatives.



                                                                         December 31
                                                       ------------------------------------------------
                                                                1996                        1995
                                                       -------------------------------------------------
                                                        Carrying       Fair        Carrying       Fair
                                                         Value         Value         Value        Value
--------------------------------------------------------------------------------------------------------
The estimated fair values of the Company's
   financial instruments required to be
   disclosed under SFAS No. 107:
   Assets:
     Cash and due from banks(a)                        $  566,520  $   566,520   $  599,113   $  599,113
     Interest bearing deposits with other banks(a)(e)       3,200        3,200        3,129        3,129
     Federal funds sold and securities purchased
         under resale agreements(a)                       777,999      777,999      460,217      460,217
     Trading account securities(b)(e)                     547,473      547,473      478,705      478,705
     Loans held for securitization(a)                                               389,700      389,700
     Loans held for sale(a)(b)(e)                         102,767      102,767      362,736      362,736
     Securities available for sale(b)                   2,623,280    2,623,280    2,333,971    2,333,971
     Loans(c)(f)                                        5,828,994    5,883,318    4,920,793    4,960,403
     Interest receivable(a)(e)                            107,425      107,425      104,259      104,259
     Other assets(a)(e)(g)                                 77,761       77,761      126,894      126,894
   Liabilities:
     Non-interest bearing deposits(a)                   1,751,238    1,751,238    1,726,378    1,726,378
     Interest bearing deposits(d)                       6,136,104    6,159,097    5,866,593    5,865,813
     Securities sold under repurchase
         agreements(a)                                  1,467,565    1,467,565    1,124,105    1,124,105
     Federal funds purchased(a)                           495,171      495,171      780,193      780,193
     Long-term borrowings(b)(d)                           400,014      414,054      253,033      262,920
     Interest payable(a)                                   30,507       30,507       19,460       19,460
     Due to broker(a)                                     300,000      300,000      125,000      125,000
     Other liabilities(a)(e)(g)                             1,372        1,372        2,149        2,149
========================================================================================================


(a) The carrying amount approximates fair value.
(b) Fair values are based on published market prices or dealer quotes.
(c) For credit card and equity line receivables with short-term and/or variable characteristics, the total receivables outstanding approximates fair value. This amount excludes any value related to account relationship. The fair value of other types of loans is estimated by discounting the future cash flows using the comparable risk-free rate and adjusting for credit risk and operating costs.
(d) The fair value of demand deposits, savings accounts and money market deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of certificates of deposit and some long term debt is estimated by discounting the future cash flows using the current rates at which similar liabilities would be incurred.
(e) Carrying values in the table are included in the statement of financial position under the indicated captions, except for certain derivative amounts (see Note N).
(f) As required by SFAS No. 107, lease receivables (net of unearned income) with a carrying value totaling $389,185 and $365,533 at December 31, 1996 and 1995, respectively, are excluded. The carrying values are net of the allowance for loan losses and related unearned income.
(g) Only financial instruments as defined by SFAS No. 107 are included in this category.

NOTE S

SIGNET BANKING
CORPORATION
(PARENT
COMPANY ONLY)
CONDENSED
FINANCIAL
INFORMATION

                                                     December 31
Balance Sheet                                     1996         1995
---------------------------------------------------------------------
Assets
   Securities available for sale              $      144   $   10,646
   Commercial loans                                               777
   Advances to bank subsidiaries                 231,131      215,929
     Investments in:
       Bank subsidiaries                         875,030      812,110
       Non-bank subsidiaries                      41,035       39,026
   Other assets                                   30,492       39,503
---------------------------------------------------------------------
                                              $1,177,832   $1,117,991
=====================================================================

Liabilities
    Long-term borrowings-subordinated notes   $  250,000   $  250,000
   Other liabilities                               3,717        4,042
---------------------------------------------------------------------
     Total liabilities                           253,717      254,042
Common Stockholders' Equity                      924,115      863,949
---------------------------------------------------------------------
                                              $1,177,832   $1,117,991
=====================================================================


                                                    Year Ended December 31
Statement of Income                             1996         1995        1994
--------------------------------------------------------------------------------
Income:
   Dividends from bank subsidiaries           $ 56,088   $   57,651  $   75,531
   Interest from:
     Bank subsidiaries                          13,799       14,240      10,545
     Non-bank subsidiaries                           2           50         286
     Others                                        191        1,357       4,528
   Other income--net                             2,361        2,538       5,562
--------------------------------------------------------------------------------
                                                72,441       75,836      96,452
Expense:
   Interest                                     16,295       18,429      20,983
   Non-interest                                  2,374        2,594       4,489
--------------------------------------------------------------------------------
                                                18,669       21,023      25,472
================================================================================
Income before income taxes benefit and equity
   in undistributed net income of subsidiaries  53,772       54,813      70,980
Applicable income taxes benefit                   (559)        (806)     (1,204)
--------------------------------------------------------------------------------
                                                54,331       55,619      72,184

Equity in undistributed net income:
   Bank subsidiaries                            69,262       39,380      66,101
   Non-bank subsidiaries                         1,334       16,081      11,549
--------------------------------------------------------------------------------
     Net income                               $124,927     $111,080    $149,834
===============================================================================

(dollars in thousands-except per share)

NOTE S

SIGNET BANKING
CORPORATION
(PARENT
COMPANY ONLY)
CONDENSED
FINANCIAL INFORMATION
CONTINUED



                                                                          Year Ended December 31
Statement of Cash Flows                                                1996        1995         1994
-------------------------------------------------------------------------------------------------------
Operating Activities
   Net Income                                                       $124,927     $111,080     $149,834
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Equity in undistributed income of subsidiaries                (70,596)     (55,461)     (77,650)
       Realized securities available for sale (gains) losses             (16)         418         (459)
       Decrease (increase) in other assets                            10,379       26,389       (8,160)
       (Decrease) increase in other liabilities                         (604)      (4,239)         454
-------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                          64,090       78,187       64,019

Investing Activities
   Decrease (increase) in interest bearing deposits with other banks              110,000      (55,000)
   Proceeds from sales of securities available of sale                19,904       47,552        3,662
   Purchases of securities available for sale                         (9,961)     (39,469)
   (Increase) decrease in advances to subsidiaries                   (15,202)     (11,052)     100,683
   Increase in investment in subsidiaries                            (24,913)     (37,721)     (56,535)
   Net decrease (increase) in loans                                      777        3,354       (4,131)
-------------------------------------------------------------------------------------------------------
     Net cash (used) provided by investing activities                (29,395)      72,664      (11,321)

Financing Activities
   Decrease in commercial paper                                                  (108,664)     (59,824)
   Decrease in long-term borrowings                                                            (11,943)
   Proceeds from issuance of common stock                             13,577        4,084       75,972
   Payment of cash dividends                                         (48,273)     (46,489)     (57,192)
-------------------------------------------------------------------------------------------------------
     Net cash used by financing activities                           (34,696)    (151,069)     (52,987)
-------------------------------------------------------------------------------------------------------
   Decrease in cash and cash equivalents                                  (1)        (218)        (289)
   Cash and cash equivalents at beginning of year                          1          219          508
-------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                         $      0     $      1     $    219
=======================================================================================================

Supplemental disclosures
   Interest paid                                                    $ 16,016    $  18,327    $  20,692
   Income taxes (received) paid                                       (3,707)     (27,453)       5,288
   Distribution of common stock of Capital One
     Financial Corporation                                                        383,200


     The long-term borrowings mature over the next three years as follows:
1997--$50,000, 1998--$100,000, 1999--$100,000.

NOTE T

SPIN-OFF
CAPITAL ONE
FINANCIAL
CORPORATION
("CAPITAL ONE")

On February 28, 1995, Signet distributed all of the remaining Capital One common stock it held to Signet stockholders in a tax free distribution (the "spin-off"). Related assets of $3.6 billion and equity of $0.4 billion were included in the spin-off at that time. Subsequent to February 28,1995, Capital One's results of operations and financial position are excluded from Signet's. On February 28, 1995, $6.2 billion (notional) of interest rate swaps were transferred to Capital One.

     Various agreements existed between Signet and Capital One. These included basic servicing agreements, an agreement to hold secured card deposits on behalf of Capital One which amounted to $679,101 at December 31,1995 and which transferred to Capital One in 1996, and an agreement to hold non-card consumer loans, amounting to $240,902 at December 31,1995, which were sold to Capital One in 1996. The net amount Signet paid to Capital One related to these agreements since the spin-off was $22,324.

     Capital One summary financial data follows:



                                                                      February 28       December 31
                                                                         1995              1994
---------------------------------------------------------------------------------------------------
Federal funds sold                                                    $  304,500       $  300,000
Loans held for securitization                                            450,000
Securities available for sale                                            351,425           99,070
Net loans                                                              2,088,554        2,159,939
Other assets                                                             444,809          513,537
---------------------------------------------------------------------------------------------------
   Total assets                                                       $3,639,288       $3,072,546
===================================================================================================
Deposits                                                              $  622,898       $  452,201
Short-term borrowings                                                  1,066,103        2,040,688
Bank notes                                                             1,388,158           22,000
Other liabilities                                                         69,257           83,100
---------------------------------------------------------------------------------------------------
   Total liabilities                                                   3,146,416        2,597,989
Stockholders' equity [includes minority interest of $109,672 (1995)
   and $106,900 (1994)]                                                  492,872          474,557
---------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                       $3,639,288       $3,072,546
===================================================================================================


                                                                   Two Months Ended     Year Ended
                                                                     February 28,      December 31,
                                                                         1995              1994
---------------------------------------------------------------------------------------------------
Net interest income                                                 $     25,167      $   164,977
Provision for loan losses                                                  3,929           30,727
---------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                       21,238          134,250
Non-interest income                                                       87,679          396,902
Non-interest expense (1994 includes a $49,000
   contract termination fee)                                              81,510          384,325
---------------------------------------------------------------------------------------------------
Income before income taxes                                                27,407          146,827
Applicable income taxes                                                    9,870           51,564
---------------------------------------------------------------------------------------------------
Net income                                                          $     17,537      $    95,263
===================================================================================================

Report of ERNST & YOUNG LLP,
INDEPEDENT AUDITORS


Stockholders and Board of Directors
Signet Banking Corporation

     We have audited the accompanying consolidated balance sheet of Signet Banking Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Signet Banking Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                  /s/ ERNST & YOUNG LLP

 Richmond, Virginia
 January 22, 1997

                                     SIGNET BANKING CORPORATION AND SUBSIDIARIES
                                                     Consolidating BALANCE SHEET

                                                Signet Banking     Signet                                    Signet Banking
December 31, 1996                                 Corporation       Bank             Other                     Corporation
(in thousands) (unaudited)                     (Parent Company) Consolidated     Subsidiaries  Eliminations   Consolidated
---------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                         $   566,520        $11,989     $   (11,989)   $   566,520
Interest bearing deposits with other banks                                           3,200                          3,200
Fed funds sold and resale agreements                                777,999                                       777,999
Trading account securities                                          544,294          2,078                        546,372
Loans held for sale                                                 102,527            299                        102,826
Securities available for sale                     $      144      2,638,412          4,984         (20,260)     2,623,280
Loans                                                             6,579,967                                     6,579,967
   Less:  Unearned Income                                          (225,081)                                     (225,081)
          Allowance for loan losses                                (136,707)                                     (136,707)
---------------------------------------------------------------------------------------------------------------------------
   Net loans                                                      6,218,179                                     6,218,179
Premises and equipment                                              180,763          3,650                        184,413
Other assets                                       1,177,688        635,415         32,392      (1,147,866)       697,629
---------------------------------------------------------------------------------------------------------------------------
                                                  $1,177,832    $11,664,109        $58,592     $(1,180,115)   $11,720,418
---------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Non-interest bearing deposits                                   $ 1,763,227                    $   (11,989)   $ 1,751,238
Interest bearing deposits                                         6,291,104                       (155,000)     6,136,104
---------------------------------------------------------------------------------------------------------------------------
Total deposits                                                    8,054,331                       (166,989)     7,887,342
Other short-term borrowings                                       2,058,662                        (95,926)     1,962,736
Long-term borrowings                              $  250,000        150,014                                       400,014
Other liabilities                                      3,717        538,933        $ 4,695          (1,134)       546,211
Stockholders' equity                                 924,115        862,169         53,897        (916,066)       924,115
---------------------------------------------------------------------------------------------------------------------------
                                                  $1,177,832    $11,664,109        $58,592     $(1,180,115)   $11,720,418
---------------------------------------------------------------------------------------------------------------------------


Statement of CONSOLIDATING INCOME



Year ended December 31, 1996
(in thousands) (unaudited)
---------------------------------------------------------------------------------------------------------------------------
Interest income                                   $   13,754    $   832,805        $   396     $   (15,543)   $   831,412
Interest expense                                      16,056        362,046              2         (15,452)       362,652
---------------------------------------------------------------------------------------------------------------------------
   Net interest income (expense)                      (2,302)       470,759            394             (91)       468,760
Provision for loan losses                                            73,851                                        73,851
---------------------------------------------------------------------------------------------------------------------------
Net interest income (expense) after
 provision for loan losses                            (2,302)       396,908            394             (91)       394,909
Non-interest operating income                          2,345        229,333         43,317            (439)       274,556
Securities gains (losses)                                 16          5,013                             (8)         5,021
Non-interest expense                                   2,375        445,255         38,191            (503)       485,318
---------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefit)           (2,316)       185,999          5,520             (35)       189,168
Applicable income taxes (benefit)                       (559)        62,784          2,051             (35)        64,241
---------------------------------------------------------------------------------------------------------------------------
   Net income (loss)                              $   (1,757)   $   123,215        $ 3,469                    $   124,927
---------------------------------------------------------------------------------------------------------------------------

SIGNET BANK
Consolidating BALANCE SHEET


                                                       Signet Bank
                                                        Excluding
December 31, 1996                                    Signet Mortgage      Signet Mortgage
(in thousands) (unaudited)                             Corporation          Corporation       Eliminations      Signet Bank
---------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                   $   566,520         $  3,161         $  (3,161)     $   566,520
Fed funds sold and resale agreements                          777,999                                             777,999
Trading account securities                                    544,294                                             544,294
Loans held for sale                                             6,960           95,567                            102,527
Securities available for sale                               2,638,054              358                          2,638,412
Loans                                                       6,574,758            5,209                          6,579,967
   Less: Unearned Income                                     (225,081)                                           (225,081)
         Allowance for loan losses                           (136,707)                                           (136,707)
---------------------------------------------------------------------------------------------------------------------------
   Net loans                                                6,212,970            5,209                          6,218,179
Investment in subsidiary                                       19,689                            (19,689)
Premises and equipment                                        178,443            2,320                            180,763
Advances to affiliates--net                                   162,454                           (162,454)
Other assets                                                  548,092           87,323                            635,415
---------------------------------------------------------------------------------------------------------------------------
                                                          $11,655,475         $193,938         $(185,304)     $11,664,109
---------------------------------------------------------------------------------------------------------------------------
Liabilities
Non-interest bearing deposits                             $ 1,766,304         $     84         $  (3,161)     $ 1,763,227
Interest bearing deposits                                   6,291,104                                           6,291,104
---------------------------------------------------------------------------------------------------------------------------
Total deposits                                              8,057,408               84            (3,161)       8,054,331
Advances from affiliates--net                                                  162,454          (162,454)
Other short-term borrowings                                 2,008,662                                           2,008,662
Long-term borrowings                                          200,014                                             200,014
Other liabilities                                             526,399           11,711                            538,110
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                          10,792,483          174,249          (165,615)      10,801,117
Stockholders' Equity
Common stock                                                   68,242              750              (750)          68,242
Capital surplus                                               429,354              500              (500)         429,354
Retained earnings                                             365,396           18,439           (18,439)         365,396
---------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                    862,992           19,689           (19,689)         862,992
---------------------------------------------------------------------------------------------------------------------------
                                                          $11,655,475         $193,938         $(185,304)     $11,664,109
===========================================================================================================================



Statement of CONSOLIDATING INCOME



Year ended December 31, 1996
(in thousands) (unaudited)
---------------------------------------------------------------------------------------------------------------------------
Interest income                                           $   824,551         $  8,254                        $   832,805
Interest expense                                              353,678            8,368                            362,046
---------------------------------------------------------------------------------------------------------------------------
   Net interest income (expense)                              470,873             (114)                           470,759
Provision for loan losses                                      73,797               54                             73,851
---------------------------------------------------------------------------------------------------------------------------
Net interest income (expense)
 after provision for loan losses                              397,076             (168)                           396,908
Non-interest operating income                                 182,454           46,879                            229,333
Securities gains                                                5,013                                               5,013
Non-interest expense                                          403,472           41,783                            445,255
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    181,071            4,928                            185,999
Applicable income taxes                                        60,851            1,933                             62,784
---------------------------------------------------------------------------------------------------------------------------
   Net income                                             $   120,220         $  2,995                        $   123,215
---------------------------------------------------------------------------------------------------------------------------

Signet STOCK INFORMATION

The Common Stock of SIGNET BANKING CORPORATION is traded on the New York Stock Exchange under the symbol "SBK."

Issues and Conversions



March 29, 1965        2:1 stock split distributed to shareholders of record on March 17.
November 20, 1969     3:2 stock split distributed to shareholders of record on October 20.
July 20, 1984         2:1 stock split distributed to shareholders of record on June 29.
July 14, 1986         Union Trust Bancorp (UTB) of Baltimore acquired at an
                         exchange rate of 2.05 Signet shares for each UTB share.
July 27, 1993         2:1 stock split distributed to shareholders of record on July 6.
September 1, 1994     Pioneer Financial Corporation (PION) of Chester, Virginia, acquired at an exchange rate of .6232
                           Signet shares for each PION share.
November 22, 1994     Capital One Financial Corporation (COF) established and 7,125,000 COF shares sold through an
                           Initial Public Offering.
February 28, 1995     Signet's interest in Capital One Financial Corporation spun off in a tax-free distribution to
                           Signet shareholders of record on February 10.
March 1, 1995         Signet share price adjusted to reflect the spin-off of Capital One.



Quarterly Per Share Information

First quarter 1995 data include Signet's ownership of Capital One Financial Corporation through February 28, 1995


1995                                    First Quarter      Second Quarter     Third Quarter     Fourth Quarter
Price Range                              7 5/8-36 5/8       20 1/8-23 1/4         21 1/2-28              22-28
Book Value                                     $13.15              $13.90            $14.27             $14.59
E.P.S.                                            .45                 .50               .50                .53
Dividends Declared                                .25                 .17               .17                .20
Average Common Shares
and Equivalents (000s)                         59,142              59,669            60,146             60,230


1996                                    First Quarter      Second Quarter     Third Quarter     Fourth Quarter
Price Range                             21 3/8-27 1/4           23 1/4-27             21-29          25-30 3/4
Book Value                                     $14.39              $14.48            $14.89             $15.38
E.P.S.                                            .52                 .50               .49                .55
Dividends Declared                                .20                 .20               .20                .21
Average Common Shares
and Equivalents (000s)                         60,357              60,502            60,738             61,089



Total Return to Shareholders in 1996

Value of 1 Signet share on December 31, 1995                            $23.75
Cash dividends paid by Signet in 1996                                      .81
Value of 1 Signet share on December 31, 1996                             30.75
--------------------------------------------------------------------------------
                                                                        $31.56

Total Annual Return to Shareholders in 1996                              32.9%
Annual Return of S&P 500 in 1996                                         20.3%
Total Return of Keefe, Bruyette & Woods 50 Bank Index in 1996            41.5%


                                       90